Exhibit 4.1

$410,000,000 Dollar Revolving Facility

$350,000,000 Euro Revolving Facility

$40,000,000 Canadian Revolving Facility

$165,000,000 Dollar Term Facility

€286,500,000 Euro Term Facility

CREDIT AGREEMENT

among

CROWN AMERICAS LLC

as U.S. Borrower,

CROWN EUROPEAN HOLDINGS S.A.,

as European Borrower,

CROWN METAL PACKAGING CANADA LP,

as Canadian Borrower,

THE SUBSIDIARY BORROWERS NAMED HEREIN,

CROWN HOLDINGS, INC.,

CROWN INTERNATIONAL HOLDINGS, INC. and

CROWN CORK & SEAL COMPANY, INC.,

as Parent Guarantors,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and U.K. Administrative Agent,

THE BANK OF NOVA SCOTIA,

as Canadian Administrative Agent

and

VARIOUS LENDING INSTITUTIONS

Dated as of November 18, 2005

Arranged by

DEUTSCHE BANK SECURITIES INC.,

and LEHMAN COMMERCIAL PAPER INC.

as Joint Lead Arrangers,

with

DEUTSCHE BANK SECURITIES, INC.,

LEHMAN COMMERCIAL PAPER INC.

and BNP PARIBAS,

as Joint Bookrunners,

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent

and

BNP PARIBAS,

BANK OF AMERICA, N.A. and

CALYON CORPORATE & INVESTMENT BANK,

as Co-Documentation Agents

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

i

(continued)

(continued)

(continued)

(continued)

v

INDEX OF SCHEDULES AND EXHIBITS

Exhibits

Exhibit 2.1(c)	Form of Swing Line Loan Participation Certificate
Exhibit 2.2(a)(1)	Form of Term Note
Exhibit 2.2(a)(2)	Form of Revolving Note
Exhibit 2.5	Form of Notice of Borrowing
Exhibit 2.6	Form of Notice of Conversion or Continuation
Exhibit 2.10(c)	Form of Notice of Issuance
Exhibit 2A.2(a)	Form of Canadian Revolving Note
Exhibit 2A.5	Form of Notice of Canadian Borrowing
Exhibit 2A.6	Form of Notice of Canadian Conversion or Continuation
Exhibit 4.7(d)	Form of Section 4.7(d)(i) Certificate
Exhibit 5.1(a)(ii)	Form of U.S. Guarantee Agreement
Exhibit 5.1(a)(iii)(A)	Form of U.S. Security Agreement
Exhibit 5.1(a)(iii)(B)(I)	Form of U.S. Shared Pledge Agreement
Exhibit 5.1(a)(iii)(B)(II)	Form of U.S. Bank Pledge Agreement
Exhibit 5.1(a)(iv)(A)	Form of Non-U.S. Guarantee Agreement
Exhibit 5.1(a)(iv)(B)	Form of Crown Développement Parent Guarantee
Exhibit 5.1(a)(v)	Form of Euro Bank Pledge Agreement
Exhibit 5.1(a)(vii)(A)	Form of U.S. Indemnity, Subrogation and Contribution Agreement
Exhibit 5.1(a)(viii)(A)	Form of Euro Intercreditor Agreement
Exhibit 5.1(a)(viii)(B)	Form of Sharing Agreement
Exhibit 5.1(a)(viii)(C)	Form of Receivables Intercreditor Agreement
Exhibit 5.1(a)(viii)(D)	Form of U.S. Intercreditor Agreement
Exhibit 5.1(d)(i)	Form of Opinion of Counsel
Exhibit 5.1(d)(ii)	Form of Opinion of Non-U.S. Counsel
Exhibit 5.1(e)(i)	Form of Officer’s Certificate
Exhibit 5.1(e)(ii)	Form of Secretary’s Certificate
Exhibit 5.1(e)(iv)	Form of Solvency Certificate
Exhibit 7.2(a)	Form of Compliance Certificate
Exhibit 12.1(c)	Form of Joinder Agreement
Exhibit 12.8(c)	Form of Assignment and Assumption Agreement

i

Schedules

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Revolver Sublimits
Schedule 1.1(d)	Subsidiary Borrowers/Subsidiary Guarantors
Schedule 1.1(e)	Calculation of Mandatory Costs
Schedule 2.10(j)	Letters of Credit Outstanding
Schedule 5.1(a)(iv)(A)	Non-U.S. Guarantee Subsidiaries
Schedule 5.1(a)(v)	Euro Security Documents
Schedule 5.1(a)(vi)(B)	French Intercompany Loan Agreements
Schedule 5.1(c)	Mortgaged Property
Schedule 5.1(d)	Opinions of Counsel
Schedule 6.3	Immaterial Subsidiaries
Schedule 6.5(c)(i)	Indebtedness
Schedule 6.5(c)(ii)	Existing Non-U.S. Facilities
Schedule 6.5(c)(iii)	Existing Factoring Facilities
Schedule 6.5(d)	Projections
Schedule 6.11(e)	Mortgage Filing Offices
Schedule 6.11(f)	Non-U.S. Required Security Actions
Schedule 6.14	Subsidiaries
Schedule 8.2(c)	Existing Liens
Schedule 8.4	Existing Investments
Schedule 8.5(b)(i)	Permitted Transfers
Schedule 8.5(h)	Permitted Divestitures
Schedule 8.8	Specified Subsidiary
Schedule 8.9(f)	Transactions with Affiliates
Schedule 8.10	Restrictive Agreements

ii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of November 18, 2005 and is made by and among CROWN AMERICAS LLC, a Pennsylvania limited liability company, (“U.S. Borrower”), CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France (“European Borrower”), each of the Subsidiary Borrowers from time to time party hereto, CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada (“Canadian Borrower” and together with U.S. Borrower, European Borrower and the Subsidiary Borrowers, “Borrowers”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN HOLDINGS, INC. a Pennsylvania corporation (“Crown Holdings”) and CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”) as Parent Guarantors, the undersigned financial institutions, including DEUTSCHE BANK AG NEW YORK BRANCH, in their capacities as lenders hereunder (collectively, the “Lenders,” and each individually, a “Lender”), THE BANK OF NOVA SCOTIA, as Canadian administrative agent, (“Canadian Administrative Agent”) for the Canadian Revolving Lenders, DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. Administrative Agent (“U.K. Administrative Agent”) for the Euro Revolving Lenders, the Term B Euro Lenders and the New Non-Domestic Lenders, and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (“Administrative Agent”) for the Dollar Revolving Lenders, the Term B Dollar Lenders and the New Domestic Lenders.

W I T N E S S E T H:

WHEREAS, Borrowers have requested that the Lenders extend term loans and commitments to make revolving loans to Borrowers;

WHEREAS, the Lenders are willing to extend commitments to make term loans and revolving loans to Borrowers on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and, among other things, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions. As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acceptance Fee” means a fee payable in Canadian Dollars by Canadian Borrower to a Canadian Revolving Lender with respect to the acceptance of a B/A or the making of a B/A Equivalent Loan on the date of such acceptance or loan, equal to the Applicable B/A Margin of the face amount of such B/A or B/A Equivalent Loan calculated on the basis of the number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days (it being agreed that the rate per annum applicable to the B/A Equivalent Loan is equivalent to the rate per annum otherwise applicable to the Bankers’ Acceptance which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2A.9).

“Acquisition” means (i) the purchase by a Person of all or a significant part of a business or business unit conducted by another Person (whether through the acquisition of Capital Stock or assets) or (ii) the merger, consolidation or amalgamation of any Person with any other Person.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Crown Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of properties (excluding any exchange of Capital Stock of Crown Holdings) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Crown Holdings or any of its Subsidiaries.

“Additional Collateral” has the meaning assigned to that term in Section 7.14.

“Additional Euro Collateral” has the meaning assigned to that term in Section 7.14.

“Additional Facilities” has the meaning assigned to that term in Section 2.9(a).

“Additional Security Documents” means all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to Section 7.14 with respect to Additional Collateral, in each case, as amended, supplemented or otherwise modified from time to time.

“Additional Term Loans” has the meaning assigned to that term in Section 2.9(a).

“Additional U.S. Collateral” has the meaning assigned to that term in Section 7.14.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and any successor Administrative Agent in such capacity, provided that, unless the context otherwise requires, (i) when used in respect of payments and notices pertaining to Canadian Revolving Loans, the term “Administrative Agent” shall mean Canadian Administrative Agent and (ii) when used in respect of payments and notices pertaining to Euro Revolving Loans, to Term B Euro Loans, or to any other Term Loans denominated in an Alternative Currency, the term “Administrative Agent” shall mean U.K. Administrative Agent.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise;

provided, however, that notwithstanding the foregoing, for purposes of Section 12.8, an “Affiliate” shall be a Person engaged in the business of banking or buying or investing in loans who is controlled by, or under common control with, a Lender.

“Agreed Alternative Currency” has the meaning assigned to that term in Section 2.8(b).

“Agent” or “Agents” means Administrative Agent, Canadian Administrative Agent and/or U.K. Administrative Agent, as the context may require.

“Agreement” means this Credit Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.

“Alternative Currency” means, at any time, Euro, Sterling and any Agreed Alternative Currency.

“Alternative Currency Loan” means any Loan denominated in a currency other than Dollars or Canadian Dollars.

“Applicable B/A Margin” means at any date, the applicable percentage rate per annum set forth in the following table under column Applicable B/A Margin opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable B/A Margin
Less than 2.5 to 1	0.875%
Equal to or greater than 2.5 to 1 but less than 3.0 to 1	1.00%
Equal to or greater than 3.0 to 1 but less than 3.5 to 1	1.25%
Equal to or greater than 3.5 to 1 but less than 4.0 to 1	1.50%
Equal to or greater than 4.0 to 1	1.75%

“Applicable Base Rate Margin” means at any date, with respect to Dollar Revolving Loans, the applicable percentage rate per annum set forth in the following table under the column Applicable Base Rate Margin for Revolving Loans opposite the Most Recent Total Leverage Ratio as of such date and (ii) with respect to Term B Dollar Loans, the applicable percentage set forth under the column Applicable Base Rate Margin for Term B Dollar Loans opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable Base Rate Margin for Revolving Loans	Applicable Base Rate Margin For Term B Dollar Loans
Less than 2.5 to 1	0%	0%
Equal to or greater than 2.5 to 1 but less than 3.0 to 1	0%	0%
Equal to or greater than 3.0 to 1 but less than 3.5 to 1	0.25%	0.25%
Equal to or greater than 3.5 to 1 but less than 4.0 to 1	0.50%	0.50%
Equal to or greater than 4.0 to 1	0.75%	0.75%

“Applicable Canadian Prime Rate Margin” means at any date, the applicable percentage rate per annum set forth in the following table under the column Applicable Canadian Prime Rate Margin opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable Canadian Prime Rate Margin
Less than 2.5 to 1	0%
Equal to or greater than 2.5 to 1 but less than 3.0 to 1	0%
Equal to or greater than 3.0 to 1 but less than 3.5 to 1	0.25%
Equal to or greater than 3.5 to 1 but less than 4.0 to 1	0.50%
Equal to or greater than 4.0 to 1	0.75%

“Applicable Commitment Fee Percentage” means at any date, the applicable percentage rate per annum set forth in the following table opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable Commitment Fee Percentage
Less than 2.5 to 1	0.25%
Equal to or greater than 2.5 to 1 but less than 3.0 to 1	0.30%
Equal to or greater than 3.0 to 1 but less than 3.5 to 1	0.375%
Equal to or greater than 3.5 to 1 but less than 4.0 to 1	0.375%
Equal to or greater than 4.0 to 1	0.50%

“Applicable Currency” means as to any particular payment or Loan, the currency in which it is denominated or is payable (i.e. Dollars, Canadian Dollars or the applicable Alternative Currency).

“Applicable Eurocurrency Margin” means at any date, (i) with respect to Revolving Loans, the applicable percentage set forth in the following table under the column Applicable Eurocurrency Margin for Revolving Loans opposite the Most Recent Total Leverage Ratio on such date, (ii) with respect to Term B Dollar Loans, the applicable percentage set forth in the following table under the column Applicable Eurocurrency Margin for Term B Dollar Loans opposite the Most Recent Total Leverage Ratio on such date and (iii) with respect to Term B Euro Loans, the applicable percentage set forth in the following table under the column Applicable Eurocurrency Margin for Term B Euro Loans opposite the Most Recent Total Leverage Ratio on such date:

Most Recent Total Leverage Ratio	Applicable Eurocurrency Margin for Revolving Loans	Applicable Eurocurrency Margin For Term B Dollar Loans	Applicable Eurocurrency Margin For Term B Euro Loans
Less than 2.5 to 1	0.875%	1.50%	1.50%
Equal to or greater than 2.5 to 1 but less than 3.0 to 1	1.00%	1.50%	1.50%
Equal to or greater than 3.0 to 1 but less than 3.5 to 1	1.25%	1.50%	1.50%
Equal to or greater than 3.5 to 1 but less than 4.0 to 1	1.50%	1.50%	1.50%
Equal to or greater than 4.0 to 1	1.75%	1.50%	1.50%

“Asbestos Payment” means any payment in cash actually made by or on behalf of Crown Holdings or any Subsidiary in respect of any liability related to asbestos or any actual or threatened claim, action or proceeding related to asbestos (including any settlement of any thereof). For avoidance of doubt, deferred payments shall only constitute Asbestos Payments when made.

“Asset Disposition” means any direct or indirect sale, transfer, lease, conveyance or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of (i) an interest in shares of Capital Stock of a Subsidiary of Crown Holdings (other than directors’ qualifying shares) or (ii) property or other assets (each of (i) and (ii) referred to for the purposes of this definition as a “disposition”) by Crown Holdings or any of its Subsidiaries; provided, however any asset disposition or series of related asset dispositions having a fair market value not in excess of $25,000,000 in any twelve-month period shall not be deemed an “Asset Disposition” for purposes of this Agreement.

“Assignee” has the meaning assigned to that term in Section 12.8(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(c) annexed hereto and made a part hereof made by any applicable Lender, as assignor, and such Lender’s assignee in accordance with Section 12.8.

“Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services, including all reasonable disbursements of internal counsel.

“Attributable Debt” means as of the date of determination thereof, without duplication, (i) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for net rental payments during the then remaining term of any applicable lease, (ii) the aggregate Receivables Net Investment of all Permitted Receivables or Factoring Financings outstanding and (iii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Available Canadian Revolving Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Canadian Revolving Commitment over (b) the Effective Amount of then outstanding Canadian Revolving Loans made by such Lender.

“Available Dollar Revolving Commitment” means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Dollar Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Dollar Revolving Loans made by such Lender and (ii) such Lender’s Dollar Revolver Pro Rata Share of the Effective Amount of Dollar LC Obligations and U.S. Swing Line Loans then outstanding.

“Available Euro Revolving Commitment” means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Euro Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Euro Revolving Loans made by such Lender and (ii) such Lender’s Euro Revolver Pro Rata Share of the Effective Amount of Euro LC Obligations and European Swing Line Loans then outstanding.

“Available Euro Revolving Sublimit” means, as to European Borrower or any Subsidiary Borrower at any time an amount equal to (i) such Borrower’s Euro Revolving Sublimit at such time minus (ii) the sum of (a) the aggregate Effective Amount of then outstanding Euro Revolving Loans made to such Borrower plus (b) the Effective Amount of such Borrower’s LC Obligations plus (c) the aggregate Effective Amount of then outstanding Swing Line Loans made to such Borrower.

“Available Liquidity” “means, at any date, the sum of (x) the Total Available Revolving Commitment plus (y) unused availability under the Permitted Receivables or Factoring Financings; provided that in the case of clauses (x) and (y), the applicable Credit Party shall actually be permitted to borrow thereunder, plus (z) cash and Cash Equivalents of Crown Holdings and its Subsidiaries, as certified in writing by a Responsible Financial Officer of Crown Holdings as of a date no earlier than seven days prior to the date of determination.

“Available Revolving Commitment” means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Revolving Loans made by such Lender and (ii) such Lender’s Revolver Pro Rata Share of the Effective Amount of LC Obligations and Swing Line Loans then outstanding.

“B/A Equivalent Loan” has the meaning assigned to that term in Section 2A.9(h).

“B/A Loan” means a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Loans. For greater certainty, all provisions of this Agreement which are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“Bank Related Cash Management Agreement” means agreements of Crown Holdings or any of its Subsidiaries arising from treasury, depository and cash management services provided by one or more counterparties that are Administrative Agent, U.K. Administrative Agent, Canadian Administrative Agent or a Lender or an Affiliate thereof at the time that such Bank Related Cash Management Agreement was entered into.

“Bank Related Debt” means obligations under Hedging Agreements and Bank Related Cash Management Agreements owed to counterparties that are Administrative Agent, U.K. Administrative Agent, Canadian Administrative Agent or a Lender or any Affiliate thereof at the time such Hedging Agreement or Bank Related Cash Management Agreement was entered into to the extent permitted hereunder.

“Bankers’ Acceptance” and “B/A” mean a depository bill within the meaning of the Depository Bills and Notes Act (Canada) or a bill of exchange within the meaning of the Bills of Exchange Act (Canada), in each case, denominated in Canadian Dollars, drawn by Canadian Borrower, and accepted by a Canadian Revolving Lender in accordance with this Agreement.

“Bankruptcy Code” means Title I of the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, as hereafter amended.

“Base Rate” means the greater of (i) the rate most recently announced by DB at its principal office as its “prime rate”, which is not necessarily the lowest rate made available by DB or (ii) the Federal Funds Rate plus 1/2 of 1% per annum. The “prime rate” announced by DB is evidenced by the recording thereof after its announcement in such internal publication or publications as DB may designate. Any change in the interest rate resulting from a change in such “prime rate” announced by DB shall become effective without prior notice to Borrower as of 12:01 a.m. (New York City time) on the Business Day on which each change in such “prime rate” is announced by DB. DB may make commercial or other loans to others at rates of interest at, above or below its “prime rate”.

“Base Rate Loan” means any Loan which bears interest at a rate determined with reference to the Base Rate.

“Benefited Lender” has the meaning assigned to that term in Section 12.6(a).

“Board” means the Board of Governors of the Federal Reserve System.

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Borrowers” has the meaning assigned to that term in the introduction to this Agreement.

“Borrowing” means a group of Loans of a single Type made by the Lenders or the Euro Swing Line Lender or U.S. Swing Line Lender, as appropriate on a single date (or resulting from a conversion on such date) and in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, provided that Base Rate Loans or Eurocurrency Loans incurred pursuant to Section 3.7 shall be considered part of any related Borrowing of Eurocurrency Loans.

“Business Day” means (i) as it relates to any payment, determination, funding or notice to be made or given in connection with any Dollar-denominated Loan, or otherwise to be made or given to or from Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided, further, that when used in connection with any Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in the city in which the respective Facing Agent for such Letter of Credit is domiciled are required by law to close; (ii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Alternative Currency Loan, any day (A) on which dealings in deposits in the Alternative Currency are carried out in the London interbank market, (B) on which commercial banks and foreign exchange markets are open for business in London, New York City, and the principal financial center for such Alternative Currency, (C) with respect to any such payment, determination or funding to be made in connection with any Alternative Currency Loan denominated in Euros, on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System or any successor settlement system is open and (D) with respect to any payment, determination, funding or notice to be made or given in connection with a Borrowing by a Canadian Borrower, or otherwise to be made or given to or from Canadian Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in Toronto are authorized or required by law to close.

“CAM” means the mechanism for the allocation and exchange of interests in the Facilities and collections thereunder established under Article XIII.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 13.1.

“CAM Exchange Date” means the first date after the Initial Borrowing Date on which there shall occur any event described in paragraph (e) or (f) of Section 10.1 with respect to any Borrower.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal to 12 decimal places, of which (a) the numerator shall be the sum of (i) the aggregate Designated Obligations owed to such Lender and (ii) such Lender’s Revolver Pro Rata Share of the aggregate outstanding LC Obligations, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate Designated Obligations owed to all the Lenders and (ii) the aggregate outstanding LC Obligations, in each case immediately prior to such CAM Exchange Date. For purposes of computing each Lender’s CAM Percentage, all Designated Obligations which shall be denominated in an Alternative Currency shall be translated into U.S. Dollars at the Exchange Rate in effect on the CAM Exchange Date.

“Canadian Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and any successor Canadian Administrative Agent in such capacity, provided that at all times the Canadian Administrative Agent must be either (i) a resident in Canada for the purpose of the ITA, or (ii) deemed to be resident in Canada for the purpose of Part XIII of the ITA.

“Canadian Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Canadian Commitment Fee” has the meaning assigned to that term in Section 3.2(b)(iii).

“Canadian Commitment Period” means, the period from and including the date hereof to but not including the Canadian Revolver Termination Date.

“Canadian Dollars” and “Cdn.$” shall mean lawful currency of Canada.

“Canadian Obligations” means, with respect to the Canadian Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to the Canadian Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Canadian Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to Canadian Borrower and all other obligations and liabilities of the Canadian Borrower to any Agent, any Facing Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by the Canadian Borrower to any Agent, any Facing Agent or to any Lender pursuant to any Loan Document) or otherwise. For the avoidance of doubt, this definition of “Canadian Obligations” shall not include any obligations in respect of Bank Related Debt.

“Canadian Prime Rate” means, for each day in any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times for such day be equal to the higher of (a) the annual rate of interest announced publicly by Canadian Administrative Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans made in Canada and (b) 0.75% per annum above the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as of 10:00 a.m. (Toronto time) on the date of determination, as reported by Canadian Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by Canadian Administrative Agent).

“Canadian Prime Rate Loan” means any Loan which bears interest at a rate determined with reference to the Canadian Prime Rate.

“Canadian Revolver Pro Rata Share” means, when used with reference to any Canadian Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Canadian Revolving Commitment or if the Canadian Revolver Termination Date has occurred, the Effective Amount of such Canadian Revolving Lender’s then outstanding Canadian Revolving Loans and the denominator of which shall be the Canadian Revolving Commitments or, if the Canadian Revolver Termination Date has occurred, the Effective Amount of all then outstanding Canadian Revolving Loans.

“Canadian Revolver Termination Date” means the earliest to occur of (i) May 15, 2011 or (ii) such earlier date as the Canadian Revolving Commitments shall have been terminated or otherwise reduced to $0 pursuant to this Agreement.

“Canadian Revolving Commitment” means, with respect to any Canadian Revolving Lender, the obligation of such Canadian Revolving Lender to make Canadian Revolving Loans and to participate in Letters of Credit, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the date hereof is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Canadian Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Canadian Revolving Commitments” means such commitments collectively, which commitments equal $40,000,000 in the aggregate as of the date hereof.

“Canadian Revolving Facility” means the credit facility under this Agreement evidenced by the Canadian Revolving Commitments and the Canadian Revolving Loans.

“Canadian Revolving Lender” means any Lender which has a Canadian Revolving Commitment, which prior to any CAM Exchange shall be resident in Canada for purposes of the ITA, or deemed to be resident in Canada for purposes of Part XIII of the ITA in respect of any amounts paid or credited to such Lender under the Canadian Revolving Facility.

“Canadian Revolving Loan” and “Canadian Revolving Loans” as defined have the meanings given in Section 2A.1, including by way of Bankers’ Acceptances and B/A Equivalent Loans, pursuant to Section 2A.1 or Section 2A.9.

“Canadian Taxable Lender” has the meaning assigned to that term in Section 4.8.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

“Cash” means money, currency or the available credit balance in Dollars, Canadian Dollars, an Alternative Currency or another currency that, in the reasonable opinion of Administrative Agent, is at such time freely transferable and freely convertible into Dollars in a Deposit Account.

“Cash Equivalents” means (i) any evidence of indebtedness, maturing not more than 180 days after the date of issue, issued by the United States of America or any instrumentality or agency thereof, the principal, interest and premium, if any, of which is guaranteed fully by, or backed by the full faith and credit of, the United States of America, (ii) Dollar, Canadian Dollar or Alternative Currency denominated (or other foreign currency fully hedged) time deposits, certificates of deposit and bankers acceptances maturing not more than 180 days after the date of purchase, issued by (x) any Lender or (y) a commercial banking institution having, or which is the principal banking subsidiary of a bank holding company having, combined capital and surplus and undivided profits of not less than $200,000,000 and a commercial paper rating of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency in the United States (any such bank, an “Approved Bank”), or (z) a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undivided profits of not less than $500,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency, (iii) commercial paper, maturing not more than 180 days after the date of purchase, issued or guaranteed by a corporation (other than Crown Holdings or any of its Subsidiaries or any of their respective Affiliates) organized and existing under the laws of any state within the United States of America with a rating, at the time as of which any determination thereof is to be made, of “P-1”

(or higher) according to Moody’s, or “A-1” (or higher) according to S&P, (iv) demand deposits with any bank or trust company maintained in the ordinary course of business, (v) repurchase or reverse repurchase agreements covering obligations of the type specified in clause (i) with a term of not more than seven days with any Approved Bank and (vi) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, including, without limitation, any such mutual fund managed or advised by any Lender or Administrative Agent.

“CCSC” has the meaning assigned to such term in the preamble hereto.

“CCSC 2023 Debentures” means the $200,000,000 8% Debentures due 2023 of CCSC issued under the 1993 Indenture.

“CCSC 2026 Debentures” means the $350,000,000 7 3/8% Debentures due 2026 of CCSC issued under the 1996 Indenture.

“CCSC 2096 Debentures” means the $150,000,000 7 1/2% Debentures due 2096 of CCSC issued under the 1996 Indenture.

“CCSFPLC 2006 Notes” means the $300,000,000 original principal amount of 7% Notes due 2006 of Crown Cork & Seal Finance PLC issued under the 1996 Indenture, of which approximately $107,000,000 remain outstanding as of the Effective Date

“CDOR Rate” means, on any day, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued, displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Canadian Administrative Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted by Canadian Administrative Agent (determined as of 10:00 a.m. (Toronto time)) on such day at which Canadian Administrative Agent would purchase its own bankers acceptances in a comparable face amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly (including, without limitation, through the issuance, sale or exchange of Capital Stock, a merger or consolidation or otherwise), beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Stock representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Crown Holdings, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Crown Holdings by Persons who were neither (i) nominated by the board of directors of Crown Holdings nor (ii) appointed by directors so nominated, (c) Crown Holdings shall fail to own, directly or indirectly, beneficially or of record all of the outstanding Capital Stock of either U.S. Borrower or European Borrower (other than director’s qualifying shares), (d) the occurrence of a “Change of Control” as defined under the First Lien Notes Indenture or (e) the occurrence of a “Change of Control” as defined in any Public Debt Document.

“Code” means the Internal Revenue Code of 1986, as from time to time amended, including the regulations proposed or promulgated thereunder, or any successor statute and the regulations proposed or promulgated thereunder.

“Collateral” means all “Collateral”, “Mortgaged Property” or “Trust Property” as defined in any applicable Security Document and all other assets pledged pursuant to the Security Documents.

“Collateral Account” has the meaning assigned to that term in Section 4.4(a).

“Collateral Agent” or “Collateral Agents” means U.S. Collateral Agent and/or Euro Collateral Agent, as the context may require.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the account of Borrower pursuant to this Agreement for the purpose of supporting trade obligations of Borrower or any of its Subsidiaries in the ordinary course of business.

“Commitment” means, with respect to each Lender, the aggregate of the Dollar Revolving Commitment, Euro Revolving Commitment, Canadian Revolving Commitment and the Term Commitments of such Lender and “Commitments” means such commitments of all of the Lenders collectively.

“Commitment Fee” means collectively, Dollar Commitment Fees, Euro Commitment Fees and Canadian Commitment Fees.

“Commitment Period” means, the period from and including the date hereof to but not including the Revolver Termination Date or, in the case of the Swing Line Commitment, five (5) Business Days prior to the Revolver Termination Date.

“Compliance Certificate” has the meaning assigned to that term in Section 7.2(a).

“Computation Date” has the meaning assigned to that term in Section 2.8(a).

“Conduit Financing Arrangement” has the meaning assigned to that term in Section 4.7(f).

“Consolidated Capital Expenditures” means, for any Person, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all Capitalized Lease Obligations but excluding any capitalized interest with respect thereto) by such Person and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of such Person.

“Consolidated Current Assets” means, with respect to any Person as at any date of determination, the total assets of such Person and its consolidated Subsidiaries which should properly be classified as current assets on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” means, with respect to any Person as at any date of determination, the total liabilities of such Person and its consolidated Subsidiaries which should properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense of such Person and its Subsidiaries for such period, (ii) consolidated income tax expense of such Person and its Subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization of such Person and its Subsidiaries for such period, (iv) any non-cash deductions made in determining Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash deductions relating to translation and foreign exchange adjustments) (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) (it being understood that (x) reserves for pension or health care benefits shall not be so “added back” to Consolidated Net Income and (y) reserves for Asbestos Payments shall be “added back”), and (v) actual cash realized relating to the sale of Real Property or equipment in connection with restructuring activities, minus (b) any non-cash additions to Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash additions relating to translation and foreign exchange adjustments), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person and its Subsidiaries, any extraordinary gains (or plus extraordinary losses) for such period and any gains (or plus losses) realized in connection with any Asset Disposition of such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP provided that for Test Periods that include any Fiscal Quarter in 2005, Consolidated EBITDA shall be adjusted in a manner reasonably satisfactory to Administrative Agent to give pro forma effect to up to $285,000,000 of pension contributions made during the third and fourth Fiscal Quarters of 2005, as if such contributions were made on the last day of the previous Fiscal Year.

“Consolidated Interest Expense” means, for any Person, for any period, the sum of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) the interest component of any lease payments under Attributable Debt transactions of such Person and its Subsidiaries plus any yield, discount, interest expense or fees associated with any Permitted Receivables or Factoring Financing (other than amounts payable to any Credit Party), and (b) capitalized interest, in each case on a consolidated basis for such Person and its Subsidiaries. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made by such Person and its Subsidiaries with respect to Hedging Agreements. Breakage costs in connection with repaying and terminating the Existing Credit Agreement and premiums in connection with the Debt Tender Offer on the Effective Date shall not be considered Consolidated Interest Expense.

“Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, for any period and for any Person, the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded for any such Person therefrom (i) the income or loss of any Person (other than consolidated Subsidiaries of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, in each case after the date of disposal, (iv) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries and (v) gains and losses from the early extinguishment of Indebtedness.

“Consolidated Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of Crown Holdings and its Subsidiaries for which financial statements have been delivered pursuant to Section 7.1(a) or (b) and computed in accordance with GAAP. Consolidated Tangible Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Consolidated Tangible Assets.

“Contested Collateral Lien Conditions” means with respect to a Lien (a) any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and (b) in the event the liabilities secured by such Lien shall exceed $5,000,000, at the option and upon request of the applicable Collateral Agent, Crown Holdings or the applicable Subsidiary shall either obtain a bond or maintain cash reserves, in either case, in an amount sufficient to pay and discharge such Lien and the applicable Collateral Agent’s reasonable estimate of all interest and penalties related thereto.

“Contract Period” means the term of a B/A Loan selected by Canadian Borrower in accordance with Section 2A.5 or Section 2A.6 commencing on the date of such B/A Loan and expiring on a Business Day which shall be either 30 days, 60 days, 90 days or 180 days (subject to availability) thereafter, provided that, (i) if any Contract Period would otherwise expire on a day which is not a Business Day, such Contract Period shall expire on the next succeeding Business Day (or if such next succeeding Business Day is in a different month, on the next preceding Business Day) and (ii) no Contract Period for a Canadian Revolving Loan shall extend beyond the Canadian Revolver Termination Date.

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.

“Credit Event” means the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” means U.S. Borrower, European Borrower, Canadian Borrower, each Parent Guarantor, Crown Développement, each Subsidiary Credit Party and any other guarantor which may hereafter enter into a guarantee agreement or a pledge agreement with respect to all or any portion of the Obligations.

“Crown Développement” means Crown Développement SAS, a simplified joint stock corporation (société par actions simplifiée) organized under the laws of France.

“Crown Développement Parent Guarantee” means the amended and restated guarantee agreement, dated as of the date hereof, in the form of Exhibit 5.1(a)(iv)(B), pursuant to which Crown Développement shall guarantee all the Obligations of European Borrower and pledge all of the Capital Stock it owns in European Borrower.

“Crown Finance” means Crown Americas Capital Corp., a Delaware corporation.

“Crown Holdings” has the meaning assigned to such term in the preamble hereto.

“Crown International” has the meaning assigned to such term in the preamble hereto.

“DB” means Deutsche Bank AG New York Branch, and its successors.

“DBS” means Deutsche Bank Securities Inc.

“Debentures” means each of the following: (i) the CCSC 2023 Debentures; (ii) the CCSC 2026 Debentures; and (iii) the CCSC 2096 Debentures.

“Debt Basket Amount” means 7.5% of Consolidated Tangible Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 7.1(a) or (b); provided that such percentage shall be increased to 10% if and for so long as the Leverage Condition is satisfied.

“Debt Tender Offer” means Crown Holdings’ offers to purchase in cash all of the Second Lien Notes and all of the Third Lien Notes pursuant to the Debt Tender Offer Documents.

“Debt Tender Offer Documents” means that certain Offer to Purchase and Consent Solicitation dated October 18, 2005, as the same may be amended from time to time with the consent of Administrative Agent, and all other agreements, investments and documents executed in connection therewith.

“Default Rate” means a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Base Rate Margin, and with respect to the obligations denominated in Canadian Dollars the Canadian Prime Rate plus the Applicable Canadian Prime Rate Margin, but in no event in excess of that permitted by applicable law.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Obligations” means all Obligations of the Credit Parties in respect of accrued and unpaid (a) principal of and interest on the Loans (including B/As, B/A Equivalent Loans and Acceptance Fees with respect thereto), (b) LC Commissions and (c) Commitment Fees, whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.

“Discount Proceeds” means in respect of any Bankers’ Acceptance (or, as applicable, any B/A Equivalent Loan) required to be accepted and purchased by a Canadian Revolving Lender an amount (rounded to the nearest whole cent with one-half one cent being rounded-up) determined as of the applicable date of the Canadian Revolving Loan or rollover date for such Canadian Revolving Loan which is equal to:

Face Amount x Price

where “Face Amount” is the face amount of such Bankers’ Acceptance (or, as applicable, the B/A Equivalent Loan) and “Price” is equal to:

1
1 + (Rate x Term)
365

where the “Rate” is the Discount Rate expressed as a decimal on the date of the Canadian Revolving Loan or rollover date for such Canadian Revolving Loan, as the case may be; the “Term” is the Contract Period of such Bankers’ Acceptance expressed as a number of days; and the Price as so determined is rounded up or down to the fifth decimal place with .000005 being rounded-up.

“Discount Rate” means:

(a) with respect to an issue of Bankers’ Acceptances accepted and purchased by a Canadian Revolving Lender that is a Schedule I Bank, the CDOR Rate; and

(b) with respect to an issue of Bankers’ Acceptances accepted and purchased by a Canadian Revolving Lender that is not a Schedule I Bank, including without limitation, a Schedule II Bank and a Schedule III Bank, the CDOR Rate plus ten (10) basis points (0.10%).

“Documents” means the Loan Documents and the Transaction Documents.

“Dollar” and “$” means lawful money of the United States of America.

“Dollar Commitment Fee” has the meaning assigned to that term in Section 3.2(b)(i).

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Alternative Currency, the equivalent amount in Dollars as determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Alternative Currency on the most recent Computation Date provided for in Section 2.8(a) and (c) as to any amount denominated in any other currency, the equivalent in Dollars of such amount determined by Administrative Agent using the Exchange Rate then in effect.

“Dollar LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).

“Dollar LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Dollar Letters of Credit and (b) the aggregate amount of Unpaid Drawings under Dollar Letters of Credit which have not then been reimbursed pursuant to Section 2.10(f). The Dollar LC Obligation of any Lender at any time shall mean its Dollar Revolver Pro Rata Share of the aggregate Dollar LC Obligations outstanding at such time.

“Dollar Letters of Credit” means, collectively, all Letters of Credit issued pursuant to Section 2.10(a)(i) or denominated in Dollars and listed on Schedule 2.10(j), and “Dollar Letter of Credit” means any one of such Dollar Letters of Credit.

“Dollar Revolver Pro Rata Share” means, when used with reference to any Dollar Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Dollar Revolving Lender’s Dollar Revolving Commitment or, if the Revolver Termination Date has occurred, the Effective Amount of such Dollar Revolving Lender’s then outstanding Dollar Revolving Loans and the denominator of which shall be the Dollar Revolving Commitments or, if the Revolver Termination Date has occurred, the Effective Amount of all then outstanding Dollar Revolving Loans.

“Dollar Revolving Commitment” means, with respect to any Dollar Revolving Lender, the obligation of such Dollar Revolving Lender to make Dollar Revolving Loans and to participate in Dollar Letters of Credit and U.S. Swing Line Loans, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the date hereof is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Dollar Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Dollar Revolving Commitments” means such commitments collectively, which commitments equal $410,000,000 in the aggregate as of the date hereof.

“Dollar Revolving Facility” means the credit facility under this Agreement evidenced by the Dollar Revolving Commitments and the Dollar Revolving Loans.

“Dollar Revolving Lender” means any Lender which has a Dollar Revolving Commitment or is owed a Dollar Revolving Loan (or a portion thereof).

“Dollar Revolving Loan” and “Dollar Revolving Loans” have the meanings given in Section 2.1(b)(i).

“Drawing” has the meaning set forth in Section 2.10(d)(ii).

“Effective Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; (b) with respect to any outstanding Dollar LC Obligations on any date, the amount of such Dollar LC Obligations on such date after giving effect to any issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the Dollar LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date; and (c) with respect to any outstanding Euro LC Obligations on any date, the Dollar Equivalent amount of such Euro LC Obligations on such date after giving effect to any issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the Euro LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Effective Date” has the meaning assigned to that term in Section 12.7(b).

“Eligible Assignee” means a commercial bank, financial institution, financial company, Fund or insurance company in each case, together with its Affiliates or Related Funds,

which extends credit or buys loans in the ordinary course of its business or any other Person approved by Administrative Agent and, so long as no Unmatured Event of Default or Event of Default exists, Crown Holdings, such approval not to be unreasonably withheld; provided, that, prior to any CAM Exchange, a Person shall only qualify as an Eligible Assignee (i) with respect to credit exposure under the Canadian Revolving Loans or Canadian Revolving Commitments if such Person is either a resident in Canada for the purpose of the ITA or is deemed to be resident in Canada for the purpose of Part XIII of the ITA and (ii) with respect to credit exposure under the Euro Revolving Loans or Euro Revolving Commitments if such Person is a credit institution authorized by the Comité des Etablissements de Crédit et des Entreprises d’Investissement (<<CECEI>>) to which institutions of the European Union or the European Economic Area which benefit from the European passport are assimilated or is otherwise permitted to carry on banking operations in an habitual manner in France without violation of any Requirement of Law.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to, or operation of, the Euro in one or more member states.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of Crown Holdings or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or licenses, authorizations, or directions of any Government Authority or court, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Material into the environment.

“Environmental Permits” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code, or is a member of a “controlled group”, as defined in Section 414(b) of the Code, which includes such Person. Unless otherwise qualified, all references to an “ERISA Affiliate” in this Agreement shall refer to an ERISA Affiliate of Crown Holdings or any Subsidiary.

“Euro” means the lawful currency adopted by or which is adopted by participating member states of the European Community relating to Economic and Monetary Union.

“Euro Bank Pledge Agreement” means the Amended and Restated Euro Bank Pledge Agreement, substantially in the form of Exhibit 5.1(a)(v), dated as of the date hereof, among the U.S. Credit Parties and the Euro Collateral Agent for the benefit of the Secured Creditors named therein.

“Euro Collateral” means all Collateral securing only the Euro Obligations and/or the Canadian Obligations.

“Euro Collateral Agent” means DB in its capacity as collateral agent or security trustee, as the case may be, under the Euro Security Documents and the Euro Intercreditor Agreement and any of its successors or assigns.

“Euro Commitment Fee” has the meaning assigned to that term in Section 3.2(b)(ii).

“Euro Credit Parties” means (a) European Borrower, (b) Canadian Borrower, (c) each Subsidiary Borrower and (d) each Subsidiary of Crown Holdings from time to time party to a Non-U.S. Guarantee Agreement.

“Euro Equivalent” means at the time of determination thereof (a) with respect to Euros, the amount in Euros and (b) with respect to any amount in Dollars, the equivalent of such amount in Euros as determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Euros with Dollars on the most recent Computation Date provided for in Section 2.8(a).

“Euro Intercreditor Agreement” means the Second Amended and Restated Euro Intercreditor and Collateral Agency Agreement, substantially in the form of Exhibit 5.1(a)(viii)(A), dated as of the date hereof, among Administrative Agent, Wells Fargo Bank, N.A., as trustee for holders of the First Lien Notes, and DB, as Euro Collateral Agent, and the other persons who may become party thereto from time to time.

“Euro LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).

“Euro LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Euro Letters of Credit and (b) the aggregate amount of Unpaid Drawings under Euro Letters of Credit which have not then been reimbursed pursuant to Section 2.10(f). The Euro LC Obligation of any Lender at any time shall mean its Euro Revolver Pro Rata Share of the aggregate Euro LC Obligations outstanding at such time.

“Euro Letters of Credit” means, collectively, all Letters of Credit issued pursuant to Section 2.10(a)(ii) or denominated in Euros and listed on Schedule 2.10(j), and “Euro Letter of Credit” means any one of such Euro Letters of Credit.

“Euro Obligations” means, with respect to European Borrower and any Subsidiary Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to European Borrower and any Subsidiary Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganizations or like proceeding, relating to European Borrower and any Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Letters of Credit issued for the account of European Borrower and any Subsidiary Borrower and all other obligations and liabilities of European Borrower and any Subsidiary Borrower to any Agent, any Collateral Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by European Borrower and any Subsidiary Borrower to any Agent, any Collateral Agent or to any Lender pursuant to any Loan Document) or otherwise. For the avoidance of doubt, this definition of “Euro Obligations” shall not include any obligations in respect of Bank Related Debt.

“Euro Revolver Pro Rata Share” means, when used with reference to any Euro Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Euro Revolving Lender’s Euro Revolving Commitment or, if the Revolver Termination Date has occurred, the Effective Amount of such Euro Revolving Lender’s then outstanding Euro Revolving Loans and the denominator of which shall be the Euro Revolving Commitments or, if the Revolver Termination Date has occurred, the Effective Amount of all then outstanding Euro Revolving Loans.

“Euro Revolving Commitment” means, with respect to any Euro Revolving Lender, the obligation of such Euro Revolving Lender to make Euro Revolving Loans and to participate in Euro Letters of Credit and European Swing Line Loans, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the date hereof is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Euro Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Euro Revolving Commitments” means such commitments collectively, which commitments equal $350,000,000 in the aggregate as of the date hereof.

“Euro Revolving Facility” means the credit facility under this Agreement evidenced by the Euro Revolving Commitments and the Euro Revolving Loans.

“Euro Revolving Lender” means any Lender which has a Euro Revolving Commitment or is owed a Euro Revolving Loan (or a portion thereof).

“Euro Revolving Loan” and “Euro Revolving Loans” have the meanings given in Section 2.1(b)(ii).

“Euro Revolving Sublimit” means, when used in reference to U.S. Borrower or European Borrower, the Total Euro Revolving Commitment and when used in reference to a Subsidiary Borrower, the maximum aggregate Effective Amount of outstanding Euro Revolving Loans, Euro LC Obligations and European Swing Line Loans permitted to be borrowed by such Borrower, which amount is set forth on Schedule 1.1(b) attached hereto.

“Euro Security Documents” means each security agreement, pledge agreement (including the Euro Bank Pledge Agreement), mortgage or other document or instrument identified on Schedule 5.1(a)(v) executed and delivered for the benefit of Euro Collateral Agent, or U.K. Administrative Agent on behalf of the Euro Revolving Lenders, Canadian Revolving Lenders and/or Term B Euro Lenders, the Euro Intercreditor Agreement and each other security agreement, mortgage or other instrument or document executed and delivered pursuant to Section 7.14 to secure any of the Euro Obligations or the Canadian Obligations. The Euro Security Documents shall also include the French Delegations of Dividends.

“Euro Subsidiary Credit Parties” means each Subsidiary of the European Borrowers designated on Schedule 1.1(d) as a subsidiary guarantor or Subsidiary Borrower or which becomes a subsidiary guarantor pursuant to the provisions of Section 7.14.

“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” shall mean the aggregate of (1) and (2) below:

(1) (a) in the case of Dollar denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (ii) the arithmetic average (rounded up to the nearest 1/100th of 1%) of the offered quotation in the interbank eurodollar market by the Reference Lenders to first class banks for Dollar deposits of amounts in immediately available funds with a term equivalent comparable to the interest period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or

(b) in the case of Euro denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Telerate Screen that displays EURIBOR (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (ii) the arithmetic average (rounded up to the nearest 1/100 th of 1%) of the offered quotation in the European interbank market by the Reference Lenders for Euro deposits of amounts in immediately available funds with a term equivalent comparable to the interest period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or

(c) in the case of Sterling denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Telerate Screen that displays LIBOR (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (ii) the arithmetic average (rounded up to the nearest 1/100 th of 1%) of the offered quotation in the London interbank market by the Reference Lenders for Sterling deposits of amounts in immediately available funds with a term equivalent comparable to the interest period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; and

(2) the then current cost of the Lenders of complying with any Eurocurrency Reserve Requirements.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve liquid asset or similar requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), including without limitation, under regulations issued from time to time by (a) the Board, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined, including Mandatory Costs.

“European Borrower” has the meaning assigned to that term in the Recitals to this Agreement.

“European Receivables Purchase Agreement” means that certain Master Receivables Transfer and Servicing Agreement, dated June 21, 2005, between France Titrisation, as Management Company, BNP Paribas, as Custodian, the Entities listed in Schedule 1 of Appendix 1, as Sellers or Servicers, CROWN Emballage France SAS, as French Administrative Agent and CROWN Packaging UK PLC, as English Administrative Agent, as the same has been amended through and including the Effective Date and may thereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“European Swing Line Lender” means Deutsche Bank AG London Branch or an Affiliate of DB in such capacity.

“European Swing Line Loans” has the meaning assigned to that term in Section 2.1(c)(ii).

“Event of Default” has the meaning assigned to that term in Section 10.1.

“Excess Cash Flow” means, without duplication, for Crown Holdings and its Subsidiaries for any period for which such amount is being determined:

(a) Consolidated Net Income of Crown Holdings and its Subsidiaries adjusted to exclude any amount of gain that both (x) is included in Consolidated Net Income and (y) results in Net Proceeds actually applied to the prepayment of the Loans pursuant to Section 4.4(c), plus

(b) the amount of depreciation, amortization of intangibles, deferred taxes and other non-cash expenses (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) which, pursuant to GAAP, were deducted in determining such Consolidated Net Income of Crown Holdings and its Subsidiaries, plus

(c) the amount by which working capital for such period decreased (i.e., the decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of Crown Holdings and its Subsidiaries minus Consolidated Current Liabilities (excluding (A) changes in current liabilities for borrowed money and (B) cash or Cash Equivalents which are Net Proceeds required to be applied to the prepayment of the Loans pursuant to Section 4.4(c)) of Crown Holdings and its Subsidiaries from the beginning to the end of such period), minus

(d) the amount by which working capital for such period increased (i.e., the increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of Crown Holdings and its Subsidiaries minus Consolidated Current Liabilities (excluding (A) changes in current liabilities for borrowed money and (B) cash or Cash Equivalents which are Net Proceeds required to be applied to the prepayment of the Loans pursuant to Section 4.4(c)) of Crown Holdings and its Subsidiaries from the beginning to the end of such period), minus

(e) the amount of Consolidated Capital Expenditures of Crown Holdings and its Subsidiaries that are paid other than from the proceeds of Borrowings in such period, minus

(f) the amount of Asbestos Payments and cash payments in respect of pension or health care benefit obligations of Crown Holdings and its Subsidiaries that are actually paid in such period, minus

(g) Scheduled Term Repayments pursuant to Section 4.4(b) made during such period, minus

(h) optional prepayments of principal under the Term Loans made during such period, minus

(i) payments of principal or purchases in respect of First Lien Notes and Existing Unsecured Debt (other than the Debentures), to the extent not refinanced with proceeds of Indebtedness (except to the extent that the amounts of such payments were utilized to decrease the mandatory prepayments under Section 4.4(d) in respect of Excess Cash Flow for the preceding Fiscal Year).

For purposes of the foregoing and without duplication, Consolidated Net Income will exclude (x) all losses on the sale of capital assets or losses which are out of the ordinary course of business and (y) all write-downs of capital assets.

“Excess Cash Flow Payment Date” means September 30th of each Fiscal Year (beginning with September 30, 2007).

“Excess Cash Flow Period” means, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding Fiscal Year of Crown Holdings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et seq., and as hereafter amended.

“Exchange Rate” shall mean, on any day, (a) with respect to conversions between any Alternative Currency and Dollars, the Spot Rate and (b) with respect to conversions between Canadian Dollars and Dollars, the spot rate set forth on the Reuters World Currency Page for Canadian Dollars (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by Canadian Administrative Agent in Toronto, Ontario) at 12:00 noon (Toronto time), on such day, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, Administrative Agent or Canadian Administrative Agent, as applicable, may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error. For purposes of determining the Exchange Rate in connection with an Alternative Currency Borrowing such Exchange Rate shall be determined as of the Exchange Rate Determination Date for such Borrowing. Administrative Agent shall provide Borrower with the then current Exchange Rate from time to time upon Borrower’s request therefor.

“Exchange Rate Determination Date” means for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Alternative Currency Borrowing, the date which is two Business Days prior to such Borrowing.

“Excluded Taxes” means

(i) taxes based upon, or measured by, any Lender’s or any Agent’s net income or net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a Governmental Authority (A) in a jurisdiction in which such Lender or such Agent is organized or is a resident, (B) in a jurisdiction which any Lender’s or Administrative Agent’s principal office is located, or (C) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located;

(ii) in the case of any Lender or Agent that is a Non-U.S. Participant, taxes imposed by the means of withholding at the source on the date the Lender became a party to this Agreement; provided, however, this clause (ii) shall not apply to any Lender that is an Assignee to the extent the Taxes were not Excluded with respect to the Lender that made such assignment to such Assignee, except to the extent such withholding is imposed on payments with respect to a Lender’s interest in the Loan Documents acquired under Section 3.7, Section 12.8, or any CAM Exchange;

(iii) taxes imposed on a Lender or any Agent by means of withholding at the source to the extent such taxes would have not been imposed under applicable law if such Lender or Agent had complied with the provisions of Section 4.7(d); and

(iv) any branch profits tax imposed by the United States, Canada or France.

“Excluded U.K. Companies” means Metalbox Employees Funds Trustee Limited, Metalbox Life Funds Trustee Limited, Metalbox Pension Trustees Limited, Metalbox Limited, CMB Charities Limited, CMB Benevolent Fund Limited, Thomas Ashton Limited, Metgate Developments Limited, The Can Makers Limited, the John Crabtree Trust Fund and the Thomas Dowell Trust, each a company or trust organized under the laws of England and Wales.

“Existing Credit Agreement” means that certain credit agreement dated as of September 1, 2004 among Crown Americas, Inc., as the U.S. borrower, Crown European Holdings S.A., as the Euro borrower, the subsidiary borrowers named therein, Crown Holdings, Inc., Crown International Holdings, Inc., and Crown Cork & Seal Company, Inc., as parent guarantors, the lenders referred to therein, Citicorp North America, Inc., as administrative agent, Citibank International plc, as U.K. administrative agent, Citigroup Global Markets Inc., as sole arranger and sole bookrunner in respect of the Term B Facility, Citigroup Global Markets Inc. and Lehman Brothers Inc., as joint lead arrangers and bookrunners in respect of the revolving facilities, Lehman Commercial Paper Inc., as syndication agent, ABN Amro Bank N.V., BNP Paribas and Calyon New York Branch, as co-documentation agents and Bank of America, N.A., as senior managing agent.

“Existing Factoring Facilities” means the existing factoring or discounting programs of European Borrower and its subsidiaries in England, France, Belgium, Italy, South Africa and Spain and having the amount outstanding under such facilities, in each case as set forth on Schedule 6.5(c)(iii).

“Existing Letters of Credit” has the meaning assigned to that term in Section 2.10(j).

“Existing Non-U.S. Facilities” means the existing working capital facilities of the Non-U.S. Subsidiaries of European Borrower, Canadian Borrower or U.S. Borrower as of the Effective Date and having size and principal amount outstanding under such facilities, in each case as set forth on Schedule 6.5(c)(ii).

“Existing Unsecured Debt” means each of the following Indebtedness to the extent outstanding on the Effective Date after giving effect to the Transactions:

(i)	the Debentures;

(ii)	the CCSFPLC 2006 Notes;

(iii)	the Second Lien Stub Notes; and

(iv)	The Third Lien Stub Notes.

“Facility” means any of the credit facilities established under this Agreement.

“Facing Agent” means DB or any of its affiliates in its capacity as issuer of Letters of Credit and any other Revolving Lender which at the request of the applicable Borrower and with the consent of Administrative Agent (not to be unreasonably withheld) agrees to issue Letters of Credit, in its capacity as an issuer of Letters of Credit. On the Initial Borrowing Date the only Facing Agent will be DB.

“Factoring Subsidiary” means any Subsidiary of U.S. Borrower or European Borrower that sells Receivables Assets or otherwise raises financing through a factoring program in connection with a Permitted Receivables or Factoring Financing.

“Federal Funds Rate” means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System only arranged by federal funds brokers, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by DB from three federal funds brokers of recognized standing selected by DB.

“Fee Letter” means that certain letter agreement between DB and Deutsche Bank Securities Inc. and the Borrowers and providing for the payment of certain fees in connection with this Agreement.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer or Controller of such corporation, partnership or other entity.

“First Lien Notes” means the €460,000,000 in aggregate principal amount of 6 1/4% First Priority Senior Secured Notes due 2011 of European Borrower issued under the First Lien Notes Indenture and outstanding on the Effective Date.

“First Lien Notes Documents” means the First Lien Notes Indenture, the First Lien Notes, and all other documents evidencing, guaranteeing or otherwise governing the terms of the First Lien Notes.

“First Lien Notes Indenture” means the Indenture dated as of September 1, 2004, by and among European Borrower, the guarantors named therein and Wells Fargo Bank, N.A. (f/k/a Wells Fargo Bank Minnesota, National Association), as trustee, governing the First Lien Notes.

“First Tier Subsidiary” means any Subsidiary of European Borrower organized in England, Belgium, Canada, Germany, France, Mexico and Switzerland that, directly or indirectly, owns all of the Capital Stock of the other Subsidiaries of European Borrower organized in the same jurisdiction.

“Fiscal Quarter” has the meaning assigned to that term in Section 7.15.

“Fiscal Year” has the meaning assigned to that term in Section 7.15.

“Foreign Plan” means any plan, fund (including, without limitation, any super-annuation fund) or other similar program, arrangement or agreement established or maintained outside of the United States of America by a Credit Party or one or more of its Subsidiaries or its Affiliates primarily for the benefit of employees of a Credit Party or such Subsidiaries or its Affiliates residing outside the United States of America.

“Foreign Requirements of Law” means any Requirement of Law of a Governmental Authority in a foreign jurisdiction (including any banking, exchange control, financial assistance, minimum capitalization, fraudulent conveyance, mandatory labor advice or similar rules or regulations).

“French Delegations of Dividends” shall mean, with respect to a Subsidiary Credit Party organized in France, the delegations of dividends (“délégations de dividendes”) pertaining to dividends to be received by such Subsidiary Credit Party from all its subsidiaries organized under the laws of France in which it holds Capital Stock, if any, in favor of the Euro Collateral Agent.

“French Intercompany Borrower” means each Subsidiary of European Borrower organized under the laws of France that executes and delivers a French Intercompany Loan Agreement.

“French Intercompany Loan Agreement” means a written agreement relating to an Intercompany Loan from European Borrower to a Subsidiary of European Borrower organized in France.

“Fund” means a Person that is a fund that makes, purchases, holds or otherwise invests in commercial loans or similar extensions of credit in the ordinary course of its existence.

“GAAP” means generally accepted accounting principles in the U.S. applied on a consistent basis.

“German Borrowers” means each Subsidiary of European Borrower organized under the laws of the Federal Republic of Germany, and designated as such on Schedule 1.1(d), and each other Subsidiary of European Borrower organized under the laws of the Federal Republic of Germany and requested by European Borrower to be a German Borrower, subject to the approval of Administrative Agent.

“Government Acts” has the meaning assigned to that term in Section 2.10(h).

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank.

“Guarantee Agreements” means the Non-U.S. Guarantee Agreements and the U.S. Guarantee Agreement.

“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect binding obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Operating Lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is incurred and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee Obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guarantors” means, for purposes of Section 10.1(j) and Article XIV only, the Parent Guarantors and the Euro Borrower.

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and other constituents, including, without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment of any nature which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.

“Immaterial Subsidiary” shall mean any Subsidiary of Crown Holdings designated as such in writing to Administrative Agent from time to time by Crown Holdings; provided that (i) no Credit Party or Intercompany Borrower hereunder may be an Immaterial Subsidiary, (ii) no subsidiary that is a Significant Subsidiary may be an Immaterial Subsidiary, (iii) the aggregate equity value of all Immaterial Subsidiaries shall not exceed $50,000,000 at any time and (iv) the aggregate Indebtedness of all Immaterial Subsidiaries shall not exceed $100,000,000 at any time. Schedule 6.3 lists the Immaterial Subsidiaries as of the Effective Date.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of Crown Holdings, any qualification or exception to such opinion or certification

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause a default under any Section of Article IX.

“Indebtedness” means, as applied to any Person (without duplication):

(i) all indebtedness of such Person for borrowed money;

(ii) the deferred and unpaid balance of the purchase price of assets or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 90 days from the required payment date therefor unless being contested in good faith) which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or a similar written instrument;

(iii) all Capitalized Lease Obligations;

(iv) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person;

(v) notes payable and drafts accepted representing extensions of credit to such Person whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (ii) above);

(vi) indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;

(vii) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;

(viii) all obligations of such Person under Hedging Agreements;

(ix) Guarantee Obligations of such Person; and

(x) Attributable Debt of such Person.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person under clause (viii) above at any time shall equal the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Indebtedness to Remain Outstanding” shall have the meaning assigned to that term in Section 6.5(c).

“Indemnified Person” has the meaning assigned to that term in Section 12.4(b).

“Initial Borrowing” means the first Borrowing under this Agreement.

“Initial Borrowing Date” means the date of the Initial Borrowing.

“Initial Loan” means the first Loan made by the Lenders under this Agreement.

“Insurance Subsidiary” means Crownway Insurance Company, a Vermont corporation.

“Intellectual Property” has the meaning assigned to that term in Section 6.20.

“Intercompany Borrower” means each Subsidiary of European Borrower that executes and delivers a French Intercompany Loan Agreement.

“Intercompany Indebtedness” means Indebtedness of Crown Holdings or any of its Subsidiaries which is owing to any member of such group.

“Intercompany Loan Documents” means the French Intercompany Loan Agreements and each other document executed and delivered by an Intercompany Borrower.

“Intercompany Loans” means the Intercompany Indebtedness represented by French Intercompany Loan Agreements as identified on Schedule 5.1(a)(vi).

“Intercreditor Agreements” means, collectively, the U.S. Intercreditor Agreement, the Euro Intercreditor Agreement and the Receivables Intercreditor Agreement.

“Interest Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA of Crown Holdings and its Subsidiaries to Consolidated Interest Expense of Crown Holdings and its Subsidiaries for such period; provided, that solely in calculating the Interest Coverage Ratio for Test Periods ending on or before June 30, 2006, Consolidated Interest Expense for such Test Period shall be deemed to equal actual Consolidated Interest Expense from October 1, 2005 through the last day of such Test Period, multiplied by, (i) in the case of the Test Period ending on December 31, 2005, four (4), (ii) in the case of the Test Period ending on March 31, 2006, two (2), and (iii) in the case of the Test Period ending on June 30, 2006, four-thirds (4/3).

“Interest Payment Date” means (a) as to any Base Rate Loan or Canadian Prime Rate Loan, each Quarterly Payment Date to occur while such Loan is outstanding, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of the Interest Period applicable thereto and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is a three (3) month anniversary of the first day of the Interest Period applicable thereto and the last day of the Interest Period applicable thereto; provided, however, that, in addition to the foregoing, each of (i) the date upon which both the Revolving Commitments have been terminated and the Revolving Loans have been paid in full (ii) the date upon which both the Canadian Revolving Commitments have been terminated and the Canadian Revolving Loans have been paid in full and (iii) the applicable Term Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder for such Loan.

“Interest Period” has the meaning assigned to that term in Section 3.4.

“Interest Rate Determination Date” means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be (i) in the case of any Eurocurrency Loan in Dollars, the second Business Day prior to first day of the related Interest Period for such Loan or (ii) in the case of any Eurocurrency Loan in an Alternative Currency, the date on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the Applicable Currency for value on the first day of the related Interest Period for such Eurocurrency Loan; provided, however, that if for any such Interest Period with respect to an Alternative Currency Loan, quotations would ordinarily be given on more than one date, the Interest Rate Determination Date shall be the last of those dates.

“Investment” means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person, (ii) any direct or indirect loan or advance to any other Person (other than prepaid expenses or any Receivable created or acquired in the ordinary course of business), including all Indebtedness to such Person arising from a sale of property by such person other than in the ordinary course of its business (iii) any Acquisition or (iv) any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract. The amount of any Investment by any Person on any date of determination shall be the sum of the value of the gross assets transferred to or acquired by such Person (including the amount of any liability assumed in connection with such transfer or acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions, thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than Crown Holdings or another Subsidiary of Crown Holdings) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

“IRS” means the United States Internal Revenue Service, or any successor or analogous organization.

“ITA” means the Income Tax Act (Canada), as from time to time amended, including the regulations proposed or promulgated thereunder, or any successor statute and the regulations proposed or promulgated thereunder.

“Italian Assets” means assets of an Italian Subsidiary other than any Capital Stock in any Person that is not an Italian Subsidiary that do not otherwise constitute Collateral or a Principal Property.

“Italian Subsidiaries” means one or more Subsidiaries that are not Credit Parties incorporated or otherwise formed under the laws of the Republic of Italy with respect to which more than 80% of each of its (i) sales are generated from operations located in the Republic of Italy and (ii) assets are located in the Republic of Italy, in each case, determined on a consolidated basis in accordance with GAAP.

“LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).

“LC Obligations” means, at any time, an amount equal to the sum of (a) the Effective Amount of outstanding Dollar LC Obligations and (b) the Effective Amount of outstanding Euro LC Obligations.

“LC Participant” has the meaning assigned to that term in Section 2.10(e).

“LC Supportable Indebtedness” means (i) obligations of Crown Holdings or its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers’ compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of Crown Holdings or any of its Subsidiaries as are reasonably acceptable to Administrative Agent and the respective Facing Agent and otherwise not restricted pursuant to the terms of this Agreement.

“Lender” and “Lenders” have the respective meanings assigned to those terms in the introduction to this Agreement and shall include any Person that becomes a “Lender” pursuant to Section 12.8 and any Person that becomes a Lender in connection with the incurrence of an Additional Facility pursuant to Section 2.9.

“Lender Default” means (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.10(f) or (ii) a Lender having notified in writing Crown Holdings and/or Administrative Agent that it does not intend to comply with its obligations under Section 2.10(e) or Section 2.10(f), as a result of any takeover of such Lender by any regulatory authority or agency.

“Letters of Credit” means, collectively, all Commercial Letters of Credit and Standby Letters of Credit issued pursuant to this Agreement, and “Letter of Credit” means any one of such Letters of Credit.

“Letter of Credit Amendment Request” has the meaning assigned to that term in Section 2.10(c).

“Letter of Credit Payment” means as applicable (a) all payments made by the respective Facing Agent pursuant to either a draft or demand for payment under a Letter of Credit or (b) all payments by Lenders having Revolving Commitments to such Facing Agent in respect thereof (whether or not in accordance with their Revolver Pro Rata Share).

“Leverage Condition” means the condition that for three consecutive Test Periods, the Total Leverage Ratio is less than 3.5 to 1.0.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such asset or any filing of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any other similar notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) any other agreement intended to create any of the foregoing.

“Loan” means any Term Loan, Dollar Revolving Loan, Euro Revolving Loan, Canadian Revolving Loan or Swing Line Loan, and “Loans” means all such Loans collectively.

“Loan Documents” means, collectively, this Agreement, the Notes, each Letter of Credit Request, each Security Document, each Guarantee Agreement, the Intercompany Loan

Documents, the Intercreditor Agreements, the Sharing Agreement and all other agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Majority Lenders” of any Facility means those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of other Facilities under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Cost” means the cost imputed to the Lender(s) of compliance with the mandatory liquid assets requirements of the Bank of England and/or the banking supervision or other costs of the Financial Services Authority or European Central Bank or any successor body exercising their functions in this respect as determined in accordance with Schedule 1.1(e).

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, operations or condition (financial or otherwise), of Crown Holdings and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its material obligations under any Loan Document or (c) the rights of or benefits available to the Lenders taken as a whole under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Crown Holdings and its Subsidiaries (other than any Immaterial Subsidiary), individually or in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Crown Holdings or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time. The First Lien Notes shall always constitute Material Indebtedness, at any time the principal amount thereof exceeds $25,000,000.

“Maximum Commitment” means, when used with reference to any Lender, the aggregate of such Lender’s Term Commitments, Dollar Revolving Commitment, Euro Revolving Commitment and Canadian Revolving Commitment in the amounts not to exceed those set forth opposite the name of such Lender on Schedule 1.1(a) hereto, subject to reduction from time to time in accordance with the terms of this Agreement.

“Minimum Borrowing Amount” means (i) with respect to Base Rate Loans, $5,000,000, (ii) with respect to Eurocurrency Loans, $5,000,000 in the case of a Borrowing in Dollars, £3,000,000 in the case of a Borrowing in Sterling and €5,000,000 in the case of a Borrowing in Euros, (iii) with respect to U.S. Swing Line Loans, $500,000, (iv) with respect to European Swing Line Loans, £500,000 in the case of a Borrowing in Sterling and €500,000 in the case of a Borrowing in Euro, (v) with respect to Canadian Prime Rate Loans, Cdn.$5,000,000, and (vi) with respect to B/A Loans Cdn.$5,000,000.

“Minimum Borrowing Multiple” means, (i) in the case of a Borrowing in Dollars, $1,000,000 ($500,000 for U.S. Swing Line Loans), (ii) in the case of a Borrowing in Euros, €1,000,000 (€500,000 for European Swing Line Loans), (iii) in the case of a Borrowing in Sterling £1,000,000 (£500,000 for European Swing Line Loans) and (iv) in the case of a Borrowing in Canadian Dollars, Cdn.$1,000,000.

“Minority Acquisition” means the acquisition by Euro Borrower through one or more of its Subsidiaries of the outstanding Capital Stock of the Specified Subsidiary for consideration of not more than as set forth on Schedule 8.8.

“Minority Interest” means any Capital Stock in any Person engaged in a line of business which is complementary, reasonably related, ancillary or useful to any business in which Crown Holdings or any of its Subsidiaries is then engaged, where such Capital Stock constitutes 50% or less of all Capital Stock issued and outstanding of such Person.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” has the meaning assigned to that term in Section 5.1(c) and shall also include any mortgages or similar documents executed pursuant to Section 7.14.

“Mortgage Policies” has the meaning assigned to that term in Section 5.1(c) and shall also include any mortgage policies or similar documents executed pursuant to Section 7.14.

“Mortgaged Property” has the meaning assigned to that term in Section 5.1(c) and shall also include any real property subject to a mortgage pursuant to Section 7.14.

“Most Recent Total Leverage Ratio” means, at any date, the Total Leverage Ratio for the Test Period ending as of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 7.1; provided, however, that if Crown Holdings fails to deliver such financial statements as required by Section 7.1 and further fails to remedy such default within five days of notice thereof from Administrative Agent, then, without prejudice to any other rights of any Lender hereunder, the Most Recent Total Leverage Ratio shall be deemed to be greater than 4.0 to 1 as of the date such financial statements were required to be delivered under Section 7.1. Notwithstanding the foregoing or the provisions of the last sentence of Section 3.3, but subject to the proviso in the immediately preceding sentence, from the date hereof to the date of delivery of Financial Statements for the period ending December 31, 2005, the Most Recent Total Leverage Ratio shall be deemed to be 3.99 to 1.0.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA to which contributions are or have, within the preceding six years, been made, or are or were, within the preceding six years, required to be made, by a Credit Party or any of its Subsidiaries or any of their ERISA Affiliates.

“Multiple Employer Plan” means a Plan, other than a Multiemployer Plan, which a Credit Party or any of its Subsidiaries or of their ERISA Affiliates and at least one employer other than a Credit Party, any of its Subsidiaries or any of their ERISA Affiliates are contributing sponsors.

“Net Indebtedness” means at any date, Indebtedness on such date less Cash and Cash Equivalents of Crown Holdings and its Subsidiaries on such date determined in accordance with GAAP.

“Net Proceeds” means, with respect to the incurrence of any Indebtedness, any Asset Disposition, or any Recovery Event, (a) the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a Recovery Event, insurance proceeds in excess of $1,000,000, and condemnation awards and similar payments in excess of $1,000,000, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by Crown Holdings and its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) the amount of all taxes paid (or reasonably estimated to be payable) by Crown Holdings and its Subsidiaries in connection with such event, and (iii) in the case of an Asset Disposition, the amount of all payments required to be made by Crown Holdings and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by a Prior Lien (as defined in the U.S. Security Agreement or applicable Mortgage) and refinancings thereof permitted hereunder or a Lien permitted by Section 8.2(d) and the amount of any reserves established by Crown Holdings and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding two years and that are directly attributable to such event (as determined reasonably and in good faith by Crown Holdings); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction.

“New Domestic Lender” means a Lender that makes an Additional Term Loan, or has a commitment under an Additional Facility to fund loans solely to one or more U.S. Credit Parties.

“New Non-Domestic Lender” means a Lender that makes an Additional Term Loan, or has a commitment under an Additional Facility to fund loans to one or more Non-U.S. Subsidiaries of Crown Holdings.

“1993 Indenture” means the Indenture dated as of April 1, 1993 between CCSC and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee.

“1996 Indenture” means the Indenture dated as of December 17, 1996 among CCSC, Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and The Bank of New York, as trustee.

“Non-Defaulting Lender” means each Lender which is not a Defaulting Lender.

“Non-U.S. Guarantee Agreement” has the meaning assigned to the term in Section 5.1(a)(iv)(A).

“Non-U.S. Guarantee Subsidiary” means any Wholly-Owned Subsidiary organized in England, Belgium, Canada, France, Germany, Mexico or Switzerland (other than a Receivables Subsidiary, an SLB Subsidiary or CROWN Polyflex SAS).

“Non-U.S. Participant” means any Lender or Agent that is not a United States person within the meaning of Code section 7701(a)(30).

“Non-U.S. Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Note” means a note substantially in the form of Exhibit 2.2(a)(1), Exhibit 2.2(a)(2) or Exhibit 2A.2(a), and “Notes” means all of such Notes collectively.

“Notice Address” shall mean the office of Administrative Agent or U.K. Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, or such other office as Administrative Agent may hereafter designate in writing as such to the other parties hereto, with respect to European Swing Line Lender, the office located at Deutsche Bank AG London Branch, 1 Appold Street, Broadgate, London EC2AHE, or such other office as European Swing Line Lender may designate to Borrowers from time to time (which shall be in Europe unless consented to by European Borrower), and with respect to Canadian Administrative Agent, 222 Bay Street, Suite 1100, P.O. Box 64, Toronto, Ontario, Canada M5K1H6, or such other office as Canadian Administrative Agent may designate to Borrowers and the Lenders from time to time.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.5.

“Notice of Canadian Borrowing” has the meaning assigned to that term in Section 2A.5.

“Notice of Canadian Conversion or Continuation” has the meaning assigned to that term in Section 2A.6.

“Notice of Conversion or Continuation” has the meaning assigned to that term in Section 2.6.

“Obligations” means the U.S. Obligations, the Euro Obligations, the Canadian Obligations and the Subsidiary Borrower Obligations.

“Offering Memorandum” has the meaning assigned to that term in Section 5.1(f)(iii).

“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.

“Organic Documents” means (i) relative to each Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other equity interests in the Person and (iii) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

“Overnight Euro Rate” on any date shall mean the offered quotation to first-class banks in the London interbank market by European Swing Line Lender for Euro overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Euro Swing Line Loan of European Swing Line Lender as of 11:00 a.m. (London time) on such date, provided that in the event Administrative Agent has made any determination pursuant to Section 3.6 in respect of European Swing Line Loans denominated in Euros, or in the circumstances described in Section 3.6 in respect of European Swing Line Loans denominated in Euros, the Overnight Euro Rate determined pursuant to this definition shall instead be the rate determined by European Swing Line Lender as the all-in-cost of funds for European Swing Line Lender to fund such Euro Swing Line Loan in each case, plus the Applicable Eurocurrency Margin for Revolving Loans.

“Overnight LIBOR Rate” on any date shall mean the offered quotation to first-class banks in the London interbank market by European Swing Line Lender for Sterling overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the European Swing Line Loan denominated in Sterling of European Swing Line Lender as of 11:00 a.m. (London time) on such date, provided, that in the event Administrative Agent has made any determination pursuant to Section 3.6 in respect of European Swing Line Loans denominated in Sterling, or in the circumstances described in Section 3.6 in respect of European Swing Line Loan, the Overnight LIBOR Rate determined pursuant to this definition shall instead be the rate determined by European Swing Line Lender as the all-in-cost of funds for European Swing Line Lender to fund such European Swing Line Loan, in each case, plus the Applicable Eurocurrency Margin for Revolving Loans.

“Overnight Rate Loan” shall mean each European Swing Line Loan which bears interest at a rate determined with reference to the Overnight Euro Rate or the Overnight LIBOR Rate, as applicable based on the Alternative Currency borrowed.

“Parent Guarantor” means each of Crown Holdings, CCSC and Crown International and any other Subsidiary of Crown Holdings that is a parent company (directly or indirectly) of either U.S. Borrower or European Borrower (other than Crown Développement) under their respective guaranties in Article XIV and Crown Développement under the Crown Développement Parent Guarantee. For purposes of Article XIV hereof only, “Parent Guarantor” shall not include Crown Développement.

“Participants” has the meaning assigned to that term in Section 12.8(b).

“Payment Office” means (a) with respect to Administrative Agent or U.S. Swing Line Lender, for payments with respect to Dollar-denominated Loans and, except as provided in clauses (b) and (c) below, all other amounts, 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, Attn: Commercial Loan Division, or such other address as Administrative Agent or U.S. Swing Line Lender, as the case may be, may from time to time specify in accordance with Section 12.3, (b) with respect to Administrative Agent or European Swing Line Lender, for payments in any Alternative Currency, such account at such bank or office in London or such other place as Administrative Agent or European Swing Line Lender, as the case may be, shall designate by notice to the Person required to make the relevant payment; provided, that no such Payment Office shall be designated that is in France and (c) with respect to Canadian

Administrative Agent, for payments with respect to Canadian Revolving Loans, such account at such bank or office in Canada as Canadian Administrative Agent shall designate by notice to the Person required to make the relevant payment.

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

“Pension Plan” means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which is or has, within the preceding six years, been established or maintained, or to which contributions are being or have been, within the preceding six years, made, by Crown Holdings, any of its Subsidiaries or any of their ERISA Affiliates.

“Perfection Certificate” means a certificate in the form of Annex 3 to the U.S. Security Agreement or any other form approved by U.S. Collateral Agent.

“Permitted Acquisition” means any Acquisition by Crown Holdings or any of its Subsidiaries if all of the following conditions are met:

(a) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom;

(b) all transactions related thereto are consummated in compliance, in all material respects, with applicable Requirements of Law;

(c) in the case of any acquisition of any Capital Stock any Person, after giving effect to such acquisition such Person becomes a Wholly-Owned Subsidiary of Crown Holdings (or with respect to any such Person that does not become a Wholly-Owned Subsidiary, such Person becomes a Subsidiary of Crown Holdings, and, to the extent required by Section 7.14(b), guarantees the Obligations hereunder and grants the security interest contemplated by such Section 7.14(b));

(d) all actions, if any, required to be taken under Section 7.14 with respect to any acquired or newly formed Subsidiary and its property are taken as and when required under Section 7.14;

(e) (x) after giving effect thereto on a Pro Forma Basis for the period of four Fiscal Quarters ending with the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) under Section 7.1, no Event of Default or Unmatured Event of Default would exist hereunder; and (y) there is at least $200,000,000 of Total Available Revolving Commitments;

(f) with respect to any transaction involving Acquisition Consideration of more than $100,000,000 ($200,000,000 in respect of clause (B) below), unless Administrative Agent shall otherwise agree, Crown Holdings shall have provided Administrative Agent and the Lenders with (A) historical financial statements for at least the last Fiscal Year of the Person or business to be acquired (if available) and unaudited financial statements thereof for the most recent interim period (if available), (B) reasonably detailed projections for the succeeding three years (if available) pertaining to the Person or business to be acquired and updated projections for Crown Holdings after giving effect to such transaction, (C) all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by Administrative Agent or the Required Lenders and (D) an officers’ certificate executed by a Responsible Officer of Crown Holdings certifying that (1) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (2) such transaction would not reasonably be expected to result in a Material Adverse Effect; and

(g) such assets are used for, or such Person is primarily engaged in, a line of business permitted under Section 8.3(c).

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Crown Holdings with respect to any securities of Crown Holdings which are junior to the Permitted Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Crown Holdings’ board of directors and (v) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

“Permitted Cross Chain Transactions” means:

(i) any merger or consolidation of any Wholly-Owned Subsidiary of U.S. Borrower or European Borrower into any other Subsidiary of U.S. Borrower or European Borrower in a transaction in which the surviving entity is a Wholly-Owned Subsidiary of U.S. Borrower or European Borrower and (if any party to such merger is a Subsidiary Credit Party) is a Subsidiary Credit Party, and

(ii) any sale or transfer by any Subsidiary Credit Party of all or substantially all of its assets or all of the stock of a Subsidiary that it owns to any other Subsidiary Credit Party or any such sale between Subsidiaries that are not Credit Parties (whether or not such Subsidiaries are both Subsidiaries of the same Borrower);

provided that (a) if one or more of the Subsidiaries that are the subject of the merger or sale of assets or sale of stock, or the seller of the stock is a Credit Party, the Liens under the Security Documents on the assets or such stock and the Guarantee Obligations of such Credit Parties under the Loan Documents will (and Administrative Agent will be satisfied that such Lien and Guarantee Obligations will) remain valid, enforceable and shall not be impaired as a result of such transactions and that the Lien on such assets or such stock continues to secure at least all Obligations secured prior to such transactions and Administrative Agent shall have received legal opinions from counsel to Borrowers and reasonably acceptable to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent with respect to the continued validity and enforceability and non-impairment of such Guarantee Obligations and Liens and the continued perfection of such Liens, (b) if the surviving entity of any such merger in clause (i) is not a Credit Party or any such sale in clause (ii) is to a Subsidiary that is not a Credit Party, the parent companies of the non-surviving entity or the seller, as applicable, received fair consideration in connection with such transaction in the form of either cash or an intercompany note secured by substantially all of the assets of the obligor and (c) Crown Holdings shall have delivered an officers’ certificate to Administrative Agent confirming compliance with clauses (a) and (b).

“Permitted Issuer” means Crown Holdings, Crown International, U.S. Borrower or Crown Finance or any direct special purpose finance Subsidiary of any of the foregoing formed solely to be the issuer of any Permitted Public Debt provided that such Person becomes a Credit Party and Section 7.14 is complied with with respect to such special finance Subsidiary; provided, that with respect to any Permitted Public Debt issued to refinance the First Lien Notes or the CCSFPLC 2006 Notes, Permitted Issuer means a Parent Guarantor (other than CCSC), U.S. Borrower, Crown Finance or European Borrower or any direct special purpose finance Subsidiary of any of the foregoing formed solely to be the issuer of any Permitted Public Debt provided that such Person becomes a Credit Party and Section 7.14 is complied with with respect to such special finance Subsidiary.

“Permitted Liens” has the meaning assigned to that term in Section 8.2.

“Permitted Parent Guarantor Transaction” means:

(i) any merger or consolidation of any Subsidiary with or into a Wholly-Owned Subsidiary of Crown Holdings that is a Parent Guarantor (other than CCSC) and, if such merger or consolidation includes a Borrower, with the applicable Borrower as the surviving corporation or

(ii) any sale of the Capital Stock of any Subsidiary or any distribution or dividend or other transfer of the Capital Stock of any Subsidiary to Crown Holdings or any of its Wholly-Owned Subsidiaries that is a Parent Guarantor (other than CCSC);

provided, however, that (a) such transaction has been approved by the board of directors of Crown Holdings, and a certified copy of the written resolution approving such transaction shall have been provided to Administrative Agent, (b) both before and after giving effect to such transaction and deeming such transaction to be a Credit Event under this Agreement, the conditions in paragraphs (b) and (c) of Section 5.2 with respect to such Credit Event have been satisfied (treating such Credit Event as a representation and warranty by the Credit Parties on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of Section 5.2), (c) if the Subsidiary that is the subject of the merger or consolidation or the sale or dividend or distribution of Capital Stock is a Credit Party, the Liens under the Security Documents on the Capital Stock and assets and the Guarantee Obligations of such Credit Party under the Guarantee Agreements will (and Administrative Agent will be satisfied that such Lien and Guarantee Agreements will) remain valid, enforceable and shall not be impaired as a result of such transactions and that the Lien on such assets continues to secure at least all Obligations secured prior to such transactions, and Administrative Agent shall have received legal opinions from counsel to the Borrowers and reasonably acceptable to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent with respect to the continued validity and enforceability and non-impairment of such Guarantee Agreements and Liens and the continued perfection of such Liens, and (d) Crown Holdings shall have delivered an officers’ certificate to Administrative Agent confirming compliance with clauses (a), (b) and (c), and (d)

after the consummation of such transaction, Crown Holdings will own at all times, directly or indirectly, 100% of the Capital Stock of U.S. Borrower and European Borrower (the failure of this condition to be met at any time shall be deemed an occurrence of a Change in Control).

“Permitted Preferred Stock” means any preferred stock of Crown Holdings (or any equity security of Crown Holdings that is convertible or exchangeable into any preferred stock of Crown Holdings), so long as the terms of any such preferred stock or equity security of Crown Holdings: (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Crown Holdings or any of its Subsidiaries, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the eighth anniversary of the Effective Date, (iv) do not require the cash payment of dividends or interest, (v) do not contain any covenants other than Permitted Covenants, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law, (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Crown Holdings and (z) other voting rights to the extent not greater than or superior to those allocated to Crown Holdings common stock on a per share basis, and (vii) are otherwise reasonably satisfactory to Administrative Agent.

“Permitted Public Debt” means senior or subordinated unsecured notes, including convertible notes, of a Permitted Issuer sold pursuant to a public offering or pursuant to an offering in reliance on Section 4(2) and Rule 144A and/or Regulation S under the Securities Act of 1933, as amended, the terms of which notes (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to six months after the then latest Term Maturity Date, (ii) do not restrict, limit or adversely affect the ability of any Credit Party or any of its Subsidiaries to perform its obligations under any of the Loan Documents, (iii) are subject to covenants, events of default, subsidiary guaranties, and other terms of which, taken as a whole, that are not more restrictive to the issuer thereof than those set forth in the First Lien Notes (as reasonably determined by Administrative Agent), (iv) provide that no Subsidiary of Crown Holdings is an obligor under such notes that is not a Credit Party and (v) are customary for similar offerings by issuers with credit ratings, financial profiles and capital structures comparable to that of Crown Holdings.

“Permitted Real Property Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof and found, on the date of delivery of such Mortgage Policies to Administrative Agent in accordance with the terms hereof, reasonably acceptable by Administrative Agent, (ii) as to any particular real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not, (1) secure Indebtedness or (2) in the reasonable opinion of Administrative Agent, materially impair such real property for the purpose for which it is held by the owner thereof, the marketability thereof or the Lien held by Collateral Agent, (iii) municipal and zoning ordinances, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises and (iv) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property.

“Permitted Receivables or Factoring Financings” means:

(i) the transactions under the Receivables Purchase Agreement and under the “Transaction Documents” as defined therein,

(ii) the transactions under the European Receivables Purchase Agreement and under the “Seller Transaction Documents” as defined therein,

(iii) the Existing Factoring Facilities and

(iv) refinancings of the program under the Receivables Purchase Agreement, the European Receivables Purchase Agreement and/or the Existing Factoring Facilities (including, without limitation, by extending the maturity thereof) or the consummation of one or more other receivables or factoring financings (including any amendment, modification or supplement thereto or refinancing or extension thereof), with the aggregate Receivables Net Investment of all Permitted Receivables or Factoring Financings under clauses (i) through (iii) outstanding at any time not to exceed $500,000,000, in each case pursuant to a structured receivables financing consisting of a securitization or factoring of Receivables Assets the material terms of which are substantially similar to the receivables or factoring programs described in clauses (i) and (iii) or otherwise on market terms for companies having a credit profile similar to Crown Holdings and its Subsidiaries at the time of such refinancing or financing.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means any Pension Plan or Welfare Plan.

“Pledged Securities” means any of the Securities pledged pursuant to any Security Document.

“Principal Property” has the meaning given to such term under the indentures, agreements and instruments governing the Debentures and the CCSFPLC 2006 Notes as such indentures, agreements and instruments are in effect on the Effective Date.

“Pro Forma Basis” means, (a) with respect to the preparation of pro forma financial statements for purposes of the tests set forth in the definition of Permitted Acquisitions and for any other purpose relating to a Permitted Acquisition, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition, and (iii) all income and expense associated with the assets or entity acquired in connection with such Acquisition (other than the fees, costs and expenses associated with the consummation of such Acquisition) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Crown Holdings over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the preparation of a pro forma financial statement for any purpose relating to an Asset Disposition, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Disposition shall be deemed to have been prepaid as of the first day of the applicable Test Period, and (ii) all income and expense (other than such expenses as Crown Holdings, in good faith, estimates will not be reduced or eliminated as a consequence of such Asset Disposition) associated with the assets or entity disposed of in connection with such Asset Disposition shall be deemed to have been eliminated as of the first day of the applicable Test Period and (c) with respect to the preparation of pro forma financial statements for any purpose relating to an incurrence of Indebtedness or the payment of any Restricted Payment, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness or such payment was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with any Permitted Acquisition consummated in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Crown Holdings over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.

“Pro Forma Cost Savings” means, with respect to the determination of Net Income on a Pro Forma Basis, such cost savings as would be permitted pursuant to Rule 11.02 of Regulation S-X, provided that, prior to the consummation of any Permitted Acquisition, Crown Holdings’ certified public accountants shall have issued a comfort letter (in a manner consistent with example d of SAS 72) or shall have performed procedures agreed upon by Crown Holdings and Administrative Agent, in each case related to the determination of such Net Income on a Pro Forma Basis in accordance with the applicable accounting requirements of Rule 11.02 of Regulation S-X.

“Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount of any Facility or Facilities, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Maximum Commitment with respect to such Facility or Facilities and the denominator of which shall be the Total Commitment with respect to such Facility or Facilities or, if no Commitments are then outstanding, such Lender’s aggregate Loans to the total Loans and Obligations hereunder with respect to such Facility.

“Projections” has the meaning assigned to that term in Section 6.5(d).

“Public Debt Documents” means, collectively, the First Lien Notes Documents, the Debentures, the Senior Notes Documents and any other documents evidencing, guaranteeing or otherwise governing any Permitted Public Debt.

“Quarterly Payment Date” means each February 15th, May 15th, August 15th and November 15th of each year.

“Rating Condition” means that Crown Holdings’ senior secured long term debt rating is (i) Ba2 or better from Moody’s and BB- or better from S&P or (ii) Ba3 or better from Moody’s and BB or better from S&P.

“Real Property” means all right, title and interest of any Credit Party or any of its respective Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Credit Party or any of its respective Subsidiaries together with, in each case, all improvements and, to the extent deemed real property under applicable laws, appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivable(s)” means and includes all of Crown Holdings’ and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of Crown Holdings and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Assets” means accounts receivable (including any bills of exchange), any security therefor, collections thereof, bank accounts holding payments in respect of accounts receivable, and related assets and property.

“Receivables Intercreditor Agreement” means, in connection with the Receivables Purchase Agreement, the Third Amended and Restated Intercreditor Agreement, dated as of the date hereof and substantially in the form of Exhibit 5.1(a)(viii)(C), among Crown Holdings, Crown International, CCSC, Crown Cork & Seal Receivables (DE) Corporation, Crown Cork & Seal Company USA, Inc., CROWN Risdon USA, Inc., Citibank, N.A. and U.S. Collateral Agent, and, in connection with any amendment to or refinancing of the Receivables Purchase Agreement or any other Permitted Receivables or Factoring Financing, an intercreditor agreement (or amendment thereto or amendment and restatement thereof) substantially similar to the intercreditor agreement referred to above (as determined by Administrative Agent).

“Receivables Net Investment” means the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables or Factoring Financings in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of such Permitted Receivables or Factoring Financings; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as if such distribution had not been made.

“Receivables Purchase Agreement” means that certain Second Amended and Restated Receivables Purchase Agreement dated as of December 5, 2003 among Crown Cork & Seal Receivables (DE) Corporation, as Seller, Crown Cork & Seal Company USA, Inc., as the Servicer, the banks and other financial institutions party thereto as Purchasers thereunder and

Citibank, N.A., as administrative agent for the Purchasers and the other owners thereunder, as the same has been amended through and including the Effective Date and may thereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Receivables Subsidiary” means, initially, Crown Cork & Seal Receivables (DE) Corporation, and any other special purpose subsidiary which exists solely to purchase and sell Receivables Assets or to otherwise raise financing in connection with a Permitted Receivables or Factoring Financing provided, however, that if the law of a jurisdiction in which Crown Holdings or its Subsidiaries proposes to create a Receivables Subsidiary does not provide for the creation of a bankruptcy remote entity that is acceptable to Crown Holdings or requires the formation of one or more additional entities (whether or not Subsidiaries of Crown Holdings), Administrative Agent may in its discretion permit Crown Holdings or its Subsidiaries to form such other type of entity in such jurisdiction to serve as a Receivables Subsidiary as is necessary or customary for similar transactions in such jurisdiction.

“Recovery Event” means the receipt by Crown Holdings (or any of its Subsidiaries) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Crown Holdings or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Crown Holdings or any of its Subsidiaries or (iii) under any policy of insurance required to be maintained under Section 7.11 provided, however, that in no event shall payments made under business interruption insurance or rent insurance constitute a Recovery Event.

“Reference Lenders” mean DB, Lehman Commercial Paper Inc. and BNP Paribas.

“Refunded Swing Line Loans” has the meaning assigned to that term in Section 2.1(c)(iii).

“Register” has the meaning assigned to that term in Section 12.12.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor provision to all or a portion thereof establishing reserve requirements.

“Related Fund” means, with respect to any Lender which is a Fund, any other Fund that is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action,” as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Replaced Lender” has the meaning assigned to that term in Section 3.7.

“Replacement Lender” has the meaning assigned to that term in Section 3.7.

“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Plan, excluding any event for which the thirty (30) day notice requirement has been waived.

“Required Domestic Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate outstanding amount of the Dollar Revolving Commitments or, after the termination of the Dollar Revolving Commitments, outstanding Dollar Revolving Loans and Dollar Revolver Pro Rata Share of outstanding U.S. Swing Line Loans and Dollar LC Obligations and (b) the aggregate outstanding amount of any Term Loans advanced to any U.S. Credit Party.

“Required European Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of the Dollar Equivalent of (a) the aggregate outstanding amount of the Euro Revolving Commitments and Canadian Revolving Commitments or, after the termination of the Euro Revolving Commitments, the Euro Revolving Loans, Canadian Revolving Loans and Euro Revolver Pro Rata Share of outstanding European Swing Line Loans and Euro LC Obligations and (b) the aggregate outstanding amount of all Term Loans advanced to any Non-U.S. Subsidiary of Crown Holdings.

“Required Lenders” means Non-Defaulting Lenders the sum of whose Effective Amount of outstanding Term Loans, Dollar Revolving Commitments, Euro Revolving Commitments and Canadian Revolving Commitments (or, if after the Total Dollar Revolving Commitment, Total Euro Revolving Commitment or Total Canadian Revolving Commitment, as applicable, has been terminated, outstanding Dollar Revolving Loans and Dollar Revolver Pro Rata Share of outstanding U.S. Swing Line Loans and LC Obligations, Euro Revolving Loans and Euro Revolver Pro Rata Share of outstanding European Swing Line Loans and Euro LC Obligations or Canadian Revolving Loans, as applicable) constitute greater than 50% of the sum of (i) the total Effective Amount of outstanding Term Loans of Non-Defaulting Lenders, (ii) the Total Revolving Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the total Effective Amount of outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Revolver Pro Rata Share of all Non-Defaulting Lenders of the total outstanding Swing Line Loans and LC Obligations at such time) and (iii) the Total Canadian Revolving Commitment less the aggregate Canadian Revolving Commitments of the Defaulting Lenders (or, if after the Total Canadian Revolving Commitment has been terminated, the total Effective Amount of outstanding Canadian Revolving Loans of all Non-Defaulting Lenders at such time).

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case imposing a legal obligation or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Financial Officer” means the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of Crown Holdings, or, if being applied to a Subsidiary, of the applicable Subsidiary.

“Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President or the Treasurer of Crown Holdings or, if being applied to a Subsidiary, of the Subsidiary (and in England and Belgium shall include any director).

“Restricted Payment” means (i) any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of Crown Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of Crown Holdings or any Subsidiary and (ii) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for purposes of paying such Indebtedness when due) of any Subordinated Indebtedness of Crown Holdings or any Subsidiary (unless defeased, repaid or redeemed in connection with the refinancing thereof that is otherwise permitted under this Agreement).

“Restricted Securities” shall mean any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by CCSC or any Restricted Subsidiary.

“Restricted Subsidiary” means any subsidiary of CCSC that would be considered a “Restricted Subsidiary” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Debenture or CCSFPLC 2006 Note as such indenture, agreement or instrument is in effect on the Effective Date.

“Revolver Pro Rata Share” means, when used with reference to any Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Revolving Lender’s Revolving Commitment or, if the Revolver Termination Date has occurred, the Effective Amount of such Revolving Lender’s then outstanding Revolving Loans and the denominator of which shall be the Revolving Commitments or, if the Revolver Termination Date has occurred, the Effective Amount of all then outstanding Revolving Loans.

“Revolver Termination Date” means May 15, 2011 or such earlier date as the Revolving Commitments shall have been terminated or otherwise reduced to $0 pursuant to this Agreement.

“Revolving Commitment” means, with respect to any Revolving Lender, such Lender’s Dollar Revolving Commitment and/or Euro Revolving Commitment, and “Revolving Commitments” means such commitments collectively.

“Revolving Facilities” means the Dollar Revolving Facility, the Euro Revolving Facility and the Canadian Revolving Facility.

“Revolving Lender” means any Lender which has a Revolving Commitment or is owed a Revolving Loan (or a portion thereof).

“Revolving Loan” means a Dollar Revolving Loan or a Euro Revolving Loan as the case may be and “Revolving Loans” means such Loans collectively.

“S&P” means Standard & Poor’s Rating Service, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Schedule I Bank” means a bank that is a Canadian chartered bank listed on Schedule I under the Bank Act (Canada).

“Schedule II Bank” means a bank that is a Canadian chartered bank listed on Schedule II under the Bank Act (Canada).

“Schedule III Bank” means an authorized foreign bank listed on Schedule III under the Bank Act (Canada).

“Scheduled Term B Dollar Repayments” means, with respect to the principal payments on the Term B Dollar Loans for each date set forth below, the Dollar amount set forth opposite thereto, as reduced from time to time pursuant to Sections 4.3 and 4.4:

Date	Scheduled Term B Dollar Repayment
November 15, 2006	$1,650,000
November 15, 2007	$1,650,000
November 15, 2008	$1,650,000
November 15, 2009	$1,650,000
November 15, 2010	$1,650,000
November 15, 2011	$1,650,000
Term B Dollar Loan Maturity Date	$155,100,000

“Scheduled Term B Euro Repayments” means, with respect to the principal payments on the Term B Euro for each date set forth below, the Euro amount set forth opposite thereto, as reduced from time to time pursuant to Sections 4.3 and 4.4:

Date	Scheduled Term B Euro Repayment
November 15, 2006	€2,865,000
November 15, 2007	€2,865,000
November 15, 2008	€2,865,000
November 15, 2009	€2,865,000
November 15, 2010	€2,865,000
November 15, 2011	€2,865,000
Term B Euro Loan Maturity Date	€269,310,000

“Scheduled Term Repayments” mean, for any Term Facility, the scheduled principal repayments set forth in the “Scheduled Term Repayments” definition applicable to such Term Facility.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Lien Dollar Notes” means the $1,085,000,000 in original aggregate principal amount of 9.5% Second Priority Senior Secured Notes due 2011 of European Borrower issued under the Second Lien Notes Indenture on February 26, 2003 of which approximately $26,000,000 remain outstanding as of the Effective Date.

“Second Lien Euro Notes” means the €285,000,000 in original aggregate principal amount of 10.25% Second Priority Senior Secured Notes due 2011 of European Borrower issued under the Second Lien Notes Indenture on February 26, 2003 of which approximately €20,000,000 remain outstanding as of the Effective Date.

“Second Lien Notes” means the Second Lien Dollar Notes and the Second Lien Euro Notes.

“Second Lien Notes Indenture” means the Indenture dated as of February 26, 2003, by and among European Borrower, the guarantors named therein and Wells Fargo Bank, N.A. (f/k/a Wells Fargo Bank Minnesota, National Association), as trustee, governing the Second Lien Dollar Notes and Second Lien Euro Notes, as amended.

“Second Lien Stub Notes” means the Second Lien Notes which remain outstanding after giving effect to the Debt Tender Offer.

“Secured Creditors” has the meaning provided in the respective Security Documents to the extent defined therein and shall include any Person who is granted a security interest pursuant to any Loan Document.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means, collectively the Euro Security Documents, the U.S. Security Documents, and all other agreements, assignments, security agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect. For purposes of this Agreement, “Security Documents” shall also include all guaranties, security agreements, mortgages, pledge agreements, collateral assignments, subordination agreements and other collateral documents in the nature of any thereof entered into by Crown Holdings or any of its Subsidiaries after the date of this Agreement in favor of a Collateral Agent in satisfaction of the requirements of this Agreement, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Senior Notes” means each of the following: (i) the Senior Notes 2013 and (ii) the Senior Notes 2015; and (iii) any exchange notes which are issued in a registered exchange offer for any of such notes.

“Senior Notes 2013” means the $500,000,000 in aggregate principal amount of 7.625% senior unsecured notes due 2013 of U.S. Borrower and Crown Finance.

“Senior Notes 2015” means the $600,000,000 in aggregate principal amount of 7.75% senior unsecured notes due 2015 of U.S. Borrower and Crown Finance.

“Senior Notes 2013 Indenture” means the Indenture dated as of November 18, 2005, by and among the U.S. Borrower, Crown Finance, the guarantors named therein and Citibank, N.A., as trustee, governing the Senior Notes 2013.

“Senior Notes 2015 Indenture” means the Indenture dated as of November 18, 2005 by and among U.S. Borrower, Crown Finance, the guarantors named therein and Citibank, N.A., as trustee, governing the Senior Notes 2015.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indentures and all other documents evidencing, guaranteeing or otherwise governing the terms of any of the Senior Notes.

“Senior Notes Indentures” means the Senior Notes 2013 Indenture and the Senior Notes 2015 Indenture.

“Senior Secured Indebtedness” means the outstanding amount of all Indebtedness (without giving effect to clause (viii) in the definition thereof) of Crown Holdings or any of its Subsidiaries secured by (or that has a benefit of) a Lien on any assets or properties of Crown Holdings or any of its Subsidiaries. Senior Secured Indebtedness shall include (i) the First Lien Notes and any Additional First Lien Notes, (ii) Loans and L/C Obligations under this Agreement, (iii) the Receivables Net Investment and other amounts payable under any Permitted Receivables or Factoring Financing, (iv) the Existing Non-U.S. Facilities and (v) any liability recorded in accordance with SFAS 133 which does not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements in accordance with GAAP (but to the extent, and only to the extent, such liability exceeds $50,000,000).

“Senior Secured Leverage Ratio” means, for any Test Period, the ratio of (a) Senior Secured Indebtedness of Crown Holdings and its Subsidiaries as of the last day of such Test Period to (b) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period.

“SFAS 133” means Statements of Financial Accounting Standards No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities.”

“Sharing Agreement” means the Second Amended and Restated Global Participation and Proceeds Sharing Agreement, substantially in the form of Exhibit 5.1(a)(viii)(B) hereto, dated as of the date hereof, among Administrative Agent, the trustee under the First Lien Notes Indenture, the trustee under the Second Lien Indenture, the trustee under the Third Lien Indenture, Collateral Agents and each of the other Persons that becomes a party thereto from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the Effective Date.

“SLB Subsidiary” means, any special purpose subsidiary which is created solely to enter into a sale and leaseback transaction otherwise permitted under this Agreement.

“Specified Subsidiary” means the Non-U.S. Subsidiary of European Borrower listed on Schedule 8.8 hereto.

“Spot Rate” means, for any currency at any date, the rate quoted by DB as the spot rate for the purchase by DB of such currency with another currency through its foreign exchange trading office at approximately 11:00 a.m. (New York City time) for delivery two (2) Business Days later.

“Standard Financing Conditions” means (i) no Unmatured Event of Default or Event of Default shall have occurred or be continuing or would result from the incurrence of the Indebtedness, (ii) after giving effect to the incurrence of the Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a Pro Forma Basis (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Credit Parties would be in compliance with Sections 9.1 through 9.3 inclusive, and (iii) such Indebtedness is permitted to be incurred under the Public Debt Documents.

“Standard Securitization Undertakings” mean representations, warranties, guarantees, covenants and indemnities entered into by Crown Holdings or its Subsidiaries that are reasonably customary in securitization transactions relating to accounts receivable, chattel paper and related assets in connection with a Permitted Receivables or Factoring Financing.

“Standby Letters of Credit” means any of the irrevocable standby letters of credit issued pursuant to this Agreement, in form acceptable to the Facing Agent, together with any increases or decreases in the Stated Amount thereof and any renewals, amendments and/or extensions thereof.

“Stated Amount” or “Stated Amounts” means (i) with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit (to the extent) available at the time for drawing (subject to presentment of all requisite documents), and (ii) with respect to any Letter of Credit issued in any currency other than Dollars, the Dollar Equivalent of the stated or face amount of such Letter of Credit (to the extent) available at the time for drawing (subject to presentment of all requisite documents), in either case as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit. For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(i) any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date Facing Agent actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not Facing Agent receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if a Borrower has required that the increase in Stated Amount be given effect as of an earlier date and Facing Agent issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by such Borrower; and

(ii) any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date Facing Agent actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date Facing Agent receives the written consent (including by authenticated telex, cable, SWIFT messages or facsimile transmission with, in the case of a facsimile transmission, a follow-up original hard copy)) of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by Facing Agent purporting to effect such reduction.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling Equivalent” means at the time of determination thereof (a) with respect to Sterling, the amount in Sterling and (b) with respect to any amount in Dollars, the equivalent of such amount in Sterling determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Sterling with Dollars on the most recent Computation Date provided for in Section 2.8(a).

“Subordinated Indebtedness” means any Indebtedness of Crown Holdings or any of its Subsidiaries that is expressly subordinated in right of payment to the Obligations; provided that for the avoidance of doubt, any secured Indebtedness shall not be considered “subordinated” for purposes of this definition by virtue of a junior lien priority, the Sharing Agreement or any similar agreement.

“Subsidiary” means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Crown Holdings.

“Subsidiary Borrower” means each Non-U.S. Subsidiary listed as a Subsidiary Borrower on Schedule 1.1(d), as amended from time to time in accordance with Section 12.1(c), including each German Borrower and each U.K. Borrower.

“Subsidiary Borrower Obligations” means, with respect to each Subsidiary Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to such Subsidiary Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Letters of Credit issued for the account of such Subsidiary Borrower and all other obligations and liabilities of such Subsidiary Borrower to any Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by such Subsidiary Borrower to any Agent, or to any Lender pursuant to any Loan Document) or otherwise. For the avoidance of doubt, this definition of “Subsidiary Borrower Obligations” shall not include any obligations in respect of Bank Related Debt.

“Subsidiary Credit Parties” means (i) each of U.S. Borrower’s U.S. Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary), (ii) each Subsidiary Borrower and (iii) each Subsidiary of European Borrower, and each other Subsidiary, designated on Schedule 1.1(d) as a subsidiary guarantor or which becomes a subsidiary guarantor pursuant to the provisions of Section 7.14.

“Swing Line Commitment” means, with respect to the U.S. Swing Line Lender or European Swing Line Lender, as applicable, at any date, the obligation of such lender to make Swing Line Loans pursuant to Section 2.1(c) in the amount referred to therein.

“Swing Line Facility” means the sub-credit facility of the Revolving Facility under this Agreement evidenced by the Swing Line Commitment and the Swing Line Loans.

“Swing Line Lender” means, European Swing Line Lender or U.S. Swing Line Lender, as applicable.

“Swing Line Loan Participation Certificate” means a certificate, substantially in the form of Exhibit 2.1(c).

“Swing Line Loans” means U.S. Swing Line Loans and European Swing Line Loans, collectively.

“Syndication Date” has the meaning assigned to that term in Section 2.1(a).

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

“Term B Dollar Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or in any Assignment and Assumption Agreement under the caption “Amount of Term B Dollar Commitment”, as such commitment may be adjusted from time to time pursuant to this Agreement, and “Term B Dollar Commitments” means such commitments collectively, which commitments equal $165,000,000 in the aggregate as of the date hereof.

“Term B Dollar Facility” means the credit facility under the Agreement evidenced by the Term B Dollar Commitments and the Term B Dollar Loans.

“Term B Dollar Lender” means any Lender which has a Term B Dollar Commitment or is owed a Term B Dollar Loan (or a portion thereof).

“Term B Dollar Loan” and “Term B Dollar Loans” have the meanings assigned to those terms in Section 2.1(a).

“Term B Dollar Loan Maturity Date” means November 15, 2012.

“Term B Euro Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Term B Euro Commitment”, as such commitment may be adjusted from time to time pursuant to this Agreement, and “Term B Euro Commitments” means such commitments collectively, which commitments equal €286,500,000 in the aggregate as of the date hereof.

“Term B Euro Facility” means the credit facility under the Agreement evidenced by the Term B Euro Commitments and the Term B Euro Loans.

“Term B Euro Lender” means any Lender which has a Term B Euro Commitment or is owed a Term B Euro Loan (or a portion thereof).

“Term B Euro Loan” and “Term B Euro Loans” have the meanings assigned to those terms in Section 2.1(a).

“Term B Euro Loan Maturity Date” means November 15, 2012.

“Term Commitment” means, with respect to any Lender and any Term Facility, the principal amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or in any Assignment and Assumption Agreement under the caption for the amount of commitment to such Term Facility, as such commitments may be adjusted from time to time pursuant to this Agreement, and “Term Commitments” means such commitments collectively.

“Term Facilities” means the Facilities under the Agreement other than the Revolving Facilities and the Swing Line Facility, collectively.

“Term Lender” means, with respect to any Term Facility, any Lender which has a Term Commitment for such Term Facility or is owed a Term Loan (or portion thereof) under such Term Facility.

“Term Loans” means the Loans under the Term Facilities, collectively.

“Term Maturity Date” means, with respect to any Term Facility, the scheduled maturity date for such Term Facility under this Agreement.

“Term Percentage” means, at any time with respect to any Term Facility, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate Effective Amount of all Loans under such Term Facility outstanding at such time and the denominator of which is equal to the aggregate Effective Amount of all Term Loans outstanding at such time.

“Term Pro Rata Share” means, with respect to any Term Facility, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s then outstanding Loans under such Facility and the denominator of which shall be the amount of all then outstanding Loans under such Facility.

“Termination Event” means (i) a Reportable Event with respect to any Pension Plan; (ii) the withdrawal of Crown Holdings or any ERISA Affiliate from a Pension Plan during a plan year in which Crown Holdings or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on Crown Holdings or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Pension Plan in a standard termination or a distress termination described in Section 4041 of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Pension Plan or Foreign Plan; (v) any event or condition which would constitute grounds under Section 4042 of ERISA (other than subparagraph (a)(4) of such Section) for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the appointment by a foreign governmental authority of a trustee to administer any Foreign Plan in place of the existing administrator; (vii) the partial or complete withdrawal of Crown Holdings or any ERISA Affiliate from a Multiemployer Plan or Foreign Plan; or (viii) receipt of a notice of reorganization or insolvency with respect to a Multiemployer Plan pursuant to Section 4242 or 4245 of ERISA; (ix) the termination of a Multiemployer Plan or a Multiple Employer Plan.; (x) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; or (xi) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard or an extension of any amortization period with respect to any Pension Plan.

“Test Period” means the four consecutive Fiscal Quarters of Crown Holdings then last ended.

“Thai Assets” means the asset(s) of a Thai Subsidiary and that does not otherwise constitute Collateral or a Principal Property and other than any Capital Stock in any Person that is not a Thai Subsidiary.

“Thai Subsidiaries” means one or more Non-Subsidiary Credit Parties incorporated or otherwise formed under the laws of Thailand with respect to which more than 80% of each of its (i) sales are generated from operations located in Thailand and (ii) assets are located in Thailand, in each case, determined on a consolidated basis in accordance with GAAP.

“Third Lien Notes” means the $725,000,000 in original aggregate principal amount of 10.875% Third Priority Senior Secured Notes due 2013 of European Borrower issued under the Third Lien Notes Indenture of which approximately $5,000,000 remain outstanding as of the Effective Date.

“Third Lien Notes Indenture” means the Indenture dated as of February 26, 2003, by and among European Borrower, the guarantors named therein and Wells Fargo Bank, N.A. (f/k/a Wells Fargo Bank Minnesota, National Association), as trustee, governing the Third Lien Notes, as amended.

“Third Lien Stub Notes” means the Third Lien Notes which remain outstanding after giving effect to the consummation of the Debt Tender Offer.

“Total Available Canadian Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Canadian Revolving Commitments of the Lenders at such time.

“Total Available Dollar Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Dollar Revolving Commitments of the Lenders at such time.

“Total Available Euro Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Euro Revolving Commitments of the Lenders at such time.

“Total Available Revolving Commitment” means, at any date, the sum of (i) the Total Available Dollar Revolving Commitment on such date plus (ii) the Total Available Euro Revolving Commitment on such date plus (iii) the Total Available Canadian Revolving Commitment on such date.

“Total Canadian Revolving Commitment” means, at any time, the sum of the Canadian Revolving Commitments of each of the Lenders at such time.

“Total Commitment” means, at the time any determination thereof is made, the sum of the Term Commitments, Canadian Revolving Commitments and the Revolving Commitments at such time.

“Total Dollar Revolving Commitment” means, at any time, the sum of the Dollar Revolving Commitments of each of the Lenders at such time.

“Total Euro Revolving Commitment” means, at any time, the sum of the Euro Revolving Commitments of each of the Lenders at such time.

“Total Leverage Ratio” means, for any Test Period, the ratio of (a) Net Indebtedness of Crown Holdings and its Subsidiaries (exclusive of Indebtedness under any Permitted Receivables or Factoring Financing) plus any liability recorded in accordance with SFAS 133 which does not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements in accordance with GAAP (but, to the extent and only to the extent, such liability exceeds $50,000,000), as of the last day of such Test Period, to (b) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period.

“Total Revolving Commitment” means, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.

“Transactions” means and includes (i) each of the Credit Events occurring on the Initial Borrowing Date, (ii) the issuance of the Senior Notes, (iii) the consummation of the Debt Tender Offer, (iv) such other transactions as are contemplated by the Transaction Documents and (v) the payment of fees and expenses in connection with the foregoing.

“Transaction Documents” means, collectively, the Loan Documents, the Debt Tender Offer Documents, the Senior Notes Documents, including any agreement, document, instrument and certificate executed and/or delivered after the date hereof pursuant to the terms of, or in connection with, any of the foregoing.

“Transferee” has the meaning assigned to that term in Section 12.8(d).

“Triggering Event” has the meaning assigned to such term as the Sharing Agreement.

“Type” means any type of Loan, namely, a Base Rate Loan, Canadian Prime Rate Loan, B/A Loan or Eurocurrency Loan. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate, the Base Rate, the Canadian Prime Rate, and the Discount Rate applicable to B/A and B/A Equivalent Loans.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“U.K. Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and any successor U.K. Administrative Agent in such capacity and shall include, where the context requires, the Euro Collateral Agent.

“U.K. Borrowers” means each Subsidiary of European Borrower organized under the laws of England and Wales, as designated as such on Schedule 1.1(d), and each other Subsidiary of European Borrower organized under the laws of England and Wales and requested by European Borrower to be a U.K. Borrower, subject to the approval of Administrative Agent which shall not be unreasonably withheld or delayed.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“Unpaid Drawing” has the meaning set forth in Section 2.10(d).

“U.S. Bank Pledge Agreement” means the Bank Pledge Agreement, substantially in the form of Exhibit 5.1(a)(iii)(B)(II), among Crown Holdings and the U.S. Collateral Agent for the benefit of the Secured Creditors named therein.

“U.S. Borrower” has the meaning assigned to that term in the introduction of this Agreement.

“U.S. Collateral” means all Collateral securing the U.S. Obligations and the Euro Obligations.

“U.S. Collateral Agent” means DB, in its capacity as collateral agent under the U.S. Security Documents.

“U.S. Credit Parties” means Crown Holding and its U.S. Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary).

“U.S. Guarantee Agreement” has the meaning assigned to that term in Section 5.1(a)(ii).

“U.S. Indemnity, Subrogation and Contribution Agreement” means the U.S. Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit 5.1(a)(vii)(A).

“U.S. Intercreditor Agreement” means the Second Amended and Restated U.S. Intercreditor and Collateral Agency Agreement, substantially in the form of Exhibit 5.1(a)(viii)(D), dated as of the date hereof, among Administrative Agent, Wells Fargo Bank, N.A., as trustee for the holders of the First Lien Notes, DB, as U.S. Collateral Agent, and the other Persons that may become party thereto from time to time.

“U.S. Obligations” means, with respect to U.S. Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to U.S. Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to U.S. Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Letters of Credit issued for the account of U.S. Borrower and all other obligations and liabilities of U.S. Borrower to any Agent, any Facing Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by U.S. Borrower to any Agent, any Facing Agent or to any Lender pursuant to any Loan Document) or otherwise. For the avoidance of doubt, this definition of “U.S. Obligations” shall not include any obligations in respect of Bank Related Debt.

“U.S. Security Agreement” has the meaning assigned to that term in Section 5.1(a)(iii)(A).

“U.S. Security Documents” means the U.S. Security Agreement, the U.S. Bank Pledge Agreement, the U.S. Shared Pledge Agreement, the U.S. Intercreditor Agreement, the Receivables Intercreditor Agreement, the Mortgages, the Perfection Certificate executed by the U.S. Credit Parties and each other security agreement or other instrument or document executed and delivered pursuant to Section 7.14 to secure any of the U.S. Obligations.

“U.S. Shared Pledge Agreement” has the meaning assigned to that term in Section 5.1(a)(iii)(B)(I).

“U.S. Subsidiary” means any Subsidiary of Crown Holdings that is not a Non-U.S. Subsidiary.

“U.S. Swing Line Lender” means DB in such capacity.

“U.S. Swing Line Loans” has the meaning assigned to that term in Section 2.1(c)(i).

“Voting Securities” means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Credit Party or any of its Subsidiaries or with respect to which a Credit Party or any of its Subsidiaries would reasonably be expected to incur liability.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of Capital Stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

“written” or “in writing” means any form of written communication or a communication by means of telecopier device or authenticated telex, telegraph or cable.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” The words “herein,” “hereof” and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. References to “Articles”, “Sections”, “paragraphs”, “Exhibits” and “Schedules” in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise expressly provided herein, references to constitutive and Organic Documents and to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

1.2 Terms Generally; Financial Statements.

(a) Except as otherwise expressly provided herein, all accounting terms used herein but not expressly defined in this Agreement, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall have the respective meanings given to them or shall be made in accordance with GAAP and on a basis consistent with the presentation of the financial statements and projections delivered pursuant to, or otherwise referred to in, Sections 6.5(a) and 6.5(d). Notwithstanding the foregoing sentence, the financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the United States of America as in effect on the respective dates of their preparation. Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person. In the event that any changes in generally accepted accounting principles in the U.S. occur after the date of this Agreement or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Initial Borrowing Date and such changes or such application result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then Crown Holdings, Administrative Agent and the Lenders agree to enter into and diligently pursue negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such changes so that the criteria for evaluating Crown Holdings’ financial condition will be the same after such changes as if such changes had not occurred.

(b) For purposes of computing ratios in the financial covenants in Article IX as of the end of any Test Period, all components of such ratios for the applicable Test Period shall include or exclude, as the case may be, without duplication, such components of such ratios attributable to any business or assets that have been acquired or disposed of by Crown Holdings or any Subsidiary of Crown Holdings (including through mergers or consolidations) after the first day of such Test Period and prior to the end of such Test Period on a Pro Forma Basis as determined in good faith by Crown Holdings and certified to by a Responsible Officer of Crown Holdings to Administrative Agent.

(c) For purposes of the limitations, levels and baskets in Articles IV, VII, VIII and X stated in Dollars, non-Dollar currencies will be converted into Dollars at the time of incurrence or receipt, as the case may be, using the methodology set forth in the definition of Dollar Equivalent.

1.3 Calculation of Exchange Rate. On each Exchange Rate Determination Date, Administrative Agent or Canadian Administrative Agent, as applicable, shall (a) determine the Exchange Rate as of such Exchange Rate Determination Date and (b) give notice thereof to each Borrower and to each Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Exchange Rate Determination Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars and Canadian Dollars or Alternative Currencies as applicable.

ARTICLE II

AMOUNT AND TERMS OF U.S. DOLLAR, STERLING AND EURO CREDITS

2.1 The Commitments.

(a) Term Loans.

(i) Term B Dollar Loan Facility. Each Term B Dollar Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make a loan (each such loan, a “Term B Dollar Loan” and collectively, the “Term B Dollar Loans”) to U.S. Borrower on the Initial Borrowing Date in an aggregate principal amount equal to the Term B Dollar Commitment of such Term B Dollar Lender. The Term B Dollar Loans (i) shall be incurred by U.S. Borrower pursuant to a single drawing, which shall be on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) shall be made as Base Rate Loans, or if consented to by Administrative Agent, Eurocurrency

Loans with Interest Periods of seven (7) days, and, except as hereinafter provided, may, at the option of U.S. Borrower, be maintained as and/or converted into Base Rate Loans or Eurocurrency Loans, provided, that (x) all Term B Dollar Loans made by the Term B Dollar Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term B Dollar Loans of the same Type and (y) no incurrences of, or conversions into, Term B Dollar Loans maintained as Eurocurrency Loans with an Interest Period in excess of seven (7) days may be effected prior to the earlier of (1) the 60th day after the Initial Borrowing Date and (2) that date upon which Administrative Agent determines in its sole discretion (and notifies Crown Holdings) that the primary syndication (and the resultant addition of Lenders pursuant to Section 12.8(c)) has been completed, (the earlier of such dates, the “Syndication Date”) and (iv) shall not exceed for any Lender at the time of incurrence thereof on the Initial Borrowing Date that aggregate principal amount which equals the Term B Dollar Loan Commitment, if any, of such Lender at such time. Each Term B Dollar Lender’s Term B Dollar Commitment shall expire immediately and without further action on the Initial Borrowing Date if the Term Loans are not made on the Initial Borrowing Date. No amount of a Term B Dollar Loan which is repaid or prepaid by U.S. Borrower may be reborrowed hereunder.

(ii) Term B Euro Loan Facility. Each Term B Euro Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make a loan (each such loan, a “Term B Euro Loan” and collectively, the “Term B Euro Loans”) to European Borrower on the Initial Borrowing Date in an aggregate principal amount equal to the Term B Euro Commitment of such Term B Euro Lender. The Term B Euro Loans (i) shall be incurred by European Borrower pursuant to a single drawing, which shall be on the Initial Borrowing Date, (ii) shall be denominated in Euros, (iii) shall be made as Eurocurrency Loans with Interest Periods of seven (7) days and shall be maintained as Eurocurrency Loans, provided, that all Term B Euro Loans made by the Term B Euro Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term B Euro Loans of the same Type and (iv) shall not exceed for any Lender at the time of incurrence thereof on the Initial Borrowing Date that aggregate principal amount which equals the Term B Euro Loan Commitment, if any, of such Lender at such time. Each Term B Euro Lender’s Term B Euro Commitment shall expire immediately and without further action on the Initial Borrowing Date if the Term Loans are not made on the Initial Borrowing Date. No amount of a Term B Euro Loan which is repaid or prepaid by European Borrower may be reborrowed hereunder.

(b) Revolving Loans.

(i) Dollar Revolving Loan Facility. Each Dollar Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to U.S. Borrower denominated in Dollars on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its Dollar Revolver Pro Rata Share of the Total Available Dollar Revolving Commitment (each such loan by any Lender, a “Dollar Revolving Loan” and collectively, the “Dollar Revolving Loans”); provided, that no such Dollar Revolving Loan shall be made if after giving effect thereto, the Total Available Dollar Revolving Commitments would equal less than zero. All

Revolving Loans comprising the same Borrowing hereunder shall be made by the Dollar Revolving Lenders simultaneously and in proportion to their respective Dollar Revolving Commitments. Prior to the Revolver Termination Date, Dollar Revolving Loans may be repaid and reborrowed by U.S. Borrower in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6, all Dollar Revolving Loans comprising the same Borrowing shall at all times be of the same Type.

(ii) Euro Revolving Loan Facility. Each Euro Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to U.S. Borrower, European Borrower and the Subsidiary Borrowers denominated in Dollars or an Alternative Currency on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its Euro Revolving Pro Rata Share of (a) with respect to all Borrowers the Total Available Euro Revolving Commitment and (b) with respect to any applicable Borrower, such Borrower’s Available Euro Revolving Sublimit (each such loan by any Lender, a “Euro Revolving Loan” and collectively, the “Euro Revolving Loans”); provided, that (a) no such Euro Revolving Loan shall be made if after giving effect thereto, the Total Available Euro Revolving Commitments would equal less than zero and (b) the aggregate principal amount of all Euro Revolving Loans denominated in Sterling shall not exceed the Sterling Equivalent of $150,000,000. All Euro Revolving Loans comprising the same Borrowing hereunder shall be made by the Euro Revolving Lenders simultaneously and in proportion to their respective Euro Revolving Commitments. Prior to the Euro Revolving Termination Date, Euro Revolving Loans may be repaid and reborrowed by U.S. Borrower, European Borrower and the Subsidiary Borrowers in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6 all Euro Revolving Loans comprising the same Borrowing shall at all times be of the same Type.

(c) Swing Line Loans.

(i) U.S. Swing Line. Subject to the terms and conditions hereof, the U.S. Swing Line Lender in its individual capacity agrees to make swing line loans in Dollars (“U.S. Swing Line Loans”) to U.S. Borrower on any Business Day from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding that do not exceed $25,000,000; provided, however, that in no event may the amount of any Borrowing of U.S. Swing Line Loans (A) exceed the Total Available Dollar Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof) or (B) cause the outstanding Dollar Revolving Loans of any Lender, when added to such Lender’s Dollar Revolver Pro Rata Share of the then outstanding U.S. Swing Line Loans and Dollar Revolver Pro Rata Share of the aggregate Dollar LC Obligations (exclusive of Unpaid Drawings relating to Dollar LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, Dollar Revolving Loans or U.S. Swing Line Loans) to exceed such Lender’s Dollar Revolving Commitment. Amounts borrowed by U.S. Borrower under this Section 2.1(c)(i) may be repaid and, to but excluding the Revolver Termination Date, reborrowed. U.S. Swing Line Loans shall be made in Dollars and maintained as Base Rate Loans and, notwithstanding Section 2.6, shall not be entitled to be converted into any other Type of Loan.

(ii) European Swing Line. Subject to the terms and conditions hereof, European Swing Line Lender in its individual capacity agrees to make swing line loans in Alternative Currencies (“European Swing Line Loans”) to U.S. Borrower, European Borrower or any Subsidiary Borrower on any Business Day from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding that do not to exceed the Dollar Equivalent of $50,000,000; provided, however, that in no event may the amount of any Borrowing of European Swing Line Loans (A) exceed the Total Available Euro Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof), (B) exceed the Available Euro Revolving Sublimit for such Borrower immediately prior to such Borrowing or (C) cause the outstanding Euro Revolving Loans of any Lender, when added to such Lender’s Euro Revolver Pro Rata Share of the then outstanding European Swing Line Loans and Euro Revolver Pro Rata Share of the aggregate Euro LC Obligations (exclusive of Unpaid Drawings relating to Euro LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, Euro Revolving Loans or European Swing Line Loans) to exceed such Lender’s Euro Revolving Commitment. Amounts borrowed under this Section 2.1(c)(ii) may be repaid and, to but excluding the Revolver Termination Date, reborrowed. European Swing Line Loans shall be made in Alternative Currencies and maintained as Overnight Rate Loans and, notwithstanding Section 2.6, shall not be entitled to be converted into any other Type of Loan.

(iii) Refunding of Swing Line Loans. Each Swing Line Lender, at any time in its sole and absolute discretion, may on behalf of the applicable Borrower (which hereby irrevocably directs each Swing Line Lender to so act on its behalf) notify each Dollar Revolving Lender in the case of U.S. Swing Line Loans or each Euro Revolving Lender in the case of European Swing Line Loans (including the applicable Swing Line Lender) to make a Dollar Revolving Loan or Euro Revolving Loan in the Applicable Currency, as the case may be, an amount equal to such Lender’s Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of the principal amount of the applicable Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given, provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Section 10.1(i). Unless any of the events described in Section 10.1(i) shall have occurred (in which event the procedures of this Section 2.1(c)(iii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each applicable Revolving Lender shall make the proceeds of its Revolving Loan available to the applicable Swing Line Lender at the Payment Office prior to 11:00 a.m., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(iv) Participation in Swing Line Loans. If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.1(c)(iii), an Event of Default under Section 10.1(i) shall have occurred, or if for any other reason a Revolving Loan cannot be made pursuant to Section 2.1(c)(ii), then, subject to the provisions of Section 2.1(c)(v) below, each Dollar Revolving Lender in the case of the U.S. Swing Line Loan or Euro Revolving Lender in the case of the European Swing Line Loan, will, on the date such Revolving Loan was to have been made, purchase (without recourse or warranty) from the applicable Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its

Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of such Swing Line Loan. Upon request, each such Revolving Lender will immediately transfer to the applicable Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the applicable Swing Line Lender will deliver to such Revolving Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(v) Lenders’ Obligations Unconditional. Each Lender’s obligation to make Revolving Loans in accordance with Section 2.1(c)(iii) and to purchase participating interests in accordance with Section 2.1(c)(iv) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Event of Default or Unmatured Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (D) any breach of this Agreement by any Borrower or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (F) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the applicable Swing Line Lender the amount required pursuant to Section 2.1(c)(iii) or (iv) above, as the case may be, the applicable the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Base Rate thereafter. Notwithstanding the foregoing provisions of this Section 2.1(c)(v), no Lender shall be required to make a Revolving Loan to any Borrower for the purpose of refunding a Swing Line Loan pursuant to Section 2.1(c)(iii) above or to purchase a participating interest in a Swing Line Loan pursuant to Section 2.1(c)(iv) if an Event of Default or Unmatured Event of Default has occurred and is continuing and, prior to the making by the applicable Swing Line Lender of such Swing Line Loan, the applicable Swing Line Lender has received written notice from such Lender specifying that such Event of Default or Unmatured Event of Default has occurred and is continuing, describing the nature thereof and stating that, as a result thereof, such Lender shall cease to make such Refunded Swing Line Loans and purchase such participating interests, as the case may be; provided, however, that the obligation of such Lender to make such Refunded Swing Line Loans and to purchase such participating interests shall be reinstated upon the earlier to occur of (y) the date upon which such Lender notifies the applicable Swing Line Lender that its prior notice has been withdrawn and (z) the date upon which the Event of Default or Unmatured Event of Default specified in such notice no longer is continuing.

2.2 Evidence of Indebtedness: Repayment of Loans.

(a) Evidence of Indebtedness. At the request of any Lender (which request shall be made to Administrative Agent), each respective Borrower’s obligation to pay the principal of and interest on all the Loans made to it by such Lender shall be evidenced, (1) if Term Loans, by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit 2.2(a)(1) hereto, with blanks appropriately completed in conformity herewith and (2) if Revolving Loans, by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit 2.2(a)(2) hereto, with blanks appropriately completed in conformity herewith.

(b) Notation of Payments. Each Lender will note on its internal records the amount of each Loan made by it, the Applicable Currency of such Loan and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect any Borrower’s or any Guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

(c) Repayment of Loans. Each Borrower hereby unconditionally promises to pay to Administrative Agent for the account of the relevant Lenders (i) in respect of Revolving Loans of such Borrower, on the Revolver Termination Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Revolving Loan made to it by each such Revolving Lender, in the Applicable Currency and (ii) in respect of Term Loans of such Borrower, on the applicable Term Maturity Date (or such earlier date as, and to the extent that, such Term Loan becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Term Loan made to it by each such Term Lender, in the Applicable Currency. Each Borrower hereby further agrees to pay interest in immediately available funds (in the Applicable Currency) at the applicable Payment Office on the unpaid principal amount of the Revolving Loans and Term Loans made to it from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.1.

2.3 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing by any Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in Minimum Borrowing Multiples above such minimum (or, if less, the then Total Available Dollar Revolving Commitment or Total Available Euro Revolving Commitment, as the case may be). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than (i) three (3) Borrowings of Eurocurrency Loans with weekly Interest Periods in the aggregate by European Borrower and the Subsidiary Borrowers nor more than one (1) Borrowing of Eurocurrency Loans with a weekly Interest Period by U.S. Borrower nor (ii) unless approved by Administrative Agent in its reasonable discretion, ten (10) Borrowings of Eurocurrency Loans at any time.

2.4 Borrowing Options. The Term Loans and the Revolving Loans shall, at the option of the applicable Borrower except as otherwise provided in this Agreement, be (i) Base Rate Loans, (ii) Eurocurrency Loans, or (iii) part Base Rate Loans and part Eurocurrency Loans. The Term Loans and Revolving Loans denominated in Alternative Currencies shall be Eurocurrency Loans. As to any Eurocurrency Loan, any Lender may, if it so elects, fulfill its commitment by causing a foreign branch or affiliate with reasonable and appropriate capacities to fund such currency and without any increased cost to Borrowers to make or continue such Loan, provided that in such event the funding of that Lender’s Loan shall, for the purposes of this Agreement, be considered to be the obligations of or to have been made by that Lender and the obligation of the applicable Borrower to repay that Lender’s Loan shall nevertheless be to that Lender and shall be deemed held by that Lender, for the account of such branch or affiliate.

2.5 Notice of Borrowing. Whenever any Borrower desires to make a Borrowing of any Loan (other than a Swing Line Loan) hereunder, it shall give Administrative Agent at its Notice Address (i) in the case of Dollar denominated Loans, at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time), of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (New York City time), of each Eurocurrency Loan to be made hereunder and (ii) in the case of Alternative Currency Loans, at least three Business Days’ (one Business Day in the case of Alternate Currency Loans denominated in Sterling) prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (London time); provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the date hereof may, at the discretion of Administrative Agent, be delivered later than the time specified above. Whenever U.S. Borrower desires that U.S. Swing Line Lender make a Swing Line Loan under Section 2.1(c)(i), it shall deliver to U.S. Swing Line Lender prior to 11:00 a.m. (New York City time) on the date of Borrowing written notice (or telephonic notice promptly confirmed in writing). Whenever any Borrower (other than Canadian Borrower) desires that European Swing Line Lender make a European Swing Line Loan under Section 2.1(c)(ii), the applicable Borrower shall deliver to European Swing Line Lender prior to 11:00 a.m. (London time) on the date of such Borrowing written notice (or telephone notice promptly confirmed in writing). Each such notice (each a “Notice of Borrowing”), which shall be in the form of Exhibit 2.5 hereto, shall be irrevocable, shall be deemed a representation by such Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing stated in the relevant currency, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the Loans being made pursuant to such Borrowing are to be Swing Line Loans, and if not, whether such Loans are to be Base Rate Loans or Eurocurrency Loans and, with respect to Eurocurrency Loans, the Interest Period and Applicable Currency to be applicable thereto. Administrative Agent shall as promptly as practicable give each Lender that would be required to fund a portion of a proposed Borrowing written or telephonic notice (promptly confirmed in writing) of such proposed Borrowing, such Lender’s Revolver Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing. Without in any way limiting any Borrower’s obligation to confirm in writing any telephonic notice, Administrative Agent or the Swing Line Lender (in the case of Swing Line Loans) or the respective Facing Agent (in the case of Letters of Credit) may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from a Responsible Officer of such Borrower prior to receipt of written confirmation. Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on each Borrower with respect to evidence of the terms of such telephonic Notice of Borrowing. Each Borrower hereby agrees not to dispute Administrative Agent’s, DB’s or such Facing Agent’s record of the time of telephonic notice.

2.6 Conversion or Continuation. Any Borrower may elect (i) on any Business Day occurring on or after the Syndication Date to convert Base Rate Loans or any portion thereof to Eurocurrency Loans and (ii) at the end of any Interest Period with respect thereto, to convert Loans denominated in Dollars that are Eurocurrency Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans or any portion thereof for an additional Interest Period and (iii) at the end of any Interest Period with respect thereto, to continue Loans denominated in an Alternative Currency for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurocurrency Loans for each Interest Period therefor must be in an aggregate principal amount equal to the Minimum Borrowing Amount for Eurocurrency Loans or Minimum Borrowing Multiples in excess thereof and; provided, further that prior to the Syndication Date, no Term B Dollar Loan may be made as, or converted into, a Eurocurrency Loan with an Interest Period in excess of seven (7) days except as permitted by Administrative Agent in its sole discretion (with all such Interest Periods ending on the same day during such period). Each conversion or continuation of Loans of a Facility shall be allocated among the Loans of the Lenders in such Facility in accordance with their respective Pro Rata Shares. Each such election shall be in substantially the form of Exhibit 2.6 hereto (a “Notice of Conversion or Continuation”) and shall be made by giving Administrative Agent at least three Business Days’ (or one Business Day in the case of a continuation of Alternate Currency Loans denominated in Sterling or a conversion into Base Rate Loans) prior written notice thereof to the Notice Address given not later than 12:00 p.m. (New York City time) (12:00 p.m. London time in the case of a continuation of an Alternative Currency Loan) specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurocurrency Loans, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day). Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurocurrency Loans, and no continuation in whole or in part of Eurocurrency Loans other than Loans denominated in Alternative Currencies, shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing. Borrowers shall not be entitled to specify an Interest Period in excess of one month for any Alternative Currency Loan if an Unmatured Event of Default or an Event of Default has occurred and is continuing. If, within the time period required under the terms of this Section 2.6, Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any Eurocurrency Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans or, in the case of an Alternative Currency Loan, Eurocurrency Loans in the same Applicable Currency with an Interest Period of one month. Each Notice of Conversion or Continuation shall be irrevocable.

2.7 Disbursement of Funds. No later than 12:00 p.m. (local time at the place the applicable Borrower receives funding) on the date specified in each Notice of Borrowing (3:30 p.m. local time at the place of funding in the case of Swing Line Loans), each Lender will make available its Pro Rata Share of Loans, of the Borrowing requested to be made on such date in the Applicable Currency and in immediately available funds, at the Payment Office (for the account of such non-U.S. office of Administrative Agent as Administrative Agent may direct in the case of Eurocurrency Loans) and Administrative Agent will make available to the applicable Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 2:00 p.m. (local time in the place of payment), or in the case of Swing Line Loans, 4:30 p.m. (local time in the place of payment). Unless Administrative Agent shall have been notified by any Lender at least one (1) Business Day prior to the date of Borrowing that such Lender does not intend to make available to Administrative Agent such Lender’s portion of the Borrowing to be made on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date of Borrowing and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date of Borrowing, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the applicable Borrower and, if so notified, the applicable Borrower shall immediately pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from the applicable Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the rate for Base Rate Loans or Eurocurrency Loans, as the case may be, applicable during the period in question; provided, however, that any interest paid to Administrative Agent in respect of such corresponding amount shall be credited against interest payable by Borrower to such Lender under Section 3.1 in respect of such corresponding amount. Any amount due hereunder to Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for amounts in Dollars (and, at Administrative Agent’s cost of funds for amounts in any Alternative Currency) for the first three days after the date such amount is due and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%, together with Administrative Agent’s standard interbank processing fee. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Administrative Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Pro Rata Share of all Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against such Borrower with respect to any amounts paid to Administrative Agent or any Lender with respect to the preceding sentence, provided that, such Lender shall have full recourse against such Borrower to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which such Borrower may have against the Lender as a result of any default by such Lender hereunder.

2.8 Utilization of Revolving Commitments in an Alternative Currency.

(a) Administrative Agent will determine the Dollar Equivalent amount with respect to any (i) Credit Event comprised of a borrowing of Revolving Loans or an issuance of Letters of Credit denominated in an Alternative Currency as of the requested Credit Event date, (ii) outstanding Revolving Loans and Letters of Credit denominated in an Alternative Currency Loans as of the last Business Day of each Interest Period for such Loan and of each month for such Letter of Credit, and (iii) outstanding Revolving Loans and Unpaid Drawings denominated in an Alternative Currency Loans as of any redenomination date pursuant to this Agreement (each such date under clauses (i) through (iii) a “Computation Date”). Upon receipt of any Notice of Borrowing, Administrative Agent shall, as promptly as practicable, notify each Revolving Lender thereof and of the amount of such Lender’s Revolver Pro Rata Share of the Borrowing. In the case of a Borrowing comprised of Revolving Loans denominated in an Alternative Currency, such notice will provide the approximate amount of each Lender’s

Revolver Pro Rata Share of the Borrowing, and Administrative Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Lender of the exact amount of such Lender’s Revolver Pro Rata Share of the Borrowing.

(b) European Borrower shall be entitled to request that Euro Revolving Loans hereunder also be permitted to be made in any other lawful currency constituting a eurocurrency (other than Dollars), in addition to the eurocurrencies specified in the definition of “Alternative Currency” herein, that in the reasonable opinion of each of the Euro Revolving Lenders is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”). European Borrower shall deliver to Administrative Agent any request for designation of an Agreed Alternate Currency in accordance with Section 12.1, to be received by Administrative Agent not later than 11:00 a.m. (New York City time) at least ten (10) Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternate Currency. Upon receipt of any such request Administrative Agent will promptly notify the Euro Revolving Lenders thereof, and each Euro Revolving Lender will use its best efforts to respond to such request within two (2) Business Days of receipt thereof. Each Euro Revolving Lender may grant or accept such request in its sole discretion. Administrative Agent will promptly notify European Borrower of the acceptance or rejection of any such request.

(c) In the case of a proposed Borrowing comprised of Euro Revolving Loans denominated in an Agreed Alternative Currency, the Euro Revolving Lenders shall be under no obligation to make such Loans in the requested Agreed Alternative Currency as part of such Borrowing if Administrative Agent has received notice from any of the Euro Revolving Lenders by 3:00 p.m. (New York City time) three (3) Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in the requested Agreed Alternative Currency, in which event Administrative Agent will give notice to Crown Holdings no later than 9:00 a.m. (London time) on the second Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by Administrative Agent to the Euro Revolving Lenders. If Administrative Agent shall have so notified Crown Holdings that any such Borrowing in a requested Agreed Alternative Currency is not then available, the applicable Borrower may, by notice to Administrative Agent not later than 2:00 p.m. (London time) two (2) Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If a Borrower does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and Administrative Agent will promptly so notify each Euro Revolving Lender. If such Borrower does not so withdraw such Notice of Borrowing, Administrative Agent will promptly so notify each Euro Revolving Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Base Rate Loans in an aggregate amount equal to the Dollar Equivalent of the originally requested Borrowing in the Notice of Borrowing; and in such notice by Administrative Agent to each Lender will state such aggregate amount of such Borrowing in Dollars and such Lender’s Pro Rata Share thereof.

(d) In the case of a proposed continuation of Revolving Loans denominated in an Agreed Alternative Currency for an additional Interest Period pursuant to Section 2.6, the

Euro Revolving Lenders shall be under no obligation to continue such Loans if Administrative Agent has received notice from any of the Euro Revolving Lenders by 4:00 p.m. (New York City time) four (4) Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in the Agreed Alternative Currency, in which event Administrative Agent will give notice to Crown Holdings not later than 9:00 a.m. (New York City time) on the third Business Day prior to the requested date of such continuation that the continuation of such Loans in the Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by Administrative Agent to the Euro Revolving Lenders. If Administrative Agent shall have so notified Crown Holdings that any such continuation of Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Loans. Administrative Agent will promptly notify Crown Holdings and the Euro Revolving Lenders of any such redenomination and in such notice by Administrative Agent to each Lender will state the aggregate Dollar Equivalent amount of the redenominated Alternative Currency Loans as of the Computation Date with respect thereto and such Lender’s Revolver Pro Rata Share thereof.

2.9 Additional Facility.

(a) U.S. Borrower and European Borrower (and Canadian Borrower solely with respect to clause (iii) below) shall have the right at any time (so long as (x) no Unmatured Event of Default or Event of Default then exists and (y) Crown Holdings shall have delivered to Administrative Agent a Compliance Certificate for the period of four (4) full Fiscal Quarters immediately preceding the incurrence described below (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1) giving pro forma effect to such incurrence and evidencing compliance with the covenants set forth in Article IX), and from time to time after the Syndication Date to incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such loans to such Borrower, loans and commitments to make loans in an aggregate principal amount not to exceed $500,000,000 (or the Dollar Equivalent thereof in an Alternative Currency at the time of funding), which loans may be incurred as (i) one or more tranches of additional term loans (the “Additional Term Loans”) as determined by Administrative Agent that are pari passu in all respects to the Term Loans made pursuant to Section 2.1(a) under a facility that would provide that the Additional Term Loans would have a Weighted Average Life to Maturity of not less than the Term Loan with the then longest Weighted Average Life to Maturity and a final maturity no earlier than latest Term Maturity Date; provided, that the terms and conditions of any Additional Term Loans shall be substantially similar to those applicable to the existing Term Facilities, (ii) increases to one or more existing Term Facilities and/or (iii) increases to the Dollar Revolving Facility, the Euro Revolving Facility or the Canadian Revolving Facility (provided that not more than $200,000,000 (or the Dollar Equivalent thereof at the time of funding) in the aggregate of increases may be to the such Facilities) (collectively, “Additional Facilities”).

(b) In the event that U.S. Borrower, European Borrower or Canadian Borrower desires to create an Additional Facility, such Borrower will enter into an amendment with the lenders (who shall by execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Additional Facility, which amendment shall set forth any terms and conditions of the Additional Facility not covered by this Agreement as agreed by the applicable Borrower and such Lenders, and shall provide for the issuance of promissory notes to evidence the Additional Facility if requested by the Lenders making advances under the Additional Facility (which notes shall constitute Term Notes and/or Revolving Notes, as applicable, for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Administrative Agent and consistent with the terms of this Section 2.9(b) and of the other provisions of this Agreement. No consent of any Lender (other than any Lender making loans or whose commitment is increased under the Additional Facility) is required to permit the Loans contemplated by this Section 2.9(b) or the aforesaid amendment to effectuate the Additional Facility. This section shall supercede any provisions contained in this Agreement, including, without limitation, Section 12.1, to the contrary.

2.10 Letters of Credit.

(a) Letters of Credit Commitments.

(i) Dollar Letters of Credit. Subject to and upon the terms and conditions herein set forth, U.S. Borrower may request that any Facing Agent issue, at any time and from time to time on and after the Initial Borrowing Date, and prior to the 30th Business Day preceding the Revolver Termination Date, (x) for the account of U.S. Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of LC Supportable Indebtedness of U.S. Borrower or any of its Subsidiaries, an irrevocable standby letter of credit in Dollars, in a form customarily used by such Facing Agent, or in such other form as has been approved by such Facing Agent (each such standby letter of credit, a “Standby Letter of Credit”) in support of such LC Supportable Indebtedness and (y) for the account of U.S. Borrower and in support of trade obligations of U.S. Borrower or any of its Subsidiaries, an irrevocable sight letter of credit in a form customarily used by such Facing Agent or in such other form as has been approved by such Facing Agent (each such letter of credit, a “Commercial Letter of Credit”; and each such Commercial Letter of Credit and each Standby Letter of Credit, a “Dollar Letter of Credit”), in support of commercial transactions of Crown Holdings and its Subsidiaries; provided, however, no Dollar Letter of Credit shall be issued the Stated Amount of which, when added to the Dollar LC Obligations (exclusive of Unpaid Drawings relating to Dollar Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Dollar Letter of Credit at such time, would exceed either (x) $150,000,000 or (y) when added to the aggregate principal amount of all Dollar Revolving Loans and U.S. Swing Line Loans then outstanding the Total Dollar Revolving Commitment at such time.

(ii) Euro Letters of Credit. Subject to and upon the terms and conditions herein set forth, U.S. Borrower or European Borrower may request, on behalf of itself or any Subsidiary Borrower, that any Facing Agent issue, at any time and from time to time on and after the Initial Borrowing Date, and prior to the 30th Business Day preceding the Revolver Termination Date, for the account of such Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of LC Supportable Indebtedness of such Borrower or any of its Subsidiaries, an irrevocable standby letter of credit in Dollars or an Alternative Currency, in a form customarily used by such Facing Agent, or in such other form as has been approved by such Facing Agent a Letter of Credit (each such Letter of Credit, a “Euro Letter of Credit”), LC Supportable Indebtedness; provided, however, no Euro Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, (i) when added to the Effective Amount of Euro LC Obligations (exclusive of Unpaid Drawings relating to Euro Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Euro Letter of Credit at such time), would exceed either (x) $50,000,000 or (y) when added to the Dollar Equivalent of the aggregate principal amount of all Euro Revolving Loans and European Swing Line Loans then outstanding with respect to all Borrowers, the Total Euro Revolving Commitment at such time or (ii) when added to the Dollar Equivalent of the aggregate principal amount of all Euro Revolving Loans, Euro LC Obligations and European Swing Line Loans of such Borrower, such Borrower’s Euro Revolving Sublimit.

(b) Obligation of Facing Agent to Issue Letter of Credit. Each Facing Agent may agree, in its sole discretion, that it will (subject to the terms and conditions contained herein), at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolver Termination Date, following its receipt of the respective Letter of Credit Request, issue for the account of the applicable Borrower one or more Letters of Credit (x) in the case of Standby Letters of Credit, in support of such LC Supportable Indebtedness of the applicable Borrower or any of its Subsidiaries as is permitted to remain outstanding without giving rise to an Event of Default or Unmatured Event of Default hereunder and (y) in the case of Commercial Letters of Credit, in support of trade obligations as referenced in Section 2.10(a)(i), provided, that the respective Facing Agent shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Facing Agent from issuing such Letter of Credit or any Requirement of Law applicable to such Facing Agent from any Governmental Authority with jurisdiction over such Facing Agent shall prohibit, or request that such Facing Agent refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Facing Agent with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Facing Agent is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Facing Agent as of the date hereof and which such Facing Agent in good faith deems material to it; or

(ii) such Facing Agent shall have received notice from any Lender prior to the issuance of such Letter of Credit of the type described in Section 2.10(b)(ii)(A)(v).

(A) Notwithstanding the foregoing, (i) each Standby Letter of Credit shall have an expiry date occurring not later than one year after such Standby Letter of Credit’s date of issuance, provided, that (x) any Standby Letter of Credit may be automatically extendable for periods of up to one year so long as such Standby Letter of Credit provides that the respective Facing Agent retains an option, satisfactory to such Facing Agent, to terminate such Standby Letter of Credit within a specified period of time prior to each scheduled extension date and (y) each Commercial Letter of Credit shall have an expiry date occurring not later than 180 days after such Commercial Letter of Credit’s date of issuance; (ii) (x) no Standby Letter of Credit shall have an expiry date occurring later than 10 days prior to the Revolver Termination Date and (y) no Commercial Letter of Credit shall have an expiry date occurring later than 30 days prior to the Revolver Termination Date; (iii) each Letter of Credit shall be denominated in Dollars, or in the respective Facing Agent’s sole discretion, an Alternative Currency, and be payable on a sight basis; (iv) the Stated Amount of each Letter of Credit shall not be less than the Dollar Equivalent of $100,000 or such lesser amount as is acceptable to the respective Facing Agent; and (v) no Facing Agent will issue any Letter of Credit after it has received written notice from the applicable Borrower or the Required Lenders stating that an Event of Default or Unmatured Event of Default exists until such time as such Facing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Event of Default or Unmatured Event of Default by the Required Lenders (or all the Lenders to the extent required by Section 12.1).

(B) Notwithstanding the foregoing, in the event a Lender Default exists, no Facing Agent shall be required to issue any Letter of Credit unless the respective Facing Agent has entered into arrangements satisfactory to it and Crown Holdings to eliminate such Facing Agent’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender or Lenders’ applicable Revolver Pro Rata Share of the applicable LC Obligations.

(c) Procedures for Issuance and Amendments of Letter of Credit. Whenever U.S. Borrower, European Borrower or any Subsidiary Borrower desires that a Letter of Credit be issued, such Borrower shall give Administrative Agent and the respective Facing Agent written notice thereof prior to 1:00 p.m. (New York City time) at least five (5) Business Days (or such shorter period as may be acceptable to such Facing Agent) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit 2.10(c) (each, a “Notice of Issuance”) and may be submitted via facsimile to the respective Facing Agent (who may rely upon such facsimile if it were an original thereof). Each such notice shall specify (A) the proposed issuance date and expiration date, (B) the name(s) of each obligor with respect to such Letter of Credit, (C) the applicable Borrower as the account party, (D) the name and address of the beneficiary (which Person shall be acceptable to the applicable Facing Agent), (E) the Stated Amount in Dollars or, in the case of a Euro Letter of Credit, the Alternative Currency, of such proposed Letter of Credit, (F) whether such Letter of Credit is to be a Dollar Letter of Credit or Euro Letter of Credit and (G) the purpose of such Letter of Credit (which shall be acceptable to Administrative Agent and the applicable Facing Agent) and such other information as such Facing Agent may reasonably request. In addition, each Letter of Credit Request shall contain a general description of the terms and conditions to be included in such proposed Letter of Credit (all of which terms and conditions shall be acceptable to the respective Facing Agent). Unless otherwise specified, all Letters of Credit will be governed by the Uniform Customs and Practices for Documentary Credit Operations as in effect on the date of issuance of such Letter of Credit. Each Notice of Issuance shall include any other documents as the respective Facing Agent customarily requires in connection therewith. From time to time while a Letter of Credit is outstanding and prior to the Revolver Termination Date, the applicable Facing Agent will, upon written request received by the Facing Agent (with a copy sent by Borrower to Administrative Agent) at least three (3) Business Days (or such shorter time as the Facing Agent and Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed promptly in an original writing (each a “Letter of Credit Amendment Request”) and shall specify in form and detail reasonably satisfactory to the Facing Agent: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Facing Agent may require. The Facing Agent shall be under no obligation to amend any Letter of Credit if: (A) the Facing Agent would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement, or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. In the case of Standby Letters of Credit, each Facing Agent shall, promptly after the issuance of or amendment or modification to a Standby Letter of Credit, give Administrative Agent and the applicable Borrower written notice of the issuance, amendment or modification of such Letter of Credit, accompanied by a copy of such issuance, amendment or modification. Promptly upon receipt of such notice, Administrative Agent shall give each Revolving Lender written notice of such issuance, amendment or modification, and if so requested by any Revolving Lender, Administrative Agent shall provide such Revolving Lender with copies of such issuance, amendment or modification. As to any Letters of Credit issued by a Facing Agent other than DB, the respective Facing Agent shall furnish to Administrative Agent, on the first Business Day of each week, by facsimile a report detailing the aggregate daily total outstanding Commercial Letters of Credit for such Facing Agent during the prior week.

(d) Agreement to Repay Letter of Credit Payments.

(i) U.S. Borrower or European Borrower, as the case may be, hereby agrees to reimburse (or to cause the applicable Subsidiary Borrower to reimburse) the respective Facing Agent, by making payment to Administrative Agent in immediately available funds in Dollars at the Payment Office, for the Dollar Equivalent of any payment or disbursement made by such Facing Agent under and in accordance with any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”), no later than one Business Day after the date on which such Borrower receives notice of such payment or disbursement (if such Unpaid Drawing was in an Alternative Currency, then in the Dollar Equivalent amount of such Unpaid Drawing), with interest on the amount so paid or disbursed by such Facing Agent, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Facing Agent is reimbursed therefor by such Borrower at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Base Rate Margin for Revolving Loans, provided, however, that, anything contained in this Agreement to the contrary notwithstanding, (i) unless such Borrower shall have notified Administrative Agent and the applicable Facing Agent prior to 10:00 a.m. (New York City time) on the Business Day following receipt of such notice that the applicable Facing Agent will be reimbursed for the amount of such Unpaid Drawing with funds other than the proceeds of Revolving Loans, such Borrower shall be deemed to have timely given a Notice of Borrowing to Administrative Agent requesting each Dollar Revolving Lender to make Dollar Revolving Loans in the case of Unpaid Drawing related to a Dollar Letter of Credit or an Euro Revolving Lender to make Euro Revolving Loans in the case of Unpaid Drawing related to a Euro Letter of Credit, in each case, which are Base Rate Loans on the date on which such Unpaid Drawing is honored in an amount equal to the Dollar Equivalent of the amount of such Unpaid Drawing and Administrative Agent shall, if such Notice of Borrowing is deemed given, promptly notify the Lenders thereof and (ii) unless any of the events described in Section 10.1(i) shall have occurred (in which event the procedures of Section 2.10(e) shall apply), each such Revolving Lender shall, on the date such drawing is honored, make Dollar Revolving Loans or Euro Revolving Loans, as the case may be, which are Base Rate Loans in the amount of its Revolver Pro Rata Share of the Dollar Equivalent of such Unpaid Drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse the applicable Facing Agent for the amount of such Unpaid Drawing; and provided, further, that, if for any reason, proceeds of Revolving Loans are not received by the applicable Facing Agent on such date in an amount equal to the amount of the Dollar Equivalent of such drawing, the applicable Borrower shall reimburse the applicable Facing Agent, on the Business Day immediately following the date such drawing is honored, in an amount in same day funds equal to the excess of the amount of the Dollar Equivalent of such drawing over the Dollar Equivalent of the amount of such Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 3.1(a); provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the fifth Business Day following such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Facing Agent (and until reimbursed by the applicable Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Base Rate Margin for Revolving Loans (plus an additional 2% per annum), such interest also to be payable on demand. The respective Facing Agent shall give the applicable Borrower prompt notice of each Drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish any Credit Party’s obligations hereunder.

(ii) The obligations of each Borrower under this Section 2.10(d) to reimburse the respective Facing Agent with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against any Facing Agent, Agent or any Lender (including in its capacity as issuer of the Letter of Credit or as LC Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Facing Agent’s only obligation to Borrowers being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Facing Agent under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Facing Agent any resulting liability to any Borrower.

(e) Letter of Credit Participations. Immediately upon the issuance by any Facing Agent of any Letter of Credit, such Facing Agent shall be deemed to have sold and transferred to each Dollar Revolving Lender in the case of the issuance of a Dollar Letter of Credit or Euro Revolving Lender in the case of the issuance of a Euro Letter of Credit, in each case, other than such Facing Agent (each such Lender, in its capacity under this Section 2.10(e), a “LC Participant”), and each such LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Facing Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share Revolver Pro Rata Share, as the case may be, in such Letter of Credit, each substitute Letter of Credit, each Drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto (although Letter of Credit fees shall be payable directly to Administrative Agent for the account of the LC Participant as provided in Section 2.10(g) and the LC Participants shall have no right to receive any portion of the facing fees), and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments of the Revolving Lenders, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating to Letters of Credit, there shall be an automatic adjustment pursuant to this Section 2.10(e) to reflect the new Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of the assignor and assignee Lender or of all Lenders with Revolving Commitments, as the case may be. In determining whether to pay under any Letter of Credit, such Facing Agent shall have no obligation relative to the LC Participants other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Facing Agent under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Facing Agent any resulting liability to any Credit Party or any Lender.

(f) Draws Upon Letter of Credit; Reimbursement Obligations. In the event that any Facing Agent makes any payment under any Letter of Credit issued by it and the applicable Borrower shall not have reimbursed such amount in full to such Facing Agent pursuant to Section 2.10(d), such Facing Agent shall promptly notify Administrative Agent, and Administrative Agent shall promptly notify each LC Participant of such failure, and each such LC Participant shall promptly and unconditionally pay to Administrative Agent for the account of such Facing Agent, the amount of such LC Participant’s applicable Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of such payment in Dollars or, in the case of an Euro Letter of Credit denominated in an Alternative Currency, in such Alternative Currency and in same day funds; provided, however, that no LC Participant shall be obligated to pay to Administrative Agent its applicable Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of such unreimbursed amount for any wrongful payment made by such Facing Agent under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction on the part of such Facing Agent. If Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 a.m. (New York City time) or, in the case of an Euro Letter of Credit denominated in an Alternative Currency, 11:00 a.m. (London time) on any Business Day, such LC Participant shall make available to Administrative Agent for the account of the respective Facing Agent such LC Participant’s applicable Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of the amount of such payment on such Business Day in same day funds. If and to the extent such LC Participant shall not have so made its applicable Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of the amount of such payment available to Administrative Agent for the account of the respective Facing Agent, such LC Participant agrees to pay to Administrative Agent for the account of such Facing Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to Administrative Agent for the account of such Facing Agent at the overnight Federal Funds rate. The failure of any LC Participant to make available to Administrative Agent for the account of the respective Facing Agent its applicable Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of any payment under any Letter of Credit issued by it shall not relieve any other LC Participant of its obligation hereunder to make available to Administrative Agent for the account of such Facing Agent its applicable Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of any payment under any such Letter of Credit on the day required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to Agent for the account of such Facing Agent such other LC Participant’s applicable Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of any such payment.

(i) Whenever any Facing Agent receives a payment of a reimbursement obligation as to which Administrative Agent has received for the account of such Facing Agent any payments from the LC Participants pursuant to this Section 2.10(f), such Facing Agent shall pay to Administrative Agent and Administrative Agent shall pay to each LC Participant which has paid its Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, thereof, in Dollars or, if in an Alternative Currency, in such Alternative Currency and in same day funds, an amount equal to such LC Participant’s Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(ii) The obligations of the LC Participants to make payments to each Facing Agent with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) The existence of any claim, setoff, defense or other right which any Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, any LC Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Crown Holdings or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(C) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect to any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence of any Event of Default or Unmatured Event of Default.

(g) Fees for Letters of Credit.

(i) Facing Agent Fees. The applicable Borrower agrees to pay the following amount to the respective Facing Agent with respect to the Letters of Credit issued by it for the account of any Borrower or any of its Subsidiaries:

(A) with respect to payments made under any Letter of Credit, interest, payable on demand, on the amount paid by such Facing Agent in respect of each such payment from the date of the payments through the date such amount is reimbursed by such Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 2.10(c)) at a rate determined in accordance with the terms of Section 2.10(d)(i);

(B) with respect to the issuance or amendment of each Letter of Credit and each payment made thereunder, documentary and processing charges in accordance with Facing Agent’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and

(C) a facing fee equal to one-eighth of one percent (0.125%) per annum of the Stated Amount outstanding and undrawn LC Obligations payable in arrears on each Quarterly Payment Date and on the Revolver Termination Date and thereafter, on demand together with customary issuance and payment charges, provided that a minimum fee of $500.00 per annum shall be payable per Letter of Credit.

(ii) Participating Lender Fees. Each Borrower agrees to pay to Administrative Agent for distribution to each participating Lender (A) in respect of all Dollar Letters of Credit issued for the account of such Borrower outstanding such Lender’s Dollar Revolver Pro Rata Share of a commission equal to the then Applicable Eurocurrency Margin for Revolving Loans with respect to the Effective Amount of under such outstanding Dollar Letters of Credit (the “Dollar LC Commission”), and (B) in respect of all Euro Letters of Credit issued for the account of such Borrower outstanding such Lender’s Euro Revolver Pro Rata Share of a commission equal to the then Applicable Eurocurrency Margin for Revolving Loans with respect to the Effective Amount under such outstanding Euro Letters of Credit (the “Euro LC Commission” and, together with the Dollar LC Commission, the “LC Commission”) payable in arrears on and through each Quarterly Payment Date, on the Revolver Termination Date and thereafter, on demand. The LC Commission shall be computed on a daily basis from the first day of issuance of each Letter of Credit and on the basis of the actual number of days elapsed over a year of 360 days.

Promptly upon receipt by the respective Facing Agent or Administrative Agent of any amount described in clause (i)(A) or (ii) of this Section 2.10(g), such Facing Agent or Administrative Agent shall distribute to each Lender that has reimbursed such Facing Agent in accordance with Section 2.10(d) its Dollar Revolver Pro Rata Share or Euro Revolver Pro Rata Share, as the case may be, of such amount. Amounts payable under clause (i)(B) and (C) of this Section 2.10(g) shall be paid directly to such Facing Agent.

(h) Indemnification. In addition to amounts payable as elsewhere provided in this Agreement, each Borrower hereby agrees to protect, indemnify, pay and hold each Facing Agent harmless, on an after-tax basis, from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) (other than Excluded Taxes, except to the extent such amounts are required to be paid to make an indemnity payment on an after-tax basis) which any Facing Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction of the applicable with respect to such Facing Agent or (ii) the failure of the applicable Facing Agent to honor a Drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”). As between any Borrower and each Facing Agent, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by any Facing Agent by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Facing Agent shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of or any Drawing under such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a Drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any Drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the applicable Facing Agent, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the applicable Facing Agent’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Facing Agent under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, and in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not put any Facing Agent under any resulting liability to any Borrower.

Notwithstanding anything to the contrary contained in this Agreement, no Borrower shall have any obligation to indemnify any Facing Agent in respect of any liability incurred by such Facing Agent to the extent arising out of the gross negligence or willful misconduct of such Facing Agent. The right of indemnification in the first paragraph of this Section 2.10(h) shall not prejudice any rights that any Borrower may otherwise have against each Facing Agent with respect to a Letter of Credit issued hereunder.

(i) Increased Costs. If at any time after the date hereof the introduction of or any change in any applicable law, rule, regulation, order, guideline or request (other than any law, rule, regulation, guidelines or request relating to Taxes that are the subject matter of Section 4.7) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by each Facing Agent or such Lender with any request or directive by any such authority (whether or not having the force of law or any change in GAAP), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Facing Agent or participated in by any Lender, or (ii) impose on any Facing Agent or any Lender any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Facing Agent or any Lender of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by such Facing Agent or any Lender hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the applicable Borrower by the respective Facing Agent or any Lender (a copy of which demand shall be sent by such Facing Agent or such Lender to Administrative Agent), the applicable Borrower shall pay to Facing Agent or such Lender such additional amount or amounts as will compensate such Lender, for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Each Facing Agent or any Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(i), will give prompt written notice thereof to the applicable Borrower, which notice shall include a certificate submitted to the applicable Borrower by the respective Facing Agent or such Lender (a copy of which certificate shall be sent by such Facing Agent or such Lender to Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Facing Agent or such Lender, although failure to give any such notice shall not release or diminish any Credit Party’s obligations to pay additional amounts pursuant to this Section 2.10(i). The certificate required to be delivered pursuant to this Section 2.10(i) shall, absent manifest error, be final, conclusive and binding on the Credit Parties.

(j) Existing Letters of Credit. The letters of credit set forth under the caption “Letters of Credit outstanding on the Effective Date” on Schedule 2.10(j) annexed hereto and made a part hereof which were issued pursuant to the Existing Credit Agreement and which remain outstanding as of the Initial Borrowing Date (the “Existing Letters of Credit”). Each Borrower, each Facing Agent and each of the Lenders hereby agree with respect to the Outstanding Letters of Credit that such Outstanding Letters of Credit, for all purposes under this Agreement shall be deemed to be Dollar Letters of Credit or Euro Letters of Credit (as indicated on Schedule 2.10(j)), governed by the terms and conditions of this Agreement. Each Lender agrees to participate in each Outstanding Letter of Credit issued by any Facing Agent in an amount equal to its Revolver Pro Rata Share of the Stated Amount of such Outstanding Letter of Credit.

2.11 Pro Rata Borrowings. Except as expressly provided in Section 2A.9(e), Borrowings of Loans under this Agreement shall be loaned by the applicable Lenders pro rata on the basis of their Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitments hereunder.

ARTICLE IIA

AMOUNT AND TERMS OF CANADIAN REVOLVER

2A.1 The Canadian Revolving Commitments. Each Canadian Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to Canadian Borrower in Canadian Dollars on a revolving basis, including by means of B/As or B/A Equivalent Loans, from time to time during the Canadian Commitment Period in an amount not to exceed its Canadian Revolver Pro Rata Share of the Total Available Canadian Revolving Commitment (each such loan by any Lender, a “Canadian Revolving Loan” and collectively, the “Canadian Revolving Loans”). The Canadian Revolving Loans (i) shall be denominated in Canadian Dollars and (ii) if made on the Initial Borrowing Date, shall be made as Canadian Prime Rate Loans. Except as hereinafter provided, Canadian Revolving Loans may, at the option of Canadian Borrower, be maintained as and/or converted into Canadian Prime Rate Loans or B/A Loans. All Canadian Revolving Loans comprising the same Borrowing hereunder shall be made by the Canadian Revolving Lenders simultaneously and in proportion to their respective Canadian Revolving Commitments. Prior to the Canadian Revolver Termination Date, Canadian Revolving Loans may be repaid and reborrowed by Canadian Borrower in accordance with the provisions hereof and, except as otherwise specifically provided herein, all Canadian Revolving Loans comprising the same Borrowing shall at all times be of the same Type. As the context may require, references to the outstanding principal amount of any Canadian Revolving Loan shall include the face amount of B/A Loans.

2A.2 Notes.

(a) Evidence of Indebtedness. At the request of any Canadian Revolving Lender, Canadian Borrower’s obligation to pay the principal of and interest on all Canadian Revolving Loans (other than B/As) made to it by such Lender shall be evidenced by a promissory note duly executed and delivered by Canadian Borrower substantially in the form of Exhibit 2A.2(a) hereto, with blanks appropriately completed in conformity herewith.

(b) Notation of Payments. Each Canadian Revolving Lender will note on its internal records the amount of each Canadian Revolving Loan made by it and each payment in respect thereof and will, prior to any transfer of its Canadian Revolving Note in accordance with the terms of this Agreement, endorse on the reverse side thereof the outstanding principal amount of Canadian Revolving Loans evidenced thereby. Failure to make any such notation shall not affect Canadian Borrower’s or any guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Canadian Revolving Loans.

2A.3 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing by Canadian Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in integral multiples of Cdn.$1,000,000 above such minimum (or, if less, the then Total Available Canadian Revolving Commitment). More than one Borrowing may be incurred on any date.

2A.4 Borrowing Options. The Canadian Revolving Loans shall, at the option of Canadian Borrower except as otherwise provided in this Agreement, be (i) Canadian Prime Rate Loans, (ii) B/A Loans, or (iii) part Canadian Prime Rate Loans and part B/A Loans, provided that, all Canadian Revolving Loans made by the Canadian Revolving Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Canadian Revolving Loans of the same Type.

2A.5 Notice of Canadian Borrowing. Whenever Canadian Borrower desires to make a Borrowing of any Canadian Revolving Loan hereunder, Canadian Borrower shall give Canadian Administrative Agent at its Notice Address at least one Business Day’s (two Business Days’ in the case of B/A Loans) prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time) of each B/A Loan or Canadian Prime Rate Loan; provided, however, that a Notice of Canadian Borrowing with respect to Borrowings to be made on the date hereof may, at the discretion of Canadian Administrative Agent, be delivered later than the time specified above. Each such notice (each a “Notice of Canadian Borrowing”), which shall be in the form of Exhibit 2A.5 hereto, shall be irrevocable, shall be deemed a representation by Canadian Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans (or the face amount of the B/A Loans, as the case may be) to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day), and (iii) whether the Loans being made pursuant to such Borrowing are to be Canadian Prime Rate Loans or B/A Loans and with respect to B/A Loans the Contract Period and maturity date to be applicable thereto. Canadian Administrative Agent shall as promptly as practicable give each Canadian Revolving Lender written or telephonic notice (promptly confirmed in writing) of each proposed Borrowing, of such Canadian Revolving Lender’s Canadian Revolver Pro Rata Share thereof and of the other matters covered by the Notice of Canadian Borrowing. Without in any way limiting Canadian Borrower’s obligation to confirm in writing any telephonic notice, Canadian Administrative Agent may act without liability upon the basis of telephonic notice believed by Canadian Administrative Agent in good faith to be from a Responsible Officer of Canadian Borrower prior to receipt of written confirmation. Canadian Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on Canadian Borrower with respect to evidence of the terms of such telephonic Notice of Canadian Borrowing. Canadian Borrower hereby agrees not to dispute Canadian Administrative Agent’s or DB’s record of the time of telephonic notice.

2A.6 Conversion or Continuation. Subject to Section 2A.4, Canadian Borrower may elect (i) on any Business Day to convert Canadian Prime Rate Loans or any portion thereof to B/A Loans and (ii) at the end of any Contract Period with respect thereto, to convert B/A Loans or any portion thereof into Canadian Prime Rate Loans or continue such B/A Loans or any portion thereof for an additional Contract Period; provided, however, that the aggregate face amount of the B/A Loans for each Contract Period therefor must be in an aggregate principal amount of Cdn.$5,000,000 or an integral multiple of Cdn.$1,000,000 in excess thereto. Each such election shall be in substantially the form of Exhibit 2A.6 hereto (a “Notice of Canadian Conversion or Continuation”) and shall be made by giving Canadian Administrative Agent at least two Business Days’ prior written notice thereof to the Canadian Notice Address given not later than 12:00 p.m. (New York City time), specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of B/A Loans, the Contract

Period therefor, (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day). Notwithstanding the foregoing, no conversion in whole or in part of Canadian Prime Rate Loans to B/A Loans, and no continuation in whole or in part of B/A Loans, upon the expiration of the Contract Period, therefor, shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2A.6, Canadian Administrative Agent does not receive a Notice of Canadian Conversion or Continuation from Canadian Borrower containing a permitted election to continue any B/A Loans, for an additional Contract Period to convert any such Loans, then, upon the expiration of the Contract Period, therefor, such Loans will be automatically converted to Canadian Prime Rate Loans. Each Notice of Canadian Conversion or Continuation shall be irrevocable.

2A.7 Disbursement of Funds and Presumptions by Canadian Administrative Agent. No later than 12:00 p.m. (local time at the place of funding) on the date specified in each Notice of Canadian Borrowing, each Canadian Revolving Lender will make available its Canadian Revolver Pro Rata Share of Canadian Revolving Loans of the Borrowing requested to be made on such date in Canadian Dollars and in immediately available funds, at the Payment Office and Canadian Administrative Agent will make available to Canadian Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 2:00 p.m. (local time in the place of payment). Unless Canadian Administrative Agent shall have been notified by any such Lender at least one Business Day prior to the date of Borrowing that such Lender does not intend to make available to Canadian Administrative Agent such Lender’s portion of the Borrowing to be made on such date, Canadian Administrative Agent may assume that such Lender has made such amount available to Canadian Administrative Agent on such date of Borrowing and Canadian Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to Canadian Borrower a corresponding amount. If such corresponding amount is not in fact made available to Canadian Administrative Agent by such Lender on the date of Borrowing, Canadian Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Canadian Administrative Agent’s demand therefor, Canadian Administrative Agent shall promptly notify Canadian Borrower and, if so notified, Canadian Borrower shall immediately pay such corresponding amount to Canadian Administrative Agent. Canadian Administrative Agent shall also be entitled to recover from Canadian Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Canadian Administrative Agent to Canadian Borrower to the date such corresponding amount is recovered by Canadian Administrative Agent, at a rate per annum equal to the rate for Canadian Prime Rate Loans or B/A Loans, as the case may be, applicable during the period in question; provided, however, that any interest paid to Canadian Administrative Agent in respect of such corresponding amount shall be credited against interest payable by Canadian Borrower to such Lender under Section 3.1 in respect of such corresponding amount. Any amount due hereunder to Canadian Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as of 10:00 a.m. (Toronto time) on the date of determination, as reported by Canadian

Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by Canadian Administrative Agent) for the first three days after the date such amount is due and thereafter at the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as of 10:00 a.m. (Toronto time) on the date of determination, as reported by Canadian Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by Canadian Administrative Agent) plus 1% per annum, together with Canadian Administrative Agent’s standard interbank processing fee. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder first to Canadian Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Canadian Administrative Agent pursuant to this Section 2A.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Canadian Revolver Pro Rata Share of all Canadian Revolving Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against Canadian Borrower with respect to any amounts paid to Canadian Administrative Agent or any Lender with respect to the preceding sentence, provided that, such Lender shall have full recourse against Canadian Borrower to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Canadian Revolving Commitment hereunder or to prejudice any rights which Canadian Borrower may have against the Lender as a result of any default by such Lender hereunder.

2A.8 Pro Rata Borrowings. Except as expressly provided in Section 2A.9(e), all Borrowings of Canadian Revolving Loans under this Agreement shall be loaned by the applicable Lenders pro rata on the basis of their Canadian Revolving Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Canadian Revolving Commitment hereunder.

2A.9 Bankers’ Acceptances.

(a) Subject to the terms and conditions of this Agreement, Canadian Borrower may request a Canadian Revolving Loan denominated in Canadian Dollars by presenting drafts for acceptance and, if applicable, purchase as B/As by the Canadian Revolving Lenders.

(b) A Canadian Revolving Lender shall not be obliged to either accept any draft presented for acceptance or advance any B/A Equivalent Loan:

(i) which is drawn on, or where the Contract Period applicable thereto expires, on a day which is not a Business Day;

(ii) where the Contract Period applicable thereto matures on a day subsequent to the Canadian Revolver Termination Date;

(iii) where the Contract Period applicable thereto has a term other than approximately 30, 60, 90 or 180 days;

(iv) which is denominated in any currency other than Canadian Dollars;

(v) which is not in a form satisfactory to such Canadian Revolving Lender or Canadian Administrative Agent;

(vi) for a continuation, in respect of which the Canadian Borrower has not then paid the applicable Acceptance Fee; or

(vii) if an Unmatured Event of Default or an Event of Default has occurred and is continuing.

(c) To facilitate availment of B/A Loans, Canadian Borrower hereby appoints each Canadian Revolving Lender as its attorney to sign and endorse on its behalf (in accordance with a Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation relating to a B/A Loan pursuant to Section 2A.5 or Section 2A.6), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Revolving Lender, blank drafts in the form requested by such Canadian Revolving Lender. In this respect, it is each Canadian Revolving Lender’s responsibility to maintain an adequate supply of blank drafts for acceptance under this Agreement. Canadian Borrower recognizes and agrees that all drafts signed and/or endorsed by a Canadian Revolving Lender on behalf of Canadian Borrower shall bind Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of Canadian Borrower. Each Canadian Revolving Lender is hereby authorized (in accordance with a Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation relating to a B/A Loan) to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Revolving Lender, provided that, the aggregate amount thereof is equal to the aggregate amount of drafts required to be accepted and purchased by such Canadian Revolving Lender. No Canadian Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except for the gross negligence or willful misconduct of the Canadian Revolving Lender or its officers, employees, agents or representatives. Each Canadian Revolving Lender shall maintain a record, which shall be made available to Canadian Borrower upon its request, with respect to drafts (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) cancelled at their respective maturities. On request by or on behalf of Canadian Borrower, a Canadian Revolving Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed on behalf of Canadian Borrower and that are held by such Canadian Revolving Lender and are not required to be issued in accordance with Canadian Borrower’s irrevocable notice. Alternatively, Canadian Borrower agrees that, at the request of Canadian Administrative Agent, Canadian Borrower shall deliver to Canadian Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(d) Drafts of Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2A.9. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any Canadian Revolving

Lender or Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on Canadian Borrower.

(e) Promptly following the receipt of a Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation specifying a Canadian Revolving Loan by way of B/As, Canadian Administrative Agent shall so advise the Canadian Revolving Lenders and shall advise each Canadian Revolving Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Canadian Revolving Lenders). In the case of Canadian Revolving Loans comprised of B/A Loans, the aggregate face amount of the B/As to be accepted by a Canadian Revolving Lender shall be in a minimum aggregate amount of Cdn.$500,000 and shall be a whole multiple of Cdn.$100,000, and such face amount shall be in the Canadian Revolving Lenders’ pro rata portions of such Canadian Revolving Loan, provided that, Canadian Administrative Agent may in its sole discretion increase or reduce any Canadian Revolving Lender’s portion of such B/A Loan to the nearest Cdn.$100,000.

(f) Canadian Borrower may specify in a Notice of Canadian Borrowing pursuant to Section 2A.5 or a Notice of Canadian Conversion or Continuation pursuant to Section 2A.6 that it desires that any B/A’s requested by such notice be purchased by the Canadian Revolving Lenders, in which case the Canadian Revolving Lenders shall, upon acceptance of a B/A by a Canadian Revolving Lender, purchase, or arrange for the purchase of, each B/A from Canadian Borrower at the Discount Rate for such Canadian Revolving Lender applicable to such B/A accepted by it and provide to Canadian Administrative Agent the Discount Proceeds for the account of Canadian Borrower. The Acceptance Fee payable by Canadian Borrower to a Canadian Revolving Lender under Section 3.1(d) in respect of each B/A accepted by such Canadian Revolving Lender shall be set off against the Discount Proceeds payable by such Canadian Revolving Lender under this Section 2A.9.

(g) Each Canadian Revolving Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

(h) If a Canadian Revolving Lender is not a chartered bank under the Bank Act (Canada) or if a Canadian Revolving Lender notifies Canadian Administrative Agent in writing that it is otherwise unable to accept Bankers’ Acceptances, such Canadian Revolving Lender will, instead of accepting and, if applicable, purchasing Bankers’ Acceptances, make an advance (a “B/A Equivalent Loan”) to Canadian Borrower in the amount and for the same term as the draft that such Canadian Revolving Lender would otherwise have been required to accept and purchase hereunder. Each such Canadian Revolving Lender will provide to Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of Canadian Borrower. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis at the Discount Rate) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the applicable Lenders and Canadian Borrower as the Bankers’ Acceptance which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the discount to the purchase price of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance.

(i) Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Revolving Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Canadian Revolving Lender in its own right, and Canadian Borrower agrees not to claim any days of grace if such Canadian Revolving Lender, as holder, sues Canadian Borrower on the B/A for payment of the amount payable by Canadian Borrower thereunder. Unless Canadian Borrower has requested and Canadian Revolving Lenders have granted a continuation of such B/A Loan in accordance with the provisions of this Agreement, on the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, Canadian Borrower shall pay the Canadian Revolving Lender that has accepted and purchased such B/A the full face amount of such B/A and, after such payment, Canadian Borrower shall have no further liability in respect of such B/A and such Canadian Revolving Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) Except as required by any Canadian Revolving Lender upon the occurrence of an Event of Default, no B/A Loan may be repaid by Canadian Borrower prior to the expiry date of the Contract Period applicable to such B/A Loan; provided, however, that any B/A Loan may be defeased as provided in the proviso to Section 4.3(d).

ARTICLE III

INTEREST AND FEES

3.1 Interest.

(a) Base Rate Loans. Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to such Borrower (or, if such Base Rate Loan was converted from a Eurocurrency Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a Eurocurrency Loan pursuant to Section 2.6 at a rate per annum equal to the relevant Base Rate plus the Applicable Base Rate Margin.

(b) Eurocurrency Loans. Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s Eurocurrency Loans from the date the proceeds thereof are made available to such Borrower (or, if such Eurocurrency Loan was converted from a Base Rate Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurocurrency Loan or (ii) the conversion of such Eurocurrency Loan to a Base Rate Loan pursuant to Section 2.6 at a rate per annum equal to the (other than a B/A Loan) relevant Eurocurrency Rate plus the Applicable Eurocurrency Margin.

(c) Canadian Prime Rate Loans. Canadian Borrower agrees to pay interest in respect of the unpaid principal amount of each Canadian Prime Rate Loan from the date the proceeds thereof are made available to Canadian Borrower (or in the case of a conversion of a B/A Loan to a Canadian Prime Rate Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Canadian Prime Rate Loan or (ii) the conversion of such Canadian Prime Rate Loan to a B/A Loan pursuant to Section 2A.6 at a rate per annum equal to the Canadian Prime Rate plus the Applicable Canadian Prime Rate Margin.

(d) B/A Loans. Canadian Borrower agrees to pay the Acceptance Fee on the date of acceptance of a draft or making of a B/A Equivalent Loan as calculated in the definition of “Acceptance Fee” and in accordance with Section 2A.9(f).

(e) Overnight Rate Loans. Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of each Overnight Rate Loan from the date the proceeds thereof are made available to such Borrower until the maturity of such Overnight Rate Loan at a rate per annum equal to the Overnight Euro Rate or Overnight LIBOR Rate, as applicable.

(f) Payment of Interest. Interest on each Loan (other than a B/A Loan) shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(h) shall be payable from time to time on demand. Interest shall also be payable on all then outstanding Revolving Loans and Canadian Revolving Loans on the Revolver Termination Date and on all Loans on the date of repayment (including prepayment) thereof (except that voluntary prepayments of Revolving Loans that are Base Rate Loans made pursuant to Section 4.3 on any day other than a Quarterly Payment Date or the Revolver Termination Date need not be made with accrued interest from the most recent Quarterly Payment Date, provided such accrued interest is paid on the next Quarterly Payment Date) and on the date of maturity (by acceleration or otherwise) of such Loans. During the existence of any Event of Default, interest on any Loan shall be payable on demand.

(g) Notification of Rate. Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans for any Interest Period, shall promptly notify Borrowers and the Lenders thereof. Such determination shall, absent manifest error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

(h) Default Interest. Notwithstanding the rates of interest specified herein, effective on the date thirty (30) days after the occurrence and continuance of any Event of Default (other than the failure to pay obligations when due) and for so long thereafter as any such Event of Default shall be continuing, and effective immediately, upon any failure to pay any obligations or any other amounts due under any of the Loan Documents, whether by acceleration or otherwise, the principal balance of each Loan (other than a B/A Loan) then outstanding and, to the extent permitted by applicable law, any interest payment on each Loan (other than a B/A Loan) not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the Default Rate.

(i) Maximum Interest. (i) If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, the applicable Borrower shall be obligated to pay the maximum amount then permitted by applicable law and the applicable Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full. To the extent necessary to comply with applicable usury law, provisions of the Mortgages related to maximum rates of interest are incorporated herein by reference and shall control and supersede any provision hereof or of any other Loan Document to the contrary.

(ii) The Borrowers acknowledge that the provisions of Articles L313-1 et seq, R 313-1 and R313-2 of the French consumer code (“Code de la Consommation”) are not applicable to the transactions contemplated in this Agreement. Had they been applicable, the parties to this Credit Agreement acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to Loans and the Borrowers’ right to select the currency and the duration of the Interest Period of each Loan) the effective global rate (“taux effectif global”) cannot be calculated at the date of this Agreement.

(j) Interest Act (Canada) Disclosure. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

3.2 Fees.

(a) Upfront Fees. Crown Holdings shall pay the fees as set forth in the Fee Letter at the times set forth in such letter for distribution as set forth therein.

(b) Commitment Fees.

(i) U.S. Borrower agrees to pay to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Dollar Revolving Commitment (based on its Dollar Revolver Pro Rata Share) a commitment fee in Dollars (the “Dollar Commitment Fee”) for the period commencing on the Initial Borrowing Date to and including the Revolver Termination Date or the earlier termination of the Dollar Revolving Commitments (and, in either case, repayment in full of the Dollar Revolving Loans and payment in full, or cash collateralization (by the deposit of cash into the Collateral Account or otherwise) in amounts and pursuant to arrangements satisfactory to Administrative Agent and the applicable Facing Agent, of the Dollar LC Obligations), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Dollar Revolving Commitment (with the Available Dollar Revolving Commitment of each Lender determined without reduction for such Lender’s Dollar Revolver Pro Rata Share of U.S. Swing Line Loans outstanding). Unless otherwise specified, accrued Dollar Commitment Fees shall be due and payable in arrears (i) on each Quarterly Payment Date, (ii) on the Dollar Revolver Termination Date and (iii) upon any reduction or termination in whole or in part of the Dollar Revolving Commitments (but only, in the case of a reduction, on the portion of the Dollar Revolving Commitments then being reduced);

(ii) European Borrower agrees to pay to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Euro Revolving Commitment (based on its Euro Revolver Pro Rata Share) a commitment fee in Dollars (the “Euro Commitment Fee”) for the period commending on the Initial Borrowing Date to and including the Revolver Termination Date or the earlier termination of the Euro Revolving Commitments (and, in either case, repayment in full of the Euro Revolving Loans and payment in full, or collateralization (by the deposit of cash into the Collateral Account or otherwise) in amounts and pursuant to arrangements satisfactory to Administrative Agent and the applicable Facing Agent, of the Euro LC Obligations), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Euro Revolving Commitment (with the Available Euro Revolving Commitment of each Lender determined without reduction for such Lender’s Euro Revolver Pro Rata Share of European Swing Line Loans outstanding). Unless otherwise specified, accrued Euro Commitment Fees shall be due and payable (i) on each Quarterly Payment Date, (ii) on the Revolver Termination Date and (iii) upon any reduction or termination in whole or in part of the Euro Revolving Commitments (but only, in the case of a reduction, on the portion of the Euro Revolving Commitments then being reduced).

(iii) Canadian Borrower agrees to pay to Canadian Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Canadian Revolving Commitment (based on its Canadian Revolver Pro Rata Share) a commitment fee in Canadian Dollars (the “Canadian Commitment Fee”) for the period commencing on the Initial Borrowing Date to and including the Canadian Revolver Termination Date or the earlier termination of the Canadian Revolving Commitments (and, in either case, repayment in full of the Canadian Revolving Loans), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Canadian Revolving Commitment. Unless otherwise specified, accrued Canadian Commitment Fees shall be due and payable in arrears (i) on each Quarterly Payment Date, (ii) on the Canadian Revolver Termination Date and (iii) upon any reduction or termination in whole or in part of the Canadian Revolving Commitments (but only, in the case of a reduction, on the portion of the Canadian Revolving Commitments then being reduced).

(c) Agency Fees. The Borrowers shall pay to Administrative Agent for its own account, agency and other Loan fees in the amount and at the times set forth in administrative agent letter between Crown Holdings, the Borrowers and Administrative Agent.

3.3 Computation of Interest and Fees. Interest on all Loans (other than B/A Loans) and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days; provided that interest on all Base Rate Loans and Canadian Prime Rate Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Interest on all Loans denominated in Sterling shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Each determination of an interest rate by Administrative Agent or Canadian Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. Administrative Agent shall, at any time and from time to time upon request of Crown Holdings, deliver to Crown Holdings a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement. Each change in the Applicable Base Rate Margin or Applicable Eurocurrency Margin or the Applicable Commitment Fee Percentage as a result of a change in Crown Holdings’ Most Recent Total Leverage Ratio shall become effective on the date upon which such change in such ratio occurs.

3.4 Interest Periods. At the time it gives any Notice of Borrowing or a Notice of Conversion or Continuation with respect to Eurocurrency Loans, the applicable Borrower shall elect, by giving Administrative Agent written notice, the interest period (each an “Interest Period”) which Interest Period shall, at the option of the applicable Borrower, be one, two or three weeks or one, two, three or six months or, if available to each of the applicable Lenders (as determined by each such applicable Lender in its sole discretion) a nine or twelve month period, provided that prior to the Syndication Date, Interest Periods for Term B Dollar Loans that are Eurocurrency Loans shall be seven (7) days, except as permitted by Administrative Agent in its sole discretion (with all such Interest Periods ending on the same day during such period); provided, further, that:

(a) all Eurocurrency Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any Eurocurrency Loan shall commence on the date of such Borrowing of such Eurocurrency Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurocurrency Loan shall commence on the last day of the immediately preceding Interest Period;

(c) if any Interest Period relating to a Eurocurrency Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurocurrency Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) no Interest Period may be selected at any time when an Unmatured Event of Default or Event of Default is then in existence; provided, that Alternative Currency Loans shall continue with Interest Periods of one month if any Unmatured Event of Default or Event of Default is then in existence;

(f) no Interest Period shall extend beyond the applicable Term Maturity Date for any Term Loan or the Revolver Termination Date for any Revolving Loan or the Canadian Revolver Termination Date for any Canadian Revolving Loan; and

(g) no Interest Period in respect of any Borrowing of Term Loans of any Facility shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loan Facility will be required to be made under Section 4.4(b), (c) or (d) as the case may be, if the aggregate principal amount of Term Loans of such Facility, which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Term Loans of such Facility then outstanding less the aggregate amount of such required prepayment.

3.5 Compensation for Funding Losses. Each Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Loans or B/A Equivalent Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurocurrency Loan or B/A Equivalent Loan remained outstanding until the last day of the Interest Period applicable to such Eurocurrency Loans but excluding Excluded Taxes) which such Lender may sustain as a result of:

(a) for any reason (other than a default by such Lender or Administrative Agent) a continuation or Borrowing of, or conversion from or into, Eurocurrency Loans or B/A Equivalent Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation or Notice of Canadian Borrowing or Notice of Canadian Conversion or Continuation (whether or not withdrawn);

(b) any payment, prepayment or conversion or continuation of any of its Eurocurrency Loans or B/A Equivalent Loans occurring for any reason whatsoever on a date which is not the last day of an Interest Period applicable thereto;

(c) any repayment of any of its Eurocurrency Loans or B/A Loans not being made on the date specified in a notice of payment given by such Borrower; or

(d) (i) any other failure by such Borrower to repay such Borrower’s Eurocurrency Loans or B/A Equivalent Loan when required by the terms of this Agreement or (ii) an election made by Borrower pursuant to Section 3.7. A written notice setting forth in reasonable detail the basis of the incurrence of additional amounts owed such Lender under this Section 3.5 and delivered to such Borrower and Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes. Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though that Lender had actually funded its relevant Eurocurrency Loan or B/A Equivalent Loan through the purchase of a Eurocurrency deposit bearing interest at the Eurocurrency Rate or a B/A in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurocurrency Loans and B/A Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

3.6 Increased Costs, Illegality, Etc.

(a) Generally. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the applicable Agent):

(i) on any Interest Rate Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurocurrency Rate; or

(ii) at any time, that any Lender shall incur increased costs or reduction in the amounts received or receivable hereunder with respect to any Eurocurrency Loan because of (x) any Change in Law having general applicability to all comparably situated Lenders within the jurisdiction in which such Lender operates since the date of this Agreement such as, for example, but not limited to: (A) the imposition of any tax of any kind with respect to this Agreement or any Eurocurrency Loan or a change in the basis of taxation of payments to any Lender of the principal of or interest on the Notes or any other amounts payable hereunder (except for a changes to the extent relating to Excluded Taxes) or (B) a change in official reserve, special deposit, compulsory loan, insurance charge or similar requirements by any Governmental Authority (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurocurrency Rate) and/or (y) other circumstances since the date of this Agreement affecting such Lender or the interbank Eurocurrency market or the position of such Lender in such market (excluding, however, differences in a Lender’s cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent); or

(iii) at any time, that the making or continuance of any Eurocurrency Loan or any Loan in Dollars to a Subsidiary Borrower that is not a Subsidiary Borrower on the date hereof has been made (x) unlawful by any law, directive or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurocurrency market;

then, and in any such event, such Lender (or Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to Borrowers. Thereafter, (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as Administrative Agent notifies Crown Holdings and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion or Continuation given by any Borrower with respect to Eurocurrency Loans (other than with respect to conversions to Base Rate Loans) which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower and, in the case of Alternative Currency Loans, such Loans shall thereafter bear interest at a rate equal to

Administrative Agent’s cost of funds for such Alternative Currency plus the Applicable Eurocurrency Margin, (y) in the case of clause (ii) above, such Borrower shall pay to such Lender, within ten days of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder and (z) in the case of clause (iii) above, such Borrower shall take one of the actions specified in Section 3.6(b) as promptly as possible and, in any event, within the time period required by law. In determining such additional amounts pursuant to clause (y) of the immediately preceding sentence, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section 3.6(a).

(b) Eurocurrency Loans. At any time that any Eurocurrency Loan is affected by the circumstances described in Section 3.6(a)(ii) or (iii), any Borrower may (and, in the case of a Eurocurrency Loan affected by the circumstances described in Section 3.6(a)(iii), shall) either (i) if the affected Eurocurrency Loan is then being made initially or pursuant to a conversion, by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that Crown Holdings as the applicable Borrower was notified by the affected Lender or Administrative Agent pursuant to Section 3.6(a)(ii) or (iii), cancel the respective Borrowing, or (ii) if the affected Eurocurrency Loan is then outstanding, upon at least three Business Days’ written notice to Administrative Agent, require the affected Lender to convert such Eurocurrency Loan into a Base Rate Loan, provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(b).

(c) Capital Requirements. Without duplication of Section 3.6(a), if any Lender determines that any Change in Law concerning capital adequacy by any Governmental Authority will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the applicable Borrower shall pay to such Lender, within fifteen days of its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.

(d) Certificates for Reimbursement. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6, will give prompt written notice thereof to Crown Holdings and Administrative Agent (which notice Administrative Agent will promptly transmit to each of the other Lenders), which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice (unless the respective Lender has intentionally withheld or delayed such notice, in which case the respective Lender shall not be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 270th day before the giving of such notice) shall not release or diminish any of any Borrower’s obligations to pay additional amounts pursuant to this Section 3.6. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s commitments, loans or obligations in general and are not specifically attributable to the Commitments, Loans and obligations hereunder, cover all commitments, loans and obligations similar to the Commitments, Loans and obligations of such Lender hereunder whether or not the loan documentation for such other commitments, loans or obligations permits the Lender to make the determination specified in this Section 3.6. Such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6(d), will give prompt written notice thereof to Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

3.7 Mitigation Obligations; Replacement of Affected Lenders.

(a) Change of Lending Office. Each Lender which is or will be owed compensation pursuant to Section 3.6(a) or (c) or Section 4.7(b) or (c) will, if requested by Crown Holdings, use reasonable efforts (subject to overall policy considerations of such Lender) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit or to assign its rights and obligations hereunder to another of its branches or Affiliates if in the judgment of such Lender such designation or assignment will avoid the need for, or materially reduce the amount of, such compensation to such Lender and will not, in the judgment of such Lender, be otherwise disadvantageous in any significant respect to such Lender. Crown Holdings hereby agrees to pay, or to cause the applicable Borrower to pay, all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment. Nothing in this Section 3.7(a) shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided for herein.

(b) Replacement of Lenders. If (x) any Revolving Lender or Canadian Revolving Lender becomes a Defaulting Lender or otherwise defaults in its Obligations to make Loans or fund Unpaid Drawings, (y) any Lender is owed increased costs under Section 3.6(a)(ii) or (iii) or Section 3.6(c) or Section 4.7(b) or (c) materially in excess of those to the other Lenders or (z) as provided in the last sentence of Section 12.1(a) or in Section 12.1(b) any Lender refuses to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement, Crown Holdings shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more assignment agreements, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and participation in Letters of Credit by, the Replaced Lender (or, at the option of Crown Holdings if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent), (ii) Crown Holdings shall have paid, or shall have caused the applicable Borrower to pay, to Administrative Agent the assignment fee specified in Section 12.8, and (iii) all obligations of all

Credit Parties owing to the Replaced Lender (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i), (ii) and (iii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by each applicable Borrower, the Replacement Lender shall become a Lender hereunder and, unless the Replaced Lender continues to have outstanding Term Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, no Lender that acts as a Facing Agent may be replaced hereunder at any time which it has Letters of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Facing Agent (including the furnishing of a standby letter of credit in form and substance, and issued by an issuer satisfactory to such Facing Agent or the depositing of cash collateral into the Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such Facing Agent) have been made with respect to such outstanding Letters of Credit.

ARTICLE IV

REDUCTION OF COMMITMENTS;

PAYMENTS AND PREPAYMENTS

4.1 Voluntary Reduction of Commitments. Upon at least three (3) Business Days’ prior written notice (or telephonic notice confirmed in writing) to Administrative Agent at the Notice Address (which notice Administrative Agent shall promptly transmit to each Lender), (i) U.S. Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Dollar Revolving Commitments or Swing Line Commitment in whole or in part, (ii) European Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Euro Revolving Commitments or Swing Line Commitment in part or in whole, and (iii) Canadian Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Canadian Revolving Commitments in part or in whole; in each case, provided that (x) any such voluntary termination of the Dollar Revolving Commitment, Euro Revolving Commitments or Canadian Revolving Commitment shall apply to proportionately and permanently reduce the Dollar Revolving Commitment, Euro Revolving Commitment or Canadian Revolving Commitment of each Dollar Revolving Lender, Euro Revolving Lender or Canadian Revolving Lender, as the case may be, (y) any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least $10,000,000 and integral multiples of $5,000,000 in excess of that amount and (z) any such voluntary termination of the Dollar Revolving Commitment, Euro Revolving Commitment or Canadian Revolving Commitments shall occur simultaneously with a voluntary prepayment, pursuant to Section 4.3 such that the total of the Dollar Revolving Commitment, Euro Revolving Commitment or Canadian Revolving Commitments shall not be reduced below the aggregate principal amount of outstanding Revolving Loans plus the aggregate Dollar LC Obligations and U.S. Swing Line Loans, in the case of the Dollar Revolving Commitment; Euro Revolving Loans plus the aggregate Effective Amount of Euro LC Obligations and European Swing Line Loans, in the case of Euro Revolving Commitments and Canadian Revolving Loans, in the case of Canadian Revolving Commitments and the Swing Line Commitment shall not be reduced below the aggregate principal amount of U.S. Swing Line Loans and the European Swing Line Loans.

4.2 Mandatory Reductions of Term Commitments. The Term Commitments terminate on the Initial Borrowing Date after giving effect to the Borrowing of the Term Loans on such date.

4.3 Voluntary Prepayments. Each Borrower shall have the right to prepay the Loans in whole or in part from time to time on the following terms and conditions:

(a) the applicable Borrower shall give Administrative Agent irrevocable written notice at its Notice Address (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Dollar Revolving Loans, Euro Revolving Loans, Canadian Revolving Loans or Swing Line Loans, the amount of such prepayment and the specific Borrowings to which such prepayment is to be applied, which notice shall be given by the applicable Borrower to Administrative Agent or Canadian Administrative Agent, as applicable, by 12:00 noon (New York City time) at least three (3) Business Days prior in the case of Eurocurrency Loans or Canadian Revolving Loans and at least one (1) Business Day prior in the case of Base Rate Loans to the date of such prepayment and which notice shall (except in the case of Swing Line Loans) promptly be transmitted by Administrative Agent to each of the applicable Lenders;

(b) each partial prepayment of any Borrowing (other than a Borrowing of Swing Line Loans) shall be in an aggregate principal amount of at least $1,000,000, Cdn.$1,000,000, €1,000,000 or £1,000,000, as applicable, and each partial prepayment of a Swing Line Loan shall be in an aggregate principal amount of at least $500,000, €500,000 or £500,000, as applicable; provided that no partial prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(c) Eurocurrency Loans may only be prepaid pursuant to this Section 4.3 on the last day of an Interest Period applicable thereto or on any other day subject to Section 3.5;

(d) each prepayment in respect of any Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided, however that Canadian Borrower may defense any B/A by depositing with Canadian Administrative Agent an amount equal to the face amount of such maturing B/A, provided, that such prepayment shall not be applied to any Loans of a Defaulting Lender at any time when the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Pro Rata Share of all Loans then outstanding; and

(e) each voluntary prepayment of Term Loans shall be applied to the Scheduled Term Repayments of all outstanding Term Loans in proportional amounts equal to the applicable Term Percentage of Term Loans with respect to such prepayment and, within each Term Loan, to reduce the remaining Scheduled Term Repayments, in inverse order of maturity. Unless otherwise specified by the applicable Borrower, such prepayment shall be applied first to the payment of Base Rate Loans and second to the payment of such Eurocurrency Loans as the applicable Borrower shall request (and in the absence of such request, as Administrative Agent shall determine).

The notice provisions, the provisions with respect to the minimum amount of any prepayment and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.3 are for the benefit of Administrative Agent and may be waived unilaterally by Administrative Agent.

4.4 Mandatory Prepayments.

(a) Prepayment Upon Overadvance.

(i) U.S. Borrower shall prepay the outstanding principal amount of the Loans under the Dollar Revolving Facility on any date on which the aggregate Effective Amount of such Loans, together with the aggregate Effective Amount of Dollar LC Obligations and Effective Dollar Revolving Amount of U.S. Swing Line Loans exceeds the aggregate Commitments, in the amount of such excess. If, after giving effect to the prepayment of all outstanding Dollar Revolving Loans, the aggregate Effective Amount of Dollar LC Obligations plus the aggregate Effective Amount of U.S. Swing Line Loans exceeds the aggregate Dollar Revolving Commitments then in effect, U.S. Borrower shall prepay all outstanding U.S. Swing Line Loans, then cash collateralize Dollar LC Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, cash with Administrative Agent in an amount equal to the positive difference, if any, between the Effective Amount of such Dollar LC Obligations and the aggregate Dollar Revolving Loan Commitments then in effect. Administrative Agent shall establish in its name for the benefit of the applicable Revolving Lenders a cash collateral account (the “Collateral Account”) into which it shall deposit such cash (or such cash described in clause (ii) below) to hold as collateral security for the Dollar LC Obligations or Euro LC Obligations, as applicable.

(ii) European Borrower shall prepay the outstanding principal amount of the Loans under the Euro Revolving Facility on any date on which the aggregate Effective Amount of such Loans, together with the aggregate Effective Amount of Euro LC Obligations and Effective Amount of European Swing Line Loans exceeds the aggregate Euro Revolving Commitments, in the amount of such excess. If, after giving effect to the prepayment of all outstanding Euro Revolving Loans, the aggregate Effective Amount of Euro LC Obligations plus the aggregate Effective amount of European Swing Line Loans exceeds the aggregate Euro Revolving Commitments then in effect, European Borrower shall prepay all outstanding European Swing Line Loans, then cash collateralize Euro LC Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, cash with Administrative Agent in an amount equal to the positive difference, if any, between the Effective Amount of such Euro LC Obligations and the aggregate Euro Revolving Loan Commitments then in effect.

(iii) Canadian Borrower shall prepay the outstanding principal amount of the Loans under the Canadian Revolving Facility on any date on which the aggregate Effective Amount of such Loans exceeds the aggregate Canadian Revolving Commitments, in the amount of such excess. If, after giving effect to the prepayment of all outstanding Canadian Prime Rate Loans the outstanding principal amount of Canadian Revolving Loans exceeds the aggregate Canadian Revolving Commitments then in effect, the Canadian Borrower shall cash collateralize outstanding B/A Loans by depositing pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Canadian Administrative Agent, cash with Canadian Administrative Agent in an amount equal to the positive difference, if any, between the outstanding principal amount of Canadian Revolving Loans and the Canadian Revolving Commitments then in effect. Canadian Administrative Agent shall establish in its name for the benefit of the Canadian Revolving Lenders a cash collateral account into which it shall deposit said cash to hold as collateral security for the outstanding B/A Loans.

(b) Scheduled Term Repayments. The applicable Borrower shall cause to be paid Scheduled Term Repayments for each Term Facility on the Term Loans until the Term Loans are paid in full in the amounts and currencies and at the times specified in each of the Scheduled Term Repayment definitions to the extent that prepayments have not previously been applied to such Scheduled Term Repayments (and such Scheduled Term Repayments have not otherwise been reduced) pursuant to the terms hereof.

(c) Mandatory Prepayment Upon Asset Disposition. On the first Business Day after the date of receipt thereof by Crown Holdings and/or any of its Subsidiaries of Net Proceeds from any Asset Disposition (other than an Asset Disposition permitted by Section 8.3 or Sections 8.5(a) through 8.5(f) or 8.5(g), 8.5(j) or 8.5(k)), Borrowers shall apply an amount equal to 100% of the Net Proceeds from such Asset Disposition as a mandatory repayment of principal of the Term Loans, pursuant to the terms of Section 4.5(a), provided, that such Net Proceeds therefrom shall not be required to be so applied on such date to the extent that (i) no Credit Party would be obligated to make an offer to purchase any First Lien Notes or other Indebtedness if such Net Proceeds were not used to repay Term Loans and (ii) no Event of Default or Unmatured Event of Default then exists and Crown Holdings delivers a certificate to Administrative Agent on or prior to such date stating that such Net Proceeds shall be used to purchase assets used or to be used in the businesses referred to in Section 8.3(c) within 365 days following the date of such Asset Disposition (which certificate shall set forth the estimates of the proceeds to be so expended), provided, further, that (i) if all or any portion of such Net Proceeds not so applied to the repayment of Term Loans are not so used (or contractually committed to be used) within such 365 day period, such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Term Loans as provided above in this Section 4.4(c) and (ii) if all or any portion of such Net Proceeds are not required to be applied on the 365th day referred to in clause (i) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided in this Section 4.4(c); provided that if the assets subject to such Asset Disposition constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the applicable Collateral Agent, for its benefit and for the benefit of the other applicable Lenders in accordance with Section 7.14.

(d) Mandatory Prepayment With Excess Cash Flow. On each Excess Cash Flow Payment Date, Borrowers shall apply an amount equal to 50% of Excess Cash Flow of Crown Holdings and its Subsidiaries for the most recent Excess Cash Flow Period ending prior to such Excess Cash Flow Payment Date as a mandatory repayment of principal of the Term Loans pursuant to the terms of Section 4.5; provided, that so long as no Event of Default or Unmatured Event of Default then exists, if the Most Recent Total Leverage Ratio as of such Excess Cash Flow Payment Date is less than 4.0 to 1.0 and Rating Condition is satisfied as of such Excess Cash Flow Payment Date, no such prepayment shall be required; provided, further, that Excess Cash Flow for any Fiscal Year shall be reduced by the aggregate amount of prepayments of principal and premiums in respect of Existing Unsecured Debt (other than Debentures) or First Lien Notes made after the end of such Fiscal Year and prior to such Excess Cash Flow Payment Date.

(e) Mandatory Prepayment with Proceeds of Indebtedness. On the Business Day of receipt of Net Proceeds of Indebtedness by Crown Holdings or any of its Subsidiaries, Borrowers shall apply an amount equal to 100% of the Net Proceeds of any Indebtedness (other than Indebtedness permitted under Section 8.1 hereof) as a mandatory repayment of principal of the Term Loans in the order set forth in Section 4.5.

(f) Mandatory Prepayment Upon Recovery Event. Within ten (10) days following each date on which Crown Holdings or any of its Subsidiaries receives any Net Proceeds from any Recovery Event, Borrowers shall apply an amount equal to 100% of the Net Proceeds of such Recovery Event (net of reasonable costs and taxes incurred in connection with such Recovery Event) as a mandatory repayment of principal of the Term Loans pursuant to the terms of Section 4.5(a); provided that (1) so long as no Event of Default or Unmatured Event of Default then exists, if the Net Proceeds from any Recovery Event are less than $25,000,000, then no prepayment shall be required pursuant to this Section 4.4(f), and (2) so long as (i) no Credit Party would be requested to make an offer to purchase First Lien Notes or other Indebtedness if such Net Proceeds were not used to prepay Term Loans and (ii) no Event of Default or Unmatured Event of Default then exists, such proceeds which are greater than $25,000,000 shall not be required to be so applied on such date to the extent that Crown Holdings has delivered a certificate to Administrative Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within 365 days following the date of the receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended), that

(i) if all or any portion of such Net Proceeds not required to be applied to the repayment of Term Loans pursuant to the first proviso of this Section 4.4(f) are not so used (or contractually committed to be used) within 365 days after the day of the receipt of such proceeds, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of the Term Loan as provided in this Section 4.4(f);

(ii) if all or any portion of such Net Proceeds are not required to be applied on the 365th day referred to in clause (ii) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided in this Section 4.4(f); and

(iii) if the asset subject to such Recovery Event constituted Collateral under the Security Documents, then any replacement or substitute assets purchased with the proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the applicable Collateral Agent, for its benefit and for the benefit of the other applicable Lenders in accordance with Section 7.14.

4.5 Application of Prepayments; Waiver of Certain Prepayments.

(a) Prepayments. Except as expressly provided in this Agreement, all prepayments of principal made by Borrowers pursuant to Section 4.4 shall be applied (i) (1) if no Event of Default exists, to the Scheduled Term Repayments of the Term Facility or Term Facilities designated by Company (in amounts designated by Company) until paid in full; and (2) if an Event of Default exists, first to the payment of the unpaid principal amount of the Term Loans until paid in full (with, except as provided in the next succeeding sentence, the Term Percentage for each Term Facility of such repayment to be applied as a repayment of Term Loans of such Term Facility), and second, if an Event of Default exists to the payment of the then outstanding balance of the Revolving Loans and Canadian Revolving Loans, pro rata and the cash collateralization of Dollar LC Obligations and Euro LC Obligations and to the payment of the then outstanding balance of Swing Line Loans in each case, with any excess being retained by Borrower; (ii) within each of the foregoing Loans other than Canadian Revolving Loans, first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans or B/A Loans; and (iii) with respect to Eurocurrency Loans, in such order as Borrowers shall request (and in the absence of such request, as Administrative Agent shall determine) and (iv) within Canadian Revolving Loans, first to the payment of Canadian Prime Rate Loans and second to the cash collateralization of outstanding B/A Loans in accordance with the cash collateralization provisions set forth in Section 4.4(a). Each prepayment of Term Loans made pursuant to Section 4.4(c), (d), (e) and (f) shall be allocated first to the Term Loans based on the aggregate principal amount of the Scheduled Term Repayments due within the twelve month period following the date of such prepayment and shall be applied to such Scheduled Term Repayments in direct order of maturity, and, thereafter, shall be allocated second to the Term Loans in proportional amounts equal to the Term Percentage for each Term Facility (in each case, after giving effect to the prepayments made to the Scheduled Term Repayments due within such twelve month period as specified above), as the case may be, of such remaining prepayment, if any, and, within each Term Loan, shall be applied to reduce the remaining Scheduled Term Repayments on a pro rata basis (based upon the then remaining principal amount of such Scheduled Term Repayments). If any prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans denominated in Dollars. All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

(b) Payments. All regular installment payments of principal on the Term Loans shall be applied (i) first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans and (ii) with respect to Eurocurrency Loans, in such order as Borrowers shall request (and in the absence of such request, as Administrative Agent shall determine). All payments shall include payment of accrued interest on the principal amount so paid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

4.6 Method and Place of Payment.

(a) (i) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Administrative Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) on the date when due and shall be made in immediately available funds in the Applicable Currency and in each case to the account specified therefor for Administrative Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Dollars, written telex or telecopy notice by U.S. Borrower to Administrative Agent to make a payment from the funds in U.S. Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon or local time in the city in which the Payment Office for the payment is located on such day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon or local time in the city in which the Payment Office for the payment is located on such day), Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate (or the applicable cost of funds with respect to amounts denominated in an Alternative Currency) for each day from the date such amount is paid to Administrative Agent until the date Administrative Agent pays such amount to such Lender.

(ii) Except as otherwise specifically provided herein, all payments under this Agreement with respect to the Canadian Revolving Facility shall be made to Canadian Administrative Agent, for the ratable account of the Canadian Revolving Lenders entitled thereto, not later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) on the date when due and shall be made in Canadian Dollars and in each case to the account specified therefor for Canadian Administrative Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Canadian Dollars, written telex or telecopy notice by Canadian Borrower to Canadian Administrative Agent to make a payment from the funds in Canadian Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Canadian Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Canadian Administrative Agent prior to 12:00 Noon (local time in the city in which the Payment Office for the payment is located on such day)) like funds relating to the payment of principal or interest or fees ratably to the Canadian Revolving

Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon (local time in the city in which the Payment Office for the payment is located on such day)), Canadian Administrative Agent shall pay to each Canadian Revolving Lender its ratable amount thereof and each such Canadian Revolving Lender shall be entitled to receive from Canadian Administrative Agent, upon demand, interest on such amount at the applicable cost of funds with respect to Canadian Dollars for each day from the date such amount is paid to Canadian Administrative Agent until the date Canadian Administrative Agent pays such amount to such Canadian Revolving Lender.

(b) Any payments under this Agreement which are made by any Borrower later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to Eurocurrency Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

(c) Unless Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Facing Agent hereunder that the applicable Borrower will not make such payment, Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Facing Agent, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Facing Agent, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Facing Agent, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to Administrative Agent, at the Federal Funds Rate for amounts in Dollars (and, at Administrative Agent’s cost or funds for amounts in Canadian Dollars or any Alternative Currency) for the first three days and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%.

4.7 Net Payments.

(a) All payments made by or on behalf of any Borrower to or on behalf of any Lender or Agent hereunder or under any Loan Document will be made without recoupment, setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder and under any of the Loan Documents (including, without limitation, payments on account of principal and interest, and fees) to, or on behalf, of any Person shall be made by or on behalf of Borrowers free and clear of and without deduction or withholding for, or on account of, any Taxes whatever nature now or hereafter imposed by any Governmental Authority.

(b) If any Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by law to deduct or withhold any Taxes subject to Section 4.7(d) below, such Borrower shall increase the payment hereunder or under any such Loan Document such that the net amount received by the Lender or Administrative Agent equals net amount that would have been received had no such deduction or withholding occurred. To the extent any Borrower withholds any Taxes on payments hereunder or under any Loan Document, such Borrower shall pay the full amount to be deducted or withheld to the relevant taxation or other Governmental Authority within the time allowed for such payment under applicable law and shall deliver to Administrative Agent within 30 days after it has made such payment to the applicable authority a receipt issued by such authority (or other evidence satisfactory to Administrative Agent) evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment or such other evidence of payment that is reasonably satisfactory to Administrative Agent.

(c) If any Lender or Administrative Agent on its behalf, is required by law to make any payment on account of Taxes on or in relation to any amount received or receivable hereunder or under any other Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document, or any Tax is assessed against a Lender or Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, or from the execution, delivery, registration, recording or enforcement of any Loan Document the applicable Borrower will promptly indemnify such person against such Tax payment or cost, loss or liability, together with any interest, penalties and expenses (including counsel fees and expenses associated with such Tax) and any taxes imposed as a result of the receipt of the payment under this Section 4.7(c). A certificate (showing in reasonable detail the basis for such calculation) as to the amount of such payment by such Lender or Administrative Agent on its behalf, absent manifest error, shall be final, conclusive, and binding upon on all parties.

(d) (i) To the extent permitted by applicable law, each Lender or Agent that is a Non-U.S. Participant (other than a Canadian Revolving Lender that has only a Canadian Revolving Commitment) shall deliver to Borrower and Administrative Agent on or prior to the Initial Borrowing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s or Agent’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made under this Agreement or any Note. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Section 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate substantially in the form of Exhibit 4.7(d) (any such certificate, a Section 4.7(d)(i) Certificate”). In addition, each Lender and Agent that is a Non-U.S. Participant (other than a Canadian Revolving Lender that has only a Canadian Revolving Commitment) agrees that from time to time after the Initial Borrowing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender or Agent shall, to the extent permitted under applicable law, deliver to the Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Section 4.7(d)(i) Certificate, to confirm or establish the entitlement to such Lender or Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made under this Agreement or any Note.

(ii) Each Lender or Agent that is not a Non-U.S. Participant (other than any such Lender or Agent which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying to such Lender or Agent is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 4.7(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender or Agent, such Lender or Agent shall, to the extent permitted by applicable law, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(e) None of the Lenders nor any Agent shall be entitled to payment under this Section 4.7 unless it shall have notified the applicable Borrower that it is demanding payment not more than one hundred twenty (120) days after the day which it became aware it was entitled to such payment; provided, the foregoing shall in no way operate in derogation of the undertaking contained in the last sentence of this Section 4.7(e). In the event a Lender or an Agent determines that any event or circumstance that will lead to a claim under this Section 4.7 has occurred or will occur, such Lender or Agent will use its best efforts to so notify the applicable Borrower; provided, that any failure to provide such notice shall in no way impair the rights of Lenders’ or Agents’ to demand and receive compensation under this Section 4.7, but without prejudice to any claims by a Borrower for failure to observe this undertaking.

(f) Notwithstanding anything to the contrary in this Section 4.7, if the Internal Revenue Service determines that a Lender is a conduit entity participating in a conduit financing arrangement as defined in Section 7701(l) of the Code and the regulations thereunder and the relevant Borrower was not a participant to such arrangement (other than as a Borrower under this Agreement) (a “Conduit Financing Arrangement”), then (i) such Borrower shall have no obligations to pay additional amounts or indemnify the Lender for any Taxes with respect to any payments hereunder to the extent that the amount of such Taxes exceeds the amount that would have otherwise been withheld or deducted had the Internal Revenue Service not made such a determination and (ii) such Lender shall indemnify the applicable Borrower in full for any and all excess Taxes described in clause (i) for which such Borrower is held directly liable under Section 1461 of the Code by virtue of such Conduit Financing Arrangement; provided that such Borrower (1) promptly forwards to the Lender an official receipt or other documentation satisfactorily evidencing such payment, (2) shall contest such tax upon the reasonable request of the Lender and at such Lender’s cost and (3) shall pay to such Lender within 30 days any refund of such taxes (including interest thereon). Each Lender represents that it is not participating in a Conduit Financing Arrangement.

4.8 Representation of Canadian Revolving Lenders. Each Canadian Revolving Lender hereby represents and warrants to Canadian Borrower that it is either (i) a resident of Canada for the purpose of the ITA, or (ii) deemed to be resident in Canada for the purpose of Part XIII of the ITA and that amounts paid to it in its capacity as a Canadian Revolving Lender under this Agreement are in respect of its Canadian banking business for the purpose of the ITA (a “Canadian Taxable Lender”). Each Canadian Revolving Lender agrees that it shall promptly advise Canadian Administrative Agent and Canadian Borrower in writing if it ceases to be a Canadian Taxable Lender.

ARTICLE V

CONDITIONS OF CREDIT

5.1 Conditions Precedent to the Initial Borrowing. The obligation of the Lenders to make the Initial Loans and the obligation of the respective Facing Agent to issue and the Lenders to participate in Letters of Credit under this Agreement shall be subject to the fulfillment, at or prior to the Initial Borrowing Date, of each of the following conditions:

(a) Principal Loan Documents.

(i) Credit Agreement and Notes. Crown Holdings and each Borrower shall have duly executed and delivered to Administrative Agent, with a signed counterpart for each Lender, this Agreement (including all schedules, exhibits, certificates, opinions and financial statements required to be delivered pursuant), to the terms and conditions set forth herein), and, if requested, the Notes payable to the order of each applicable Lender in the amount of their respective Commitments all of which shall be in full force and effect;

(ii) U.S. Guarantee Agreement. Each U.S. Credit Party that is not a Parent Guarantor shall have duly authorized, executed and delivered a guarantee in the form of Exhibit 5.1(a)(ii) (as amended, restated, supplemented or otherwise modified from time to time, the “U.S. Guarantee Agreement”);

(iii) U.S. Security Agreement and Pledge Agreements. Each U.S. Credit Party shall have duly authorized, executed and delivered (A) a security agreement in the form of Exhibit 5.1(a)(iii)(A) (as amended, restated, supplemented and otherwise modified from time to time, the “U.S. Security Agreement”) and (B) a pledge agreement in the form of Exhibit 5.1(a)(iii)(B)(I) (as amended, restated, supplemented or otherwise modified from time to time, the “U.S. Shared Pledge Agreement”) and Exhibit 5.1(a)(iii)(B)(II) (as amended, restated, supplemented or otherwise modified from time to time, the “U.S. Bank Pledge Agreement”), covering pledges of 100% of the Capital Stock of the U.S. Subsidiaries held, directly or indirectly, by any of the U.S. Subsidiaries of Crown Holdings and 65% of the Voting Securities of the “first-tier” Non-U.S. Subsidiaries of U.S. Borrower and Crown International, together with (w) certificates representing all certificated Pledged Securities (as defined in the U.S. Bank Pledge Agreement and the U.S. Shared Pledge Agreement), together with executed and undated stock powers and/or assignments in blank, (x) all instruments representing all Intercompany Indebtedness payable to any U.S. Credit Party, together with executed and undated instruments of assignment endorsed in blank, (y) all promissory notes (to the extent such notes exist on the Effective Date) evidencing all Intercompany Indebtedness owed to any Credit Party by Crown Holdings or any Subsidiary as of the Effective Date and stock powers and instruments of transfer, endorsed in blank, with respect to the Capital Stock of Crown Holdings’ U.S. Subsidiaries and any such promissory notes, and (z) certificates of insurance required under the U.S. Security Agreement.

(iv) Non-U.S. Guarantee Agreements. (A) Each Non-U.S. Guarantee Subsidiary designated on Schedule 5.1(a)(iv)(A) shall have duly authorized, executed and delivered a guaranty in the form of Exhibit 5.1(a)(iv)(A) (as amended, restated, supplemented and otherwise modified from time to time, the “Non-U.S. Guarantee Agreement”) and (B) Crown Développement shall have duly authorized, executed and delivered the Crown Développement Parent Guarantee.

(v) Euro Security Documents. Each Euro Credit Party shall have duly authorized, executed and delivered counterparts of each Euro Security Document, together with, to the extent required by such Euro Security Document, the following:

(A) to the extent applicable, certificates representing all certificated Pledged Securities, together with executed and undated stock powers and/or assignments in blank or other instruments of transfer customary in the applicable jurisdiction;

(B) certificates of insurance (including by way of evidence of coverage on certificates of insurance issued in the United States);

(C) appropriate financing statements or comparable documents of, and executed by, the appropriate entities in proper form for filing under the provisions of the applicable or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant to the Euro Collateral Agent a perfected first priority Lien on such Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens;

(D) judgment and tax lien, bankruptcy and pending lawsuit search reports listing all effective financing statements or comparable documents which name any applicable Credit Party as debtor and which are filed in those jurisdictions in which any of such Collateral is located and the jurisdictions in which any applicable Credit Party’s principal place of business is located, together with copies of such existing financing statements, none of which shall encumber such Collateral covered or intended or purported to be covered by such Euro Security Document other than Permitted Liens; and

(E) evidence that all other actions reasonably necessary or desirable to perfect the security interest created by the Euro Security Documents have been taken.

(vi) French Intercompany Loan Documents. All French Intercompany Loan Agreements set forth on Schedule 5.1(a)(vi) shall have been duly executed by the French Intercompany Borrowers and collaterally assigned or pledged in favor of the Euro Collateral Agent;

(vii) U.S. Indemnity, Subrogation and Contribution Agreement. The Administrative Agent shall have received counterparts of the U.S. Indemnity, Subrogation and Contribution Agreement signed on behalf of each U.S. Subsidiary of Crown Holdings; and

(viii) Intercreditor Agreements; Sharing Agreement; Receivables Intercreditor Agreement. The Administrative Agent shall have received counterparts of each of the Intercreditor Agreements, the Sharing Agreement and the Receivables Intercreditor Agreement, each signed on behalf of each of the parties thereto.

(b) Perfection on Personal Property Collateral. Administrative Agent shall have received:

(i) executed and delivered Perfection Certificates dated the Initial Borrowing Date from U.S. Borrower, Crown Holdings and all of the U.S. Subsidiaries of Crown Holdings;

(ii) proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law, if any) for filing under the UCC or other appropriate filing offices of each foreign and domestic jurisdiction as may be necessary or, in the opinion of U.S. Collateral Agent, desirable to perfect the security interests purported to be created by the U.S. Security Documents;

(iii) copies of Requests for Information or Copies (Form UCC-1), or equivalent reports, listing all effective financing statements or similar notices that name any applicable Credit Party (by its actual name or any trade name, fictitious name or similar name), or any division or other operating unit thereof, as debtor (whether filed in the jurisdiction referred to in clause (i) or elsewhere), together with copies of such other financing statements (none of which shall cover the U.S. Collateral except to the extent evidencing Permitted Liens or for which U.S. Collateral Agent shall have received written authorization from the secured party to file termination statements (Form UCC-3 or such other termination statements as shall be required by local law), such termination statements fully executed for filing where necessary);

(iv) evidence of the completion of, or arrangements satisfactory to U.S. Collateral Agent for, all other recordings and filings of, or with respect to, the Security Documents with all Governmental Authorities and all other actions as may be necessary or, in the reasonable opinion of U.S. Collateral Agent, desirable to perfect the security interests intended to be created by the U.S. Security Documents and to release or modify UCC filings that do not constitute Permitted Liens; and

(v) evidence that all other actions necessary, or in the reasonable opinion of U.S. Collateral Agent and the Required Lenders, desirable to perfect the security interests purported to be taken by the U.S. Security Documents have been taken.

(c) Real Property Documents. U.S. Collateral Agent shall have received:

(i) fully executed counterparts of amended and restated deeds of trusts, mortgages and similar documents in each case in form and substance satisfactory to U.S. Collateral Agent (each a “Mortgage” and collectively, the “Mortgages”), which Mortgages shall cover such of the Real Property as shall be listed in Schedule 5.1(c) (each a “Mortgaged Property” and collectively, the “Mortgaged Properties”), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the Lien of the Mortgages for recording in all places to the extent necessary or desirable, in the judgment of U.S.

Collateral Agent, to create a valid and enforceable first priority lien on each Mortgaged Property, subject only to Permitted Liens, in favor of U.S. Collateral Agent (or such other trustee as may be required or desired under local law and naming U.S. Collateral Agent as the beneficiary thereunder) for the benefit of the Lenders on the Initial Borrowing Date;

(ii) mortgagee title insurance policies (or signed and binding “marked-up” commitments to issue such title insurance policies or pro formas of each such title insurance policies), with extended coverage over the so-called “general exceptions”, issued by a title insurance company satisfactory to U.S. Collateral Agent (the “Mortgage Policies”) in amounts reasonably satisfactory to U.S. Collateral Agent assuring U.S. Collateral Agent that the Mortgages are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects, encumbrances and other Liens except Permitted Liens, and the Mortgage Policies shall be in form and substance satisfactory to U.S. Collateral Agent and shall include, as appropriate, an endorsement for future advances under this Agreement, the Notes and the Mortgages and for any other matter that U.S. Collateral Agent in its discretion may request, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as U.S. Collateral Agent in its discretion may request;

(iii) with respect to each Mortgaged Property as to which a currently accurate survey prepared in accordance with the most current “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” was not previously delivered, a survey, in form and substance satisfactory to U.S. Collateral Agent, of each Mortgaged Property listed on Schedule 5.1(c), dated a recent date acceptable to U.S. Collateral Agent, certified to U.S. Collateral Agent, the title insurance company issuing the Mortgage Policy for the subject Mortgaged Property, Winston & Strawn LLP and any other parties designated by U.S. Collateral Agent by a licensed professional surveyor in the jurisdiction in which such Mortgaged Property is located and otherwise in a manner satisfactory to U.S. Collateral Agent;

(iv) with respect to each Mortgaged Property as to which a currently accurate survey prepared in accordance with the most current “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” was previously delivered, original prints of such survey, together with a survey affidavit by the record owner of such Mortgaged Property of no change in form and substance satisfactory to, and addressed to, U.S. Collateral Agent and the title insurance company issuing the Mortgage Policy for the subject Mortgaged Property; and

(v) evidence of payment by the U.S. Credit Parties of all applicable premiums for the Mortgagee Policies, search and exam charges, closing and escrow fees payable in connection with the Mortgagee Policies, survey costs and related charges, documentary, stamp, intangible, recording and similar taxes payable in connection with the delivery and recordation of the Mortgages, and all other fees, charges, costs and expenses payable in connection with recordation of the Mortgages and issuance of the Mortgagee Policies.

(d) Opinions of Counsel. Administrative Agent shall have received from (i) Dechert LLP, special counsel to the Credit Parties, an opinion addressed to Administrative Agent and each of the Lenders and dated the Effective Date, which shall be in form and substance reasonably satisfactory to Administrative Agent or the Required Lenders and which shall cover the matters set forth in Exhibit 5.1(d)(i) and such other matters incident to the transactions contemplated herein as Administrative Agent or the Required Lenders may reasonably request and (ii) opinions of local counsel to the Credit Parties, as specified on Schedule 5.1(d), addressed to Administrative Agent and each of the Lenders dated the Effective Date, each of which shall be in form and substance satisfactory to Administrative Agent and the Required Lenders, which opinions shall cover such matters incident to the transactions contemplated herein and in the other Loan Documents as Administrative Agent or the Required Lenders may reasonably request.

(e) Corporate Documents and Financial Matters.

(i) Officer’s Certificate. Administrative Agent shall have received a certificate executed by a Financial Officer of each of the Borrowers, dated the date of this Agreement and in the form of Exhibit 5.1(e)(i), stating that the representations and warranties set forth in Article VI hereof are true and correct in all material respects as of the date of the certificate, that no Event of Default or Unmatured Event of Default has occurred and is continuing, that the conditions of Section 5.1 hereof have been fully satisfied (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter);

(ii) Secretary’s Certificate. On the Initial Borrowing Date, Administrative Agent shall have received from each Credit Party a certificate, dated the Initial Borrowing Date, signed by the secretary or any assistant secretary (or, if no secretary or assistant secretary exists, a Responsible Officer or if customary in the applicable jurisdiction any director), of such Credit Party, in the form of Exhibit 5.1(e)(ii) with appropriate insertions, as to the incumbency and signature of the officers of each such Credit Party executing any Loan Document (in form and substance reasonably satisfactory to Administrative Agent) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Credit Party, together with evidence of the incumbency of such secretary or assistant secretary (or, if no secretary or assistant secretary exists, such Responsible Officer), and certifying as true and correct, attached copies of the Certificate of Incorporation, Certificate of Amalgamation or other equivalent document (certified as of recent date by the Secretary of State or other comparable authority where customary in such jurisdiction) and By-Laws (or other Organic Documents of such Credit Party) and the resolutions of such Credit Party and, to the extent required, of the equity holders of such Credit Party, referred to in such certificate and all of the foregoing (including each such Certificate of Incorporation, Certificate of Amalgamation or other equivalent document and By-Laws (or other Organic Documents) shall be reasonably satisfactory to Administrative Agent;

(iii) Good Standing. A good standing certificate or certificate of status or comparable certificate of each Credit Party from the Secretary of State (or other governmental authority) of its state or province of organization or such equivalent document issued by any foreign Governmental Authority if applicable in such foreign jurisdiction;

(iv) Insurance and Solvency. On the Initial Borrowing Date, Administrative Agent shall have received:

(A) a solvency certificate substantially in the form of Exhibit 5.1(e)(iv), and signed by the chief financial officer of Crown Holdings confirming the solvency of (i) Crown Holdings and its Subsidiaries, (ii) U.S. Borrower and its Subsidiaries, (iii) Euro Borrower and its Subsidiaries, and (iv) Canadian Borrower and its Subsidiaries, in each case, on a consolidated basis after giving effect to the Transactions.

(B) evidence of insurance complying with the requirements of Section 7.11 for the business and properties of Credit Parties, in scope, form and substance reasonably satisfactory to Administrative Agent and the Required Lenders and naming U.S. Collateral Agent as an additional insured, mortgagee and/or loss payee.

(v) Audited Financials. Administrative Agent and each Lender shall have received (i) audited consolidated balance sheets at December 31, 2003 and 2004, statements of income and cash flows at December 31, 2003 and 2004 and interim financial statements at September 30, 2005 of Crown Holdings and (ii) the most recent unaudited quarterly consolidated financial statements for Crown Holdings, each of which shall be reasonably satisfactory to the Required Lenders;

(vi) Existing Indebtedness. On the Initial Borrowing Date and after giving effect to the Transactions and the other transactions contemplated hereby, U.S. Borrower and its Subsidiaries shall not have any Indebtedness outstanding except for the Loans and the Indebtedness to Remain Outstanding.

(f) Transaction Documents, Etc.

(i) Consummation of Transactions, Etc. The structure and all material terms of, and the documentation for, each component of the Transactions shall be reasonably satisfactory to each of the Lenders, including, without limitation, the agreements and documentation pertaining to the Senior Notes and the Debt Tender Offer. The transactions contemplated by the Transaction Documents shall have been consummated without the waiver of any conditions precedent thereto required to be performed on or prior to the consummation of the transactions contemplated thereby which are for the benefit of Borrowers, and Administrative Agent shall have received such evidence of the consummation of such transactions as Administrative Agent may request; all representations and warranties of Crown Holdings and the other parties thereto contained in the Transaction Documents shall be true and correct; and all notifications, consents and approvals required pursuant to the Transaction Documents shall have been given or obtained, as the case may be;

(ii) Consummation of Debt Tender Offer. Simultaneously with the Initial Borrowing, U.S. Borrower shall have purchased not less than 66 2/3% of the outstanding principal amount of each of the Second Lien Notes and the Third Lien Notes pursuant to the Debt Tender Offer at the prices set forth in the Debt Tender Offer Documents, as such Debt Tender Offer Documents may be amended in a manner reasonably satisfactory to the Administrative Agent and the Second Lien Notes Indenture and Third Lien Notes Indenture shall have been amended in a manner consistent with the amendments described in the Debt Tender Offer Documents, which amendments shall, among other things, eliminate all collateral security for such Second Lien Notes and Third Lien Notes, eliminate substantially all negative and material affirmative covenants and shall make such other changes as shall be necessary so that, after giving effect thereto and to the consummation of the other Transactions contemplated hereby, no Unmatured Event of Default or Event of Default would exist thereunder. The trustee under the Second Lien Notes Indenture and the trustee under the Third Lien Notes Indenture shall have executed such documents required to effectuate the release of its respective Liens on the Collateral, and shall enter into the Sharing Agreement in which all obligations under Second Lien Notes and Third Lien Notes owed to each such trustee shall be considered Unsecured Covered Debt (as such term is used in the Sharing Agreement);

(iii) Senior Notes. The U.S. Borrower shall have received aggregate gross proceeds of $1,100,000,000 from the issuance of the Senior Notes; the terms, conditions and documentation of the Senior Notes shall be consistent in all material respects with the description thereof in the Offering Memorandum dated November 8, 2005 (the “Offering Memorandum”), which gross proceeds (together with the Loans hereunder) were used to purchase the Second Lien Notes and the Third Lien Notes tendered pursuant to the Debt Tender Offer.

(iv) Termination of Existing Credit Agreement. On or prior to the Initial Borrowing Date, the total commitments under the Existing Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit, if any, issued thereunder shall have been terminated or shall have become Letters of Credit under this Agreement pursuant to Section 2.10(j) and all other amounts owing pursuant to the such agreements shall have been repaid in full and such agreement shall have been terminated on terms and conditions reasonably satisfactory to Administrative Agent and the Required Lenders. The collateral agents there under shall have resigned and shall have assigned all security interests and Liens granted to such collateral agents on the assets owned by Crown Holdings, the Borrowers and each of their Subsidiaries to the U.S. Collateral Agent or Euro Collateral Agent, as the case may be, in a manner satisfactory to Administrative Agent.

(v) Approvals. All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transactions and the transactions contemplated by the Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of the Transactions or the other transactions contemplated by the Documents. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing material adverse conditions upon all or any part of the Transactions, the transactions contemplated by the Documents or the making of the Loans or the issuance of Letters of Credit; and

(vi) Litigation. No action, suit or proceeding (including, without limitation, any inquiry or investigation) by any entity (private or governmental) shall be pending or, to the best knowledge of Crown Holdings, overtly threatened against Crown Holdings or any of its Subsidiaries or with respect to this Agreement, any other Document or any documentation executed in connection herewith or the transactions contemplated hereby (including, without limitation, the Transactions), or the obligations being refinanced in connection with the consummation of the Transactions or which Administrative Agent or the Required Lenders shall determine would reasonably be expected to have a Material Adverse Effect, and no injunction or other restraining order shall remain effective or a hearing therefor remain pending or noticed with respect to this Agreement, any other Document or any documentation executed in connection herewith or the transactions contemplated hereby (including, without limitation, the Transactions), the effect of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(g) Other Closing Conditions.

(i) No Material Adverse Change. There shall have been no material adverse change in, or event materially and adversely affecting, the assets, liabilities, business, operations or condition (financial or otherwise) of Crown Holdings and its Subsidiaries taken as a whole since December 31, 2004.

(ii) Fees. Crown Holdings shall have paid jointly and severally to Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, legal fees and expenses of Winston & Strawn LLP and the reasonable costs, fees and expenses referred to in Section 12.4) payable to Administrative Agent or any other collateral agent or trustee acting for the benefit of the Lenders, as the case may be, and the Lenders to the extent then due;

(iii) Other Matters. All corporate and other proceedings taken in connection with the Transactions at or prior to the date of this Agreement, and all documents incident thereto will be reasonably satisfactory in form and substance to Administrative Agent; and the Lenders shall have received such other instruments and documents as Administrative Agent shall reasonably request in connection with the execution of this Agreement, and all such instruments and documents shall be reasonably satisfactory in form and substance to Administrative Agent.

Notwithstanding the foregoing, the conditions set forth in clauses (a)(v), (a)(vi), (c) and (d)(ii) above shall be deemed satisfied if progress satisfactory to Administrative Agent with respect thereto has been made and a post-closing agreement with respect to any remaining matters thereunder in form and substance reasonably satisfactory to Administrative Agent has been executed by U.S. Borrower, European Borrower, and Canadian Borrower.

5.2 Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date) and the obligation of any Facing Agent to issue or any Lender to participate in any Letter of Credit hereunder in each case shall be subject to the fulfillment at or prior to the time of each such Credit Event of each of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall each be true and correct in all material respects at and as of such time, as though made on and as of such time except to the extent such representations and warranties are expressly made as of a specified date in which event such representation and warranties shall be true and correct in all material respects as of such specified date.

(b) No Default. No Event of Default or Unmatured Event of Default shall have occurred and shall then be continuing on such date or will occur after giving effect to such Credit Event.

(c) Notice of Borrowing; Letter of Credit Request.

(i) Prior to the making of each Loan, Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5 or Canadian Administrative Agent shall have received a Notice of Canadian Borrowing meeting the requirements of Section 2A.5, as applicable.

(ii) Prior to the issuance of each Letter of Credit, Administrative Agent and the respective Facing Agent shall have received a Letter of Credit Request meeting the requirements of Section 2.10(c).

(d) Adverse Change. At the time of each such Credit Event and after giving effect thereto, nothing shall have occurred (and the Lender shall not have become aware of any facts or conditions previously unknown) which has, or is reasonably likely to have, a Material Adverse Effect.

(e) Other Information. Administrative Agent shall have received such other information and reports as it may reasonably request in connection with such Credit Event.

The acceptance of the benefits of each such Credit Event by such Borrower shall be deemed to constitute a representation and warranty by it to the effect of paragraphs (a), (b), (c) and (d) of this Section 5.2 (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).

Each Lender hereby agrees that by its execution and delivery of its signature page hereto and by the funding of its Loan to be made on the Initial Borrowing Date, such Lender approves of and consents to each of the matters set forth in Section 5.1 and Section 5.2 which must be approved by, or which must be satisfactory to, Administrative Agent or the Required Lenders or Lenders, as the case may be; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, the Required Lenders, Administrative Agent or Crown Holdings shall have delivered or caused to be delivered a copy of such agreement or document to such Lender on or prior to the Initial Borrowing Date if requested.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each Credit Party, jointly and severally, makes the following representations and warranties as of the Initial Borrowing Date (both before and after giving effect to the consummation of the Transactions)

and as of the date of each subsequent Credit Event (except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be made as of such specified date), all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit:

6.1 Corporate Status. Each Credit Party (a) is a corporation, partnership or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity, validly organized and existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite corporate or other power and authority to carry on its business as now conducted, and (c) is duly qualified to do business and, to the extent applicable, is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify will not result in a Material Adverse Effect.

6.2 Corporate Power and Authority. Each Credit Party has the corporate power and authority to execute and deliver each of the Documents to which it is a party and to perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is a party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.3 No Violation. The execution and delivery by any Credit Party of the Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Security Documents), and the performance of such Credit Party’s obligations thereunder do not contravene any provision of any Requirement of Law applicable to any Credit Party or any of its Subsidiaries (other than Immaterial Subsidiaries), conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under any indenture agreement or other material instrument binding upon any Credit Party or any of its Subsidiaries (other than Immaterial Subsidiaries), or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any Contractual Obligation to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject or violate any provision of any Organic Document of any Credit Party or any of its Subsidiaries (other than Immaterial Subsidiaries).

6.4 Governmental and Other Approvals. Except for the recording of the Mortgages, filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office to record liens on intellectual property, and the filing of the UCC financing statements (or similar actions with respect to the Collateral under Foreign Requirements of Law) which shall be recorded and filed, respectively, on, or as soon as practicable after, the date hereof, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Initial Borrowing Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution and delivery of any Document or the performance of the obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any such Document.

6.5 Financial Statements; Financial Condition; Undisclosed Liabilities Projections; Etc.

(a) Financial Statements.

(i) The balance sheets of Crown Holdings and its Subsidiaries at December 31, 2002, 2003 and 2004 and September 30, 2005 and the related statements of income, cash flows and shareholders’ equity of Crown Holdings for the Fiscal Year or other period ended on such dates, as the case may be, fairly present in all material respects the consolidated financial condition and results of operation and cash flows of Crown Holdings and its Subsidiaries as of such dates and for such periods (subject, in the case of the financial statements as of and for the period ended September 30, 2005, to normal year-end adjustments and to the absence of footnotes). Copies of such statements have been furnished to the Lenders prior to the date hereof and, in the case of the December 31, 2002, 2003 and 2004 statements, have been reported on by Pricewaterhouse Coopers LLP, independent certified public accountants.

(ii) Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (I) (a) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured and specifically, no German Borrower or Non-U.S. Guarantee Subsidiary organized under the Laws of the Federal Republic of Germany is illiquid, threatened with illiquidity or overindebted within the meaning of section 17, 18 or 19 of the German Insolvency Code, (Insolvenzordnung), or overindebted within the meaning of the German proper accounting standards (Grundsätze ordentlicher Buchführung); (c) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Credit Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date and (II) (i) no Credit Party will be subject to any proceedings for its administration (with respect to a Credit Party organized under the laws of France, redressement judiciaire), or is or will be subject to a plan for the transfer of the whole or part of its business, or is or will be subject to liquidation (with respect to a Credit Party organized under the laws of France, liquidation judiciaire) and no claim has been made requesting implementation of such proceedings; (ii) no Credit Party is or will be subject to the administration of a court appointed mediator (conciliateur), judicial condition, compulsory manager, receiver (administrateur judiciaire), administrator, liquidator (liquidateur judiciaire) or other similar office (with respect to a Credit Party organized under the laws of France, mandataire ad hoc), and no request has been filed and no negotiations are envisaged for the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of such Credit Party; (iii) no Credit Party is or will be unable to settle its debts (contingent or otherwise) with realizable assets (with respect to a Credit Party organized under the laws of France, en état de cessation des paiements) within the meaning of article L 621-2 of the French Commercial Code or admits in writing its inability to pay its debts as they fall due; (iv) no Credit Party organized under the laws of France is or will be subject to amicable arrangement proceedings (procédure de règlement amiable), within the meaning of Article L. 611-3 of the French Commercial Code; and (v) no Credit Party has or will commence negotiations with any of its creditors with a view to the general readjustment or rescheduling of any of its indebtedness or has made a general assignment for the benefit of any of its creditors and/or has entered into any settlement agreement or amicable arrangement with any of its creditors (with respect to a Credit Party organized under the laws of France, transactions, accord ou réglement amiable), or stops or suspends payment of all or substantially all of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness.

(b) No Undisclosed Liabilities. Except as disclosed in the financial statements referred to above or the notes thereto or in the Offering Memorandum and except as may have been incurred in the ordinary course of business since September 30, 2005, none of Crown Holdings nor its Subsidiaries has, as of the Effective Date, any Indebtedness, contingent liabilities, long-term commitments or unrealized losses which would be required to be reported under GAAP.

(c) Indebtedness. Set forth on: (i) Schedule 6.5(c)(i) hereto is a list and description of (A) all Indebtedness of the Credit Parties and their respective Subsidiaries (other than the Senior Notes and the Loans) in excess of $5,000,000 that will be outstanding immediately after the Effective Date and (B) all Indebtedness of the Credit Parties and their respective Subsidiaries in excess of $5,000,000 that will be repaid, defeased, transferred or otherwise terminated on or prior to the Effective Date; (ii) Schedule 6.5(c)(ii) hereto is a list and description of the Existing Non-U.S. Facilities and the obligations of any Subsidiary of Crown Holdings that has any Guarantee Obligations with respect to, is an obligor under or provides credit support in respect of such Existing Non-U.S. Facilities as of the Effective Date; and (iii) Schedule 6.5(c)(iii) hereto is a list and description of the Existing Factoring Facilities and the obligations of any Subsidiary of Crown Holdings that has any Guarantee Obligations with respect to, is an obligor under or provides credit support in respect of such Existing Factoring Facilities as of the Effective Date (collectively the “Indebtedness to Remain Outstanding”), in each case showing the outstanding aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective obligor and any other entity which directly or indirectly guaranteed such debt. No Indebtedness to Remain Outstanding (other than the Senior Notes) has been incurred in connection with, or in contemplation of, the Transactions or the other transactions contemplated hereby. Crown Holdings has delivered or caused to be delivered to Administrative Agent a true and complete copy of the form of each material instrument evidencing Indebtedness for money borrowed listed on Schedule 6.5(c)(i) and of each material agreement or instrument pursuant to which such Indebtedness for money borrowed was issued.

(d) Projections. On and as of the Initial Borrowing Date, the financial projections previously delivered to Administrative Agent and the Lenders and contained in the bank book (the “Projections”) and each of the budgets and projections delivered after the Effective Date pursuant to Section 7.2(d) are at the time made, based on good faith estimates and assumptions made by the management of Crown Holdings, and there are no statements or conclusions in any of the Projections or such budgets and projections which, at the time made, are based upon or include information known to Crown Holdings to be materially misleading. On the Initial Borrowing Date, Crown Holdings believes that the Projections utilize reasonable assumptions, it being understood that uncertainty is inherent in any forecasts or projections and that no assurance can be given that the results set forth in the Projections will actually be obtained.

(e) No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the financial condition of Crown Holdings and its Subsidiaries, taken as a whole.

6.6 Litigation. There are no actions or proceedings pending or, to the knowledge of any of the Credit Parties, threatened litigation, action or proceeding (i) affecting Crown Holdings or any of its Subsidiaries, or any of their respective properties or assets which would reasonably be expected to have a Material Adverse Effect, or (ii) which purports to affect the legality, validity or enforceability of this Agreement, any Loan Document or the transactions contemplated hereby or thereby.

6.7 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any Credit Party in writing to any Lender (including, without limitation, all information contained in the Loan Documents) (other than the Projections as to which Section 6.5(d) applies) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, when taken as a whole, do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided that to the extent this or any such document, certificate or statement was based upon or constitutes a forecast or projection, the Credit Parties represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, certificate or statement.

6.8 Use of Proceeds; Margin Regulations.

(a) Term Loan Proceeds. All proceeds of the Term B Dollar Loans and the Term B Euro Loans incurred on the Initial Borrowing Date shall be used (x) with respect to the Term B Dollar Loans, to finance, in part the Transactions with respect to the Term B Euro Loans, to pay principal, premium and interest on the Second Lien Euro Notes, and (y) to pay fees and expenses in connection with the Transactions.

(b) Revolving Loan Proceeds and Additional Facility Proceeds. All proceeds of the Revolving Loans and Loans under any Additional Facilities incurred hereunder shall be used by the Borrower and its Subsidiaries for ongoing working capital needs and general corporate purposes; provided, no proceeds of any such Loans shall be used to refinance or purchase any Existing Unsecured Debt except that such Loans may be used to refinance or repurchase Indebtedness described in clauses (i), (iii) and (iv) of the definition thereof and clause (i) of the definition of Debentures if, after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) and the application of the proceeds thereof on a Pro Forma Basis (A) the Senior Secured Leverage Ratio is less than 2.5 to 1.0 and (B) the Total Available Revolving Commitments are at least $200,000,000.

(c) Margin Regulations. The proceeds of any Loan, this Agreement and the transactions contemplated hereby will not result in a violation of or be inconsistent with any provision of Regulation U or X of the Board.

6.9 Taxes. Each of Crown Holdings and its Subsidiaries has timely filed all federal and foreign and other material income returns and reports required by law to have been filed by it. Each of Crown Holdings and its Subsidiaries has paid all taxes and governmental charges payable by it before they have become delinquent other than those (i) diligently contested in good faith and for which adequate reserves have been established in conformity with GAAP and (ii) such taxes or charges that could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that any such contest of taxes or charges with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.

6.10 Compliance With ERISA; Foreign Pension Plans.

(a) No Termination Event has occurred or is reasonably expected to occur which would reasonably be expected to have a Material Adverse Effect or give rise to a Lien other than a Permitted Lien. Crown Holdings and its Subsidiaries or any ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of applicable law, including ERISA and the Code, with respect to each Plan. No condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by any Crown Holdings and its Subsidiaries or any ERISA Affiliates of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect. Crown Holdings and its Subsidiaries or any ERISA Affiliates have no contingent liability with respect to post-retirement benefits provided by Crown Holdings and its Subsidiaries or any ERISA Affiliates under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, including all funding and contribution requirements, and has been maintained, where required, in good standing with applicable regulatory authorities and (b) neither any Credit Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

6.11 Security Documents.

(a) The U.S. Bank Pledge Agreement is effective to create in favor of the U.S. Collateral Agent, for its benefit and the benefit of the Secured Creditors named therein, a legal, valid and enforceable security interest in the Collateral securing the Obligations (as defined in the U.S. Bank Pledge Agreement) having the priority set forth therein and, when such Collateral is delivered to the U.S. Collateral Agent, the U.S. Bank Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral.

(b) The U.S. Shared Pledge Agreement is effective to create in favor of the U.S. Collateral Agent, for its benefit and the benefit of the Secured Creditors named therein, a legal, valid and enforceable security interest in the Collateral (as defined in the U.S. Shared Pledge Agreement) having the priority set forth therein and, when such Collateral is delivered to the U.S. Collateral Agent, the U.S. Shared Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral.

(c) (i) The U.S. Security Agreement is effective to create in favor of the U.S. Collateral Agent, for its benefit and the ratable benefit of the Secured Creditors named therein, a legal, valid and enforceable security interest in the Collateral securing the Obligations (as defined in the U.S. Security Agreement) having the priority set forth therein and (ii) when (x) financing statements in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (y) upon the taking of possession or control by the U.S. Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the U.S. Collateral Agent to the extent possession or control by the U.S. Collateral Agent is required by any Security Document), the U.S. Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property), to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the U.S. Collateral Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(d) When the filings in clause (c)(ii)(x) above are made and when the U.S. Security Agreement (or a summary thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the U.S. Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Credit Parties after the Effective Date), in each case prior and superior in right to any other Person other than with respect to Permitted Liens.

(e) Each Mortgage executed and delivered as of the Effective Date is, or to the extent any Mortgage is duly executed and delivered thereafter by the relevant Credit Party,

will be effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the U.S. Collateral Agent, for its benefit and the ratable benefit of the Secured Creditors named therein, a legal, valid and enforceable Lien on and security interest in all of the Credit Parties’ right securing the Obligations as defined therein, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof and having the priority set forth therein, and when the Mortgages are filed in the offices specified on Schedule 6.11(e), the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Credit Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens.

(f) Each Euro Security Document is effective to create in favor of the Euro Collateral Agent, for the ratable benefit of the Secured Creditors named therein, a legal, valid and enforceable security interest in the assets purported to be encumbered thereby having the priority set forth therein and, when the actions specified in Schedule 6.11(f) are taken, each Euro Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

6.12 Ownership of Property. Crown Holdings and each of its Subsidiaries has good and marketable title to, or a subsisting leasehold interest in, all items of material real and personal property used in its operations, free and clear of all Liens, except Permitted Liens. Substantially all items of real property owned by, leased to or used by Crown Holdings and each of its Subsidiaries are free and clear of any known defects in title except such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and except Permitted Real Property Encumbrances.

6.13 Capitalization of Credit Parties. All outstanding shares of Capital Stock of each Credit Party’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and are owned, directly or indirectly by a Credit Party, free and clear of all Liens other than those created by the Security Documents. Except as otherwise permitted by this Agreement, no authorized but unissued or treasury shares of Capital Stock of each Credit Party’s Subsidiaries are subject to any option, warrant, right to call or commitment of any kind or character. Except as otherwise permitted by the Agreement, none of any Credit Party’s Subsidiaries has any outstanding stock or securities convertible into or exchangeable for any shares of its Capital Stock, or any rights issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its Capital Stock or any stock or securities convertible into or exchangeable for any of its Capital Stock (other than as disclosed to the Lenders prior to the Effective Date)

6.14 Subsidiaries. Schedule 6.14 hereto sets forth a true, complete and correct list as of the Initial Borrowing Date of all Subsidiaries of any Credit Party after giving effect to the Transactions and indicates for each such Subsidiary (i) its jurisdiction of organization, state identification number and federal employer identification number (where applicable) or equivalent organizational number in its jurisdiction of organization and exact legal name as it appears on the certificate of incorporation or other state or applicable Governmental Authority issued Organic Document, (ii) its ownership (by holder and percentage interest) and (iii) whether such Subsidiary is a U.S. Subsidiary or a Non-U.S. Subsidiary.

6.15 Compliance With Laws, Etc. Neither Crown Holdings nor any of its Subsidiaries is in default under or in violation of any Requirement of Law (other than Environmental Laws, which are the subject of Section 6.18) applicable to any of them or Contractual Obligation, as the case may be, in each case the consequences of which default or violation, either in any one case or in the aggregate, would have a Material Adverse Effect. No Unmatured Event of Default or Event of Default has occurred and is continuing.

6.16 Investment Company Act. None of the Borrowers nor any of its respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.17 Public Utility Holding Company Act. None of the Borrowers nor any of its respective Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.18 Environmental Matters.

(a) All facilities and property owned, leased or operated by Crown Holdings or any of its Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws, except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or threatened (in writing):

(i) Environmental Claims received by Crown Holdings or any of its Subsidiaries or

(ii) written claims, complaints, notices or inquiries received by Crown Holdings or any of its Subsidiaries regarding Environmental Liability, in each case which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) There have been no Releases of Hazardous Materials at, on, under or from any property now or, to any Credit Party’s knowledge, previously owned or leased or operated by Crown Holdings or any of its Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(d) Crown Holdings and its Subsidiaries have been issued and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits which, if not so obtained or as to which Crown Holdings and its Subsidiaries are not in compliance, or are not in effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) No property now or, to any Credit Party’s knowledge, previously owned, leased or operated by Crown Holdings or any of its Subsidiaries is listed or proposed (with respect to owned property only) for listing on the CERCLIS or on any similar state list of sites requiring investigation or clean-up, or on the National Priorities List pursuant to CERCLA, in each case other than properties as to which any such listing could not reasonably be expected to have a Material Adverse Effect.

(f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas, on or under any property now or, to any Credit Party’s knowledge, previously owned or leased by Crown Holdings or any of its Subsidiaries which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(g) Neither Crown Holdings nor any Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would reasonably be expected to lead to any Environmental Claim against Crown Holdings or such Subsidiary which would reasonably be expected to have a Material Adverse Effect.

(h) There are no past or present actions, activities, conditions or occurrences that would reasonably be expected to prevent Crown Holdings or any of its Subsidiaries from complying with, or to result in liability under, any Environmental Law, in each case which would reasonably be expected to have a Material Adverse Effect.

(i) No liens have been recorded pursuant to any Environmental Law with respect to any property or other assets owned or leased by Crown Holdings or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

(j) Neither Crown Holdings nor any of its Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law which would reasonably be expected to have a Material Adverse Effect, nor has Crown Holdings or any of its Subsidiaries assumed by contract, agreement or operation of law any obligation under Environmental Law which would reasonably be expected to have a Material Adverse Effect.

(k) There are no polychlorinated biphenyls or friable asbestos present at any property owned, leased or operated by Crown Holdings or any Subsidiary which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.19 Labor Relations. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the hours worked by and payments made to employees of Crown Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (ii) as of the Effective Date, there is no significant strike, labor dispute, slowdown or stoppage pending against Crown Holdings or any of its Subsidiaries or, to the best knowledge of any Credit Party, threatened and (iii) all payments due from Crown Holdings or any Subsidiary, or for which any claim may be made against Crown Holdings or any Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Crown Holdings or such Subsidiary.

6.20 Intellectual Property, Licenses, Franchises and Formulas. Each of Crown Holdings and its Subsidiaries owns or possesses, is licensed or otherwise has the right to use, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto (collectively, “Intellectual Property”) necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.21 Anti-Terrorism Laws.

(a) None of the Credit Parties or, to the knowledge of any of the Credit Parties, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including the regulations administered by the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) and Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Credit Party or, to the knowledge of any of the Credit Parties, any of its Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:

(A) a Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;

(B) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;

(C) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or the OFAC regulations; or

(E) a Person or entity that is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c) No Credit Party or to the knowledge of any Credit Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or the

OFAC regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Credit Party, jointly and severally, hereby agrees, that, so long as any of the Commitments remain in effect, or any Loan or LC Obligation remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder, that:

7.1 Financial Statements. Crown Holdings will furnish, or cause to be furnished, to each Lender:

(a) Quarterly Financial Statements. (i) As soon as available, and in any event within 45 days (or such shorter period for the filing of Crown Holdings’ Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of Crown Holdings (commencing with the Fiscal Quarter ending March 31, 2006), a consolidated balance sheet of Crown Holdings and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and of cash flow of Crown Holdings and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter certified by a Financial Officer of Crown Holdings, it being understood and agreed that the delivery of Crown Holdings’ Form 10-Q (as filed with the SEC), if certified as required in this clause (b), shall satisfy the requirements set forth in this clause; (ii) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Crown Holdings (commencing with the Fiscal Quarter ended March 31, 2006, an unaudited consolidating balance sheet of Crown Holdings and its Subsidiaries as of the end of such Fiscal Quarter and consolidating statements of earnings and cashflows of Crown Holdings and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of Crown Holdings (it being understood and agreed that such financial statements need only break out (A) U.S. Borrower and its U.S. Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary), on a consolidated basis; (B) European Borrower and the Euro Subsidiary Credit Parties, on a consolidated basis; and (C) each Subsidiary of European Borrower that is not a Euro Subsidiary Credit Party, on a consolidated basis;

(b) Annual Financial Statements. (i) As soon as available, but in any event within 90 days (or such shorter period for the filing of the Crown Holdings’ Form 10-K as may be required by the SEC) after the end of each Fiscal Year of Crown Holdings (commencing with the Fiscal Year ended December 31, 2005), a copy of the annual audit report for such Fiscal Year for Crown Holdings and its Subsidiaries, including therein a consolidated balance sheet of Crown Holdings and its Subsidiaries as at the end of such Fiscal Year and consolidated statements of earnings and cash flow of Crown Holdings and its Subsidiaries for such Fiscal Year (it being understood and agreed that the delivery of Crown Holdings’ 10-K (as filed with the SEC) shall satisfy such delivery requirements in this clause); (ii) as soon as available and in any event within 105 days after the end of each Fiscal Year of Crown Holdings (commencing with the Fiscal Year ending December 31, 2005), an unaudited consolidating balance sheet of Crown Holdings and its Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flow of Crown Holdings and its Subsidiaries for such Fiscal Year, certified by a Financial Officer of Crown Holdings (it being understood and agreed that such financial statements need only break out (A) U.S. Borrower and its U.S. Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary), on a consolidated basis; (B) European Borrower and the Euro Subsidiary Credit Parties, on a consolidated basis; and (C) each Subsidiary of European Borrower that is not a Euro Subsidiary Credit Party, on a consolidated basis);

All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or the Chief Financial Officer, as the case may be, and disclosed therein) and, in the case of the consolidated financial statements referred to in Section 7.1(b), shall be accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no Impermissible Qualifications and shall state that such financial statements present fairly the financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with GAAP.

7.2 Certificates; Other Information. Crown Holdings will furnish, or will cause to be furnished, to each Lender (or, if specified below, to Administrative Agent):

(a) Officer’s Certificates. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate from a Responsible Financial Officer of Crown Holdings and the Borrowers substantially in the form of Exhibit 7.2(a) (a “Compliance Certificate”) stating that, to the best of such officer’s knowledge, (i) such financial statements present fairly, in accordance with GAAP (or, in the case of financial statements of any Non-U.S. Subsidiary delivered pursuant to Section 7.1(a), generally accepted accounting principles in such Person’s jurisdiction of organization), the financial condition and results of operations of Crown Holdings and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal recurring adjustments) and (ii) no Event of Default or Unmatured Event of Default exists and is continuing, except as specified in such certificate and, if so specified, the action which Crown Holdings proposes to take with respect thereto, which certificate shall set forth detailed computations to the extent necessary to establish Crown Holdings’ and the Borrowers’ compliance with the covenants set forth in Article IX of this Agreement;

(b) Sarbanes-Oxley Certifications. Simultaneously with the delivery of financial statements pursuant to Section 7.1(a) and (b), copies of certifications by the chief executive officer and the chief financial officer or others under the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, and/or the rules and regulations of the SEC;

(c) Reports; Management Letters. Promptly upon receipt thereof, copies of all reports submitted to Crown Holdings or any Credit Party by independent certified public accountants in connection with each annual, interim or special audit of the books of Crown Holdings or any of its Subsidiaries made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit;

(d) Budgets. Within thirty-one (31) days following the first day of each Fiscal Year of Crown Holdings (commencing with the Fiscal Year ending December 31, 2006) a detailed annual consolidated budget of Crown Holdings and its Subsidiaries prepared for each Fiscal Quarter of such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) and, promptly when available, any significant revisions of such budget;

(e) Securityholder Communications. Promptly after the sending or filing thereof, copies of all reports which any Credit Party sends to any of its security holders (other than a report by a Wholly-Owned Subsidiary to its parent security holders), including, without limitation, holders of the First Lien Notes, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials which any Credit Party or any of their officers file with the SEC or any national securities exchange (other than the Luxembourg Stock Exchange); and

(f) Other Requested Information. Such other information respecting the condition or operations, financial or otherwise, of Crown Holdings, any Borrower, or any of their Subsidiaries that any Lender through Administrative Agent may from time to time reasonably request.

7.3 Notices.

(a) Event of Default or Unmatured Event of Default. Promptly and in any event within the earlier of three (3) Business Days after a Responsible Officer of Crown Holdings or U.S. Borrower or five (5) Business Days after a Responsible Officer of European Borrower obtains knowledge thereof, Crown Holdings will give written notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of the occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of a Financial Officer of Crown Holdings, U.S. Borrower and European Borrower setting forth details of the occurrence referred to therein and stating what action Crown Holdings, U.S. Borrower and European Borrower have taken and propose to take with respect thereto;

(b) Litigation and Related Matters. Promptly, and in any event within five (5) Business Days after a Responsible Officer of Crown Holdings, U.S. Borrower or European Borrower obtains knowledge thereof, Crown Holdings will give written notice and all documentation relating thereto to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of the commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or affecting Crown Holdings or any of its Subsidiaries before any arbitrator or Governmental Authority, or purport to affect the legality, validity or enforcement of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby which would individually or when aggregated with any other action, suit, proceeding or investigation reasonably be expected to have a Material Adverse Effect;

(c) Material Adverse Effect. As soon as possible, Crown Holdings will give notice to Administrative Agent of any other development that would reasonably be expected to have a Material Adverse Effect.

7.4 Conduct of Business and Maintenance of Existence. Each Credit Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.3 or Investment permitted under Section 8.4.

7.5 Compliance with Laws, etc. Each Credit Party will, and will cause each of its Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing (without limitation):

(a) the maintenance and preservation of its and its Subsidiaries’ existence and its qualification as a foreign corporation or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), and

(b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except as provided in Section 7.7.

7.6 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 7.6 shall prevent any Credit Party from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Credit Party, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

7.7 Payment of Obligations. Each Credit Party will, and will cause each of its Subsidiaries to, perform all of its respective obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which they are bound or to which they are a party, except where such nonperformance could not reasonably be expected to have a Material Adverse Effect.

7.8 Payment of Taxes. Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of such Person or cause a failure or forfeiture of title thereto; provided that no Credit Party nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP; provided, further, that any such contest of any tax, assessment, charge, levy or claim with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.

7.9 Inspection of Property, Books and Records. Each Credit Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and material transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant and, upon the reasonable request of the Administrative Agent or a Lender, to examine (and, at the expense of the relevant Credit Party or Subsidiary, photocopy extracts from) any of its books or other corporate or partnership records.

7.10 ERISA; Foreign Pension Plan.

(a) Crown Holdings will furnish, or will cause to be furnished, to each Lender and the Administrative Agent notice thereof and copies of all documentation relating thereto, immediately upon becoming aware of any of the following events: (i) the taking of any specific actions by Crown Holdings or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without Crown Holdings or any ERISA Affiliate having to provide more than $25.0 million in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), (ii) the occurrence of a Termination Event which could result in a Lien or in the incurrence by a Credit Party of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect, or (iii) any increase in the contingent liability of a Credit Party with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability would reasonably be expected to have a Material Adverse Effect.

(b) Crown Holdings will furnish, or will cause to be furnished, upon request by the Administrative Agent, to each Lender and the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or ERISA Affiliate with the United States Department of Labor with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan or Foreign Plan; (iii) all notices received by any Credit Party or ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning a Termination Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request.

(c) Each Credit Party will (i) correct any failure to satisfy the minimum funding standards, or make any required installment, under Section 412 of the Code within ninety (90) days after the occurrence thereof, except where the failure to so satisfy would not reasonably be expected to have a Material Adverse Effect, and (ii) establish, maintain and operate all Foreign Plans in compliance in all material respects with all requirements of law and the respective requirements of the governing documents for such Foreign Plans, except for failures to comply which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.11 Insurance.

(a) Each Credit Party will maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Such insurance shall be maintained with financially sound and reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained, and

(b) All insurance policies or certificates (or certified copies thereof) with respect to such insurance:

(i) shall provide that Administrative Agent is a loss payee for all property and casualty policies and additional insured for all liability policies; and

(ii) shall state that such insurance policy shall not be canceled or revised without thirty days’ prior to written notice thereof by the insurer to the Collateral Agent.

7.12 Environmental Laws. Each Credit Party will, and will cause each of its Subsidiaries to:

(a) use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliance which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect and remain in compliance therewith, except where the failure to keep in effect such Environmental Permits, or any noncompliance with the provisions thereof, would not reasonably be expected to have a Material Adverse Effect, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect;

(b) promptly notify Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which would reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

(c) in the event of the presence of any Hazardous Material on any Mortgaged Property which is in violation of any Environmental Law, or which would reasonably be expected to have Environmental Liability, in each case which would reasonably be expected to have a Material Adverse Effect, upon discovery thereof, take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and eliminate any such adverse effect in accordance with and to the extent required by applicable Environmental Laws, and shall keep Administrative Agent informed of their actions;

(d) at the written request of Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, provide, at their sole cost and expense, an environmental site assessment report concerning any Mortgaged Property now or hereafter owned or leased by such Credit Party or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any Remedial Action in connection with such Hazardous Materials on, at, under or emanating from such Mortgaged Property pursuant to any applicable Environmental Law; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default or (ii) Administrative Agent or the Required Lenders reasonably believe that a Borrower or any Subsidiary of a Borrower or any such Mortgaged Property is not in compliance with Environmental Law and such noncompliance would reasonably be expected to have a Material Adverse Effect, or that circumstances exist that would reasonably be expected to form the basis of an Environmental Claim against a Borrower or any Subsidiary of a Borrower or to result in Environmental Liability, in each case that would reasonably be expected to have a Material Adverse Effect (in such events as are listed in this subparagraph, the environmental site assessment shall be focused upon the noncompliance or other circumstances as applicable). If a Borrower or any Subsidiary of Borrower fails to provide the same within 90 days after such request was made, Administrative Agent may order the same, and such Borrower or Subsidiary shall grant and hereby grants to Administrative Agent and the Required Lenders and their agents access to such Mortgaged Property and specifically grants Administrative Agent and the Required Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment, all at such Borrower’s or Subsidiary’s sole cost and expense; and

(e) provide such information and certifications which Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.12.

7.13 Use of Proceeds. Borrowers will use all proceeds of the Loans as provided in Section 6.8.

7.14 Guarantees; Pledge of Additional Collateral.

(a) In the event that any U.S. Subsidiary of Crown Holdings existing on the Effective Date (other than the Insurance Subsidiary and any Receivables Subsidiary) has not previously executed the U.S. Guarantee Agreement or in the event that any Person becomes a U.S. Subsidiary (other than any Receivables Subsidiary) of Crown Holdings after the Effective Date, Crown Holdings will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the U.S. Guarantee Agreement and deliver to U.S. Collateral Agent a counterpart of the U.S. Security Agreement, the U.S. Shared Pledge Agreement and the U.S. Bank Pledge Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Section 5.1(b)) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of U.S.

Collateral Agent, for the benefit of the Secured Creditors, a valid and perfected first priority Lien on all of the property and assets of such Subsidiary described in the applicable forms of U.S. Security Documents.

(b) In any event within 60 days after the acquisition of assets of the type that would have constituted U.S. Collateral on the Effective Date pursuant to the U.S. Security Agreement, the U.S. Bank Pledge Agreement or the U.S. Shared Pledge Agreement (the “Additional U.S. Collateral”), Crown Holdings will, and will cause each appropriate U.S. Subsidiary to, take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending the U.S. Guarantee Agreement, the U.S. Security Agreement, the U.S. Bank Pledge Agreement or the U.S. Shared Pledge Agreement, to grant to U.S. Collateral Agent for its benefit and the benefit of the Secured Creditors a perfected Lien (having the priority set forth in the U.S. Security Agreement, the U.S. Bank Pledge Agreement or the U.S. Shared Pledge Agreement, as applicable) on such Additional U.S. Collateral pursuant to and to the full extent required by the U.S. Security Agreement, the U.S. Bank Pledge Agreement, the U.S. Shared Pledge Agreement and this Agreement (including, without limitation, to the extent requested by the U.S. Collateral Agent, satisfaction of the conditions set forth in subsections (b) and (d)(ii) of Section 5.1).

(c) In the event that any Non-U.S. Guarantee Subsidiary existing on the Effective Date has not previously executed the Non-U.S. Guarantee Agreement or in the event that any Person becomes a Non-U.S. Guarantee Subsidiary after the Effective Date, European Borrower will promptly notify Administrative Agent of that fact and, to the extent permitted by applicable law, cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Non-U.S. Guarantee Agreement and deliver to Euro Collateral Agent a counterpart of the applicable Euro Security Documents and such documents and instruments and take such further actions (including actions, documents and instruments comparable to those referred to in Section 5.1(a)(v)) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Euro Collateral Agent, for the benefit of the Secured Creditors, a valid and perfected first priority Lien on all of the property and assets (including, without limitation, Real Property) of such Subsidiary that would have constituted Euro Collateral on the Effective Date under the applicable Euro Security Documents of other Non-U.S. Guarantee Subsidiaries organized in the same jurisdiction to the extent legally permissible.

(d) In any event within 60 days after the acquisition of assets of the type that would have constituted Euro Collateral on the Effective Date (other than any intercompany loans or Indebtedness not otherwise required to be pledged under this Agreement) pursuant to any Euro Security Document (the “Additional Euro Collateral” and together with the Additional U.S. Collateral, the “Additional Collateral”), European Borrower will, and will cause each appropriate Subsidiary to, to the extent legally permissible, take all necessary action, including the filing of appropriate financing statements, under the provisions of applicable laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending any Euro Security Document, to grant to Euro Collateral Agent for its benefit and the benefit of the Secured Creditors a perfected Lien on such Additional Euro Collateral pursuant to and to the full extent required by this Agreement (including, without limitation, to the extent requested by U.K. Administrative Agent, satisfaction of the conditions set forth in subsection (a)(v) of Section 5.1).

(e) In the event that any U.S. Credit Party or its respective U.S. Subsidiaries acquire an interest in additional Real Property having a fair market value in excess of $5,000,000 as determined in good faith by Crown Holdings, Crown Holdings or the appropriate Credit Party or Subsidiary, as the case may be, and using its commercially reasonable efforts in respect of any leases, will take such actions and execute such documents as the U.S. Collateral Agent shall require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage (including, without limitation, satisfaction of the conditions set forth in subsections (b), (c) and (d)(ii) of Section 5.1).

(f) All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, reasonable costs of counsel for Administrative Agent and the Collateral Agents, shall be for the account of the Credit Parties, which shall pay all sums due promptly after receipt of invoice.

(g) If, for any reason after the Effective Date, any debt securities of Crown Holdings or any of its Subsidiaries become secured by a Lien on Principal Property, each Credit Party shall, and shall cause each of its Subsidiaries to, take all necessary action so that any limitation on the Lien of the applicable Collateral Agent and the applicable Lenders on such Principal Property is eliminated from the Security Documents and the applicable Collateral Agent and the applicable Lenders enjoy a full and unconditional Lien on all such Principal Property.

(h) Documentation for Additional Security. The security interests required to be granted pursuant to this Section 7.14 shall be granted pursuant to such security documentation (which shall be substantially similar to the Security Documents already executed and delivered by Crown Holdings or the applicable Borrower) reasonably satisfactory in form and substance to Administrative Agent and the Required Lenders and shall constitute valid and enforceable first priority perfected security interests subject to no other Liens except Permitted Liens. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to the Additional Security Document and, all taxes, duties, levies, imposes, deductions, assessments, charges, withholdings, fees and other charges payable in connection therewith shall be paid in full by Crown Holdings. At the time of the execution and delivery of the Additional Security Documents, Crown Holdings shall cause to be delivered to Administrative Agent such agreements, opinions of counsel, title surveys, and other related documents as may be reasonably requested by Administrative Agent or the Required Lenders to assure themselves that this Section 7.14 has been complied with.

Each Credit Party will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, notarizations, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel), which may be required under any applicable law, or which Administrative Agent or the

Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. Each Credit Party also agrees to provide to Administrative Agent, from time to time upon request, evidence reasonably satisfactory to Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. Furthermore, to the extent Indebtedness outstanding under the Revolving Facilities is less than $9,500,000 at any time, Crown Holdings will, and will cause each of its applicable Subsidiaries to, promptly take all such further actions including the payment of any additional mortgage recording taxes, fees, charges, costs and expenses required to grant, preserve, protect or perfect the Liens created by a Mortgage on a Mortgaged Property located in the State of New York on the Effective Date or the validity or priority of any such Lien.

7.15 End of Fiscal Years; Fiscal Quarters. Crown Holdings will cause each of its and the Borrowers’ annual accounting periods to end on December 31 of each year (each a “Fiscal Year”, with quarterly accounting periods ending on March 31, June 30 and September 30, of each Fiscal Year (each a “Fiscal Quarter”).

7.16 Information Regarding Collateral. (a) Each Credit Party will furnish to Administrative Agent prompt written notice of any change (i) in any Credit Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Credit Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Credit Party’s identity or corporate structure, (iv) in any Credit Party’s Federal Taxpayer Identification Number or (v) in any Credit Party’s jurisdiction of organization. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the applicable Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all relevant Collateral. Each Credit Party also agrees promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to clause (b) of Section 7.1, each Borrower shall deliver to Administrative Agent a certificate of a Responsible Financial Officer and the chief legal officer of each Borrower (i) setting forth the information required pursuant to Sections 1, 2, 7, 8, 12, 13, 14, 15, 16, 17 and 18 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section 7.16 and (ii) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

7.17 Equal Security for Loans and Notes. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent to the creation or assumption thereof shall have been obtained from Administrative Agent and the Required Lenders), it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other assets or property thereby secured as long as any such assets or property shall be secured; provided that this covenant shall not be construed as consent by Administrative Agent and the Required Lenders to any violation of the provisions of Section 8.2.

7.18 Excluded Companies. Notwithstanding anything to the contrary set forth herein, Crown Holdings shall ensure that (a) Continental Can of Canada, Inc. remains a dormant company and shall remain dormant until such time as it is dissolved in accordance with the laws of Canada and (b) each Excluded U.K. Company remains (i) a dormant company and shall remain dormant until such time as it is dissolved in accordance with the laws of England and Wales or (ii) a trust company which is involved only in the business of holding assets on behalf of beneficiaries in a trustee relationship, as applicable, and shall continue to exist in such dormant state until it is dissolved or act in such capacity and in no other capacity until such time as all of the Obligations hereunder are discharged pursuant to this Agreement.

7.19 Facilities Rating. Crown Holdings shall use its commercially reasonable efforts to provide that the Indebtedness under this Agreement remains rated by each of S&P and Moody’s at all times and to promptly deliver to Administrative Agent written notice of any change in the rating thereof by S&P or Moody’s.

ARTICLE VIII

NEGATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees, that, so long as any of the Commitments remain in effect or any Loan or LC Obligation remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder:

8.1 Indebtedness; Certain Equity Securities. (a) The Credit Parties will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist (including by way of Guarantee Obligations) any Indebtedness, except:

(i) Indebtedness incurred and outstanding under the Loan Documents;

(ii) Indebtedness of the Euro Borrower under the First Lien Notes in an aggregate principal amount not to exceed €460,000,000 and Guarantee Obligations in respect of such Indebtedness by each Subsidiary Credit Party and Parent Guarantor;

(iii) Indebtedness of U.S. Borrower under the Senior Notes in an aggregate principal amount not to exceed $1,100,000,000 and Guarantee Obligations in respect of such Indebtedness by each Parent Guarantor that is a parent company (directly or indirectly) of U.S. Borrower and each U.S. Subsidiary (other than any Receivables Subsidiary and the Insurance Subsidiary);

(iv) Indebtedness under the Existing Unsecured Debt, including any Guarantee Obligations in respect thereof existing on the Effective Date or required to be incurred after the Effective Date pursuant to the terms of the documents governing such Indebtedness;

(v) Permitted Public Debt that refinances Indebtedness permitted pursuant to clauses (i), (ii), (iii), (iv) or (xv) of this Section 8.1(a) (and refinancings of such Permitted Public Debt with Permitted Public Debt); provided, that (1) such Permitted Public Debt does not increase the outstanding principal amount of such Indebtedness being refinanced (except to pay accrued and unpaid interest and fees, including call, tender or other premiums, and reasonable fees and expenses in connection with such refinancing), (2) if the Indebtedness being refinanced is Subordinated Indebtedness, such Permitted Public Debt constitutes Subordinated Indebtedness, (3) the Standard Financing Conditions are met, (4) if such Permitted Public Debt refinances any CCSC 2026 Debentures or CCSC 2096 Debentures and if the Indebtedness under this Agreement is rated Ba2 or lower by Moody’s and BB- or lower by S&P, Crown Holdings shall provide written confirmation from each of Moody’s and S&P that the rating of such Indebtedness will not be downgraded by either Moody’s or S&P as a result of the incurrence of such Permitted Public Debt and (5) in case of any Indebtedness incurred by or guaranteed by European Borrower or any of its Subsidiaries or under which European Borrower or any of its Subsidiaries is an obligor, the holders of such Indebtedness or any trustee or agent on their behalf shall be bound by and shall execute and deliver counterparts to the Sharing Agreement; and Guarantee Obligations in respect of such Indebtedness by each Parent Guarantor that is a parent company (directly or indirectly) of U.S. Borrower and each U.S. Subsidiary (other than any Receivables Subsidiary and the Insurance Subsidiary), or, in the case of any Permitted Public Debt that refinances Indebtedness, described in clause (ii) of this Section 8.1(a), by each Subsidiary Credit Party and Parent Guarantor;

(vi) Indebtedness outstanding or committed on the Effective Date and listed on Schedule 6.5(c)(i) or (ii), in each case up to the amounts set forth on such Schedule and any extensions, renewals, refinancings, refundings and replacements thereof incurred by the same obligors thereunder and on substantially similar terms (or terms that are more favorable to the respective borrower) that do not increase the amount outstanding or committed thereunder as of the Effective Date or result in a decreased Weighted Average Life to Maturity thereof; provided that the Standard Financing Conditions are met;

(vii) Indebtedness (including Indebtedness outstanding and available as of the Effective Date) under one or more Permitted Receivables or Factoring Financings; provided that with respect to any such Indebtedness incurred under clause (iii) of the definition of Permitted Receivables or Factoring Financings, the Standard Financing Conditions are met; provided, further, that in the case of revolving Permitted Receivables or Factoring Financings, compliance with the Standard Financing Conditions above shall be required solely as of the date that the commitments for such revolving Permitted Receivables or Factoring Financings become effective or are increased and shall be calculated as if the maximum amount of such commitments were fully funded on such date;

(viii) Indebtedness of the Italian Subsidiaries incurred after the Effective Date in an aggregate principal amount outstanding at any time not to exceed €50,000,000; provided that the Standard Financing Conditions are met;

(ix) Indebtedness of Subsidiaries that are not Credit Parties incurred after the Effective Date in an aggregate principal amount outstanding at any time not to exceed $250,000,000; provided that the Standard Financing Conditions are met;

(x) (a) Indebtedness of any Credit Party to any other Credit Party; provided that any Indebtedness owed by a Subsidiary Credit Party of U.S. Borrower or U.S. Borrower to a Subsidiary Credit Party of European Borrower or European Borrower shall be subordinated to the U.S. Obligations in a manner acceptable to Administrative Agent; and (b) Indebtedness of any Subsidiary that is not a Credit Party owed to another Subsidiary that is not a Credit Party;

(xi) subject to Section 8.4(d), Indebtedness of any Non-U.S. Subsidiary that is not a Subsidiary Credit Party owed to any Borrower or any Subsidiary Credit Party, provided that no Unmatured Event of Default or Event of Default has occurred and is continuing at the time of the incurrence of such Indebtedness or would result therefrom;

(xii) the incurrence by Crown Holdings or any of its Subsidiaries of Hedging Agreements that are incurred in the ordinary course of business and not for speculative purposes; provided that, in any such case, the liabilities under such Hedging Agreements which do not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements are recorded in accordance with SFAS 133;

(xiii) Indebtedness (and Guarantee Obligations incurred in respect thereof) of U.S. Borrower or European Borrower or any of their Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased Weighted Average Life to Maturity thereof; provided that (a) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (b) the Standard Financing Conditions are met, and (c) the aggregate principal amount of Indebtedness incurred and outstanding under this clause (xiii), together with Indebtedness incurred and outstanding under clauses (xiv) and (xvi) of this Section 8.1(a), does not exceed the Debt Basket Amount;

(xiv) Indebtedness of any Subsidiary of U.S. Borrower or European Borrower issued and outstanding on or prior to the date on which such Person becomes a Subsidiary in connection with a Permitted Acquisition so long as (a) such Indebtedness was not issued or created in contemplation of such acquisition, (b) the Standard Financing Conditions are met, and (c) the aggregate principal amount of Indebtedness incurred and outstanding under this clause (xiv), together with Indebtedness incurred and outstanding under clauses (xiii) and (xvi) of this Section 8.1(a), does not exceed the Debt Basket Amount;

(xv) Permitted Public Debt the net proceeds of which are used solely to finance a Permitted Acquisition (and to pay fees and expenses related thereto) and Guarantee Obligations in respect thereof by the U.S. Credit Parties and each Parent Guarantor that is a parent company (directly or indirectly) of U.S. Borrower; provided, that (a) the Standard Financing Conditions are met and (b) Total Available Revolving Commitments at the time of incurrence and after giving effect to the use of the proceeds thereof and the incurrence of any Revolving Loans necessary to consummate such Permitted Acquisition exceeds $200,000,000;

(xvi) Attributable Debt in respect of sale and leaseback transactions permitted by Section 8.6; provided that (a) the Standard Financing Conditions are met; and (b) the aggregate principal amount of Indebtedness incurred under this clause (xvi), together with Indebtedness incurred and outstanding under clauses (xiii) and (xiv) of Section 8.1(a) does not exceed the Debt Basket Amount;

(xvii) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to Crown Holdings or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person;

(xviii) Indebtedness of Crown Holdings or its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xix) Indebtedness arising from agreements of Crown Holdings or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with a Permitted Acquisition or the disposition of any business, assets or a Subsidiary, other than, in the case of a disposition, Guarantee Obligations with respect to Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xx) obligations in respect of performance and surety bonds and completion guarantees provided by Crown Holdings and its Subsidiaries in the ordinary course of business;

(xxi) Indebtedness of Crown Holdings or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(xxii) Indebtedness of the Thai Subsidiaries incurred after the Effective Date in an aggregate principal amount outstanding at any time not to exceed $50,000,000; provided that the Standard Financing Conditions are met;

(xxiii) Indebtedness of any Euro Credit Party to any other Non-U.S. Subsidiary that is not a Credit Party incurred in the ordinary course of business consistent with past practice; provided that (x) if any such Indebtedness in excess of $50,000,000 is outstanding at any time, Indebtedness representing such excess shall be subordinated to the Euro Obligations to at least the same extent as Intercompany Loans are subordinated to the Euro Obligations under the Euro Intercreditor Agreement and (y) no Unmatured Event of Default or Event of Default has occurred and is continuing at the time of the incurrence of such Indebtedness or would result therefrom;

(xxiv) Indebtedness of Subsidiaries that are not Credit Parties to Credit Parties issued solely as consideration for asset sales permitted by Section 8.5(k);

(xxv) Guarantee Obligations of Crown Holdings or any of its Subsidiaries in respect of Indebtedness permitted to be incurred pursuant to clauses (i), (xii), (xvi), (xvii), (xviii), (xix), (xx), (xxi), (xxii) or (xxvi) of this Section 8.1(a); and

(xxvi) other Indebtedness of Crown Holdings or any of its Subsidiaries in an aggregate principal amount not exceeding $200,000,000 at any time outstanding.

The maximum amount of Indebtedness that Crown Holdings or any Subsidiary may incur pursuant to this Section 8.1 shall not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In addition, the maximum amount of Indebtedness that Crown Holdings or any Subsidiary may incur pursuant to Section 8.1(a)(xiii) (xiv) and (xvi) shall not be deemed exceeded solely as a result of the Leverage Condition no longer being satisfied after the incurrence of Indebtedness under such clauses (it being understood that the Debt Basket Amount shall be reduced to 7.5% for purposes of incurrences of Indebtedness thereafter).

(b) The Credit Parties will not, nor will they permit any of their Subsidiaries to, directly or indirectly, issue any preferred stock or other preferred Capital Stock other than Permitted Preferred Stock.

8.2 Liens. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):

(a) Liens in favor of the Collateral Agents under the Security Documents securing the Obligations and the Bank Related Debt;

(b) Liens in favor of the Collateral Agents under the Security Documents securing the First Lien Notes permitted to be incurred under Section 8.1(a)(ii); provided that the trustee under the First Lien Notes Indenture shall be bound by and execute and deliver to the Collateral Agents counterparts to each of the Intercreditor Agreements and the Sharing Agreement;

(c) Liens existing on the Effective Date and listed on Schedule 8.2(c);

(d) Liens on assets of any Person existing at the time of acquisition of such assets by any Credit Party or at the time such Person becomes a Credit Party or is merged or consolidated with a Credit Party; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of such Credit Party other than the specific assets so acquired and the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.1(a)(xiv);

(e) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, guarantees, landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent for a period more than 60 days or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (A) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (B) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied and (C) such Liens relating to statutory obligations, surety or appeal bonds or performance bonds shall only extend to or cover Cash and Cash Equivalents;

(f) Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business to the extent such leases do not create Attributable Debt and are permitted under this Agreement.

(g) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money and (A) that are not yet delinquent or (B) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that (1) any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and (2) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied;

(h) Liens on Italian Assets and Thai Assets and to secure Indebtedness permitted to be incurred under Sections 8.1(a)(viii) and 8.1(a)(xxii), respectively;

(i) Liens to secure Indebtedness (including Capital Lease Obligations) of the type described in Sections 8.1(a)(xiii) and 8.1(a)(xiv) hereof covering only the assets acquired, constructed or improved with such Indebtedness;

(j) Liens on the assets that are the subject of a sale and leaseback transaction permitted by Section 8.6 securing Attributable Debt incurred under Section 8.1(a)(xvi);

(k) Liens on the assets of a Subsidiary that is not a Credit Party so long as such assets are not otherwise Collateral which Liens secure such Subsidiary’s obligations under Indebtedness incurred pursuant to Section 8.1(a)(ix);

(l) Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clauses (c) and (d) of this definition; provided that any such Lien shall not extend to or cover any assets, or class of assets in respect of inventory and receivables, not securing the Indebtedness so refinanced;

(m) Permitted Real Property Encumbrances;

(n) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party or any Subsidiary is a party, in each case, made in the ordinary course of business for amounts (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (1) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (2) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied and (3) such Liens shall in no event encumber any Collateral other than Cash and Cash Equivalents;

(o) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under this Agreement;

(p) Liens in the form of licenses, leases or subleases granted or created by any Credit Party or any Subsidiary, which licenses, leases or subleases (A) do not interfere, individually or in the aggregate, in any material respect with the business of the Credit Parties and their Subsidiaries or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto; provided that (x) to the extent such licenses, leases or subleases relate to Mortgaged Property located in the U.S. in existence as of the Effective Date, such Subsidiary shall use its commercially reasonable efforts to as soon as practicable cause such licenses, leases or subleases to be subordinate to the Lien granted and evidenced by the U.S. Security Documents in accordance with the provisions thereof; and (y) to the extent relating to the U.S. Collateral or entered into by a U.S. Subsidiary and entered into after the Effective Date, such licenses, leases or subleases shall be subordinate to the Lien granted and evidenced by the U.S. Security Documents in accordance with the provisions thereof; provided, further, that any such Lien shall not extend to or cover any assets of any Credit Party or any Subsidiary that is not the subject of any such license, lease or sublease;

(q) Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens secure obligations under such lease that are not overdue for a period of more than thirty days; provided that (i) with respect to any such Liens relating to the U.S. Collateral or entered into by a U.S. Subsidiary and in existence on the Effective Date (other than such Liens as arise as a matter of law), the applicable Credit Party or any applicable Subsidiary has used its commercially reasonable efforts to obtain a landlord lien waiver reasonably satisfactory to the U.S. Collateral Agent and (ii) with respect to any leases relating to the U.S. Collateral or entered into by a U.S. Subsidiary and entered into after the Effective Date, the applicable Credit Party or any applicable Subsidiary shall use its commercially reasonable efforts to (x) enter into a lease that does not grant a Lien on fixtures or personal property in favor of the landlord thereunder or (y) obtain a landlord lien waiver reasonably satisfactory to the U.S. Collateral Agent;

(r) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(s) Liens in respect of Receivables Assets that are the subject of Permitted Receivables or Factoring Financings;

(t) customary rights of set off, revocation, refund or chargeback, Liens or similar rights under agreements with respect to deposit disbursement, concentration account or comparable account under the laws of any foreign jurisdiction, or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where any Credit Party maintains deposit disbursement, concentration accounts or comparable account under the laws of any foreign jurisdiction in the ordinary course of business permitted by this Agreement; and

(u) additional Liens so long as, without duplication, the value of the property subject to such Liens at the time such Lien is incurred and the Indebtedness (including any refinancings of such Indebtedness) and other obligations secured thereby do not exceed $150,000,000 in the aggregate at any time;

provided, however, that (A) no Liens (other than pursuant to the Loan Documents) shall be permitted to exist, directly or indirectly, on any Pledged Securities and (B) no such Liens (other than Liens under clauses (a), (b), (c), (d), (g), (m), (n) and (p)) shall extend to any Principal Property or Restricted Securities.

8.3 Fundamental Changes. (a) The Credit Parties will not, and will not permit any of their Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Unmatured Event of Default or Event of Default shall have occurred and be continuing, (i) any Wholly-Owned Subsidiary of a Borrower may merge into such Borrower in a transaction in which such Borrower is the surviving Person, (ii) any Wholly-Owned Subsidiary (or any Subsidiary if in connection with a Permitted Acquisition) of a Borrower may merge with or into any Subsidiary of such Borrower in a transaction in which the surviving entity is a Wholly-Owned Subsidiary of such Borrower; provided, that and if any party to such merger is a Subsidiary Credit Party, the surviving entity shall be a Subsidiary Credit Party, and (iii) the Credit Parties and their Subsidiaries may engage in Permitted Parent Guarantor Transactions and Permitted Cross Chain Transactions; provided that in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by U.S. Collateral Agent or Euro Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the U.S. Collateral Agent or the Euro Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Section 7.14, on the terms set forth therein and to the extent applicable.

(b) Notwithstanding the foregoing, any Subsidiary of U.S. Borrower, the Canadian Borrower or European Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to U.S. Borrower, the Canadian Borrower or European Borrower or any Subsidiary Credit Party (provided that, in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by the Collateral Agents to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agents pursuant to the Security Documents and otherwise comply with the provisions of Section 7.14, on the terms set forth therein and to the extent applicable), and any Subsidiary which is not a Subsidiary Credit Party may dispose of assets to any other Subsidiary which is not a Subsidiary Credit Party.

(c) The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by Crown Holdings and its Subsidiaries on the Effective Date and businesses reasonably related or incidental thereto.

8.4 Investments, Loans, Advances, Guarantee Obligations and Acquisitions. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, purchase, hold, acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger), permit to exist or incur any Investment, except:

(a) Cash and Cash Equivalents;

(b) Investments existing on the Effective Date and set forth on Schedule 8.4;

(c) Investments (x) by or among the Parent Guarantors, the Borrowers and the Subsidiary Credit Parties in Subsidiary Credit Parties and by the Parent Guarantors in the Borrowers; provided that any such Investment (other than intercompany Indebtedness held by a Non-U.S. Subsidiary which shall be pledged only if and to the extent required by this Agreement) held by a Credit Party shall be pledged pursuant to the applicable Security Document or (y) by a Subsidiary Credit Party in a Parent Guarantor or a Borrower in the form of intercompany indebtedness only, provided that such investment shall be pledged pursuant to the applicable Security Document if and to the extent required by this Agreement;

(d) Investments by (A) the Credit Parties in Subsidiaries that are not Credit Parties and (B) Subsidiaries that are not Credit Parties in other Subsidiaries that are not Credit Parties; provided that such Investments are made in the ordinary course of business; provided, further that in the case of clause (A), the aggregate amount of such Investments shall not exceed $300,000,000;

(e) Investments constituting Indebtedness permitted by Section 8.1(a)(x) or (xiii);

(f) Guarantee Obligations with respect to Indebtedness permitted by Section 8.1(a)(i), (ii), (iii), (v), (xii), (xiii), (xv), (xvi), (xvii), (xviii), (xix), (xx), (xxi), (xxii) or (xxvi) and Guarantee Obligations incurred pursuant to Standard Securitization Undertakings;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) loans and advances to employees of Crown Holdings or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses);

(i) Investments to the extent that the consideration paid by Crown Holdings and its Subsidiaries is common stock of Crown Holdings;

(j) Investments representing consideration (including by way of capital contribution) for asset sales and dispositions permitted by Section 8.5;

(k) Permitted Acquisitions; and

(l) other Investments not constituting Acquisitions not in excess of $200,000,000 at any time outstanding.

8.5 Asset Sales. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose of any asset, including any Capital Stock owned by it, nor will Crown Holdings permit any Subsidiary to, directly or indirectly, issue any additional Capital Stock in such Subsidiary, except:

(a) sales of inventory or obsolete, damaged, excess or worn out equipment and other property no longer used or useful, in each case, in the ordinary course of business;

(b) (i) sales or transfers set forth on Schedule 8.5(b)(i) and (ii) sales, transfers and dispositions and issuances to the Borrowers or any Subsidiary Credit Party, including Permitted Cross Chain Transactions; provided that in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by U.S. Collateral Agent or Euro Collateral Agent, as applicable, to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to U.S. Collateral Agent or the Euro Collateral Agent, as applicable, pursuant to the Security Documents (including, without limitation, all items required by clause (c) of the definition of Permitted Cross Chain Transactions) and otherwise comply with the provisions of Sections 7.14 and 12.2, on the terms set forth therein and to the extent applicable;

(c) sales and transfers of Cash and Cash Equivalents;

(d) sales, transfers and other dispositions (including by way of capital contribution) of Receivables Assets pursuant to any Permitted Receivables or Factoring Financing;

(e) the lease or sublease of Real Property in the ordinary course of business not constituting a sale and leaseback transaction;

(f) any sale, transfer or disposition of any (a) business or controlling or majority Capital Stock in any Person engaged in a line of business, (b) Minority Interest or (c) property or assets and, in each such case, the replacement thereof with a similar business, Capital Stock, Minority Interest or property or assets, as applicable, used or useful in a line of business in which Crown Holdings or any of its Subsidiaries is engaged or which are complementary, reasonably related, ancillary or useful to such line of business in which Crown Holdings or any of its Subsidiaries is then engaged, the aggregate fair market value of which (calculated, in each case, as of the date of such sale, transfer or disposition) shall not exceed $50,000,000 since the Effective Date;

(g) Permitted Parent Guarantor Transactions;

(h) sales or transfers identified in Schedule 8.5(h);

(i) sales, transfers and dispositions of assets not otherwise permitted under this Section; provided (I) that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) shall not, in the aggregate in any Fiscal Year, exceed 10% of Consolidated Tangible Assets as set forth in the financial statements most recently delivered by Crown Holdings pursuant to Section 7.1(a) or (b) or (II) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) shall not, in the aggregate, exceed 15% of Consolidated Tangible Assets as set forth in the financial statements most recently delivered by Crown Holdings pursuant to Section 7.1(a) or (b); provided that after giving effect to such sale, transfer or disposition (and any other sale, transfer or disposition consummated since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Credit Parties would be in compliance with Sections 9.1 through 9.3, inclusive);

(j) the Credit Parties and their Subsidiaries may make any Investments otherwise permitted by Section 8.4 and any Restricted Payments permitted by Section 8.8; and

(k) sales, transfers and dispositions by a Euro Credit Party of the Capital Stock of any Subsidiary that is not a Credit Party held directly by such Euro Credit Party to another Subsidiary that is not a Credit Party in exchange for Indebtedness (in a principal amount no less than the fair market value of such Capital Stock) of such Subsidiary to which such sale, transfer or disposition is made or cancellation of Indebtedness owed by such Euro Credit Party to such Subsidiary; provided that such Indebtedness is evidenced by an intercompany note and the Euro Collateral Agent has a perfected security interest in such intercompany note which has either (x) in the event the issue is determined by the law of a jurisdiction in which Capital Stock has previously been pledged, a priority at least equal to the priority of such pledge or (y) in any other instance, a priority, if any, to the maximum extent permitted by law;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for (x) fair value and (y) at least 75% cash consideration (other than (A) in the case of clauses (x) and (y), sales, transfers and dispositions permitted by Section 8.5(b), (c) or (j) and (B) in the case of clause (y), sales, transfers and dispositions permitted by Section 8.5(f), (j) and (k)).

8.6 Sale and leaseback transactions. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for sale and leaseback transactions (i) the asset sale component of which is permitted by Section 8.5(i) and that involve assets having a fair market value in the aggregate not to exceed 7.5% of Consolidated Tangible Assets as set forth in the financial statements most recently delivered by Crown Holdings pursuant to Section 7.1(a) or (b); provided that such percentage shall be increased to 10% if and for so long as the Leverage Condition is satisfied and (ii) the Attributable Debt associated therewith is permitted by Section 8.1(a)(xvi).

8.7 Sale or Discount of Receivables. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, with or without recourse, or discount (other than in connection with trade discounts in the ordinary course of business consistent with past practice) or otherwise sell or transfer for less than the face value thereof, notes or accounts receivable, other than in connection with a Permitted Receivables or Factoring Financing.

8.8 Restricted Payments. The Credit Parties will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock and repurchase their Capital Stock ratably;

(b) Crown Holdings may pay dividends consisting solely of shares of its common stock;

(c) the purchase of the Capital Stock of the Non-U.S. Subsidiary listed on Schedule 8.8 in connection with the Minority Acquisition and other purchases of Capital Stock of non-Wholly-Owned Subsidiaries as permitted by Section 8.4(l);

(d) Crown Holdings may make Restricted Payments; provided that the aggregate sum of any such Restricted Payments made pursuant to this clause (d) from and after the Effective Date shall not exceed the sum of (x) 50% of the Consolidated Net Income of Crown Holdings for the period (taken as one accounting period) from December 31, 2004 to the end of Crown Holdings’ most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus (y) 100% of the aggregate Net Proceeds received by Crown Holdings from the issuance and sale of its Capital Stock after the Effective Date (other than Capital Stock that is not permitted to be issued under Section 8.1(b)), plus $200,000,000; provided that any Restricted Payment that would cause or result in a “Default” or “Event of Default” as defined in any Public Debt Document shall not be permitted under this clause (d); and

(e) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Crown Holdings held (x) by employees or directors of Crown Holdings or any of its Subsidiaries pursuant to any management equity subscription agreement, stock option agreement or similar agreement or (y) for matching contributions to otherwise meet the needs of its employee stock purchase, deferred compensation, 401(k) and other employee benefit plans in the ordinary course of business; provided that the aggregate price paid (net of employee contributions) for all such purchased, redeemed, acquired or retired Capital Stock shall not exceed the sum of 25,000,000 in any Fiscal Year; provided that any Restricted Payment that would cause or result in a “Default” or “Event of Default” as defined in any Public Debt Document shall not be permitted under this clause (e).

8.9 Transactions with Affiliates. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions that are at prices and on terms and conditions not less favorable to the applicable Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or, if such transaction is not one which by its nature could be obtained from such third parties, is on fair and reasonable terms;

(b) transactions between or among the Credit Parties not involving any other Affiliate and transactions among Subsidiaries not involving any Credit Party;

(c) reasonable fees, compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Crown Holdings or any Subsidiary as determined in good faith by Crown Holdings’ board of directors;

(d) any Restricted Payment permitted by Section 8.8;

(e) loans and advances to employees of the Borrowers or any Subsidiary permitted by Section 8.4(h) and Investments permitted by Section 8.4(d);

(f) any agreement as in effect as of the Effective Date and set forth on Schedule 8.9(f) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the Lenders, taken as a whole, than the original agreement as in effect on the Effective Date;

(g) any Permitted Receivables or Factoring Financings;

(h) sales or issuances of common stock or securities convertible into or exchangeable for common stock of Crown Holdings or warrants, options or other rights to purchase or subscribe for common stock of Crown Holdings;

(i) any Permitted Cross Chain Transaction and any Permitted Parent Guarantor Transaction;

(j) transfers by a Credit Party to an SLB Subsidiary in connection with a transaction permitted by Section 8.6.

8.10 Restrictive Agreements. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary (i) to pay dividends or other distributions with respect to any of its Capital Stock or (ii) to make or repay loans or advances to Crown Holdings or any other Subsidiary or to incur Guarantee Obligations of Indebtedness of Crown Holdings or any other Subsidiary or (iii) to transfer property to Crown Holdings or any of its Subsidiaries; provided that the foregoing shall not apply to:

(a) conditions imposed by law or by any Loan Document;

(b) restrictions and conditions imposed by the Public Debt Documents as in effect on the Effective Date;

(c) restrictions and conditions imposed by any Permitted Public Debt; provided that the encumbrances and restrictions contained in such Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the First Lien Notes Indenture (as in effect on the Effective Date);

(d) with respect to clause (iii) only, assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;

(e) restrictions and conditions existing on the Effective Date not otherwise excepted from this Section 8.10 identified on Schedule 8.10 and refinancings thereof with restrictions and conditions no more restrictive, in any material respect, taken as a whole, than those in such Indebtedness on the Effective Date;

(f) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the assets of a Subsidiary) pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder;

(g) restrictions and conditions contained in any Permitted Receivables or Factoring Financings and relating to any Receivables Subsidiary or Factoring Subsidiary; and

(h) restrictions contained in Indebtedness of Subsidiaries that are not Credit Parties incurred pursuant to Section 8.1(a)(viii), (a)(ix) or (a)(xxii), permitted to be incurred under Section 8.1(a)(xiv) that relate only to the Subsidiary that is the obligor under such Indebtedness or permitted by Section 8.1(a)(xvi); provided that the board of directors of U.S. Borrower or European Borrower shall have determined in good faith (as evidenced by a resolution of the board of directors of such Borrower) at the time that such encumbrance or restriction is created that such encumbrance or restriction, as the case may be, will not impair the ability of any Borrower to make payments of interest on the Loans or make payments in respect of its LC Obligations, in each case as and when due.

8.11 Amendments or Waivers of Certain Documents; Prepayments of Indebtedness. (a) The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, amend or otherwise change (or waive) the terms of its Organic Documents, any Public Debt Document, the documents governing any Permitted Receivables or Factoring Financing and Existing Non-U.S. Facilities or the documents governing any other Indebtedness outstanding as of the Effective Date (other than Intercompany Indebtedness) or any refinancing thereof, in each case, if the effect of such amendment, change or waiver would be to (i) cause all or any portion of the principal amount of any Indebtedness under such document to be payable, or to cause any redemption of any Capital Stock under such document, earlier than scheduled at the Effective Date, except to the extent such prepayment or redemption would be permitted by Section 8.11(b) or (c) below without giving effect to such amendment, modification or waiver, (ii) increase the interest rate payable on such Indebtedness or increase the rate of dividends payable on such Capital Stock, or (iii) make the covenants, redemption provisions, mandatory prepayment provisions or events of default contained in such document more burdensome in any material respect to the Credit Parties, taken as a whole; provided, that the entering into of any refinancing or extension otherwise permitted under this Agreement shall not be prohibited by this Section 8.11(a).

(b) The Credit Parties will not, and will not permit any of their Subsidiaries to, make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of any First Lien Notes, Senior Notes, Existing Unsecured Debt or Debentures or any Permitted Public Debt that refinances all or any portion of any such Indebtedness, unless, after giving effect thereto, there is at least $350,000,000 of Available Liquidity; provided, further, that notwithstanding the foregoing, prepayments and redemptions of the First Lien Notes, Second Lien Notes, Third Lien Notes and the CCSFPLC 2006 Notes may be made so long as after giving to such prepayment or redemption on a Pro Forma Basis, (A) the Senior Secured Leverage Ratio is less than 2.5 to 1.0 and (B) the Total Available Revolving Commitments are at least $200,000,000; provided that this provision shall not prohibit Crown Holdings from exchanging its Indebtedness for shares of its common stock or for Permitted Public Debt to the extent permitted to be incurred under Section 8.1(a)(v).

8.12 Limitation on Activities of Parent Guarantors, Crown Développement, Crown Finance and European Borrower. Notwithstanding anything to the contrary set forth herein, each Parent Guarantor, Crown Développement, Crown Finance and European Borrower (a) shall not conduct any business or hold or acquire any assets (other than (i) in the case of Parent Guarantors, Crown Développement and European Borrower, immaterial equipment, other intellectual property and other immaterial assets, (ii) Intercompany Loans and (iii) (1) in the case of a Parent Guarantor, the Capital Stock of Borrowers or another Parent Guarantor, (2) in the case of Crown Développement, the Capital Stock of European Borrower, and (3) in the case of European Borrower, the Capital Stock of its Subsidiaries and (iv) cash sufficient to pay amounts owing under its Indebtedness permitted to be incurred hereunder and to pay its ordinary course operating expenses) and (b) shall have no operations other than (i) in the case of Parent Guarantors, Crown Développement and European Borrower, holding such Capital Stock (ii) in the case of Crown Holdings and European Borrower, holding company activities (including, without limitation, administering employee benefit plans and other holding company activities) reasonably related to being a publicly listed company or having publicly traded securities, (iii) in the case of Crown Finance, activities directly related to its responsibilities as co-issuer of the Senior Notes, and (iv) in the case of CCSC, activities engaged in as of the Effective Date; provided that Permitted Parent Guarantor Transactions shall be permitted under this Section 8.12.

8.13 Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of any Credit Party, as of the Effective Date, based upon reasonable inquiry by such Credit Party, none of the funds of such Credit Party that are used to repay the Loans shall be derived from any unlawful activity, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law or the Loans would be in violation of law.

8.14 Accounting Changes. The Credit Parties will not, and will not permit any of their Subsidiaries to, make any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by it on the Effective Date, unless (i) such change is required or permitted by GAAP, (ii) such change is disclosed to the Lenders through Administrative Agent or otherwise and (iii) relevant prior financial statements that are affected by such change are restated (in form and detail satisfactory to Administrative Agent) to the extent required by GAAP to show comparative results. If any changes in GAAP or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Effective Date and such changes or such application result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the parties hereto agree to enter into and diligently pursue negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such changes, so that the criteria for evaluating the financial condition and results of operations of Crown Holdings and its Subsidiaries will be the same after such changes as if such changes had occurred.

ARTICLE IX

FINANCIAL COVENANTS

9.1 Total Leverage Ratio. Each Credit Party will not permit or suffer to exist the Total Leverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Test Period Ended	Ratio
December 31, 2005	4.25 to 1.00
March 31, 2006	4.25 to 1.00
June 30, 2006	4.25 to 1.00
September 30, 2006	4.25 to 1.00
December 31, 2006	4.25 to 1.00
March 31, 2007	4.25 to 1.00
June 30, 2007	4.25 to 1.00
September 30, 2007	4.25 to 1.00
December 31, 2007	4.00 to 1.00
March 31, 2008	4.00 to 1.00
June 30, 2008	4.00 to 1.00
September 30, 2008	4.00 to 1.00
December 31, 2008	3.75 to 1.00
March 31, 2009	3.75 to 1.00
June 30, 2009	3.75 to 1.00
September 30, 2009	3.75 to 1.00
December 31, 2009	3.50 to 1.00
March 31, 2010	3.50 to 1.00
June 30, 2010	3.50 to 1.00
September 30, 2010	3.50 to 1.00
December 31, 2010	3.50 to 1.00
March 31, 2011	3.50 to 1.00
June 30, 2011	3.50 to 1.00
September 30, 2011	3.50 to 1.00
December 31, 2011	3.50 to 1.00
March 31, 2012	3.50 to 1.00
June 30, 2012	3.50 to 1.00
September 30, 2012 and each Fiscal Quarter thereafter	3.50 to 1.00

9.2 Senior Secured Leverage Ratio. Each Credit Party will not permit or suffer to exist the Senior Secured Leverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Test Period	Ratio
December 31, 2005	2.50 to 1.00
March 31, 2006	2.50 to 1.00
June 30, 2006	2.50 to 1.00
September 30, 2006	2.50 to 1.00
December 31, 2006	2.50 to 1.00
March 31, 2007	2.50 to 1.00
June 30, 2007	2.50 to 1.00
September 30, 2007	2.50 to 1.00
December 31, 2007	2.25 to 1.00
March 31, 2008	2.25 to 1.00
June 30, 2008	2.25 to 1.00
September 30, 2008	2.25 to 1.00
December 31, 2008	2.00 to 1.00
March 31, 2009	2.00 to 1.00
June 30, 2009	2.00 to 1.00
September 30, 2009	2.00 to 1.00
December 31, 2009	2.00 to 1.00
March 31, 2010	2.00 to 1.00
June 30, 2010	2.00 to 1.00
September 30, 2010	2.00 to 1.00
December 31, 2010	2.00 to 1.00
March 31, 2011	2.00 to 1.00
June 30, 2011	2.00 to 1.00
September 30, 2011	2.00 to 1.00
December 31, 2011	2.00 to 1.00
March 31, 2012	2.00 to 1.00
June 30, 2012	2.00 to 1.00
September 30, 2012 and each Fiscal Quarter thereafter	2.00 to 1.00

9.3 Interest Coverage Ratio. Each Credit Party will not permit or suffer to exist the Interest Coverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Test Period Ended	Ratio
December 31, 2005	2.75 to 1.00
March 31, 2006	2.75 to 1.00
June 30, 2006	2.75 to 1.00
September 30, 2006	2.75 to 1.00
December 31, 2006	2.75 to 1.00
March 31, 2007	2.75 to 1.00
June 30, 2007	2.75 to 1.00
September 30, 2007	2.75 to 1.00
December 31, 2007	2.90 to 1.00
March 31, 2008	2.90 to 1.00
June 30, 2008	2.90 to 1.00
September 30, 2008	2.90 to 1.00
December 31, 2008	3.10 to 1.00
March 31, 2009	3.10 to 1.00
June 30, 2009	3.10 to 1.00
September 30, 2009	3.10 to 1.00
December 31, 2009	3.10 to 1.00
March 31, 2010	3.10 to 1.00
June 30, 2010	3.10 to 1.00
September 30, 2010	3.10 to 1.00
December 31, 2010	3.10 to 1.00
March 31, 2011	3.10 to 1.00
June 30, 2011	3.10 to 1.00
September 30, 2011	3.10 to 1.00
December 31, 2011	3.10 to 1.00
March 31, 2012	3.10 to 1.00
June 30, 2012	3.10 to 1.00
September 30, 2012 and each Fiscal Quarter thereafter	3.10 to 1.00

ARTICLE X

EVENTS OF DEFAULT

10.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 10.1 shall constitute an “Event of Default”:

(a) Failure to Make Payments When Due. Any Borrower shall default or fail (i) in the payment when due of any principal of any Loan (including, without limitation, on any Scheduled Term Repayment date), the face amount of any B/A Loan, or any reimbursement obligation in respect of any Letter of Credit, (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of five (5) Business Days), or (iii) in the payment when due of any fee described or other amount that by its terms is due and payable hereunder or under any Loan Document or of any previously invoiced amount (other than an amount described in the foregoing clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of five (5) Business Days).

(b) Representations and Warranties. Any representation or warranty of any Credit Party made or deemed to be made hereunder or in any other Loan Document or certificate furnished by or on behalf of any Credit Party to Administrative Agent, U.K. Administrative Agent, any Collateral Agent, any Facing Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.

(c) Certain Covenants. Any Credit Party shall default in the due performance and observance of any of its obligations under clause (a), (b) or (c) of Section 7.3, Section 7.4 (with respect to the maintenance and preservation of any Parent Guarantor’s or any Borrower’s legal existence), Article VIII or Article IX.

(d) Other Covenants, Default Under Other Loan Documents. Any Credit Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied or unwaived for a period of thirty (30) days after written notice by Administrative Agent or any Lender.

(e) Default Under Other Agreements. A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or is to enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

(f) Judgments. Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $50,000,000 individually or in the aggregate shall be rendered against any Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) (or any combination thereof) and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed; (ii) such judgment has not been stayed, bonded, vacated or discharged within sixty (60) days of entry; or (iii) there shall be any period (after any applicable statutory grace period) of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment is not fully insured against by a policy or policies of insurance or bonded (with reasonable or standard deductible provisions) issued by an insurer other than an Affiliate of Crown Holdings.

(g) Employee Benefit Plans. Either (i) with respect to any Pension Plan: (A) a Termination Event shall have occurred or (B) any Credit Party, its Subsidiaries and ERISA Affiliates fails to make a deficit reduction contribution required under Code Section 412(l) to any Pension Plan by the due date for such contribution, if, as a result of such events listed in subclauses (A) and (B) of this clause (i), a Credit Party or any ERISA Affiliate could be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $20,000,000; or (ii) with respect to any Foreign Plan, (A) a Termination Event or noncompliance with respect to Foreign Plans shall have occurred or (B) any Foreign Plan that is required by applicable law to be funded in a trust or other funding vehicle has failed to comply with such funding requirements, if as a result of such events listed in subclauses (A) and (B) of this clause (ii) when taken together with all other Termination Events and noncompliance with respect to Foreign Plans that have occurred, would reasonably be expected to have a Material Adverse Effect.

(h) Change of Control. Any Change in Control shall occur.

(i) Insolvency. Any Credit Party or any of its Subsidiaries (other than any Immaterial Subsidiary) shall: (i) become insolvent or generally fail to pay debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, administrator, sequestrator or other custodian for such Credit Party or any of such Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, administrator, sequestrator or other custodian for any Credit Party or any of such Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within sixty (60) days, provided that each Credit Party and each such Subsidiary hereby expressly authorize Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, administration, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Credit Party or any such Subsidiary, and, if any such case or proceeding is not commenced by any Credit Party or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by any Credit Party or such Subsidiary or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed and unstayed, provided that each Credit Party and each such Subsidiary hereby expressly authorize Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; or (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing.

(j) Guaranties. The obligations of any Guarantor under Article XIV or the obligations of U.S. Borrower or any other Subsidiary Credit Party under the Guarantee Agreements shall cease to be in full force and effect or any Guarantor or U.S. Borrower or any such other Subsidiary Credit Party shall repudiate its obligations thereunder.

(k) Security Documents. Any Lien purported to be created under any Security Document shall fail or cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any Collateral individually or in the aggregate having a fair market value in excess of $20,000,000, with the priority required by the Intercreditor Agreements, except as a result of (i) the Collateral Agents’ failure to take any action reasonably requested by any Borrower in order to maintain a valid and perfected Lien on any Collateral or (ii) any action taken by the Collateral Agents to release any Lien on any Collateral in accordance with the terms of this Agreement and the Intercreditor Agreements.

(l) Sharing Agreement. The occurrence of any Triggering Event under the Sharing Agreement.

10.2 Action if Bankruptcy. If any Event of Default described in clauses (i) through (v) of Section 10.1(i) shall occur with respect to any Parent Guarantor or any Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by Borrowers.

10.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (v) of Section 10.1(i) with respect to any Parent Guarantor or any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, Administrative Agent, upon the direction of the Required Lenders, shall by written notice to Borrowers and each Lender (a) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate or (b) direct Borrowers to pay (and each Borrower agrees that upon receipt of such notice, or immediately and automatically upon the occurrence and during the continuance of any Event of Default specified in Section 10.1(i) with respect to such Borrower it will pay) to Administrative Agent at the Payment Office such additional amount of cash, to be held as security by Administrative Agent for the benefit of the Secured Creditors, as is equal to the sum of (a) the aggregate Stated Amount of all Letters of Credit issued for the account of Crown Holdings and its Subsidiaries and then outstanding and (b) the aggregate amount of all Unpaid Drawings, provided that, at such time as (y) no Event of Default shall be continuing or (z) this Agreement shall have terminated in accordance with Section 12.15, the balance, if any, of the amount held pursuant to this clause (b) shall be returned to the Borrowers and (c) enforce, or cause the U.S. Collateral Agent and Euro Collateral Agent to enforce, the Guarantee Agreement, the provisions of Article XIV, and all of the Liens and security interests created pursuant to the Security Documents in accordance with their terms.

10.4 Sharing Agreement. After the occurrence of a Triggering Event (as defined in the Sharing Agreement), unless such Triggering Event is waived in accordance with the terms of this Agreement and the Sharing Agreement, the Credit Parties hereby irrevocably agree to pay any and all amounts in respect of the Loans and the Obligations directly to the Sharing Agent (as defined in the Sharing Agreement) under the Sharing Agreement (and to follow the directions given with respect thereto by Administrative Agent).

10.5 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations (including payment received from the Sharing Agent) shall be applied: first, to all fees, costs and expenses incurred by or owing to Administrative Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding and to cash collateralize outstanding Letters of Credit (pro rata among all such Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among all remaining Scheduled Term Repayments thereof). Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

Anything in this Article X to the contrary notwithstanding, Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Borrowers; provided that at the time such acceleration is so rescinded and annulled: (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

ARTICLE XI

THE AGENTS

In this Article XI, the Lenders, Facing Agent and Administrative Agents agree among themselves (and no Credit Party shall have any rights as a third party beneficiary of such provisions) as follows:

11.1 Appointment. Each of the Lenders hereby (i) removes Citicorp North America, Inc., in its capacity as Collateral Agent under all U.S. Security Documents (as defined in the Existing Credit Agreement) and the Sharing Agreement and Citicorp Trustee Company Limited, in its capacity as Collateral Agent under all Euro Security Documents and Sharing Agreement (each as defined in the Existing Credit Agreement), (ii) appoints DB to act on its behalf as Administrative Agent and U.K. Administrative Agent hereunder, as U.S. Collateral Agent under all U.S. Security Documents and the Sharing Agreement and as Euro Collateral Agent (including, without limitation, in its capacity as security trustee under documents governed by the law of England and Wales) under all Euro Security Documents and the Sharing Agreement and (iii) appoints The Bank of Nova Scotia to act on its behalf as Canadian Administrative Agent (for purposes of this Agreement, the term “Administrative Agent” shall include DB in its capacity as U.S. Collateral Agent and Euro Collateral Agent pursuant to the Security Documents) to act as herein specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize Administrative Agent, U.K. Administrative Agent, Canadian Administrative Agent, U.S. Collateral Agent and Euro Collateral Agent to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent, Canadian Administrative Agent, U.K. Administrative Agent, U.S. Collateral Agent or Euro Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates.

Each Lender hereby authorizes the Collateral Agents to enter into the U.S. Intercreditor Agreement, the Euro Intercreditor Agreement, the Receivables Intercreditor Agreement, the Sharing Agreement and each Security Document on behalf of such Lender and to exercise its rights and perform its obligations thereunder. Each of the Euro Revolving Lenders, Term B Euro Lenders and any Lender that advances Term Loans to European Borrower further agrees to supply U.K. Administrative Agent or any person designated by U.K. Administrative Agent with any information required by it in order to calculate the Mandatory Cost in accordance with Schedule 1.1(b) in respect of Eurocurrency Loans denominated in Sterling or Euros. Each Euro Revolving Lender, Term B Euro Lender, Canadian Revolving Lender and any Lender that advances Term Loans to European Borrower appoints and designates U.K. Administrative Agent or any person designated by U.K. Administrative Agent, and the Canadian Revolving Lenders appoint and designate the Canadian Administrative Agent as the Person holding the power of attorney (“fondé de pouvoir”) within the meaning of Article 2692 of the Civil Code of Quebec for the purposes of the hypothecary security to be granted by each of CROWN Metal Packaging Canada LP, CROWN Metal Packaging Canada Inc. and 3079939 Nova Scotia Company/3079939 Compagnie de la Nouvelle Ecosse pursuant to those deeds of hypothec in the Province of Quebec and, in such capacity, U.K. Administrative Agent and the Canadian Administrative Agent shall hold the hypothecs granted in the Province of Quebec for the benefit of the Euro Revolving Lenders, Term B Euro Lenders, Canadian Revolving Lender and any Lenders that advance Term Loans to European Borrowers and shall act as their “fondé de pouvoir” as contemplated by said Article 2692 of the Civil Code of Quebec in the exercise of the rights conferred thereunder. Each Lender further acknowledges that the first issue of 25% Collateral Demand Mortgage Debentures to be issued pursuant to the said deeds of hypothec may be purchased from the grantor of such hypothec by U.K. Administrative Agent and the Canadian Administrative Agent, as the case may be, by underwriting, purchase, subscription or otherwise notwithstanding the terms of Section 32 of the Act respecting the Special Power of Legal Persons (Quebec).

11.2 Nature of Duties. Agents shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of the Agents shall be mechanical and administrative in nature. EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT EACH AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER. Nothing in any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agents any obligations in respect of any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of the Credit Parties, and Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter. Agents will promptly notify each Lender at any time that the Required Lenders have instructed it to act or refrain from acting pursuant to Article X.

11.3 Exculpation, Rights Etc. Neither Agents nor any of their officers, directors, agents employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. Agents shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of any of the Loan Documents or any other document or the financial condition of any Credit Party. Agents shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or any other Document or the financial condition of any Credit Party, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Required Lenders. Agents may at any time request instructions from the Lenders with respect to any actions or approvals (including the failure to act or approve) which by the terms of any of the Loan Documents, any Agent is permitted or required to take or to grant, and if such instructions are requested, such Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting, approving or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Required Lenders or, to the extent required by Section 12.1, all of the Lenders.

11.4 Reliance. Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution notice, statement, certificate, order or other document (including any electronic message, internet or intranet website posting or other distribution) or any telephone, telex, teletype or telecopier message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining herein or to any of the other Loan Documents and their duties hereunder or thereunder, upon advice of counsel selected by such Agent.

11.5 Indemnification. To the extent any Agent is not, for any reason, indefeasibly reimbursed and indemnified by Borrower as required pursuant to Section 12.4, the Lenders will reimburse and indemnify such Agent, on an after-tax basis, for and against any and all liabilities, obligations, losses, damages, claims, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent, acting pursuant hereto in such capacity in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Aggregate Pro Rata Share of the Total Commitment; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, claims, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Notes and the termination of this Agreement.

For purposes hereof, “Aggregate Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such desired aggregate or total amount by a fraction the numerator of which shall be the aggregate principal amount of such Lender’s Loans and the denominator of which shall be the aggregate of all of the Loans outstanding hereunder.

11.6 Agents In Their Individual Capacities. With respect to its Loans and Commitments, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of Obligations. The terms “Lenders”, “holder of Obligations” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender, one of the Required Lenders or a holder of Obligations. Each Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Subsidiary or affiliate of any Credit Party as if it were not acting as an Agent hereunder or under any other Loan Document, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.

11.7 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless such Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give prompt notice thereof to the Lenders.

11.8 Holders of Obligations. Administrative Agent, U.K. Administrative Agent and Canadian Administrative Agent may deem and treat the payee of any Obligation as reflected on the books and records of such Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Administrative Agent pursuant to Section 12.8(c). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Obligation shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligation or of any Obligation or Obligations granted in exchange therefor.

11.9 Resignation by Administrative Agent.

(a) An Agent may resign from the performance of all its functions and duties hereunder at any time by giving fifteen (15) Business Days’ prior written notice to Borrowers and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent who shall be satisfactory to the applicable Borrower and shall be an incorporated bank or trust company.

(c) If a successor Agent shall not have been so appointed within said fifteen (15) Business Day period, the Agent, with the consent of Borrower, may then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of Borrower, appoint a successor Agent as provided above.

(d) If no successor Agent has been appointed pursuant to clause (b) or (c) by the twentieth (20th) Business Day after the date such notice of resignation was given by the Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder until such time, if any, as the Required Lenders, with the consent of Borrower, appoint a successor Agent as provided above.

11.10 The Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Co-Documentation Agents. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Co-Documentation Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as provided for under Section 11.5. Without limitation of the foregoing, none of Joint Lead Arrangers, Joint Bookrunners, Syndication Agent or Co-Documentation Agents shall, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

ARTICLE XII

MISCELLANEOUS

12.1 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Agent or any Lender at law or in equity or otherwise. Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations directly affected thereby in the case of the following clause (i)),

(i) extend the final scheduled maturity of any Loan or Note (or extend the stated maturity of any Letter of Credit beyond the Revolver Termination Date), or reduce the rate or extend the time of payment of interest or fees thereon (except payment of Default Interest), or reduce the principal amount thereof,

(ii) release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as expressly provided in the Security Documents),

(iii) amend, modify or waive any provision of this Section 12.1(a), or reduce the percentage specified in the definition of Required Lenders, “Required Domestic Lenders”, “Required European Lenders” or amend, modify or waive any other provision of any Loan Document (other than the Intercreditor Agreements, the Sharing Agreement and the Security Documents, which are governed by Section 12.17), specifying the number or percentage of Lenders (or Lenders of any Facility) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (except, in each case, for technical amendments with respect to additional extensions of credit pursuant to Section 2.9 which afford the protections to such additional extensions of credit of the type provided to the Term Loans on the date hereof, or

(iv) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement;

provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall

(A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of the definition of Euro Revolving Sublimit, Schedule 1.1(b) conditions precedent, representations, warranties, covenants, Events of Default or Unmatured Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender),

(B) without the consent of Administrative Agent and each Facing Agent, amend, modify or waive any provision of Section 2.10 or alter the rights or obligations of any Facing Agent with respect to Letters of Credit,

(C) without the consent of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent, amend, modify or waive any provision of Article XI as same applies to Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent or any other provisions as same relates to the rights or obligations of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent,

(D) without the consent of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of Administrative Agent, U.K. Administrative Agent or Canadian Administrative Agent under the other Loan Documents,

(E) without the consent of the Majority Lenders of each Facility which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Facilities pursuant to Section 4.5(a) (although the Required Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered),

(F) without the consent of the Majority Lenders of the applicable Facility, amend the definition of Schedule d Term Repayments for such Facility in a manner that decreases or delays any Scheduled Term Repayment;

provided, however, that any provision of this Agreement may be amended, modified, supplemented, waived, discharged terminated or otherwise changed by an agreement in writing signed by the respective Credit Parties thereto, the Required Lenders (measured after giving effect to such amendment, supplement, waiver, discharger or termination) and any Administrative Agent if (a) by the terms of such agreement all Commitments of each Lender not consenting to the actions therein shall terminate upon the effectiveness of such agreement and (b) at the time such agreement becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 12.1(a) or (E) through (F) of the second proviso to such sentence, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace each such non-consenting Lender or Lenders (or, at the option of Borrowers if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 3.7 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement. waiver, discharge, termination or other change.

(c) In addition to the amendments effected pursuant to the foregoing Section 12.1(a), Schedules 1.1(b), and 1.1(d) may be amended as follows:

(i) Schedules 1.1(b) and (d) will be amended to add Foreign Subsidiaries of European Borrower as additional Subsidiary Borrowers upon (A) execution and delivery by European Borrower, any such Subsidiary Borrower and Administrative Agent of a Joinder Agreement in the form of Exhibit 12.1(c), providing for a Euro Revolving Sublimit acceptable to U.K. Administrative Agent, (B) delivery to Administrative Agents of (1) to the extent not previously delivered, the Additional Security Documents required pursuant to Sections 7.14 and (2) an opinion of counsel which covers matters reasonably satisfactory to Administrative Agent.

(ii) Schedules 1.1(b) and (d) will be amended to remove any Subsidiary as a Subsidiary Borrower upon (A) execution and delivery by European Borrower of a written request providing for such amendment and (B) repayment in full of all outstanding Loans and other Obligations of such Subsidiary Borrower.

(d) Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Administrative Agent to be delivered pursuant to Section 2.9 in connection with an Additional Facility, this Agreement shall be deemed amended without further action by any Lender to reflect, as applicable, any new Lenders and technical and conforming amendments to reflect the terms of such Additional Facility.

(e) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Credit Parties, the Required Lenders and Administrative Agent (and, if their rights or obligations are affected thereby, each other Agent and each Facing Agent) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(f) A Revolving Lender may allocate any proportion of its Revolving Credit Commitment or Revolving Credit Exposure with respect to any waiver, amendment, modification, consent or any other action pursuant to this Section 12.1 or any other Loan Document in order to vote separate portions thereof differently with respect thereto.

(g) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of Administrative Agent, Crown Holdings, Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all Term Loans outstanding under one or more Term Facilities (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (c) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of any Term Loans in effect immediately prior to such refinancing.

12.2 Further Assurances. Crown Holdings agrees to, and to cause its Subsidiaries to, do such further acts and things and to execute and deliver to Agent such additional assignments, agreements, powers and instruments, as Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto Agent its rights, powers and remedies hereunder.

12.3 Notices, Etc.

(a) Except where telephonic instructions or notices are authorized herein to be given (and except as provided in paragraph (b) below), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by telecopier, and shall be deemed to be given for purposes of this Agreement when received or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party as follows:.

(i) if to Crown Holdings, Crown International, CCSC or U.S. Borrower, to it at One Crown Way, Philadelphia, Pennsylvania 19154, attention: Mr. Alan W. Rutherford (telecopy: (215) 552-3715), with a copy to Dechert LLP, 2929 Arch Street, Philadelphia, Pennsylvania 19104, attention: William G. Lawlor, Esq. (telecopy: (215) 994-2222);

(ii) if to European Borrower, to it at Le Colisee I, Rue Fructidor, 75830 Paris Cedex 17, France, attention: Mr. Howard Lomax (telecopy: 33 0 149 18 45 00), with a copy to Dechert LLP, 2929 Arch Street, Philadelphia, Pennsylvania 19104, attention: William G. Lawlor, Esq. (telecopy: (215) 994-2222);

(iii) if to Canadian Borrower, to it at 7900 Keele Street, Concord, Ontario L4K2A3, attention: Vice President, Finance (telecopy: (905) 669-1692);

(iv) if to Administrative Agent, to it at the Notice Address;

(v) if to U.K. Administrative Agent, to it at the Notice Address;

(vi) if to Canadian Administrative Agent, to it at the Notice Address;

(vii) if to Deutsche Bank AG New York Branch, as Facing Agent, to it at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302;

(viii) if to a Lender or any other Facing Agent, to it at its address (or telecopy number) set forth on its most recent administrative questionnaire delivered to Administrative Agent or in the Assignment and Acceptance Agreement pursuant to which such Lender shall have become a party hereto.

(b) Notices and other communications to or by any Agent, the Lenders and the Facing Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender and, to the extent applicable, the Facing Agent. Any Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Each Credit Party and Lender hereunder agrees to notify Administrative Agent in writing promptly of any change to the notice information provided above.

12.4 Costs and Expenses; Indemnification.

(a) Generally. Each Credit Party (jointly and severally to the extent legally permissible) agrees to pay promptly upon request by any Agent (or any Lender in connection with any enforcement or atonement as provided below) (i) all reasonable out-of-pocket costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution, delivery and syndication of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith, including without limitation, the reasonable fees and out-of-pocket expenses of independent public accountants and other outside experts retained by Administrative Agent and of Winston & Strawn LLP, special counsel to Administrative Agent, and any local counsel retained by Administrative Agent relative thereto and other Attorney Costs, in connection with the administration of this Agreement and the other Loan Documents, and all search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses and filing and recording fees, (ii) all reasonable out-of-pocket expenses incurred by any Facing Agent in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses incurred by any Agent, any Lender or any Facing Agent, including the fees, charges and Attorney Costs in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. In addition, each Credit Party (jointly and severally to the extent legally permissible) shall pay any and all present and future stamp, transfer, excise and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Loan Document, or the making of any Loan, and each agrees to save and hold each Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay by any Credit Party in paying, or omission by any Credit Party to pay, such taxes.

(b) Indemnification. Each Credit Party (jointly and severally to the extent legally permissible) will indemnify and hold harmless each Agent and each Lender and each director, officer, employee, agent, attorney and Affiliate of each Agent and each Lender (each such Person an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all losses, claims, damages, or liabilities (other than Excluded Taxes) and related reasonable expenses, including Attorney Costs, charges and disbursements to which such Indemnified Person may become subject or which may be asserted against such Indemnified Person by any third party or by any Credit Party, insofar as such losses, claims, damages, penalties, expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof (whether or not an Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Facing Agent to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability arising under any Environmental Laws or Environmental Permits or for the Release or threatened Release of any Hazardous Materials into the environment for which any Credit Party or any of its Subsidiaries has any liability or which occurs upon the Mortgaged Property or which is related to any property currently or formerly owned, leased or operated by or on behalf of Crown Holdings or any of its Subsidiaries, or by reason of the imposition of any Environmental Lien or which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether brought by a third party or by a Credit Party and regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon their demand, for any Attorney Costs or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however,

(i) that no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it arises or results from the gross negligence or willful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction and

(ii) that nothing contained herein shall affect the express contractual obligations of the Lenders to any Credit Party contained herein or in the other Loan Documents.

If any action, suit or proceeding arising from any of the foregoing is brought against any Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, Crown Holdings or the applicable Borrower will, if requested by any Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified. Each Indemnified Person shall, unless an Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party; provided, however, that in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, the Credit Parties shall not be liable for fees and expenses of more than one counsel (in addition to any local counsel), which counsel shall be designated by Administrative Agent provided, further, however, each Indemnified Person shall have the right to employ separate counsel in any such inquiry, action, claim or proceeding and to control the defense thereof, and the reasonable fees and expenses of such counsel shall be at the expense of the Credit Parties to the extent that (i) Crown Holdings or any other Credit Party shall have agreed in writing to pay such fees and expenses or (ii) such Indemnified Person shall have notified Crown Holdings that it has been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the other Indemnified Persons and that such common representation would adversely impact the adequacy of the proposed representation.

Any and all amounts so expended by any Agent shall be repaid to it by the Credit Parties promptly upon such Agent’s demand therefor, with interest at the Default Rate in effect from time to time during the period including the date so expended by such Agent to the date of repayment. To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Person as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. The obligations of the Credit Parties under this Section 12.4 shall survive the termination of this Agreement and the discharge of the Credit Party’s other Obligations hereunder.

(c) Foreign Exchange Indemnity. If any sum due from any Credit Party or any of its Subsidiaries under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against any Credit Party with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, such Credit Party shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of each Credit Party distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

12.5 Confirmations. Each Borrower and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

12.6 Adjustment; Setoff.

(a) If any lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(i) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify Administrative Agent of that fact and (ii) purchase for cash at face value from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender; provided, however, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (y) this Section 12.6(a) shall not apply to (1) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment or sale of a participation to any assignee or participant, other than to any Credit Party or any Subsidiary thereof. Each Credit Party agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Credit Party or any of its Subsidiaries, any such notice being expressly waived by Crown Holdings, on behalf of itself and its Subsidiaries, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of Crown Holdings or any Credit Party to such Lender, any amount owing from such Lender to Crown Holdings or any of its Subsidiaries, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Crown Holdings or any Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor of Crown Holdings or any Credit Party, or against anyone else claiming through or against, Crown Holdings or any Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, administrator, administrative receiver, court appointed monitor or other similar official, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Crown Holdings and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c) Crown Holdings expressly agrees, on behalf of itself and its Subsidiaries, that to the extent Crown Holdings or any other Credit Party makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, administrator, administrative receiver, court appointed monitor or other similar official, or any other party under any bankruptcy act, state or federal law, common law or equitable cause in any jurisdiction, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

12.7 Execution in Counterparts; Electronic Execution; Effectiveness.

(a) This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) This Agreement shall become effective on the date (the “Effective Date”) on which Crown Holdings and each of the Lenders shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to each Administrative Agent at the Notice Address (or to Administrative Agent’s counsel as directed by such counsel) or, in the case of the Lenders, shall have given to each Administrative Agent telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office or the office of Administrative Agent’s counsel that the same has been signed and mailed to it. Administrative Agent will give Crown Holdings and each Lender prompt written notice of the occurrence of the Effective Date.

12.8 Binding Effect; Assignment; Addition and Substitution of Lenders.

(a) This Agreement shall be binding upon, and inure to the benefit of, Crown Holdings, U.S. Borrower, European Borrower, Canadian Borrower and each other Credit Party hereto, Agents, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, none of Crown Holdings, U.S. Borrower, European Borrower, Canadian Borrower or any other Credit Party may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Administrative Agent and all of the Lenders.

(b) Each Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in all or any portion of its Commitment and Loans or participation in Letters of Credit or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”). In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Credit Parties and Administrative Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. At the time of the sale of a participating interest, the Lender transferring the interest (i) shall cause the Participant to provide the forms required under Section 4.7(d) as if such Participant became a Lender on the date of the sale and (ii) shall, if required under applicable law, deliver revised forms in accordance Section 4.7(d) reflecting the portion of the interest sold and the portion of the interest retained. Further, the Participant shall be subject to the obligations of Section 3.6 and Section 4.7 as if such Participant was a Lender. Crown Holdings, U.S. Borrower, European Borrower and each other Credit Party hereto agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document; provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6. Crown Holdings, U.S. Borrower, European Borrower and each other Credit Party hereto also agrees that each Participant shall be entitled to the benefits of Section 3.6 and Section 4.7 with respect to its participation in the Loans outstanding from time to time, as if such Participant becomes a Lender on the date it acquired an interest pursuant to this Section 12.8(b); provided that, no participation shall be made to any Person under this section if, at the time of such participation, the Participant’s benefits under Section 3.6 or Section 4.7 would be greater than the benefits that the participating Lender was entitled to under Section 3.6 or Section 4.7 (and if any participation is made in violation of the foregoing, the Participant will not be entitled to the incremental amounts). Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating (it being understood that amending the definition of any Scheduled Term

Repayment (other than any Term Maturity Date), shall not constitute an extension of the final scheduled maturity of any Loan or Note) or extend the stated maturity of any Letter of Credit in which such Participant is participating beyond the Revolver Termination Date, or reduce the rate or extend the time of payment of interest or fees on any such Loan, Note or Letter of Credit (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, representations, warranties, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower or any other Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans and/or Letters of Credit hereunder in which such Participant is participating. Notwithstanding the foregoing, prior to any CAM Exchange, no Lender shall sell participations (A) of Canadian Revolving Loans or Canadian Revolving Commitments to any Person that is not a resident of Canada for purpose of the ITA or is not deemed to be resident in Canada for the purposes of Part XIII of the ITA or (B) of Euro Revolving Loans or Euro Revolving Commitments to any Person unless such Person is a credit institution authorized to carry on banking operations in an habitual manner in France without violation of any Requirement of Law, including pursuant to Article L.511-19 or L.519-22 of the Financial and Monetary Code of France.

(c) Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate thereof (each an “Assignee”), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that any assignment of all or any portion of any Lender’s Credit Exposure to an Assignee other than an Affiliate of such Lender or another Lender, or in the case of a Lender that is a Fund, any Related Fund of any Lender (i) shall be an assignment of its Credit Exposure in an amount not less than (A) $5,000,000 for the Dollar Revolving Facility, Euro Revolving Facility or Canadian Revolving Facility and $1,000,000 for the Term Facilities (treating any Fund and its Related Funds as a single Eligible Assignee) (or if less the entire amount of Lender’s Credit Exposure with respect to such Facility, and (ii) shall require the prior written consent of an Administrative Agent (not to be unreasonably withheld) and, provided no Event of Default then exists and is continuing, the applicable Borrower (the consent of such Borrower not to be unreasonably withheld or delayed); provided, however, that prior to the Syndication Date, assignments by any Agent shall not require the consent of any Borrower), and; provided, further, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender or to any other Lender (or in the case of a Lender which is a Fund, to any Related Fund of such Lender). Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a Fund to one or more Related Funds) in immediately available funds to such Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by such Administrative Agent or Canadian Administrative Agent of such assignment and the resulting effect upon the Loans and Dollar

Revolving Commitment, Euro Revolving Commitment and Canadian Revolving Commitment of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were a Lender hereunder and the holder of the Obligations (provided that each Borrower, each other Credit Party hereto, Canadian Administrative Agent and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the applicable Borrower, Canadian Administrative Agent and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of any Borrower or any other Credit Party hereto, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by any Borrower, the Lenders, Canadian Administrative Agent or Administrative Agent shall be required. At the time of each assignment pursuant to this Section 12.8(c) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to the applicable and Administrative Agents the appropriate forms and certificates as provided in Section 4.7(d), if applicable. Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agents and the applicable Borrower of written notice of such transfer, by each previous holder of such Credit Exposure. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto, to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Maximum Commitment, the determination of its Term Pro Rata Share, Canadian Revolver Pro Rata Share or Revolver Pro Rata Share, as the case may be (in each case, rounded to twelve decimal places), the Loans, any outstanding Letters of Credit and any new Notes, if requested, to be issued, at the applicable Borrower’s expense, to such Assignee, and no further consent or action by any Credit Party or the Lenders shall be required to effect such amendments.

(d) Crown Holdings and each Borrower authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Crown Holdings, such Borrower and any of their Subsidiaries which has been delivered to such Lender by Crown Holdings or any Borrower pursuant to this Agreement or which has been delivered to such Lender by Crown Holdings or any Borrower in connection with such Lender’s credit evaluation of Crown Holdings or any Borrower prior to entering into this Agreement, provided that, such Transferee or prospective Transferee agrees to treat any such information which is not public as confidential in accordance with the terms of Section 12.16 hereof.

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, any Credit Party, provided that, no such pledge or assignment of a security interest under this Section 12.8(e) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Any Lender which is a fund may pledge all or any portion of its Notes or Loans to any holders of obligations owed or securities issued by such Lender including any to its trustee for or representative of such holders. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

12.9 CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL; SERVICE OF PROCESS.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH CREDIT PARTY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY, AT ITS ADDRESS SET FORTH IN AND IN ACCORDANCE WITH SECTION 12.3, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH CREDIT PARTY IN ANY OTHER JURISDICTION.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD

OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d) THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

(e) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3, SUBJECT TO SUCH OTHER FORM OF NOTICE AS MAY BE REQUIRED UNDER APPLICABLE LAW WITH RESPECT TO THE GERMAN BORROWERS. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(f) BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EUROPEAN BORROWER AND EACH SUBSIDIARY BORROWER ACKNOWLEDGES THAT IT HAS BY SEPARATE WRITTEN INSTRUMENT, DESIGNATED AND APPOINTED CROWN HOLDINGS, INC., ONE CROWN WAY, PHILADELPHIA, PA 19154, ATTN: SENIOR VICE PRESIDENT - FINANCE (AND ANY SUCCESSOR ENTITY), AS ITS AUTHORIZED AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS THAT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK.

(g) EUROPEAN BORROWER AND EACH SUBSIDIARY BORROWER, TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SETOFF OR ANY LEGAL PROCESS (WHETHER SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY OR ASSETS, HEREBY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS

OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (IT BEING UNDERSTOOD THAT THE WAIVERS CONTAINED IN THIS PARAGRAPH (E) SHALL HAVE THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976, AS AMENDED, AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR THE PURPOSES OF SUCH ACT).

(h) EUROPEAN BORROWER AND CROWN DEVELOPMENT EACH, ON BEHALF OF ITSELF AND THEIR RESPECTIVE SUBSIDIARIES, HEREBY WAIVE THE BENEFIT OF THE PROVISIONS OF ARTICLE XIV OF THE FRENCH CIVIL CODE.

12.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.11 Transfers of Notes. In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Administrative Agent and the applicable Borrower of such transfer, and Agents and Borrowers shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Administrative Agent and the applicable Borrower shall have received written notice to the contrary. Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and the applicable Borrower of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, Agents and Borrowers shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Pro Rata Share of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

12.12 Registry. Borrowers hereby designate Administrative Agent to serve as Borrowers’ agent, solely for purposes of this Section 12.12 to maintain a register (the “Register”) on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect any Credit Party’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by Administrative Agents with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by Administrative Agents on the Register only upon the acceptance by such Administrative Agents of a properly executed and delivered Assignment and Assumption Agreement pursuant to

Section 12.8. Coincident with the delivery of such an Assignment and Assumption Agreement to such Administrative Agents for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender any Note evidencing such Loan, and thereupon, if requested by the assigning or transferor Lender or new Lender, one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender.

12.13 Euro Currency. The following provisions of this Section 12.13 shall come into effect on and from the date on which the United Kingdom becomes a Participating Member State. Each obligation under this Agreement which has been denominated in Sterling shall be redenominated into Euros in accordance with the relevant EMU Legislation. However if and to the extent that the relevant EMU Legislation provides that an amount which is denominated in Sterling can be paid by the debtor either in Euros or in that national currency unit, each party to this Agreement shall be entitled to pay or repay any amount denominated or owing in Sterling hereunder either in Euros or in Sterling. Without prejudice and in addition to any method of conversion or rounding prescribed by any relevant EMU Legislation, (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in Sterling shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as Administrative Agent may from time to time specify and (ii) except as expressly provided in this Section 12.13, this Agreement shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to Euros in the United Kingdom.

12.14 Headings. The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

12.15 Termination of Agreement. This Agreement shall terminate when the Commitment of each Lender has terminated and all outstanding Obligations and Loans have been indefeasibly paid in full and all Letters of Credit have expired or been terminated; provided, however, that the rights and remedies of each Agent and each Lender with respect to any representation and warranty made by any Credit Party pursuant to this Agreement or any other Loan Document, and the indemnification and expense reimbursement provisions contained in this Agreement and any other Loan Document, shall be continuing and shall survive any termination of this Agreement or any other Loan Document.

12.16 Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and each Facing Agent agrees to maintain the confidentiality of the Information (as defined below) in accordance with its customary practices and procedures for handling such information and in a prudent fashion, except that information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Crown Holdings or any other Credit Party and its obligations, (g) with the consent of Crown Holdings or (h) to the extent such information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to any Agent, any Lender or any Facing Agent or any of their respective Affiliates on a nonconfidential basis from a source other than Crown Holdings. Nothing in this provision shall imply that any party has waived any privilege that it may have with respect to advice it has received.

For purposes of this Section, “Information” means all information received from Crown Holdings or any of its Subsidiaries relating to Crown Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or any Facing Agent on a nonconfidential basis prior to disclosure by Crown Holdings or any of its Subsidiaries. In addition, Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement but not the Schedules hereto), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of information and instructed to make available in the course of its business of assigning identification numbers.

12.17 Concerning the Collateral and the Loan Documents.

(a) Authority. Each Lender hereby irrevocably (for itself and its assignees, Participants and successors) authorizes Administrative Agent to enter into the U.S. Intercreditor Agreement, the Receivables Intercreditor Agreement (including additional Receivables Intercreditor Agreements in connection with a Permitted Receivables or Factoring Financing) and each U.S. Security Document on behalf of and for the benefit of that Lender and its assignees, Participants and successors, and agrees to be bound by the terms of the U.S. Intercreditor Agreement and each U.S. Security Document. Each Lender irrevocably (for itself and its assignees, Participants and successors) agrees that Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the U.S. Intercreditor Agreements, the Receivables Intercreditor Agreement or the U.S. Security Documents without the prior consent of the Required Lenders; provided that any release of all or substantially all of the U.S. Collateral shall require the prior consent of each Lender. Each Lender agrees irrevocably (for itself and its assignees, Participants and successors) that it and its assignees, Participants and successors shall not have any right individually to seek to realize upon the security granted by any U.S. Security Document, it being understood and agreed that such rights and remedies may be exercised by the U.S. Collateral Agent for the benefit of Administrative Agent and the Lenders and the parties to the U.S. Intercreditor Agreement upon the terms of the U.S. Security Documents and the U.S. Intercreditor Agreement.

(b) Each Canadian Revolving Lender, Euro Revolving Lender and each Term Lender with Loans outstanding to European Borrower (for itself and its assignees, Participants and successors) hereby authorizes irrevocably U.K. Administrative Agent and Euro Collateral Agent to enter into the Euro Intercreditor Agreement and the Euro Security Documents on behalf of and for the benefit of that Lender and its assignees, Participants and successors, and agrees to be bound by the terms of the Euro Intercreditor Agreement and the Euro Security Documents. Each Lender agrees that U.K. Administrative Agent, Canadian Administrative Agent and Euro Collateral Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Euro Intercreditor Agreement or the Euro Security Documents without the prior consent of the Required Lenders; provided that any release of all or substantially all of the Euro Collateral shall require the prior consent of each Lender. Each Lender irrevocably (for itself and its assignees, Participants and successors) agrees that it and its assignees, Participants and successors shall not have any right individually to seek to realize upon the security granted by any Euro Security Document, it being understood and agreed that such rights and remedies may be exercised by Euro Collateral Agent for the benefit of each Euro Revolving Lender, each Canadian Revolving Lender, Term Lender with Loans outstanding to European Borrower and the parties to the Euro Intercreditor Agreement upon the terms of the Euro Security Documents and the Euro Intercreditor Agreement.

(c) Each Lender hereby authorizes Administrative Agent, U.K. Administrative Agent and each Collateral Agent to enter into the Sharing Agreement on behalf of and for the benefit of that Lender, and agrees to be bound by the terms of the Sharing Agreement. Each Lender agrees that Administrative Agent and U.K. Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Sharing Agreement without the prior written consent of the Required Lenders; provided, however, that notwithstanding the foregoing, (x) the Required Domestic Lenders may instruct Administrative Agent to waive the occurrence of a Triggering Event or some or all of the consequences thereof under the Sharing Agreement or terminate the Sharing Agreement in accordance with its terms and (y) any amendment or modification of the Sharing Agreement that by its terms adversely affects the Term B Dollar Lenders, the Dollar Revolving Lenders or any other Lender with Loans outstanding to any U.S. Credit Party, on the one hand, or the Euro Revolving Lenders, Term B Euro Lenders, Canadian Revolving Lenders or any other Lenders with Loans outstanding to any Non-U.S. Subsidiary of Crown Holdings, on the other hand, differently from the other Lenders shall require the prior written consent of the Required Domestic Lenders and the Required European Lenders, respectively.

(d) Upon payment in full of all principal, interest and other amounts due hereunder and termination of the Commitments and all Letters of Credit hereunder and this Agreement and termination of and payment in full of any Bank Related Debt, at the request of U.S. Borrower, Administrative Agent shall request that the Sharing Agent (as defined in the Sharing Agreement) terminate the Sharing Agreement according to its terms.

(e) Each Lender agrees that any action taken by Administrative Agents or the Required Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by any Agent, any Collateral Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, Administrative Agent and Collateral Agents shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Crown Holdings or any of its Subsidiaries, (iii) act as collateral trustee for the Lenders for purposes stated therein to the extent such action is provided for under the Loan Documents, provided, however, Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to Crown Holdings’ and its Subsidiaries’ respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to any Agent or the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(f) Release of Collateral.

(i) Agents and the Lenders hereby direct Agents and Collateral Agents to release, in accordance with the terms hereof, any Lien held by any Agent or Collateral Agent, under the Security Documents (and in the case of a sale of all of the Capital Stock of a Subsidiary under clause (B) below, to release the affected Subsidiary from its Subsidiary Guaranty):

(A) against all of the Collateral, upon termination of this Agreement as provided in Section 12.15;

(B) against any part of the Collateral sold or disposed of by Crown Holdings or any of its Subsidiaries to the extent such sale or disposition is permitted hereby (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby);

(C) against any Collateral acquired by Crown Holdings or any of its Subsidiaries after the Initial Borrowing Date financed with Indebtedness secured by a Lien permitted by Section 8.2(d);

(D) so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, in the sole discretion of Administrative Agents upon the request of Crown Holdings, against any part of the Collateral with a fair market value of less than $10,000,000 in the aggregate during the term of this Agreement as such fair market value may be certified to Administrative Agent by Crown Holdings in an officer’s certificate acceptable in form and substance to such Administrative Agent; and

(E) against a part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 12.1(a)(ii), if such release is consented to by the Required Lenders;

provided, however, that (y) no Agent shall be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party in respect of) all interests retained by Crown Holdings and/or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii) Each of the Lenders hereby directs Agents to execute and deliver or file such termination and partial release statements and such other things as are necessary to release Liens to be released pursuant to this Section 12.16 promptly upon the effectiveness of any such release or enter into intercreditor agreements contemplated or permitted herein.

(g) No Obligation. Agents shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Crown Holdings or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to Agents herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agents in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, such Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interests in the Collateral as one of the Lenders and that no Agent shall have any duty or liability whatsoever to any Lender, provided, that, notwithstanding the foregoing, such Agent shall be responsible for its grossly negligent actions or actions constituting intentional misconduct.

12.18 U.K. Administrative Agent and Euro Collateral Agent as Joint Creditors. Each of the Credit Parties and each Lender and Agent agree that each of U.K. Administrative Agent and Euro Collateral Agent shall be:

(a) a joint creditor (together with the relevant Lender or Agent) of the Euro Obligations and the Canadian Obligations of European Borrower, Subsidiary Borrowers, and Canadian Borrower toward each Lender or Agent under or in connection with the Loan Documents;

(b) a joint creditor (together with the relevant Agent, Lender, Affiliate thereof, or any other person permitted under the Credit Agreement at the time such Bank Related Debt (as defined in the Euro Intercreditor Agreement) was entered into) of the Bank Related Debt (as defined in the Euro Intercreditor Agreement) to the extent such Bank Related Debt is owed to entities which are bound by the terms of this Section and to the extent such obligations are incurred by European Borrower, Canadian Borrower or another Non-U.S. Subsidiary;

(c) a joint creditor (together with the relevant Lender or Agent) of the Additional First Priority Bank Indebtedness (as defined in the Euro Intercreditor Agreement) to the extent such obligations are incurred by European Borrower, Canadian Borrower or another Non-U.S. Subsidiary; and

(d) a joint creditor (together with the relevant Lender or Agent) of each and every obligation under the Credit Documents (as defined in the Euro Intercreditor Agreement) to the extent such obligations are incurred by European Borrower, Canadian Borrower or another Non-U.S. Subsidiary;

and that accordingly U.K. Administrative Agent and Euro Collateral Agent will have its own independent right to demand performance by such obligors of those obligations. However, any discharge of any such obligation to U.K. Administrative Agent, Euro Collateral Agent or any other relevant creditor referred to above, shall, to the same extent, discharge the corresponding obligation owing to the others.

ARTICLE XIII

COLLECTION ACTION MECHANISM

13.1 Implementation of CAM.

(a) (i) On the CAM Exchange Date, to the extent not otherwise prohibited by a Requirement of Law or otherwise, (1) each Dollar Revolving Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to U.S. Swing Line Lender in accordance with Section 2.1(c)(iii)) participations in the U.S. Swing Line Loans in an amount equal to such Dollar Revolving Lender’s Dollar Revolver Pro Rata Share of each U.S. Swing Line Loan outstanding on such date and (2) each Euro Revolving Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to European Swing Line Lender in accordance with Section 2.1(c)(iii)) participations in the European Swing Line Loans in an amount equal to such Euro Revolving Lenders Euro Revolver Pro Rata Share of each European Swing Line Loan outstanding on such date and (iii) on the CAM Exchange Date, all Loans outstanding in any currency other than Dollars (“Loans to be Converted”) shall be converted into Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the CAM Exchange Date) (“Converted Loans”), (iii) on each date on or after the CAM Exchange Date on which any B/As or B/A Equivalent Loans shall mature such B/As or B/A Equivalent Loans (“Acceptances to be Converted”) shall be converted into Canadian Revolving Loans denominated in Dollars (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding such maturity date) (“Converted Acceptances”) and (iv) on the CAM Exchange Date (with respect to Loans described in the foregoing clause (ii)), and on the respective maturity date (with respect to B/As and B/A Equivalent Loans described in the foregoing clause (iii)) to the extent necessary to cause the fraction for each Lender described in the definitions of Dollar Revolver Pro Rata Share, Euro Revolver Pro Rata Share, each Term Pro Rata Share and Canadian Revolver Pro Rata Share to be equal for each Facility for such Lender after giving effect to the purchase and sale of participating interests under this clause, each Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell in U.S. Dollars a participating interest in the Loans (including such Converted

Loans) and Converted Acceptances in an amount equal to its CAM Percentage of (x) the outstanding principal amount of the Loans (including Converted Loans) and (y) the face amount of matured B/As and B/A Equivalent Loans, as applicable. All Converted Loans and Converted Acceptances (which shall have been converted into Canadian Revolving Loans denominated in Dollars) shall bear interest at the rate which would otherwise be applicable to Base Rate Loans. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility. Each Borrower agrees from time to time to execute and deliver to Agents all instruments and documents as any such Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange.

(b) If, for any reason, the Loans to be Converted or Acceptances to be Converted, as the case may be, may not be converted into Dollars in the manner contemplated by paragraph (a) of this Section 13.1, (i) Administrative Agent shall determine the Dollar Equivalent of the Loans to be Converted or Acceptances to be Converted, as the case may be (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding the date on which such conversion would otherwise occur pursuant to paragraph (a) of this Section 13.1) and (ii) effective on such CAM Exchange Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Loans to be Converted or Acceptances to be Converted, as the case may be, in an amount equal to its CAM Percentage of such Loans to be Converted or Acceptances to be converted, as the case may be. Each Lender will immediately transfer to the appropriate Agent, in immediately available funds, the amount(s) of its participation(s) and the proceeds of such participation(s) shall be distributed by such Agent to each relevant Lender in the amount(s) provided for in the preceding sentence.

(c) To the extent any Taxes are required to be withheld from any amounts payable by a Lender (the “First Lender”) to another Lender (the “Other Lender”) in connection with its participating interest in any Converted Loan or Converted Acceptance, each Borrower, with respect to the relevant Loans made to it, shall be required to pay increased amounts to the Other Lender receiving such payments from the First Lender to the same extent they would be required under Section 4.7 if such Borrower were making payments with respect to the participating interest directly to the Other Lender.

(d) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by Administrative Agent, Canadian Administrative Agent or Collateral Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by Collateral Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders based upon their Pro Rata Share of the Facilities pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to Administrative Agent for distribution to the Lenders in accordance herewith.

13.2 Letters of Credit.

(a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed either by Borrowers or with the proceeds of a Revolving Loan, each Revolving Lender shall promptly pay over to Administrative Agent, in immediately available funds in the same currency as such Dollar Letter of Credit or Euro Letter of Credit, as the case may be, in the case of any undrawn amount, and in Dollars, in the case of any unreimbursed amount, an amount equal to such Revolving Lender’s applicable Pro Rata Share of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to Administrative Agent at the rate that would be applicable at the time to a Base Rate Revolving Loan, in a principal amount equal to such amount. Administrative Agent shall establish a separate interest bearing account or accounts for each Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. Administrative Agent shall deposit in each Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the Revolving Lenders as provided above. Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the outstanding LC Obligations, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.10.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, Administrative Agent shall, at the request of Facing Agent, withdraw from the LC Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to Facing Agent in satisfaction of the reimbursement obligations of the applicable Revolving Lenders under subsection (f) of Section 2.10. In the event any Revolving Lender shall default on its obligation to pay over any amount to Administrative Agent in respect of any Letter of Credit as provided in this Section 13.2, Facing Agent shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Lender had defaulted on its obligations under subsection (f) of Section 2.10, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in Borrowers’ reimbursement obligations pursuant to Section 13.1. Each other Lender shall have a claim against such defaulting Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, Administrative Agent shall withdraw from the LC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of Administrative Agent and Facing Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to Administrative Agent, for the account of Facing Agent, on demand, its CAM Percentage of such drawing.

(e) Pending the withdrawal by any Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, Administrative Agent will, at the direction of such Lender and subject to such rules as such Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash and Cash Equivalents. Each Lender which has not withdrawn its CAM Percentage of amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by any Administrative Agent, to withdraw the earnings on investments so made by such Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

ARTICLE XIV

GUARANTY

14.1 Guarantee of Each of the Parent Guarantors. In order to induce Administrative Agent, the Facing Agents and the Lenders to execute and deliver this Agreement and to make or maintain the Loans and to issue Letters of Credit hereunder, and in consideration thereof, each Parent Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Facing Agents and the Lenders, the prompt and complete payment and performance by each Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, and each of the Parent Guarantors further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents, the Facing Agents or any Lender in enforcing any of their rights under the guarantee contained in this Article IX. The guarantee contained in this Article XIV, subject to Section 14.6, shall remain in full force and effect until all Letters of Credit have terminated, the Obligations are paid in full and the Commitments are terminated.

Each Parent Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent, any Facing Agent or any Lender on account of its liability under this Article XIV, it will notify such Agent, the applicable Facing Agent and such Lender in writing that such payment is made under the guarantee contained in this Article XIV for such purpose. No payment or payments made by any Borrower or any other Person or received or collected by any Agent, any Facing Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Parent Guarantor under this Article XIV, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations until, subject to Section 14.6, the Obligations are paid in full and the Commitments are terminated.

14.2 Guarantee of European Borrower. In order to induce U.K. Administrative Agent and the Euro Revolving Lenders and Canadian Administrative Agent and the Canadian Revolving Lenders to execute and deliver this Agreement and to make or maintain the Euro Revolving Loans and Canadian Revolving Loans hereunder, and in consideration thereof, European Borrower hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Euro Revolving Lenders and Canadian Revolving Lenders, the prompt and complete payment and performance by each Subsidiary Borrower and Canadian Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations and the Canadian Obligations, and European Borrower further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents or any Euro Revolving Lender or Canadian Revolving Lender in enforcing any of their rights under the guarantee contained in this Article XIV. The guarantee contained in this Article XIV, subject to Section 14.6, shall remain in full force and effect until all Subsidiary Borrower Obligations and Canadian Obligations are paid in full and the Commitments are terminated.

European Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent or any Euro Revolving Lender or Canadian Revolving Lender on account of its liability under this Article XIV, it will notify such Agent or such Euro Revolving Lender or Canadian Revolving Lender in writing that such payment is made under the guarantee contained in this Article XIV for such purpose. No payment or payments made by any Subsidiary Borrower, Canadian Borrower or any other Person or received or collected by any Agent or any Euro Revolving Lender from any Subsidiary Borrower or any Canadian Revolving Lender from Canadian Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations or Canadian Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of European Borrower under this Article XIV, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Subsidiary Borrower Obligations and Canadian Obligations until, subject to Section 14.6, the Subsidiary Borrower Obligations and Canadian Obligations are paid in full and the Commitments are terminated.

14.3 Guarantee of Crown Finance. In order to induce Administrative Agent, the Facing Agents and the Lenders to execute and deliver this Agreement and to make or maintain the Loans and to issue Letters of Credit hereunder, and in consideration thereof, Crown Finance hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Facing Agents and the Lenders, the prompt and complete payment and performance by each Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, and Crown Finance further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents, the Facing Agents or any Lender in enforcing any of their rights under the guarantee contained in this Article IX. The guarantee contained in this Article XIV, subject to Section 14.6, shall remain in full force and effect until all Letters of Credit have terminated, the Obligations are paid in full and the Commitments are terminated.

Crown Finance agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent, any Facing Agent or any Lender on account of its liability under this Article XIV, it will notify such Agent, the applicable Facing Agent and such Lender in writing that such payment is made under the guarantee contained in this Article XIV for such purpose. No payment or payments made by any Borrower or any other Person or received or collected by any Agent, any Facing Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Crown Finance under this Article XIV, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations until, subject to Section 14.6, the Obligations are paid in full and the Commitments are terminated.

14.4 Amendments, etc. with Respect to the Applicable Obligations. Each Guarantor shall remain obligated under this Article XIV notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by such Guarantor, any demand for payment of or reduction in the principal amount of any of the applicable Obligations made by the Agents, any Facing Agent or any Lender may be rescinded by the Agents, any Facing Agent or such Lender, and any of the applicable Obligations continued, and the applicable Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agents, any Facing Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agents, any Facing Agent or any Lender for the payment of the applicable Obligations may be sold, exchanged, waived, surrendered or released. None of the Agents, any Facing Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the applicable Obligations or for the guarantee contained in this Article XIV or any property subject thereto.

14.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the applicable Obligations and notice of or proof of reliance by the Agents, any Facing Agent or any Lender upon the guarantee contained in this Article XIV or acceptance of the guarantee contained in this Article XIV; the applicable Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article XIV, and all dealings between each Guarantor, on the one hand, and the Agents, the Facing Agents and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article XIV. The Agents will, to the extent permitted by applicable law, request payment of any applicable Obligation from the applicable Borrower before making any claim against the applicable Guarantor under this Article XIV, but will have no further obligation to proceed against a Borrower or to defer for any period a claim against the applicable Guarantor hereunder. Except as expressly provided in the preceding sentence, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Guarantor or any Borrower with respect to the applicable Obligations. Each guarantee contained in this Article XIV shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the applicable Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Agent, any Facing Agent or any Lender, (b) the legality under applicable laws of repayment by the relevant Borrower of any applicable Obligations or the adoption of any applicable laws purporting to render any applicable Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor or the applicable Borrower against the Agents, any Facing Agent or any Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for any applicable Obligations, or of any Guarantor under the guarantee contained in this Article XIV, in bankruptcy or in any other instance. When any Agent, any Facing Agent or any Lender is pursuing its rights and remedies under this Article XIV against any Guarantor, such Agent, such Facing Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the applicable Obligations or any right of offset with respect thereto, and any failure by any Agent, any Facing Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability under this Article XIV, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agents, the Facing Agents and the Lenders against any Guarantor.

14.6 Reinstatement. Each of the guarantees contained in this Article XIV shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the applicable Obligations is rescinded or must otherwise be restored or returned by any Agent, any Facing Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

14.7 Payments. Each Guarantor hereby agrees that any payments in respect of the applicable Obligations pursuant to this Article XIV will be paid without setoff or counterclaim, at the option of the relevant Facing Agent(s) or the relevant Lender(s), in the currency in which the applicable Loans are denominated at the Notice Address of the applicable Agent.

14.8 Independent Obligations. The obligations of each Guarantor under the guarantee contained in this Article XIV are independent of the obligations of each Borrower, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not the relevant Borrower is joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the relevant Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to the relevant Guarantor.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

CROWN AMERICAS LLC

By:	/s/ Michael B. Burns
Name:	Michael B. Burns
Title:	Vice President and Treasurer

CROWN EUROPEAN HOLDINGS S.A.

By:	/s/ Alan W. Rutherford
Name:	Alan W. Rutherford
Title:	Director Général Délégué

CROWN HOLDINGS, INC.

By:	/s/ Alan W. Rutherford
Name:	Alan W. Rutherford
Title:	Vice Chairman of the Board, Executive Vice President and Chief Financial Officer

CROWN INTERNATIONAL HOLDINGS, INC.

By:	/s/ Michael B. Burns
Name:	Michael B. Burns
Title:	Vice President and Treasurer

CROWN CORK & SEAL COMPANY, INC.

By:	/s/ Alan Rutherford
Name:	Alan W. Rutherford
Title:	Vice President and Chief Financial Officer

Signature Page to Crown Americas LLC Credit Agreement

CROWN METAL PACKAGING CANADA LP
by its general partner, CROWN METAL
PACKAGING CANADA INC.

By:	/s/ Adrian Cobbold
Name:	Adrian Cobbold
Title:	Secretary

Signature Page to Crown Americas LLC Credit Agreement

CROWN UK HOLDINGS LIMITED

By:	/s/ Lakon Holloway
Name:	Lakon Holloway
Title:	Attorney-in-Fact

CROWN VERPACKUNGEN DEUTSCHLAND GMBH

By:	/s/ Lakon Holloway
Name:	Lakon Holloway
Title:	Attorney-in-Fact

Signature Page to Crown Americas LLC Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, in its individual capacity and as Administrative Agent and U.S. Collateral Agent

By:	/s/ Evelyn Lazala
Name:	Evelyn Lazala
Title:	Vice President

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. Administrative Agent and Euro Collateral Agent

By:	/s/ Evelyn Lazala
Name:	Evelyn Lazala
Title:	Vice President

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Vice President

Signature Page to Crown Americas LLC Credit Agreement

THE BANK OF NOVA SCOTIA, as Canadian Administrative Agent

By:	/s/ James J. Rhee
Name:	James J. Rhee
Title:	Director

By:	/s/ Rob Kleinman
Name:	Rob Kleinman
Title:	Associate

Signature Page to Crown Americas LLC Credit Agreement

Exhibit 2.1(c)

FORM OF

SWING LINE LOAN PARTICIPATION CERTIFICATE

_______________, ____

[Name of Lender]

Dear Sir or Madam:

Pursuant to Section 2.1(c)(iv) of the Credit Agreement dated as of November 18, 2005 among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent, the undersigned hereby acknowledges receipt from you of $________ as payment for a participating interest in the following Swing Line Loan:

Date of Swing Line Loan: ___________________

Principal Amount of Swing Line Loan: [$/£/€]___________________________

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:

Name:

Title:

Exhibit 2.2(a)(1)

FORM OF

TERM __________ NOTE

________________

New York, New York

______________, ____

FOR VALUE RECEIVED, the undersigned, CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”)][CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France (“European Borrower”)], hereby unconditionally promises to pay to the order of ____________________ (the “Lender”) at the Payment Office (as defined in the Credit Agreement referenced below) in [Dollars] [Euros] and in immediately available funds on the Term _________ Loan Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of _______________ (            ) or, if less, the then unpaid principal amount of all Term __________ Loans (as defined in the Credit Agreement) made by the Lender to [U.S.][European] Borrower pursuant to Section 2.1(a)[(i)][(ii)] of the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement. [U.S.][European] Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.

This Note is one of the Term ________ Notes referred to in the Credit Agreement dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to optional and mandatory prepayment prior to the Term ________ Loan Maturity Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

[CROWN AMERICAS LLC][CROWN EUROPEAN HOLDINGS S.A.]

By:

Name:

Title:_______________________________________

Exhibit 2.2(a)(2)

FORM OF

______ REVOLVING NOTE

_______________

New York, New York

______________, _____

FOR VALUE RECEIVED, each of the undersigned (each, a “Borrower”), [CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”)][CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France (“European Borrower”) and each of the undersigned Subsidiary Borrowers], hereby unconditionally promises to pay to the order of ____________________ (the “Lender”) at the [applicable] Payment Office (as defined in the Credit Agreement referred to below) [in Dollars][in the Applicable Currencies] and in immediately available funds, the principal amount of _______________ (            ), or, if less, the aggregate unpaid principal amount of all [Dollar][Euro] Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender to [such] Borrower pursuant to Section 2.1(b)[(i)][(ii)] of the Credit Agreement referred to below. The principal amount of each [Dollar][Euro] Revolving Loan evidenced hereby shall be payable as set forth in the Credit Agreement, with any then outstanding principal amount of the [Dollar][Euro] Revolving Loans made by the Lender being payable on the Revolver Termination Date (as defined in the Credit Agreement). [Each] Borrower further agrees to pay interest in like money at such office on the unpaid principal amount [made to such Borrower]from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.

This Note is one of the [Dollar][Euro] Revolving Notes referred to in the Credit Agreement dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to optional and mandatory prepayment prior to the Revolver Termination Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

CROWN AMERICAS LLC

By:

Name:

Title:

[CROWN EUROPEAN HOLDINGS S.A.]

By:

Name:

Title:

[CROWN UK HOLDINGS LIMITED]

By:

Name:

Title:

[CROWN VERPACKUNGEN DEUTSCHLAND GMBH]

By:

Name:

Title:

Exhibit 2.5

FORM OF

NOTICE OF BORROWING 1

Date:

[Deutsche Bank AG New York Branch,

as [Administrative Agent] [U.K. Administrative Agent]

     [U.S. Swing Line Lender]

[European Swing Line Lender]

90 Hudson Street

5th Floor

Jersey City, New Jersey 07302

Attention:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2.5 of the Credit Agreement of their request for the Lenders to make a Loan as follows.

[1]

Whenever any Borrower desires to make a Borrowing of any Loan hereunder, it shall give Administrative Agent at its Notice Address (i) in the case of Dollar denominated Loans, at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time), of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (New York City time), of each Eurocurrency Loan to be made hereunder and (ii) in the case of Alternative Currency Loans, at least three Business Days’ (one Business Day in the case of Alternate Currency Loans denominated in Sterling) prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (London time); provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the date hereof may, at the discretion of Administrative Agent, be delivered later than the time specified above. Whenever U.S. Borrower desires that U.S. Swing Line Lender make a Swing Line Loan under Section 2.1(c)(i), it shall deliver to U.S. Swing Line Lender prior to 11:00 a.m. (New York City time) on the date of Borrowing written notice (or telephonic notice promptly confirmed in writing). Whenever any Borrower (other than Canadian Borrower) desires thatEuropean Swing Line Lender make a European Swing Line Loan under Section 2.1(c)(ii), the applicable Borrower shall deliver to European Swing Line Lender prior to 11:00 a.m. (London time) on the date of such Borrowing written notice (or telephone notice promptly confirmed in writing).

1. Amount to be Borrowed (denominated in U.S. Dollars or the Alternative Currency desired)2 ______________.

2. The Business Day of the Borrowing is __________________ (the “Borrowing Date”).

3. Specify type of Loan or combination thereof 3:

4. If Borrowing is to include Eurocurrency Loans indicate:

Eurocurrency Loan
Initial Interest Period

[2]

Each Borrowing shall be in an amount equal to (i) with respect to Base Rate Loans, at least $5,000,000 and, if greater, shall be in integral multiples of $1,000,000 above such minimum, (ii) with respect to Eurocurrency Loans, (a) at least $5,000,000 in the case of a Borrowing in Dollars and, if greater, shall be in integral multiples of $1,000,000 above such minimum, (b) in the case of a Borrowing in Sterling, at least £5,000,000 and, if greater, shall be in integral multiples of £1,000,000 above such minimum, and (c) in the case of a Borrowing in Euros, at least €5,000,000 and, if greater, shall be in integral multiples of €1,000,000 above such minimum, (iii) with respect to U.S. Swing Line Loans, $500,000 or greater (or, if less, the then Total Available Dollar Revolving Commitment) and (iv) with respect to EuropeanSwing Line Loans, £500,000 or greater in the case of a Borrowing in Sterling, and €500,000 or greater in the case of a Borrowing in Euros (in each case, or if less, the then Total Available Euro Revolving Commitment or Total Available Dollar Revolving Commitment, as the case may be.)

[3]	Specify whether Loans are to be Eurocurrency Loans, Base Rate Loans or a combination thereof or Overnight Rate Loans in the case of European Swing Line Loans.

5. Specify whether Borrowing is a Dollar Revolving Loan or a Euro Revolving Loan.

The undersigned hereby certifies on behalf of Borrowers and not in his individual capacity that the following statements are true on the date hereof, and will be true on the Borrowing Date:

(A) the representation and warranties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects, at and as of such time, as though made on and as of such time, except to the extent such representations and warranties are expressly made as of a specified date, in which event such representations and warranties shall be true and correct in all material respects as of such specified date; and

(B) no Unmatured Event of Default or Event of Default has occurred and is continuing, or would occur after giving effect to such Credit Event.

Very truly yours,

[	][4]

By:

Name:

Title:

[4]	Specify Borrower making the request.

Exhibit 2.6

FORM OF

NOTICE OF CONVERSION OR CONTINUATION1

Deutsche Bank AG New York Branch,	Date:

as Administrative Agent and U.K. Administrative Agent

90 Hudson Street

5th Floor

Jersey City, New Jersey 07302

Attention:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2.6 of the Credit Agreement that they (a) elect to convert Base Rate Loans or any portion thereof into Eurocurrency Loans; (b) elect to convert Eurocurrency Loans denominated in Dollars or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans under the Credit Agreement; or (c) elect to continue Loans denominated in an Alternative Currency or any portion thereof under the Credit Agreement, and in that connection sets forth below the terms on which such conversion or continuation is requested to be made:

[1]

This written notice must be given to Administrative Agent at least three Business Days’ (or one Business Day in the case of a continuation of Alternate Currency Loans denominated in Sterling or a conversion into Base Rate Loans) prior written notice thereof to the Notice Address given not later than 12:00 p.m. (New York City time) (12:00 p.m. London time in the case of a continuation of an Alternative Currency Loan) specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurocurrency Loans, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day).

1.	Date of Conversion or Continuation (which date is a Business Day and, if a conversion from or continuation of Eurocurrency Loans, which date is the last day of the Interest Period therefor):

2.	Aggregate Amount (denominated in U.S. Dollars or the applicable Alternative Currency) of Eurocurrency Loans or Base Rate Loans to be converted or continued[2]:

3.	Type of the proposed Conversion or Continuation:

4.	Interest Period (in the case of a conversion to or a continuation of Eurocurrency Loans)[3]:

Such conversion or continuation is made with respect to [Dollar Revolving Loans][Euro Revolving Loans] [Term B Dollar Loans] [Term B Euro Loans]:

Very truly yours,

[	][4]

By:

Name:

Title:

[2]

When (i) converting any Base Rate Loans into Eurocurrency Loans or continuing any Eurocurrency Loans or any part thereof in an aggregate amount not less than $5,000,000, in the case of a Borrowing in Dollars, or that is in an integral multiple of $1,000,000 in excess thereof, not less than £5,000,000 in the case of a Borrowing in Sterling, or that is an integral multiple of £1,000,000 in excess there of, and not less than €5,000,000 in the case of a Borrowing in Euros, or that is an integral multiple of €1,000,000 in excess thereof; or (ii) converting any Eurocurrency Loans into Base Rate Loans or any part thereof in an aggregate amount not less than $1,000,000 or that is in an integral multiple of $1,000,000 in excess thereof.

[3]

Which shall be subject to the definition of “Interest Period” set forth in the Credit Agreement and shall end on or before the Revolver Termination Date for any Revolving Loans, the Term B Dollar Loan Maturity Date, for any Term B Dollar Loans, and the Term B Euro Loan Maturity Date for any Term B Euro Loans, respectively.

[4]	Specify Borrower making the request.

Exhibit 2.10(c)

FORM OF

NOTICE OF ISSUANCE

Deutsche Bank AG New York Branch,	Date: ___________[1]

as Administrative Agent

90 Hudson Street

5th Floor

Jersey City, New Jersey 07302

Attention:

Deutsche Bank AG New York Branch,

as Facing Agent

60 Wall Street,

New York, New York 10005

Attention: Global Loan Operations,

Standby Letter of Credit Unit

Ladies and Gentlemen:

The undersigned, CROWN AMERICAS LLC, a Pennsylvania limited liability company, (“U.S. Borrower”), refers to the Credit Agreement dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent. For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings provided in the Credit Agreement.

The undersigned hereby requests that the Facing Agent issue a Letter of Credit for the account of ____________2 on __________ ___, ____ (the “Date of Issuance”) in the aggregate Stated Amount of ____________ in the following currency:________3.

[1]	At least five Business Days’ (or such shorter period as may be acceptable to such Facing Agent) prior written notice is required and such notice must be given prior to 1:00 P.M. (New York City time).

The Letter of Credit is to be a [Dollar][Euro] Letter of Credit.

The beneficiary of the requested Letter of Credit will be _______________4, and such Letter of Credit will include the following terms and conditions________________5 and will have a stated expiration date of ______________________.6

The undersigned hereby certifies on behalf of Borrowers and not in his individual capacity that the following statements are true and correct on the date hereof, and will be true and correct on the date of issuance:

(A) the representations and warranties contained in the Credit Agreement or the other Loan Documents are and will be true and correct in all material respects, at and as of such time, as though made on the date of issuance, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct in all material respects as of such specified date; and

(B) no Unmatured Event of Default or Event of Default has occurred and is continuing, or would result after giving effect to such Credit Event.

A statement of the purpose of the requested Letter of Credit and copies of all documentation which the Facing Agent has reasonably requested with respect to the supported transaction are attached hereto.

[CROWN AMERICAS LLC][CROWN EUROPEAN HOLDINGS S.A.]

By:
Name:
Title:

[2]	Insert name of applicable Borrower.
[3]	Insert Stated Amount of Letter of Credit in U.S. Dollars for Dollar Letters of Credit or the applicable Alternative Currency for Euro Letters of Credit.
[4]	Insert name and address of beneficiary.
[5]	Insert description of the terms and conditions of the Letter of Credit.
[6]

Expiration date must be one year or less from date of issuance for any Letter of Credit; provided, that, any Letter of Credit may be automatically extendable for periods of up to one year so long as such Letter of Credit provides that the respective Facing Agent retains an option, satisfactory to such Facing Agent, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date.

Exhibit 2A.2(a)

FORM OF

CANADIAN REVOLVING NOTE

_______________

New York, New York

____________, ____

FOR VALUE RECEIVED, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada (“Canadian Borrower”), hereby unconditionally promises to pay to the order of                                  (the “Lender”) at the office of [                        ], located at [                        ], in lawful money of Canada and in immediately available funds, the principal amount of _______________ (            ), or, if less, the aggregate unpaid principal amount of all Canadian Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender to Canadian Borrower pursuant to Section 2A.1 of the Credit Agreement referred to below. The principal amount of each Canadian Revolving Loan evidenced hereby shall be payable as set forth in the Credit Agreement, with any then outstanding principal amount of the Canadian Revolving Loans made by the Lender being payable on the Canadian Revolver Termination Date (as defined in the Credit Agreement). Canadian Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Article III of the Credit Agreement.

This Note is one of the Canadian Revolving Notes referred to in the Credit Agreement dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Canadian Borrower, CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Canadian Revolving Note is subject to optional and mandatory prepayment in whole or in part prior to the Canadian Revolver Termination Date. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Canadian Revolving Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Canadian Revolving Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS CANADIAN REVOLVING NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

CROWN METAL PACKAGING CANADA LP, by its general partner, CROWN METAL PACKAGING CANADA INC.

By:

Name:

Title:

Exhibit 2A.5

FORM OF

NOTICE OF CANADIAN BORROWING1

Date:

The Bank of Nova Scotia,

as Canadian Administrative Agent

222 Bay Street, Suite 1100

P.O. Box 64

Toronto, Ontario, Canada M5K 1H6

Attention:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives irrevocable notice pursuant to Section 2A.5 of the Credit Agreement of its request for the Canadian Revolving Lenders to make a Canadian Revolving Loan as follows.

1. The proposed Borrowing is to be denominated in Canadian Dollars.

2. Amount to be Borrowed2 Cdn.______________.

[1]

Such irrevocable written notice must be received by Canadian Administrative Agent prior to 12:00 P.M., New York City time, one Business Day (two Business Days’ in the case of B/A Loans) prior to the requested borrowing date.

[2]

Each Borrowing shall be in an amount equal to in the case of Canadian Prime Rate Loans, at least One Million Canadian Dollars (Cdn.$1,000,000) and, if greater, shall be in integral multiples of One Million Canadian Dollars (Cdn.$1,000,000) above such minimum (or, if less, the then Total Available Canadian Revolving Commitment) and in the case of B/A Loans, at least Five Million Canadian Dollars (Cdn.$5,000,000) and, if greater, shall be in integral multiples of One Million Canadian Dollars (Cdn.$1,000,000) above such minimum (or, if less, the then Total Available Canadian Revolving Commitment).

3. The Business Day of the Borrowing is __________________ (the “Borrowing Date”).

4. Specify type of Loan or combination thereof 3;

5. If Borrowing is to include B/A Loans indicate:

B/A Loan
Amount	Cdn.$
Initial Contract Period [4]	_____________

The undersigned hereby certifies that the following statements are true on the date hereof:

(A) the representations and warranties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects, as though made on and as of the date hereof, except to the extent such representations and warranties are expressly made as of a specified date, in which event such representations and warranties were true and correct in as of such specified date; and

(B) no Unmatured Event of Default or Event of Default has occurred and is continuing, or would occur after giving effect to such Borrowing.

Very truly yours,

CROWN METAL PACKAGING CANADA LP, by its general partner, CROWN METAL PACKAGING CANADA INC.

By:
Name:

Title:___________________________

[3]	Specify whether Borrowing is to be a Canadian Prime Rate Loan, B/A Loan or a combination thereof.
[4]	Which shall be subject to the definition of “Contract Period” (i.e., 1, 2, 3, or 6 months) set forth in the Credit Agreement and shall end on or before the Canadian Revolver Termination Date.

Exhibit 2A.6

FORM OF

NOTICE OF CANADIAN CONVERSION OR CONTINUATION1

Date:

The Bank of Nova Scotia,

as Canadian Administrative Agent

222 Bay Street, Suite 1100

P.O. Box 64

Toronto, Ontario, Canada MSK1H6

Attention:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2A.6 of the Credit Agreement that it (a) elects to convert Canadian Prime Rate Loans into B/A Loans; (b) elects to convert B/A Loans into Canadian Prime Rate Loans or (c) elects to continue B/A Loans under the Credit Agreement, and in that connection sets forth below the terms on which such conversion or continuation is requested to be made:

1.	Date of Conversion or Continuation (which date is a Business Day and, if a conversion from or continuation of B/A Loans, which date is the last day of the Contract Period therefor):

2.	Aggregate Amount of Canadian Prime Rate Loans or B/A Loans to be converted or continued[2]:

[1]	This notice must be received by Canadian Administrative Agent not later than 12:00 P.M. (New York City time) at least two Business Days in advance of the date of conversion or continuation.

3.	Nature of the proposed Conversion or Continuation:

4.	Contract Period (if the Loans are to be converted into or continued as B/A Loans):[3]

5.	Such Conversion or Continuation is made with respect to [Canadian Revolving Loans]:

The undersigned hereby certifies that no Unmatured Event of Default or Event of Default has occurred and is continuing, or would occur after giving effect to such Conversion or Continuation.

Very truly yours,

CROWN METAL PACKAGING CANADA LP, by its general partner, CROWN METAL PACKAGING CANADA INC.

By:

Name:

Title:

[2]

Canadian Borrower may elect (i) on any Business Day to convert Canadian Prime Rate Loans or any portion thereof to B/A Loans and (ii) at the end of any Contract Period with respect thereto, to convert B/A Loans or any portion thereof into Canadian Prime Rate Loans or continue such B/A Loans or any portion thereof for an additional Contract Period; provided, however, that the aggregate face amount of the B/A Loans for each Contract Period therefor must be in an aggregate principal amount of Cdn.$5,000,000 or an integral multiple of Cdn.$1,000,000 in excess thereto.

[3]	Which shall be subject to the definition of “Contract Period” (i.e., 1, 2, 3, or 6 months) set forth in the Credit Agreement and shall end on or before the Canadian Revolver Termination Date.

Exhibit 4.7(d)

FORM OF

SECTION 4.7(d)(i) CERTIFICATE

Reference is hereby made to the Credit Agreement dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Credit Agreement.

For U.S. federal income tax purposes, pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned (the “Undersigned”) hereby certifies that:

1. The Undersigned is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. The Undersigned is not subject to regulatory or other legal requirements as a “bank” in any jurisdiction and has not been treated as a “bank” for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Undersigned meets all of the requirements under Code Section 871(h) or 881(c) to be eligible for a complete exemption from withholding of United States Taxes on interest payments made to it under the Credit Agreement.

4. The Undersigned shall promptly notify the Company and the Administrative Agent if any of the representations and warranties made herein are no longer true and correct.

[NAME OF LENDER]

By:
Title:
Date:	,

Note: The Undersigned is also to deliver two (or more as reasonably requested by Company or Administrative Agent) accurate and properly completed original signed copies of IRS Form W-8BEN or W-8ECI or W-8IMY (or successor forms) certifying to the Undersigned’s complete exemption from United States withholding tax with respect to payments to be made under the Credit Agreement and under any Note.

Exhibit 5.1(a)(ii)

FORM OF

U.S. GUARANTEE AGREEMENT

U.S. GUARANTEE AGREEMENT dated as of November 18, 2005 among each of the subsidiaries listed on Schedule I hereto (each such subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) of CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”), and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (“Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

Reference is made to the Credit Agreement dated as of November 18, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France (“European Borrower”), CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada (“Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with U.S. Borrower, Canadian Borrower and European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions listed on Schedule 1.1 thereto, as such Schedule may from time to time be supplemented or amended (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent for the Term B Dollar Lenders, Dollar Revolving Lenders and New Dollar Lenders from time to time party to the Credit Agreement, and any other Lenders that advance Term Loans to U.S. Borrower or any U.S. Subsidiary (as successor to Citicorp North America, Inc., as administrative agent under the 2004 Credit Agreement (as defined below)) (in such capacity, “Administrative Agent”) for the Lenders, DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent for the Euro Term B Lenders, the Euro Revolving Lenders and the New Non-Domestic Lenders from time to time party to the Credit Agreement, and any other Term Lenders that from time to time advance Term Loans to any Non-U.S. Subsidiary of CCSC (as successor to Citibank International PLC, as U.K. administrative agent under the 2004 Credit Agreement) (in such capacity, the “U.K. Administrative Agent”) and THE BANK OF NOVA SCOTIA, as Canadian administrative agent for the Canadian Revolving Lenders from time to time party to the Credit Agreement (in such capacity, the “Canadian Administrative Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Loans to Borrowers, and the Facing Agents have agreed to issue Letters of Credit for the account of Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Guarantors is a direct or indirect wholly owned Subsidiary of U.S. Borrower and acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders, and the issuance of the Letters of Credit by the Facing Agents. The obligations of the Lenders to make Loans and of the Facing Agents to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Guarantors of a U.S. Guarantee Agreement in the form hereof. As consideration therefor and in order to induce the Lenders to make Loans and the Facing Agents to issue Letters of Credit, the

Guarantors are willing to execute this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by U.S. Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Credit Parties to the Secured Parties under the Credit Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Credit Parties under or pursuant to the Credit Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all monies, obligations (including the obligations to make payments in the event of early termination) and other liabilities of Borrowers or any of their Subsidiaries in respect of overdrafts and related liabilities and obligations arising from any Bank Related Cash Management Agreement (as defined in the Credit Agreement), and (d) the due and punctual payment and performance of all monies, obligations (including the obligations to make payments in the event of early termination) and other liabilities of Borrowers or any of the Subsidiaries under each Hedging Agreement existing on the date hereof with any counterparty that was a Lender or an Affiliate of a Lender on the date hereof and each Hedging Agreement entered into with a counterparty that was a Lender (or an Affiliate of a Lender) at the time such Hedging Agreement was entered into (all the monetary and other obligations referred to in the preceding clauses (a) through (d) being collectively called the “Obligations”). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

SECTION 2. Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Credit Parties of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against the Credit Parties under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, any Guarantee Agreement or any other agreement, including with respect to any other Guarantor under this Agreement, or (c) the failure to perfect any security interest in or lien on, or the release of, any of the security held by or on behalf of the Administrative Agent or any other Secured Party.

SECTION 3. Security. Each of the Guarantors authorizes the Administrative Agent and each of the other Secured Parties to (a) take and hold security for the payment of this Guarantee and the Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, other guarantors of other obligors.

SECTION 4. Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of Borrowers or any other Person.

SECTION 5. No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

SECTION 6. Defenses of Borrowers Waived. To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of any Credit Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Credit Party, other than the final and indefeasible payment in full in cash of the Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Credit Party or any other guarantor or exercise any other right or remedy available to them against any Credit Party or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Credit Party or any other Guarantor or guarantor, as the case may be, or any security.

SECTION 7. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Credit Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash the amount of such unpaid Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent or any Secured Party as provided above, all rights of such Guarantor against any Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Credit Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Obligations. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Credit Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 8. Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each other Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantors incur hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 9. Representations and Warranties. Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct.

SECTION 10. Termination. (a) The Guarantees made hereunder (i) shall terminate when all the Obligations have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement, the LC Obligations have been reduced to zero and each Facing Agent has no further obligation to issue Letters of Credit under the Credit Agreement and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Guarantor upon the bankruptcy or reorganization of any Borrower, any Guarantor or otherwise. In connection with the foregoing, the Administrative Agent shall execute and deliver to such Guarantor or Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request from time to time to evidence such termination and release.

(b) If the Capital Stock of a Guarantor is sold, transferred or otherwise disposed of to a Person that is not an Affiliate that results in such Guarantor ceasing to be a Subsidiary and such Guarantor, after giving effect to such sale, transfer or disposition is released from all of its Obligations in respect of any Indebtedness of Crown Holdings or any of its Subsidiaries, or upon the effectiveness of any written consent pursuant to Section 12.1 of the Credit Agreement to the release of the guarantee granted by such Guarantor hereby, such Guarantor shall be released from its obligations under this Agreement without further action. In connection with such release, the Administrative Agent shall execute and deliver to such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10(b) shall be without recourse to or warranty by the Administrative Agent.

SECTION 11. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements or on behalf of the Guarantors that are contained in this Agreement shall inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the other Secured Parties, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 12. Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Secured Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

SECTION 13. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 14. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.3 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it at its address set forth in Schedule I.

SECTION 15. Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the applicable Facing Agent regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid or the LC Obligations do not equal zero and as long as the Obligations have not been terminated.

(b) In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 16. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 11), and shall become effective as provided in Section 11. Delivery of an executed signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. It is understood and agreed among the parties that this Agreement shall create separate guarantees in favor of each of the Term Lenders and the Revolving Lenders, and that any determination by any court with jurisdiction that the guarantee in favor of either group of Lenders is invalid for any reason shall not in and of itself invalidate the guarantee with respect to any other beneficiary hereunder.

SECTION 17. Rules of Interpretation. The rules of interpretation specified in Section 1.2 of the Credit Agreement shall be applicable to this Agreement.

SECTION 18. Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

(b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other

Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

SECTION 20. Additional Guarantors. Pursuant to Section 7.14 of the Credit Agreement, each wholly-owned U.S. Subsidiary of the U.S. Borrower that was not in existence on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming a wholly-owned U.S. Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such a wholly-owned U.S. Subsidiary of an instrument in the form of Annex 1, such wholly-owned U.S. Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 21. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Party to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmeasured. The rights of each Secured Party under this Section 21 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

[Signature Page Follows]

Schedule I to the

U.S. Guarantee Agreement

Guarantors

Subsidiary Guarantors	Jurisdiction of Formation
Central States Can Co. of Puerto Rico, Inc.	OH
Crown Beverage Packaging, Inc.	DE
Crown Consultants, Inc.	PA
Crown Cork & Seal Company (DE), LLC	DE
CROWN Cork & Seal USA, Inc.	DE
CROWN Packaging Technology, Inc.	DE
CROWN Beverage Packaging Puerto Rico, Inc.	DE
Crown Financial Corporation	PA
Crown Financial Management, Inc.	DE
Crown Holdings (PA), LLC	PA
Foreign Manufacturers Finance Corporation	DE
NWR, Inc.	PA
CROWN Risdon USA, Inc.	DE
Crown Americas Capital Corp.	DE

ANNEX 1 TO THE

U.S. GUARANTEE AGREEMENT

SUPPLEMENT NO. [    ] dated as of [                    ], to the U.S. Guarantee Agreement (the “U.S. Guarantee Agreement”) dated as of November 18, 2005, among each of the subsidiaries listed on Schedule I hereto (each such subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) of the CROWN AMERICAS LLC., a Pennsylvania limited liability company (the “U.S. Borrower”), and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

A. Reference is made to the Credit Agreement dated as of November 18, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France (“European Borrower”), CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada (“Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with U.S. Borrower, Canadian Borrower and European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions listed on Schedule 1.1 thereto, as such Schedule may from time to time be supplemented or amended (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent for the Term B Dollar Lenders, Dollar Revolving Lenders and New Dollar Lenders from time to time party to the Credit Agreement, and any other Lenders that advance Term Loans to U.S. Borrower or any U.S. Subsidiary (as successor to Citicorp North America, Inc., as administrative agent under the 2004 Credit Agreement (as defined below)) (in such capacity, “Administrative Agent”) for the Lenders, DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent for the Euro Term B Lenders, the Euro Revolving Lenders and the New Non-Domestic Lenders from time to time party to the Credit Agreement, and any other Term Lenders that from time to time advance Term Loans to any Non-U.S. Subsidiary of CCSC (as successor to Citibank International PLC, as U.K. administrative agent under the 2004 Credit Agreement) (in such capacity, the “U.K. Administrative Agent”) and THE BANK OF NOVA SCOTIA, as Canadian administrative agent for the Canadian Revolving Lenders from time to time party to the Credit Agreement (in such capacity, the “Canadian Administrative Agent”).

B. Capitalized terms used without definition shall have the meanings assigned to such terms in the U.S. Guarantee Agreement and the Credit Agreement.

C. The Guarantors have entered into the U.S. Guarantee Agreement in order to induce the Lenders to make Loans and the Facing Agents to issue Letters of Credit. Pursuant to Section 7.14 of the Credit Agreement, each wholly-owned U.S. Subsidiary of the U.S. Borrower that was not in existence or not a wholly-owned U.S. Subsidiary on the date of the Credit Agreement is required to enter into the U.S. Guarantee Agreement as a Guarantor upon becoming a wholly-owned U.S. Subsidiary. Section 20 of the U.S. Guarantee Agreement provides that additional wholly-owned U.S. Subsidiaries of Crown Holdings may become Guarantors under the U.S. Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement.

The undersigned Subsidiary of the U.S. Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the U.S. Guarantee Agreement in order to induce the Lenders to make additional Loans and the Facing Agents to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 20 of the U.S. Guarantee Agreement, the New Guarantor by its signature below becomes a Guarantor under the U.S. Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the U.S. Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a Guarantor in the U.S. Guarantee Agreement shall be deemed to include the New Guarantor. The U.S. Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by telecopy shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the U.S. Guarantee Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the U.S. Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 14 of the U.S. Guarantee Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to Borrowers.

SECTION 8. The New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

[Signature Page Follows]

Exhibit 5.1(a)(iii)(A)

FORM OF

U.S. SECURITY AGREEMENT

SECOND AMENDED AND RESTATED U.S. SECURITY AGREEMENT

By

CROWN HOLDINGS, INC.,

CROWN CORK & SEAL COMPANY, INC.,

CROWN AMERICAS LLC,

CROWN INTERNATIONAL HOLDINGS, INC.

and

THE U.S. SUBSIDIARIES PARTY HERETO,

as Grantors

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Collateral Agent

Dated as of November 18, 2005

SCHEDULES

Schedule I	Subsidiary Guarantors
Schedule II	Commercial Tort Claims
Schedule III	Prior Liens
Schedule IV	Consents
Schedule V	Intellectual Property Violations
Schedule VI	Letters of Credit

ANNEXES
Annex 1	Form of Joinder Agreement
Annex 2	Form of Perfection Certificate

SECOND AMENDED AND RESTATED U.S. SECURITY AGREEMENT

SECOND AMENDED AND RESTATED U.S. SECURITY AGREEMENT (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, this “Agreement”) dated as of February 26, 2003 and amended and restated as of September 1, 2004 and further amended and restated as of November 18, 2005 among Crown Holdings, Inc., a Pennsylvania corporation (“Crown Holdings”), Crown Cork & Seal Company, Inc., a Pennsylvania corporation (“CCSC”), CROWN Americas LLC (f/k/a Crown Americas, Inc. and Crown Cork & Seal Americas, Inc.), a Pennsylvania limited liability company (“Crown Usco”), Crown International Holdings, Inc., a Delaware corporation (“Crown International”), each other U.S. Subsidiary of Crown Holdings listed on Schedule I hereto (collectively, together with each U.S. Subsidiary that becomes a party hereto pursuant to Section 7.15 of this Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, CCSC, Crown Usco and Crown International, the “Grantors”), and Deutsche Bank AG New York Branch (“DB”), as successor to Citicorp North America, Inc. as U.S. collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”) for the Secured Parties (as hereinafter defined).

RECITALS

WHEREAS, on February 26, 2003 (the “Original Effective Date”), Citicorp North America, Inc. (the “Existing Collateral Agent”) and the Grantors entered into the U.S. Security Agreement (the “Original Agreement”) and the Original Credit Agreement (as hereinafter defined).

WHEREAS, on the Original Effective Date, Crown Usco, as U.S. borrower, Crown European Holdings SA, a société anonyme organized under the laws of France (“Crown Euroco”), as non-U.S. borrower, the subsidiary borrowers named therein, Crown Holdings, Crown International, CCSC (collectively, the “Credit Parties”), the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent (the “Existing Administrative Agent”), Citibank International plc, as U.K. administrative agent (the “Existing U.K. Agent”), Deutsche Bank Securities Inc. (“DBSI”), as syndication agent, DBSI and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, ABN AMRO Incorporated, as joint bookrunner, and

ABN AMRO Bank N.V., as documentation agent, entered into that certain credit agreement (the “Original Credit Agreement”).

WHEREAS, on the Original Effective Date, (i) Crown Euroco issued $1,085,000,000 in aggregate principal amount of Second Priority Dollar Notes (as hereinafter defined) and €285,000,000 in aggregate principal amount of Second Priority Euro Notes (as hereinafter defined), in each case under an indenture dated as of the Original Effective Date among Crown Euroco, the guarantors named therein and the Second Priority Notes Trustee (as hereinafter defined) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement (as hereinafter defined), the “Second Priority Notes Indenture”), and (ii) each of the Guarantors (as defined in the Second Priority Notes Indenture) guaranteed the Obligations of Crown Euroco under the Second Priority Notes Indenture (as amended, amended and restated, supplemented or otherwise modified from time to time and together with any future guarantees by the Guarantors of the Obligations of Crown Euroco under the Second Priority Notes Indenture, the “Second Priority Notes Guarantees”).

WHEREAS, on the Original Effective Date, (i) Crown Euroco issued $725,000,000 in aggregate principal amount of Third Priority Notes (as hereinafter defined) under an indenture dated as of the Original Effective Date among Crown Euroco, the guarantors named therein and the Third Priority Notes Trustee (as hereinafter defined) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Third Priority Notes Indenture”) and (ii) each of the Guarantors (as defined in the Third Priority Notes Indenture) guaranteed the Obligations of Crown Euroco under the Third Priority Notes Indenture (as amended, amended and restated, supplemented or otherwise modified from time to time and together with any future guarantees by the Guarantors of the Obligations of Crown Euroco under the Third Priority Notes Indenture, the “Third Priority Notes Guarantees”).

WHEREAS, on September 1, 2004 (the “First Amendment Effective Date”), (i) Crown Euroco issued €350,000,000 of First Priority Notes (as hereinafter defined) under an indenture dated as of September 1, 2004 among Crown Euroco, the guarantors named therein and the First Priority Notes Trustee (as hereinafter defined) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “First Priority Notes Indenture”), the proceeds of which were used (together with the proceeds of Loans under the 2004 Credit Agreement (as defined below)) to refinance in full all outstanding Term B Loans (as defined in the Original Credit Agreement) and terminate the Obligations and Commitments (each as defined in the Original Credit Agreement) under the Original Credit Agreement, and (ii) each of the Guarantors (as defined in the First Priority Notes Indenture) is guaranteeing the Obligations of Crown Euroco under the First Priority Notes Indenture (as amended, amended and restated, supplemented or otherwise modified from time to time and together with any future guarantees by the Guarantors of the Obligations of Crown Euroco under the First Priority Notes Indenture, the “First Priority Notes Guarantees”).

WHEREAS, on the First Amendment Effective Date, the Existing Collateral Agent and the Grantors entered into the First Amended and Restated U.S. Security Agreement (the “First Amendment”).

WHEREAS, on the First Amendment Effective Date, the Credit Parties entered into that certain credit agreement (the “2004 Credit Agreement”) with the lenders named therein and the Existing Administrative Agent and the Existing U.K. Agent.

WHEREAS, on October 6, 2004 Crown Euroco issued an additional €110,000,000 of First Priority Notes under the First Priority Notes Indenture, the proceeds of which were used to extend a loan to Crown Usco to repay its outstanding term loan under the 2004 Credit Agreement and for general corporate purposes.

WHEREAS, on the date hereof, Crown Usco and Crown Americas Capital Corp. (“Crown Capital”) intend to issue $1,100,000,000 of senior unsecured notes (the “Senior Notes”) under two Indentures dated as of the date hereof among each of Crown Usco or Crown Capital, as applicable, and the guarantors named therein and Citibank, N.A., as senior notes trustee under each Indenture (collectively, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Senior Notes Indenture”), the proceeds of which shall be used (together with the proceeds of the Loans under the Credit Agreement and certain cash proceeds from the sale of Crown Holdings’ plastic closures division) to refinance (the “Refinancing”) not less than 66 2/3% of the outstanding Second Priority Notes and 66 2/3% of the outstanding Third Priority Notes, to terminate the Obligations and Commitments (each as defined in the 2004 Credit Agreement) under the 2004 Credit Agreement and for general corporate purposes.

WHEREAS, simultaneously with the issuance of the Senior Notes, Crown Holdings, Crown International, CCSC, Crown Usco as U.S. borrower (in such capacity, the “U.S. Borrower”), Crown Euroco, as non-U.S. borrower (in such capacity, the “Non-U.S. Borrower”), Crown Metal Packaging Canada LP, as Canadian borrower, the subsidiary borrowers named therein (in such capacity, the “Subsidiary Borrowers”, together with the U.S. Borrower and the Non-U.S. Borrower, the “Borrowers”) intend to enter into a new senior secured credit agreement dated as of the date hereof (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement to the extent permitted by the First Priority Notes Indenture and any refinancing or replacement of the Credit Agreement or one or more successor or replacement facilities whether or not with a different group of agents or lenders and whether or not with different obligors upon the Administrative Agent’s (as hereinafter defined) acknowledgment of the termination of the predecessor Credit Agreement) with the lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch, as administrative agent and U.K. administrative agent (in such capacities together with its successors and assigns in such capacities, the “Administrative Agent” or the “U.K. Agent”), The Bank of Nova Scotia, as Canadian administrative agent (the “Canadian Administrative Agent”), which Credit Agreement constitutes a refinancing and replacement of the 2004 Credit Agreement, and pursuant to which the Lenders have agreed to make certain Loans and issue certain Letters of Credit to or for the account of the U.S. Borrower upon the terms and subject to the conditions set forth in the Credit Agreement.

WHEREAS, on the date hereof, the Existing Collateral Agent has resigned as U.S. Collateral Agent and the Lenders under the Credit Agreement have appointed Deutsche Bank AG New York Branch as U.S. Collateral Agent.

WHEREAS, on the date hereof, the parties to the Second Priority Notes Indenture and the Third Priority Notes Indenture shall amend each of the Second Priority Notes Indenture and the Third Priority Notes Indenture to, among other things, eliminate the requirement for any security to secure the Second Priority Notes and the Third Priority Notes and to authorize the Second Priority Notes Trustee and the Third Priority Notes Trustee to effectuate the release of the Second Priority Notes Trustee’s and Third Priority Notes Trustee’s respective Liens on the Collateral.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Crown Holdings and each of the direct and indirect U.S. Subsidiaries of Crown Holdings (other than the Insurance Subsidiary and the Receivables Subsidiary) (together with each other U.S. Subsidiary of Crown Holdings that from time to time after the date hereof guarantee the Obligations (as hereinafter defined) of the Borrowers under the Credit Agreement and the other Loan Documents, the “Guarantors”) will guarantee the Obligations of the Borrowers under the Credit Agreement and the other Loan Documents (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time and together with any further guarantees by the Guarantors of the Obligations of the Borrowers under the Credit Agreement, the “Credit Guarantees”).

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Holdings or any of the direct or indirect U.S. Subsidiaries of Crown Holdings may enter into one or more Hedging Agreements (collectively, the “Bank Related Hedging Agreements”) with the one or more Lenders or their respective Affiliates or any other Person permitted under the Credit Agreement at the time such Bank Related Hedging Agreement is entered into (individually, a “Bank Related Hedging Exchanger” and, collectively, the “Bank Related Hedging Exchangers”) and it is desired that the obligations of Crown Holdings or its U.S. Subsidiaries under such Bank Related Hedging Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Hedging Obligations”), be secured by a Lien on and a security interest in the Collateral pursuant to this Agreement; provided that for any Bank Related Hedging Exchanger to receive the benefit of such Lien on and security interest in the Collateral, it shall execute and deliver to the Collateral Agent an acknowledgment to the U.S. Intercreditor Agreement (as hereinafter defined) in the form annexed thereto (each such acknowledgment, an “Intercreditor Acknowledgment”) agreeing to be bound by the terms thereof at any time prior to the payment in full of the Bank Indebtedness (as defined in the U.S. Intercreditor Agreement).

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Holdings or any of the direct or indirect U.S. Subsidiaries of Crown Holdings may enter into one or more Bank Related Cash Management Agreements (as defined in the U.S. Intercreditor Agreement) with one or more Lenders or their respective Affiliates or any other Person permitted under the Credit Agreement at the time such Bank Related Cash Management Agreement is entered into (individually, a Bank Related Cash Management Exchangers” and collectively, the “Bank Related Cash Management Exchangers”) and it is desired that the obligations of Crown Holdings or its U.S. Subsidiaries under such Bank Related Cash Management Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Cash Management Obligations”), be secured by a Lien on and security interest in the Collateral pursuant to this Agreement; provided that for any Bank Related Cash Management Exchanger to receive the benefit of such Lien on and security interest in the Collateral, it shall execute and deliver to the Collateral Agent on or after the Effective Date an Intercreditor Acknowledgment agreeing to be bound by the terms thereof at any time prior to the payment in full of the Bank Indebtedness.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Usco and Crown Euroco may incur certain Additional First Priority Bank Indebtedness (as hereinafter defined) pursuant to the applicable Loan Documents (as hereinafter defined) and the Indentures, which Additional First Priority Bank Indebtedness will be secured by all the Collateral.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement and the Indentures, any Permitted Issuer may issue certain Additional First Priority Capital Markets Indebtedness (as hereinafter defined), which may be guaranteed by the Grantors, pursuant to the applicable Additional First Priority Capital Markets Indebtedness Documents, which Additional First Priority Capital Markets Indebtedness may be secured by all of the Collateral; provided that for any holder of any Additional First Priority Capital Markets Indebtedness to receive the benefit of this Agreement, it shall cause its Additional First Priority Capital Markets Indebtedness Representative to execute and deliver to the Collateral Agent an Intercreditor Acknowledgment agreeing to be bound by the terms thereof.

WHEREAS, on February 26, 2003, the Grantors, the Existing Collateral Agent and certain other parties entered into that certain U.S. Intercreditor and Collateral Agency Agreement, which agreement was amended and restated on the First Amendment Effective Date, and is being further amended and restated as of the date hereof to give effect to the Credit Agreement, the First Priority Notes and the security interests contemplated herein (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “U.S. Intercreditor Agreement”).

WHEREAS, it is a condition precedent to the effectiveness of the Financing Documents that the Grantors shall have executed and delivered this Agreement in favor of the Collateral Agent for (i) its benefit and (ii) for the benefit of the Secured Parties, to secure the payment and performance with respect to any of the Financing Documents of any and all obligations, liabilities and indebtedness of every kind, nature and description (whether or not constituting future advances or otherwise) from time to time owing by, or on behalf of, the Borrowers and each of the Grantors under or in connection with, such Financing Documents, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, evidenced by or arising under any of such Financing Documents whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of such Financing Documents, or after the commencement of any case with respect to the Borrowers and each of the Grantors under the Bankruptcy Code or any state insolvency law or similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable whole or in part in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired (all such monetary and other obligations described in this recital being collectively called the “Obligations”).

WHEREAS, each Grantor is or, as to Collateral acquired by such Grantor after the Effective Date, will be the legal and/or beneficial owner of the Collateral pledged by it hereunder.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Grantors have executed and delivered to the Collateral Agent (a) the Bank Pledge Agreement (as hereinafter defined), and (b) the Shared Pledge Agreement (as hereinafter defined).

WHEREAS, this Agreement is given by each Grantor in favor of the Collateral Agent for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Obligations.

WHEREAS, Crown Holdings, Crown Usco, CCSC, Crown International and each Subsidiary Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement, the Credit Guarantees, the Bank Related Hedging Agreements, the Bank Related Cash Management Agreements, the First Priority Notes Indenture, the First Priority Notes, the Additional First Priority Bank Indebtedness and the Additional First Priority Capital Markets Indebtedness and are, therefore, willing to enter into this Agreement in order to amend and restate the First Amendment.

NOW THEREFORE, in consideration of the foregoing and other benefits accruing each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Parties (and each of their respective successors and assigns), as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Uniform Commercial Code Defined Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC, including the following which are capitalized herein:

“Accounts”; “Bank”; “Certificates of Title”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Customer”; “Commodity Intermediary”; “Deposit Accounts”; “Documents”; “Electronic Chattel Paper”; “Entitlement Holder”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”; “Instruments” (as defined in Article 9 rather than Article 3); “Inventory”; “Investment Property”; “Letter-of-Credit Rights”; “Letters of Credit”; “Securities”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper”.

SECTION 1.02. Credit Agreement Defined Terms. Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement, including the following:

“Affiliate”; “Agents”; “Bank Related Cash Management Agreement”; “Business Day”; “Cash Equivalents”; “GAAP”; “Governmental Authority”; “Hedging Agreement”; “Indebtedness”; “Insurance Subsidiary”; “Loans”; “Lien”; “Net Proceeds”; “Note”; “Permitted Liens”; “Permitted Receivables or Factoring Financing”; “Person”; “Receivables Subsidiary”; “Requirement of Law”; “Subsidiary”; “Term B Dollar Loan”;

“U.S. Security Documents” and “U.S. Subsidiary”.

Notwithstanding the foregoing, on and after the Obligations under the Loan Documents, the Bank Related Hedging Obligations and the Bank Related Cash Management Obligations have been indefeasibly paid in full without any refinancing thereof through the incurrence of Indebtedness having a Lien on any Collateral (as defined in the Credit Agreement) and the Credit Agreement, the other Loan Documents, the Bank Related Hedging Agreements, the Bank Related Cash Management Agreements and all Letters of Credit issued in connection with the Credit Agreement have terminated the capitalized terms used herein but not otherwise defined shall have meanings assigned to such terms in the Credit Agreement as in effect on such date immediately prior to the termination thereof.

SECTION 1.03. Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:

“Account Debtor” shall mean any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts Receivable” shall mean all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired; provided that “Accounts Receivable” shall not include any Receivables Assets that have been sold or otherwise transferred in connection with, or are subject to any Liens created pursuant to or in accordance with, any Permitted Receivables or Factoring Financing except to the extent permitted by the Accounts Receivable Intercreditor Agreement.

“Accounts Receivable Intercreditor Agreement” shall mean, in connection with the Receivables Purchase Agreement, the Third Amended and Restated Intercreditor Agreement, dated as of November 18, 2005, among Crown Holdings, Crown International, CCSC, Crown Cork & Seal Receivables (DE) Corporation, Crown Cork & Seal Company USA, Inc., CROWN Risdon USA, Inc., Citibank, N.A. and the Collateral Agent, and, in connection with any amendment to or refinancing of the Receivables Purchase Agreement or any other Permitted Receivables or Factoring Financing, an intercreditor agreement (or amendment thereto or amendment and restatement thereof) substantially similar to the intercreditor agreement referred to above (as determined by the Administrative Agent).

“Additional First Priority Bank Indebtedness” means (i) Additional Term Loans (as defined in the Credit Agreement) incurred by Crown Usco and/or Crown Euroco and (ii) Loans (as defined in the Credit Agreement) pursuant to an Additional Facility (as defined in the Credit Agreement), incurred by Crown Usco, Crown Euroco or any Subsidiary Borrower, in each case, pursuant to the Credit Agreement, which indebtedness is secured by a first priority Lien in the manner described herein on the Collateral.

“Additional First Priority Capital Markets Indebtedness” means any unsubordinated indebtedness of a Permitted Issuer issued or incurred after the date hereof (other than Additional First Priority Bank Indebtedness), to the extent permitted to be incurred by the Credit Agreement and each other Financing Document, which indebtedness is secured by a first priority Lien on the

Collateral.

“Additional First Priority Capital Markets Indebtedness Documents” means any indenture, debenture, note, guaranty, purchase agreement or other document executed by a Permitted Issuer or any other Grantor in connection with the issuance of any such Additional First Priority Capital Markets Indebtedness.

“Additional First Priority Capital Markets Indebtedness Representative” means any trustee or similar representative of the holders of Additional First Priority Capital Markets Indebtedness.

“Administrative Agent” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Agreement” shall have the meaning assigned to such term in the preamble of this Second Amended and Restated U.S. Security Agreement.

“Bank Pledge Agreement” means the Bank Pledge Agreement dated as of the date hereof among Crown Holdings, CCSC, Crown Usco, Crown International and the domestic subsidiaries party thereto and DB, as collateral agent, as amended, amended and restated, supplemented, or otherwise modified from time to time.

“Bank Related Cash Management Exchangers” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Bank Related Cash Management Obligations” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Bank Related Debt” means, collectively, the Bank Related Cash Management Obligations and the Bank Related Hedging Obligations.

“Bank Related Hedging Agreements” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Bank Related Hedging Exchangers” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Bank Related Hedging Obligations” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Bankruptcy Code” means Title 11, United States Code, or any similar federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors including, without limitation, bankruptcy or insolvency laws.

“Books and Records” shall mean all instruments, files, records, ledger sheets and documents evidencing, covering or relating to any of the Collateral.

“Borrowers” shall have the meaning assigned to such term in the Recitals of this Agreement.

“CCSC” shall have the meaning assigned to such term in the preamble of this Agreement.

“Charges” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, maritime, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.

“Co-Documentation Agent” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Collateral” shall mean all of the following, in each case, whether now owned or hereafter acquired:

(a)	Accounts Receivable;

(b)	Books and Records;

(c)	cash and Deposit Accounts;

(d)	Chattel Paper;

(e)	Collateral Account and Collateral Account Funds;

(f)	Commercial Tort Claims described on Schedule II annexed hereto;

(g)	Documents;

(h)	Equipment;

(i)	Fixtures;

(j)	General Intangibles;

(k)	Goods;

(l)	Instruments;

(m)	Inventory;

(n)	Investment Property;

(o)	Letter-of-Credit Rights;

(p)	Letters of Credit;

(q)	Supporting Obligations;

(r)	to the extent not covered by clauses (a) through (q) of this definition, all other personal property, whether tangible or intangible; and

(s)	Proceeds of any and all of the foregoing;

provided that “Collateral” shall not include (i) any Receivables Assets that have been sold or otherwise transferred in connection with, or are subject to any Liens created pursuant to or in accordance with, any Permitted Receivables or Factoring Financing, and (ii) any “Collateral” (as defined in the Pledge Agreements).

“Collateral Account” shall mean that collateral account established pursuant to Section 6.01 of this Agreement.

“Collateral Account Funds” shall mean, collectively, the following from time to time on deposit in the Collateral Account: (a) all funds (including, without limitation, all Trust Monies), investments (including, without limitation, all Cash Equivalents) and all certificates and instruments from time to time representing or evidencing such investments; (b) all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of any Grantor in substitution for, or in addition to, any or all of the Collateral; and (c) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Collateral Material Adverse Effect” shall mean, as of any date of determination and whether individually or in the aggregate, (a) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the business or operations or prospects as presently conducted; (b) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the value or utility of the Collateral taken as a whole; or (c) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the legality, priority or enforceability of the Lien created by this Agreement or the rights and remedies of the Collateral Agent hereunder.

“Collateral Proceeds” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreement” shall mean an agreement in form and substance acceptable to the Collateral Agent.

“Copyright License” shall mean each written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or which such Grantor otherwise has the right to license, or granting any right to such Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” shall mean all of the following, in each case whether now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or any other country, including those listed on Schedule 15(b) of the Perfection Certificate.

“Credit Agreement” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Credit Guarantees” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Crown Euroco” shall have the meaning assigned to such term in the preamble to this Agreement.

“Crown Holdings” shall have the meaning assigned to such term in the preamble to this Agreement.

“Crown International” shall have the meaning assigned to such term in the preamble to this Agreement.

“Crown Usco” shall have the meaning assigned to such term in the preamble to this Agreement.

“DB” shall have the meaning assigned to such term in the preamble of this Agreement.

“Default” shall mean (a) any “Default” under the Credit Agreement as such term is defined in the Credit Agreement until all Obligations under the Credit Agreement, the other Loan Documents, the Bank Related Hedging Agreements and the Bank Related Cash Management Agreements have been indefeasibly repaid in full without any refinancing thereof through the incurrence of Indebtedness having a Lien on any Collateral (as defined in the Credit Agreement) and all Letters of Credit issued in connection with the Credit Agreement have terminated and (b) thereafter shall mean any “Default” under any First Priority Capital Markets Indebtedness Document until all Obligations under such First Priority Capital Markets Indebtedness Documents have been indefeasibly repaid in full without any refinancing thereof through the incurrence of indebtedness having a Lien on any Collateral.

“Event of Default” shall mean (a) any “Event of Default” under the Credit Agreement as such term is defined in the Credit Agreement until all Obligations under the Credit Agreement, the other Loan Documents, the Bank Related Hedging Agreements and the Bank Related Cash Management Agreements have been indefeasibly repaid in full without any refinancing thereof through the incurrence of Indebtedness having a Lien on any Collateral (as defined in the Credit Agreement) and all Letters of Credit issued in connection with the Credit Agreement have terminated and (b) thereafter shall mean any “Event of Default” under any First Priority Capital Markets Indebtedness Document until all Obligations under such First Priority Capital Markets Indebtedness Documents have been indefeasibly repaid in full without any refinancing thereof through the incurrence of indebtedness having a Lien on any Collateral.

“Exempted Indebtedness” shall mean any Indebtedness or other obligation which would be considered “Exempted Indebtedness” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt, as such indenture, agreement or interest is in effect on the Original Effective Date.

“Existing Unsecured Debt” shall mean each of the following Indebtedness to the extent outstanding on the Effective Date after giving effect to the Transactions:

(i)	the Debentures; and

(ii)	$300,000,000 original principal amount of 7% Notes due 2006 of Crown Cork & Seal Finance PLC issued under the 1996 Indenture, of which approximately $166,000,000 remain outstanding as of the Effective Date.

“Financing Documents” means, collectively, the Loan Documents, the First Priority Notes Documents, the Bank Related Hedging Agreements, the Bank Related Cash Management Agreements and the Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Capital Markets Indebtedness” means (a) the Obligations of Crown Euroco or any other Grantor under the First Priority Notes Documents and (b) the Obligations of any Permitted Issuer or any other Grantor in respect of Additional First Priority Capital Markets Indebtedness issued under the applicable Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Capital Markets Indebtedness Documents” means, collectively, the First Priority Notes Documents and the Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Notes” means the €460,000,000 in aggregate principal amount of 6 1/4% First Priority Senior Secured Notes due 2011 of Crown Euroco issued under the First Priority Notes Indenture.

“First Priority Notes Documents” means the First Priority Notes Indenture, the First Priority Notes, the First Priority Notes Guarantees, each guaranty of the Obligations thereunder and any other document executed by Crown Holdings or any of its subsidiaries in connection with the issuance of the First Priority Notes, in each case, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, as permitted by the Credit Agreement.

“First Priority Notes Guarantees” shall have the meaning assigned to such term in the Recitals of this Agreement.

“First Priority Notes Indenture” shall have the meaning assigned to such term in the Recitals to this Agreement.

“First Priority Notes Trustee” means Wells Fargo Bank, N.A., together with its successors and assigns in such capacity, as trustee for the holders of the First Priority Notes.

“First Priority Obligations” shall mean, collectively, the following:

(i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations of the Grantors to (a) the Lenders, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Loan Documents and the due performance and compliance by the Grantors with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Loan Documents and (b) the holders of the First Priority Capital Markets Indebtedness issued pursuant to any First Priority Capital Markets Indebtedness Document, whether now existing or hereafter incurred under, arising out of, or in connection with, any First Priority Capital Markets Indebtedness Documents and the due performance and compliance by the Grantors with all of the terms, conditions and agreements contained in any First Priority Capital Markets Indebtedness Document;

(ii) to the extent any Bank Related Hedging Exchanger or Bank Related Cash Management Exchanger has executed and delivered to the Collateral Agent an Intercreditor Acknowledgment on or after the Original Effective Date in accordance with the provisions of the U.S. Intercreditor Agreement, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations owing by the Grantors to the Bank Related Hedging Exchanger party or the Bank Related Cash Management Exchanger party, respectively, whether now existing or hereafter incurred, arising out of or in connection with such Bank Related Hedging Agreement or such Bank Related Cash Management Agreement, respectively, and the due performance and compliance by the Grantors with all the terms, conditions and agreements contained therein;

(iii) any and all sums advanced by the Collateral Agent pursuant to this Agreement or the other Financing Documents in order to preserve the Collateral or protect its lien and security interest in the Collateral;

(iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Grantors, after an Event of Default shall have occurred and be continuing, all reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and disbursements and court costs (including without limitation all such amounts referred to in Section 7.18 hereof); and

(v) any and all renewals, extensions and modifications of any of the obligations and liabilities referred to in clauses (i) through (iv) above, to the extent permitted by the Credit Agreement, whether outstanding on the Original Effective Date or extended from time hereafter, inclusive.

“General Intangibles” shall mean collectively, all “general intangibles,” as such term is defined in the UCC, and in any event shall include, without limitation, all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises and tax refund claims.

“Grantors” shall have the meaning assigned to such term in the preamble of this Agreement.

“Indemnified Liabilities” shall have the meaning assigned to such term in Section 7.19 of this Agreement.

“Indemnitees” shall have the meaning assigned to such term in Section 7.19 of this Agreement.

“Indentures” shall mean the First Priority Notes Indenture and any indentures entered into by a Permitted Issuer in connection with any Additional First Priority Capital Markets Indebtedness.

“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and Books and Records describing or used in connection with, any of the foregoing.

“Intercreditor Acknowledgment” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Lenders” shall have the meaning assigned to such term in the Recitals of this Agreement.

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party, including, without limitation, those listed on Schedules 15(a) and 15(b) of the Perfection Certificate (other than those license agreements in existence on the Original Effective Date and listed on Schedules 15(a) and 15(b) of the Perfection Certificate and those license agreements entered into after the Original Effective Date, which by their terms prohibit assignment or a grant of a security interest by such Grantor as licensee thereunder except to the extent such prohibitions are rendered ineffective by the provisions of Sections 9-406, 9-407 and 9-408 of the UCC).

“Loan Documents” means the Credit Agreement, each guaranty of the Obligations thereunder by a Grantor and any other document executed by Crown Holdings or any of its subsidiaries in connection with the Credit Agreement (including, without limitation, any Joinder Agreement or any other documents executed or delivered with respect to any Additional First Priority Bank Indebtedness and the Security Documents), in each case, as amended, amended and restated, supplements, refinanced, replaced or otherwise modified from time to time.

“Non-U.S. Borrower” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Obligations” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Operative Agreement” shall mean (i) in the case of any limited liability company or partnership or other non-corporate entity, any membership or partnership agreement or other organizational agreement or document thereof and (ii) in the case of any corporation, any charter or certificate of incorporation and by-laws thereof.

“Original Agreement” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Original Credit Agreement” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Original Effective Date” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Other Proceeds” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or which any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any other country, including those listed on Schedule 15(a) of the Perfection Certificate, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” shall mean a certificate in the form of Annex II hereto or any other form approved by the U.S. Collateral Agent, dated as of the date hereof, and as may be amended, supplemented or otherwise modified.

“Permitted Issuer” shall mean Crown Holdings, Crown International, U.S. Borrower or Crown Finance or any direct special purpose finance Subsidiary of any of the foregoing formed solely to be the issuer of any Permitted Public Debt provided that such Person becomes a Credit Party and Section 7.14 of the Credit Agreement is complied with with respect to such special finance Subsidiary; provided, that with respect to any Permitted Public Debt issued to refinance the First Lien Notes or the Existing Unsecured Debt listed in clause (ii) of the definition of Existing Unsecured Debt, Permitted Issuer means a Parent Guarantor (other than CCSC), U.S. Borrower,

Crown Finance or European Borrower or any direct special purpose finance Subsidiary of any of the foregoing formed solely to be the issuer of any Permitted Public Debt provided that such Person becomes a Credit Party and Section 7.14 of the Credit Agreement is complied with with respect to such special finance Subsidiary.

“Pledge Agreements” means the Bank Pledge Agreement and the Shared Pledge Agreement.

“Principal Property” shall mean any Fixture which would be considered a part of a “Principal Property” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt as such indentures, agreements or instruments were in effect on the Original Effective Date.

“Prior Liens” shall mean, collectively, the Liens identified in Schedule III annexed hereto relating to those items of Collateral identified in such Schedule.

“Proceeds” shall mean, collectively, all “proceeds,” as such term is defined in the UCC, and in any event shall include, without limitation, any consideration received from the sale, exchange, license, lease or other disposition of ownership or control of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor, or licensed under a Patent License, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor or licensed under a Trademark License or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned by any Grantor, (iii) past, present or future breach of any License and (iv) past, present or future infringement of any Copyright now or hereafter owned by any Grantor or licensed under a Copyright License and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange), any security therefor, collections thereof, bank accounts holding payments in respect of accounts receivable, and related assets and property.

“Recovery Event” means the receipt by Crown Holdings (or any of its Subsidiaries) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Crown Holdings or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Crown Holdings or any of its Subsidiaries or (iii) under any policy of insurance required to be maintained under Section 7.11 of the Credit Agreement, provided, however, that in no event shall payments made under business interruption or rent insurance constitute a Recovery Event.

“Recovery Event Proceeds” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Refinancing” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Restricted Secured Indebtedness” shall mean, at any time, the portion of the Obligations constituting Exempted Indebtedness that is equal to the maximum aggregate amount of Exempted Indebtedness that may be secured at such time without causing any Existing Unsecured Debt to be required to be equally and ratably secured, which “Restricted Secured Indebtedness” shall secure the First Priority Obligations.

“Second Priority Dollar Notes” means the $1,085,000,000 in original aggregate principal amount of 9.50% Second Priority Senior Secured Notes due 2011 of Crown Euroco issued under the Second Priority Notes Indenture.

“Second Priority Euro Notes” means the €285,000,000 in original aggregate principal amount of 10.25% Second Priority Senior Secured Notes due 2011 of Crown Euroco issued under the Second Priority Notes Indenture.

“Second Priority Notes” means the Second Priority Dollar Notes and the Second Priority Euro Notes.

“Second Priority Notes Guarantees” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Second Priority Notes Indenture” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Second Priority Notes Trustee” means Wells Fargo Bank, N.A., together with its successors and assigns in such capacity, as trustee for the holders of the Second Priority Notes.

“Secured Parties” shall mean (a) the Administrative Agent (for its benefit and the benefit of the Lenders (including any Lenders of Additional First Priority Bank Indebtedness)), (b) the U.K. Administrative Agent (for its benefit and the benefit of the Lenders (including any Lenders of Additional First Priority Bank Indebtedness) and the other Agents), (c) the Collateral Agent (for its benefit and the benefit of the Secured Parties), (c) the Canadian Administrative Agent (for its benefit and the benefit of the Lenders (including any Lenders of Additional First Priority Bank Indebtedness) (d) the Bank Related Hedging Exchangers who have executed and delivered an Intercreditor Acknowledgment, if any, (e) the Bank Related Cash Management Exchangers who have executed and delivered an Intercreditor Acknowledgment on or after the Original Effective Date, (f) the First Priority Notes Trustee (for its benefit and the benefit of the holders of the First Priority Notes) and (g) in the event any obligations in respect of Additional First Priority Capital Markets Indebtedness are to be secured by this Agreement, the Additional First Priority Capital Markets Indebtedness Representative in respect of such Additional First Priority Capital Markets Indebtedness (for its benefit and for the benefit of the holders of such Additional First Priority Capital Markets Indebtedness).

“Security Interest” shall have the meaning assigned to such term in Section 2.01 hereof.

“Shared Pledge Agreement” means the Second Amended and Restated Shared Pledge Agreement dated as of the date hereof among Crown Holdings, CCSC, Crown Usco, Crown International and the domestic subsidiaries party thereto and DB, as collateral agent, as amended, amended and restated, supplemented, or otherwise modified from time to time.

“Subsidiary Borrowers” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Subsidiary Guarantors” shall have the meaning assigned to such term in the preamble of this Agreement.

“Third Priority Notes” means the $725,000,000 in original aggregate principal amount of 10.875% Third Priority Senior Secured Notes due 2013 of Crown Euroco issued under the Third Priority Notes Indenture.

“Third Priority Notes Guarantees” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Third Priority Notes Indenture” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Third Priority Notes Trustee” means Wells Fargo Bank, N.A., together with its successors and assigns in such capacity, as trustee for the holders of the Third Priority Notes.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 15(a) of the Perfection Certificate, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Trust Monies” means all cash and Cash Equivalents received by the Collateral Agent:

(a) upon the release of Collateral from the Lien of this Agreement or any Financing Document, including all Net Proceeds and all moneys received in respect of the principal of all purchase money, governmental and other obligations;

(b) pursuant to the U.S. Intercreditor Agreement or any Financing Document;

(c) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the U.S. Intercreditor Agreement or any of the Financing Documents; or

(d) for application as provided in the relevant provisions of the U.S. Intercreditor Agreement or any Financing Document or which disposition is not otherwise specifically provided for in the U.S. Intercreditor Agreement or in any Financing Document.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

“U.K. Administrative Agent” shall have the meaning assigned to such term in the Recitals of this Agreement.

“U.S. Borrower” shall have the meaning assigned to such term in the Recitals of this Agreement.

“U.S. Intercreditor Agreement” shall have the meaning assigned to such term in the Recitals of this Agreement.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) references to sections of or rules under the Securities Act of 1933, as amended, shall be deemed to include substitute, replacement or successor sections or rules adopted by the Securities and Exchange Commission from time to time; and

(7) references to “subject to the terms of the U.S. Intercreditor Agreement” or words of similar meaning shall have effect if the U.S. Intercreditor Agreement is then in effect.

SECTION 1.05. Resolution of Drafting Ambiguities. Each Grantor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

ARTICLE II

SECURITY INTEREST

SECTION 2.01. Security Interest. (a) The following Lien on the Collateral is hereby granted:

As security for the payment or performance, as the case may be, in full of the First Priority Obligations, each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Collateral Agent and its successor and assigns, for the ratable benefit of the Secured Parties, a first priority security interest in, all of such Grantor’s right, title and interest in, to and under the Collateral. Each Grantor hereby affirms its prior grant of security interests under the Original Agreement for the benefit of the Secured Parties. Without limiting the foregoing, it is expressly understood and agreed that all security interests, assignment and liens granted by the Grantors for the benefit of the Secured Parties in the Original Agreement are not terminated hereby, but continue and remain in full force and effect, subject to the terms and provisions hereof.

Notwithstanding any other provision hereof, if any Principal Property constitutes Collateral, then such Principal Property shall not secure any Obligations constituting Exempted Indebtedness except to the extent that such Obligations constitute Restricted Secured Indebtedness; provided that (i) if any Existing Unsecured Debt is required to be secured by a Lien on such Collateral as a result of the operation of any negative pledge covenant in any indenture, agreement or instrument governing such Existing Unsecured Debt or (ii) the Existing Unsecured Debt ceases to be outstanding or no longer restricts the ability of any Pledgor to pledge Principal Property without also securing the Existing Unsecured Debt, then the Obligations secured hereunder shall be equal to the maximum aggregate amount of Obligations outstanding under the Financing Documents. If any Collateral constitutes Principal Property any payments or repayments of the Obligations shall not be deemed to be applied against, or to reduce, the amount of Restricted Secured Indebtedness that may be secured hereby. The Lien granted hereunder to secure the First Priority Obligations is referred to herein as the “Security Interest.”

(b) Without limiting the foregoing, the Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

SECTION 2.02. No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

SECTION 3.01. Title and Authority. Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained.

SECTION 3.02. Filings. (a) All information set forth herein and in the Perfection Certificate, including the Schedules annexed hereto and thereto, has been duly prepared, completed and executed and the information set forth herein and therein is correct and complete in all material respects. The Collateral described on the Schedules annexed to the Perfection Certificate constitutes all of the property of such type of Collateral owned or held by the Grantors. Fully completed UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Collateral have been delivered to the Collateral Agent for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate, which are all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and, no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

(b) Each Grantor represents and warrants that fully executed security agreements in the form hereof and containing a description of all Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Patents and Trademarks for which United States registration applications are pending) and with respect to United States registered Copyrights have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties in respect of all Collateral consisting of United States Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions. Other than the filing of such security agreements with the United States Patent and Trademark Office and the United States Copyright Office (as applicable), and the filing of appropriate financing statements in the relevant government offices pursuant to the UCC, no further or subsequent filing, refiling, recording, prerecording, registration or preregistration is necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent for its benefit and the benefit of the other Secured Parties in respect of all such Collateral (other than such actions as are necessary to perfect the Security Interest with respect to any such Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the Original Effective Date).

SECTION 3.03. Validity of Security Interest. The Security Interest constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations,

(b) subject to the filings described in Section 3.02 above, a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or other applicable law in such jurisdictions, (c) a security interest that shall be perfected in all Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and (d) a perfected Security Interest in all Collateral in which a security interest may be perfected by possession or control by the Collateral Agent, in each case, to the extent required pursuant to the provisions hereof. The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than Prior Liens and Permitted Liens of the type described in clauses (c), (d), (e), (g), (i), (l), (m), (n), (o), (p) and (u) of the definition thereof in the Credit Agreement and clauses (4), (5), (6), (7)(a), (8), (9), (10), (11), (12), (18) and (21) of the definition thereof in each of the Indentures.

SECTION 3.04. Limitations on and Absence of Other Liens. The Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens. The Grantors have not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral which has not been released, (b) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (c) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

SECTION 3.05. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof and the Original Effective Date, each Grantor hereby represents and warrants that (i) no amount individually or in the aggregate in excess of $500,000 payable under or in connection with any of the Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 13 of the Perfection Certificate and (ii) each such Instrument and each such item of Tangible Chattel Paper has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank.

If any amount individually or in the aggregate in excess of $500,000 payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, the Grantor acquiring such Instrument or Tangible Chattel Paper shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall return such Instrument or Tangible Chattel Paper to such Grantor from time to time, to the extent necessary for collection in the ordinary course of such Grantor’s business.

(b) Deposit Accounts. Each Grantor hereby represents and warrants that it has neither opened nor maintains any Deposit Accounts other than the Collateral Account established and maintained pursuant to this Agreement and the accounts listed in Schedule 17 of the Perfection Certificate.

(c) Investment Property. (i) Each Grantor hereby represents and warrants that it (1) has neither opened nor maintains any Securities Accounts or Commodity Accounts other than those listed in Schedule 17 of the Perfection Certificate and (2) it does not hold, own or have any interest in any certificated securities or uncertificated securities other than those constituting Pledged Stock (as defined in the Pledge Agreements) under the Pledge Agreements and those maintained in Securities Accounts or Commodity Accounts listed in Schedule 17 of the Perfection Certificate.

(ii) If any Grantor shall at any time hold or acquire any certificated securities constituting Investment Property, such Grantor shall promptly, but in no event later than three (3) Business Days, endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent. If any securities now or hereafter acquired by any Grantor constituting Investment Property are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly, but in no event later than three (3) Business Days, notify the Collateral Agent thereof and pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (a) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (b) arrange for the Collateral Agent to become the registered owner of the securities.

(iii) As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property, and the risk of loss of, damage to or the destruction of the Investment Property, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Grantor or any other Person; provided, however, that nothing contained in this Section 3.05(c) shall release or relieve any Securities Intermediary or Commodity Intermediary of its duties and obligations to the Grantors or any other Person under any Control Agreement or under applicable law. Each Grantor shall promptly pay all Charges and fees of whatever kind or nature with respect to the Investment Property pledged by it under this Agreement. In the event any Grantor shall fail to make such payment contemplated in the immediately preceding sentence, the Collateral Agent may do so for the account of such Grantor and the Grantors shall promptly reimburse and indemnify the Collateral Agent from all costs and expenses incurred by the Collateral Agent under this Section 3.05(c).

(d) Electronic Chattel Paper and Transferable Records. If any amount individually or in the aggregate in excess of $500,000 payable under or in connection with any of the Collateral shall be evidenced by any Electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act of Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a Letter of Credit now or hereafter issued in favor of such Grantor in an amount individually or in the aggregate in excess of $500,000 (other than those Letters of Credit listed on Schedule VI hereto), such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided by the Borrower, or after an Event of Default, as provided in the U.S. Intercreditor Agreement.

(f) Commercial Tort Claims. As of the date hereof and the Original Effective Date each Grantor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule II hereto. If any Grantor shall at any time hold or acquire a Commercial Tort Claim having a value individually or in the aggregate in excess of $500,000, such Grantor shall immediately notify the Collateral Agent in writing signed by such Grantor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

SECTION 3.06. Chief Executive Office; Change of Name; Jurisdiction of Organization. The exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, organizational identification number and chief executive office of such Grantor is indicated next to its name in Schedules 1(a) and 2(a) of the Perfection Certificate. Such Grantor is a registered organization except to the extent disclosed in Schedule 1(a) of the Perfection Certificate.

SECTION 3.07. Location of Equipment. All Equipment and Inventory of such Grantor is located at the chief executive office or such other location listed in Schedule 2(a), 2(b), 2(c), 2(d) or 2(e) of the Perfection Certificate.

SECTION 3.08. Condition and Maintenance of Equipment. The Equipment of such Grantor is in good repair, working order and condition, reasonable wear and tear excepted. Each Grantor shall cause the Equipment to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of such Grantor’s business, except where the failure to make such repairs, replacements or improvements would not have a Collateral Material Adverse Effect.

SECTION 3.09. Corporate Names; Prior Transactions. Such Grantor has not, during the past five (5) years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedules 1(b), 1(c) and 4 of the Perfection Certificate.

SECTION 3.10. No Claims. The use by such Grantor of the Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, result in a Collateral Material Adverse Effect. No claim has been made and remains outstanding that such Grantor’s use of any Collateral does or may violate the rights of any third Person that would, individually or in the aggregate, have a Collateral Material Adverse Effect.

SECTION 3.11. No Conflicts, Consents, etc. Neither the execution and delivery hereof by each Grantor nor the consummation of the transactions herein contemplated nor the fulfillment of the terms hereof (i) violates any Operative Agreement of such Grantor or any issuer of Pledged Stock (as defined in the Pledge Agreement), (ii) violates the terms of any agreement, indenture, mortgage, deed of trust, equipment lease, instrument or other document to which such Grantor is a party, or by which it is bound or to which any of its properties or assets are subject, which violation would, individually or in the aggregate, have a Collateral Material Adverse Effect, (iii) conflicts with any Requirement of Law applicable to any such Grantor or its property, which conflict would, individually or in the aggregate, have a Collateral Material Adverse Effect, or (iv) results in or requires the creation or imposition of any Lien (other than the Lien contemplated hereby or by any of the other Financing Documents) upon or with respect to any of the property now owned or hereafter acquired by such Grantor. Except as set forth in Schedule IV annexed hereto, no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person (including, without limitation, equityholders or creditors of such Grantor) is required (A) for the pledge by such Grantor of the Collateral pledged by it pursuant to this Agreement or for the execution, delivery or performance hereof by such Grantor other than such as have been obtained or made and are in full force and effect and except for such filings as may be necessary to perfect the Liens granted pursuant to this Agreement, (B) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or (C) for the exercise by the Collateral Agent of the remedies in respect of the Collateral pursuant to this Agreement subject to the provisions of Article V hereof. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Collateral Agent, such Grantor agrees to use its commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

ARTICLE IV

COVENANTS

SECTION 4.01. Change of Name; Location of Collateral; Records; Place of Business. (a) Each Grantor agrees promptly to notify the Collateral Agent in writing of any change (i) in its corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in its identity or corporate structure or (iv) in its Federal Taxpayer Identification Number. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for the benefit of the Secured Parties, subject to no Liens other than Prior Liens and Permitted Liens of the type described in clauses (c), (d), (e), (g), (i), (l), (m), (n), (o), (p) and (u) of the definition thereof in the Credit Agreement and clauses (4), (5), (6), (7)(a), (8), (9), (10), (11), (12), (18) and (21) of the definition thereof in each of the Indentures. Each Grantor agrees promptly to notify the Collateral Agent if any material portion of the Collateral owned or held by such Grantor is damaged or destroyed.

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral, in each case to the extent required by GAAP, and, at such time or times as the Collateral Agent may reasonably request, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form and detail satisfactory to the Collateral Agent showing the identity, amount and location of any and all Collateral.

SECTION 4.02. Protection of Security. Each Grantor shall, at its own cost and expense, take any and all actions necessary to defend title to the Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien other than those Liens permitted hereunder and pursuant to the Credit Agreement.

SECTION 4.03. Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly, but in no event later than three (3) Business Days, pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedules 15(a) and 15(b) of the Perfection Certificate or adding additional schedules to the Perfection Certificate to specifically identify any asset or item that may constitute Copyrights, Licenses, Patents or Trademarks; provided, however, that any Grantor shall have the right, exercisable within thirty (30) days after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within thirty (30) days after the date it has been notified by the Collateral Agent of the specific identification of such Collateral.

SECTION 4.04. Inspection and Verification. The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to at all reasonable times and upon reasonable notice under the circumstances inspect the Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral, including, in the case of Accounts or Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Collateral for the purpose of making such a verification, with substantially concurrent notice to the Grantors. Notwithstanding the foregoing, the Collateral Agent’s right to inspect any premises leased by any Grantor shall only be required to the extent permitted by third party landlords with rights to govern access; provided, however, that to the extent any third party landlord does not permit the Collateral Agent to have access to any leased premises, the applicable Grantor shall use commercially reasonable efforts to cause such third party landlord to permit access to the Collateral Agent at such leased premises. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

SECTION 4.05. Taxes; Encumbrances. At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral except to the extent the same constitute Permitted Liens, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.05 shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, liens, security interests or other encumbrances and maintenance as set forth herein or in the other Financing Documents.

SECTION 4.06. Assignment of Security Interest. If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account, such Grantor shall be deemed to have assigned such security interest to the Collateral Agent. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the security interest granted pursuant to the foregoing sentence.

SECTION 4.07. Continuing Obligations of the Grantors. Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

SECTION 4.08. Use and Disposition of Collateral. None of the Grantors shall make or permit to be made an assignment for security, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral other than those Liens permitted hereunder and pursuant to the Credit Agreement. None of the Grantors shall make or permit to be made any transfer of the Collateral and each Grantor shall remain at all times in possession of the Collateral owned by it, except that (a) Inventory may be sold in the ordinary course of business and (b) unless and until the Collateral Agent shall notify the Grantors that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Collateral (which notice may be given by telephone if promptly confirmed in writing), the Grantors may use and dispose of the Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the U.S. Intercreditor Agreement, the Credit Agreement or any other Financing Document.

SECTION 4.09. Limitation on Modification of Accounts. None of the Grantors will, without the Collateral Agent’s prior written consent, which consent shall not be unreasonably withheld, grant any extension of the time of payment of any of the Accounts Receivable, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.

SECTION 4.10. Insurance. The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with Section 7.11 of the Credit Agreement and Section 4.04 of each Indenture, and such insurance shall (a) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof, (b) name the Collateral Agent as insured party on liability policies and loss payee on property policies and (c) be reasonably satisfactory in all other respects to the Collateral Agent. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.10, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby ratably and in the same priority as the original Obligations. So long as no Event of Default has occurred and is continuing, all actions to be taken with respect to the making, settling and adjusting of claims under insurance policies may be taken by the Grantors without any requirement of participation or consent from the Collateral Agent and all proceeds received from any insurance with respect to any claim may be paid directly to the applicable Grantor to be applied in accordance with the provisions of Section 6.02 hereof.

SECTION 4.11. Legend. Upon the request of the Collateral Agent, each Grantor shall legend, in form and manner satisfactory to the Collateral Agent, its Accounts Receivable and its books, records and documents evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts Receivable have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

SECTION 4.12. Certain Covenants and Provisions Regarding Patent, Trademark and Copyright Collateral. (a) Each Grantor agrees that it will not, nor will it permit any of its licensees to, do any act, or omit to do any act, whereby any Patent which is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b) Each Grantor (either itself or through its licensees or its sublicenses) will, for each Trademark material to the conduct of such Grantor’s business, use its commercially reasonable efforts to (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non- use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Each Grantor (either itself or through licensees) will, for each work covered by a material Copyright, publish, reproduce, display, adopt and distribute such work with such appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d) Each Grantor shall notify the Collateral Agent as soon as practicable if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any adverse determination or development including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same. Notwithstanding the foregoing, the Grantors shall not be obligated to notify the Collateral Agent of any determinations or developments regarding any Patent, Trademark or Copyright in any ex-parte proceeding with respect to the prosecution of any application in the United States Patent and Trademark Office, United States Copyright Office or similar office in any other jurisdiction.

(e) At the end of each fiscal quarter, each Grantor shall promptly provide the Collateral Agent with a document listing any new application or registration for any Patent, Trademark or Copyright that was filed by or on behalf of such Grantor with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof since the last such document was provided to the Collateral Agent by such Grantor, and shall execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings solely for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f) Each Grantor will take all necessary steps that are consistent with its reasonable business judgment and the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Grantor has reason to believe that any Collateral consisting of a Patent, Trademark or Copyright has been or is about to be infringed, misappropriated or diluted by a third party, and such infringement, misappropriation or dilution is expected to have a material adverse effect on such Grantor’s business, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with its reasonable business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate and consistent with its reasonable business judgment under the circumstances to protect such Collateral.

(h) To each Grantor’s knowledge, on and as of the Original Effective Date and the date hereof, (i) except as set forth in Schedule V annexed hereto, there is no material violation by others of any right of such Grantor with respect to any Copyright, Patent or Trademark listed in Schedules 15(a) and 15(b) of the Perfection Certificate, respectively, pledged by it under the name of such Grantor, (ii) such Grantor is not infringing upon any Copyright, Patent or Trademark of any other Person other than such infringement that would not (or could not reasonably be expected to) result in a Collateral Material Adverse Effect with respect to Intellectual Property and (iii) no proceedings are currently pending against such Grantor alleging any such violation, except as may be set forth in Schedule V.

(i) Upon and during the continuance of an Event of Default, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all of such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

SECTION 4.13. Deposit Accounts. (a) Upon request of the Collateral Agent following the occurrence of an Unmatured Event of Default or Event of Default, each Grantor shall enter into a Control Agreement to create a perfected first priority security interest by Control in each Deposit Account listed in Schedule 17 of the Perfection Certificate and each Deposit Account thereafter acquired after the date hereof (other than such Deposit Accounts in which the granting of a security and entering into a Control Agreement with respect to such Deposit Account is prohibited by, and would result in a default under, any Permitted Receivables or Factoring Financing). Following the request set forth in the preceding sentence, no Grantor shall thereafter establish any Deposit Account, unless (1) the applicable Grantor shall have given the Collateral Agent ten (10) days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank and such Grantor shall have duly executed and delivered to the Collateral Agent a Control Agreement with respect to such Deposit Account. such that the Collateral Agent shall receive a first priority security interest by Control in such new Deposit Account and (3) such Deposit Account is acceptable to the Collateral Agent. No Grantor shall grant Control of any Deposit Account to any Person other than the Collateral Agent.

(b) Upon request following the occurrence of an Unmatured Event of Default or Event of Default, each Grantor shall grant a security interest by Control to create a perfected security interest in all Securities Accounts and Commodity Accounts (other than such Securities Accounts or Commodity Accounts in which the granting of a security interest and entering into a Control Agreement with respect to such Securities Accounts or Commodity Accounts is prohibited by Requirements of Law).

(c) Following the request set forth in the preceding sentence, (i) no Grantor shall establish or maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless such Grantor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be; and (ii) each Grantor shall accept any cash and Investment Property in trust for the benefit of the Collateral Agent and within one (1) Business Day of actual receipt thereof, deposit any cash or Investment Property and any new securities, instruments, documents or other property by reason of ownership of the Investment Property received by it into a Securities Account or Commodity Account subject to such Control Agreement in favor of the Collateral Agent. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur. No Grantor shall grant control over any Investment Property to any Person other than the Collateral Agent. Notwithstanding anything to the contrary in this subsection (c), in no event shall the foregoing include any “Collateral” as defined in the Pledge Agreements.

ARTICLE V

REMEDIES

SECTION 5.01. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the UCC or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give a Grantor ten (10) days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC) as of the Collateral Agent’s intention to make any sale of such Grantor’s Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any Obligation then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section shall be deemed to conform to the commercially reasonable standards as provided in Section 9-611 of the UCC.

SECTION 5.02. Application of Proceeds. At such intervals as may be agreed upon by Crown Holdings and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in the order and in the amounts specified in the U.S. Intercreditor Agreement.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sub-license any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent shall be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sub-license or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

COLLATERAL ACCOUNT

SECTION 6.01. Establishment of Collateral Account. (a) On the date hereof, each Secured Party and each Grantor hereby authorizes the Collateral Agent to establish at its office at 60 Wall Street, New York, New York 10015, in the name of the Collateral Agent, a restricted deposit account designated “Crown Cork & Seal Company, Inc. Collateral Account”. Each Grantor shall, to the extent contemplated by this Agreement, the Credit Agreement, the Indentures, the U.S. Intercreditor Agreement or in any other Financing Document, deposit into the Collateral Account from time to time (A) the Net Proceeds of any of the Collateral (as defined in the Credit Agreement for the purposes of this Article VI), including pursuant to any disposition thereof (the “Collateral Proceeds”), (B) the Net Proceeds of any Recovery Event with respect to Collateral to the extent required to be deposited in the Collateral Account pursuant to Section 4.4(f) of the Credit Agreement (the “Recovery Event Proceeds”), (C) any cash in respect of any Collateral to which the Collateral Agent is entitled pursuant to this Agreement, the Credit Agreement, or any other Financing Document (the “Other Proceeds”) and (D) any cash such Grantor is required to pledge as additional collateral security pursuant to any Financing Documents.

(b) The balance from time to time in the Collateral Account shall constitute part of the Collateral (as defined herein) and shall not constitute payment of the Obligations until applied as hereinafter provided.

(c) [Reserved].

(d) So long as no Default or Event of Default has occurred and is continuing or will result therefrom and to the extent Grantor is not required to repay Obligations under any Financing Documents, the Collateral Agent shall within three (3) Business Days of receiving a request of the applicable Grantor for release of cash proceeds constituting Collateral Proceeds, Recovery Event Proceeds or Other Proceeds, release such cash proceeds; provided that the Collateral Agent shall be satisfied that the conditions relating the release thereof set forth in Section 4.4 of the Credit Agreement and Section 4.11 of each Indenture have been satisfied.

(e) At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Requisite Obligees as specified in the U.S. Intercreditor Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding under the Collateral Account to the payment of the Obligations in the manner specified in the U.S. Intercreditor Agreement.

(f) Amounts on deposit in the Collateral Account shall be invested from time to time in Cash Equivalents (as defined in each Financing Document) as the applicable Grantor (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, which Cash Equivalents shall be held in the name and be under the control of the Collateral Agent (or any sub-agent); provided that, at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Requisite Obligees as specified in the U.S. Intercreditor Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in the U.S. Intercreditor Agreement.

SECTION 6.02. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as provided in the U.S. Intercreditor Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10(a) of the U.S. Intercreditor Agreement. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it at its address or telecopy number set forth on Schedule I, with a copy to Crown Holdings.

SECTION 7.02. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, the U.S. Intercreditor Agreement, the Indentures, any other Financing Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, the Indentures, any other Financing Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other Collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

SECTION 7.03. Survival of Agreement. All covenants, agreements, representations and warranties made by any Grantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Financing Document shall be considered to have been relied upon by the Collateral Agent and the other Secured Parties and shall survive (A) the making by the Lenders of the Loans (including any Loans pursuant to any Additional First Priority Bank Indebtedness); (B) the Lenders’ issuance of and participations in Letters of Credit; (C) Borrowers’ issuance of Bank Related Debt; (D) the issuance of the First Priority Notes; and (E) the issuance of any Additional First Priority Capital Markets Indebtedness, regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

SECTION 7.04. Binding Effect. This Agreement (as amended and restated as of the date hereof) shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly permitted by each of the other Financing Documents.

SECTION 7.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.06. U.S. Intercreditor Agreement; Accounts Receivable Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement, the rights of the parties hereunder shall be subject to the terms of the U.S. Intercreditor Agreement. With respect to any Collateral which comprises Accounts Receivable, the rights, remedies and entitlements of the Collateral Agent hereunder shall be subject to, and may only be exercised or enforced in accordance with, the terms of the Accounts Receivable Intercreditor Agreement.

SECTION 7.07. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.08. Waivers; Amendment; Several Agreement. (a) No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a fight or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and of the other Secured Parties under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or any other Financing Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent (as directed by the Requisite Obligees as specified in the U.S. Intercreditor Agreement) and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply.

(c) This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

SECTION 7.10. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. It is understood and agreed among the parties that any determination by any court with jurisdiction that the security interest securing any Obligation is invalid for any reason shall not in and of itself invalidate the Security Interest securing any other Obligations hereunder.

SECTION 7.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract and shall become effective as provided in Section 7.04. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7.12. Headings. Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.13. Jurisdiction; Consent to Service of Process. (a) Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Financing Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured

Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Financing Documents against any Grantor or its properties in the courts of any jurisdiction.

(b) Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Financing Documents in any New York State or Federal court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.14. Termination; Release. (a) This Agreement and the Security Interest shall terminate pursuant to an in accordance with the terms of U.S. Intercreditor Agreement; provided, however, this Agreement and the Security Interest shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Grantor upon the bankruptcy or reorganization of the Borrower, any Grantor or otherwise.

(b) In connection with any release of Collateral, release of a Grantor party to this Agreement or termination of this Agreement, in each case, pursuant to and in accordance with the terms of the U.S. Intercreditor Agreement, the Collateral Agent shall execute and deliver to the applicable Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of such UCC termination statements or other documents pursuant to this Section 7.14 shall be without recourse to or warranty by the Collateral Agent.

SECTION 7.15. Additional Grantors. To the extent any U.S. Subsidiary shall be required to become a Grantor pursuant to any Financing Document, upon execution and delivery by the Collateral Agent and a U.S. Subsidiary of an instrument in the form of Annex I hereto, such U.S. Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor thereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 7.16. Concerning Collateral Agent. (i) The Collateral Agent has been appointed as Collateral Agent pursuant to the U.S. Intercreditor Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the U.S. Intercreditor Agreement on behalf of each Secured Party hereunder and thereunder. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Agreement and the U.S. Intercreditor Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the U.S. Intercreditor Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(ii) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or in possession of its agents or attorneys-in-fact if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.

(iii) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv) If any item of Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 7.17. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in Fact. If any Grantor shall fail to perform any covenants contained in this Agreement (including, without limitation, such Grantor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Grantor under any Collateral) or if any warranty on the part of any Grantor contained herein shall be breached, the Collateral Agent may upon five (5) Business Days notice (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby and which such Grantor does not contest in accordance in accordance with the provisions of the Credit Agreement and the Indentures. Any and all amounts so expended by the Collateral Agent shall be paid by the Grantors in accordance with the provisions of Section 7.18 hereof. Neither the provisions of this Section 7.17 nor any action taken by Collateral Agent pursuant to the provisions of this Section 7.17 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of warranty form constituting an Event of Default. Each Grantor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the U.S. Intercreditor Agreement and the other Financing Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 7.18. Expenses. Each Grantor will upon demand pay to the Collateral Agent the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and the fees and expenses of any experts and agents which the Collateral Agent may incur in connection with (i) any action, suit or other proceeding affecting the Collateral or any part thereof commenced, in which action, suit or proceeding the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Collateral Agent to defend or uphold the Lien hereof (including, without limitation, any action, suit or proceeding to establish or uphold the compliance of the Collateral with any requirements of any Governmental Authority or law), (ii) the collection of the Obligations, (iii) the enforcement and administration hereof, (iv) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (v) the exercise or enforcement of any of the rights of the Collateral Agent or any Secured Party hereunder or (vi) the failure by any Grantor to perform or observe any of the provisions hereof. All amounts expended by the Collateral Agent and payable by any Grantor under this Section 7.18 shall be due upon demand therefor (together with interest thereon accruing at the highest rate then in effect under the Indentures during the period from and including the date on which such funds were so expended to the date of repayment) and shall be part of the Obligations. Each Grantor’s obligations under this Section 7.18 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Agreement, the U.S. Intercreditor Agreement and the other Financing Documents.

SECTION 7.19. Indemnity.

(i) Indemnity. Each Grantor agrees to indemnify, pay and hold harmless the Beneficiary and each of the other Secured Parties and the officers, directors, employees, agents and Affiliates of the Collateral Agent and each of the other Secured Parties (collectively, the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Financing Documents or any other document evidencing the Obligations (including, without limitation, any misrepresentation by any Grantor in this Agreement, the U.S. Intercreditor Agreement, the Notes, other U.S. Security Document or any other document evidencing the Obligations) (the “Indemnified Liabilities”); provided, however, that no Grantor shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction that such Indemnified Liabilities arose from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Grantor shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

(ii) Survival. The obligations of the Grantors contained in this Section 7.19 shall survive the termination hereof and the discharge of the Grantors’ other obligations under this Agreement, the U.S. Intercreditor Agreement and under the other U.S. Security Documents.

(iii) Reimbursement. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral.

[Signature Pages Follow]

SCHEDULE I

to the U.S. Security Agreement

SUBSIDIARY GUARANTORS

Subsidiary Guarantors	Jurisdiction of Formation
Central States Can Co. of Puerto Rico, Inc.	OH
Crown Beverage Packaging, Inc.	DE
Crown Consultants, Inc.	PA
Crown Cork & Seal Company (DE), LLC	DE
CROWN Cork & Seal USA, Inc.	DE
CROWN Packaging Technology, Inc.	DE
CROWN Beverage Packaging Puerto Rico, Inc.	DE
Crown Financial Corporation	PA
Crown Financial Management, Inc.	DE
Crown Holdings (PA), LLC	PA
Foreign Manufacturers Finance Corporation	DE
NWR, Inc.	PA
CROWN Risdon USA, Inc.	DE
Crown Americas Capital Corp.	DE

SCHEDULE II

to the U.S. Security Agreement

COMMERCIAL TORT CLAIMS

None

SCHEDULE III

to the U.S. Security Agreement

PRIOR LIENS

The items disclosed on Schedule 5(a) attached to the 2005 Perfection Certificate are herein incorporated by reference.

SCHEDULE IV

to the U.S. Security Agreement

CONSENTS

None.

SCHEDULE V

to the U.S. Security Agreement

INTELLECTUAL PROPERTY VIOLATIONS

SCHEDULE VI

to the U.S. Security Agreement

LETTERS OF CREDIT

The items disclosed on Schedule 18 attached to the 2005 Perfection Certificate are herein incorporated by reference.

Annex I to the

U.S. Security Agreement

SUPPLEMENT NO._______ dated as of [            ], to the U.S. Security Agreement (the “Security Agreement”) dated as of February 26, 2003 and amended and restated as of September 1, 2004 and as further amended and restated as of November 18, 2005, among Crown Holdings, Inc., a Pennsylvania corporation (“Crown Holdings”), CROWN Americas LLC (f/k/a Crown Americas, Inc. and Crown Cork & Seal Americas, Inc.), a Pennsylvania limited liability company (“Crown Usco”), Crown Cork & Seal Company, Inc., a Pennsylvania limited liability company (“CCSC”), Crown International Holdings, Inc., a Delaware corporation (“Crown International”), each other U.S. Subsidiary of Crown Holdings listed on Schedule I thereto (collectively, together with each U.S. Subsidiary that becomes a party thereto pursuant to Section 7.15 of the Security Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, CCSC, Crown Usco and Crown International, the “Grantors”), and Deutsche Bank AG New York Branch, as collateral agent (in such capacity, and together with any successors in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement).

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

B. Pursuant to Section 7.14 of the Credit Agreement, each U.S. Subsidiary of Crown Holdings that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement and the Indentures is required to enter into the Security Agreement as a Grantor upon becoming a U.S. Subsidiary. Section 7.15 of the Security Agreement provides that additional Subsidiaries of Crown Holdings may become the Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned U.S. Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Indentures to become a Grantor under the Security Agreement.

Accordingly, the Collateral Agent and the New Grantor agree follows:

SECTION 1. In accordance with Section 7.15 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all terms and provisions of the Security Agreement applicable to it as Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Obligations (as defined in the Security Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference. In addition, by signing this Agreement, the New Grantor acknowledges that it has become a party to the U.S. Intercreditor Agreement and agrees to be bound by all of the terms and provisions thereof.

SECTION 2. The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Collateral Agent. Delivery of executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Grantor and (b) set forth under its signature hereto, is the true and correct location of the chief executive office of the New Grantor.

SECTION 5. Except as expressly supplemented thereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Security Agreement. All communications and notices hereunder of the New Grantor shall be given to it at the address set forth under its signature below.

SECTION 9. The New Grantor agrees to reimburse the Collateral Agent of its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor],

By:
Name: Title: Address:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name: Title:

By:
Name: Title:

SCHEDULE I

to Supplement No. __ to the

U.S. Security Agreement

LOCATION OF COLLATERAL

Description	Location

Annex II to the

U.S. Security Agreement

Form of Perfection Certificate

Exhibit 5.1(a)(iii)(B)(I)

FORM OF

U.S. SHARED PLEDGE AGREEMENT

SECOND AMENDED AND RESTATED

SHARED PLEDGE AGREEMENT

By

CROWN HOLDINGS, INC.,

CROWN CORK & SEAL COMPANY, INC.,

CROWN AMERICAS LLC,

CROWN INTERNATIONAL HOLDINGS, INC.

and

THE U.S. SUBSIDIARIES PARTY HERETO,

as Pledgors

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Collateral Agent

Dated as of November 18, 2005

SECOND AMENDED AND RESTATED SHARED PLEDGE AGREEMENT

SECOND AMENDED AND RESTATED SHARED PLEDGE AGREEMENT (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, this “Agreement”) dated as of February 26, 2003 and amended and restated as of September 1, 2004, and further amended and restated as of November 18, 2005, among CROWN HOLDINGS, INC., a Pennsylvania corporation (“Crown Holdings”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN AMERICAS LLC (f/k/a Crown Cork & Seal Americas, Inc. and Crown Americas, Inc.), a Pennsylvania limited liability company (“Crown Usco”), CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”), each other U.S. Subsidiary of Crown Holdings listed on Schedule I hereto (collectively, together with each U.S. Subsidiary that becomes a party hereto pursuant to Section 23 of this Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, CCSC, Crown Usco and Crown International, the “Pledgors”), and DEUTSCHE BANK AG NEW YORK BRANCH (as successor to Citicorp North America, Inc.), as collateral agent (in such capacity, and together with any successors in such capacity, the “Collateral Agent”) for the Secured Parties (as hereinafter defined).

R E C I T A L S :

WHEREAS, on February 26, 2003 (the “Original Effective Date”), Citicorp North America, Inc. (the “Existing Collateral Agent”) and the Pledgors entered into the Shared Pledge Agreement (the “Original Agreement”) and the Original Credit Agreement (as hereinafter defined).

WHEREAS, on the Original Effective Date, Crown Usco, as U.S. borrower, Crown European Holdings SA, a société anonyme organized under the laws of France (“Crown Euroco”), as non-U.S. borrower, the subsidiary borrowers named therein, Crown Holdings, Crown International, CCSC (collectively, the “Credit Parties”), the lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent (the “Existing Administrative Agent”), Citibank International plc, as U.K. administrative agent (the “Existing U.K. Administrative Agent”, and, together with the Existing Administrative Agent, the “Existing Bank Agents”), Deutsche Bank Securities Inc. (“DBSI”), as syndication agent, DBSI and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, ABN AMRO Incorporated, as joint bookrunner, and ABN AMRO Bank N.V., as documentation agent, entered into that certain credit agreement (the “Original Credit Agreement”).

WHEREAS, on the Original Effective Date, (i) Crown Euroco issued $1,085,000,000 in aggregate principal amount of Second Priority Dollar Notes (as hereinafter defined) and €285,000,000 in aggregate principal amount of Second Priority Euro Notes (as hereinafter defined), in each case under an indenture dated as of the Original Effective Date among Crown Euroco, the guarantors named therein and the Second Priority Notes Trustee (as hereinafter defined) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement (as hereinafter defined), the “Second Priority Notes Indenture”), and (ii) each of the Guarantors (as defined in the Second Priority Notes Indenture) guaranteed the Obligations of Crown Euroco under the Second Priority Notes Indenture (as amended, amended and restated, supplemented or otherwise modified from time to time and together with any future guarantees by the Guarantors of the Obligations of Crown Euroco under the Second Priority Notes Indenture, the “Second Priority Notes Guarantees”).

WHEREAS, on the Original Effective Date, (i) Crown Euroco issued $725,000,000 in aggregate principal amount of Third Priority Notes (as hereinafter defined) under an indenture dated as of the Original Effective Date among Crown Euroco, the guarantors named therein and the Third Priority Notes Trustee (as hereinafter defined) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Third Priority Notes Indenture”) and (ii) each of the Guarantors (as defined in the Third Priority Notes Indenture) guaranteed the Obligations of Crown Euroco under the Third Priority Notes Indenture (as amended, amended and restated, supplemented or otherwise modified from time to time and together with any future guarantees by the Guarantors of the Obligations of Crown Euroco under the Third Priority Notes Indenture, the “Third Priority Notes Guarantees”).

WHEREAS, on September 1, 2004 (the “First Amendment Effective Date”), (i) Crown Euroco issued €350,000,000 of First Priority Notes (as hereinafter defined) under an indenture dated as of the First Amendment Effective Date among Crown Euroco, the guarantors named therein and the First Priority Notes Trustee (as hereinafter defined) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “First Priority Notes Indenture”), the proceeds of which were used (together with the proceeds of Loans under the 2004 Credit Agreement (as hereinafter defined)) to refinance (the “Refinancing”) in full all outstanding Term B Loans (as defined in the Original Credit Agreement) and terminate the Obligations and Commitments (each as defined in the Original Credit Agreement) under the Original Credit Agreement and (ii) each of the Guarantors (as defined in the First Priority Notes Indenture) guaranteed the Obligations of Crown Euroco under the First Priority Notes Indenture (as amended, amended and restated, supplemented or otherwise modified from time to time and together with any future guarantees by the Guarantors of the Obligations of Crown Euroco under the First Priority Notes Indenture, the “First Priority Notes Guarantees”).

WHEREAS, on the First Amendment Effective Date, the Existing Collateral Agent and the Pledgors entered into that certain First Amended and Restated Shared Pledge Agreement (the “First Amendment”).

WHEREAS, on the First Amendment Effective Date, the Credit Parties entered into that certain credit agreement (the “2004 Credit Agreement”).

WHEREAS, on October 6, 2004 Crown Euroco issued an additional $110,000,000 of First Priority Notes under the First Priority Notes Indenture, the proceeds of which were used to extend a loan to Crown Usco to repay its outstanding term loan under the 2004 Credit Agreement and for general corporate purposes.

WHEREAS, on the date hereof, Crown Usco and Crown Americas Capital Corp. (“Crown Capital”) intend to issue $1,100,000,000 of senior unsecured notes (the “Senior Notes”) under two Indentures dated as of the date hereof among Crown Usco or Crown Capital, as applicable, and the guarantors named therein and Citibank, N.A., as senior notes trustee under each applicable Indenture (collectively, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement (as hereinafter defined), the “Senior Notes Indenture”), the proceeds of which shall be used (together with the proceeds of the Loans under the Credit Agreement and certain cash proceeds from the sale of CCSC plastic closures division) to refinance (the “Refinancing”) not less than 66 2/3% of the outstanding Second Priority Notes and 66 2/3% of the outstanding Third Priority Notes, to repay in full all Loans under and terminate the Obligations and Commitments (each as defined in the 2004 Credit Agreement) under the 2004 Credit Agreement and for general corporate purposes.

WHEREAS, simultaneously with the issuance of the Senior Notes, Crown Usco, as U.S. borrower (in such capacity, the “U.S. Borrower”), Crown Euroco, as non-U.S. borrower (in such capacity, the “European Borrower”), the subsidiary borrowers named therein (in such capacity, the “Subsidiary Borrowers”, together with the European Borrower, the “Non-U.S. Borrowers” and together with the U.S. Borrower, the “Borrowers”), Crown Holdings, Crown International and CCSC, intend to enter into a new senior secured credit agreement dated as of the date hereof (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement to the extent permitted by the First Priority Notes Indenture and any refinancing or replacement of the Credit Agreement or one or more successor or replacement facilities whether or not with a different group of agents or lenders and whether or not with different obligors upon the Administrative Agent’s (as hereinafter defined) acknowledgment of the termination of the predecessor Credit Agreement), with the lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch, as administrative agent (in such capacity together with its successors and assigns in such capacity, the “Administrative Agent”), Deutsche Bank AG New York Branch, as the U.K. administrative agent (in such capacity together with its successors and assigns in such capacity, the “U.K. Administrative Agent”), and The Bank of Nova Scotia, as the Canadian administrative agent (in such capacity together with its successors and assigns in such capacity, the “Canadian Administrative Agent”), pursuant to which the Lenders have agreed to make certain Loans and issue certain Letters of Credit to or for the account of the U.S. Borrower upon the terms and subject to the conditions set forth in the Credit Agreement.

WHEREAS, on the date hereof, the Existing Administrative Agent and the Existing U.K. Administrative Agent have resigned as U.S. Collateral Agent and Euro Collateral Agent, respectively, and the Lenders under the Credit Agreement have appointed Deutsche Bank AG New York Branch as the Collateral Agent.

WHEREAS, on the date hereof, the parties to the Second Priority Notes Indenture and the Third Priority Notes Indenture shall amend each of the Second Priority Notes Indenture and the Third Priority Notes Indenture to, among other things, eliminate the requirement for any security to secure the Second Priority Notes and the Third Priority Notes and to authorize the Second Priority Notes Trustee and the Third Priority Notes Trustee to effectuate the release of the Second Priority Notes Trustee’s and the Third Priority Notes Trustee’s respective Liens on the Collateral.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Crown Holdings and each of the direct and indirect U.S. Subsidiaries of Crown Holdings (other than the Insurance Subsidiary and the Receivables Subsidiary) (together with each other U.S. Subsidiary of Crown Holdings that from time to time after the date hereof guarantees the Obligations (as hereinafter defined) of the Borrowers under the Credit Agreement and the other Loan Documents, the “Guarantors”) will guarantee the Obligations of the Borrowers under the Credit Agreement and the other Loan Documents (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time and together with any further guarantees by the Guarantors of the Obligations of the Borrowers under the Credit Agreement, the “Credit Guarantees”).

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Holdings or any of the direct or indirect U.S. Subsidiaries of Crown Holdings may enter into one or more Hedging Agreements (collectively, the “Bank Related Hedging Agreements”) with one or more Lenders or their respective Affiliates or any other Person permitted under the Credit Agreement at the time such Bank Related Hedging Agreement is entered into (individually, a “Bank Related Hedging Exchanger” and, collectively, the “Bank Related Hedging Exchangers”) and it is desired that the obligations of Crown Holdings or its U.S. Subsidiaries under such Bank Related Hedging Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Hedging Obligations”), be secured by a Lien on and security interest in the Collateral pursuant to this Agreement; provided that for any Bank Related Hedging Exchanger to receive the benefit of such Lien on and security interest in the Collateral, it shall execute and deliver to the Collateral Agent an acknowledgment to the U.S. Intercreditor Agreement (as hereinafter defined) in the form annexed thereto (each such acknowledgment, an “Intercreditor Acknowledgment”) agreeing to be bound by the terms thereof at any time prior to the payment in full of the Bank Indebtedness (as defined in the U.S. Intercreditor Agreement).

WHEREAS, it is contemplated that, to the extent permitted by the Credit Agreement, Crown Holdings or any of the direct or indirect U.S. Subsidiaries of Crown Holdings may from time to time enter into one or more Bank Related Cash Management Agreements (as defined in the U.S. Intercreditor Agreement) with one or more Lenders or their respective Affiliates or any other

Person permitted under the Credit Agreement at the time such Bank Related Cash Management Agreement is entered into (individually, a “Bank Related Cash Management Exchanger” and collectively, the “Bank Related Cash Management Exchangers”) and it is desired that the obligations of Crown Holdings or its U.S. Subsidiaries under such Bank Related Cash Management Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Cash Management Obligations”), be secured by a Lien on and security interest in the Collateral pursuant to this Agreement; provided that for any Bank Related Cash Management Exchanger to receive the benefit of such Lien on and security interest in the Collateral, it shall execute and deliver to the Collateral Agent an Intercreditor Acknowledgment on or after the Original Effective Date agreeing to be bound by the terms thereof at any time prior to the payment in full of the Bank Indebtedness.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement and the Indentures, Crown Usco and Crown Euroco may incur certain Additional First Priority Bank Indebtedness (as hereinafter defined) pursuant to the applicable Loan Documents and the Indentures, which Additional First Priority Bank Indebtedness will be secured by all of the Collateral.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement and the Indentures, any Permitted Issuer may issue certain Additional First Priority Capital Markets Indebtedness (as hereinafter defined), which may be guaranteed by the Pledgors, pursuant to the applicable Additional First Priority Capital Markets Indebtedness Documents, which Additional First Priority Capital Markets Indebtedness will be secured by all or any part of the Collateral; provided that for any holder of any Additional First Priority Capital Markets Indebtedness to receive the benefit of this Agreement, it shall cause its Additional First Priority Capital Markets Indebtedness Representative (as hereinafter defined) to execute and deliver to the Collateral Agent an Intercreditor Acknowledgment agreeing to be bound by the terms thereof.

WHEREAS, it is a condition precedent to the effectiveness of the Financing Documents that the Pledgors shall have executed and delivered this Agreement in favor of the Collateral Agent for (i) its benefit and (ii) for the benefit of the Secured Parties, to secure the payment and performance with respect to any of the Financing Documents of any and all obligations, liabilities and indebtedness of every kind, nature and description (whether or not constituting future advances or otherwise) from time to time owing by, or on behalf of, the U.S. Borrower and each of the Pledgors under or in connection with, such Financing Documents, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, evidenced by or arising under any of such Financing Documents whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of such Financing Documents, or after the commencement of any case with respect to the Borrowers and each of the Pledgors under the Bankruptcy Code or any state insolvency law or similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable whole or in part in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired (all such monetary and other obligations described in this recital being collectively called the “Obligations”).

WHEREAS, each Pledgor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the Indentures and is, therefore, willing to enter into this Agreement.

WHEREAS, each Pledgor is or, as to Collateral acquired by such Pledgor after the date hereof will be, the legal and/or beneficial owner of the Collateral pledged by it hereunder.

WHEREAS, on the Original Effective Date, the Pledgors and the Collateral Agent entered into that certain security agreement, which agreement was amended and restated on the First Amendment Effective Date and is being amended and restated as of the date hereof to give effect to the resignation of the Existing Collateral Agent, the appointment of Deutsche Bank AG New York Branch as collateral agent, as well as to the Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Pledgors and the Collateral Agent have entered into that certain bank pledge agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Bank Pledge Agreement”).

WHEREAS, on the Original Effective Date, the Pledgors, the Existing Collateral Agent and certain other parties entered into that certain U.S. Intercreditor and Collateral Agency Agreement, which agreement was amended and restated as of September 1, 2004 and is being further amended and restated as of the date hereof to give effect to the resignation of the Existing Collateral Agent, the appointment of Deutsche Bank AG New York Branch as collateral agent, as well as to the Credit Agreement and the security interests contemplated herein (as amended, amended and restated, supplemented or otherwise modified from time to time, the “U.S. Intercreditor Agreement”).

WHEREAS, pursuant to Section 9(b) of the First Amendment, the parties hereto are entering into this Agreement in order to amend and restate the First Amendment.

NOW THEREFORE, in consideration of the foregoing and other benefits accruing each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Parties (and each of their respective successors and assigns), as follows:

SECTION 1. Pledge. (a) The following Lien on the Collateral is hereby granted:

As security for the payment and performance, as the case may be, in full of the First Priority Obligations, Pledgor hereby transfers, grants, bargains, sells, conveys, hypothecates, pledges, sets over and delivers unto the Collateral Agent, its successors and assigns, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a first priority security interest in all of Pledgor’s right, title and interest in, to and under the Collateral.

(b) Upon delivery to the Collateral Agent, (a) any stock certificates, notes required to be delivered pursuant to Section 2(b) or other securities now or hereafter included in the Collateral (the “Pledged Securities”) shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (b) all other property comprising part of the Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Collateral Agent may reasonably request. Each subsequent delivery of Pledged Securities shall be accompanied by a schedule describing the securities then being pledged hereunder, which schedule shall be attached hereto as a supplement to Schedule II and made a part hereof. Each schedule so delivered shall supplement any prior schedules so delivered. TO HAVE AND TO HOLD the Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Notwithstanding any other provision hereof, if any Collateral constitutes Restricted Securities, then such Collateral shall not secure any Obligations constituting Exempted Indebtedness except to the extent that such Obligations constitute Restricted Secured Indebtedness; provided that if (i) any Existing Unsecured Debt is required to be secured by a Lien on such Collateral as a result of the operation of any negative pledge covenant in any indenture, agreement or instrument governing such Existing Unsecured Debt or (ii) the Existing Unsecured Debt ceases to be outstanding or no longer restricts the ability of any Pledgor to pledge Restricted Securities without also securing the Existing Unsecured Debt, then the Obligations secured hereunder shall be equal to the maximum aggregate amount of Obligations then outstanding. If any Collateral constitutes Restricted Securities any payments or repayments of the Obligations shall not be deemed to be applied against, or to reduce, the amount of Restricted Secured Indebtedness that may be secured hereby.

Notwithstanding the foregoing, each Pledgor hereby affirms its prior grant of security interests under the First Amendment for the benefit of the Secured Parties and it is expressly understood and agreed that all security interests, assignment and liens granted by the Pledgors for the benefit of the Secured Parties in the First Amendment are not terminated hereby, but continue and remain in full force and effect, subject to the terms and provisions hereof.

SECTION 2. Delivery of the Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities, and any and all certificates or other instruments or documents representing the Collateral.

(b) Each Pledgor will cause any Indebtedness for borrowed money, in an amount individually in excess of $50,000 or in the aggregate in excess of $500,000, owed to such Pledgor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent pursuant to the terms hereof.

SECTION 3. Representations, Warranties and Covenants. Each Pledgor hereby represents, warrants and covenants, as to itself and the Collateral pledged by it hereunder, to and with the Collateral Agent that:

(a) the Pledged Stock represents that percentage as set forth on Schedule II of the issued and outstanding shares of each class of the Capital Stock of the issuer with respect thereto;

(b) except for the security interest granted hereunder, such Pledgor (i) is and will at all times continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II, (ii) holds the same free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Collateral, other than pursuant hereto, or as otherwise permitted pursuant to the Credit Agreement and (iv) subject to Section 5, will cause any and all Collateral, whether for value paid by the Pledgor or otherwise, to be forthwith deposited with the Collateral Agent and pledged or assigned hereunder;

(c) each Pledgor (i) has the power and authority to pledge the Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement), however arising, of all Persons whomsoever;

(d) no consent of any other Person (including stockholders or creditors of any Pledgor) and no consent or approval of any Governmental Authority or any securities exchange was or is necessary to the validity of the pledge effected hereby;

(e) by virtue of the execution and delivery by the Pledgors of this Agreement, when the Pledged Securities, certificates or other documents representing or evidencing the Collateral are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a valid and perfected first lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations;

(f) the pledge effected hereby is effective to vest in the Collateral Agent, on behalf of the Secured Parties, the rights of the Collateral Agent in the Collateral as set forth herein;

(g) all of the Pledged Stock has been duly authorized and validly issued and is fully paid and nonassessable;

(h) all information set forth herein relating to the Pledged Securities is accurate and complete in all material respects as of the date hereof; and

(i) the pledge of the Pledged Securities pursuant to this Agreement does not violate Regulation U or X of the Federal Reserve Board or any successor thereto as of the date hereof.

SECTION 4. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Pledgors, endorsed or assigned in blank or in favor of the Collateral Agent; provided that the Collateral Agent shall not exercise such right without the consent of the Borrowers in the event an Event of Default is not continuing. Each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. The Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 5. Voting Rights; Dividends and Interest, etc. (a) Unless and until an Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Financing Documents; provided, however, that such Pledgor will not be entitled to exercise any such right if the result thereof could materially and adversely affect the rights inuring to a holder of the Pledged Securities or the rights and remedies of any of the Secured Parties under this Agreement, the Credit Agreement or any other Financing Document or the ability of the Secured Parties to exercise the same;

(ii) The Collateral Agent shall execute and deliver to each Pledgor, or cause to be executed and delivered to each Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above and to receive the cash dividends it is entitled to receive pursuant to subparagraph (iii) below; and

(iii) Each Pledgor shall be entitled to receive and retain any and all cash dividends, interest and principal paid on the Pledged Securities to the extent and only to the extent that such cash dividends, interest and principal are permitted by, and otherwise paid in accordance with, the terms and conditions of the Credit Agreement, the other Financing Documents and applicable laws. All noncash dividends, interest and principal, and all dividends, interest and principal paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than distributions referred to in the preceding sentence) made on or in respect of the Pledged Securities, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of any Pledgor to dividends, interest or principal that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest or principal. All dividends, interest or principal received by the Pledgor contrary to the provisions of this Section 5 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 7. After all Events of Default have been cured or waived, the Collateral Agent shall, within five (5) Business Days after all such Events of Default have been cured or waived, repay to each

Pledgor all cash dividends, interest or principal (without interest), that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) above and which remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, all rights of any Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 5, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 5, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise required pursuant to the provisions of the Intercreditor Agreement, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights and such permission shall be deemed to have been granted absent notice to the contrary to the Pledgors from the Collateral Agent. After all Events of Default have been cured or waived, such Pledgor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

SECTION 6. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, subject to applicable regulatory and legal requirements, the Collateral Agent may sell or otherwise dispose of the Collateral, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and, to the extent permitted by applicable law, the Pledgors hereby waives all rights of redemption, stay, valuation and appraisal any Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give a Pledgor ten (10) days’ prior written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of such Pledgor’s Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid in full by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Section 6, any Secured Party may bid for or purchase, free from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all said rights being also hereby waived and released), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any Obligation then due and payable to such Secured Party from any Pledgor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor. For purposes hereof, (a) a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, (b) the Collateral Agent shall be free to carry out such sale pursuant to such agreement and (c) no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral orally portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 6 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-611 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions.

SECTION 7. Application of Proceeds of Sale. The proceeds of any sale of Collateral pursuant to Section 6, as well as any Collateral consisting of cash, shall be applied by the Collateral Agent as provided in the U.S. Intercreditor Agreement.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 8. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Collateral Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest, provided that the Collateral Agent shall only take any action pursuant to such appointment upon the occurrence and during the continuation of an Event of Default. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor representing any interest or dividend or other distribution payable in respect of the Collateral or any part thereof or on account thereof and to give full discharge for the same, to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto, and to sell, assign, endorse, pledge, transfer and to make any agreement respecting, or otherwise deal with, the same; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect therefor any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 9. Waivers; Amendment. (a) No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and of the other Secured Parties under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or any other Financing Document or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Pledgor in any case shall entitle such Pledgor or any other Pledgor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Collateral Agent (as directed by the Requisite Obligees specified in the U.S. Intercreditor Agreement) and the Pledgor with respect to which such waiver, amendment or modification is to apply.

SECTION 10. Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Securities, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Securities, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged

Securities under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Securities, limit the purchasers to those who will agree, among other things, to acquire such Pledged Securities for their own account, for investment, and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Securities or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Securities at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 10 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 11. Registration, etc. Each Pledgor agrees that, upon the occurrence and during the continuance of an Event of Default hereunder, if for any reason the Collateral Agent desires to sell any of the Pledged Securities of such Pledgor at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use its best efforts to take or to cause the issuer of such Pledged Securities to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged Securities. Each Pledgor further agrees to indemnify, defend and hold harmless the Collateral Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling Persons from and against all loss, liability, expenses, costs of counsel (including, without limitation, reasonable fees and expenses to the Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Pledgor or the issuer of such Pledged Securities by the Collateral Agent or any other Secured Party expressly for use therein. Such Pledgor further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Securities to qualify, file or register, any of the Pledged Securities under the Blue Sky or other securities laws of such states as may be requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Such Pledgor will bear all costs and expenses of carrying out its obligations under this Section 11. Such Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 11 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 11 may be specifically enforced.

SECTION 12. Security Interest Absolute. All rights of the Collateral Agent hereunder, the grant of a security interest in the Collateral and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, the Intercreditor Agreement, any other Financing Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, the Intercreditor Agreement, any other Financing Document or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or in respect of this Agreement (other than the indefeasible payment in full of all the Obligations).

SECTION 13. Termination or Release. (i) This Agreement and the security interest in the Collateral shall terminate pursuant to and in accordance with the terms of the U.S. Intercreditor Agreement; provided, however, this Agreement and the security interest in the Collateral shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Pledgor upon the bankruptcy or reorganization of the Borrowers, Pledgor or otherwise.

(b) In connection with any release of Collateral, release of a Pledgor party to this Agreement or terminations of this Agreement, in each case, pursuant to and in accordance with the terms of the U. S. Intercreditor Agreement, the Collateral Agent shall execute and deliver to the applicable Pledgor, at such Pledgor’s expense, all UCC termination statements and similar documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of such UCC termination statements or other documents pursuant to this Section 13(b) shall be without recourse to or warranty by the Collateral Agent.

SECTION 14. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.3 of the Credit Agreement and Article 12 of each Indenture and the notice provisions of each other Financing Document. All communications and notices hereunder to any Pledgor that is a U.S. Subsidiary shall be given to it at the address for notices set forth on Schedule I, with a copy to Pledgors.

SECTION 15. Further Assurances. Each Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Collateral Agent may at any time reasonably request in connection with the administration and enforcement of this Agreement or with respect to the Collateral or any part thereof or in order better to assure and confirm unto the Collateral Agent its rights and remedies hereunder.

SECTION 16. Binding Effect; Several Agreement; Assignment. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns. This Agreement (as amended and restated as of the date hereof) shall become effective as to any Pledgor when a counterpart hereof executed on behalf of such Pledgor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Pledgor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of Pledgor, the Collateral Agent and the other Secured Parties, and their respective successors and assigns, except that no Pledgor shall have the right to assign its rights hereunder or any interest herein or in the Collateral (and any such attempted assignment shall be void), except as expressly contemplated by this Agreement or the other Financing Documents. This Agreement shall be construed as a separate agreement with respect to each Pledgor and may be amended, modified, supplemented, waived or released with respect to any Pledgor without the approval of any other Pledgor and without affecting the obligations of any other Pledgor hereunder.

SECTION 17. Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by any Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Financing Document shall be considered to have been relied upon by the Collateral Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans, and the Lender’s issuance of and participations in Letters of Credit and the issuance of the First Priority Notes, regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

(b) In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. It is understood and agreed that this Agreement shall create separate security interests in the Collateral securing the Obligations, as provided in Section 1, and that any determination by any court with jurisdiction that the security interest securing any Obligation or class of Obligations is invalid for any reason shall not in and of itself invalidate the security interest securing any other Obligations hereunder.

SECTION 18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract, and shall become effective as provided in Section 16. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 20. Rules of Interpretation. The rules of interpretation specified in Section 1.2 of the Credit Agreement shall be applicable to this Agreement. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement.

SECTION 21. Jurisdiction; Consent to Service of Process. (a) Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement or the other Financing Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court referred to in paragraph (a) of this Section. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Financing Documents against any Pledgor or its properties in the courts of any jurisdiction.

(b) Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Financing Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 22. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 23. Additional Pledgors. Pursuant to Section 7.11 of the Credit Agreement, each U.S. Subsidiary of Crown Holdings that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Pledgor upon becoming a U.S. Subsidiary. Upon execution and delivery by the Collateral Agent and a U.S. Subsidiary of an instrument in the form of Annex 1 hereto, such U.S. Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of such instrument shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.

SECTION 24. Execution of Financing Statements. Pursuant to Section 9-509 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions, each Pledgor authorizes the Collateral Agent to file financing statements with respect to the Collateral owned by it without the signature of such Pledgor in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

SECTION 25. U.S. Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement, the rights of the parties hereunder shall be subject to the terms of the Intercreditor Agreement.

SECTION 26. Certain Definitions. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. For the purposes of this Agreement, the following terms shall have the following meaning:

“Additional First Priority Bank Indebtedness” means (i) Additional Term Loans (as defined in the Credit Agreement) incurred by Crown Usco and/or Crown Euroco and (ii) Loans (as defined in the Credit Agreement) pursuant to an Additional Facility (as defined in the Credit Agreement), incurred by Crown Usco, Crown Euroco or any Subsidiary Borrower, in each case, pursuant to the Credit Agreement, which indebtedness is secured by a first priority Lien in the manner described herein on the Collateral.

“Additional First Priority Capital Markets Indebtedness” means any unsubordinated indebtedness of a Permitted Issuer issued or incurred on or after the date hereof and not owed to Crown Holdings or any of its subsidiaries (other than Additional First Priority Bank Indebtedness), to the extent permitted to be incurred by the Credit Agreement and the First Priority Notes Indenture, which indebtedness is secured by a first priority Lien in the manner described in the Intercreditor Agreements on all or any part of the Collateral.

“Additional First Priority Capital Markets Indebtedness Documents” means any indenture, debenture, note, guaranty, purchase agreement or other document executed by a Permitted Issuer or any other Pledgor in connection with the issuance of any such Additional First Priority Capital Markets Indebtedness.

“Additional First Priority Capital Markets Indebtedness Representative” means any trustee or similar representative of the holders of Additional First Priority Capital Markets Indebtedness.

“Administrative Agent” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Agreement” shall have the meaning assigned to such term in the preamble to this Second Amended and Restated Shared Pledge Agreement.

“Bank Pledge Agreement” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Bank Related Cash Management Exchanger” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Bank Related Cash Management Obligations” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Bank Related Hedging Agreements” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Bank Related Hedging Exchanger” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Bank Related Hedging Obligations” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Bankruptcy Code” means Title 11, United States Code, or any similar federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors including, without limitation, bankruptcy or insolvency laws.

“Borrowers” shall have the meaning assigned to such term in the Recitals to this Agreement.

“CCSC” shall have the meaning assigned to such term in the preamble to this Agreement.

“Collateral” shall mean, collectively, (a) all the shares of Capital Stock owned by Crown Holdings in CCSC or any other direct Subsidiary of Crown Holdings (including, without limitation, those listed on Schedule II hereto) and any shares of Capital Stock of CCSC or any other direct Subsidiary of Crown Holdings obtained in the future by Crown Holdings and the certificates representing all such shares or interests (collectively, the “Pledged Stock”); provided, that the Pledged Stock shall not include (i) to the extent that applicable law requires that CCSC or any other direct Subsidiary of Crown Holdings issue directors’ qualifying shares, such qualifying shares; (b)(i) all debt securities issued to any Pledgor (including, without limitation, those listed opposite the name of such Pledgor on Schedule II hereto), (ii) all debt securities, in the future issued to the Pledgors and (iii) all promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms hereof; (d) subject to Section 5, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed, in respect of, in exchange for or upon the conversion of the securities referred to in clauses (a) and (b) above; (e) subject to Section 5, all rights and privileges of the Pledgor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all proceeds of any and all of the foregoing.

“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Credit Agreement” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Credit Guarantees” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Crown Euroco” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Crown Holdings” shall have the meaning assigned to such term in the preamble to this Agreement.

“Crown International” shall have the meaning assigned to such term in the preamble to this Agreement.

“Crown Usco” shall have the meaning assigned to such term in the preamble to this Agreement.

“DBSI” shall have the meaning assigned to such term in the Recitals to this Agreement.

“European Borrower” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Event of Default” shall mean (a) any “Event of Default” under the Credit Agreement as such term is defined in the Credit Agreement until all Obligations under the Credit Agreement, the other Loan Documents, the Bank Related Hedging Agreements and the Bank Related Cash Management Agreements have been indefeasibly repaid in full without any refinancing thereof through the incurrence of Indebtedness having a Lien on any Collateral (as defined in the Credit Agreement) and all Letters of Credit issued in connection with the Credit Agreement have terminated and (b) thereafter shall mean any “Event of Default” under any First Priority Capital Markets Indebtedness Document until all Obligations under such First Priority Capital Markets Indebtedness Documents have been indefeasibly repaid in full without any refinancing thereof through the incurrence of indebtedness having a Lien on any Collateral.

“Exempted Indebtedness” shall mean any Indebtedness or other obligation which would be considered “Exempted Indebtedness” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt, as such indenture, agreement or interest is in effect on the Original Effective Date.

“Existing Unsecured Debt” shall mean each of the following Indebtedness to the extent outstanding on the Effective Date after giving effect to the Transactions:

(i) the Debentures; and

(ii) $300,000,000 original principal amount of 7% Notes due 2006 of Crown Cork & Seal Finance PLC issued under the 1996 Indenture, of which approximately $166,000,000 remain outstanding as of the Effective Date.

“Federal Securities Laws” shall have the meaning assigned to such term in Section 10 of this Agreement.

“Financing Documents” means, collectively, the Loan Documents, the First Priority Notes Documents, the Bank Related Hedging Agreements, the Bank Related Cash Management Agreements and the Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Capital Markets Indebtedness” means (a) the Obligations of Crown Euroco or any other Pledgor under the First Priority Notes Documents and (b) the Obligations of a Permitted Issuer or any other Pledgor in respect of Additional First Priority Capital Markets Indebtedness issued under the applicable Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Capital Markets Indebtedness Documents” means, collectively, the First Priority Notes Documents and the Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Notes” means the €460,000,000 in aggregate principal amount of 6 1/4% First Priority Senior Secured Notes due 2011 of Crown Euroco issued under the First Priority Notes Indenture.

“First Priority Notes Documents” shall mean the First Priority Notes Indenture, the First Priority Notes, the First Priority Notes Guarantees and any other document executed by Crown Euroco or any Guarantor in connection with the issuance of the First Priority Notes, in each case, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“First Priority Notes Guarantees” shall have the meaning assigned to such term in the Recitals to this Agreement.

“First Priority Notes Indenture” shall have the meaning assigned to such term in the Recitals to this Agreement.

“First Priority Notes Trustee” means Wells Fargo Bank, N.A., together with its successors and assigns in such capacity, as trustee for the holders of the First Priority Notes.

“First Priority Obligations” shall mean, collectively, the following:

(i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations of the Pledgors to (a) the Lenders, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Loan Documents and the due performance and compliance by the Pledgor with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Loan Documents and (b) the holders of the First Priority Notes or any Additional First Priority Capital Markets Indebtedness issued pursuant to any Additional First Priority Capital Markets Indebtedness Document, as the case may be, whether now existing or hereafter incurred under, arising out of, or in connection with the First Priority Notes Documents or the Additional First Priority Capital Markets Indebtedness Documents, as the case may be, and the due performance and compliance by the Pledgors with all of the terms, conditions and agreements contained in the First Priority Notes Documents or the Additional First Priority Capital Markets Indebtedness Documents, as the case may be;

(ii) to the extent any Bank Related Hedging Exchanger or Bank Related Cash Management Exchanger has executed and delivered to the Collateral Agent an Intercreditor Acknowledgment on or after the Original Effective Date, in accordance with the provisions of the U.S. Intercreditor Agreement, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations owing by the Pledgor to the Bank Related Hedging Exchanger party or the Bank Related Cash Management Exchanger party, respectively, whether now existing or hereafter incurred, arising out of or in connection with such Bank Related Hedging Agreement or such Bank Related Cash Management Agreement, respectively, and the due performance and compliance by the Pledgor with all the terms, conditions and agreements contained therein;

(iii) any and all sums advanced by the Collateral Agent pursuant to this Agreement or the other Financing Documents in order to preserve the Collateral or protect its lien and security interest in the Collateral;

(iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Pledgor, after an Event of Default shall have occurred and be continuing, all reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and disbursements and court costs; and

(v) any and all renewals, extensions and modifications of any of the obligations and liabilities referred to in clauses (i) through (iv) above, whether outstanding on the Original Effective Date or extended from time hereafter, inclusive.

“Guarantors” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Indentures” shall mean the First Priority Notes Indenture and any indentures entered into by a Permitted Issuer in connection with any Additional First Priority Capital Markets Indebtedness.

“Intercreditor Acknowledgment” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Lenders” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Non-U.S. Borrowers” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Obligations” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Original Agreement” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Original Credit Agreement” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Original Effective Date” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Permitted Issuer” means Crown Holdings, Crown International, Crown Usco or Crown Finance or any direct special purpose finance Subsidiary of any of the foregoing formed solely to be the issuer of any Permitted Public Debt provided that such Person becomes a Credit Party and Section 7.14 of the Credit Agreement is complied with respect to such special finance Subsidiary; provided, that with respect to any Permitted Public Debt issued to refinance the First Lien Notes or the Existing Unsecured Debt listed in clause (ii) of the definition of Existing Unsecured Debt, Permitted Issuer means a Parent Guarantor (other than CCSC), U.S. Borrower, Crown Finance or European Borrower or any direct special purpose finance Subsidiary of any of the foregoing formed solely to be the issuer of any Permitted Public Debt provided that such Person becomes a Credit Party and Section 7.14 of the Credit Agreement is complied with respect to such special finance Subsidiary.

“Pledge Agreements” means the Bank Pledge Agreement and the Shared Pledge Agreement.

“Pledged Debt Securities” shall have the meaning assigned to such term in Section 26 of this Agreement.

“Pledged Securities” shall have the meaning assigned to such term in Section 1(b) of this Agreement.

“Pledged Stock” shall have the meaning assigned to such term in Section 26 of this Agreement.

“Pledgors” shall have the meaning assigned to such term in the preamble to this Agreement.

“Refinancing” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Restricted Secured Indebtedness” shall mean, at any time, the portion of the Obligations constituting Exempted Indebtedness that is equal to the maximum aggregate amount of Exempted Indebtedness that may be secured at such time without causing any Existing Unsecured Debt to be required to be equally and ratably secured, which “Restricted Secured Indebtedness” shall (a) first, secure the First Priority Obligations, (b) second, secure the Second Priority Obligations and (c) third, secure the Third Priority Obligations.

“Restricted Securities” shall mean any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by CCSC or any Restricted Subsidiary.

“Restricted Subsidiary” means any subsidiary of CCSC that would be considered a “Restricted Subsidiary” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt as such indentures, agreements or instruments are in effect on the Original Effective Date.

“Second Priority Dollar Notes” means the $1,085,000,000 in original aggregate principal amount of 9.5% Second Priority Senior Secured Notes due 2011 of Crown Euroco issued under the Second Priority Notes Indenture.

“Second Priority Euro Notes” means the €285,000,000 in original aggregate principal amount of 10.25% Second Priority Senior Secured Notes due 2011 of Crown Euroco issued under the Second Priority Notes Indenture.

“Second Priority Notes” means the Second Priority Dollar Notes and the Second Priority Euro Notes.

“Second Priority Notes Guarantees” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Second Priority Notes Indenture” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Second Priority Notes Trustee” means Wells Fargo Bank, N.A., together with its successors and assigns in such capacity, as trustee for the holders of the Second Priority Notes.

“Secured Parties” shall mean (a) the Administrative Agent (for its benefit and the benefit of the Lenders (including any Lenders of Additional First Priority Bank Indebtedness)), (b) the U.K. Administrative Agent (for its benefit and the benefit of the Lenders (including any Lenders of Additional First Priority Bank Indebtedness) and the other Agents), (c) the Canadian Administrative Agent (for its benefit and the benefits of the Lenders) (including any Lenders of Additional First Prior Bank Indebtedness)), (d) the Collateral Agent (for its benefit and the benefit of the First Priority Secured Parties), (e) the Bank Related Hedging Exchangers who have executed and delivered an Intercreditor Acknowledgment, if any, (f) the Bank Related Cash Management Exchangers who have executed and delivered an Intercreditor Acknowledgment on or after the Original Effective Date, (g) the First Priority Notes Trustee (for its benefit and the benefit of the holders of the First Priority Notes) and (h) in the event any obligations in respect of Additional First Priority Capital Markets Indebtedness are to be secured by this Agreement, the Additional First Priority Capital Markets Indebtedness Representative in respect of such Additional First Priority Capital Markets Indebtedness (for its benefit and for the benefit of the holders of such Additional First Priority Capital Markets Indebtedness).

“Security Agreement” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Subsidiary Borrowers” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Subsidiary Guarantors” shall have the meaning assigned to such term in the preamble to this Agreement.

“Third Priority Notes” means the $725,000,000 in original aggregate principal amount of 10.875% Third Priority Senior Secured Notes due 2013 of Crown Euroco issued under the Third Priority Notes Indenture.

“Third Priority Notes Guarantees” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Third Priority Notes Indenture” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Third Priority Notes Trustee” means Wells Fargo Bank, N.A., together with its successors and assigns in such capacity, as trustee for the holders of the Third Priority Notes.

“U.K. Administrative Agent” shall have the meaning assigned to such term in the Recitals to this Agreement.

“U.S. Borrower” shall have the meaning assigned to such term in the Recitals to this Agreement.

“U.S. Intercreditor Agreement” shall have the meaning assigned to such term in the Recitals to this Agreement.

“U.S. Subsidiary” means any Wholly Owned Subsidiary of Crown Holdings that is not a Non-U.S. Subsidiary.

[signature page follows]

Schedule I to the

Shared Pledge Agreement

U.S. Subsidiaries

Name	Address

Central States Can Co. of Puerto Rico, Inc.	One Crown Way, Philadelphia, PA 19154

Crown Beverage Packaging, Inc.	One Crown Way, Philadelphia, PA 19154

Crown Consultants, Inc.	One Crown Way, Philadelphia, PA 19154

Crown Cork & Seal Company (DE), LLC	919 N. Market Street., Suite 406, Wilmington, DE 19801

CROWN Cork & Seal USA, Inc.	One Crown Way, Philadelphia, PA 19154

CROWN Packaging Technology, Inc.	11535 South Central Avenue, Alsip, Illinois, 60803

CROWN Beverage Packaging Puerto Rico, Inc.	Km 12 Hm6 65th Infantry Avenue, P. O. Box 817, Carolina, Puerto Rico 00986

Crown Financial Corporation	One Crown Way, Philadelphia, PA 19154

Crown Financial Management, Inc.	One Crown Way, Philadelphia, PA 19154

Crown Holdings (PA), LLC	One Crown Way, Philadelphia, PA 19154

Foreign Manufacturers Finance Corporation	919 N. Market Street Suite 406, Wilmington, DE 19801

NWR, Inc.	One Crown Way, Philadelphia, PA 19154

CROWN Risdon USA, Inc.	1100 Buckingham Street., Watertown, CT 06795

Crown Americas Capital Corp.	One Crown Way, Philadelphia, PA 19154

Schedule II to the

Shared Pledge Agreement

Pledged Stock

Issuer	Number of Certificate	Registered Owner	Number and Class of Shares/Type of Interest	Percentage of Shares/Interest Pledged
Crown Cork & Seal Company, Inc.	1	Crown Holdings, Inc.	100 shares	100%
Pledged Debt Securities

Issuer	Payee	Principal Amount	Date of Note	Maturity Date
Each Pledgor	Each Pledgor	Variable	February 26, 2003	N/A

Annex I to the

Shared Pledge Agreement

SUPPLEMENT NO. [            ] dated as of [            ], to the SHARED PLEDGE AGREEMENT (the “Shared Pledge Agreement”) dated as of February 26, 2003 and amended and restated as of September 1, 2004 and further amended and restated as of November 18, 2005 among CROWN HOLDINGS, INC., a Pennsylvania corporation (“Crown Holdings”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation ( “CCSC”), CROWN AMERICAS LLC (f/k/a Crown Cork & Seal Americas, Inc. and Crown Americas, Inc.), a Pennsylvania limited liability company (“Crown Usco”), CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”), each U.S. Subsidiary listed on Schedule I thereto (collectively, together with each U.S. Subsidiary that becomes a party thereto pursuant to Section 23 of the Shared Pledge Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, Crown Usco and CCSC, the “Pledgors”) and DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as collateral agent (in such capacity, and together with any successors in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Shared Pledge Agreement).

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B. The Pledgors have entered into the Shared Pledge Agreement in order to induce the Lenders to make Loans. Pursuant to Section 7.14 of the Credit Agreement, each U.S. Subsidiary of Crown Holdings that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement is required to enter into the Shared Pledge Agreement as a Pledgor upon becoming a U.S. Subsidiary. Section 23 of the Shared Pledge Agreement provides that such Subsidiaries may become Pledgors under the Shared Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Pledgor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the Shared Pledge Agreement.

Accordingly, the Collateral Agent and the New Pledgor agree as follows:

SECTION 1. In accordance with Section 23 of the Shared Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Shared Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby (a) agrees to all the terms and provisions of the Shared Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Obligations (as defined in the Shared Pledge Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Pledgor’s right, title and interest in and to the Collateral (as defined in the Shared Pledge Agreement) of the New Pledgor. Each reference to a “Pledgor” in the Shared Pledge Agreement shall be deemed to include the New Pledgor. The Shared Pledge Agreement is hereby incorporated herein by reference.

SECTION 2. The New Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto and different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Pledgor and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Pledgor hereby represents and warrants that set forth on Schedule I attached hereto is a true and correct schedule of all its Pledged Securities (which Schedule I shall be deemed to modify and amend Schedule II annexed to the Shared Pledge Agreement).

SECTION 5. Except as expressly supplemented hereby, the Shared Pledge Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Shared Pledge Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Shared Pledge Agreement. All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature hereto.

SECTION 9. The New Pledgor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

2

IN WITNESS WHEREOF, the New Pledgor and the Collateral Agent have duly executed this Supplement to the Shared Pledge Agreement as of the day and year first above written.

[NEW PLEDGOR]

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

3

Schedule I to

Supplement No. [    ]

to the Shared Pledge Agreement

Pledged Securities of the New Pledgor

Pledged Stock

Issuer	Number of Certificate	Registered Owner	Number and Class of Shares	Percentage of Shares
Pledged Debt Securities

Issuer	Payee	Principal Amount	Date of Note	Maturity Date

Exhibit 5.1(a)(iii)(B)(II)

FORM OF

U.S. BANK PLEDGE AGREEMENT

BANK PLEDGE AGREEMENT

By

CROWN HOLDINGS, INC.,

CROWN CORK & SEAL COMPANY, INC.,

CROWN AMERICAS LLC,

CROWN INTERNATIONAL HOLDINGS, INC.,

and

THE U.S. SUBSIDIARIES PARTY HERETO,

as Pledgors

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Collateral Agent

Dated as of November 18, 2005

BANK PLEDGE AGREEMENT

BANK PLEDGE AGREEMENT (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, this “Agreement”) dated as of November 18, 2005, among CROWN HOLDINGS, INC., a Pennsylvania corporation (“Crown Holdings”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN AMERICAS LLC (f/k/a Crown Americas, Inc. and Crown Cork & Seal Americas, Inc.), a Pennsylvania limited liability company (“Crown Usco”), CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”), each U.S. Subsidiary listed on Schedule I hereto (collectively, together with each U.S. Subsidiary that becomes a party hereto pursuant to Section 23 of this Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, Crown Usco and CCSC, the “Pledgors”) and DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as collateral agent (in such capacity, and together with any successors in such capacity, the “Collateral Agent”) for the Secured Parties (as hereinafter defined).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Crown Usco, as U.S. borrower (in such capacity, “U.S. Borrower”), Crown European Holdings SA, a [société anonyme] organized under the laws of France (“Crown Euroco”) as non-U.S. borrower (in such capacity, “European Borrower”), Crown Metal Packaging Canada LP, a limited partnership formed under the laws of the Province of Ontario, Canada (in such capacity, “Canadian Borrower”), the subsidiary borrowers named therein (the “Subsidiary Borrowers”, together with U.S. Borrower, Canadian Borrower and European Borrower, the “Borrowers”), Crown Holdings, Crown International and CCSC (collectively, the “Credit Parties”) intend to enter into a new senior secured credit agreement dated as of the date hereof with the lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch, as administrative agent (in such capacity together with its successors and assigns in such capacity, “Administrative Agent”), Deutsche Bank AG New York Branch, as U.K. administrative agent (in such capacity, together with its successors and assigns in such capacity, “U.K. Administrative Agent”) and The Bank of Nova Scotia, as Canadian administrative agent (in such capacity, together with its successors and assigns in such capacity, “Canadian Administrative Agent”) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement or one or more successor or replacement facilities whether or not with a different group of agents or lenders and whether or not with different obligors upon Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement), pursuant to which the Lenders have agreed to make certain Loans and issue certain Letters of Credit to or for the account of the Borrowers upon the terms and subject to the conditions set forth in the Credit Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Crown Holdings and each of the direct and indirect U.S. Subsidiaries of Crown Holdings (together with each other U.S. Subsidiary of Crown Holdings (other than the Insurance Subsidiary and any Receivables Subsidiary) that from time to time after the date hereof guarantees the Obligations (as hereinafter defined) of the Borrowers under the Credit Agreement and the other Loan Documents, the “Guarantors”) will guarantee the Obligations of the Borrowers under the Credit Agreement and the other Loan Documents (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time and together with any further guarantees by the Guarantors of the Obligations of the Borrowers under the Credit Agreement, the “Credit Guarantees”).

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Holdings or any of the direct or indirect U.S. Subsidiaries of Crown Holdings may enter into one or more Hedging Agreements (collectively, the “Bank Related Hedging Agreements”) with one or more Lenders or their respective Affiliates or any other Person permitted under the Credit Agreement at the time such Bank Related Hedging Agreement is entered into (individually, a “Bank Related Hedging Exchanger” and, collectively, the “Bank Related Hedging Exchangers”) and it is desired that the obligations of Crown Holdings or its U.S. Subsidiaries under such Bank Related Hedging Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Hedging Obligations”), be secured by a Lien on and security interest in the Collateral (as hereinafter defined) pursuant to this Agreement; provided that for any Bank Related Hedging Exchanger to receive the benefit of such Lien on, pledge and security interest in the Collateral, it shall execute and deliver to the Collateral Agent on or after the Original Effective Date (as defined in the U.S. Intercreditor Agreement) an acknowledgment to the U.S. Intercreditor Agreement (as hereinafter defined) in the form annexed thereto (each such acknowledgment, an “Intercreditor Acknowledgment”) agreeing to be bound by the terms thereof at any time prior to the payment in full of the Bank Indebtedness (as defined in the U.S. Intercreditor Agreement).

WHEREAS, it is contemplated that, to the extent permitted by the Credit Agreement, Crown Holdings or any of the direct or indirect U.S. Subsidiaries of Crown Holdings may from time to time enter into one or more Bank Related Cash Management Agreements (as hereinafter defined) with one or more Lenders or their respective Affiliates or any other Person permitted under the Credit Agreement at the time such Bank Related Cash Management Agreement is entered into (individually, a “Bank Related Cash Management Exchanger” and collectively, the “Bank Related Cash Management Exchangers”) and it is desired that the obligations of Crown Holdings or its U.S. Subsidiaries under such Bank Related Cash Management Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Cash Management Obligations”), be secured by a Lien on and security interest in the Collateral pursuant to this Agreement; provided that for any Bank Related Cash Management Exchanger to receive the benefit of such Lien on, pledge and security interest in the Collateral, it shall execute and deliver to the Collateral Agent an Intercreditor Acknowledgment agreeing to be bound by the terms thereof at any time prior to the payment in full of the Bank Indebtedness.

WHEREAS, the U.S. Borrower and each U.S. Credit Party will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and is, therefore, willing to enter into this Agreement.

WHEREAS, each Pledgor is, or as to Collateral (as hereinafter defined) acquired by such Pledgor after the date hereof will be, the legal and/or beneficial owner of the Collateral pledged by it hereunder.

WHEREAS, on February 26, 2003, Crown Holdings, Crown Usco, Crown International, CCSC, the U.S. Subsidiaries from time to time party thereto and Citibank North America, Inc., as collateral agent (the “Existing Collateral Agent”) entered into that certain Security Agreement, which agreement was amended and restated as of September 1, 2004 and is being further amended and restated as of the date hereof to give effect to the resignation of the Existing Collateral Agent, the appointment of Deutsche Bank AG New York Branch as collateral agent, as well as to the Credit Agreement and the security interests contemplated herein (as amended, amended and restated, supplemented or otherwise modified from time to time, the “U.S. Security Agreement”).

WHEREAS, on February 26, 2003, the Pledgors, the Existing Collateral Agent and certain other parties entered into that certain U.S. Intercreditor and Collateral Agency Agreement, which agreement was amended and restated as of September 1, 2004 and is being further amended and restated as of the date hereof to give effect to the resignation of the Existing Collateral Agent, the appointment of Deutsche Bank AG New York Branch as collateral agent, as well as to the Credit Agreement and the security interests contemplated herein (as amended, amended and restated, supplemented or otherwise modified from time to time, the “U.S. Intercreditor Agreement”).

WHEREAS, this Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties, to secure the payment and performance of the obligations (whether or not constituting future advances, obligatory or otherwise) of U.S. Borrower and any and all of the Pledgors from time to time arising under or in respect of this Agreement, the Credit Agreement, the Credit Guarantees, the Bank Related Hedging Agreements, the Bank Related Cash Management Agreements and the other Loan Documents (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement, the Credit Agreement, the Credit Guarantees, the Bank Related Hedging Agreements, the Bank Related Cash Management Agreements and the other Loan Documents), in each case whether (i) such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise, (iii) for payment or performance and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Pledgor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding) (collectively, the “Obligations”).

NOW THEREFORE, in consideration of the foregoing and other benefits accruing each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Parties (and each of their respective successors and assigns), as follows:

SECTION 1. Pledge. As security for the payment and performance, as the case may be, in full of the Obligations, each Pledgor hereby transfers, grants, bargains, sells, conveys, hypothecates, pledges, sets over and delivers unto the Collateral Agent, its successors and assigns, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a first priority security interest in all of such Pledgor’s right, title and interest in, to and under (a) all the shares of Capital Stock owned by it (including, without limitation, those listed on Schedule II hereto) and any shares of Capital Stock of any Subsidiary obtained in the future by such Pledgor and the certificates representing all such shares or interests (collectively, the “Pledged Stock”); provided that the Pledged Stock shall not include (i) any Capital Stock owned directly by Crown Holdings, (ii) more than 65% of the issued and outstanding shares of voting stock of any Non-U.S. Subsidiary or (iii) to the extent that applicable law requires that a Subsidiary of the Pledgor issue directors’ qualifying shares, such qualifying shares; (b) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms hereof; (c) subject to Section 5, all payments of dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed, in respect of, in exchange for or upon the conversion of the securities referred to in clause (a) above; (d) subject to Section 5, all rights and privileges of the Pledgor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (e) all proceeds of any and all of the foregoing (all the foregoing, collectively, the “Collateral”).

Upon delivery to the Collateral Agent, (a) any stock certificates, notes or other securities now or hereafter included in the Collateral (the “Pledged Securities”) shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (b) all other property comprising part of the Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Collateral Agent may reasonably request. Each subsequent delivery of Pledged Securities shall be accompanied by a schedule describing the securities then being pledged hereunder, which schedule shall be attached hereto as a supplement to Schedule II and made a part hereof. Each schedule so delivered shall supplement any prior schedules so delivered.

TO HAVE AND TO HOLD the Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Notwithstanding any other provision hereof, if any Collateral constitutes Restricted Securities, then such Collateral shall not secure any Obligations constituting Exempted Indebtedness except to the extent that such Obligations constitute Restricted Secured Indebtedness; provided that (i) if any Existing Unsecured Debt is required to be secured by a Lien on such Collateral as a result of the operation of any negative pledge covenant in any indenture, agreement or instrument governing such Existing Unsecured Debt or (ii) the Existing Unsecured Debt ceases to be outstanding or no longer restricts the ability of any Pledgor to pledge Restricted Securities without also securing the Existing Unsecured Debt, then the Obligations secured hereunder shall be equal to the maximum aggregate amount of Obligations then outstanding. If any Collateral constitutes Restricted Securities any payments or repayments of the Obligations shall not be deemed to be applied against, or to reduce, the amount of Restricted Secured Indebtedness that may be secured hereby.

SECTION 2. Delivery of the Collateral. Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities, and any and all certificates or other instruments or documents representing the Collateral.

SECTION 3. Representations, Warranties and Covenants. Each Pledgor hereby represents, warrants and covenants, as to itself and the Collateral pledged by it hereunder, to and with the Collateral Agent that:

(a) the Pledged Stock represents that percentage as set forth on Schedule II of the issued and outstanding shares of each class of the Capital Stock of the issuer with respect thereto;

(b) except for the security interest granted hereunder, such Pledgor (i) is and will at all times continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II, (ii) holds the same free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Collateral, other than pursuant hereto or as otherwise permitted by the Credit Agreement, and (iv) subject to Section 5, will cause any and all Collateral, whether for value paid by the Pledgor or otherwise, to be forthwith deposited with the Collateral Agent and pledged or assigned hereunder;

(c) the Pledgor (i) has the power and authority to pledge the Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement), however arising, of all Persons whomsoever;

(d) no consent of any other Person (including stockholders or creditors of any Pledgor) and no consent or approval of any Governmental Authority or any securities exchange was or is necessary to the validity of the pledge effected hereby;

(e) by virtue of the execution and delivery by the Pledgors of this Agreement, when the Pledged Securities, certificates or other documents representing or evidencing the Collateral are delivered to the Collateral Agent in accordance with this Agreement, and subject to the completion of any post closing obligations described in any post-closing agreement, the Collateral Agent will obtain a valid and perfected first lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations;

(f) the pledge effected hereby is effective to vest in the Collateral Agent, on behalf of the Secured Parties, the rights of the Collateral Agent in the Collateral as set forth herein;

(g) all of the Pledged Stock has been duly authorized and validly issued and is fully paid and nonassessable;

(h) all information set forth herein relating to the Pledged Securities is accurate and complete in all material respects as of the date hereof; and

(i) the pledge of the Pledged Securities pursuant to this Agreement does not violate Regulation U or X of the Federal Reserve Board or any successor thereto as of the date hereof.

SECTION 4. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Pledgors, endorsed or assigned in blank or in favor of the Collateral Agent; provided that the Collateral Agent shall not exercise such right without the consent of the Borrowers in the event an Event of Default is not continuing. Each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. The Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 5. Voting Rights; Dividends and Interest, etc. (a) Unless and until an Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, however, that such Pledgor will not be entitled to exercise any such right if the result thereof could materially and adversely affect the rights inuring to a holder of the Pledged Securities or the rights and remedies of any of the Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(ii) The Collateral Agent shall execute and deliver to each Pledgor, or cause to be executed and delivered to each Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above and to receive the cash dividends it is entitled to receive pursuant to subparagraph (iii) below; and

(iii) Each Pledgor shall be entitled to receive and retain any and all cash dividends paid on the Pledged Securities to the extent and only to the extent that such cash dividends are permitted by, and otherwise paid in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws. All noncash dividends and all dividends paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than distributions referred to in the preceding sentence) made on or in respect of the Pledged Securities, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of any Pledgor to dividends that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends. All dividends received by the Pledgor contrary to the provisions of this Section 5 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 7. After all Events of Default have been cured or waived, the Collateral Agent shall, within five (5) Business Days after all such Events of Default have been cured or waived, repay to each Pledgor all cash dividends (without interest) that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) above and which remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, all rights of any Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 5, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 5, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights and such permission shall be deemed to have been granted absent notice to the contrary to the Pledgors from the Collateral Agent. After all Events of Default have been cured or waived, such Pledgor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

SECTION 6. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, subject to applicable regulatory and legal requirements, the Collateral Agent may sell or otherwise dispose of the Collateral, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and, to the extent permitted by applicable law, the Pledgors hereby waive all rights of redemption, stay, valuation and appraisal any Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give a Pledgor ten (10) days’ prior written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of such Pledgor’s Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid in full by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Section 6, any Secured Party may bid for or purchase, free from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all said rights being also hereby waived and released), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any Obligation then due and payable to such Secured Party from any Pledgor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor. For purposes hereof, (a) a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, (b) the Collateral Agent shall be free to carry out such sale pursuant to such agreement and (c) no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral orally portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 6 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-611 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions.

SECTION 7. Application of Proceeds of Sale. The proceeds of any sale of Collateral pursuant to Section 6, as well as any Collateral consisting of cash, shall be applied by the Collateral Agent as provided in the U.S. Intercreditor Agreement.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 8. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Collateral Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest provided that the Collateral Agent shall only take any action pursuant to such appointment upon the occurrence and during the continuation of an Event of Default. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor representing any dividend or other distribution payable in respect of the Collateral or any part thereof or on account thereof and to give full discharge for the same, to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto, and to sell, assign, endorse, pledge, transfer and to make any agreement respecting, or otherwise deal with, the same; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect therefor any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 9. Waivers; Amendment. (a) No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and of the other Secured Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or any other Loan Document or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Pledgor in any case shall entitle such Pledgor or any other Pledgor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Collateral Agent (as directed by the Requisite Obligees under the U.S. Intercreditor Agreement) and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply.

SECTION 10. Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Securities, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Securities, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Securities under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Securities, limit the purchasers to those who will agree, among other things, to acquire such Pledged Securities for their own account, for investment, and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Securities or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Securities at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 10 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 11. Registration, etc. Each Pledgor agrees that, upon the occurrence and during the continuance of an Event of Default hereunder, if for any reason the Collateral Agent desires to sell any of the Pledged Securities of such Pledgor at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use its best efforts to take or to cause the issuer of such Pledged Securities to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged Securities. Each Pledgor further agrees to indemnify, defend and hold harmless the Collateral Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling Persons from and against all loss, liability, expenses, costs of counsel (including, without limitation, reasonable fees and expenses to the Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Pledgor or the issuer of such Pledged Securities by the Collateral Agent or any other Secured Party expressly for use therein. Each Pledgor further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Securities to qualify, file or register, any of the Pledged Securities under the Blue Sky or other securities laws of such states as may be requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Pledgor will bear all costs and expenses of carrying out its obligations under this Section 11. Each Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 11 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 11 may be specifically enforced.

SECTION 12. Security Interest Absolute. All rights of the Collateral Agent hereunder, the grant of a security interest in the Collateral and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, the U.S. Intercreditor Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, the U.S. Intercreditor Agreement, any other Loan Document or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or in respect of this Agreement (other than the indefeasible payment in full of all the Obligations).

SECTION 13. Termination or Release. (a) This Agreement and the security interest shall terminate pursuant to an in accordance with the terms of the U.S. Intercreditor Agreement; provided, however, this Agreement and the security interest shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Pledgor upon the bankruptcy or reorganization of any Pledgor or otherwise.

(b) In connection with any release of Collateral, release of a Pledgor party to this Agreement or terminations of this Agreement pursuant to and in accordance with the terms of the U.S. Intercreditor Agreement, the Collateral Agent shall execute and deliver to the applicable Pledgor, at such Pledgor’s expense, all UCC termination statements and other similar documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of such UCC termination statements or other documents pursuant to this Section 13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 14. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.3 of the Credit Agreement. All communications and notices hereunder to any Pledgor that is a U.S. Subsidiary shall be given to it at the address for notices set forth on Schedule I, with a copy to the Borrowers.

SECTION 15. Further Assurances. Each Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Collateral Agent may at any time reasonably request in connection with the administration and enforcement of this Agreement or with respect to the Collateral or any part thereof or in order better to assure and confirm unto the Collateral Agent its rights and remedies hereunder.

SECTION 16. Binding Effect; Several Agreement; Assignment. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns. This Agreement shall become effective as to any Pledgor when a counterpart hereof executed on behalf of such Pledgor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Pledgor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Pledgor, the Collateral Agent and the other Secured Parties, and their respective successors and assigns, except that no Pledgor shall have the right to assign its rights hereunder or any interest herein or in the Collateral (and any such attempted assignment shall be void), except as expressly contemplated by this Agreement or the other Loan Documents. This Agreement shall be construed as a separate agreement with respect to each Pledgor and may be amended, modified, supplemented, waived or released with respect to any Pledgor without the approval of any other Pledgor and without affecting the obligations of any other Pledgor hereunder.

SECTION 17. Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by any Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Collateral Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans, and the Lender’s issuance of and participations in Letters of Credit, regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

(b) In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. It is understood and agreed that this Agreement shall create separate security interests in the Collateral securing the Obligations, as provided in

Section 1, and that any determination by any court with jurisdiction that the security interest securing any Obligation or class of Obligations is invalid for any reason shall not in and of itself invalidate the security interest securing any other Obligations hereunder.

SECTION 18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract, and shall become effective as provided in Section 16. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 20. Rules of Interpretation. The rules of interpretation specified in Section 1.1 of the Credit Agreement shall be applicable to this Agreement. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement.

SECTION 21. Jurisdiction; Consent to Service of Process. (a) Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court referred to in paragraph (a) of this Section. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Pledgor or its properties in the courts of any jurisdiction.

(b) Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 22. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF,

UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 23. Additional Pledgors. Pursuant to Section 7.14 of the Credit Agreement, each U.S. Subsidiary of Crown Holdings that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement is required to, and Crown Holdings shall cause such U.S. Subsidiary to, enter into this Agreement as a Pledgor upon becoming a U.S. Subsidiary. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Annex 1 hereto, such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of such instrument shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.

SECTION 24. Execution of Financing Statements. Pursuant to Section 9-509 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions, each Pledgor authorizes the Collateral Agent to file financing statements with respect to the Collateral owned by it without the signature of such Pledgor in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

SECTION 25. Certain Definitions. Capitalized terms used herein but not defined shall have the meaning assigned to such term in the Credit Agreement. For the purposes of this Agreement, the following terms shall have the following meaning:

“Exempted Indebtedness” shall mean any Indebtedness or other obligation which would be considered “Exempted Indebtedness” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt, as such indenture, agreement or interest is in effect on the date hereof.

“Existing Unsecured Debt” shall mean each of the following Indebtedness to the extent outstanding on the Effective Date after giving effect to the Transactions:

(i)	the Debentures; and

(ii)	$300,000,000 original principal amount of 7% Notes due 2006 of Crown Cork & Seal Finance PLC issued under the 1996 Indenture, of which approximately $166,000,000 remain outstanding as of the Effective Date.

“Restricted Secured Indebtedness” shall mean, at any time, the portion of the Obligations constituting Exempted Indebtedness that is equal to the maximum aggregate amount of Exempted Indebtedness that may be secured at such time without causing any Existing Unsecured Debt to be required to be equally and ratably secured.

“Restricted Securities” shall mean any shares of Capital Stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by CCSC or any Restricted Subsidiary.

“Restricted Subsidiary” means any subsidiary of CCSC that would be considered a “Restricted Subsidiary” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt as such indentures, agreements or instruments are in effect on the date hereof.

“Secured Parties” shall mean, collectively, each of (a) the Administrative Agent (for its benefit and for the benefit of the Term B Dollar Lenders, Dollar Revolving Lenders and any Lenders that from time to time advance Term Loans to CCSC or any U.S. Subsidiary of CCSC (including any Lenders of Additional First Priority Bank Indebtedness (as defined in the U.S. Intercreditor Agreement)), (b) the U.K. Administrative Agent (for its benefit and for the benefit of the Euro Revolving Lenders, Term B Euro Lenders and any other Lenders that from time to time make Additional Term Loans to any Non-U.S. Subsidiary of CCSC from time to time party to the Credit Agreement (including any Lenders of Additional First Priority Bank Indebtedness) and the other Agents), (c) the Canadian Administrative Agent (for its benefit and for the benefit of the Canadian Revolving Lenders from time to time party to the Credit Agreement, (c) the Collateral Agent (for its benefit and for the benefit of the Secured Parties), (d) the Bank Related Hedging Exchangers who have executed and delivered an Intercreditor Acknowledgment, if any, and (e) the Bank Related Cash Management Exchangers who have executed and delivered an Intercreditor Acknowledgment on or after the Original Effective Date (as defined in the U.S. Intercreditor Agreement).

[Signature Pages Follow]

Schedule I to the

Bank Pledge Agreement

Name	Address

Crown Financial Corporation	One Crown Way, Philadelphia, PA 19154

Foreign Manufacturers Finance Corporation	5301 Limestone Road, Ste. 221, Wilmington, DE 19808

NWR, Inc.	One Crown Way, Philadelphia, PA 19154

Crown Beverage Packaging, Inc.	One Crown Way, Philadelphia, PA 19154

Crown Consultants, Inc.	One Crown Way, Philadelphia, PA 19154

CROWN Packaging Technology, Inc.	11535 South Central Avenue, Alsip, Illinois 60803

Crown Financial Management, Inc.	One Crown Way, Philadelphia, PA 19154

CROWN Cork & Seal USA, Inc.	One Crown Way, Philadelphia, PA 19154

CROWN Risdon USA, Inc.	1100 Buckingham Street, Watertown, CT 06795

CROWN Beverage Packaging Puerto Rico, Inc.	Km 12 Hm6 65th Infantry Avenue, P.O. Box 817, Carolina, Puerto Rico 00986

Central States Can Co. of Puerto Rico, Inc.	One Crown Way, Philadelphia, PA 19154

Crown Cork & Seal Company (DE), LLC	5301 Limestone Road, Ste. 221, Wilmington, DE 19808

Crown Holdings (PA), LLC	One Crown Way, Philadelphia, PA 19154

Crown Americas Capital Corp.	One Crown Way, Philadelphia, PA 19154

Schedule II to the

Bank Pledge Agreement

Issuer	Number of Certificates	Registered Owner	Number and Class of Shares/Type of Interest	Percentage of Shares/Interest Pledged
Crown Cork & Seal Company (DE), LLC	1	Crown Packaging Technology, Inc.	1 unit	100%
CROWN AMERICAS LLC	1	Crown Cork & Seal Company, Inc.	1 unit	100%
Crown International Holdings, Inc.	1	Crown Cork & Seal Company, Inc.	100 shares	100%
Central States Can Co. of Puerto Rico, Inc.	3	CROWN AMERICAS LLC	500 shares	100%
Crown Beverage Packaging, Inc.	8	CROWN Cork & Seal USA, Inc.	1,000 shares	100%
Crown Financial Corporation	3	CROWN AMERICAS LLC	100 shares	100%
Crown Financial Management, Inc.	2	CROWN AMERICAS LLC	100 shares	100%
Crown Consultants, Inc.	2	CROWN AMERICAS LLC	100 shares	100%
Foreign Manufacturers Finance Corporation	26	CROWN AMERICAS LLC	1,000 shares	100%
CROWN Cork & Seal USA, Inc.	2	CROWN AMERICAS LLC	100 shares	100%
NWR, Inc.	4	CROWN AMERICAS LLC	1 share	100%
CROWN Packaging Technology, Inc.	2	CROWN AMERICAS LLC	100 shares	100%
CROWN Beverage Packaging Puerto Rico, Inc.	1	Crown Cork & Seal Company, Inc.	100 shares	100%
CROWN Risdon USA, Inc.	10	CROWN AMERICAS LLC	12 shares	100%
Crown Holdings (PA), LLC	1	Crown Cork & Seal Company, Inc.	1 unit	100%
CROWN Packaging de Argentina S.A.	N/A	CROWN AMERICAS LLC (90%) Foreign Manufacturers Finance Corporation (10%)	149,608 shares 74 shares	65%
Crown Brasil Holdings Ltda	N/A	99.9% owned by CROWN AMERICAS LLC; 0.1% owned by Foreign Manufacturers Finance Corporation	10,068,708 shares	65%

Issuer	Number of Certificates	Registered Owner	Number and Class of Shares/Type of Interest	Percentage of Shares/ Interest Pledged
Crown European Holdings SA (France)	N/A	Crown Développement SAS		4.66%
Crown Développement SAS	N/A	Crown International Holdings, Inc.	64,160,088 shares	65%
Copag Trading S.A. (Uruguay)	N/A	CROWN AMERICAS LLC	33 shares	65%
Shorelink Ltd. (British Virgin Islands)	N/A	CROWN AMERICAS LLC	1.3 shares	65%
CROWN Risdon Canada Inc.	1	CROWN Risdon USA, Inc.	65 shares	65%

Annex I to the

Bank Pledge Agreement

SUPPLEMENT NO. [    ] dated as of [                    ], to the BANK PLEDGE AGREEMENT (the “Bank Pledge Agreement”) dated as of November 18, 2005, among CROWN HOLDINGS, INC., CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN AMERICAS LLC (f/k/a/ Crown Americas, Inc and Crown Cork & Seal Americas, Inc.), a Pennsylvania limited liability company (“Crown Usco”), CROWN INTERNATIONAL, INC., a Delaware corporation (“Crown International”), each U.S. Subsidiary listed on Schedule I thereto (collectively, together with each U.S. Subsidiary that becomes a party thereto pursuant to Section 23 of the Bank Pledge Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, Crown Usco and CCSC, the “Pledgors”) and DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), as collateral agent (in such capacity, and together with any successors in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Bank Pledge Agreement).

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B. The Pledgors have entered into the Bank Pledge Agreement in order to induce the Lenders to make Loans. Pursuant to Section 7.14 of the Credit Agreement, each U.S. Subsidiary of Crown Holdings that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement is required to enter into the Bank Pledge Agreement as a Pledgor upon becoming a U.S. Subsidiary. Section 23 of the Bank Pledge Agreement provides that such Subsidiaries may become Pledgors under the Bank Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Pledgor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the Bank Pledge Agreement.

Accordingly, the Collateral Agent and the New Pledgor agree as follows:

SECTION 1. In accordance with Section 23 of the Bank Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Bank Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby (a) agrees to all the terms and provisions of the Bank Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Obligations (as defined in the Bank Pledge Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Pledgor’s right, title and interest in and to the Collateral (as defined in the Bank Pledge Agreement) of the New Pledgor. Each reference to a “Pledgor” in the Bank Pledge Agreement shall be deemed to include the New Pledgor. The Bank Pledge Agreement is hereby incorporated herein by reference.

SECTION 2. The New Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto and different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Pledgor and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Pledgor hereby represents and warrants that set forth on Schedule I attached hereto is a true and correct schedule of all its Pledged Securities (and such Schedule I shall hereby be deemed to modify and amend Schedule II annexed to the Bank Pledge Agreement).

SECTION 5. Except as expressly supplemented hereby, the Bank Pledge Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Bank Pledge Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Bank Pledge Agreement. All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature hereto.

SECTION 9. The New Pledgor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Pledgor and the Collateral Agent have duly executed this Supplement to the Bank Pledge Agreement as of the day and year first above written.

[Name of New Pledgor]

By:
Name:
Title:
Address:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:

Name:

Title:

By:

Name:

Title:

Schedule I to

Supplement No. [    ]

to the Bank Pledge Agreement

Pledged Securities of the New Pledgor

PLEDGED STOCK

Issuer	Number of Certificate	Registered Owner	Number and Class of Shares	Percentage of Shares

Exhibit 5.1(a)(iv)(A)

FORM OF

NON-U.S. GUARANTEE AGREEMENT

NON-U.S. GUARANTEE AGREEMENT

NON-U.S. GUARANTEE AGREEMENT dated as of November 18, 2005, among CROWN AMERICAS LLC, a Pennsylvania limited liability company (the “Guarantor”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (the “U.K. Administrative Agent”) for the secured parties under the Euro Security Documents (the “Euro Secured Parties”).

Reference is made to the Credit Agreement dated as of November 18, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, European Borrower, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada (“Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with the U.S. Borrower, the Canadian Borrower and the European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions listed on Schedule 1.1(a) thereto, as such Schedule may from time to time be supplemented or amended (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”), for the Term B Dollar Lenders, Dollar Revolving Lenders and the New Domestic Lenders from time to time party to the Credit Agreement and any other Term Lenders that advance Term Loans to U.S. Borrower or any U.S. Subsidiary, DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent for the Euro Term B Lenders, the Euro Revolving Lenders and the New Non-Domestic Lenders from time to time party to the Credit Agreement and any other Term Lenders that from time to time advance Term Loans to any Non-U.S. Subsidiary of CCSC (in such capacity, “U.K. Administrative Agent”) and THE BANK OF NOVA SCOTIA, as Canadian administrative agent (“Canadian Administrative Agent”) for the Canadian Revolving Lenders from time to time party to the Credit Agreement. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

The Euro Revolving Lenders have agreed to make Euro Revolving Loans to European Borrower, U.S. Borrower and Subsidiary Borrowers; the European Swing Line Lender has agreed to make swing line loans (the “European Swing Line Loans”) to European Borrower, U.S. Borrower or any Subsidiary Borrower; and the Canadian Revolving Lenders (collectively with the Euro Revolving Lenders and the European Swing Line Lender, the “Euro Lenders”) have agreed to make Canadian Revolving Loans (collectively with the Euro Revolving Loans and the European Swing Line Loans, the “Euro Loans”) to Canadian Borrower, each pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Guarantors (other than U.S. Borrower) is a Non-U.S. Guarantee Subsidiary of European Borrower and acknowledges that it will derive substantial benefit from the making of the Euro Loans by the Euro Lenders. The obligations of the Euro Lenders to make Euro Loans are conditioned on, among other things, the execution and delivery by the Guarantors of a Non-U.S. Guarantee Agreement in the form hereof. As consideration therefor and in order to induce the

Euro Lenders to make Euro Loans, the Guarantors are willing to execute this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1. Guarantee. The Guarantor unconditionally guarantees, as a primary obligor and riot merely as a surety, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, concurso mercantile, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Euro Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Euro Credit Parties to the Euro Secured Parties under the Credit Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Euro Credit Parties under or pursuant to the Credit Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all monies, obligations (including the obligations to make payments in the event of early termination) and other liabilities of the European Borrower or any of its Subsidiaries in respect of overdrafts and related liabilities and obligations arising from any Bank Related Cash Management Agreement (as defined in the Credit Agreement), and (d) the due and punctual payment and performance of all monies, obligations (including the obligations to make payments in the event of early termination) and other liabilities of the European Borrower or any of its Subsidiaries under each Hedging Agreement existing on the date hereof with any counterparty that was a Lender or an Affiliate of a Lender on the date hereof and each Hedging Agreement entered into with a counterparty that was a Lender (or an Affiliate of a Lender) at the time such Hedging Agreement was entered into (all the monetary and other obligations referred to in the preceding clauses (a) through (d) being collectively called the “Obligations”). The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

SECTION 2. Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Euro Credit Parties of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the U.K. Administrative Agent, Canadian Administrative Agent or any other Euro Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against the Euro Credit Parties under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, any Guarantee Agreement or any other agreement, including with respect to any other Guarantor under this Agreement, or (c) the failure to perfect any security interest in or lien on, or the release of, any of the security held by or on behalf of the U.K. Administrative Agent, Canadian Administrative Agent or any other Euro Secured Party.

SECTION 3. Security. The Guarantor authorizes the U.K. Administrative Agent, Canadian Administrative Agent and each of the other Euro Secured Parties to (a) take and hold security for the payment of this Guarantee and the Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, other guarantors of other obligors.

SECTION 4. Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by U.K. Administrative Agent, Canadian Administrative Agent or any other Euro Secured Party to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of U.K. Administrative Agent, Canadian Administrative Agent or any other Euro Secured Party in favor of European Borrower, Canadian Borrower or any other Person.

SECTION 5. No Discharge or Diminishment of Guarantee. The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the U.K. Administrative Agent, Canadian Administrative Agent or any other Euro Secured Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or that would otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

SECTION 6. Defenses of European Borrower and Canadian Borrower Waived. To the fullest extent permitted by applicable law, the Guarantor waives any defense based on or arising out of any defense of any Euro Credit Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Euro Credit Party, other than the final and indefeasible payment in full in cash of the Obligations. The Collateral Agent and the other Euro Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Euro Credit Party or any other guarantor or exercise any other right or remedy available to them against any Euro Credit Party or any other guarantor, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, the Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against any Credit Party or any other Guarantor or guarantor, as the case may be, or any security.

SECTION 7. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that U.K. Administrative Agent, Canadian Administrative Agent or any other Euro Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Euro Credit Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to U.K. Administrative Agent, Canadian Administrative Agent or such other Euro Secured Party as designated thereby in cash the amount of such unpaid Obligations. Upon payment by any Guarantor of any sums to the Collateral Agent or any Secured Party as provided above, all rights of such Guarantor against any Euro Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Credit Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Obligations. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Euro Credit Party, such amount shall be held in trust for the benefit of the Euro Secured Parties and shall forthwith be paid to U.K. Administrative Agent or Canadian Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 8. Information. The Guarantor assumes all responsibility for being and keeping itself informed of each other Euro Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor and incurs hereunder, and agrees that none of the U.K. Administrative Agent or the other Euro Secured Parties will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 9. Representations and Warranties. The Guarantor represents and warrants that all representations and warranties relating to it contained in the Credit Agreement are true and correct.

SECTION 10. Termination. (a) The Guarantees made hereunder (i) shall terminate when all the Obligations have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Euro Secured Party or the Guarantor upon the bankruptcy or reorganization of the European Borrower, Canadian Borrower, the Guarantor or otherwise. In connection with the foregoing, the U.K. Administrative Agent or Canadian Administrative Agent, as applicable shall execute and deliver to the Guarantor or the Guarantor’s designee, at the Guarantor’s expense, any documents or instruments which the Guarantor shall reasonably request from time to time to evidence such termination and release.

(b) [Reserved].

SECTION 11. Binding Effect, Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements or on behalf of the Guarantor that are contained in this Agreement shall inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to the Guarantor when a counterpart hereof executed on behalf of the Guarantor shall have been delivered to each of U.K. Administrative Agent, Canadian Administrative Agent and a counterpart hereof shall have been executed on behalf of each of U.K. Administrative Agent, Canadian Administrative Agent and thereafter shall be binding upon the Guarantor, U.K. Administrative Agent, Canadian Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Guarantor, the U.K. Administrative Agent, Canadian Administrative Agent and the other Euro Secured Parties, and their respective successors and assigns, except that the Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).

SECTION 12. Waivers; Amendment. (a) No failure or delay of U.K. Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each of U.K. Administrative Agent, Canadian Administrative Agent hereunder and of the other Euro Secured Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they vvould otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantor with respect to which such waiver, amendment or modification relates and the U.K. Administrative Agent or Canadian Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

SECTION 13. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 14. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.3 of the Credit Agreement. All communications and notices hereunder to the Guarantor shall be given to it at its address set forth in Schedule I.

SECTION 15. Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by U.K. Administrative Agent, Canadian Administrative Agent and the other Euro Secured Parties and shall survive the making by the Lenders of the Loans regardless of any investigation made by the Euro Secured

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Parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid.

(b) In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 16. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 11), and shall become effective as provided in Section 11. Delivery of an executed signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. It is understood and agreed among the parties that this Agreement shall create separate guarantees in favor of each of the Euro Lenders, and that any determination by any court with jurisdiction that the guarantee in favor of any group of Lenders is invalid for any reason shall not in and of itself invalidate the guarantee with respect to any other beneficiary hereunder.

SECTION 17. Rules of Interpretation. The rules of interpretation specified in Section 1.2 of the Credit Agreement shall be applicable to this Agreement.

SECTION 18. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that U.K. Administrative Agent, Canadian Administrative Agent or any other Euro Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Guarantor or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives,to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

SECTION 20. Additional Guarantors. Pursuant to Section 7.14 of the Credit Agreement, each Non-U.S. Guarantee Subsidiary of the European Borrower that was not in existence on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming a Non-U.S. Guarantee Subsidiary. Upon execution and delivery after the date hereof by the Collateral Agent and such Non-U.S. Guarantee Subsidiary of an instrument in the form of Annex 1, such Non-U.S. Guarantee Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 21. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Euro Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Euro Secured Party to or for the credit or the account of the Guarantor against any or all the obligations of the Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Euro Secured Party, irrespective of whether or not such Euro Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmeasured. The rights of each Euro Secured Party under this Section 21 are in addition to other rights and remedies (including other rights of setoff) which such Euro Secured Party may have.

[Signature Page Follows]

ANNEX 1 TO THE

NON-U.S. GUARANTEE AGREEMENT

SUPPLEMENT NO. [ ] dated as of [ ], to the Non-U.S. Guarantee Agreement (the “Non-U.S. Guarantee Agreement”) dated as of November , 2005, among CROWN AMERICAS LLC, a Pennsylvania limited liability company (the “Guarantor”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (the “U.K. Administrative Agent”) for the Euro Secured Parties (as defined in the Credit Agreement referred to below).

A. Reference is made to the Credit Agreement dated as of November 18, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, European Borrower, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada (“Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with the U.S. Borrower, the Canadian Borrower and the European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions listed on Schedule 1.1(a) thereto, as such Schedule may from time to time be supplemented or amended (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”), for the Term B Dollar Lenders, Dollar Revolving Lenders and the New Domestic Lenders from time to time party to the Credit Agreement and any other Term Lenders that advance Term Loans to U.S. Borrower or any U.S. Subsidiary, DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent for the Euro Term B Lenders, the Euro Revolving Lenders and the New Non-Domestic Lenders from time to time party to the Credit Agreement and any other Term Lenders that from time to time advance Term Loans to any Non-U.S. Subsidiary of CCSC (in such capacity, “U.K. Administrative Agent”) and THE BANK OF NOVA SCOTIA, as Canadian administrative agent (“Canadian Administrative Agent”) for the Canadian Revolving Lenders from time to time party to the Credit Agreement.

B. Capitalized terms used without definition shall have the meanings assigned to such terms in the Non-U.S. Guarantee Agreement and the Credit Agreement.

C. The Guarantors have entered into the Non-U.S. Guarantee Agreement in order to induce the Euro Lenders to make Euro Loans. Pursuant to Section 7.14 of the Credit Agreement, each Non-U.S. Guarantee Subsidiary of the European Borrower that was not in existence or not a Non-U.S. Guarantee Subsidiary on the date of the Credit Agreement is required to enter into the Non-U.S. Guarantee Agreement as a Guarantor upon becoming a NonU.S. Guarantee Subsidiary. Section 20 of the Non-U.S. Guarantee Agreement provides that additional Non-U.S. Guarantee Subsidiaries of the European Borrower may become Guarantors under the Non-U.S. Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the European Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Non-U.S. Guarantee Agreement in order to induce the Euro Lenders to make additional Euro Loans and as consideration for Euro Loans previously made.

Accordingly, the U.K. Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 20 of the Non-U.S. Guarantee Agreement, the New Guarantor by its signature below becomes a Guarantor under the Non-U.S. Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the NonU.S. Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a Guarantor in the Non-U.S. Guarantee Agreement shall be deemed to include the New Guarantor. The Non-U.S. Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to U.K. Administrative Agent, Canadian Administrative Agent and the other Euro Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when U.K. Administrative Agent and Canadian Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor, U.K. Administrative Agent and Canadian Administrative Agent. Delivery of an executed signature page to this Supplement by telecopy shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Non-U.S. Guarantee Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Non-U.S. Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Non-U.S. Guarantee Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the European Borrower.

SECTION 8. The New Guarantor agrees to reimburse the Collateral Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the U.K. Administrative Agent and Canadian Administrative Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the New Guarantor and the U.K. Administrative Agent have duly executed this Supplement to the Non-U.S. Guarantee Agreement as of the day and year first above written.

[Name of New Guarantor],

By:
Name:
Title:
Address:

DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. Administrative Agent

By:
Name:
Title:
Address:

Exhibit 5.1(a)(iv)(B)

FORM OF

CROWN DÉVELOPPEMENT PARENT AGREEMENT

CROWN DEVELOPPEMENT S.A.S.

et

DEUTSCHE BANK AG NEW YORK BRANCH

Beneficiaire

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LE PRESENT SECOND AVENANT AU CONTRAT DE CAUTIONNEMENT, en date du 18 novembre 2005, est consenti par Crown Developpement, societe par actions simplifiee au capital de 1.196.217.405 E, immatriculee sous le numero d’identification unique 403 591 472 RCS Bobigny, ayant son siege social 67 rue Arago, 93400 Saint-Ouen, France (la “Caution”) au profit de Deutsche Bank AG New York Branch (le “Beneficiaire”), agissant tant en son nom que pour le compte des Parties Garanties (telles que definies ci-apres), pour garantir les obligations financieres de Crown European Holdings, societe anonyme au capital social de 106.632.148 E, immatriculee sous le numero d’identification unique 775 721 996 RCS Bobigny, ayant son siege social 67 rue Arago, 93400 Saint-Ouen, France (“CEH”), resultant des Documents Financiers (tels que Minis ci-apres).

IL EST PREALABLEMENT EXPOSE CE QUI SUIT :

Le 26 fevrier 2003, CEH a emis aux Etats-Unis des obligations dites, de deuxieme rang pour un montant en principal de 1.085.000.000 $ portant interet au taux de 9,50% remboursables en 2011 (les “Second Lien Dollar Notes”) et des obligations pour un montant en principal de 285.000.000 E portant interet au taux de 10,25% remboursables en 2011 (les “Second Lien Euro Notes” et ensemble avec les Second Lien Dollar Notes, les “Second Lien Notes”) et des obligations dites de troisieme rang (“Third Priority Senior Secured Notes”) pour un montant principal de 725.000.000 $ portant interet au taux de 10,875% remboursables en 2013 (les “Third Lien Notes” et ensemble avec les Second Lien Notes, les “Original Notes”), dans chaque cas sous la forme de contrats d’emission soumis au droit de l’Etat de New York, Etats-Unis (les “Original Notes Indentures”).

Le ler septembre 2004, aux termes d’un contrat d’emission d’obligations, soumis au droit de l’Etat de New York, Etats-Unis, entre CEH, les cautions telles que nominees dans ce contrat d’emission d’obligations et Wells Fargo Bank N.A. (le “First Lien Notes Indenture”), CEH a emis des obligations dites, de premier rang pour un montant en principal de 350.000.000 E et portant interet au taux de 6,250% (les “First Lien Notes”) et, le 6 octobre 2004, d’autres obligations dites, de premier rang pour un montant en principal de 110.000.000 E et portant interet au taux de 6,250% (les “New First Lien Notes”).

Le ler septembre 2004, CEH, Crown Americas, Inc. (1’”Emprunteur US”) et certaines institutions financieres ont conclu une convention de credit (la “Convention de Credit 2004”) aux termes duquel les preteurs revolving Euro (les “Preteurs Revolving Euro” ou “Revolving Euro Lender”) et, le cas echeant, les preteurs non revolving Euro (les “Preteurs Non Revolving Euro” ou “New Term Loan Euro Lender”) ont mis respectivement a la disposition de CEH un pr’e’t dit “Revolving Euro Loan” d’un montant de 200.000.000 $, et le cas echeant un pret dit “New Term Euro Loan” conformement aux termes et conditions prevus dans la Convention de Credit 2004.

Le 1er septembre 2004, en garantie des obligations resultant de la Convention de Credit 2004, des Original Notes Indentures, du First Lien Notes Indenture et des Hedging Agreements, la Caution a garanti les obligations de CEH aux termes d’un contrat de cautionnement (le “Contrat de Cautionnement”).

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A la date de ce jour, les parties a la Convention de Credit 2004 sont convenues de proceder au refinancement de la Convention de Credit 2004 et ainsi rembourser l’ensemble des sommes dues par les emprunteurs au titre des Obligations (telles que ce terme est Mini dans la Convention de Credit 2004) resultant de la Convention de Credit 2004.

En consequence, a la date des presentes, CEH, Crown Americas, LLC et certaines institutions financieres parmi lesquelles les Preteurs (tels que &finis ci-dessous) ont conclu aux Etats-Unis une nouvelle convention de credit (la “Convention de Credit 2005”) aux termes de laquelle les preteurs non revolving Euro (les “Preteurs Non Revolving Euro” ou “Term B Loan Euro Lenders”), les preteurs revolving Euro (les “Preteurs Revolving Euro” ou “Revolving Euro Lenders”), et, le cas echeant, les preteurs swing line Euro (les “Preteurs Swing Line Euro” ou “European Swing Line Lenders”), ont mis respectivement a la disposition de CEH aux Etats-Unis un pret dit “Term B Euro Loan” un pret dit “Revolving Euro Loan” et, le cas echeant, un pret dit “European Swing Line” conformement aux termes et conditions prevus dans la Convention de Credit 2005.

CEH et certains hedging exchangers (les “Bank Related Hedging Exchangers”) ont aussi conclu des Hedging Agreements (les “Bank Related Hedging Agreements”).

A la date des presentes, les parties aux contrats d’emission relatifs aux Original Notes ont amen& et modifie les Original Notes Indentures afin notamment d’exclure les obligations de remboursement au titre des Second Lien Dollar Notes, des Second Lien Euro Notes et des Third Priority Senior Secured Notes du perimetre du present cautionnement.

Dans le cadre de la Convention de Credit 2005 et d’un Second Amended and Restated Euro Intercreditor and Collateral Agency Agreement (1’”Euro Intercreditor Agreement”) en date de ce jour, le Beneficiaire a ete nomme par les Parties Garanties en qualite d’Age:nt Europeen des Siketes pour agir au nom des Parties Garanties en qualite de mandataire conformement aux articles 1984 et suivants du Code civil.

Dans le cadre de cette operation de refinancement, la Caution a accepte de modifier et amender le Contrat de Cautionnement comme indique ci-dessous (le “Contrat”) afin de l’adapter aux modifications intervenues telles qu’exposees au present preambule et ainsi notamment d’y inclure les nouvelles obligations de CEH au titre de la Convention de Credit 2005.

IL A ETE CONVENU CE QUI SUIT :

1.	DEFINITION- INTERPRETATION.

1.1. Le preambule du present Second Avenant au Contrat de Cautionnement annule et remplace le preambule du Contrat de Cautionnement et du Premier Avenant au Contrat de Cautionnement.

1.2. Les definitions suivantes de 1: article 1.1 du Contrat de Cautionnement, tel qu’amende par le Premier Avenant au Contrat de Cautionnement, sont remplacees tel qu’il suit:

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“Convention de Credit” cette definition est remplacee par celle de la Convention de Credit 2005 telle que definie au preambule du present Contrat.

“Documents Financiers” design ensemble les Credit Documents, les New Hedging Agreements, les Notes, les Bank Related Cash Management Agreements, les Additional First Priority Bank Indebtedness et les Additional First Priority Capital Markets Indebtedness tell que &finis dam l’Euro Intercreditor Agreement.

“Notes” designe les First Lien Notes et les New First Lien Notes.

“Obligataires” designe les porteurs des First Lien Notes et des New First Lien Notes.

“Parties Garanties” designe les Preteurs, les Bank Related Hedging Exchangers, les Bank Related Cash Management Exchangers, les Obligataires, le Beneficiaire et le Canadian Administrative Agent.

“Preteurs” designe les Preteurs Non Revolving Euro, les Preteurs Revolving Euro ou, le cas echeant, les Preteurs Swing Line Euro, au titre de la Convention de Credit 2005 et toute personne qu’ils pourraient se substituer conformement aux termes de la Convention de Credit 2005.

1.3. Les dispositions de l’article 11 (“Notifications”) sont modifiees comme suit:

“Sauf si le Contrat le stipule autrement, toutes les notifications et autres communications, tous documents afferents au Contrat, a l’une quelconque des parties au Contrat, doivent etre faites par ecrit ou facsimile et adressees en bonne forme par telle partie par notification aux autres parties a l’adresse indiquee ci-dessous. Toute notification adressee par courrier en bonne et due forme est reputee avoir ete donne lorsqu’elle est recue ; toute notification, envoyee par facsimile, est reputee avoir ete dorm& lorsqu’elle a ete transmise et confirmee.

Pour la Caution:

Crown Developpement S.A.S.

67 rue Arago

93400 Saint-Ouen

A Pattention de son president

Fax: +33 1 49 18 45 00

Copie a:

Crown European Holdings S.A.

67 rue Arago

93400 Saint-Owen

France

A (‘attention du service juridique

Fax : +331 49 18 45 08

8

Pour le Beneficiaire:

Deutsche Bank. Securities 222 S.

Riverside Plaza MS CH10.5-2900

Chicago, IL 60606

Etats-Unis d’Amerique

A Pattention de: Madame Marla Brefka Heller

Phone: +1 312.537.4231 Fax: +1

312.537.1324

1.4. Les autres definitions de Particle 1.1 du Contrat de Cautionnement ainsi que toutes les autres clauses du Contrat de Cautionnement restent inchangees et demeurent en vigueur.

1.5. Les parties au Contrat precisent expressement que ce Contrat ne saurait en aucune maniere etre interprets comme constituant une novation du Contrat de Cautionnement et que les silretes attachees au Contrat de Cautionnement restent en place.

2.	LOI APPLICABLE.

Le Contrat sera enregistre par la Caution, a ses frais, aupres des autorites fiscales competentes. A cet effet, tous pouvoirs sont donnes au porteur d’une copie originate du Contrat. La Caution fournira au Beneficiaire les documents originaux certifiant que un tel enregistrement a ete regulierement effectue dans tin delai de trente (30) jours ouvrables compter de Ia date du Contrat.

Fait a Londres

egi par la loi francaise, qui gouverne egalement son

ntent irrevocablement par les presentes a Ia competence rce de Paris (France), pour connaitre de toute action ou de tout document delivre conformement au Contrat.

2.	ENREGIST

Le 18 novembre 2005

En quatre (4) exemplaires originaux

Exhibit 5.1(a)(v)

FORM OF

EURO BANK PLEDGE AGREEMENT

EURO BANK PLEDGE AGREEMENT

By

CROWN CORK & SEAL COMPANY, INC.,

CROWN AMERICAS LLC,

CROWN INTERNATIONAL HOLDINGS, INC.

and

THE U.S. SUBSIDIARIES PARTY HERETO,

as Pledgors

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Euro Collateral Agent

Dated as of November 18, 2005

Page
SECTION 1.	Pledge

SECTION 2.	Delivery of the Collateral

SECTION 3.	Representations, Warranties and Covenants

SECTION 4.	Registration in Nominee Name; Denominations

SECTION 5.	Voting Rights; Dividends and Interest, etc.

SECTION 6.	Remedies upon Default

SECTION 7.	Application of Proceeds of Sale

SECTION 8.	Euro Collateral Agent Appointed Attorney-in-Fact

SECTION 9.	Waivers; Amendment

SECTION 10.	Securities Act, etc.

SECTION 11.	Registration, etc

SECTION 12.	Security Interest Absolute

SECTION 13.	Termination or Release

SECTION 14.	Notices

SECTION 15.	Further Assurances

SECTION 16.	Binding Effect; Several Agreement; Assignment

SECTION 17.	Survival of Agreement; Severability

SECTION 18.	GOVERNING LAW

SECTION 19.	Counterparts

SECTION 20.	Rules of Interpretation

SECTION 21.	Jurisdiction; Consent to Service of Process

SECTION 22.	WAIVER OF JURY TRIAL

SECTION 23.	Additional Pledgors

SECTION 24.	Execution of Financing Statements

SECTION 25.	Certain Definitions

SCHEDULES

Schedule I	Domestic Subsidiaries

Schedule II	Pledged Stock

ANNEXES

Annex I	Form of Supplement to Euro Bank Pledge Agreement

EURO BANK PLEDGE AGREEMENT

EURO BANK PLEDGE AGREEMENT (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, this “Agreement”) dated as of November 18, 2005, among CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation ( “CCSC”), CROWN AMERICAS LLC (f/k/a Crown Americas, Inc. and Crown Cork & Seal Americas, Inc.), a Pennsylvania limited liability company (“Crown Usco”), CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Crown International”), each U.S. Subsidiary listed on Schedule I hereto (collectively, together with each U.S. Subsidiary that becomes a party hereto pursuant to Section 23 of this Agreement, the “Subsidiary Guarantors” and, together with CCSC, Crown Usco and Crown International, the “Pledgors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Euro Collateral Agent (in such capacity, and together with any successors in such capacity, the “Euro Collateral Agent”) for the Secured Parties (as hereinafter defined).

R E C I T A L S

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Crown Usco, as U.S. borrower (in such capacity, “U.S. Borrower”), Crown European Holdings SA, a société anonyme organized under the laws of France (“Crown Euroco”) as European borrower (in such capacity, “European Borrower”), CROWN Metal Packaging Canada LP, a limited partnership formed under the laws of the Province of Ontario, Canada (in such capacity, “Canadian Borrower”), the subsidiary borrowers named therein, (the “Subsidiary Borrowers”, together with European Borrower and Canadian Borrower, the “Non-U.S. Borrowers”, together with U.S. Borrower, the “Borrowers”), Crown Holdings, Inc. (“Crown Holdings”), CCSC, Crown International (collectively, the “Credit Parties”) intend to enter into a new senior secured credit agreement dated as of the date hereof with the lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), Deutsche Bank AG New York Branch, as U.K. administrative agent (in such capacity, together with its successors and assigns in such capacity, the “U.K. Administrative Agent” and together with the Administrative Agent, the “Bank Agents”) and The Bank of Nova Scotia, as Canadian administrative agent (the

“Canadian Administrative Agent”) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement or one or more successor or replacement facilities whether or not with a different group of agents or lenders and whether or not with different obligors upon Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement), pursuant to which the Lenders have agreed to make certain Loans and issue certain Letters of Credit to or for the account of U.S. Borrower upon the terms and subject to the conditions set forth in the Credit Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, CCSC, Crown International and Crown Usco and each of their direct and indirect U.S. Subsidiaries (together with each other U.S. Subsidiary of CCSC, Crown International and Crown Usco (other than the Insurance Subsidiary and any Receivables Subsidiary) that from time to time after the date hereof guarantee the Obligations (as hereinafter defined) of the Borrowers under the Credit Agreement and the other Loan Documents, the “Guarantors”) will guarantee the Obligations of the Borrowers under the Credit Agreement and the other Loan Documents (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time and together with any further guarantees by the Guarantors of the Obligations of the Borrowers under the Credit Agreement, the “Credit Guarantees”).

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Développement SAS (“Crown SAS”), European Borrower or any of its subsidiaries may from enter into one or more Hedging Agreements (collectively, the “Bank Related Hedging Agreements”) with one or more Lenders or their respective Affiliates or any other Person permitted under the Credit Agreement at the time such Bank Related Hedging Agreement is entered into (individually, a “Bank Related Hedging Exchanger” and, collectively, the “Bank Related Hedging Exchangers”) and it is desired that the obligations of European Borrower or any of its subsidiaries under such Bank Related Hedging Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Hedging Obligations”), be secured by a Lien on and security interest in the Collateral (as hereinafter defined) pursuant to this Agreement; provided that for any Bank Related Hedging Exchanger to receive the benefit of such Lien on, pledge and security interest in the Collateral, it shall execute and deliver to the Euro Collateral Agent an acknowledgment to the Euro Intercreditor Agreement (as hereinafter defined) in the form annexed thereto (each such acknowledgment, an “Intercreditor Acknowledgment”) agreeing to be bound by the terms thereof at any time prior to the payment in full of the Bank Indebtedness (as defined in the Euro Intercreditor Agreement).

WHEREAS, it is contemplated that, to the extent permitted by the Credit Agreement, Crown SAS, European Borrower or any of its subsidiaries may from time to time enter into one or more Bank Related Cash Management Agreements (as hereinafter defined) with one or more Lenders or their respective Affiliates or any other Person permitted under the Credit Agreement at the time such Bank Related Cash Management Agreement is entered into (individually, a “Bank Related Cash Management Exchanger” and, collectively, the “Bank Related Cash Management Exchangers”) and it is desired that the obligations of European Borrower or any of its subsidiaries under such Bank Related Cash Management Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Cash Management Obligations”), be secured by a Lien on and security interest in the Collateral pursuant to this Agreement; provided that for any Bank Related Cash Management Exchanger to receive the benefit of such Lien on, pledge and security interest in the Collateral, it shall execute and deliver to the Euro Collateral Agent on or after the Original Effective Date (as defined in the Euro Intercreditor agreement) an Intercreditor Acknowledgment agreeing to be bound by the terms thereof at any time prior to the payment in full of the Bank Indebtedness.

WHEREAS, the Borrowers and each Pledgor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and each Pledgor is, therefore, willing to enter into this Agreement.

WHEREAS, each Pledgor is, or as to Collateral (as hereinafter defined) acquired by such Pledgor after the date hereof will be, the legal and/or beneficial owner of the Collateral pledged by it hereunder.

WHEREAS, on February 26, 2003, the Pledgors, Citibank International PLC, as Euro Collateral Agent (the “Existing Euro Collateral Agent”) and certain other parties entered into that certain Euro Intercreditor and Collateral Agency Agreement, which agreement was amended and restated as of September 1, 2004 and is being further amended and restated as of the date hereof to give effect to the resignation of the Existing Collateral Agent, the appointment of Deutsche Bank AG New York Branch as Euro Collateral Agent, as well as to the Credit Agreement and the security interests contemplated herein (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Euro Intercreditor Agreement”).

WHEREAS, this Agreement is given by each Pledgor in favor of the Euro Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of the obligations (whether or not constituting future advances, obligatory or otherwise) of Non-U.S. Borrowers and any and all of the Pledgors from time to time arising under or in respect of this Agreement, the Credit Agreement, the Credit Guarantees, the Bank Related Hedging Agreements, the Bank Related Cash Management Agreements, and the other Loan Documents (but limited to such Pledgor’s Credit Guarantee of the Obligations of the Non-U.S. Borrowers) (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement, the Credit Agreement, the Credit Guarantees, the Bank Related Hedging Agreements, the Bank Related Cash Management Agreements, and the other Loan Documents), in each case whether (i) such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise, (iii) for payment or performance and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Non-U.S. Borrower or Pledgor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding) (collectively, the “Obligations”).

NOW THEREFORE, in consideration of the foregoing and other benefits accruing each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Euro Collateral Agent for the benefit of the Secured Parties (and each of their respective successors and assigns), as follows:

SECTION 1. Pledge. As security for the payment and performance, as the case may be, in full of the Obligations, each Pledgor hereby transfers, grants, bargains, sells, conveys, hypothecates, pledges, sets over and delivers unto the Euro Collateral Agent, its successors and assigns, andhereby grants to the Euro Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a first priority security interest in all of such Pledgor’s right, title and interest in, to and under (a) 35% of all the shares of Capital Stock of all “first-tier” Non-U.S. Subsidiaries (including, without limitation, those listed on Schedule II hereto) and 35% of any shares of Capital Stock of any “first-tier” Non-U.S. Subsidiaries obtained or formed in the future by such Pledgor and the certificates representing all such shares or interests (collectively, the “Pledged Stock”); provided that the Pledged Stock shall not include, to the extent that applicable law requires that a Subsidiary of the Pledgor issue directors’ qualifying shares, such qualifying shares; (b) all other property that may be delivered to and held by the Euro Collateral Agent pursuant to the terms hereof; (c) subject to Section 5, all payments of dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed, in respect of, in exchange for or upon the conversion of the securities referred to in clause (a) above; (d) subject to Section 5, all rights and privileges of the Pledgor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (e) all proceeds of any and all of the foregoing (all the foregoing, collectively, the “Collateral”).

Upon delivery to the Euro Collateral Agent, (a) any stock certificates or other securities now or hereafter included in the Collateral (the “Pledged Securities”) shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Euro Collateral Agent and by such other instruments and documents as the Euro Collateral Agent may reasonably request and (b) all other property comprising part of the Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Euro Collateral Agent may reasonably request. Each subsequent delivery of Pledged Securities shall be accompanied by a schedule describing the securities then being pledged hereunder, which schedule shall be attached hereto as a supplement to Schedule II and made a part hereof. Each schedule so delivered shall supplement any prior schedules so delivered.

TO HAVE AND TO HOLD the Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Euro Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Notwithstanding any other provision hereof, if any Collateral constitutes Restricted Securities, then such Collateral shall not secure any Obligations constituting Exempted Indebtedness except to the extent that such Obligations constitute Restricted Secured Indebtedness; provided that (i) if any Existing Unsecured Debt is required to be secured by a Lien on such Collateral as a result of the operation of any negative pledge covenant in any indenture, agreement or instrument governing such Existing Unsecured Debt or (ii) the Existing Unsecured Debt ceases to be outstanding or no longer restricts the ability of any Pledgor to pledge Restricted Securities without also securing the Existing Unsecured Debt, then the Obligations secured hereunder shall be equal to the maximum aggregate amount of Obligations then outstanding. If any Collateral constitutes Restricted Securities any payments or repayments of the Obligations shall not be deemed to be applied against, or to reduce, the amount of Restricted Secured Indebtedness that may be secured hereby.

SECTION 2. Delivery of the Collateral. Each Pledgor agrees promptly to deliver or cause to be delivered to the Euro Collateral Agent any and all Pledged Securities, and any and all certificates or other instruments or documents representing the Collateral.

SECTION 3. Representations, Warranties and Covenants. Each Pledgor hereby represents, warrants and covenants, as to itself and the Collateral pledged by it hereunder, to and with the Euro Collateral Agent that:

(a) the Pledged Stock represents that percentage as set forth on Schedule II of the issued and outstanding shares of each class of the Capital Stock of the issuer with respect thereto;

(b) except for the security interest granted hereunder, such Pledgor (i) is and will at all times continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II, (ii) holds the same free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Collateral, other than pursuant hereto or as otherwise permitted by the Credit Agreement, and (iv) subject to Section 5, will cause any and all Collateral, whether for value paid by the Pledgor or otherwise, to be forthwith deposited with the Euro Collateral Agent and pledged or assigned hereunder;

(c) the Pledgor (i) has the power and authority to pledge the Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement), however arising, of all Persons whomsoever;

(d) no consent of any other Person (including stockholders or creditors of any Pledgor) and no consent or approval of any Governmental Authority or any securities exchange was or is necessary to the validity of the pledge effected hereby;

(e) by virtue of the execution and delivery by the Pledgors of this Agreement, when the Pledged Securities, certificates or other documents representing or evidencing the Collateral are delivered to the Euro Collateral Agent in accordance with this Agreement, and, subject to the completion of any post-closing Obligations described in any post-closing agreement, the Euro Collateral Agent will obtain a valid and perfected first lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations;

(f) the pledge effected hereby is effective to vest in the Euro Collateral Agent, on behalf of the Secured Parties, the rights of the Euro Collateral Agent in the Collateral as set forth herein;

(g) all of the Pledged Stock has been duly authorized and validly issued and is fully paid and nonassessable;

(h) all information set forth herein relating to the Pledged Securities is accurate and complete in all material respects as of the date hereof; and

(i) the pledge of the Pledged Securities pursuant to this Agreement does not violate Regulation U or X of the Federal Reserve Board or any successor thereto as of the date hereof.

SECTION 4. Registration in Nominee Name; Denominations. The Euro Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Pledgors, endorsed or assigned in blank or in favor of the Euro Collateral Agent; provided that the Euro Collateral Agent shall not exercise such right without the consent of the Borrowers in the event an Event of Default is not continuing. Each Pledgor will promptly give to the Euro Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. The Euro Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 5. Voting Rights; Dividends and Interest, etc. (a) Unless and until an Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, however, that such Pledgor will not be entitled to exercise any such right if the result thereof could materially and adversely affect the rights inuring to a holder of the Pledged Securities or the rights and remedies of any of the Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(ii) The Euro Collateral Agent shall execute and deliver to each Pledgor, or cause to be executed and delivered to each Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above and to receive the cash dividends it is entitled to receive pursuant to subparagraph (iii) below; and

(iii) Each Pledgor shall be entitled to receive and retain any and all cash dividends, paid on the Pledged Securities to the extent and only to the extent that such cash dividends, are permitted by, and otherwise paid in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws. All noncash dividends and all dividends paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than distributions referred to in the preceding sentence) made on or in respect of the Pledged Securities, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by an Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Euro Collateral Agent and shall be forthwith delivered to the Euro Collateral Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of any Pledgor to dividends that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) above shall cease, and all such rights shall thereupon become vested in the Euro Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends. All dividends received by the Pledgor contrary to the provisions of this Section 5 shall be held in trust for the benefit of the Euro Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Euro Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Euro Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Euro Collateral Agent in an account to be established by the Euro Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 7. After all Events of Default have been cured or waived, the Euro Collateral Agent shall, within five (5) Business Days after all such Events of Default have been cured or waived, repay to each Pledgor all cash dividends (without interest), that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) above and which remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, all rights of any Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 5, and the obligations of the Euro Collateral Agent under paragraph (a)(ii) of this Section 5, shall cease, and all such rights shall thereupon become vested in the Euro Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, the Euro Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights and such permission shall be deemed to have been granted absent notice to the contrary to the Pledgors from the Euro Collateral Agent. After all Events of Default have been cured or waived, such Pledgor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

SECTION 6. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, subject to applicable regulatory and legal requirements, the Euro Collateral Agent may sell or otherwise dispose of the Collateral, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Euro Collateral Agent shall deem appropriate. The Euro Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Euro Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and, to the extent permitted by applicable law, the Pledgors hereby waive all rights of redemption, stay, valuation and appraisal any Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Euro Collateral Agent shall give a Pledgor ten (10) days’ prior written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions) of the Euro Collateral Agent’s intention to make any sale of such Pledgor’s Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Euro Collateral Agent may fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Euro Collateral Agent may (in its sole and absolute discretion) determine. The Euro Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such

Collateral shall have been given. The Euro Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Euro Collateral Agent until the sale price is paid in full by the purchaser or purchasers thereof, but the Euro Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Section 6, any Secured Party may bid for or purchase, free from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all said rights being also hereby waived and released), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any Obligation then due and payable to such Secured Party from any Pledgor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor. For purposes hereof, (a) a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, (b) the Euro Collateral Agent shall be free to carry out such sale pursuant to such agreement and (c) no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Euro Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Euro Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral orally portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 6 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-611 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions.

SECTION 7. Application of Proceeds of Sale. The proceeds of any sale of Collateral pursuant to Section 6, as well as any Collateral consisting of cash, shall be applied by the Euro Collateral Agent as provided in the Euro Intercreditor Agreement.

The Euro Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of the Collateral by the Euro Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Euro Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Euro Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 8. Euro Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Euro Collateral Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Euro Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest provided that the Euro Collateral Agent shall only take any action pursuant to such appointment upon the occurrence and during the continuation of an Event of Default. Without limiting the generality of the foregoing, the Euro Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Euro Collateral Agent’s name or in the name of such Pledgor, to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor representing any dividend or other distribution payable in respect of the Collateral or any part thereof or on account thereof and to give full discharge for the same, to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto, and to sell, assign, endorse, pledge, transfer and to make any agreement respecting, or otherwise deal with, the same; provided, however, that nothing herein contained shall be construed as requiring or obligating the Euro Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Euro Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect therefor any property covered thereby. The Euro Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 9. Waivers; Amendment. (a) No failure or delay of the Euro Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Euro Collateral Agent hereunder and of the other Secured Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

No waiver of any provisions of this Agreement or any other Loan Document or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Pledgor in any case shall entitle such Pledgor or any other Pledgor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Euro Collateral Agent (as directed by the Requisite Obligees under the Euro Intercreditor Agreement) and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply.

SECTION 10. Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Securities, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Euro Collateral Agent if the Euro Collateral Agent were to attempt to dispose of all or any part of the Pledged Securities, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Euro Collateral Agent in any attempt to dispose of all or part of the Pledged Securities under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor recognizes that in light of such restrictions and limitations the Euro Collateral Agent may, with respect to any sale of the Pledged Securities, limit the purchasers to those who will agree, among other things, to acquire such Pledged Securities for their own account, for investment, and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Euro Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Securities or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Euro Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Securities at a price that the Euro Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 10 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Euro Collateral Agent sells.

SECTION 11. Registration, etc. Each Pledgor agrees that, upon the occurrence and during the continuance of an Event of Default hereunder, if for any reason the Euro Collateral Agent desires to sell any of the Pledged Securities of such Pledgor at a public sale, it will, at any time and from time to time, upon the written request of the Euro Collateral Agent, use its best efforts to take or to cause the issuer of such Pledged Securities to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Euro Collateral Agent to permit the public sale of such Pledged Securities. Each Pledgor further agrees to indemnify, defend and hold harmless the Euro Collateral Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling Persons from and against all loss, liability, expenses, costs of counsel (including, without limitation, reasonable fees and expenses to the Euro Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Pledgor or the issuer of such Pledged Securities by the Euro Collateral Agent or any other Secured Party expressly for use therein. Each Pledgor further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Securities to qualify, file or register, any of the Pledged Securities under the Blue Sky or other securities laws of such states as may be requested by the Euro Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Pledgor will bear all costs and expenses of carrying out its obligations under this Section 11. Each Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 11 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 11 may be specifically enforced.

SECTION 12. Security Interest Absolute. All rights of the Euro Collateral Agent hereunder, the grant of a security interest in the Collateral and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, the Euro Intercreditor Agreement, any other Loan

Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, the Euro Intercreditor Agreement, any other Loan Document or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or in respect of this Agreement (other than the indefeasible payment in full of all the Obligations).

SECTION 13. Termination or Release. (a) This Agreement and the security interest shall terminate pursuant to an in accordance with the terms of Euro Intercreditor Agreement; provided, however, this Agreement and the security interest shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Pledgor upon the bankruptcy or reorganization of any Pledgor or otherwise

(b) In connection with any release of Collateral, release of a Pledgor party to this Agreement or terminations of this Agreement pursuant to and in accordance with the terms of the Euro Intercreditor Agreement, the Euro Collateral Agent shall execute and deliver to the applicable Pledgor, at such Pledgor’s expense, all UCC termination statements and other similar documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of such UCC termination statements or other documents pursuant to this Section 13 shall be without recourse to or warranty by the Euro Collateral Agent.

SECTION 14. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.3 of the Credit Agreement. All communications and notices hereunder to any Pledgor that is a U.S. Subsidiary shall be given to it at the address for notices set forth on Schedule I, with a copy to the Borrowers.

SECTION 15. Further Assurances. Each Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Euro Collateral Agent may at any time reasonably request in connection with the administration and enforcement of this Agreement or with respect to the Collateral or any part thereof or in order better to assure and confirm unto the Euro Collateral Agent its rights and remedies hereunder.

SECTION 16. Binding Effect; Several Agreement; Assignment. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns. This Agreement shall become effective as to any Pledgor when a counterpart hereof executed on behalf of such Pledgor shall have been delivered to the Euro Collateral Agent and a counterpart hereof shall have been executed on behalf of the Euro Collateral Agent, and thereafter shall be binding upon such Pledgor and the Euro Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Pledgor, the Euro Collateral Agent and the other Secured Parties, and their respective successors and assigns, except that no Pledgor shall have the right to assign its rights hereunder or any interest herein or in the Collateral (and any such attempted assignment shall be void), except as expressly contemplated by this Agreement or the other Loan Documents. This Agreement shall be construed as a separate agreement with respect to each Pledgor and may be amended, modified, supplemented, waived or released with respect to any Pledgor without the approval of any other Pledgor and without affecting the obligations of any other Pledgor hereunder.

SECTION 17. Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by any Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Euro Collateral Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans, and the Lender’s issuance of and participations in Letters of Credit, regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

(b) In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. It is understood and agreed that this Agreement shall create separate security interests in the Collateral securing the Obligations, as provided in Section 1, and that any determination by any court with jurisdiction that the security interest securing any Obligation or class of

Obligations is invalid for any reason shall not in and of itself invalidate the security interest securing any other Obligations hereunder.

SECTION 18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract, and shall become effective as provided in Section 16. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 20. Rules of Interpretation. The rules of interpretation specified in Section 1.1 of the Credit Agreement shall be applicable to this Agreement. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement.

SECTION 21. Jurisdiction; Consent to Service of Process. (a) Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court referred to in paragraph (a) of this Section. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Euro Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Pledgor or its properties in the courts of any jurisdiction.

(b) Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 22. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 23. Additional Pledgors. Pursuant to Section 7.14 of the Credit Agreement, each U.S. Subsidiary of CCSC, Crown Usco or Crown International that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Pledgor upon becoming a U.S. Subsidiary. Upon execution and delivery by the Euro Collateral Agent and a Subsidiary of an instrument in the form of Annex 1 hereto, such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of such instrument shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.

SECTION 24. Execution of Financing Statements. Pursuant to Section 9-509 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions, each Pledgor authorizes the Euro Collateral Agent to file financing statements with respect to the Collateral owned by it without the signature of such Pledgor in such form and in such filing offices as the Euro Collateral Agent reasonably determines appropriate to perfect the security interests of the Euro Collateral Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

SECTION 25. Certain Definitions. Capitalized terms used herein but not defined shall have the meaning assigned to such term in the Credit Agreement. For the purposes of this Agreement, the following terms shall have the following meaning:

“Exempted Indebtedness” shall mean any Indebtedness or other obligation which would be considered “Exempted Indebtedness” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt, as such indenture, agreement or interest is in effect on the date hereof.

“Existing Unsecured Debt” shall mean each of the following Indebtedness to the extent outstanding on the Effective Date after giving effect to the Transactions:

(i)	the Debentures; and

(ii)	$300,000,000 original principal amount of 7% Notes due 2006 of Crown Cork & Seal Finance PLC issued under the 1996 Indenture, of which approximately $166,000,000 remain outstanding as of the Effective Date.

“Restricted Secured Indebtedness” shall mean, at any time, the portion of the Obligations constituting Exempted Indebtedness that is equal to the maximum aggregate amount of Exempted Indebtedness that may be secured at such time without causing any Existing Unsecured Debt to be required to be equally and ratably secured.

“Restricted Securities” shall mean any shares of Capital Stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by CCSC or any Restricted Subsidiary.

“Restricted Subsidiary” means any subsidiary of CCSC that would be considered a “Restricted Subsidiary” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt as such indentures, agreements or instruments are in effect on the date hereof.

“Secured Parties” shall mean, collectively, each of (a) the U.K. Administrative Agent (for its benefit and for the benefit of the Euro Revolving Lenders, Term B Euro Lenders, and any other Lenders that from time to time make Additional Term Loans to any Non-U.S.

Subsidiary of CCSC from time to time party to the Credit Agreement (including any Lenders of Additional First Priority Bank Indebtedness) (as defined in the Euro Intercreditor Agreement) and the other Agents), (b) the Euro Collateral Agent (for its benefit and for the benefit of the Secured Parties), (c) the Canadian Administrative Agent (for its benefit and for the benefit of the Canadian Revolving Lenders from time to time party to the Credit Agreement), (d) the Bank Related Hedging Exchangers who have executed and delivered an Intercreditor Acknowledgment, if any, and (e) the Bank Related Cash Management Exchangers who have executed and delivered an Intercreditor Acknowledgment on or after the Original Effective Date (as defined in the Euro Intercreditor agreement).

[Signature Pages Follow]

Schedule I to the

Euro Bank Pledge Agreement

Name	Address
Crown Financial Corporation	One Crown Way, Philadelphia, PA 19154

Foreign Manufacturers Finance Corporation	5301 Limestone Road, Ste. 221, Wilmington, DE 19808

NWR, Inc.	One Crown Way, Philadelphia, PA 19154

Crown Beverage Packaging, Inc.	One Crown Way, Philadelphia, PA 19154

Crown Consultants, Inc.	One Crown Way, Philadelphia, PA 19154

CROWN Packaging Technology, Inc.	11535 South Central Avenue, Alsip, Illinois, 60803

Crown Financial Management, Inc.	One Crown Way, Philadelphia, PA 19154

CROWN Cork & Seal USA, Inc.	One Crown Way, Philadelphia, PA 19154

CROWN Risdon USA, Inc.	1100 Buckingham Street, Watertown, CT 06795

CROWN Beverage Packaging, Inc.	Km 12 Hm6 65th Infantry Avenue, P. O. Box 817, Carolina, Puerto Rico 00986

Central States Can Co. of Puerto Rico, Inc.	One Crown Way, Philadelphia, PA 19154

Crown Cork & Seal Company (DE), LLC	5301 Limestone Road, Ste. 221, Wilmington, DE 19808

Crown Holdings (PA), LLC	One Crown Way, Philadelphia, PA 19154

Crown Americas Capital Corp.	One Crown Way, Philadelphia, PA 19154

Euro Bank Pledge Agreement

Crown Cork & Seal Company, Inc.

November 2005

Schedule II to the

Euro Bank Pledge Agreement

Issuer	Number of Certificates	Registered Owner	Percentage of Shares/Interest Pledged

CROWN Packaging de Argentina S.A.	N/A	CROWN Americas LLC Foreign Manufacturers	35%
		Finance Corporation.	35%

Crown Brasil Holdings Ltda	N/A	CROWN Americas LLC	35%

Crown European Holdings SA (France)	N/A	Crown Développement SAS	4.66%

Crown Développement SAS	N/A	Crown International Holdings, Inc.	35%

Copag Trading S.A. (Uruguay)	N/A	CROWN Americas LLC	35%

Shorelink Ltd. (British Virgin Islands)	N/A	CROWN Americas LLC	35%

CROWN Risdon Canada Inc.	1	CROWN Risdon USA, Inc.	35%

Euro Bank Pledge Agreement

Crown Cork & Seal Company, Inc.

November 2005

Annex I to the

Euro Bank Pledge Agreement

SUPPLEMENT NO. [      ] dated as of [                    ], to the EURO BANK PLEDGE AGREEMENT (the “Euro Bank Pledge Agreement”) dated as of November 18, 2005, among CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), CROWN AMERICAS LLC (f/k/a Crown Americas, Inc. and Crown Cork & Seal Americas, Inc.), a Pennsylvania limited liability company (“Crown Usco”), CROWN INTERNATIONAL, INC., a Delaware corporation (“Crown International”), each U.S. Subsidiary listed on Schedule I thereto (collectively, together with each U.S. Subsidiary that becomes a party thereto pursuant to Section 23 of the Euro Bank Pledge Agreement, the “Subsidiary Guarantors” and, together with Crown Holdings, Crown Usco and CCSC, the “Pledgors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Euro Collateral Agent (in such capacity, and together with any successors in such capacity, the “Euro Collateral Agent”) for the Secured Parties (as defined in the Euro Bank Pledge Agreement).

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B. The Pledgors have entered into the Euro Bank Pledge Agreement in order to induce (i) the Euro Revolving Lenders, Term B Euro Lenders and any other Lenders that from time to time make Additional Term Loans to any Non-U.S. Subsidiary of CCSC to make Euro Revolving Loans and any Additional Term Loans to any Non-U.S. Subsidiary of CCSC, and (ii) the Canadian Revolving Lenders to make Canadian Revolving Loans. Pursuant to Section 7.14 of the Credit Agreement, each U.S. Subsidiary of CCSC, Crown Usco or Crown International that was not in existence or not a U.S. Subsidiary on the date of the Credit Agreement is required to enter into the Euro Bank Pledge Agreement as a Pledgor upon becoming a U.S. Subsidiary. Section 23 of the Euro Bank Pledge Agreement provides that such Subsidiaries may become Pledgors under the Euro Bank Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Pledgor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the Euro Bank Pledge Agreement.

Accordingly, the Euro Collateral Agent and the New Pledgor agree as follows:

SECTION 1. In accordance with Section 23 of the Euro Bank Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Euro Bank Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby (a) agrees to all the terms and provisions of the Euro Bank Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Obligations (as defined in the Euro Bank Pledge Agreement), does hereby create and grant to the Euro Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Pledgor’s right, title and interest in and to the Collateral (as defined in the Euro Bank Pledge Agreement) of the New Pledgor. Each reference to a “Pledgor” in the Euro Bank Pledge Agreement shall be deemed to include the New Pledgor. The Euro Bank Pledge Agreement is hereby incorporated herein by reference.

Euro Bank Pledge Agreement

Crown Cork & Seal Company, Inc.

November 2005

SECTION 2. The New Pledgor represents and warrants to the Euro Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto and different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Euro Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Pledgor and the Euro Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Pledgor hereby represents and warrants that set forth on Schedule I attached hereto is a true and correct schedule of all its Pledged Securities (and such Schedule I shall hereby be deemed to modify and amend Schedule II annexed to the Euro Bank Pledge Agreement).

SECTION 5. Except as expressly supplemented hereby, the Euro Bank Pledge Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Euro Bank Pledge Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Euro Bank Pledge Agreement. All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature hereto.

Euro Bank Pledge Agreement

Crown Cork & Seal Company, Inc.

November 2005

SECTION 9. The New Pledgor agrees to reimburse the Euro Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Euro Collateral Agent.

IN WITNESS WHEREOF, the New Pledgor and the Euro Collateral Agent have duly executed this Supplement to the Euro Bank Pledge Agreement as of the day and year first above written.

[Name of New Pledgor]

By:
Name:
Title:
Address:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Euro Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Euro Bank Pledge Agreement

Crown Cork & Seal Company, Inc.

November 2005

Schedule I to

Supplement No. [      ]

to the Euro Bank Pledge Agreement

Pledged Securities of the New Pledgor

PLEDGED STOCK

Issuer	Number of Certificate	Registered Owner	Number and Class of Shares	Percentage of Shares

Euro Bank Pledge Agreement

Crown Cork & Seal Company, Inc.

November 2005

Exhibit 5.1(a)(vii)(A)

FORM OF

U.S. INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT

U.S.INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT

U.S. INDEMNITY, SUBROGATION and CONTRIBUTION AGREEMENT dated as of November 18, 2005, among CROWN AMERICAS LLC., a Pennsylvania limited liability company (the “U.S. Borrower”), each wholly-owned U.S. Subsidiary of the U.S. Borrower listed on Schedule I hereto (the “Guarantors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”).

Reference is made to (a) the Credit Agreement dated as of November 18, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, CROWN EUROPEAN

HOLDINGS S.A., a corporation organized under the laws of France (“European Borrower”), CROWN METAL PACKING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada, as Canadian Borrower (“Canadian Borrower”) each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with U.S. Borrower, Canadian Borrower and European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC’. (“CCSC”), as Parent Guarantors, the financial institutions listed on Schedule 2.01 thereto, as such Schedule may from time to time be supplemented or amended (the “Lenders”); DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (as successor to Citicorp North America, Inc., as administrative agent under the 2004 Credit Agreement (as defined below)) (in such capacity, “Administrative Agent”) for the Lenders, DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent (as successor to Citibank International PLC, as U.K. administrative agent under the 2004 Credit Agreement) (in such capacity, the “U.K. Administrative Agent”) and THE BANK OF NOVA SCOTIA, as Canadian administrative agent (in such capacity, the “Canadian Administrative Agent”) and (b) the U.S. Guarantee Agreement dated as of November 18, 2005 (as amended, supplemented or otherwise modified from tme to time, the “U.S. Guarantee Agreement”), among the Guarantors and Deutsche Bank AG New York Branch, as Administrative Agent.

The Lenders have agreed to make Loans to the Borrowers, and the Facing Agents have agreed to issue Letters of Credit for the account of the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. The Guarantors have guaranteed such Loans and the other Obligations (as defined in the U.S. Guarantee Agreement) pursuant to the U.S. Guarantee Agreement; the Guarantors also have granted Liens on and security interests in certain of their assets to secure the Obligations. The obligations of the Lenders to make Loans and of the Facing Agents to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Borrowers and the Guarantors of an agreement in the form hereof.

Accordingly, each Borrower, each Guarantor and the Administrative Agent agree as follows:

SECTION 1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3), each Borrower agrees that (a) in the event a payment shall be made by any Guarantor under the U.S. Guarantee Agreement on account of any Obligation of such Borrower, such Borrower and Crown Holdings shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b)

in the event any assets of any Guarantor shall be sold pursuant to any Security Document to satisfy a claim of any Secured Party on account of any Obligation of such Borrower, such Borrower and Crown Holdings shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 3) that in the event a payment shall be made by any other Guarantor under the U.S. Guarantee Agreement or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy a claim described in Section 1 of any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the applicable Borrower or Crown Holdings as provided in Section 1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 12, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 2 shall be subrogated to the rights of such Claiming Guarantor under Section 1 to the extent of such payment.

SECTION 3. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 1 and 2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of Crown Holdings, any Borrower or any Guarantor to make the payments required by Sections 1 and 2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

SECTION 4. Termination. This Agreement shall survive and be in full force and effect so long as any Obligation is outstanding and has not been indefeasibly paid in full in cash, and so long as the LC Obligations have has not been reduced to zero or any of the commitments to make Loans or issue Letters of Credit under the Credit Agreement have not been terminated, and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Creditor or any Guarantor upon the bankruptcy or reorganization of any Borrower, any Guarantor or otherwise.

SECTION 5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Waivers; Amendment. (a) No failure or delay on the part of the Administrative Agent or any Guarantor in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such light or power by the Administrative Agent or any Guarantor preclude any other or further exercise thereof or the exercise of any other right or power. The remedies of the Administrative Agent and the Guarantors hereunder are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into among the Borrowers, the Administrative Agent and the Guarantor with respect to which such waiver, amendment or modification is to apply, subject to any consents required in accordance with Section 12.1 of the Credit Agreement.

SECTION 7. Notices. All communications and notices hereunder shall be in writing and given as provided in the U.S. Guarantee Agreement and addressed as specified therein.

SECTION 8. Successors and Assigns; Binding Agreement; Assignments; Several Agreement. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the parties hereto that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. This Agreement shall become effective as to the Borrowers or any Guarantor when a counterpart hereof executed on behalf of any such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the Borrowers, such

Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrowers, such Guarantor, the Administrative Agent and the Secured Parties, and their respective successors and assigns, except that no Borrower nor any Guarantor shall have the right to assign its rights or obligations hereunder (and any such attempted assignment shall be void), except as expressly contemplated by this Agreement or the other Loan Documents. Notwithstanding the foregoing, at the time any Guarantor is released from its obligations under the U.S. Guarantee Agreement and any Security Documents to which it is a party in accordance with the Loan Documents, such Guarantor will cease to have any rights or obligations under this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 9. Survival of Agreement; Severability. (a) All covenants and agreements made by the Borrowers and each Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the Administrative Agent, the Secured Parties and each Guarantor and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the applicable Facing Agent, and shall continue in full force and effect until this Agreement shall terminate.

(b) Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by telecopy shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 11. Rules of Interpretation. The rules of interpretation specified in Section 1.1 of the Credit Agreement shall be applicable to this Agreement. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting this Agreement.

SECTION 12. Additional Guarantors. Pursuant to Section 7.14 of the Credit Agreement, each wholly-owned U.S. Subsidiary of U.S. Borrower that was not in existence or not such a wholly-owned U.S. Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming such a wholly-owned U.S. Subsidiary. Upon execution and delivery by the Administrative Agent and a wholly-owned U.S. Subsidiary of an instrument in the form of Annex 1 hereto, such wholly-owned U.S. Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor hereunder. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

[Signature Page Follows]

SCHEDULE I

to the U.S. Indemnity Subrogation

and Contribution Agreement

Guarantors*

Subsidiary Guarantors	Jurisdiction of Formation
Central States Can Co. of Puerto Rico, Inc	OH
Crown Beverage Packaging, Inc.	DE
Crown Consultants, Inc.	PA
Crown Cork & Seal Company (DE), LLC	DE
CROWN Cork & Seal USA, Inc.	DE
CROWN Packaging Technology, Inc.	DE
CROWN Beverage Packaging Puerto Rico, Inc.	DE
Crown Financial Corporation	PA
Crown Financial Management, Inc.	DE
Crown Holdings (PA), LLC	PA
Foreign Manufacturers Finance Corporation	DE
NWR, Inc.	PA
CROWN Risdon USA, Inc.	DE
Crown Americas Capital Corp.	DE

Annex I to the

U.S. Indemnity, Subrogation and

Contribution Agreement

SUPPLEMENT NO. dated as of [                            ], to the U.S. Indemnity, Subrogation and Contribution Agreement dated as of November 18, 2005 (as the same may be amended, supplemented or otherwise modified from time to time, the “Indemnity, Subrogation and Contribution Agreement”), among CROWN AMERICAS LLC., a Pennsylvania limited liability company (“U.S. Borrower”), each wholly-owned U.S. Subsidiary of the U.S.

Borrower listed on Schedule I hereto (the “Guarantors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Avent”).

A. Reference is made to (a) the Credit Agreement dated as of November , 2005 (as amended., supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France (“European Borrower”), CROWN METAL PACKAGING CANADA LP, a limited partnership organized under the laws of the Province of Ontario, Canada, as Canadian Borrower (“Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with U.S. Borrower, Canadian Borrower and European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions listed on Schedule 2.01 thereto, as such Schedule may from time to time be supplemented or amended (the “Lenders”); DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent

(as successor to Citicorp North America, Inc., as administrative agent under the 2004 Credit Agreement (as defined below)) (in such capacity, “Administrative Agent”) for the Lenders, DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent (as successor to Citibank International PLC, as U.K. administrative agent under the 2004 Credit Agreement) (in such capacity, the “U.K. Administrative Agent”) and THE BANK OF NOVA SCOTIA, as Canadian administrative agent (in such capacity, the “Canadian Administrative Agent”) and (b) the U.S. Guarantee Agreement dated as of November 18, 2005 (as amended, supplemented or otherwise modified from time to time, the “U.S. Guarantee Agreement”), among the Guarantors and Deutsche Bank AG New York Branch, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indemnity, Subrogation and Contribution Agreement and the Credit Agreement.

C. U.S. Borrower and the Guarantors have entered into the Indemnity, Subrogation and Contribution Agreement in order to induce the Lenders to make

Loans and the Issuing Bank to issue Letters of Credit. Pursuant to Section 7.14 of the Credit Agreement, each wholly-owned U.S. Subsidiary of U.S. Borrower that was not in existence or not such a wholly-owned U.S. Subsidiary on the date of the Credit Agreement is required to enter into the Indemnity, Subrogation and Contribution Agreement as a Guarantor upon becoming a wholly-owned U.S. Subsidiary. Section 12 of the Indemnity, Subrogation and Contribution Agreement provides that additional Domestic Subsidiaries may become Guarantors under the Indemnity, Subrogation and Contribution Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned wholly-owned U.S. Subsidiary (the

“New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Indemnity, Subrogation and Contribution Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 12 of the Indemnity, Subrogation and Contribution Agreement, the New Guarantor by its signature below becomes a Guarantor under the Indemnity, Subrogation and Contribution Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Indemnity, Subrogation and Contribution Agreement applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Indemnity, Subrogation and Contribution Agreement shall be deemed to include the New Guarantor. The Indemnity, Subrogation and Contribution Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whet her considered in a proceeding in equity or at law, and an implied covenant of good faith and fair dealing.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery oaf an executed signature page to this Supplement by telecopy shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Indemnity, Subrogation and Contribution Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision cf this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and in the Indemnity, Subrogation and Contribution Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 7 of the Indemnity, Subrogation and Contribution Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature.

SECTION 8. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the U.S. Indemnity, Subrogation and Contribution Agreement as of the day and year first above written.

[Name of New Guarantor], as a Guarantor

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

to Supplement No. to the U.S. Indemnity

Subrogation and Contribution Agreement

Guarantors

Name	Address

Exhibit 5.1(a)(viii)(A)

FORM OF

EURO INTERCREDITOR AGREEMENT

SECOND AMENDED AND RESTATED EURO INTERCREDITOR AND

COLLATERAL AGENCY AGREEMENT

This SECOND AMENDED AND RESTATED INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT (as amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, herein called this “Agreement”) is dated as of February 26, 2003, amended and restated as of September 1, 2004 and further amended and restated as of November 18, 2005 among (i) DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent (as successor to Citibank International PLC, as U.K. administrative agent under the 2004 Credit Agreement) (in such capacity, together with its successors and assigns, “U.K. Administrative Agent” or “Bank Agent”) for the Euro Revolving Lenders, Term B Euro Lenders and any other Lenders that from time to time make Additional Term Loans to any Non-U.S. Subsidiary of Crown Cork & Seal Company, Inc. (“CCSC”) from time to time party to the Credit Agreement (as defined below), (ii) THE BANK OF NOVA SCOTIA, as Canadian administrative agent for the Canadian Revolving Lenders from time to time party to the Credit Agreement (in such capacity, together with its successors and assigns, “Canadian Administrative Agent”), (iii) WELLS FARGO BANK, N.A., as trustee (in such capacity, together with its successors and assigns, the “First Priority Notes Trustee”) for the holders of the First Priority Notes (as defined below) issued under the First Priority Notes Indenture (as defined below), (iv) DEUTSCHE BANK AG NEW YORK BRANCH, as Euro Collateral Agent (as defined below) (as successor to Citicorp Trustee Company Limited), (v) CROWN EUROPEAN HOLDINGS SA (“Crown Euroco”), (vi) the subsidiaries of Crown Euroco identified on Schedule 1 hereto and (vii) the other persons who may become parties to this Agreement from time to time pursuant to and in accordance with Section 6 of this Agreement, and any other obligor under any Financing Documents (Crown Euroco and the entities described in clauses (vi) and (vii) are collectively referred to herein as the “Obligors”).

R E C I T A L S

WHEREAS, on February 26, 2003 (the “Original Effective Date”), Citibank International PLC (“Existing U.K. Administrative Agent” or “Existing Bank Agent”), Citicorp Trustee Company Limited (“Existing Euro Collateral Agent”), the Second Priority Notes Trustee (as defined below), the Third Priority Notes Trustee (as defined below) and the Euro Pledgors named therein entered into the Euro Intercreditor and Collateral Agency Agreement (the “Original Agreement”).

WHEREAS, on the Original Effective Date, Crown Americas LLC (f/k/a Crown Americas, Inc. and Crown Cork & Seal Americas, Inc.) (“Crown Usco”), Crown Euroco, the subsidiary borrowers named therein, Crown Holdings, Inc. (“Crown Holdings”), Crown International Holdings, Inc. and CCSC (collectively, the “Credit Parties”) entered into that certain credit agreement (the “Original Credit Agreement”) with the lenders named therein, Citicorp North America, Inc., as administrative agent (the “Existing Administrative Agent”), and Existing Bank Agent.

WHEREAS, on the Original Effective Date, Crown Euroco issued $1,085,000,000 in aggregate principal amount of Second Priority Dollar Notes and €285,000,000 in aggregate principal amount of Second Priority Euro Notes (collectively with the Second Priority Dollar Notes, the “Second Priority Notes”), in each case under an Indenture dated as of the Original Effective Date among Crown Euroco, the guarantors named therein and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee (in such capacity, together with its successors and assigns, the “Second Priority Notes Trustee”) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Second Priority Notes Indenture”).

WHEREAS, on the Original Effective Date, Crown Euroco issued $725,000,000 in aggregate principal amount of Third Priority Notes under an Indenture dated as of the Original Effective Date between Crown Euroco, the guarantors named therein and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee (in such capacity, together with its successors and assigns, the “Third Priority Notes Trustee”) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Third Priority Notes Indenture”).

WHEREAS, on September 1, 2004 (the “First Amendment Effective Date”), Crown Euroco issued €350,000,000 of First Priority Notes under an Indenture dated as of the First Amendment Effective Date among Crown Euroco, the guarantors named therein and the First Priority Notes Trustee (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “First Priority Notes Indenture”), the proceeds of which were used (together with the proceeds of the Loans under the 2004 Credit Agreement) to refinance in full all outstanding Term B Loans (as defined in the Original Credit Agreement) and terminate the Obligations and Commitments (each as defined in the Original Credit Agreement) under the Original Credit Agreement.

WHEREAS, on the First Amendment Effective Date, Existing Bank Agent, the First Priority Notes Trustee, the Second Priority Notes Trustee, the Third Priority Notes Trustee, Existing Euro Collateral Agent, Crown Euroco and the other Euro Pledgors (as defined in the First Amendment) entered into the First Amended and Restated Euro Intercreditor and Collateral Agency Agreement (the “First Amendment”).

WHEREAS, on the First Amendment Effective Date, the Credit Parties entered into that certain credit agreement (the “2004 Credit Agreement”) with the lenders named therein, the Existing Administrative Agent and Existing Bank Agent.

WHEREAS, on or about October 6, 2004 Crown Euroco issued an additional €110,000,000 of First Priority Notes under the First Priority Notes Indenture, the proceeds of which were used to extend a loan to Crown Usco to repay its outstanding term loan under the 2004 Credit Agreement and for general corporate purposes.

WHEREAS, on the date hereof, Crown Usco and Crown Americas Capital Corp. (“Crown Capital”) intend to issue $1,100,000,000 of senior unsecured notes (the “Senior Notes”) under two Indentures dated as of the date hereof among Crown Usco and Crown Capital, as applicable, the guarantors named therein and Citibank, N.A., as senior notes trustee (collectively, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Senior Notes Indenture”), the proceeds of which shall be used (together with the proceeds of the Loans under the Credit Agreement and certain cash proceeds from the sale of Crown Holdings’ plastic closures division) to refinance (the “Refinancing”) not less than 66 2/3% of the outstanding Second Priority Notes and 66 2/3% of the outstanding Third Priority Notes, to repay in full all Loans under and terminate the Obligations and Commitments (each as defined in the 2004 Credit Agreement) under the 2004 Credit Agreement and for general corporate purposes.

WHEREAS, simultaneously with the issuance of the Senior Notes, the Credit Parties intend to enter into a new senior secured credit agreement dated as of the date hereof (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement to the extent permitted by the First Priority Notes Indenture and any refinancing or replacement of the Credit Agreement or one or more successor or replacement facilities whether or not with a different group of agents or lenders and whether or not with different obligors upon Bank Agents’ acknowledgment of the termination of the predecessor Credit Agreement, the new Bank Agents joinder and execution by the successor Bank Agents’ of an agreement to be bound by the terms of this Agreement), which Credit Agreement constitutes a refinancing and replacement of the 2004 Credit Agreement. Bank Agent under this Agreement is the agent for the Euro Revolving Lenders, Term B Euro Lenders and any other Lender that from time to time makes Additional Term Loans to any Non-U.S. Subsidiary of CCSC, Canadian Administrative Agent is the agent for the Canadian Revolving Lenders and Deutsche Bank AG, as administrative agent (the “Administrative Agent”) is the agent for the Term B Dollar Lenders, Dollar Revolving Lenders and any Lenders that from time to time advance Term Loans to CCSC or any U.S. Subsidiary of CCSC (as defined in the Credit Agreement) only from time to time under the Credit Agreement (the “Lenders”) (it being understood that the Term B Dollar Lenders, Dollar Revolving Lenders and any Lenders that from time to time advance Term Loans to CCSC or any U.S. Subsidiary of CCSC (as defined in the Credit Agreement) under the Credit Agreement shall have no rights and obligations under this Agreement).

WHEREAS, on the date hereof, Existing U.K. Administrative Agent and Existing Euro Collateral Agent have resigned as U.K. Administrative Agent and Euro Collateral Agent, respectively, and the Lenders under the Credit Agreement have appointed Deutsche Bank AG New York Branch as U.K. Administrative Agent and Euro Collateral Agent.

WHEREAS, on the date hereof, the parties to the Second Priority Notes Indenture and the Third Priority Notes Indenture shall amend each of the Second Priority Notes Indenture and the Third Priority Notes Indenture to, among other things, eliminate the requirement for any security to secure the Second Priority Notes and Third Priority Notes and to authorize the Second Priority Notes Trustee and Third Priority Notes Trustee to effectuate the release of the Second Priority Notes Trustee’s and Third Priority Notes Trustee’s respective Liens on the Collateral.

WHEREAS, pursuant to the terms hereof, on the date hereof, Crown Euroco represents to Euro Collateral Agent and the First Priority Notes Trustee, that the entering into of the Credit Agreement is permitted by the First Priority Notes Indenture and that no consents or approvals are required thereunder.

WHEREAS, on the Original Effective Date, Crown Euroco, Crown Développement SNC (now known as Crown Développement SAS after giving effect to its change of corporate form on January 28, 2004) (“Crown SAS”) and certain non-U.S. Subsidiaries of Crown Euroco set forth on Schedule 1 hereto (collectively, and together with any other subsidiaries which are required by one or more Financing Documents to become “Euro Pledgors,” the “Euro Pledgors”) executed and delivered to Existing Euro Collateral Agent the Euro Security Documents (as defined in the First Amendment), which Euro Security Documents were amended and restated on the First Amendment Effective Date.

WHEREAS, on or after the date hereof the Euro Pledgors executed and delivered to Euro Collateral Agent either (i) further amendments to the Euro Security Documents (as defined in the First Amendment) or (ii) new Euro Security Documents, all as set forth on Schedule 2 hereto and any such Euro Security Documents for the sole benefit of the Second Priority Notes Trustee and/or the Third Priority Notes Trustee have been terminated.

WHEREAS, it is understood and acknowledged that only Bank Indebtedness (as defined below) will be secured by the Additional Bank Collateral (as defined below).

WHEREAS, it is contemplated that, to the extent permitted by the Credit Agreement, Crown SAS, Crown Euroco or any of its subsidiaries may from time to time enter into one or more Bank Related Hedging Agreements (as defined below) with any counterparty that is Bank Agent or a Lender or Affiliate thereof or any other person permitted under the Credit Agreement at the time such Bank Related Hedging Agreement was entered into (individually, a “Bank Related Hedging Exchanger” and, collectively, the “Bank Related Hedging Exchangers”) and it is desired that the obligations of Crown SAS, Crown Euroco or any of its subsidiaries under such Bank Related Hedging Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Hedging Obligations”), be secured by the Euro Collateral (as defined below) pursuant to the Euro Security Documents (as defined below); provided that for any Bank Related Hedging Exchanger to receive the benefit of such security, it shall execute and deliver to Euro Collateral Agent an acknowledgment to this Agreement (in the form of Annex 1 attached hereto) agreeing to be bound by the terms hereof at any time prior to the payment in full of First Priority Indebtedness.

WHEREAS, it is contemplated that, to the extent permitted by the Credit Agreement, Crown SAS, Crown Euroco or any of its subsidiaries may from time to time enter into one or more Bank Related Cash Management Agreements (as defined below) with any counterparty that was Bank Agent or a Lender or Affiliate thereof or any other person permitted under the Credit Agreement at the time such Bank Related Cash Management Agreement was entered into (individually, a

“Bank Related Cash Management Exchanger” and, collectively, the “Bank Related Cash Management Exchangers”) and it is desired that the obligations of Crown SAS, Crown Euroco or any of its subsidiaries under such Bank Related Cash Management Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Cash Management Obligations”), be secured by the Euro Collateral pursuant to the Euro Security Documents; provided that for any Bank Related Cash Management Exchanger to receive the benefit of such security, it shall execute and deliver to Euro Collateral Agent an acknowledgment on or after the Original Effective Date to this Agreement (in the form of Annex 2 attached hereto) agreeing to be bound by the terms hereof at any time prior to the payment in full of First Priority Indebtedness.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Euroco may incur certain Additional First Priority Bank Indebtedness (as defined below) pursuant to the applicable Credit Documents (as defined below), which Additional First Priority Bank Indebtedness will be secured by the Euro Collateral pursuant to the Euro Security Documents and have the priority set forth herein.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement and the First Priority Notes Indenture, any Euro Permitted Issuer may issue certain Additional First Priority Capital Markets Indebtedness (as defined below) pursuant to the applicable Additional First Priority Capital Markets Indebtedness Documents, which Additional First Priority Capital Markets Indebtedness will be secured by the Euro Collateral pursuant to the Euro Security Documents and have the priority set forth herein; provided that for any holder of any Additional First Priority Capital Markets Indebtedness to receive the benefit of such security, it shall cause its Additional First Priority Capital Markets Indebtedness Representative to execute and deliver to Euro Collateral Agent an acknowledgment to this Agreement (in the form of Annex 3 attached hereto) agreeing to be bound by the terms hereof.

WHEREAS, (a) the First Priority Notes Trustee (for its benefit and for the benefit of the respective holders of the First Priority Notes), Bank Agent and the Canadian Administrative Agent (for their respective benefit and for the benefit of Euro Collateral Agent, U.K. Administrative Agent and the Lenders), (b) in the event any Bank Related Hedging Obligations are to be secured by the Euro Security Documents, each Bank Related Hedging Exchanger party to any Bank Related Hedging Agreement, (c) in the event any Bank Related Cash Management Obligations are to be secured by the Euro Security Documents, each Bank Related Cash Management Exchanger party to any Bank Related Cash Management Agreement, (d) in the event any obligations in respect of Additional First Priority Bank Indebtedness are to be secured by the Euro Security Documents, Bank Agent or the Administrative Agent in respect of such Additional First Priority Bank Indebtedness (for its benefit and for the benefit of the Lenders of such Additional First Priority Bank Indebtedness) and (e) in the event any obligations in respect of Additional First Priority Capital Markets Indebtedness are to be secured by the Euro Security Documents, the Additional First Priority Capital Markets Indebtedness Representative in respect of such Additional First Priority Capital Indebtedness (for its benefit and for the benefit of the holders of such Additional First Priority Capital Markets Indebtedness) desire to set forth (i) certain additional provisions regarding the appointment, duties and responsibilities of Euro

Collateral Agent and to set forth certain other provisions concerning the obligations of the Euro Pledgors to the Euro Secured Parties under the agreements referred to in the foregoing recitals and (ii) their agreement as to decisions relating to the exercise of remedies under the Euro Security Documents and certain limitations on the exercise of such remedies.

WHEREAS, pursuant to Section 10(b) of the Original Agreement, as amended by the First Amendment, the parties hereto are entering into this Agreement in order to amend and restate the Original Agreement, as amended by the First Amendment, to, among other things, add appropriate references to the Credit Agreement, Euro Collateral Agent, Canadian Administrative Agent and Bank Agent.

A G R E E M E N T

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Definitions.

The following capitalized terms used herein and not otherwise defined herein shall have the definitions set forth below. Terms not defined herein shall have the meanings ascribed to them in the Credit Agreement.

“Additional Bank Collateral” means the Additional Euro Stock Collateral and the Additional Subsidiary Borrower Collateral pledged to Euro Collateral Agent for the benefit of the Euro Revolving Lenders, Term B Euro Lenders, any other Lender that from time to time makes Additional Term Loans to any Non-U.S. Subsidiary of CCSC and the Canadian Revolving Lenders under the Credit Agreement, any Bank Related Hedging Exchanger and any Bank Related Cash Management Exchanger.

“Additional Euro Stock Collateral” means the Capital Stock of subsidiaries owned by each Euro Pledgor and pledged to Euro Collateral Agent for the benefit of Bank Indebtedness only.

“Additional First Priority Bank Indebtedness” means (i) Additional Term Loans (as defined in the Credit Agreement) incurred by Crown Euroco pursuant to the Credit Agreement, which indebtedness is secured by a first priority Lien in the manner described herein on the Euro Collateral and (ii) Loans (as defined in the Credit Agreement) pursuant to an Additional Facility (as defined in the Credit Agreement) incurred by any Non-U.S. Subsidiary of CCSC.

“Additional First Priority Capital Markets Indebtedness” means any unsubordinated indebtedness issued by a Euro Permitted Issuer after the date hereof and not owed to Crown Holdings or any of its subsidiaries (other than Additional First Priority Bank Indebtedness), to the extent permitted to be incurred by the Credit Agreement and the First Priority Notes Indenture, which indebtedness is secured by a first priority Lien in the manner described herein on the Euro Collateral.

“Additional First Priority Capital Markets Indebtedness Documents” means any indenture, debenture, note, guaranty, purchase agreement or other document executed by a Euro Permitted Issuer and its Subsidiaries in connection with the issuance of any such Additional First Priority Capital Markets Indebtedness.

“Additional First Priority Capital Markets Indebtedness Representative” means any trustee or similar representative of the holders of any Additional First Priority Capital Markets Indebtedness.

“Additional Subsidiary Borrower Collateral” means the assets of any subsidiary borrower under the Credit Agreement pledged to the Euro Collateral Agent for the benefit of Bank Indebtedness only and securing the Obligations of such subsidiary borrower under Bank Indebtedness only to the extent such subsidiary borrower is not otherwise a subsidiary guarantor under any Additional First Priority Capital Markets Indebtedness.

“Affiliate” of any person means any other person which, directly or indirectly, controls, is controlled by or is under common control with such person.

“Bank Indebtedness” means (i) the Obligations of the Obligors under the Credit Documents (including Obligations in respect of Additional First Priority Bank Indebtedness) and (ii) the Obligations of the Obligors under the Bank Related Debt Agreements.

“Bank Indebtedness Documents” means (i) the Credit Documents and (ii) the Bank Related Debt Agreements.

“Bank Related Cash Management Agreements” means agreements of Crown Euroco, or any of its subsidiaries arising from treasury, depository and cash management services provided by one or more persons that is Bank Agent or a Lender or an Affiliate thereof or any other person permitted under the Credit Agreement at the time that such Bank Related Cash Management Agreement was entered into.

“Bank Related Debt” means, collectively, the Bank Related Cash Management Obligations and the Bank Related Hedging Obligations.

“Bank Related Debt Agreements” means, collectively, the Bank Related Cash Management Agreements and the Bank Related Hedging Agreements.

“Bank Related Hedging Agreements” means, collectively, each Hedging Agreement of Crown Euroco or any of its subsidiaries entered into with any counterparty that is Bank Agent or a Lender or an Affiliate thereof or any other person permitted under the Credit Agreement at the time such Hedging Agreement was entered into.

“Bankruptcy Law” means any law or statute for the supervision, administration or relief of debtors, including, without limitation, bankruptcy or insolvency laws.

“Credit Documents” means the Credit Agreement, each guaranty of the Obligations thereunder by a Euro Pledgor, and any other document executed by Crown Holdings or any of its subsidiaries in connection with the Credit Agreement (including, without limitation, any joinder agreement entered into pursuant to Section 12(c) of the Credit Agreement or any other documents executed or delivered with respect to any Additional First Priority Bank Indebtedness and the Euro Security Documents) in each case, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Debentures” means each of the following:

(i)	$200,000,000 8% Debentures due 2023 of CCSC issued under the 1993 Indenture;

(ii)	$350,000,000 7 3/8% Debentures due 2026 of CCSC issued under the 1996 Indenture; and

(iii)	$150,000,000 7 1/2% Debentures due 2096 of CCSC issued under the 1996 Indenture.

“Enforcement Action” means any action whatsoever to:

(1) demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of or place on demand all or any apart of any Intercompany Debt;

(2) recover all or any part of any Intercompany Debt (including by exercising any right of set-off or combination of accounts);

(3) exercise or enforce any security right against assets or any other rights under any other document or agreement in relation to (or given in support of) all or any part of any Intercompany Debt;

(4) petition for (or take any other steps which may lead to) an Insolvency Event or the appointment of an administrator, a receiver or manager or equivalent in relation to the applicable Intercompany Creditor; or

(5) commence legal proceedings against the applicable Intercompany Creditor.

“Euro Collateral” means all collateral from time to time pledged or subject to or purported to be pledged or subject to the Lien of the Euro Security Documents (whether or not such Lien is determined to be unperfected or subject to avoidance), including any Additional Bank Collateral.

“Euro Permitted Issuer” means Crown Euroco or any direct special purpose finance Subsidiary of Crown Euroco formed solely to be the issuer of any Permitted Public Debt (as defined in the Credit Agreement); provided that such person becomes a Credit Party (as defined in the Credit Agreement) and complies with Section 7.11 of the Credit Agreement.

“Euro Security Documents” means the non-U.S. collateral documents identified on Schedule 2 hereto (as amended, amended and restated, supplemented or otherwise modified from time to time, and each other non-U.S. collateral document executed and delivered pursuant to the Original Credit Agreement and the Credit Agreement securing assets of Crown Euroco or any

Euro Pledgor (including the Additional Bank Collateral) or adding additional indebtedness as secured obligations thereunder as required herein.

“Event of Default” means an Event of Default as defined in the Credit Agreement.

“Exempted Indebtedness” shall mean any Indebtedness or other obligation which would be considered “Exempted Indebtedness” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt.

“Existing Unsecured Debt” means each of the following Indebtedness to the extent outstanding on the date hereof after giving effect to the Transactions (as defined in the Credit Agreement):

(i)	the Debentures; and

(ii)	$300,000,000 original principal amount of 7% Notes due 2006 of Crown Cork & Seal Finance PLC issued under the 1996 Indenture, of which approximately $166,000,000 remain outstanding as of the date hereof.

“Financing Documents” means, collectively, the Credit Documents, the First Priority Notes Documents, the Bank Related Debt Agreements and the Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Agents” means, collectively, the First Priority Notes Trustee and any Additional First Priority Capital Markets Indebtedness Representative.

“First Priority Capital Markets Indebtedness” means (i) the Obligations of Crown Euroco and the Euro Pledgors under the First Priority Notes Documents and (ii) the Obligations of a Euro Permitted Issuer and the Euro Pledgors in respect of Additional First Priority Capital Markets Indebtedness issued under the applicable Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Capital Markets Indebtedness Documents” means, collectively, the First Priority Notes Documents and the Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Indebtedness” means (i) the Obligations of Crown Euroco, Canadian Borrower, the Subsidiary Borrowers (as defined in the Credit Agreement) and the Euro Pledgors under the Credit Documents (including Obligations in respect of Additional First Priority Bank Indebtedness), (ii) the Obligations of Crown Euroco and the Euro Pledgors under the First Priority Notes Documents, (iii) the Obligations of Crown Euroco and the Euro Pledgors under the Bank Related Debt Agreements and (iv) the Obligations of any Euro Permitted Issuer and the Euro Pledgors under any Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Indebtedness Documents” means, collectively, the Bank Indebtedness Documents and the First Priority Capital Markets Indebtedness Documents.

“First Priority Notes” means the €460,000,000 in aggregate principal amount of 6 1/4% First Priority Senior Secured Notes due 2011 of Crown Euroco issued under the First Priority Notes Indenture.

“First Priority Notes Documents” means the First Priority Notes Indenture, the First Priority Notes, each guaranty of the Obligations thereunder and any other document executed by Crown Holdings or any of its subsidiaries in connection with the issuance of the First Priority Notes, in each case, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, as permitted by the Credit Agreement.

“First Priority U.S. Obligations” shall mean, with respect to any of the Credit Documents, any and all obligations, liabilities and indebtedness of every kind, nature and description (whether or not constituting future advances or otherwise) from time to time owing by, or on behalf of, Crown Holdings, CCSC, Crown Usco and each other obligor or any of their subsidiaries under, or in connection with, borrowings by Crown Usco under the Credit Agreement, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, evidenced by or arising under any of such Credit Documents whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of such Credit Documents, or after the commencement of any case with respect to Crown Holdings, CCSC, Crown Usco and each other obligor or any of their subsidiaries under any Bankruptcy Law (at the rate provided for in the relevant Credit Documents) (and including, without limitation, any principal, interest, fees, costs, expenses and other amount, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired.

“French Security Documents” means the documents listed on Schedule 2 that Crown Euroco is the pledgor under.

“Global Participation Agreement” means the Second Amended and Restated Global Participation and Proceeds Sharing Agreement dated as of the date hereof among Bank Agent, Deutsche Bank AG New York Branch, as administrative agent, The Bank of Nova Scotia, as Canadian administrative agent, the First Priority Notes Trustee, the Second Priority Notes Trustee, the Third Priority Notes Trustee, Euro Collateral Agent on behalf of the Euro Secured Parties and U.S. Collateral Agent (as defined in the U.S. Intercreditor Agreement) on behalf of the U.S. Secured Parties (as defined in the U.S. Intercreditor Agreement) and the Sharing Agent named therein and the other persons that become party thereto after the date hereof, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement or similar agreement.

“Insolvency Event” means a court making a winding-up order or an order for the dissolution or liquidation of an Intercompany Creditor or a liquidator or administrator or equivalent (but not an administrator, receiver, manager or equivalent appointed by the holder of a Lien) is appointed to an Intercompany Creditor.

“Intercompany Creditors” means those Euro Pledgors or their subsidiaries that are creditors in relation to any Intercompany Debt.

“Intercompany Debt” means any money or liabilities now or in the future owing by any Euro Pledgor or its subsidiaries to any Intercompany Creditor together with all accrued interest and related costs, charges and expenses.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) any other agreement intended to create any of the foregoing.

“1993 Indenture” means the Indenture dated as of April 1, 1993 between CCSC and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee.

“1995 Indenture” means the Indenture dated as of January 15, 1995 between CCSC and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee.

“1996 Indenture” means the Indenture dated as of December 17, 1996 among CCSC, Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance, S.A. and The Bank of New York, as trustee.

“Obligations” shall mean, with respect to any of the Financing Documents, any and all obligations, liabilities and indebtedness of every kind, nature and description (whether or not constituting future advances or otherwise) from time to time owing by, or on behalf of, a Euro Permitted Issuer, Canadian Borrower or any Euro Pledgor or any of their subsidiaries under, or in connection with, such Financing Documents, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, evidenced by or arising under any of such Financing Documents whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of such Financing Documents, or after the commencement of any case with respect to a Euro Permitted Issuer or any Euro Pledgor or any of their subsidiaries under the Bankruptcy Law (at the rate provided for in the relevant Financing Documents) (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired.

“Principal Property” has the meaning given to such term under the indentures, agreements and instruments governing the Existing Unsecured Debt, as such indentures, agreements and instruments are in effect on the Original Effective Date.

“Restricted Collateral” shall mean the collective reference to all Principal Properties and Restricted Securities.

“Restricted Securities” shall mean any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by Crown Holdings or any Restricted Subsidiary.

“Restricted Secured Indebtedness” shall mean, at any time, the portion of the Obligations constituting Exempted Indebtedness that is equal to the maximum aggregate amount of Exempted Indebtedness that may be secured at such time without causing any Existing Unsecured Debt to be required to be equally and ratably secured.

“Restricted Subsidiary” means any subsidiary of Crown Holdings that would be considered a “Restricted Subsidiary” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt, as such indenture, agreement or instrument is in effect on the Original Effective Date.

“Second Priority Dollar Notes” means the $1,085,000,000 in original aggregate principal amount of 9.50% Second Priority Senior Secured Notes due 2011 of Crown Euroco issued under the Second Priority Notes Indenture.

“Second Priority Euro Notes” means the €285,000,000 in original aggregate principal amount of 10.25% Second Priority Senior Secured Notes due 2011 of Crown Euroco issued under the Second Priority Notes Indenture.

“Third Priority Notes” means the $725,000,000 in original aggregate principal amount of 10 .875% Third Priority Senior Secured Notes due 2013 of Crown Euroco issued under the Third Priority Notes Indenture.

“U.S. Intercreditor Agreement” means the Second Amended and Restated U.S. Intercreditor and Collateral Agency Agreement dated as of the date hereof among Deutsche Bank AG New York Branch, as administrative agent, U.S. collateral agent and U.K. administrative agent, The Bank of Nova Scotia, as Canadian administrative agent, the First Priority Notes Trustee and the other persons that become parties thereto after the date hereof, as amended and restated as of the date hereof, and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

Section 2. Appointment as Euro Collateral Agent.

Bank Agent, the Canadian Administrative Agent and the First Priority Notes Trustee each hereby irrevocably and unconditionally appoints, and each Bank Related Hedging Exchanger, Bank

Related Cash Management Exchanger and Additional First Priority Capital Markets Indebtedness Representative (each such party, a “Euro Secured Party”) signing an acknowledgment hereto on or after the Original Effective Date, by such signing, irrevocably and unconditionally appoints, Deutsche Bank AG New York Branch to serve as collateral agent and representative of each such Euro Secured Party under each of the Euro Security Documents (in such capacity, together with its successors in such capacity, the “Euro Collateral Agent”) and irrevocably and unconditionally authorizes Euro Collateral Agent to act as agent for the Euro Secured Parties and to continue to act as fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec (but only insofar as the hypothecs governed by the laws of Quebec are concerned) for the purpose of executing and delivering, on behalf of all such Euro Secured Parties, the Euro Security Documents and the Global Participation Agreement and any other documents or instruments related thereto or necessary or, as determined by Euro Collateral Agent (acting on the instructions of the Requisite Obligees (as defined below)), desirable to perfect the Liens granted to Euro Collateral Agent thereunder and, subject to the provisions of this Agreement, for the purpose of enforcing the Euro Secured Parties’ rights in respect of the Euro Collateral and the obligations of the Euro Pledgors under the Euro Security Documents, and for the purpose of, or in connection with, releasing the obligations of the Euro Pledgors under the Euro Security Documents in accordance with the terms of the Financing Documents.

Without limiting the generality of the foregoing, Euro Collateral Agent is further hereby appointed as agent for each of the Euro Secured Parties to hold the Liens on the Euro Collateral granted pursuant to the Euro Security Documents with, subject to Section 3, sole authority to exercise remedies under the Euro Security Documents. Euro Collateral Agent is hereby authorized to act as mortgagee under all mortgages, beneficiary under all deeds of trust and as Euro Secured Party under each applicable Euro Security Document and to follow the instructions provided to it under this Agreement.

Section 3. Decisions Relating to Exercise of Remedies Vested in Requisite Obligees.

(a) Except as otherwise provided in Section 3 of the Global Participation Agreement, Euro Collateral Agent shall exercise its rights, powers and discretions under this Agreement, the Credit Agreement and the Euro Security Documents or otherwise arising in relation to the Euro Collateral (including as mandataire for purposes of the fifth paragraph of this subsection 3(a)) in accordance with the written directions of the Requisite Obligees and any rights or obligations of Euro Collateral Agent hereunder or under the Credit Agreement or Euro Security Documents shall be subject to the provisions of this Section.

For purposes of this Agreement, “Requisite Obligees” means, for purposes of directing Euro Collateral Agent with respect to any of the foregoing actions to be taken pursuant to any of the Euro Security Documents, Bank Agent (including on behalf of any Canadian Revolving Lenders and any Lenders of Additional First Priority Bank Indebtedness) and the Administrative Agent; provided that if the Obligations and the First Priority U.S. Obligations under the Credit Documents and Bank Related Debt have been indefeasibly paid in full in cash without any refinancing thereof through the incurrence of indebtedness having a Lien on any Euro Collateral and the Credit Agreement and all letters of credit thereunder and the Bank

Related Debt Agreements have terminated and all Lenders have been paid in full (after giving effect to the Global Participation Agreement), “Requisite Obligees” shall mean the First Priority Notes Trustee; provided, further, that for purposes of directing Euro Collateral Agent with respect to Additional Bank Collateral, Requisite Obligees shall mean Bank Agent and the Administrative Agent (as defined in the Credit Agreement) in all cases.

Euro Collateral Agent shall refrain from exercising any right, power or discretion vested in it under this Agreement, the Credit Agreement or the Euro Security Documents or otherwise arising in relation to the Euro Collateral (including as mandataire for purposes of the fifth paragraph of this subsection 3(a)) unless and until instructed by the Requisite Obligees as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised (other than any right, power or discretion which is reasonably incidental to any right, power or discretion in relation to which it has received such instructions, in which case the following sentence shall apply). The Euro Collateral Agent may, in the exercise of its duties, obligations and responsibilities hereunder, do any act or thing reasonably incidental, in the opinion of Euro Collateral Agent, to any instructions received by it from the Requisite Obligees which in its discretion it deems advisable for the protection and benefit of the Euro Secured Parties.

Euro Collateral Agent has executed or shall be executing the Euro Security Documents on behalf of the Euro Secured Parties upon the instructions of the Euro Secured Parties and shall not be responsible or liable for the legality, validity, effectiveness, genuineness, adequacy, enforceability or sufficiency of any of the Euro Security Documents or the Euro Collateral.

For the avoidance of doubt, in particular with respect to Euro Collateral Agent’s appointment as holder of the Liens on the Euro Collateral and its ability to perfect and enforce, if required before a court of law, the Euro Collateral, as agent for the Euro Secured Parties, for French law purposes only, Euro Collateral Agent shall be deemed to act as “mandataire” for the Euro Secured Parties pursuant to Article 1984 et seq. of the French Civil Code. With respect to any bankruptcy or insolvency proceeding of Crown Euroco in France, Euro Collateral Agent shall be deemed to represent the Requisite Obligees only for purposes of making requests or demands in such proceeding.

Euro Collateral Agent shall not be required to take any action (including as mandataire for purposes of the fifth paragraph of this subsection 3(a)) that it believes is contrary to law or to the terms of this Agreement or any of the Euro Security Documents or which it believes would subject it or any of its officers, employees or directors to liability, and Euro Collateral Agent shall not be required to take any action under this Agreement or any of the Euro Security Documents (including as mandataire for purposes of the fifth paragraph of this subsection 3(a)), unless and until Euro Collateral Agent shall receive additional indemnities to its satisfaction from the Euro Secured Parties (or the holders represented thereby) against any and all losses, costs, expenses or liabilities in connection therewith.

(b) Each Euro Secured Party executing this Agreement or an acknowledgment hereto agrees that (i) Euro Collateral Agent shall act as the Requisite Obligees may request

(regardless of whether any Euro Secured Party or any holder represented thereby agrees, disagrees or abstains with respect to such request), (ii) Euro Collateral Agent shall have no liability for acting in accordance with such request (provided such action does not, on its face, conflict with the express terms of this Agreement (or such term has been waived in accordance with the terms hereof)) and (iii) no Euro Secured Party or any holder represented thereby shall have any liability to any other Euro Secured Party or any holder represented thereby for any such request. Euro Collateral Agent shall give prompt notice to all Euro Secured Parties of actions taken pursuant to the instructions of Requisite Obligees; provided, however, that the failure to give any such notice shall not impair the right of Euro Collateral Agent to take any such action or the validity or enforceability under this Agreement or the applicable Euro Security Document of the action so taken or create a cause of action against Euro Collateral Agent.

(c) Each Euro Secured Party agrees that unless and until such Euro Secured Party is entitled to give direction to Euro Collateral Agent pursuant to Section 3(a) with respect to a Euro Security Document, the only right of such Euro Secured Party under the Euro Security Documents is for the Obligations owing to such Euro Secured Party to be secured by the Euro Collateral, and to receive a share of the Proceeds of such Euro Collateral, if any, as and when provided in the Euro Security Documents and Section 4 and Section 5 hereof.

(d) Notwithstanding anything to the contrary set forth in any of the Financing Documents or contained herein and irrespective of:

(i) the time, order or method of creation, attachment or perfection of the respective security interests and/or Liens granted to Euro Collateral Agent for the benefit of the Euro Secured Parties in or on any or all of the property or assets of Crown SAS, Crown Euroco and its subsidiaries,

(ii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any Euro Collateral,

(iii) whether any Euro Secured Party or any bailee or agent thereof holds possession of any or all of the property or assets of any Euro Pledgor,

(iv) the dating, execution or delivery of any agreement, document or instrument granting any Euro Secured Party security interests and/or Liens in or on any or all of the property or assets of any Euro Pledgor,

(v) the giving or failure to give notice of the acquisition or expected acquisition of any purchase money or other security interest and

(vi) the rules for determining priority under any law or rule governing the relative priorities of secured creditors,

all security interests in any Euro Collateral heretofore or hereafter granted or purported to be granted to secure any Obligations in respect of First Priority Indebtedness pursuant to any Euro

Security Document or otherwise secures (i) the Obligations of the Obligors under the Credit Documents (including Obligations in respect of Additional Bank Indebtedness), (ii) the Obligations of the Obligors under the First Priority Notes Documents, (iii) the Obligations of the Obligors under the Bank Related Debt Agreements and (iv) the Obligations of the Obligors under any Additional First Priority Capital Markets Indebtedness Documents on an equal and ratable, pari passu basis pursuant to the terms of this Agreement and the Global Participation Agreement.

(e) Euro Collateral Agent may at any time request directions from the Requisite Obligees with respect to the Euro Security Documents as to any course of action or other matter relating hereto or to any Euro Security Document. Except as set forth in Section 3(f) below, directions given by Requisite Obligees to Euro Collateral Agent hereunder shall be binding on all Euro Secured Parties for all purposes.

(f) (i) Subject to the application of Proceeds (as defined below) pursuant to Section 4, (A) Euro Collateral Agent may release the Lien of the Euro Security Documents against any portion or all of the Euro Collateral, to the extent approved by the Requisite Obligees and (B) Euro Collateral Agent shall release the Lien of the Euro Security Documents against all of the Euro Collateral and terminate the Euro Security Documents after all Bank Indebtedness and First Priority U.S. Obligations have been repaid in full and the Bank Indebtedness Documents have been terminated; provided, however, that no such release under clause (A) of this sentence (other than (a) a release permitted by Section 3(f)(ii) and (b) a release in connection with the foreclosure, sale or disposition of Euro Collateral by Euro Collateral Agent hereunder in connection with the enforcement of rights and exercise of remedies in respect of such Euro Collateral) of Euro Collateral that is not Additional Bank Collateral shall be effective against any First Priority Agent or any holder of First Priority Capital Markets Indebtedness if such First Priority Agent or any holder of First Priority Capital Markets Indebtedness shall have delivered a notice to Euro Collateral Agent not later than one (1) Business Day prior to the date of release that a default or event of default shall have occurred and be continuing under such applicable First Priority Capital Markets Indebtedness Document as of the time of such proposed release, unless such First Priority Agent consents to such release.

(ii) Subject to the application of Proceeds pursuant to Section 4, upon any (A) sale or other transfer of any Euro Collateral, or (B) the sale or transfer of the Capital Stock of any Euro Pledgor resulting in such Euro Pledgor ceasing to be a Subsidiary, in each case, to any person that is not a Euro Pledgor or Affiliate (other than, in the case of clause (A) only, a Receivables Subsidiary (as defined in the Credit Agreement)) and such sale or transfer is not prohibited by, in the case of Euro Collateral that is not Additional Bank Collateral, the Financing Documents, and in the case of Additional Bank Collateral, the Credit Agreement, the Lien of the Euro Security Documents on such Euro Collateral, or the Lien of the Euro Security Documents on the Euro Collateral owned by such Euro Pledgor, as applicable, shall be released without recourse or warranty; provided, that Euro Collateral Agent may request, and shall be entitled to rely upon, an officers’ certificate of such Euro Pledgor stating that such sale or transfer is not prohibited by the Financing Documents or the Credit Agreement, as applicable. In connection with such release, Euro Collateral Agent shall execute and deliver to any Euro Pledgor, at such Euro Pledgor’s expense, all documents that such Euro Pledgor shall reasonably request to evidence such termination or release; provided, further the Lien of the Euro Security Documents shall extend to the proceeds from such sale or transfer.

(iii) Notwithstanding anything to the contrary in this Section 3(f), (x) any release of Euro Collateral under the Euro Security Documents shall be a release of such Euro Collateral with respect to each Euro Secured Party and (y) if any Lien in any Euro Collateral (other than Additional Bank Collateral) previously released pursuant to Section 3(f)(i) is subsequently granted to any Euro Secured Party and such Lien does not otherwise comply with Section 4.11 of the First Priority Notes Indenture, such Lien must be granted to each of the Euro Secured Parties to the extent required under the applicable Financing Documents, subject to the relative priorities set forth in this Agreement.

(g) Each Euro Secured Party agrees that no Euro Secured Party shall have any right to, and agrees that it shall not, take any action whatsoever to enforce any term or provision of any Euro Security Document or to enforce any of its rights in respect of the Euro Collateral (whether arising under any Financing Document, operation of law, statute or otherwise), it being understood that all rights and remedies under the Euro Security Documents shall be enforced and executed exclusively by Euro Collateral Agent pursuant to this Agreement. Without limiting any of the foregoing, each Euro Secured Party irrevocably and unconditionally agrees that so long as any of the Obligations in respect of the Bank Indebtedness Documents have not been indefeasibly paid in full in cash without any refinancing thereof through the incurrence of indebtedness, in any case under the Bankruptcy Law with respect to any Obligor or any of their subsidiaries, all other Euro Secured Parties (other than the Bank Agent) shall not contest any request by Bank Agent or Euro Collateral Agent for relief from any applicable Bankruptcy Law.

In the event of any dissolution, winding-up, liquidation or reorganization of Crown Euroco or any of its subsidiaries (whether in bankruptcy, insolvency, administration or receivership proceedings, voluntary or involuntary, or upon a general assignment for the benefit of creditors or any other marshaling of the assets of Crown Euroco or any of its subsidiaries or any other similar remedy or otherwise) tending towards liquidation of the business and assets of Crown Euroco or any of its subsidiaries, if any First Priority Agent does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then Euro Collateral Agent shall have the right (but not the obligation) to file and is hereby authorized and empowered, and irrevocably appointed as attorney-in-fact, to file an appropriate claim for and on behalf of the holders of such indebtedness. In addition, in connection with any plan of reorganization or other similar arrangement under any applicable law proposed by or approved by Bank Agents that is consistent with the terms of this Agreement, each First Priority Agent agrees to vote its claim to approve such plan or arrangement.

Each Euro Secured Party (other than U.K. Administrative Agent, Canadian Administrative Agent and Euro Collateral Agent) agrees that (i) it will provide notices (such notices to be provided in writing and contemporaneously with any notice provided to Crown Euroco or any Euro Pledgor) to each other Euro Secured Party and Euro Collateral Agent with respect to the acceleration of its respective indebtedness; provided, however, that the failure to give any such notice to the other Euro Secured Party shall not affect the effectiveness of any notice given to Crown Euroco or any Euro Pledgor or the validity of this Agreement or create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party; (ii) the Euro Secured Parties will not contest each other’s security interest in and/or Liens granted for the benefit of any or all of the Euro Secured Parties in or on any or all of the property or assets of Crown Euroco and the Euro Pledgors and their respective subsidiaries (including, without limitation, in respect of the Liens of Bank Agent and Lenders in the Additional Bank Collateral) or contest the validity of the documents governing their respective security interests and Liens or assert a claim inconsistent with the terms of this Agreement; and (iii) in a bankruptcy or insolvency proceeding, the Requisite Obligees may consent to the use of cash collateral in their sole discretion.

Each Euro Secured Party waives any and all rights to (i) require Euro Collateral Agent to marshal any property or assets of the Euro Pledgors or to resort to any of the property or assets of the Euro Pledgors in any particular order or manner and (ii) require Euro Collateral Agent to enforce any guaranty or any security interest or Lien to secure the payment of any or all Obligations as a condition precedent or concurrent to taking any action against or with respect to the Euro Collateral.

(h) It is understood and agreed that the Additional Bank Collateral shall only secure Obligations under Bank Indebtedness and is for the benefit of Bank Agent on behalf of the Lenders and any Bank Related Hedging Exchanger and any Bank Related Cash Management Exchanger. Each Euro Secured Party (other than Bank Agent on behalf of the Lenders and agents under the Credit Agreement, any Bank Related Hedging Exchanger and any Bank Related Cash Management Exchanger) acknowledges and agrees that it has no Lien on the Additional Bank Collateral.

(i) Notwithstanding any provision of the Euro Security Documents, for so long as any Existing Unsecured Debt is outstanding and if any Euro Collateral constitutes Restricted Collateral thereunder, then such Euro Collateral shall not secure any Obligations constituting Exempted Indebtedness except to the extent that such Obligations constitute Restricted Secured Indebtedness. Furthermore, if any Euro Collateral constitutes Intercompany Debt that is represented by a “security”, as defined under the U.S. Securities Act of 1933, as amended (the “Securities Act”), then the amount realizable with respect to any single such security upon any exercise of remedies by the holders of First Priority Capital Markets Indebtedness shall be limited to the amount necessary such that the issuer of such security shall not be required to prepare separate audited financial statements under the applicable rules or regulations of the United States Securities and Exchange Commission; provided, however, that this sentence shall not limit the Obligations secured or amount realizable under Bank Indebtedness.

(j) Notwithstanding anything to the contrary in this Agreement or the Euro Security Documents, if any Existing Unsecured Debt is required to be secured by Principal Property or Restricted Securities (to the extent such Restricted Securities constitute Euro Collateral under the Euro Security Documents) due to the triggering of a negative pledge covenant in any indenture pursuant to which such Existing Unsecured Debt is issued, the First Priority Indebtedness shall be secured equally and ratably (except in the case of Additional Bank Collateral which shall secure only Bank Indebtedness) with such Existing Unsecured Debt with respect to the Lien of such Existing Unsecured Debt on such Principal Property or Restricted Securities to the extent such Principal Property or Restricted Securities constitute Euro Collateral under the Euro Security Documents for so long as such Existing Unsecured Debt is so secured.

Section 4. Application of Proceeds Subject to the Terms of the Global Participation Agreement.

(a) Any and all amounts actually received by Euro Collateral Agent in connection with the enforcement of the Euro Security Documents, including the proceeds of any collection, sale or other disposition of the Euro Collateral or any portion thereof (collectively, “Proceeds”) shall be applied promptly by Euro Collateral Agent, subject to the terms of the Global Participation Agreement, as follows:

First, to the payment of the costs and expenses of such sale, collection or other realization, including reasonable compensation to Euro Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Euro Collateral Agent in connection therewith and all amounts for which Euro Collateral Agent is entitled to indemnification hereunder, and to the payment of all costs and expenses paid or incurred by Euro Collateral Agent in connection with the exercise of any right or remedy hereunder;

Second, to the payment of the Obligations in respect of First Priority Indebtedness (including any deposits into a collateral account for outstanding letters of credit under the Credit Agreement, provided that if such letters of credit expire without being fully drawn, then at that time, such excess amounts shall be applied as provided in this Section 4 to then outstanding Obligations in respect of First Priority Indebtedness) for the ratable benefit of the holders thereof; and

Third, only after indefeasible payment in full of all Obligations in respect of First Priority Indebtedness and the First Priority Indebtedness Documents have terminated and the letters of credit under the Credit Agreement have been canceled, to the respective Euro Pledgor of such Euro Collateral or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such Proceeds;

provided, that if such Euro Collateral is Additional Bank Collateral, such Proceeds shall not be applied to the payment of Obligations in respect of First Priority Capital Markets Indebtedness.

Until Proceeds are so applied, Euro Collateral Agent shall hold such Proceeds in its custody in accordance with its regular procedures for handling deposited funds.

For the purposes of determining ratable amounts under this Section 4, Euro Collateral Agent will use the Dollar Equivalent (as defined in the Credit Agreement) at the time of determination of the First Priority Indebtedness outstanding.

(b) (i) (A) Any Proceeds from any Additional Bank Collateral received by Euro Collateral Agent to be distributed under Section 4(a) to payment of the Obligations in respect of Bank Indebtedness shall be applied so that each Euro Secured Party that is a Lender with respect thereto that is then secured by the Additional Bank Collateral giving rise to such Proceeds shall receive payment of the same proportionate amount of all such Obligations and (B) any Proceeds from any Euro Collateral (other than Additional Bank Collateral) received by Euro Collateral Agent to be distributed under Section 4(a) to payment of the Obligations in respect of First Priority Indebtedness shall be applied so that each Euro Secured Party with respect thereto that is then secured by the Euro Collateral (other than Additional Bank Collateral) giving rise to such Proceeds shall receive payment of the same proportionate amount of all such Obligations. For purposes of determining the proportionate amounts of all Obligations in respect of First Priority Indebtedness when Proceeds are to be distributed under this Section 4, the amount of the outstanding Obligations under the First Priority Indebtedness Documents, respectively, shall be deemed to be the principal (including the face amount of outstanding letters of credit) and interest then due and payable under the First Priority Indebtedness plus any other fees, indemnities and costs then due and payable under the First Priority Indebtedness Documents (it being agreed that the amount of the outstanding Bank Related Hedging Obligations and Bank Related Cash Management Obligations of any Bank Related Hedging Exchanger or Bank Related Cash Management Exchanger shall be deemed to be the amount of Crown Euroco’s or any of its subsidiaries’ obligations then due and payable (exclusive of expenses or similar liabilities but including any early termination payments then due) under the applicable Bank Related Hedging Agreements or Bank Related Cash Management Agreements).

(c) Payments by Euro Collateral Agent on account of Proceeds received by Euro Collateral Agent in respect of the Obligations under the Credit Agreement shall be made to Bank Agent for distribution by Bank Agent to the Lenders and other Euro Secured Parties under the Credit Agreement in accordance with the Credit Agreement and as follows: (i) any payments in respect of Bank Related Hedging Obligations and Bank Related Cash Management Obligations shall be made as directed by the Bank Related Hedging Exchanger or Bank Related Cash Management Exchanger to which such Bank Related Hedging Obligations or Bank Related Cash Management Obligations are owed; and (ii) any payments in respect of loans or outstanding letters of credit made to or on behalf of Crown Euroco under the Credit Agreement shall be paid to Bank Agent for the benefit of the Lenders and other Euro Secured Parties under the Credit Agreement. All other payments on account of Proceeds received by Euro Collateral Agent in respect of all other Obligations in respect of First Priority Capital Markets Indebtedness shall be paid on behalf of the holders of such indebtedness.

Section 5. Information.

In the event Euro Collateral Agent proceeds to foreclose upon, collect, sell or otherwise dispose of or take any other action with respect to the Euro Collateral, or any portion thereof, or to enforce any Euro Security Document, or proposes to take any other action pursuant to this Agreement or requests instructions from the Euro Secured Parties as provided herein, upon the request of Euro Collateral Agent, each of the following Euro Secured Parties agrees to provide promptly to Euro Collateral Agent the following information:

(a) Bank Agent and Canadian Administrative Agent on behalf of the Lenders (and any Lender of Additional First Priority Bank Indebtedness) and agents under the Credit Agreement, by executing this Agreement, agree to promptly from time to time notify Euro Collateral Agent of (i) the aggregate amount of principal of and interest on the Obligations and any fees or other amounts owing under the Credit Agreement and the amount of outstanding letters of credit under the Credit Agreement as at such date and the amount, if any, then due and payable under the Credit Agreement as Euro Collateral Agent may specify, (ii) the current commitment of each Lender under the Credit Agreement, and (iii) any payment received by Bank Agent or Canadian Administrative Agent to be applied to the principal of or interest on the amounts due under the Credit Agreement or any fees or other amounts owing under the Credit Agreement. Bank Agent shall certify as to such amounts and Euro Collateral Agent shall be entitled to rely conclusively upon such certification.

(b) Each Bank Related Hedging Exchanger party to a Bank Related Hedging Agreement benefited by this Agreement, by signing an acknowledgment to this Agreement, agrees to promptly from time to time notify Euro Collateral Agent of (i) the notional amount under such Bank Related Hedging Agreement and the amount payable by Crown Euroco or any of its subsidiaries upon early termination of such Bank Related Hedging Agreement at the date of termination as fixed by such Bank Related Hedging Agreement and (ii) any payment received by such Bank Related Hedging Exchanger to be applied to amounts due upon early termination of such Bank Related Hedging Agreement. Such Bank Related Hedging Exchanger shall certify as to such amounts and Euro Collateral Agent shall be entitled to rely conclusively upon such certification.

(c) Each Bank Related Cash Management Exchanger party to a Bank Related Cash Management Agreement benefited by this Agreement, by signing an acknowledgment on or after the Original Effective Date to this Agreement, agrees to promptly from time to time notify Euro Collateral Agent of (i) the notional amount under such Bank Related Cash Management Agreement and the amount payable by Crown Holdings or any of its subsidiaries upon early termination of such Bank Related Cash Management Agreement at the date of termination as fixed by such Bank Related Cash Management Agreement and (ii) any payment received by such Bank Related Cash Management Exchanger to be applied to amounts due upon early termination of such Bank Related Cash Management Agreement. Such Bank Related Cash Management Exchanger shall certify as to such amounts and Euro Collateral Agent shall be entitled to rely conclusively upon such certification.

(d) Upon written request from Euro Collateral Agent, the First Priority Notes Trustee, by executing this Agreement, agrees to promptly notify Euro Collateral Agent of (i) the aggregate amount of principal and interest outstanding and other amounts owing with respect to the First Priority Notes under the First Priority Notes Documents and the amount, if any, then due and payable under such First Priority Notes and the First Priority Notes Documents, as at such date as Euro Collateral Agent may specify, and (ii) any payment received by such First Priority Notes Trustee to be applied to the principal of or interest on the amounts due with respect to the First Priority Notes and the First Priority Notes Documents. The First Priority Notes Trustee shall certify as to such amounts and Euro Collateral Agent shall be entitled to rely conclusively upon such certification.

(e) Each Additional First Priority Capital Markets Indebtedness Representative with respect to the Additional First Priority Capital Markets Indebtedness benefited by this Agreement, by signing an acknowledgment to this Agreement, agrees to promptly from time to time notify Euro Collateral Agent of (i) the aggregate amount of principal and interest outstanding and other amounts owing under the applicable Additional First Priority Capital Markets Indebtedness Documents and the amount, if any, then due and payable under such Additional First Priority Capital Markets Indebtedness Documents, as at such date as Euro Collateral Agent may specify, and (ii) any payment received by such Additional First Priority Capital Markets Indebtedness Representative to be applied to the principal of or interest on the amounts due with respect to such Additional First Priority Capital Markets Indebtedness and such Additional First Priority Capital Markets Indebtedness Documents. The Additional First Priority Capital Markets Indebtedness Representative shall certify as to such amounts and Euro Collateral Agent shall be entitled to rely conclusively upon such certification.

Section 6. Bank Related Hedging Agreements; Bank Related Cash Management Agreements; Additional First Priority Capital Markets Indebtedness Documents.

(a) Each Bank Related Hedging Exchanger and Bank Related Cash Management Exchanger may cause Bank Related Hedging Obligations and Bank Related Cash Management Obligations to be secured by the Euro Security Documents by executing an acknowledgment on or after the Original Effective Date in the form of Annexes 1 and 2 hereto, and by delivering such executed acknowledgment to Euro Collateral Agent, by which such Bank Related Hedging Exchanger or Bank Related Cash Management Exchanger agrees to be bound by the terms of this Agreement.

(b) Each Additional First Priority Capital Markets Indebtedness Representative, on behalf of itself and all holders of obligations under Additional First Priority Capital Markets Indebtedness may cause such Additional First Priority Capital Markets Indebtedness to be secured by the Euro Security Documents by causing their Additional First Priority Capital Markets Indebtedness Representative to execute an acknowledgment in the form of Annex 3 hereto, and by delivering such executed acknowledgment to Euro Collateral Agent, by which such Additional First Priority Capital Markets Indebtedness Representative agrees, on behalf of itself and all holders of such Additional First Priority Capital Markets Indebtedness, to be bound by the terms of this Agreement.

Section 7. Disclaimers, Indemnity, Etc.

(a) By becoming a party to this Agreement, each Euro Secured Party acknowledges that Euro Collateral Agent shall not be the trustee of any Euro Secured Party. Euro Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or the Euro Security Documents, and Euro Collateral Agent shall not by reason of this Agreement or the Euro Security Documents be a trustee for any Euro Secured Party or have any other fiduciary obligation to any Euro Secured Party (including any obligation under the Trust Indenture Act of 1939, as amended). Euro Collateral Agent shall not be responsible to any Euro Secured Party for any recitals, statements, representations or warranties contained in this Agreement or any Financing Document or in any certificate or other document referred to or provided for in, or received by any of them under, any of the Financing Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Financing Documents or any other document referred to or provided for therein or any Lien under the Euro Security Documents or the perfection or priority of any such Lien or for any failure by any other party to perform any of its respective obligations under any of the Financing Documents. Euro Collateral Agent may employ agents and sub-collateral agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Euro Collateral Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith (including as mandataire for purposes of the fifth paragraph of subsection 3(a)), except for actions that are finally judicially determined to have resulted from its or their own gross negligence or willful misconduct.

(b) Euro Collateral Agent shall be entitled to request and rely upon any certification, notice or other communication (including any thereof by telex, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel (including counsel to Crown Euroco or any of its subsidiaries), independent accountants and other experts selected by Euro Collateral Agent and shall in all cases be fully protected in acting or refraining from acting so upon. Without limiting any rights of Euro Collateral Agent hereunder, Euro Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by Requisite Obligees, and such instructions of Requisite Obligees, and any action taken or failure to act pursuant thereto, shall be binding on all of the Euro Secured Parties.

(c) Each of Crown Euroco and each Euro Pledgor (collectively, the “Indemnifying Parties”) agrees, jointly and severally, to indemnify Euro Collateral Agent for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Euro Collateral Agent (including as mandataire for purposes of the fifth paragraph of subsection 3(a)) in any way relating to or arising out of any of this Agreement, the Euro Security Documents, the Financing Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or the enforcement of any of the terms of any thereof; provided, however, that no such Indemnifying Party shall be liable for any of the foregoing to the extent they are finally judicially determined to have resulted from the gross negligence or willful misconduct of Euro Collateral Agent.

(d) Except for action expressly required of Euro Collateral Agent hereunder, Euro Collateral Agent shall, notwithstanding anything to the contrary in Section 9(c) hereof, in all cases be fully justified in failing or refusing to act hereunder or under the Euro Security Documents (including as mandataire for purposes of the fifth paragraph of subsection 3(a)) unless it shall be further indemnified to its satisfaction by the Euro Secured Parties (or the lenders or holders represented thereby) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(e) Except as expressly provided herein and in the Euro Security Documents, Euro Collateral Agent shall have no duty to take any affirmative steps with respect to the collection of amounts payable in respect of the Euro Collateral. Euro Collateral Agent shall incur no liability to any Euro Secured Party as a result of any sale of any Euro Collateral at any private sale.

(f) (i) Euro Collateral Agent may resign at any time by giving at least five (5) days’ notice thereof to the Euro Secured Parties (such resignation to take effect as hereinafter provided) and Euro Collateral Agent may be removed as Euro Collateral Agent at any time by Requisite Obligees. In the event of such resignation or removal of Euro Collateral Agent, Requisite Obligees shall thereupon have the right to appoint a successor Euro Collateral Agent. If no successor Euro Collateral Agent shall have been so appointed by Requisite Obligees and shall have accepted such appointment within thirty (30) days after the notice of the intent of Euro Collateral Agent to resign, then the retiring Euro Collateral Agent may, on behalf of the other Euro Secured Parties, appoint a successor Euro Collateral Agent. Any successor Euro Collateral Agent appointed pursuant to this clause (f)(i) shall be a commercial bank organized under the laws of a member state of the European Union and having a combined capital and surplus of at least €500,000,000.

(ii) Upon the acceptance of any appointment as Euro Collateral Agent hereunder by a successor Euro Collateral Agent, such successor Euro Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Euro Collateral Agent, and the retiring or removed Euro Collateral Agent shall thereupon be discharged from its duties and obligations hereunder and under the Global Participation Agreement and the Euro Security Documents. After any retiring or removed Euro Collateral Agent’s resignation or removal hereunder as Euro Collateral Agent, the provisions of this Section 7 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Euro Collateral Agent.

(iii) In no event shall Euro Collateral Agent or any Euro Secured Party be liable or responsible for any funds or investments of funds held by any Euro Pledgor or any affiliates thereof.

(g) Each of the Euro Secured Parties understands and acknowledges that Euro Collateral Agent and its Affiliates may also hold indebtedness of Crown Holdings or any of its subsidiaries, be an agent under any of the Financing Documents and act in other financial advisory or underwriting capacities on behalf of Crown Holdings or any of its subsidiaries, and waives any actual or potential conflict of interest resulting therefrom.

Section 8. Deletion of Second Priority Notes Trustee and Third Priority Notes Trustee as parties hereto. Upon execution of its acknowledgement hereto, each of the Second Priority Notes Trustee and Third Party Notes Trustee hereby acknowledges and agrees that it is no longer a party to this Agreement, is no longer entitled to any of the benefits of this Agreement, and is hereby discharged from its duties and obligations hereunder.

Section 9. Intercompany Debt.

(a) If an Event of Default has occurred and is continuing:

(i) No Euro Pledgor will, and each Euro Pledgor will procure that none of its subsidiaries will, make any payment or distribution of any kind whatsoever in respect or on account of Intercompany Debt; and

(ii) no Euro Pledgor will, and each Euro Pledgor will procure that none of its subsidiaries will, create or permit to subsist, any lien over any asset of the Euro Borrower or any or its subsidiaries or give or permit to subsist any guarantee in respect of any part of Intercompany Debt, in each case without the prior written consent of Bank Agent.

(b) Prior to the date that all Obligations are repaid in full, no Euro Pledgor may, and each Euro Pledgor will procure that none of its Subsidiaries may, take Enforcement Action in relation to Intercompany Debt without the prior written consent of Euro Collateral Agent. If, however, an Event of Default has occurred, no Euro Pledgor will, and each Euro Pledgor will procure that none of its Subsidiaries will, take such Enforcement Action in relation to the Intercompany Debt as it is directed by Bank Agent to take.

(c) If at any time prior to the date that all Obligations are repaid in full:

(i) any Intercompany Creditor receives or recovers a payment or distribution of any kind whatsoever in respect of or on account of any Intercompany Debt which is not permitted by paragraph (a); or

(ii) any Intercompany Creditor receives or recovers proceeds pursuant to any Enforcement Action; the recipient or beneficiary of such payment, distribution, set-off or combination will (and if the recipient or beneficiary is not a party to this Agreement the relevant Euro Pledgor which is its parent company will procure that it will) promptly pay all amounts received and distributions received to Euro Collateral Agent for application under Section 4 and, pending such payment or handover, will hold these amounts and distributions in trust for Euro Collateral Agent.

(d) The Intercompany Creditors will not in any circumstances described in Section 10 be subrogated to the rights of the Secured Parties or any Liens arising under the Euro Security Documents.

Section 10. Miscellaneous.

(a) All notices and other communications provided for herein shall be in writing and may be personally served, telecopied, e-mailed or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or e-mail or four Business Days after deposit in the mail, registered or certified, with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10(a)) shall be as set forth under each party’s name on the signature pages (including acknowledgments) hereof.

(b) This Agreement may be modified or waived only by an instrument or instruments in writing signed by Euro Collateral Agent with the written consent of Requisite Obligees, except that any modification or waiver (i) adversely affecting a Euro Secured Party’s rights under Section 3(f)(i) or Section 4 hereof or (ii) that by its terms has a disproportionate (i.e., not ratable) adverse effect on any Secured Party (as opposed to all Secured Parties), in each case, shall require the written consent of the agent or representative representing such Euro Secured Party; provided, however, that, notwithstanding the foregoing, the written consent of the Euro Secured Parties shall not be required with respect to amendments, modifications or waivers necessary to permit the incurrence of additional indebtedness secured by the Euro Collateral and entitled to the benefits of the Euro Security Documents insofar as the foregoing is not prohibited by the Financing Documents benefiting such Euro Secured Party, including for the purposes of providing any successor or replacement credit agreement or bank facility to the Credit Agreement and for the administrative agent of such successor or replacement credit agreement or bank facility becoming a party to this Agreement as Bank Agent(s), and including without limitation any amendments, modifications or waivers for the purpose of adding appropriate references to additional parties in, and according such parties the benefits of, any of the provisions hereof in connection with the incurrence of such indebtedness; provided, further, that any modification or waiver to this Agreement that directly and adversely affects Crown Euroco or any of its subsidiaries shall require the written consent of Crown Euroco.

(c) This Agreement shall be binding upon and inure to the benefit of Euro Collateral Agent, each Euro Secured Party and their respective successors and assigns.

(d) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

(e) This Agreement (as amended and restated as of the date hereof) shall become effective as to Bank Agent, Canadian Administrative Agent, the First Priority Notes Trustee and Euro Collateral Agent upon the execution of this Agreement by each of Bank Agent, Canadian Administrative Agent, the First Priority Notes Trustee and Euro Collateral Agent and the delivery of each such person’s counterparts to Euro Collateral Agent.

(f) If any Euro Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, Crown Holdings and its subsidiaries agree that they shall not raise such violation as a defense to the enforcement by any other Euro Secured Party under the Financing Documents.

(g) Each of the parties hereto authorizes Euro Collateral Agent to execute and file on its behalf all such further documents and instruments, and authorizes Euro Collateral Agent to perform such other acts, as may be reasonably necessary or advisable to effectuate the purposes of this Agreement.

(h) If any provision of this Agreement shall be inconsistent with, or contrary to, any provisions in any Financing Document or any other instrument delivered in connection with the transactions contemplated thereby, the applicable provision in this Agreement shall be controlling and shall supersede such inconsistent provision to the extent necessary to give full effect to all provisions contained in this Agreement. Each Euro Secured Party acknowledges and agrees that the terms and provisions of this Agreement do not violate any term or provisions of its respective Financing Document.

(i) Each of the Euro Secured Parties (other than Bank Agent, Canadian Administrative Agent and Lenders with regard to the Credit Documents and any Bank Related Hedging Exchanger and any

Bank Related Cash Management Exchanger) shall use its best efforts to notify the other of any amendment, modification or waiver to any of its Financing Documents, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party. Each of the Euro Secured Parties (other than Bank Agent, Canadian Administrative Agent and Lenders with regard to the Credit Documents and any Bank Related Hedging Exchanger and any Bank Related Cash Management Exchanger) shall, upon request of the other or others, provide copies of all such modifications, amendments and waivers and copies of all other documentation relevant to the Euro Collateral.

(j) Each of the parties represents and warrants to all other parties hereto that the execution, delivery and performance by or on behalf of such party to this Agreement has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such party is bound, and requires no governmental or other consent that has not been obtained and is not in full force and effect.

(k) Crown Euroco and the Euro Pledgors shall pay to Euro Collateral Agent upon demand the amount of any and all reasonable expenses of the Euro Secured Parties and Euro Collateral Agent, including, without limitation, the reasonable fees and expenses of counsel for the Euro Secured Parties and Euro Collateral Agent incurred from time to time in connection with the exercise or enforcement of any of their respective rights, interests or remedies under and pursuant to the Euro Security Documents and this Agreement, and for the avoidance of doubt, in each case including such rights, interests and remedies under and pursuant to this Agreement. All such amounts shall constitute part of the Obligations under such Euro Security Documents.

(l) Euro Collateral Agent may demand specific performance of this Agreement. Each of the Euro Secured Parties hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by Euro Collateral Agent.

(m) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(m).

(n) Anything contained in this Agreement to the contrary notwithstanding, each Euro Secured Party shall no longer be a party from and after such time as all of the Obligations owing to such Euro Secured Party and secured by any of the Euro Security Documents, or the instruments representing the same shall have ceased to be outstanding by virtue of the indefeasible payment in full in cash thereof or the cancellation thereof or delivery for cancellation thereof in accordance with their terms.

(o) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that a party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(p) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court referred to in Section 10(o). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(q) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(r) For so long as the Global Participation Agreement shall be in effect, in the event of a conflict between this Agreement and the Global Participation Agreement, the terms of the Global Participation Agreement shall control.

Section 11. Euro Agents as Joint Creditors.

Each of the Obligors, Bank Related Hedging Exchangers and Bank Related Cash Management Exchangers agrees that each of the U.K. Administrative Agent, the Canadian Administrative Agent and Euro Collateral Agent (collectively with the U.K. Administrative Agent and the Canadian Administrative Agent, the “Euro Agents”) (and any agent or sub-agent of any such Euro Agent) shall be a joint creditor (together with the relevant Credit Party, Bank Related Hedging Exchanger or Bank Related Cash Management Exchanger, as the case may be) of each and every obligation of the Obligors, Bank Related Hedging Obligation or Bank Related Cash Management Obligation, as the case may be, toward each of the Credit Parties, Bank Related Hedging Exchangers or Bank Related Cash Management Exchangers, under or in connection with the Loan Documents, Bank Related Hedging Agreements or the Bank Related Cash Management Agreements, and that accordingly the Euro Agents (and any agent or sub-agent of any such Euro Agent) will have its own independent right to demand performance by the Obligors of those obligations. However, any discharge of any such obligation to any such Euro Agent or the relevant Obligor, Bank Related Hedging Exchanger or Bank Related Cash Management Exchanger shall, to the same extent, discharge the corresponding obligation owing (or any agent or sub-agent of any such Euro Agent) to the other. Each of the First Priority Agents agrees that each of the Euro

Agents (and any agent or sub-agent of any such Euro Agent) shall be a joint creditor (together with the noteholders) of each and every obligation of the Obligors under the First Priority Capital Markets Indebtedness Documents. Each of the parties hereto expressly acknowledges and consents to Section 12.18 of the Credit Agreement, as such section refers to the U.K. Administrative Agent and Euro Collateral Agent as joint creditors thereunder.

[Signature Page Follows]

Schedule 1

Euro Pledgors

United Kingdom

Crown UK Holdings Limited

CarnaudMetalbox Overseas Ltd.

CROWN Aerosols UK Ltd.

Crown Cork and Seal Finance PLC

CarnaudMetalbox Engineering PLC

CROWN Speciality Packaging UK plc

CarnaudMetalbox Group UK Ltd.

CROWN Packaging UK plc

Germany

CROWN Verschlüsse Deutschland GmbH

CROWN Nahrungsmitteldosen Deutschland GmbH

CROWN Nahrungsmitteldosen GmbH

CROWN Speciality Packaging Deutschland GmbH

Crown Cork & Seal Deutschland Holdings GmbH

CROWN Verpackungen Deutschland GmbH

Belgium

Crown Verpakking België NV

Canada

CROWN Canadian Holdings ULC

CROWN Metal Packaging Canada LP

CROWN Metal Packaging Canada Inc.

3079939 Nova Scotia Company/3079939 Compagnie de la Nouvelle Ecosse

889273 Ontario Inc.

CROWN Risdon Canada Inc.

Mexico

CROWN Envases México, S.A. de C.V.

Crown Mexican Holdings, S. de R.L. de C.V.

Switzerland

CROWN Vogel AG

France

Societe de Participations CarnaudMetalbox SAS

CROWN Emballage France SAS

CROWN Bevcan France SAS

Crown Développement SAS

Exhibit 5.1(a)(viii)(B)

FORM OF

SHARING AGREEMENT

SECOND AMENDED AND RESTATED

GLOBAL PARTICIPATION AND

PROCEEDS SHARING AGREEMENT

This SECOND AMENDED AND RESTATED GLOBAL PARTICIPATION AND PROCEEDS SHARING AGREEMENT (as amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, herein called this “Agreement”) is dated as of February 26, 2003 and amended and restated as of September 1, 2004 and further amended and restated as of November 18, 2005 among (i) DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for certain lenders from time to time party to the Credit Agreement (as defined below), (ii) DEUTSCHE BANK AG NEW YORK BRANCH, as UK administrative agent (in such capacity, together with its successors and assigns, the “U.K. Agent” and together with the Administrative Agent, the “Bank Agents”) for certain lenders from time to time party to the Credit Agreement, (iii) THE BANK OF NOVA SCOTIA, as Canadian administrative agent (in such capacity, together with its successors and assigns, the “Canadian Administrative Agent”) for certain lenders from time to time party to the Credit Agreement, (iv) WELLS FARGO BANK, N.A., as trustee (in such capacity, together with its successors and assigns, the “Second Priority Notes Trustee”) for the holders of the Second Priority Notes (as defined below) issued under the Second Priority Notes Indenture (as defined below), (v) WELLS FARGO BANK, N.A., as trustee (in such capacity, together with its successors and assigns, the “Third Priority Notes Trustee”) for the holders of the Third Priority Notes (as defined below) issued under the Third Priority Notes Indenture (as defined below), (vi) WELLS FARGO BANK, N.A., as trustee (in such capacity, together with its successors and assigns, the “First Priority Notes Trustee”) for the holders of First Priority Notes (as defined below) issued under the First Priority Notes Indenture (as defined below), (vii) DEUTSCHE BANK AG NEW YORK BRANCH, as collateral agent (the “U.S. Collateral Agent”) under the U.S. Intercreditor Agreement (as defined below), (viii) DEUTSCHE BANK AG NEW YORK BRANCH, as collateral agent (the “Euro Collateral Agent”) under the Euro Intercreditor Agreement (as defined below), (ix) DEUTSCHE BANK AG NEW YORK BRANCH, as Sharing Agent (as defined below), and (x) the other persons who may become parties to this Agreement from time to time pursuant to and in accordance with Section 9 of this Agreement.

R E C I T A L S

WHEREAS, on February 26, 2003 (the “Original Effective Date”), Citicorp North America, Inc. (the “Existing Administrative Agent”), Citibank International PLC (the “Existing U.K. Administrative Agent”, and together with the Existing Administrative Agent, the “Existing Bank Agents”), the Second Priority Notes Trustee, the Third Priority Notes Trustee, Citicorp North

America, Inc., as U.S. Collateral Agent (the “Existing U.S. Collateral Agent”), Citibank International PLC, as Euro Collateral Agent (the “Existing Euro Collateral Agent”) and Citibank North America, Inc., as Sharing Agent (the “Existing Sharing Agent”) entered into the Global Participation and Proceeds Sharing Agreement (the “Original Agreement”).

WHEREAS, on the Original Effective Date, Crown Americas LLC (f/k/a Crown Americas, Inc. and Crown Cork & Seal Americas, Inc.) (“Crown Usco”), Crown European Holdings SA (“Crown Euroco”), the subsidiary borrowers named therein, Crown Holdings, Inc. (“Crown Holdings”), Crown International Holdings, Inc. (“Crown International”) and Crown Cork & Seal Company, Inc. (“CCSC”) (collectively, the “Credit Parties”) entered into that certain credit agreement (the “Original Credit Agreement”) with the lenders named therein and the Existing Bank Agents.

WHEREAS, on the Original Effective Date, Crown Euroco issued $1,085,000,000 in aggregate principal amount of Second Priority Dollar Notes and €285,000,000 in aggregate principal amount of Second Priority Euro Notes, in each case under an Indenture dated as of the Original Effective Date among Crown Euroco, the guarantors named therein and the Second Priority Notes Trustee (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Second Priority Notes Indenture”).

WHEREAS, on the Original Effective Date, Crown Euroco issued $725,000,000 in aggregate principal amount of Third Priority Notes under an Indenture dated as of the Original Effective Date between Crown Euroco, the guarantors named therein and the Third Priority Notes Trustee (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Third Priority Notes Indenture”).

WHEREAS, on September 1, 2004 (the “First Amendment Effective Date”), Crown Euroco issued €350,000,000 of First Priority Notes under an Indenture dated as of the First Amendment Effective Date among Crown Euroco, the guarantors named therein and the First Priority Notes Trustee (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “First Priority Notes Indenture”), the proceeds of which were used (together with the proceeds of the Loans under the 2004 Credit Agreement) to refinance in full all outstanding Term B Loans (as defined in the Original Credit Agreement) and terminate the Obligations and Commitments (each as defined in the Original Credit Agreement) under the Original Credit Agreement.

WHEREAS, on the First Amendment Effective Date, the Existing Bank Agents, the First Priority Notes Trustee, the Second Priority Notes Trustee, the Third Priority Notes Trustee, the Existing U.S. Collateral Agent, the Existing Euro Collateral Agent and the Existing Sharing Agent entered into the First Amended and Restated Global Participation and Proceeds Sharing Agreement (the “First Amendment”).

WHEREAS, on the First Amendment Effective Date, the Credit Parties entered into that certain credit agreement (the “2004 Credit Agreement”) with the lenders named therein, the Existing Administrative Agent and the Existing U.K. Administrative Agent.

WHEREAS, on October 6, 2004, Crown Euroco issued an additional €110,000,000 of First Priority Notes under the First Priority Notes Indenture, the proceeds of which were used to extend a loan to Crown Usco to repay its outstanding term loan under the 2004 credit agreement and for general corporate purposes.

WHEREAS, on the date hereof, Crown Usco and Crown Americas Capital Corp. (“Crown Capital”) intend to issue $1,100,000,000 of senior unsecured notes under two Indentures dated as of the date hereof among each of Crown Usco or Crown Capital, as applicable, and the guarantors named therein and Citibank, N.A., as senior notes trustee under each applicable Indenture (collectively, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Senior Notes Indenture”), the proceeds of which shall be used (together with the proceeds of the Loans under the Credit Agreement and certain cash proceeds from the sale of Crown Holdings’ plastic closures division) to refinance (the “Refinancing”) not less than 66 2/3% of the outstanding Second Priority Notes and 66 2/3% of the outstanding Third Priority Notes, to repay in full all Loans under and terminate the Obligations and Commitments (each as defined in the 2004 Credit Agreement) under the 2004 Credit Agreement and for general corporate purposes.

WHEREAS, simultaneously with the issuance of the Senior Notes, the Credit Parties intend to enter into a new senior secured credit agreement dated as of the date hereof (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement to the extent permitted by the First Priority Notes Indenture and any refinancing or replacement of the Credit Agreement or one or more successor or replacement facilities whether or not with a different group of agents or lenders and whether or not with different obligors upon the Bank Agents acknowledgment of the termination of the predecessor Credit Agreement and execution by the successor Bank Agents’ of an agreement to be bound by the terms of this Agreement) with the lenders from time to time party thereto (including any Lenders of Additional First Priority Bank Indebtedness (as defined below)) (collectively, the “Lenders”), Canadian Administrative Agent and the Bank Agents.

WHEREAS, on the date hereof, the Existing Administrative Agent and Existing U.K. Administrative Agent have resigned as U.S. Collateral Agent and Euro Collateral Agent, respectively, and the Lenders under the Credit Agreement have appointed Deutsche Bank AG New York Branch as U.S. Collateral Agent and Euro Collateral Agent.

WHEREAS, on the date hereof, the parties to the Second Priority Notes Indenture and the Third Priority Notes Indenture shall amend each of the Second Priority Notes Indenture and the Third Priority Notes Indenture to, among other things, eliminate the requirement for any security to secure the Second Priority Notes and the Third Priority Notes and to authorize the Second Priority Notes Trustee and the Third Priority Notes Trustee to effectuate the release of the Second Priority Notes Trustee’s and Third Priority Notes Trustee’s respective Liens on the Collateral.

WHEREAS, in connection with the Refinancing, the parties to the Credit Agreement and the First Priority Notes Indenture are entering into security documents and/or amendments and restatements of certain of the Security Documents (as defined in the 2004 Credit Agreement) each such Security Document (as defined in the Credit Agreement) listed on Schedule A to this Agreement (collectively, the “Security Documents”).

WHEREAS, it is contemplated that, to the extent permitted by the Credit Agreement, Crown Holdings or any of its subsidiaries may from time to time enter into one or more Bank Related Hedging Agreements (as defined below) with any counterparty that is a Bank or a Lender or Affiliate thereof or any other person permitted under the Credit Agreement at the time such Bank Related Hedging Agreement was entered into (individually, a “Bank Related Hedging Exchanger” and, collectively, the “Bank Related Hedging Exchangers”) and it is desired that the obligations of Crown Holdings or such subsidiary under such Bank Related Hedging Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Hedging Obligations”), be secured by all or any part of the Collateral pursuant to the Security Documents; provided that for any Bank Related Hedging Exchanger to receive the benefit of such security, it shall execute and deliver to the Sharing Agent an acknowledgment to this Agreement (in the form of Annex 1 attached hereto) agreeing to be bound by the terms hereof at any time prior to the payment in full of Bank Indebtedness.

WHEREAS, it is contemplated that, to the extent permitted by the Credit Agreement, Crown Holdings or any of its subsidiaries may from time to time enter into one or more Bank Related Cash Management Agreements (as defined below) with any counterparty that is a Bank Agent or a Lender or Affiliate thereof or any other person permitted under the Credit Agreement at the time such Bank Related Cash Management Agreement was entered into (individually, a “Bank Related Cash Management Exchanger” and, collectively, the “Bank Related Cash Management Exchangers”) and it is desired that the obligations of Crown Holdings or any of its subsidiaries under such Bank Related Cash Management Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Cash Management Obligations”), be secured by all or any part of the Collateral pursuant to the Security Documents; provided that for any Bank Related Cash Management Exchanger to receive the benefit of such security, it shall execute and deliver on or after the Original Effective Date to the Sharing Agent an acknowledgment to this Agreement (in the form of Annex 2 attached hereto) agreeing to be bound by the terms hereof at any time prior to the payment in full of Bank Indebtedness.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Usco and/or Crown Euroco may incur certain Additional First Priority Bank Indebtedness (as defined below) pursuant to the applicable Credit Documents (as defined below), which Credit Documents will be secured by all or any part of the Collateral pursuant to the Security Documents and have the priority set forth in the Intercreditor Agreements (as defined below).

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement and the First Priority Notes Indenture, any Permitted Issuer may issue Additional First Priority Capital Markets Indebtedness (as defined below) pursuant to the applicable

Additional First Priority Capital Markets Indebtedness Documents, which Additional First Priority Capital Markets Indebtedness will be secured by all or any part of the Collateral pursuant to the Security Documents and have the priority set forth in the Intercreditor Agreements; provided that for any holder of any Additional First Priority Capital Markets Indebtedness to receive the benefit of such security, it shall cause its Additional First Priority Capital Markets Indebtedness Representative to execute and deliver to the Sharing Agent an acknowledgment to this Agreement (in the form of Annex 3 attached hereto) agreeing to be bound by the terms hereof.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement and the First Priority Notes Indenture, Crown Euroco or one or more of its subsidiaries may issue, guarantee or otherwise become an obligor under certain Additional Unsecured Indebtedness (as defined below), which Additional Unsecured Indebtedness will be unsecured. One or more items of Covered Debt require, as a condition to the issuance thereof, that the Additional Unsecured Indebtedness Representative of certain Additional Unsecured Indebtedness become a party to this Agreement.

WHEREAS, the Bank Agents, the Canadian Administrative Agent, the First Priority Notes Trustee, any Additional First Priority Capital Markets Indebtedness Representative, any Bank Related Cash Management Exchanger, any Bank Related Hedging Exchanger and the U.S. Collateral Agent are or will become a party to the U.S. Intercreditor Agreement (as defined below), pursuant to which such parties agreed or will agree, as the case may be, to their relative priorities with respect to U.S. Collateral (as defined therein).

WHEREAS, the U.K. Agent, the Canadian Administrative Agent, the First Priority Notes Trustee, any Additional First Priority Capital Markets Indebtedness Representative, any Bank Related Cash Management Exchanger, any Bank Related Hedging Exchanger and the Euro Collateral Agent are or will become a party to the Euro Intercreditor Agreement (as defined below), pursuant to which such parties agreed or will agree, as the case may be, to their relative priorities with respect to Euro Collateral (as defined therein).

WHEREAS, (a) The First Priority Notes Trustee (for its benefit and for the benefit of the respective holders of the First Priority Notes), the Second Priority Notes Trustee (for its benefit and for the benefit of the respective holders of the Second Priority Notes), the Third Priority Notes Trustee (for its benefit and for the benefit of the respective holders of the Third Priority Notes) and the Bank Agents and the Canadian Administrative Agent (for their respective benefit and for the benefit of the Lenders and other agents under the Credit Agreement), (b) in the event any Bank Related Hedging Obligations are to be secured by the Security Documents, each Bank Related Hedging Exchanger party to any Bank Related Hedging Agreement, (c) in the event any Bank Related Cash Management Obligations are to be secured by the Security Documents, each Bank Related Cash Management Exchanger party to any Bank Related Cash Management Agreement, (d) in the event any obligations in respect of Additional First Priority Bank Indebtedness are to be secured by the Security Documents, the applicable Bank Agent in respect of such Additional First Priority Bank Indebtedness (for its benefit and for the benefit of the holders of such Additional First Priority Bank Indebtedness), (e) in the event any obligations in respect of any Additional First Priority Capital Markets Indebtedness are to be secured by the

Security Documents, the Additional First Priority Capital Markets Indebtedness Representative in respect of such Additional First Priority Capital Markets Indebtedness (for its benefit and for the benefit of the holders of such Additional First Priority Capital Markets Indebtedness) and (f) in the event any Additional Unsecured Indebtedness is issued, the Additional Unsecured Indebtedness Representative in respect of such Additional Unsecured Indebtedness (for its benefit and for the benefit of the holders of such Additional Unsecured Indebtedness) desire to set forth (i) certain provisions regarding the appointment, duties and responsibilities of the Sharing Agent; (ii) their agreement as to the payment of all Proceeds from and after the occurrence of a Triggering Event; and (iii) their agreement as to the sharing of Proceeds from and after the occurrence of a Triggering Event.

WHEREAS, each of the Covered Parties is providing the financing contemplated by this Agreement in reliance upon each other Covered Party entering into this Agreement.

WHEREAS, pursuant to Section 12(b) of the First Amendment, the parties hereto are entering into this Agreement in order to amend and restate the First Amendment to add appropriate references to the Credit Agreement.

A G R E E M E N T

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Definitions.

The following capitalized terms used herein and not otherwise defined herein shall have the definitions set forth below. Terms not defined herein shall have the meanings ascribed to such terms in the Intercreditor Agreements.

“Additional First Priority Bank Indebtedness” means (i)(A) Additional Term Loans (as defined in the Credit Agreement) and (B) Loans (as defined in the Credit Agreement) pursuant to an Additional Facility (as defined in the Credit Agreement), incurred by Crown Usco, in each case, pursuant to the Credit Agreement, which indebtedness is secured by a first priority Lien in the manner described in the U.S. Intercreditor Agreement on the U.S. Collateral and (ii)(A) Additional Term Loans (as defined in the Credit Agreement) incurred by Crown Euroco pursuant to the Credit Agreement, which indebtedness is secured by a first priority Lien in the manner described in the Intercreditor Agreements on the Collateral and (B) Loans (as defined in the Credit Agreement) pursuant to an Additional Facility (as defined in the Credit Agreement).

“Additional First Priority Capital Markets Indebtedness” means any unsubordinated indebtedness issued by a Permitted Issuer on or after the date hereof and not owed to Crown Holdings or any of its subsidiaries (other than Additional First Priority Bank Indebtedness), to the extent permitted to be incurred by the Credit Agreement and the First Priority Notes Indenture, which indebtedness is secured by a first priority Lien in the manner described in the Intercreditor Agreements on all or any part of the Collateral.

“Additional First Priority Capital Markets Indebtedness Documents” means any indenture, debenture, note, guaranty, purchase agreement or other document executed by a Permitted Issuer and its Subsidiaries in connection with the issuance of any such Additional First Priority Capital Markets Indebtedness.

“Additional First Priority Capital Markets Indebtedness Representative” means any trustee or similar representative of the holders of any Additional First Priority Capital Markets Indebtedness.

“Additional Unsecured Indebtedness” means (i) Second Priority Indebtedness, (ii) Third Priority Indebtedness and (iii) unsubordinated indebtedness issued or incurred after the Original Effective Date and not owed to Crown Holdings or any of its subsidiaries and issued or guaranteed by Crown Euroco or any of its subsidiaries, or under which Crown Euroco or any of its subsidiaries is an obligor, to the extent permitted to be incurred by the Credit Agreement and which one or more items of Covered Debt requires the agent or trustee in respect thereof to become a party to this Agreement, which indebtedness is unsecured.

“Additional Unsecured Indebtedness Documents” means any indenture, debenture, note, guaranty, loan agreement, credit agreement, purchase agreement or other document executed by Crown Euroco in connection with the issuance of any such Additional Unsecured Indebtedness.

“Additional Unsecured Indebtedness Representative” means any trustee or similar representative of the holders of any Additional Unsecured Indebtedness.

“Affiliate” of any person means any other person which, directly or indirectly, controls, is controlled by or is under common control with such person.

“Agents” shall mean the Administrative Agent, the U.K. Agent, the Canadian Administrative Agent, the First Priority Agents, the Second Priority Notes Trustee, the Third Priority Notes Trustee, any Additional Unsecured Indebtedness Representative(s) and the Collateral Agents.

“Aggregate Collateral Proceeds Sharing Account Deposits” means the aggregate amount of all funds, assets or other property representing Collateral Proceeds from time to time deposited in the Sharing Account, less the costs, expenses and indemnity paid out of the Collateral Proceeds in the Sharing Account from time to time to the Sharing Agent in accordance with the terms of this Agreement.

“Aggregate Debt Proceeds Sharing Account Deposits” means the aggregate amount of all funds, assets or other property representing Debt Proceeds from time to time deposited in the Sharing Account, less the costs, expenses and indemnity paid out of the Debt Proceeds in the Sharing Account from time to time to the Sharing Agent in accordance with the terms of this Agreement.

“Bank Covered Debt” means Covered Debt which is issued under one or more credit agreements or loan agreements.

“Bank Indebtedness” means (i) the Obligations of the Obligors under the Credit Documents and (ii) the Obligations of the Obligors under the Bank Related Debt Agreements.

“Bank Indebtedness Documents” means (i) the Credit Documents and (ii) the Bank Related Debt Agreements.

“Bank Related Cash Management Agreements” means agreements of Crown Holdings or any of its subsidiaries under the Credit Agreement arising from treasury, depository and cash management services provided by one or more persons that is a Bank Agent, the U.K. Agent or a Lender or Affiliate thereof or any other person permitted under the Credit Agreement at the time that such Bank Related Cash Management Agreement was entered into.

“Bank Related Debt” means, collectively, the Bank Related Cash Management Obligations and the Bank Related Hedging Obligations.

“Bank Related Debt Agreements” means, collectively, the Bank Related Cash Management Agreements and the Bank Related Hedging Agreements.

“Bank Related Hedging Agreements” means, collectively, each Hedging Agreement of Crown Holdings or any of its subsidiaries entered into with any counterparty that is a Bank Agent or a Lender or an Affiliate thereof or any other person permitted under the Credit Agreement at the time such Hedging Agreement was entered into.

“Bankruptcy Code” means Title 11, United States Code, or any similar Federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors including, without limitation, bankruptcy or insolvency laws.

“Collateral” means the U.S. Collateral, the Euro Collateral and the Additional Bank Collateral and any other property or asset securing any Covered Debt.

“Collateral Proceeds” means any payment or proceeds (whether in the form of cash or property or other assets but net of amounts payable to the Collateral Agents as compensation, expense reimbursement or indemnification payments pursuant to the Intercreditor Agreements) received or receivable by any Covered Party or any Agent in respect of any Obligations under any Covered Debt, other than any such payment or proceeds to the extent that, and only to the extent that, after giving effect thereto the value of the remaining Collateral (valued by the Sharing Agent in its sole discretion by any method of its choice at the greater of book value and Fair Market Value) would be zero. Notwithstanding the foregoing, cash paid as an interest payment (and not from the collection, sale or disposition of any Collateral) on Covered Debt that is not Matured Covered Debt shall not be Collateral Proceeds but shall be Debt Proceeds.

“Collateral Proceeds Distribution Entitlement” means:

(i) with respect to any Matured First Priority Covered Debt, an amount equal to the lesser of (a) the Total Obligations then outstanding under such Matured First Priority Covered Debt and (b) (I) the product of (y) the Aggregate Collateral Proceeds Sharing Account Deposits and

(z) such Matured First Priority Covered Debt’s Collateral Proceeds Pro Rata Share, less (II) the Prior Collateral Proceeds Distribution Amount in respect of such Matured First Priority Covered Debt; and

(ii) with respect to Matured Unsecured Covered Debt, zero (0).

“Collateral Proceeds Pro Rata Share” means:

(i) with respect to any First Priority Covered Debt, a fraction (a) the numerator of which is the principal amount of such First Priority Covered Debt plus the face amount of all letters of credit (whether or not drawn) on the Triggering Event Date and (b) the denominator of which is the aggregate principal amount of all Currently Outstanding First Priority Covered Debt plus the face amount of all letters of credit (whether or not drawn) on the Triggering Event Date; and

(ii) with respect to Unsecured Covered Debt, zero (0).

For purposes of determining the Collateral Proceeds Pro Rata Share, the Sharing Agent will use the Dollar Equivalent (as defined in the Credit Agreement) of the principal amount of Covered Debt as of the Triggering Event Date.

“Covered Debt” means any First Priority Indebtedness and any Additional Unsecured Indebtedness.

“Covered Parties” has the meaning given to such term in Section 2.

“Credit Documents” means the Credit Agreement, each guaranty of the Obligations thereunder, the Security Documents (as defined therein) and any other document executed by Crown Usco, Crown Euroco, CCSC, Crown Holdings, Crown International or any Pledgor in connection with the Credit Agreement (including, without limitation, any Joinder Agreement (as defined in the Credit Agreement) or any other documents executed or delivered with respect to any Additional First Priority Bank Indebtedness), in each case, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Currently Outstanding Covered Debt” means, as of any date of determination, all Covered Debt which continues to be entitled to receive distributions from the Sharing Account pursuant to Section 6(b)(i) or 6(b)(ii) of this Agreement.

“Currently Outstanding First Priority Covered Debt” means, as of any date of determination, all First Priority Covered Debt which continues to be entitled to receive distributions from the Sharing Account pursuant to Section 6(b)(i)(A) of this Agreement.

“Debt Proceeds” means any payment (whether in the form of cash or property or other assets) received or receivable by any Covered Party or Agent in respect of any Obligations under any Covered Debt (other than Collateral Proceeds) or in exchange for or in connection with the refinancing of Covered Debt (other than Collateral Proceeds).

“Debt Proceeds Distribution Entitlement” means, with respect to any Matured Covered Debt, an amount equal to the lesser of (a) the Total Obligations then outstanding under such Matured Covered Debt and (b) (I) the product of (y) the Aggregate Debt Proceeds Sharing Account Deposits and (z) such Matured Covered Debt’s Debt Proceeds Pro Rata Share, less (II) the Prior Debt Proceeds Distribution Amount in respect of such Matured Covered Debt.

“Debt Proceeds Pro Rata Share” means, with respect to any Covered Debt, a fraction (a) the numerator of which is the principal amount of such Covered Debt on the Triggering Event Date and (b) the denominator of which is the aggregate principal amount of all Currently Outstanding Covered Debt on the Triggering Event Date; provided, however, that in determining the Debt Proceeds Pro Rata Share for any item of Covered Debt, if such item of Covered Debt is expressly subordinated to any other item of Covered Debt (the “Subordinated Covered Debt”), then the terms of such subordination between such items of Covered Debt shall be given effect to in determining the Debt Proceeds Pro Rata Share and Debt Proceeds Distribution Entitlement of each such item of Covered Debt, including the Subordinated Covered Debt. For purposes of determining the Debt Proceeds Pro Rata Share, the Sharing Agent will use the Dollar Equivalent (as defined in the Credit Agreement) of the principal amount of Covered Debt as of the Triggering Event Date.

“Euro Intercreditor Agreement” means the Second Amended and Restated Euro Intercreditor and Collateral Agency Agreement, dated as of the date hereof among the U.K Agent, the Canadian Administrative Agent, the Euro Collateral Agent, the First Priority Notes Trustee and the other persons that become parties thereto after the date hereof, as amended and restated as of the date hereof, and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Fair Market Value” means (a) as to any security (i) which is listed or admitted to trading on any national securities exchange on any date of determination, the amount equal to the average of the last sale prices of such security for the ten (10) consecutive trading days, regular way, immediately preceding such date of determination or, if no such sale takes place on any such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such securities are then listed or admitted to trading, or (ii) if such security is not then listed or admitted to trading on any national securities exchange but is reported through the automated quotation system of a registered securities association, the average of the last trading prices of such security for the ten (10) consecutive trading days immediately preceding such date of determination or, if there shall have been no trading on any such date, the average of the closing bid and asked prices of such security on such date as shown by such automated quotation system, and (b) as to any other property or assets (including any securities that do not satisfy the requirements of (a)(i) or (a)(ii) above), as of any date of determination, the fair market value of such property or assets on such date as determined in good faith by the Sharing Agent. In determining Fair Market Value, the Sharing Agent shall be entitled to engage one or more investment banking, accounting or appraisal firms selected by the Sharing Agent, the costs and expenses of which shall be payable from the Proceeds in the Sharing Account to which such valuation relates.

“Financing Documents” means, collectively, the Credit Documents, the First Priority Notes Documents, the Second Priority Notes Documents, the Third Priority Notes Documents, the Bank Related Hedging Agreements, the Bank Related Cash Management Agreements, the Additional First Priority Capital Markets Indebtedness Documents and the Additional Unsecured Indebtedness Documents.

“First Priority Agents” means, collectively, the First Priority Notes Trustee and any Additional First Priority Capital Markets Indebtedness Representative.

“First Priority Capital Markets Indebtedness” means (i) the Obligations of the Obligors under the First Priority Notes Documents, and (ii) the Obligations of the Obligors in respect of Additional First Priority Capital Markets Indebtedness issued under the applicable Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Covered Debt” means Covered Debt which is First Priority Indebtedness. For purposes of this definition, First Priority Indebtedness described in clauses (i) and (ii) of the definition thereof shall be deemed separate classes of First Priority Covered Debt.

“First Priority Indebtedness” means (i) the Obligations of the Obligors under the Credit Documents (including Obligations in respect of Additional First Priority Bank Indebtedness), (ii) the Obligations of the Obligors under the First Priority Notes Documents, (iii) the Obligations of the Obligors under the Bank Related Debt Agreements, and (iv) the Obligations of the Obligors under any Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Indebtedness Documents” means, collectively, the Bank Indebtedness Documents and the First Priority Capital Markets Indebtedness Documents.

“First Priority Notes” means (i) the €460,000,000 million in aggregate principal amount of 6 1/4% First Priority Senior Secured Notes due 2011 of Crown Euroco issued under the First Priority Notes Indenture.

“First Priority Notes Documents” means the First Priority Notes Indenture, the First Priority Notes, each guaranty of the Obligations thereunder and any other document executed by Crown Holdings or any of its subsidiaries in connection with the issuance of the First Priority Notes, in each case, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, as permitted by the Credit Agreement.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement or similar agreement.

“Intercreditor Agreements” means the U.S. Intercreditor Agreement and the Euro Intercreditor Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such asset or any filing of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any similar notice or lien under any similar notice or recording statute of any governmental authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) any other agreement intended to create any of the foregoing.

“Matured Covered Debt” means Covered Debt if either (i) the date of the final scheduled maturity for the payment of principal in respect of such Covered Debt has occurred and all or a portion of such Covered Debt has not been paid in full in cash when so due (after giving effect to any applicable grace periods) or (ii) such Covered Debt has been accelerated prior to its final stated maturity (whether or not such acceleration is enforceable under applicable law).

“Matured First Priority Covered Debt” means Matured Covered Debt which is First Priority Indebtedness.

“Matured Unsecured Covered Debt” means Matured Covered Debt which is Additional Unsecured Indebtedness.

“Net Cash Deposited Amount” means the amount of all Proceeds deposited into the Sharing Account in respect of any item of Matured Covered Debt, less the amount of distributions made from the Sharing Account in respect of such item of Matured Covered Debt. Whenever any property or other asset (other than cash) is deposited into the Sharing Account, it shall be valued, for purposes of determining the Net Cash Deposited Amount, at its Fair Market Value on the date of deposit into the Sharing Account.

“Obligations” shall mean, with respect to any of the Financing Documents, any and all obligations, liabilities and indebtedness of every kind, nature and description (whether or not constituting future advances or otherwise) from time to time owing by, or on behalf of, Crown Holdings or any of its subsidiaries under, or in connection with, such Financing Documents, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, evidenced by or arising under any of such Financing Documents whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of such Financing Documents, or after the commencement of any case with respect to Crown Holdings or any of its subsidiaries under any Bankruptcy Code (at the rate provided for in the relevant Financing Documents) (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in any such case or similar proceeding), whether direct or indirect, absolute or contingent (including undrawn letters of credit), joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired.

“Obligors” means each of Crown Holdings, CCSC, Crown International, Crown Usco, Crown Euroco, each subsidiary borrower, each of the Pledgors and any other obligor under any Financing Document.

“Permitted Issuer” means Crown International, Crown Holdings, U.S. Borrower or Crown Finance or any direct special purpose finance Subsidiary of any of the foregoing formed solely to be the issuer of any Permitted Public Debt provided that such Person becomes a Credit Party and Section 7.14 of the Credit Agreement is complied with with respect to such special finance Subsidiary; provided, that with respect to any Permitted Public Debt issued to refinance the First Lien Notes or the Existing Unsecured Debt listed in clause (i) of the definition of Existing Unsecured Debt (as defined in the Credit Agreement), Permitted Issuer means a Parent Guarantor (other than CCSC), U.S. Borrower, Crown Finance or European Borrower or any direct special purpose finance Subsidiary of any of the foregoing formed solely to be the issuer of any Permitted Public Debt provided that such Person becomes a Credit Party and Section 7.14 of the Credit Agreement is complied with with respect to such special finance Subsidiary.

“Pledgors” means the U.S. Pledgors and the Euro Pledgors.

“Prior Collateral Proceeds Distribution Amount” means, with respect to any Matured Covered Debt, the amount of all distributions of Collateral Proceeds made from the Sharing Account in respect of such Matured Covered Debt.

“Prior Debt Proceeds Distribution Amount” means, with respect to any Matured Covered Debt, the amount of all distributions of Debt Proceeds made from the Sharing Account in respect of such Matured Covered Debt.

“Proceeds” means, collectively, Debt Proceeds and Collateral Proceeds.

“Requisite Obligees” means (i) with respect to any direction to the Sharing Agent relating to Collateral Proceeds, the Administrative Agent and U.K. Agent acting on the direction of the percentage of Lenders (including Lenders under any Additional First Priority Bank Indebtedness) under the Credit Agreement required to consent to such directions as set forth in the Credit Agreement; provided that if the Obligations under the Credit Documents and Bank Related Debt Agreements have been indefeasibly paid in full in cash without any refinancing thereof through the incurrence of First Priority Covered Debt, the Lenders have been paid in full (after giving effect to this Agreement) and the Bank Indebtedness Documents and all letters of credit under the Credit Agreement have terminated, “Requisite Obligees” shall mean (1) thereafter, one or more First Priority Agents representing at least a majority of the Total Obligations under the First Priority Capital Markets Indebtedness then outstanding (each such First Priority Agent shall be deemed to represent the amount of Total Obligations that it represents under the applicable First Priority Notes and First Priority Capital Markets Indebtedness), until indefeasible payment in full in cash without any refinancing thereof through the incurrence of First Priority Covered Debt of all Obligations outstanding under any First Priority Capital Markets Indebtedness and (2), thereafter, one or more Additional Unsecured Indebtedness Representatives representing at least a majority of the Total Obligations under Additional Unsecured Indebtedness then outstanding (each such Additional Unsecured Indebtedness Representative shall be deemed to represent the amount of Total Obligations that it represents under the applicable Additional Unsecured Indebtedness) and (ii) with respect to any direction to the Sharing Agent relating to Debt Proceeds or any other matters under this Agreement, one or more Agents representing at least a majority of the Total Obligations outstanding at the applicable date of determination (each such Agent shall be deemed to represent the Total Obligations in respect of all Covered Debt that it represents under the applicable Financing Document).

“Second Priority Indebtedness” means the Obligations of the Obligors under the Second Priority Notes Documents.

“Second Priority Notes” means, collectively, the Second Priority Dollar Notes and the Second Priority Euro Notes.

“Second Priority Notes Documents” means the Second Priority Notes Indenture, the Second Priority Notes, each guaranty of the Obligations thereunder, the Security Documents and any other document executed by Crown Holdings or any of its subsidiaries in connection with the issuance of the Second Priority Notes, in each case, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, as permitted by the Credit Agreement.

“Security Documents” means the U.S. Security Documents (as defined in the U.S. Intercreditor) and the Euro Security Documents (as defined in the Euro Intercreditor Agreement).

“Third Priority Indebtedness” means the Obligations of the Obligors under the Third Priority Notes Documents.

“Third Priority Notes” means (i) the $725 million in aggregate principal amount of 10 7/8% Third Priority Senior Secured Notes due 2013 of Crown Euroco issued on the Original Effective Date and any exchange notes which were issued in a registered exchange offer for such notes and (ii) any additional 10 7/8% Third Priority Senior Secured Notes due 2013 of Crown Euroco, to the extent that the issuance of such notes is permitted by the Credit Agreement, the First Priority Notes Indenture, the Second Priority Notes Indenture and the Third Priority Notes Indenture, and any exchange notes which are issued in a registered exchange offer for such notes, in each case issued under the Third Priority Notes Indenture.

“Third Priority Notes Documents” means the Third Priority Notes Indenture, the Third Priority Notes, each guaranty of the Obligations thereunder, the Security Documents and any other document executed by the Obligors in connection with the issuance of the Third Priority Notes, in each case, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, as permitted by the Credit Agreement.

“Total Obligations” means as to any item of Covered Debt, the sum of (i) the then outstanding Obligations in respect of such Covered Debt and (ii) interest on the Net Cash Deposited Amount, which interest shall accrue (a) on the outstanding amount of such Net Cash Deposited Amount from and including the date on which such Net Cash Deposited Amount was deposited into the Sharing Account and (b) at the rate at which such Net Cash Deposited Amount would have accrued interest (assuming that the entire amount of such Net Cash Deposited Amount represented principal outstanding under the applicable Financing Document governing such Covered Debt) pursuant to the terms of the applicable Financing Document governing such Covered Debt, it being understood that (y) interest on any obligation which accrues at a floating or variable rate shall be calculated in same manner as such interest was calculated on the date such Covered Debt became Matured Covered Debt and (z) the Net Cash Deposited Amount shall accrue interest at the applicable default rate to the extent such default rate would accrue if Crown Holdings or the applicable obligor in respect of such Covered Debt had failed to satisfy the obligation to pay principal in respect of such Covered Debt (without giving effect to any applicable grace periods). All calculations required by this definition of “Total Obligations” shall be made by the Sharing Agent and, absent manifest error, shall be binding on all Covered Parties.

“Triggering Event” means the occurrence of any of the following: (i) a default under any item of Covered Debt which results in the acceleration of such Covered Debt prior to the stated maturity thereof (whether or not such acceleration is enforceable under applicable law) or (ii) a default under any item of Covered Debt which is caused by the failure to pay when due at final stated maturity (after giving effect to the expiration of any applicable grace period(s) as provided in the terms of such Covered Debt) principal of such Covered Debt (a “Covered Debt Payment Default”), unless, in any case, such acceleration or Covered Debt Payment Default shall have been waived or deferred by the Covered Party which has so accelerated or in respect of which such Covered Debt Payment Default has occurred.

“Triggering Event Date” means the time and date of the first occurrence of a Triggering Event.

“Unsecured Covered Debt” means Covered Debt that is Additional Unsecured Indebtedness.

“U.S. Intercreditor Agreement” means the Second Amended and Restated U.S. Intercreditor and Collateral Agency Agreement dated as of the date hereof among Deutsche Bank AG New York Branch, as U.S. Collateral Agent, the Administrative Agent, U.K. Agent, the Canadian Administrative Agent, the First Priority Notes Trustee and the other persons that become parties thereto after the date hereof, as amended and restated as of the date hereof, and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

Section 2. Appointment as Sharing Agent; Creation of Sharing Account.

(a) The Bank Agents, the Canadian Administrative Agent, the First Priority Notes Trustee, the Second Priority Notes Trustee and the Third Priority Notes Trustee each hereby irrevocably and unconditionally appoints, and each Bank Related Hedging Exchanger, Bank Related Cash Management Exchanger, Additional First Priority Capital Markets Indebtedness Representative, Additional Second Priority Indebtedness Representative, Additional Third Priority Indebtedness Representative and Additional Unsecured Indebtedness Representative (each such party, a “Covered Party”) signing an acknowledgment hereto on or after the Original Effective Date, by such signing, irrevocably and unconditionally appoints, Deutsche Bank AG New York Branch to serve as global participation and proceeds sharing agent and representative of each such Covered Party (in such capacity, together with its successors in such capacity, the “Sharing Agent”) and irrevocably and unconditionally authorizes the Sharing Agent to receive and deposit all Proceeds into the Sharing Account (as defined below) following the occurrence of a Triggering Event and to invest such Proceeds as provided in this Agreement and to distribute all amounts in the Sharing Account from time to time as provided in this Agreement.

(b) On or before the receipt of any Proceeds, the Sharing Agent shall establish an account entitled “Crown Holdings, Inc. Global Participation and Proceeds Sharing Account” (the “Sharing Account”). To fulfill the purposes and intent of this Agreement, the Sharing Agent will be permitted to create sub-accounts, including securities accounts, in order to hold non-cash Proceeds and Proceeds in more than one currency. The Sharing Agent shall maintain the Sharing Account in accordance with its general policies regarding deposited funds.

Section 3. Direction of Recovered Amounts Following a Triggering Event; Waiver of Triggering Event.

Each Covered Party hereby irrevocably and unconditionally agrees that, from and after it has actual knowledge of the occurrence of a Triggering Event, (i) it shall immediately notify the Obligors and the Collateral Agents of the occurrence of such Triggering Event, (ii) upon notice to the Obligors and the Collateral Agents by any Covered Party of the occurrence of such Triggering Event, each Covered Party shall cause such Obligor to pay (or cause to be paid) any and all Proceeds directly to the Sharing Agent for deposit into the Sharing Account and (iii) each Collateral Agent shall pay any and all Collateral Proceeds directly to the Sharing Agent for deposit into the Sharing Account. If any Covered Party receives any Proceeds from and after the occurrence of a Triggering Event, such Covered Party shall set aside such Proceeds and hold them in trust for the benefit of the Sharing Agent and immediately turn over such Proceeds directly to the Sharing Agent for deposit into the Sharing Account.

Notwithstanding the foregoing, the Administrative Agent (for so long as any Obligations under the Credit Documents are outstanding) by notice to the Sharing Agent and the Agents may, and if directed by the Required Dollar Lenders (as defined in the Credit Agreement) under the Credit Agreement shall, waive (whether conditionally, unconditionally, for a limited period of time or for an indefinite duration) the occurrence or consequences of a Triggering Event (including, without limitation, the consequence that after the occurrence of a Triggering Event (x) each Covered Party pay regularly scheduled interest payments into the Sharing Account or (y) each Covered Party is entitled to receive its Debt Proceeds Pro Rata Share of such an interest payment only if its Covered Debt is Matured Covered Debt), in which case such Triggering Event shall be deemed to have not occurred or such consequences waived with respect to all Covered Parties unless such waiver is rescinded in which case a Triggering Event shall be deemed to have occurred as of the date of such rescission.

For purposes of the Financing Documents and the obligation of any Obligor to make payments to any Agent or holder of Covered Debt thereunder, all payments of Proceeds paid to the Sharing Agent by any Obligor or Collateral Agent on behalf of any Agent or holder of Covered Debt in respect of Covered Debt shall be deemed paid to and received by such Agent or holder.

Section 4. Decisions Relating to Proceeds in Sharing Account.

(a) The Sharing Agent may take such actions with respect to Proceeds in the Sharing Account as it may, in its sole discretion, deem necessary or appropriate under the circumstances to give effect to the terms of this Agreement. The Sharing Agent agrees to make such demands and give such notices with respect to Proceeds in the Sharing Account as the Requisite Obligees may request from time to time.

The Sharing Agent shall not be required to take any action that it believes is contrary to law or to the terms of this Agreement or which it believes would subject it or any of its officers, employees or directors to liability, and the Sharing Agent shall not be required to take any action under this Agreement, unless and until the Sharing Agent shall receive additional indemnities to its satisfaction by, or on behalf of, the Covered Parties against any and all losses, costs, expenses or liabilities in connection therewith.

(b) Each Covered Party executing this Agreement or an acknowledgment hereto on or after the Original Effective Date agrees that (i) the Sharing Agent may act as the Requisite Obligees may request (regardless of whether any Covered Party or any holder represented thereby agrees, disagrees or abstains with respect to such request) and (ii) the Sharing Agent shall have no liability for acting in accordance with such request (provided such action does not, on its face, conflict with the express terms of this Agreement). The Sharing Agent shall give prompt notice to all Covered Parties of actions taken pursuant to the instructions of the Requisite Obligees; provided, however, that the failure to give any such notice shall not impair the right of the Sharing Agent to take any such action or the validity or enforceability under this Agreement of the action so taken or create a cause of action against the Sharing Agent.

(c) The Sharing Agent may at any time request directions from the Requisite Obligees with respect to the Sharing Account as to any course of action or other matter relating thereto. Directions given by the Requisite Obligees to the Sharing Agent hereunder shall be binding on all Covered Parties for all purposes.

Section 5. Permitted Investments of Proceeds in Sharing Account.

Funds deposited in the Sharing Account shall be invested and reinvested only upon the following terms and conditions:

(a) Investments. The Sharing Agent may (but shall not be obligated to) at its discretion invest funds in the Sharing Account (i) in the case of United States dollars, in any direct obligations of the federal government of the United States of America having a final maturity not later than 90 days from the date such funds are invested, (ii) in the case of Euro, in any direct obligations of the government of the Federal Republic of Germany having a final maturity not later than 90 days from the date such funds are invested and (iii) in the case of any other currency, in any securities described in clauses (i) and (ii). The Sharing Agent shall not be liable for losses on any investments made by it pursuant to and in compliance with this Agreement. Any losses shall be deemed a reduction of Collateral Proceeds or Debt Proceeds, as applicable, and deducted in determining the amount of Proceeds for all purposes hereunder. In the absence of investment, the funds held in the Sharing Account shall remain uninvested.

(b) Interest; Proceeds. All amounts earned on funds in the Sharing Account and any and all proceeds received in respect of funds, property or other assets in the Sharing Agreement shall be deemed Proceeds and shall remain deposited in the Sharing Account as set forth herein as additional Collateral Proceeds (in the case of amounts earned or proceeds received in respect of Collateral Proceeds) or Debt Proceeds (in the case of amounts earned or proceeds received in respect of Debt Proceeds) for the benefit of the Covered Parties and shall only be disbursed in accordance with the terms hereof.

(c) Sharing Account Statement. No later than the fifteenth calendar day following each March 31, June 30, September 30 and December 31 following the occurrence of a Triggering Event and as of such other dates as the Requisite Obligees may from time to time reasonably request in writing, the Sharing Agent shall deliver to the Covered Parties a statement in writing setting forth in reasonable detail the balance of funds and other property or assets, as the case may be, then in the Sharing Account (including the balance of Collateral Proceeds and Debt Proceeds disclosed separately) and the manner in which such funds are invested (the “Sharing Account Statement”). The parties hereto irrevocably instruct the Sharing Agent that on the first date upon which the balance in a Sharing Account is reduced to zero, the Sharing Agent shall promptly thereafter deliver to the Covered Parties written notice that the balance in the Sharing Account has been reduced to zero.

Section 6. Deposits and Distributions of Proceeds; Etc.

(a) Deposits of Proceeds. Upon deposit of Proceeds or any other amounts into the Sharing Account, such Proceeds and other amounts shall not be released to any Agent representing Covered Debt or to any holder of Covered Debt unless and until such Covered Debt becomes Matured Covered Debt and thereafter shall only be distributed in accordance with the terms of this Agreement.

(b) (i) Distributions of Collateral Proceeds. Upon receipt by the Sharing Agent of any written notice (each, a “First Priority Claim Notice”) by any holder of or Agent representing First Priority Covered Debt that such First Priority Covered Debt is Matured First Priority Covered Debt, the Sharing Agent shall:

(I) promptly distribute to such Agent out of the Sharing Account such Matured First Priority Covered Debt’s Collateral Proceeds Distribution Entitlement; and

(II) upon any further deposit of Collateral Proceeds into the Sharing Account after the date of such First Priority Claim Notice, promptly distribute to such Agent out of the Sharing Account such Matured First Priority Covered Debt’s Collateral Proceeds Distribution Entitlement;

provided, however, that, subject to clause (iii) below, no Agent in respect of or holder of Matured First Priority Covered Debt shall be entitled to receive any amounts in respect of Collateral Proceeds from the Sharing Account in excess of the then outstanding Total Obligations in respect of such Matured First Priority Covered Debt.

(ii) Distributions of Debt Proceeds. Upon receipt by the Sharing Agent of a First Priority Claim Notice or a written notice from any agent in respect of Unsecured Covered Debt (an “Unsecured Claim Notice” and, together with any First Priority Claim Notice, a “Claim Notice”) by any holder of or Agent representing Covered Debt that such Covered Debt is Matured Covered Debt, the Sharing Agent shall:

(A) promptly distribute to such Agent out of the Sharing Account such Matured Covered Debt’s Debt Proceeds Distribution Entitlement; and

(B) upon any further deposit of Debt Proceeds into the Sharing Account after the date of such applicable Claim Notice, promptly distribute to such Agent out of the Sharing Account such Matured Covered Debt’s Debt Proceeds Distribution Entitlement;

provided, however, that, subject to clause (iii) below, no Agent in respect of or holder of Matured Covered Debt shall be entitled to receive any amounts from the Sharing Account in excess of the then outstanding Total Obligations in respect of such Matured Covered Debt.

(iii) Excess Sharing Account Proceeds. If, following the satisfaction of the Total Obligations in respect of all Covered Debt, additional Proceeds remain in the Sharing Account, the Sharing Agent shall distribute such remaining proceeds to the Agents representing Matured Covered Debt on a pro rata basis in proportion to their respective Debt Proceeds Pro Rata Share (provided that for purposes of calculating Debt Proceeds Pro Rata Share, all Covered Debt shall be deemed to be Currently Outstanding Covered Debt).

(iv) Excess Proceeds from Letters of Credit. If any Covered Debt receives Proceeds in excess of its Total Obligations due to the collateralization of letters of credit that expire without having been drawn upon, the Agent in respect of such Covered Debt shall pay such excess to the Sharing Agent for deposit into the Sharing Account as Collateral Proceeds.

(c) All property and other assets other than cash from time to time deposited in the Sharing Account shall be valued at the Fair Market Value of such property or asset as of the applicable date of deposit. In the event that the Sharing Agent shall distribute any property or assets other than cash from the Sharing Account, the amount of such distribution shall be deemed to be equal to the Fair Market Value of such property or assets, as the case may be, on the date of distribution from the Sharing Account. Fair Market Value shall be determined by the Sharing Agent whose determination, absent manifest error, shall be conclusive as to Fair Market Value.

(d) To the extent that any property or assets other than cash are distributed from the Sharing Account in respect of Covered Debt, the Sharing Agent shall use its commercially reasonable efforts to distribute such property and assets among all Covered Parties receiving a distribution as of each applicable distribution date based on their respective Collateral Proceeds Pro Rata Share or Debt Proceeds Pro Rata Share, as applicable; provided, however, that the Sharing Agent may in its sole discretion sell or otherwise convert any non-cash Proceeds into cash in lieu of distributing such non-cash Proceeds; and provided, further, that to the extent that any distribution of Proceeds in respect of Covered Debt would include a distribution of “securities” (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) to an item of Covered Debt which constitutes a “security” within the meaning of the Securities Act, the Sharing Agent shall liquidate such “securities” or convert such securities (at the expense of such item of Covered Debt which constitutes a “security”) into cash prior to their distribution. In no event will an item of Covered Debt which constitutes a “security” be entitled to receive a distribution of “securities”.

(e) The Sharing Agent shall be entitled to deduct from time to time from the Sharing Account and be entitled to be paid therefrom all of its out-of-pocket expenses, liabilities and advances made or incurred by the Sharing Agent in connection with its acting as Sharing Agent hereunder and all amounts for which Sharing Agent is entitled to indemnification here-under, and to the payment of all out-of-pocket costs and expenses paid or incurred by Sharing Agent in connection with the exercise of any right or remedy hereunder (including, without limitation, reasonable fees and expenses of attorneys and other professional advisors retained by the Sharing Agent).

(f) Payments by the Sharing Agent on account of Proceeds in the Sharing Account in respect of the Total Obligations under the Credit Agreement shall be made to the Administrative Agent and U.K. Agent for distribution by the Administrative Agent, U.K. Agent and Canadian Administrative Agent to the Lenders and other Covered Parties under the Credit Agreement in accordance with the Credit Agreement and as follows: (i) any payments in respect of Bank Related Hedging Obligations and Bank Cash Management Related Obligations shall be made as directed by the Lender or Affiliate thereof to which such Bank Related Hedging Obligations or Bank Cash Management Related Obligations are owed; and (ii) any payments in respect of loans or outstanding letters of credit shall be paid to the Administrative Agent and U.K. Agent for the benefit of the Lenders and other Covered Parties under the Credit Agreement. All other payments on account of Proceeds in the Sharing Account in respect of all other Total Obligations in respect of any First Priority Capital Markets Indebtedness, Second Priority Indebtedness, Third Priority Indebtedness and Additional Unsecured Indebtedness shall be paid to the First Priority Agents, the Second Priority Agents, the Third Priority Agents and any Additional Unsecured Indebtedness Representative, as applicable, on behalf of the holders of such indebtedness.

(g) Each Agent shall have the right to request that all cash distributions made to it under this Section 6 be made in the same currency as the currency of the Covered Debt it represents by giving prior written notice to the Sharing Agent at least 3 business days prior to any such distribution. Upon receiving such written notice, the Sharing Agent shall convert all cash to be distributed to such Agent into the requested currency on the date of disbursement at the spot rate of exchange available to the Sharing Agent on such date. The Sharing Agent shall be entitled to charge against any amount being distributed to such requesting Agent, its out-of-pocket expenses incurred in complying with such request.

Section 7. Obligations of Obligors Unaffected.

It is understood that the terms of this Agreement with respect to sharing Proceeds in the Sharing Account shall not affect the obligations of the Obligors to pay all amounts due to any Covered Party. Any distribution of Proceeds from the Sharing Account to a Covered Party shall not result in the extinguishment of any Covered Debt of such Covered Party with respect to any Obligor.

Section 8. Information.

In the event the Sharing Agent proposes to take any action pursuant to this Agreement or requests instructions from the Covered Parties as provided herein, upon the request of the Sharing Agent, each of the following Covered Parties agrees to provide promptly to the Sharing Agent the following information and documentation:

(a) The Administrative Agent, U.K. Agent and Canadian Administrative Agent on behalf of the Lenders and agents under the Credit Agreement agree to promptly from time to time notify the Sharing Agent of (i) the aggregate amount of the principal and interest outstanding and other amounts owing under the Credit Agreement, including the amount of outstanding letters of credit under the Credit Agreement as at such date and the amount, if any, then due and payable as a result of final stated maturity or acceleration under the Credit Agreement as the Sharing Agent may specify, (ii) the current commitment of each Lender under the Credit Agreement, (iii) any payment received by the Administrative Agent, U.K. Agent or Canadian Administrative Agent to be applied to the amounts due under the Credit Agreement and (iv) the Administrative Agent’s, U.K. Agent’s and Canadian Administrative Agent’s calculations as to the amount of interest accrued with respect to its Covered Debt in accordance with clause (ii) of the definition of Total Obligations. The Administrative Agent shall promptly upon the request of the Sharing Agent provide the Sharing Agent with true, correct and complete copies of each of the Credit Documents. The Administrative Agent shall certify as to such amounts and the Sharing Agent shall be entitled to rely conclusively upon such certification.

(b) Each Bank Related Hedging Exchanger party to a Bank Related Hedging Agreement subject to this Agreement, by signing an acknowledgment to this Agreement, agrees to promptly from time to time notify the Sharing Agent of (i) the notional amount under such Bank Related Hedging Agreement and the amount payable by Crown Holdings or any of its subsidiaries upon early termination of such Bank Related Hedging Agreement, (ii) any payment received by such Bank Related Hedging Exchanger to be applied to amounts due upon early termination of such Bank Related Hedging Agreement and (iii) such Bank Related Hedging Exchanger’s calculations as to the amount of interest accrued with respect to its Covered Debt in accordance with clause (ii) of the definition of Total Obligations. Each Lender and Affiliate shall promptly upon the request of the Sharing Agent provide the Sharing Agent with true, correct and complete copies of each of each Bank Related Hedging Agreement to which it is a party. Such Bank Related Hedging Exchanger shall certify as to such amounts and the Sharing Agent shall be entitled to rely conclusively upon such certification.

(c) Each Bank Related Cash Management Exchanger to a Bank Related Cash Management Agreement subject to this Agreement, by signing an acknowledgment on or after the Original Effective Date to this Agreement, agrees to promptly from time to time notify the Sharing Agent of (i) the notional amount under such Bank Related Cash Management Agreement and the amount payable by Crown Holdings or any of its subsidiaries upon early termination of such Bank Related Cash Management Agreement, (ii) any payment received by such Bank Related Cash Management

Exchanger to be applied to amounts due upon early termination of such Bank Related Cash Management Agreement and (iii) such Bank Related Cash Management Exchanger’s calculations as to the amount of interest accrued with respect to its Covered Debt in accordance with clause (ii) of the definition of Total Obligations. Each Bank Related Cash Management Exchanger shall promptly upon the request of the Sharing Agent provide the Sharing Agent with true, correct and complete copies of each of the Bank Related Cash Management Agreement to which it is a party. Such Bank Related Cash Management Exchanger shall certify as to such amounts and the Sharing Agent shall be entitled to rely conclusively upon such certification.

(d) Upon written request, the First Priority Notes Trustee agrees to promptly notify the Sharing Agent of (i) the aggregate amount of principal and interest outstanding and other amounts owing with respect to the First Priority Notes under the First Priority Notes Documents and the amount, if any, then due and payable under such First Priority Notes and the First Priority Notes Documents, as at such date as the Sharing Agent may specify, (ii) any payment received by such First Priority Notes Trustee to be applied to the principal of or interest on the amounts due with respect to the First Priority Notes and the First Priority Notes Documents and (iii) the First Priority Notes Trustee’s calculations as to the amount of interest accrued with respect to its Covered Debt in accordance with clause (ii) of the definition of Total Obligations. The First Priority Notes Trustee shall promptly upon the request of the Sharing Agent provide the Sharing Agent with true, correct and complete copies of each of the First Priority Notes Documents to which it is a party and which are in its possession. The First Priority Notes Trustee shall certify as to such amounts and the Sharing Agent shall be entitled to rely conclusively upon such certification.

(e) Each Additional First Priority Capital Markets Indebtedness Representative with respect to the Additional First Priority Capital Markets Indebtedness subject to this Agreement, by signing an acknowledgment to this Agreement, agrees to promptly from time to time notify the Sharing Agent of (i) the aggregate amount of principal and interest outstanding and other amounts owing under the applicable Additional First Priority Indebtedness Documents and the amount, if any, then due and payable under such Additional First Priority Capital Markets Indebtedness, as at such date as the Sharing Agent may specify, (ii) any payment received by such Additional First Priority Capital Markets Indebtedness Representative to be applied to the Obligations due with respect to such Additional First Priority Capital Markets Indebtedness and such Additional First Priority Indebtedness Documents and (iii) such Additional First Priority Capital Markets Indebtedness Representative’s calculations as to the amount of interest accrued with respect to its Covered Debt in accordance with clause (ii) of the definition of Total Obligations. Each Additional First Priority Capital Markets Indebtedness Representative shall promptly upon the request of the Sharing Agent provide the Sharing Agent with true, correct and complete copies of each of the Additional First Priority Indebtedness Documents to which it is a party and which are in its possession. The Additional First Priority Capital Markets Indebtedness Representative shall certify as to such amounts and the Sharing Agent shall be entitled to rely conclusively upon such certification.

(f) Upon written request, the Second Priority Notes Trustee agrees to promptly notify the Sharing Agent of (i) the aggregate amount of principal and interest outstanding and other amounts owing with respect to the Second Priority Notes under the Second Priority Notes Documents and the amount, if any, then due and payable under the Second Priority Notes and Second Priority Notes

Documents, as at such date as the Sharing Agent may specify, (ii) any payment received by the Second Priority Notes Trustee to be applied to the Obligations due with respect to the Second Priority Notes and Second Priority Notes Documents and (iii) the Second Priority Notes Trustee’s calculations as to the amount of interest accrued with respect to its Covered Debt in accordance with clause (ii) of the definition of Total Obligations. The Second Priority Notes Trustee shall promptly upon the request of the Sharing Agent provide the Sharing Agent with true, correct and complete copies of each of the Second Priority Notes Documents to which it is a party and which are in its possession. The Second Priority Notes Trustee shall certify as to such amounts and the Sharing Agent shall be entitled to rely conclusively upon such certification.

(g) Upon written request, the Third Priority Notes Trustee agrees to promptly notify the Sharing Agent of (i) the aggregate amount of principal and interest outstanding and other amounts owing with respect to the Third Priority Notes under the Third Priority Notes Documents and the amount, if any, then due and payable under the Third Priority Notes and Third Priority Notes Documents, as at such date as the Sharing Agent may specify, (ii) any payment received by the Third Priority Notes Trustee to be applied to the Obligations due with respect to the Third Priority Notes and Third Priority Notes Documents and (iii) the Third Priority Notes Trustee’s calculations as to the amount of interest accrued with respect to its Covered Debt in accordance with clause (ii) of the definition of Total Obligations. The Third Priority Notes Trustee shall promptly upon the request of the Sharing Agent provide the Sharing Agent with true, correct and complete copies of each of the Third Priority Notes Documents to which it is a party. The Third Priority Notes Trustee shall certify as to such amounts and the Sharing Agent shall be entitled to rely conclusively upon such certification.

(h) Upon written request, each Additional Unsecured Indebtedness Representative (including the Second Priority Note Trustee and the Third Priority Notes Trustee) with respect to the Additional Unsecured Indebtedness subject to this Agreement, by signing an acknowledgment to this Agreement, agrees to promptly from time to time notify the Sharing Agent of (i) the aggregate amount of principal and interest outstanding and other amounts owing under the applicable Additional Unsecured Indebtedness Documents and the amount, if any, then due and payable under such Additional Unsecured Indebtedness, as at such date as the Sharing Agent may specify, (ii) any payment received by such Additional Unsecured Indebtedness Representative to be applied to the Obligations due with respect to such Additional Unsecured Indebtedness and such Additional Unsecured Indebtedness Documents and (iii) such Additional Unsecured Indebtedness Representative’s calculations as to the amount of interest accrued with respect to its Covered Debt in accordance with clause (ii) of the definition of Total Obligations. Each Additional Unsecured Indebtedness Representative shall promptly upon the request of the Sharing Agent provide the Sharing Agent with true, correct and complete copies of each of the Additional Unsecured Indebtedness Documents to which it is a party. The Additional Unsecured Indebtedness Representative shall certify as to such amounts and the Sharing Agent shall be entitled to rely conclusively upon such certification.

Section 9. Bank Related Hedging Agreements; Bank Related Cash Management Agreements; Additional First Priority Capital Markets Indebtedness Documents; Additional Unsecured Indebtedness Documents.

(a) If a Bank Related Hedging Exchanger or Bank Related Cash Management Exchanger shall cause Bank Related Hedging Obligations and Bank Related Cash Management Obligations to be secured by the Security Documents by becoming a party to the Intercreditor Agreements as set forth therein, such Person shall also execute an acknowledgment on or after the Original Effective Date in the form contained on the signature pages hereof, and by delivering such executed acknowledgment to the Sharing Agent, such Person agrees to be bound by the terms of this Agreement.

(b) If an Additional First Priority Capital Markets Indebtedness Representative, on behalf of itself and all holders of obligations under Additional First Priority Capital Markets Indebtedness issued by any Permitted Issuer shall cause such Additional First Priority Capital Markets Indebtedness to be secured by any of the Security Documents by becoming a party to one or both of the Intercreditor Agreements as set forth therein, such Additional First Priority Capital Markets Indebtedness Representative shall also execute an acknowledgment in the form of Annex 3 hereto, and by delivering such executed acknowledgment to the Sharing Agent, such Additional First Priority Capital Markets Indebtedness Representative agrees, on behalf of itself and all holders of such Additional First Priority Capital Markets Indebtedness, to be bound by the terms of this Agreement.

(c) To the extent required by any Covered Debt, each Additional Unsecured Indebtedness Representative, on behalf of itself and all holders of such Additional Unsecured Indebtedness, shall execute an acknowledgment in the form of Annex 4 hereto, and by delivering such executed acknowledgment to the Sharing Agent, by which such Additional Unsecured Indebtedness Representative agrees, on behalf of itself and all holders of such Additional Unsecured Indebtedness, to be bound by the terms of this Agreement.

Section 10. Disclaimers, Indemnity, Etc.

(a) By becoming a party to this Agreement, each Covered Party acknowledges that the Sharing Agent shall not be the trustee of any Covered Party. The Sharing Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Sharing Agent shall not by reason of this Agreement be a trustee for any Covered Party or have any other fiduciary obligation to any Covered Party (including any obligation under the Trust Indenture Act of 1939, as amended). The Sharing Agent shall not be responsible to any Covered Party for any recitals, statements, representations or warranties contained in this Agreement or any Financing Document or in any certificate or other document referred to or provided for in, or received by any of them under, any of the Financing Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Financing Documents or any other document referred to or provided for therein or for any failure by any other party to perform any of its respective obligations under any of the Financing Documents. The Sharing Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Sharing Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for actions that are finally judicially determined to have resulted from its or their own gross negligence or willful misconduct.

(b) The Sharing Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telex, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Sharing Agent. Without limiting any rights of the Sharing Agent hereunder, the Sharing Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by Requisite Obligees, and such instructions of Requisite Obligees, and any action taken or failure to act pursuant thereto, shall be binding on all of the Covered Parties.

(c) Each Covered Party (collectively, the “Indemnifying Parties”) agrees to indemnify the Sharing Agent out of any Proceeds pursuant to Section 6 hereof, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including, without limitation, reasonable fees and expenses of attorneys and other professional advisors retained by the Sharing Agent) which may be imposed on, incurred by or asserted against the Sharing Agent in any way relating to or arising out of this Agreement or any of the Financing Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or the enforcement of any of the terms of any thereof; provided, however, that no such Indemnifying Party shall be liable for any of the foregoing to the extent they are finally judicially determined to have resulted from the gross negligence or willful misconduct of the Sharing Agent.

(d) Except for action expressly required of the Sharing Agent hereunder, the Sharing Agent shall, notwithstanding anything to the contrary in Section 10(c) hereof, in all cases be fully justified in failing or refusing to act hereunder unless it shall be further indemnified to its satisfaction by the Covered Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(e) (i) The Sharing Agent may resign at any time by giving at least 5 days’ notice thereof to the Covered Parties (such resignation to take effect as hereinafter provided). In the event of such resignation of the Sharing Agent, the Requisite Obligees shall thereupon have the right to appoint a successor Sharing Agent. If no successor Sharing Agent shall have been so appointed by Requisite Obligees and shall have accepted such appointment within 30 days after the notice of the intent of the Sharing Agent to resign, then the retiring Sharing Agent may, on behalf of the other Covered Parties, appoint a successor Sharing Agent. Any successor Sharing Agent appointed pursuant to this clause (e)(i) shall be a commercial bank organized under the laws of the United States of America or any state thereof and having a combined capital and surplus of at least $500,000,000.

(ii) Upon the acceptance of any appointment as Sharing Agent hereunder by a successor Sharing Agent, such successor Sharing Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Sharing Agent, and the retiring or removed Sharing Agent shall thereupon be discharged from its duties and obligations hereunder.

After any retiring or removed Sharing Agent’s resignation or removal hereunder as Sharing Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Sharing Agent.

(f) Each of the Covered Parties understands and acknowledges that the Sharing Agent and its Affiliates may also hold indebtedness of any Obligor or their subsidiaries, be an agent under any of the Financing Documents and act in other financial advisory or underwriting capacities on behalf of any Obligor and any of their subsidiaries, and waives any actual or potential conflict of interest resulting therefrom.

Section 11. Subrogation; Termination of Agreement.

(a) If, as a result of the operation of this Agreement, any Covered Party shall recover less in respect of its Covered Debt than it would have had it not been a party to this Agreement (the “Harmed Covered Party”), then, upon the payment in full of the Total Obligations in respect of any item of Covered Debt which has benefited from the operation of this Agreement through the receipt of Proceeds resulting in a recovery that is greater than the recovery that would have been realized had such Covered Debt not been a party to this Agreement (the “Benefited Covered Party”), each Harmed Covered Party shall be subrogated to the rights, if any, that each such Benefited Covered Party may have against any Obligor to receive payments and distributions of cash, property or other assets of such Obligor. Any such cash, property or other assets received by a Harmed Covered Party shall constitute Debt Proceeds or Collateral Proceeds, as applicable, under this Agreement. Each Benefited Covered Party agrees to use its commercially reasonable efforts to cooperate with each Harmed Covered Party to give effect to this provision.

(b) This Agreement (other than clause (a) of this Section 11) shall terminate upon the first to occur of (a) the receipt by the Sharing Agent and other Agents of written notice from the Administrative Agent that it has elected to terminate this Agreement, which notice shall state that it is a “Notice of Termination,” and (b) when both (i) the Total Obligations under all Covered Debt have been paid in full after the occurrence of a Triggering Event and (ii) all amounts in the Sharing Account have been distributed to the Agents. It is acknowledged that the Credit Agreement requires the Administrative Agent to terminate this Agreement upon the request of Crown Usco after all Bank Indebtedness has been repaid in full and the Credit Documents have been terminated.

Section 12. Miscellaneous.

(a) All notices and other communications provided for herein shall be in writing and may be personally served, telecopied, e-mailed or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or e-mail or four Business Days after deposit in the mail, registered or certified, with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 12(a)) shall be as set forth under each party’s name on the signature pages (including acknowledgments) hereof.

(b) This Agreement may be modified or waived only by an instrument or instruments in writing signed by the Sharing Agent with the written consent of Requisite Obligees; provided that no modification or waiver (i) which by its terms adversely affects the right of any holder of Covered Debt to receive distributions pursuant to Section 6(b), (ii) which by its terms obligates any Covered Party to contribute funds or other assets under this Agreement in excess of its obligations as in effect on the date hereof or (iii) that by its terms has a disproportionate (i.e., not ratable) adverse effect on any holder of Covered Debt (as opposed to all holders of Covered Debt) shall, in each case, be effective against any holder of such item of Covered Debt without the written consent of the Agent in respect of such Covered Debt; provided, however, that, notwithstanding the foregoing, the written consent of the Covered Parties shall not be required with respect to amendments, modifications or waivers necessary to permit the incurrence of additional indebtedness secured by any or all the Collateral and entitled to the benefits of the Security Documents insofar as the foregoing is not prohibited by the Financing Documents benefiting such Covered Party, including for the purposes of providing any successor or replacement credit agreement or bank facility to the Credit Agreement, and including without limitation any amendments, modifications or waivers for the purpose of adding appropriate references to additional parties in, and according such parties the benefits of, any of the provisions hereof in connection with the incurrence of such indebtedness. No modification or waiver which alters the obligations of the Collateral Agents hereunder will be effective against them without their prior written consent.

(c) This Agreement shall be binding upon and inure to the benefit of the Sharing Agent, each Covered Party and their respective successors and assigns.

(d) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

(e) This Agreement (as amended and restated as of the date hereof) shall become effective as to each of the Administrative Agent, the U.K. Agent, the Canadian Administrative Agent, the First Priority Notes Trustee, the Second Priority Notes Trustee, the Third Priority Notes Trustee and the Collateral Agents listed on the signature pages hereof and the Sharing Agent upon the execution of this Agreement by each of the Administrative Agent, the U.K. Agent, the Canadian Administrative Agent, the First Priority Notes Trustee, the Second Priority Notes Trustee, the Third Priority Notes Trustee and the Sharing Agent and the delivery of each such Person’s counterparts to the Sharing Agent.

(f) Each of the parties hereto authorizes the Sharing Agent to execute and file on its behalf all such further documents and instruments, and authorizes the Sharing Agent to perform such other acts, as may be reasonably necessary or advisable to effectuate the purposes of this Agreement.

(g) If any provision of this Agreement shall be inconsistent with, or contrary to, any provisions in any Financing Document or any other instrument delivered in connection with the transactions contemplated thereby, the applicable provision in this Agreement shall be controlling and shall supersede such inconsistent provision to the extent necessary to give full effect to all provisions contained in this Agreement. Each Covered Party acknowledges and agrees that the terms and provisions of this Agreement do not violate any term or provisions of its respective Financing Document.

(h) Each of the Covered Parties (other than the Bank Agents, the Canadian Administrative Agent and Lenders with regard to the Credit Documents, any Bank Related Hedging Exchanger and any Bank Related Cash Management Exchanger) shall use its best efforts to notify the other of any amendment, modification or waiver to any of its Financing Documents, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party. Each of the Covered Parties (other than the Bank Agents, the Canadian Administrative Agent and Lenders with regard to the Credit Documents, any Bank Related Hedging Exchanger and any Bank Related Cash Management Exchanger) shall, upon request of the other or others, provide copies of all such modifications, amendments and waivers.

(i) Each of the parties represents and warrants to all other parties hereto that the execution, delivery and performance by or on behalf of such party to this Agreement has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such party is bound, and requires no governmental or other consent that has not been obtained and is not in full force and effect.

(j) The Covered Parties may demand specific performance of this Agreement. Each of the Covered Parties hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Sharing Agent.

(k) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(l) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

[Remainder of page intentionally left blank]

Annex 1

The undersigned, by its execution of this Agreement on [            ] in the space provided below, HEREBY ACKNOWLEDGES AND AGREES to be bound, as a Bank Related Hedging Exchanger, by the foregoing provisions of this Agreement, as of [            ] as if it were an original party hereto. In addition, a copy of the applicable Hedging Agreement dated as of [            ] is attached to this signature page.

[BANK RELATED HEDGING EXCHANGER]

By:
Name:
Title:

Notice Address:

Annex 2

The undersigned, by its execution of this Agreement on [            ] in the space provided below, HEREBY ACKNOWLEDGES AND AGREES to be bound, as a Bank Related Cash Management Exchanger, by the foregoing provisions of this Agreement, as of [            ] as if it were an original party hereto. In addition, a copy of the applicable Bank Related Cash Management Agreement dated as of [            ] is attached to this signature page.

[BANK RELATED CASH MANAGEMENT EXCHANGER]

By:
Name:
Title:

Notice Address:

Annex 3

The undersigned, by its execution of this Agreement on [            ] in the space provided below, HEREBY ACKNOWLEDGES AND AGREES to be bound, as the Additional First Priority Capital Markets Indebtedness Representative, by the foregoing provisions of this Agreement as of [            ] as if it were an original party hereto. In addition, an executed copy of the applicable Additional First Priority Capital Markets Indebtedness Documents dated as of [            ] is attached to this signature page.

[ADDITIONAL FIRST PRIORITY CAPITAL MARKETS INDEBTEDNESS REPRESENTATIVE]

By:
Name:
Title:

Notice Address:

Annex 4

The undersigned, by its execution of this Agreement on [            ] in the space provided below, HEREBY ACKNOWLEDGES AND AGREES to be bound, as an Additional Unsecured Indebtedness Representative, by the foregoing provisions of this Agreement as of [            ] as if it were an original party hereto. In addition, an executed copy of the Additional Unsecured Indebtedness Documents dated as of [            ] is attached to this signature page.

[ADDITIONAL UNSECURED INDEBTEDNESS REPRESENTATIVE]

By:
Name:
Title:

Notice Address:

Exhibit 5.1(a)(viii)(C)

FORM OF

RECEIVABLES INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

Dated as of November 18, 2005

Among

CITIBANK, N.A., as Program Agent

CROWN HOLDINGS, INC.

CROWN INTERNATIONAL HOLDINGS, INC.

CROWN CORK & SEAL COMPANY, INC.

CROWN CORK & SEAL RECEIVABLES (DE) CORPORATION

CROWN CORK & SEAL USA, INC.

CROWN RISDON USA, INC.

CROWN METAL PACKAGING CANADA LP

DEUTSCHE BANK AG NEW YORK BRANCH

and THE BANK OF NOVA SCOTIA, as Bank Agent

Page
ARTICLE 1 DEFINITIONS

SECTION 1.01.	Defined Terms

SECTION 1.02.	References to Terms Defined in the Program Documents and the Bank Loan Documents

ARTICLE 2 INTERCREDITOR PROVISIONS

SECTION 2.01.	Priorities with Respect to Purchased Property

SECTION 2.02.	Respective Interests in Purchased Property and Senior Loan Collateral

SECTION 2.03.	Distribution of Proceeds

SECTION 2.04.	Lock-Box Accounts

SECTION 2.05.	Enforcement Actions

SECTION 2.06.	Access to and Use of Collateral

SECTION 2.07.	Notice of Defaults

SECTION 2.08.	Agency for Perfection

SECTION 2.09.	UCC Notices

SECTION 2.10.	Independent Credit Investigations

SECTION 2.11.	Limitation on Liability of Parties to Each Other

SECTION 2.12.	Marshalling of Assets

SECTION 2.13.	Relative Rights of Purchasers and Secured Parties as Among Themselves

SECTION 2.14.	Effect upon Bank Loan Documents and Program Documents

SECTION 2.15.	Accountings

SECTION 2.16.	Further Assurances

ARTICLE 3 MISCELLANEOUS

SECTION 3.01.	Notices

SECTION 3.02.	Agreement Absolute

SECTION 3.03.	Successors and Assigns

SECTION 3.04.	Third-Party Beneficiaries

SECTION 3.05.	Amendments, Etc

SECTION 3.06.	Section Titles

SECTION 3.07.	Severability

SECTION 3.08.	Execution in Counterparts

SECTION 3.09.	Governing Law

SECTION 3.10.	Submission to Jurisdiction

SECTION 3.11.	Consent to Service of Process

SECTION 3.12.	Waiver of Jury Trial

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT dated as of November 18, 2005, by and among CITIBANK, N.A., a national banking association, as agent (together with its successors and assigns, the “Program Agent”) for the banks and other financial institutions (the “Purchasers”) from time to time party to the Receivables Purchase Agreement (as hereinafter defined), CROWN HOLDINGS, INC., a Pennsylvania corporation, (“Crown Holdings”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”) and CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“CIH”, and together with Crown Holdings and CCSC, the “Parent Undertaking Parties”, and each, individually, a “Parent Undertaking Party”), CROWN CORK & SEAL RECEIVABLES (DE) CORPORATION, a Delaware corporation (the “Seller”), CROWN CORK & SEAL USA, INC., a Delaware corporation formerly known as Crown Cork & Seal Company (USA), Inc. (“Crown USA”), CROWN RISDON USA, INC., a Delaware corporation formerly known as Risdon-AMS (USA), Inc. (“Risdon”), CROWN METAL PACKAGING CANADA LP, a limited partnership organized and existing under the laws of the province of Ontario, Canada (“Crown (Canada)”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent and U.K. administrative agent and THE BANK OF NOVA SCOTIA as Canadian administrative agent (together with their successors and assigns, the “Bank Agent”) for the banks and other financial institutions (the “Lender Parties”) from time to time party to the Bank Loan Documents (as hereinafter defined).

PRELIMINARY STATEMENTS

1. Crown USA and Risdon (collectively, the “U.S. Originators”) and Crown (Canada) (together with the U.S. Originators, the “Originators”) have agreed to sell, transfer and assign to the Seller from time to time, and the Seller has agreed to purchase from the Originators from time to time, all of the right, title and interest of the Originators in and to the Receivables (as hereinafter defined) pursuant to a Second Amended and Restated Receivables Contribution and Sale Agreement dated as of December 5, 2003, as amended by the First Amendment to Second Amended and Restated Receivables Contribution and Sale Agreement dated as of September 1, 2004, and the Second Amendment dated as of August 9, 2005, (such agreement, as so amended and as the same may from time to time be further amended, amended and restated, supplemented or otherwise modified, the “Receivables Contribution and Sale Agreement”), among, inter alia, the Originators, the Seller and Crown USA as the buyer’s initial servicer.

2. The Purchasers have agreed to purchase from the Seller under a Second Amended and Restated Receivables Purchase Agreement dated as of December 5, 2003, as amended by the First Amendment to Second Amended and Restated Receivables Purchase Agreement dated as of the date hereof (the “RPA First Amendment”; such agreement, as so amended by the RPA First Amendment and as the same may from time to time be further amended, amended and restated, supplemented or otherwise modified the “Receivables Purchase Agreement”) among the Seller, the Program Agent, the Purchasers and Crown USA, as Servicer, an undivided percentage ownership interest in the Receivables (as hereinafter defined) together with the Related Security and Collections (each as hereinafter defined).

3. In connection with the Credit Agreement dated as of the date hereof among Crown Americas, LLC, Crown European Holdings S.A., Crown Holdings and each other Parent Undertaking Party, certain other subsidiaries of Crown Holdings party thereto, the Bank Agent, and the banks and other financial institutions from time to time party thereto (such agreement, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified, the “Bank Credit Agreement”), and pursuant to the Security Agreement (as hereinafter defined), the Originators and the other U.S. Loan Parties (as hereinafter defined) have each granted to the

Bank Agent, for the benefit of the Secured Parties (as hereinafter defined), a security interest in certain collateral, including but not limited to certain inventory of the Originators.

4. It is a condition precedent to the effectiveness of the Bank Credit Agreement that the parties hereto enter into this Agreement.

5. The parties hereto have agreed to enter into this Agreement to set forth provisions regarding the allocation of priorities in, and the enforcement of remedies with respect to, the Purchased Property (as hereinafter defined) and with respect to the Senior Loan Collateral (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). The term “Agreement” shall mean this Intercreditor Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Bank Claim” means all of the indebtedness, obligations and other liabilities of the Loan Parties arising under, or in connection with, the Bank Loan Documents including, but not limited to, all sums now or hereafter lent or advanced to or for the benefit of the Loan Parties thereunder, any interest thereon, any reimbursement obligations, fees or expenses due thereunder, and any costs of collection or enforcement.

“Bank Collateral” means all property and interests in property now owned or hereafter acquired by any Originator or other Loan Party in or upon which a security interest, lien or mortgage is granted by any Originator or other Loan Party to the Bank Agent under any of the Bank Loan Documents.

“Bank Loan Documents” has the meaning ascribed to the term “Loan Documents” in the Bank Credit Agreement.

“Business Day” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Certificate” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Claim” means the Bank Claim or the Purchaser Claim, as applicable.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, (i) all cash proceeds of the Related Security with respect to such Receivable, and (ii) any Collections of such Receivable deemed to have been received, and actually paid, pursuant to the Receivables Purchase Agreement.

“Company Claim” means all of the indebtedness, obligations and other liabilities of the Seller to any Originator arising under, or in connection with, the Receivables Contribution and Sale Agreement, including, but not limited to, obligations evidenced by any Subordinated Note, and any costs of collection or enforcement.

“Consent and Agreement” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Enforcement” means, collectively or individually, for (i) the Program Agent on behalf of the Purchasers to declare, following the occurrence of an Event of Termination, the “Commitment Termination Date” to have occurred, and to cease the reinvestment of Collections in the purchase of Receivables, under the Receivables Purchase Agreement, or (ii) the Required Lenders or the Bank Agent to demand payment in full of or accelerate the indebtedness of any Loan Party under the Bank Loan Documents.

“Enforcement Notice” means a written notice delivered in accordance with Section 2.05 hereof, which notice shall (i) if delivered by the Program Agent, state that the “Commitment Termination Date” has occurred under the Receivables Purchase Agreement following the occurrence of an Event of Termination, specify the nature of such Event of Termination and announce that an Enforcement Period has commenced and (ii) if delivered by the Bank Agent, state that an Event of Default or Event of Termination (as defined in the Bank Credit Agreement) has occurred, specify the nature of such event and announce that an Enforcement Period has commenced.

“Enforcement Period” means the period of time following the receipt by the Bank Agent or the Program Agent of an Enforcement Notice delivered by the other of them until the earliest of the following: (1) the Purchaser Claim has been paid and satisfied in full in cash, in the case of an Enforcement Notice delivered by the Program Agent; (2) the Bank Claim has been paid and satisfied in full in cash, in the case of an Enforcement Notice delivered by the Bank Agent; and (3) the parties hereto agree in writing to terminate the Enforcement Period.

“Event of Default” has the meaning ascribed to such term in the Bank Credit Agreement.

“Event of Termination” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Fee Letter” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Loan Parties” has the meaning ascribed to such term in the Bank Credit Agreement.

“Lock-Box Agreement” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Lock-Box Account” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Lock-Box Bank” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Master Assignment Agreement” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Obligor” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Parent Undertaking” means an undertaking, substantially in the form of Exhibit I to the Receivables Purchase Agreement, by the Parent Undertaking Parties in favor of the Program Agent and the other Indemnified Parties (as defined in the Receivables Purchase Agreement), as such undertaking may from time to time be amended, amended and restated, supplemented or otherwise modified.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision of agency thereof.

“Pledged Seller Stock” means any shares of capital stock or other ownership interests in the Seller that are pledged for the benefit of the Loan Parties under the U.S. Shared Pledge Agreement, U.S. Bank Pledge Agreement or any other Bank Loan Document.

“Program Documents” means the Receivables Purchase Agreement, the Master Assignment Agreement, the Certificate, the Receivables Contribution and Sale Agreement, the Parent Undertaking, the Subordinated Notes, the Lock-Box Agreements, the Consent and Agreement and the Fee Letter.

“Purchased Property” means (i) the Purchased Receivables and (ii) each Lock-Box Account.

“Purchased Receivables” means now or hereafter existing Receivables, Related Security and Collections in respect thereof and any other proceeds in respect of Related Security, sold or purported to be sold by the Originators, or any of them, to the Seller under the Receivables Contribution and Sale Agreement.

“Purchaser Claim” means all obligations of the Originators to the Seller and of the Originators and the Seller and, so long as Crown USA or any of its Affiliates is the Servicer, the Servicer to the Program Agent and the Purchasers arising under, or in connection with, the Program Documents and of the Obligors arising under the Purchased Receivables, including, but not limited to obligations for Collections received, deemed Collections, yield, interest, indemnifications and fees, costs and expenses thereunder, and any costs of collection or enforcement.

“Receivable” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Records” means all Contracts (as defined in the Receivables Purchase Agreement) and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to the Receivables and the related Obligors.

“Related Security” has the meaning ascribed to such term in the Receivables Purchase Agreement.

“Required Lenders” has the meaning ascribed to such term in the Bank Credit Agreement.

“Responsible Officer” of any corporation, partnership or other entity means any officer of such corporation, partnership or other entity responsible for the administration of the obligations of such corporation, partnership or other entity in respect of this Agreement.

“Returned Goods” means all right, title and interest of any Originator or the Seller, as applicable, in and to returned, repossessed or foreclosed goods.

“Returned Goods Lien” has the meaning ascribed to such term in Section 2.01(a).

“Secured Parties” has the meaning ascribed to such term in the Security Agreement.

“Security Agreement” means the U.S. Security Agreement dated as of the date hereof among the U.S. Loan Parties and the Bank Agent, as amended, supplemented or otherwise modified from time to time.

“Senior Loan Collateral” means the portion of Bank Collateral that does not constitute Purchased Property.

“Servicer” means Crown USA and such successor servicer as is designated by the Program Agent as a replacement servicer under Section 6.01 of the Receivables Purchase Agreement.

“Subordinated Note” has the meaning ascribed to such term in the Receivables Contribution and Sale Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unsold Receivables” means accounts receivable of the Loan Parties other than the Purchased Receivables.

“U.S. Loan Parties” has the meaning ascribed to such term in the Bank Credit Agreement.

“U.S. Pledge Agreement” has the meaning ascribed to such term in the Bank Credit Agreement.

SECTION 1.02. References to Terms Defined in the Program Documents and the Bank Loan Documents. Whenever in Section 1.01 a term is defined by reference to the meaning ascribed to such term in any of the Program Documents or the Bank Loan Documents, then, unless otherwise specified herein, such term shall have the meaning ascribed to such term in the Program Documents or Bank Loan Document, as the case may be, as in existence on the date hereof, without giving effect to any amendments of such term as may hereafter be agreed to by the parties to such documents, unless such amendments comply with Section 2.16.

ARTICLE 2

INTERCREDITOR PROVISIONS

SECTION 2.01. Priorities with Respect to Purchased Property.

(a) Notwithstanding any provision of the UCC or any other applicable law or any of the Bank Loan Documents or the Program Documents, the Bank Agent hereby agrees that, upon the sale or other transfer of an interest in any Receivable by any of the Originators to the Seller, any lien, claim, encumbrance, security interest or other interest or right acquired by the Bank Agent or any Secured Party in such Receivable and proceeds thereof (other than the proceeds of such sale or other transfer by the Originators to the Seller) shall automatically and without further action cease and be released and the Bank Agent and the Secured Parties shall have no lien, claim, encumbrance, security interest or other interest or right therein; provided, however, that nothing in this Section 2.01 shall be deemed to constitute a release by the Bank Agent of: (i) its lien on and security interest in the proceeds received by the Originators from the Seller or to which the Originators are entitled from the Seller for the sale of the Receivables (including, without limitation, cash payments made by the Seller and any Subordinated Note issued by the Seller in favor of an Originator, each in connection with such sales); (ii) any lien, claim, encumbrance, security interest or other interest or right the Bank Agent has in any Unsold Receivables and the proceeds thereof, including, without limitation, Collections of Unsold Receivables and Related Security therefor; (iii) any lien, claim, encumbrance, security interest or other interest or right the Bank Agent may have in any Subordinated Note; and (iv) any lien, claim, encumbrance, security interest or other interest or right (collectively, a “Returned Goods Lien”) the Bank Agent may have in any Returned Goods.

(b) All interests of the Purchasers in Returned Goods under the Program Documents shall in all respects be junior and subordinate to any Returned Goods Lien in such Returned Goods, except that during any period in which an Event of Termination under the Receivables Purchase Agreement shall have occurred and be continuing, such Returned Goods Lien shall be junior and subordinate to all interests of the Purchasers under the Program Documents in any Returned Goods which have not been commingled with Senior Loan Collateral. As among the Purchasers on the one hand and the Bank Agent on the other hand, all proceeds of any Returned Goods shall be distributed first to the party whose position is designated as senior in the preceding sentence and second to the party whose position is designated as junior in the preceding sentence.

(c) The Bank Agent hereby acknowledges that each Subordinated Note is subordinated to the Purchaser Claim pursuant to the terms of the Program Documents.

SECTION 2.02. Respective Interests in Purchased Property and Senior Loan Collateral. Except for all rights of access to and use of Records granted to the Program Agent and the Purchasers pursuant to the Program Documents, the Program Agent agrees that it does not have and shall not have any security interest in, lien upon or interest in the Senior Loan Collateral. Except as otherwise specified in Section 2.01 above, the Bank Agent agrees that it does not have and shall not have any security interest in, lien upon or interest in the Purchased Property.

SECTION 2.03. Distribution of Proceeds. At all times, all proceeds of Senior Loan Collateral and Purchased Property shall be distributed in accordance with the following procedure:

(a) Except as otherwise provided in Section 2.04 or Section 2.01(b), (i) all proceeds of the Senior Loan Collateral shall be paid to the Bank Agent for application on the Bank Claim until such Bank Claim has been paid and satisfied in full in cash, and (ii) any remaining proceeds shall be paid to the appropriate Loan Party or as otherwise required by applicable law.

(b) Except as otherwise provided in Section 2.04 or Section 2.01(b), (i) all proceeds of the Purchased Property shall be paid to the Program Agent for application in accordance with the terms of the Receivables Purchase Agreement against the Purchaser Claim until such Purchaser Claim has been paid and satisfied in full in cash, and (ii) any remaining proceeds shall be paid to the Seller or as otherwise required by applicable law, provided, however, that the Seller and each Originator hereby agrees that, following notice to the Program Agent that an Event of Default has occurred and is continuing under the Bank Loan Documents, all such remaining proceeds which, pursuant to the Program Documents, are to be paid by the Seller to any Originator for application against the Company Claim shall be paid directly on behalf of such Originator to the Bank Agent for application against the Bank Claim before being paid to such Originator.

SECTION 2.04. Lock-Box Accounts. (a) The Program Agent hereby acknowledges (i) that the Originators will deliver to the Bank Agent each Subordinated Note as security for the Bank Claim and (ii) that, following notice to the Program Agent that an Event of Default has occurred and is continuing under the Bank Loan Documents, the Bank Agent shall be entitled to Collections of Unsold Receivables which may be deposited in the Lock-Box Accounts. The Program Agent agrees, following such notice, to notify (in such form as is provided by the Bank Agent and is reasonably acceptable to the Program Agent) the Lock-Box Banks of the Bank Agent’s interest in and to such Lock-Box Accounts, in order to perfect the Bank Agent’s interest in such Lock-Box Accounts.

(b) The Originators, the Seller, the Program Agent and the Bank Agent hereby agree that all Collections or other proceeds received on account of Purchased Property shall be paid or delivered to the Program Agent for application in accordance with the terms of the Receivables Purchase Agreement against the Purchaser Claim and that, following notice from the Bank Agent that an Event of Default has occurred and is continuing under the Bank Loan Documents, all Collections or other proceeds received on account of Unsold Receivables shall be paid or delivered to the Bank Agent for application against the Bank Claim until the same shall have been paid in full in cash. For purposes of determining whether specific Collections have been received on account of Purchased Property or on account of Unsold Receivables, the parties hereto agree as follows:

(i) All payments made by an Obligor which is obligated to make payments on Purchased Receivables but is not obligated to make any payments on Unsold Receivables shall be conclusively presumed to be payments on account of Purchased Receivables, and all payments made by an Obligor which is obligated to make payments on Unsold Receivables but is not obligated to make any payments on Purchased Receivables shall be conclusively presumed to be payments on account of Unsold Receivables.

(ii) All payments made by an Obligor which is obligated to make payments with respect to both Purchased Receivables and Unsold Receivables shall be applied against the specific Receivables, if any, which are designated by such Obligor by reference to the applicable invoice as the Receivables with respect to which such payments should be applied. In the absence of such designation after reasonable efforts by the Originators to obtain such designation, such payments shall be applied against the oldest outstanding Receivables or portion thereof owed by such Obligor to the extent in each case that such Receivable or portion thereof is not in dispute.

(c) The Program Agent agrees that it will not cause the Servicer to be replaced by a successor servicer unless such successor servicer has acknowledged the terms of this Agreement and agreed to be bound hereby.

SECTION 2.05. Enforcement Actions. (a) Each of the Bank Agent and the Program Agent agrees to use reasonable efforts to give an Enforcement Notice to the Program Agent and the Bank Agent, respectively, prior to commencement of Enforcement and further agrees that during the period, if any, between the giving of such Enforcement Notice and the commencement of Enforcement thereunder, the party receiving such notice shall have the right (but not the obligation) to cure the Event of Default or Event of Termination which has occurred under the Bank Loan Documents or the Program Documents, respectively, and to which such Enforcement Notice relates. Subject to the foregoing, the parties hereto agree that during an Enforcement Period:

(i) Subject to any applicable restrictions in the Program Documents, the Program Agent may take any action to liquidate the Purchased Property or to foreclose or realize upon or enforce any of the rights of the Program Agent or the Purchasers with respect to the Purchased Property without the prior written consent of the Bank Agent, any Secured Party or any other party hereto; provided, however, that with respect to Returned Goods the Program Agent shall not take any action to foreclose or realize upon or to enforce any rights it may have with respect to the Senior Loan Collateral or any Purchased Property constituting Returned Goods in which the Program Agent or the Purchasers then have an interest junior and subordinate to a Returned Goods Lien without the prior written consent of the Bank Agent, unless the Bank Claim shall have been first paid and satisfied in full in cash.

(ii) Subject to any applicable restrictions in the Bank Loan Documents and to Section 2.05(b), the Bank Agent may, at its option and without the prior written consent of the other parties hereto, take any action to accelerate payment of the Bank Claim and to foreclose or realize upon or enforce any of its rights with respect to (A) the Senior Loan Collateral and (B) any Purchased Property constituting Returned Goods in which the Program Agent or the Purchasers then have an interest junior and subordinate to a Returned Goods Lien; provided, however, that the Bank

Agent shall not otherwise take any action to foreclose or realize upon or to enforce any rights it may have with respect to any of the Purchased Property (other than such Returned Goods) or any Senior Loan Collateral constituting Returned Goods in which a Returned Goods Lien is junior and subordinate to an interest of the Program Agent or the Purchasers in such Returned Goods without the Program Agent’s prior written consent unless the Purchaser Claim shall have been first paid and satisfied in full and the Bank Agent shall apply proceeds of any Purchased Property consisting of Returned Goods as provided in Section 2.01(b) above.

(b) Notwithstanding any provision of the UCC or any other applicable law or any of the Bank Loan Documents, the Bank Agent hereby agrees that it will not take any action to enforce any of its rights, powers or remedies arising under the U.S. Pledge Agreement with respect to the Pledged Seller Stock until such time as the Purchaser Claim has been paid and satisfied in full in cash.

SECTION 2.06. Access to and Use of Collateral. The Program Agent and the Bank Agent hereby agree that, notwithstanding the priorities set forth in this Agreement, the Program Agent and the Bank Agent shall have the following rights of access to and use of the Purchased Property and the Senior Loan Collateral, respectively:

(a) Subject to any applicable restrictions in the Program Documents, the Program Agent may enter one or more premises of any Parent Undertaking Party, any Originator or the Seller, whether leased or owned, at any time during reasonable business hours, without force or process of law and without obligation to pay rent or compensation to any Parent Undertaking Party, any Originator, the Seller or the Bank Agent, whether before, during or after an Enforcement Period, and may have access to and use of all Records located thereon and may have access to and use of any other property to which such access and use are granted under the Program Documents, in each case provided that such use is for any purpose permitted under the Program Documents or for the purposes of enforcing the rights of the Program Agent and the Purchasers with respect to the Purchased Property.

(b) Subject to any applicable restrictions in the Bank Loan Documents and any Subordinated Note, the Bank Agent may enter one or more premises of any Parent Undertaking Party or any Originator, whether leased or owned, at any time during reasonable business hours, without force or process of law and without obligation to pay rent or compensation to any Parent Undertaking Party, any Originator or the Program Agent, whether before, during or after an Enforcement Period, and may have access to and use of all Records located thereon, provided that such use is for any purpose permitted under the Bank Loan Documents or for the purposes of enforcing the Bank Agent’s rights (i) with respect to the Senior Loan Collateral and (ii) subject to the limits provided in Section 2.01 above, with respect to the Purchased Property.

SECTION 2.07. Notice of Defaults. The Bank Agent agrees to use reasonable efforts to give to the Program Agent copies of any notice sent to any Parent Undertaking Party or any Originator with respect to the occurrence or existence of an Event of Default which continues for a period of thirty (30) consecutive Business Days without there being in effect a waiver thereof or an agreement forbearing from the exercise of remedies duly executed by the parties required to do so under the applicable Bank Loan Documents. The Program Agent agrees to use reasonable efforts to give to the Bank Agent copies of any notice sent to any Parent Undertaking Party, any Originator or the Seller with respect to the occurrence or existence of an Event of Termination which continues for any period of thirty (30) consecutive Business Days without there being in effect a waiver thereof or an agreement forbearing from the exercise of remedies duly executed by the parties required to do so under the applicable Program Documents. Notwithstanding the foregoing, any failure by any party hereto to give such notice shall not create a cause of action against any party failing to give such notice or create any claim or right on behalf of any third party. In each of the above cases, the party receiving such notice shall have the right (but not the obligation) to cure the Event of Default or Event of Termination, as the case may be, which gave rise to the sending of such notice.

SECTION 2.08. Agency for Perfection. The Program Agent and the Bank Agent hereby appoint each other as agent for purposes of perfecting by possession their respective security interests and ownership interests and liens on the Senior Loan Collateral (which may include the Subordinated Notes) and Purchased Property. In the event that the Program Agent obtains possession of any of the Senior Loan Collateral (to the extent that the Program Agent has been given written notice that such collateral is Senior Loan Collateral, or a Responsible Officer of the Program Agent has knowledge that such collateral constitutes Senior Loan Collateral), the Program Agent shall notify the Bank Agent of such fact, shall hold such Senior Loan Collateral in trust and, subject to Section 2.01(b) and Section 2.03, shall deliver such Senior Loan Collateral to the Bank Agent upon request. In the event that the Bank Agent obtains possession of any of the Purchased Property, the Bank Agent shall notify in writing the Program Agent of such fact, shall hold such Purchased Property in trust and, subject to Section 2.01(b), shall deliver such Purchased Property to the Program Agent upon request.

SECTION 2.09. UCC Notices. In the event that any party hereto shall be required by the UCC or any other applicable law to give notice to the other of intended disposition of Purchased Property or Senior Loan Collateral, respectively, such notice shall be given in accordance with Section 3.01 hereof and ten (10) days’ notice shall be deemed to be commercially reasonable.

SECTION 2.10. Independent Credit Investigations. None of the Program Agent or the Bank Agent or any of their respective directors, officers, agent or employees shall be responsible to the other or to any person, firm or corporation for the solvency or financial condition of the Parent Undertaking Parties, the Originators, the Seller or any Obligor or the ability of the Parent Undertaking Parties, the Originators, the Seller or any Obligor to repay the Purchaser Claim or the Bank Claim, or for the worth of the Purchased Property or the Senior Loan Collateral, or for statements of any of the Parent Undertaking Parties, the Originators or the Seller, oral or written, or for the validity, perfection, priority, sufficiency or enforceability of the Purchaser Claim, the Bank Claim, the Program Documents, the Bank Loan Documents, the Program Agent’s and the Purchaser’s interests in the Purchased Property or the Bank Agent’s interest in the Senior Loan Collateral or any other collateral. The Bank Agent and the Program Agent have entered into their respective agreements with the Parent Undertaking Parties, the Originators or the Seller, as applicable, based upon their own independent investigations. Neither the Bank Agent nor the Program Agent makes any warranty or representation to the other nor does it rely upon any representation of the other with respect to matters identified or referred to in this Section 2.10.

SECTION 2.11. Limitation on Liability of Parties to Each Other. Except as provided in this Agreement, the Bank Agent shall have no liability to the Program Agent, and the Program Agent shall have no liability to the Bank Agent, except in each case for liability arising from the gross negligence or willful misconduct of such party or its representatives.

SECTION 2.12. Marshalling of Assets. Subject to Section 2.05(b), nothing in this Agreement will be deemed to require either the Program Agent or the Bank Agent (i) to proceed against certain property securing any or all of the Bank Claim or the Purchaser Claim prior to proceeding against other property securing any such Claim or (ii) to marshal the Senior Loan Collateral or the Purchased Property (as applicable) upon the enforcement of the Bank Agent’s or the Program Agent’s rights or remedies under the Bank Loan Documents or Program Documents, as applicable.

SECTION 2.13. Relative Rights of Purchasers and Secured Parties as Among Themselves. The relative rights of the Purchasers, each as against the other, with respect to the exercise of the rights and the receipt of the benefits granted by and to the Program Agent hereunder shall be determined by mutual agreement among such parties in accordance with the terms of the Program Documents. Each of the parties hereto (other than the Program Agent) shall be entitled to rely on the power and authority of the Program Agent to act on behalf of all of the Purchasers. The relative rights of the Secured Parties, each as against the other, with respect to the exercise of the rights and the receipt of the benefits granted by and to the Bank Agent shall be determined by mutual agreement among the parties in accordance with the terms of the Bank Loan Documents. Each of the parties hereto (other than the Bank Agent) shall be entitled to rely conclusively on the power and authority of the Bank Agent to act on behalf of all of the Secured Parties.

SECTION 2.14. Effect upon Bank Loan Documents and Program Documents. By executing this Agreement, the Parent Undertaking Parties, the Originators and the Seller agree to be bound by the provisions hereof (i) as they relate to the relative rights of the Bank Agent with respect to the property of the Parent Undertaking Parties and the Originators and (ii) as they relate to the relative rights of the Originators and the Program Agent as creditors of the Seller. Each of the Originators and the Seller acknowledges that the provisions of this Agreement shall not give the Parent Undertaking Parties, the Originators or the Seller any substantive rights as against any other Person and that nothing in this Agreement shall amend, modify, change or supersede the terms of (x) the Bank Loan Documents as between the Loan Parties, the Bank Agent and the Secured Parties or (y) the Program Documents as among the Parent Undertaking Parties, the Originators, the Seller, the Purchasers, the Program Agent and the Lock-Box Banks. The Bank Agent hereby approves in form and substance the terms of the Program Documents (including as the same may be amended or amended and restated substantially in accordance with draft documents provided to the Bank Agent on or prior to the date hereof) and the transactions contemplated thereby and hereby consents to the execution, delivery and performance by each Parent Undertaking Party, each Originator and the Seller of such Program Documents (including as so amended or amended and restated). Notwithstanding the foregoing, the Bank Agent, on the one hand, and the Program Agent, on the other hand agree, that, as between themselves, to the extent the terms and provisions of the Bank Loan Documents or the Program Documents are

inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control.

SECTION 2.15. Accountings. To the extent not provided by the Parent Undertaking Parties or the Originators, (a) the Bank Agent agrees to render accounts of the Bank Claim to the Program Agent upon request, including but not limited to giving effect to the application of proceeds of any collateral as hereinbefore provided, and (b) the Program Agent agrees to render statements to the Bank Agent upon request, which statements shall identify in reasonable detail the Purchased Receivables and shall render an account of the Purchaser Claim, giving effect to the application of proceeds of Purchased Property as hereinbefore provided.

SECTION 2.16. Further Assurances. Each of the parties hereto agrees (i) to take such actions as may be reasonably requested by any other party, whether before, during or after an Enforcement Period, in order to effect the rules of distribution and allocation set forth above in this Article 2 and (ii) not to amend the Bank Loan Documents or the Program Documents, as applicable, in any manner which would materially alter such rules of distribution and allocation set forth herein.

ARTICLE 3

MISCELLANEOUS

SECTION 3.01. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex and facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or overnight courier or facsimile, to the intended party at the address or facsimile number of such party set forth below or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (a) if personally delivered, when received, (b) if sent by certified mail, four Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, two Business Days after having been given to such courier, unless sooner received by the addressee and (d) if transmitted by facsimile, when sent, upon receipt confirmed by telephone or electronic means. Notices and communications sent hereunder on a day that is not a Business Day shall be deemed to have been sent on the following Business Day.

If to the Program Agent:

Citibank, N.A.

388 Greenwich Street, 19th Floor

New York, New York 10013

Attention: Miles D. McManus

Telephone No.: (212) 816-2372

Telecopier No.: (212) 816-2613

If to the Seller:

Crown Cork & Seal Receivables (DE) Corporation

919 Market Street

Wilmington, DE 19801

Attention: Michael B. Burns, Vice President and Treasurer

Telephone No.: (215) 698-5036

Telecopier No.: (215) 676-6011

If to any Originator, addressed to such Person at:

c/o Crown Cork & Seal USA, Inc.

One Crown Way

Philadelphia, PA 19154

Attention: Michael B. Burns, Vice President and Treasurer

Telephone No.: (215) 698-5036

Telecopier No.: (215) 676-6011

If to any Parent Undertaking Party, addressed to such Person at:

c/o Crown Holdings, Inc.

One Crown Way

Philadelphia, PA 19154

Attention: Michael B. Burns, Vice President and Treasurer

Telephone No.: (215) 698-5036

Telecopier No.: (215) 676-6011

If to the Bank Agent:

Deutsche Bank AG New York Branch

90 Hudson Street, 5th Fl.

Jersey City, NJ 07302

and

The Bank Of Nova Scotia

222 Bay Street, Suite 1100

P.O. Box 64

Toronto, Ontario MSK1H6

Canada

Except as otherwise expressly required by this Agreement, no notice shall be required to be given to any Secured Party under any Bank Loan Document, other than to Bank Agent.

SECTION 3.02. Agreement Absolute. The Program Agent and the Purchasers shall be deemed to have entered into the Program Documents in express reliance upon this Agreement. The Bank Agent and the Secured Parties shall be deemed to have entered into the Bank Loan Documents in express reliance upon this Agreement. This Agreement shall be and remain absolute and unconditional under any and all circumstances, and no acts or omissions on the part of any other party to this Agreement shall affect or impair the agreement of any party to this Agreement, unless otherwise agreed to in writing by all of the parties hereto. This Agreement shall be applicable both before and after the filing of any petition by or against any Parent Undertaking Party, any Originator or the Seller under the Bankruptcy Code and all references herein to any Parent Undertaking Party, any Originator or the Seller shall be deemed to apply to a debtor-in-possession for such party and all allocations of payments among the parties hereto shall, subject to any court order to the contrary, continue to be made after the filing of such petition on the same basis that the payments were to be applied prior to the date of the petition.

SECTION 3.03. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. The successors and assigns for the Parent Undertaking Parties, the Originators and the Seller shall include a debtor-in-possession or trustee of or for such party. The successors and assigns for the Bank Agent or the Program Agent, as the case may be, shall include any successor Bank Agent or Program Agent, as the case may be, appointed under the terms of the Bank Loan Documents or the Program Documents, as applicable. Each of the Bank Agent and the Program Agent, as the case may be, agrees not to transfer any interest it may have in the Bank Loan Documents or the Program Documents, as the case may be, unless such transferee has been notified of the existence of this Agreement and has agreed to be bound hereby.

SECTION 3.04. Third-Party Beneficiaries. The terms and provisions of this Agreement shall be for the sole benefit of the parties hereto, the Purchasers and the Secured Parties and their respective successors and assigns and no other Person shall have any right, benefit or priority by reason of this Agreement.

SECTION 3.05. Amendments, Etc. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by all the parties hereto, and any such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 3.06. Section Titles. The article and section headings contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 3.07. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 3.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 3.09. Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.10. Submission to Jurisdiction. (i) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the Bank Loan Documents or Program Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any of the Bank Loan Documents or Program Documents shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any Bank Loan Documents or Program Documents to which it is a party in the courts of any jurisdiction.

(ii) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the Bank Loan Documents or Program Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 3.11. Consent to Service of Process. Each party to this Agreement irrevocably consents to service of process by personal delivery, certified mail, postage prepaid or overnight courier. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 3.12. Waiver of Jury Trial. Each party to this Agreement waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under or relating to this Agreement or any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or therewith or arising from any course of conduct, course of dealing, statements (whether oral or written), actions of any of the parties hereto or any other relationship existing in connection with this Agreement, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

*            *             *

Exhibit 5.1(a)(viii)(D)

FORM OF

U.S. INTERCREDITOR AGREEMENT

SECOND AMENDED AND RESTATED U.S.

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

This SECOND AMENDED AND RESTATED INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT (as amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, herein called this “Agreement”) is dated as of February 26, 2003, amended and restated as of September 1, 2004 and further amended and restated as of November 18, 2005 among (i) DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (as successor to Citicorp North America, Inc., as administrative agent under the 2004 Credit Agreement (as defined below)) (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Term B Dollar Lenders, Dollar Revolving Lenders from time to time party to the Credit Agreement (as defined below) and any other Term Lenders that from time to time advance Term Loans to CCSC (as defined below) or any U.S. Subsidiary of CCSC, (ii) DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent (as successor to Citibank International PLC, as U.K. administrative agent under the 2004 Credit Agreement) (in such capacity, together with its successors and assigns, the “U.K. Agent” and together with the Administrative Agent, the “Bank Agents”) for the Term B Euro Lenders and the Euro Revolving Lenders from time to time party to the Credit Agreement and any other Term Lenders that from time to time advance Term Loans to any Non-U.S. Subsidiary of CCSC, (iii) THE BANK OF NOVA SCOTIA, as Canadian administrative agent for the Canadian Revolving Lenders (the “Canadian Administrative Agent”), (iv) WELLS FARGO BANK, N.A., as trustee (in such capacity, together with its successors and assigns, the “First Priority Notes Trustee”) for the holders of the First Priority Notes (as defined below) issued under the First Priority Notes Indenture (as defined below), (v) DEUTSCHE BANK AG NEW YORK BRANCH, as U.S. Collateral Agent (as defined below)(as successor to Citicorp North America, Inc.), (vi) CROWN HOLDINGS, INC. (“Crown Holdings”), (vii) CROWN AMERICAS LLC (f/k/a Crown Americas, Inc. and Crown Cork & Seal Americas, Inc.) (“Crown Usco”), (viii) CROWN CORK & SEAL COMPANY, INC. (“CCSC”), (ix) CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”), (x) each of the U.S. subsidiaries of Crown Holdings listed on Schedule 1 hereto, and (xi) the other persons who may become parties to this Agreement from time to time pursuant to and in accordance with Section 8 of this Agreement.

R E C I T A L S:

WHEREAS, on February 26, 2003 (the “Original Effective Date”), Citicorp North America, Inc. (the “Existing Administrative Agent”), and Citibank International PLC (the “Existing U.K. Agent” and together with the Existing Administrative Agent, the “Existing Bank Agents”), Citicorp North America, Inc., as U.S. Collateral Agent (the “Existing U.S. Collateral Agent”)

and the U.S. Pledgors entered into the U.S. Intercreditor and Collateral Agency Agreement (the “Original Agreement”).

WHEREAS, on the Original Effective Date, Crown Usco, Crown European Holdings SA (“Crown Euroco”), the subsidiary borrowers named therein, Crown Holdings, Crown International and CCSC (collectively, the “Credit Parties”) entered into that certain credit agreement (the “Original Credit Agreement”) with the lenders named therein and the Existing Bank Agents.

WHEREAS, on the Original Effective Date, Crown Euroco issued $1,085,000,000 in aggregate principal amount of Second Priority Dollar Notes and €285,000,000 in aggregate principal amount of Second Priority Euro Notes, in each case under an Indenture dated as of the Original Effective Date among Crown Euroco, the guarantors named therein and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee (in such capacity, together with its successors and assigns, the “Second Priority Notes Trustee”) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Second Priority Notes Indenture”).

WHEREAS, on the Original Effective Date, Crown Euroco issued $725,000,000 in aggregate principal amount of Third Priority Notes under an Indenture dated as of the Original Effective Date between Crown Euroco, the guarantors named therein and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee (in such capacity, together with its successors and assigns, the “Third Priority Notes Trustee”) (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Third Priority Notes Indenture”).

WHEREAS, on September 1, 2004 (the “First Amendment Effective Date”), Crown Euroco issued €350,000,000 of First Priority Notes under an Indenture dated as of the First Amendment Effective Date among Crown Euroco, the guarantors named therein and the First Priority Notes Trustee (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “First Priority Notes Indenture”), the proceeds of which were used (together with the proceeds of the Loans under the 2004 Credit Agreement) to refinance in full all outstanding Term B Loans (as defined in the Original Credit Agreement) and terminate the Obligations and Commitments (each as defined in the Original Credit Agreement) under the Original Credit Agreement.

WHEREAS, on the First Amendment Effective Date, the Existing Bank Agents, the First Priority Notes Trustee, the Second Priority Notes Trustee, the Third Priority Notes Trustee, the Existing U.S. Collateral Agent and the U.S. Pledgors (as defined in the First Amendment) entered into the First Amended and Restated U.S. Intercreditor and Collateral Agency Agreement (the “First Amendment”).

WHEREAS, on the First Amendment Effective Date, the Credit Parties entered into that certain credit agreement (the “2004 Credit Agreement”) with the lenders named therein and the Existing Administrative Agent and the Existing U.K. Agent.

WHEREAS, on or about October 6, 2004 Crown Euroco issued an additional €110,000,000 of First Priority Notes under the First Priority Notes Indenture, the proceeds of which were used to extend a loan to Crown Usco to repay its outstanding term loan under the 2004 Credit Agreement and for general corporate purposes.

WHEREAS, on the date hereof, Crown Usco and Crown Americas Capital Corp. (“Crown Capital”) intend to issue $1,100,000,000 of senior unsecured notes (the “Senior Notes”) under two Indentures dated as of the date hereof among Crown Usco and Crown Capital, as applicable, the guarantors named therein and Citibank, N.A., as senior notes trustee (collectively, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time as permitted by the Credit Agreement, the “Senior Notes Indenture”), the proceeds of which shall be used (together with the proceeds of the Loans under the Credit Agreement and certain cash proceeds from the sale of Crown Holdings’ plastic closures division) to refinance (the “Refinancing”) not less than 66 2/3% of the outstanding Second Priority Notes and 66 2/3% of the outstanding Third Priority Notes, to repay in full all Loans under and terminate the Obligations and Commitments (each as defined in the 2004 Credit Agreement) under the 2004 Credit Agreement and for general corporate purposes.

WHEREAS, pursuant to the terms hereof, on the date hereof, Crown Euroco represents to U.S. Collateral Agent and the First Priority Notes Trustee that the issuance of the Senior Notes is permitted by the First Priority Notes Indenture and that no consents or approvals are required thereunder.

WHEREAS, simultaneously with the issuance of the Senior Notes, the Credit Parties intend to enter into a new senior secured credit agreement dated as of the date hereof (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement to the extent permitted by the First Priority Notes Indenture and any refinancing or replacement of the Credit Agreement or one or more successor or replacement facilities whether or not with a different group of agents or lenders and whether or not with different obligors upon Bank Agents’ acknowledgment of the termination of the predecessor Credit Agreement, the new Bank Agents joinder and execution by the successor Bank Agents’ of an agreement to be bound by the terms of this Agreement) with the lenders from time to time party thereto (including any Lenders of Additional First Priority Bank Indebtedness (as defined below)) (collectively, the “Lenders”) and Bank Agents, which Credit Agreement constitutes a refinancing and replacement of the 2004 Credit Agreement.

WHEREAS, on the date hereof, the Existing Collateral Agent has resigned as U.S. Collateral Agent and the Lenders under the Credit Agreement have appointed Deutsche Bank AG New York Branch as U.S. Collateral Agent.

WHEREAS, on the date hereof, the parties to the Second Priority Notes Indenture and the Third Priority Notes Indenture shall amend each of the Second Priority Notes Indenture and the Third Priority Notes Indenture to, among other things, eliminate the requirement for any security to secure the Second Priority Notes and the Third Priority Notes and to authorize the Second

Priority Notes Trustee and Third Priority Notes Trustee to effectuate the release of the Second Priority Notes Trustee’s and Third Priority Notes Trustee’s respective Liens on the Collateral.

WHEREAS, on the Original Effective Date, Crown Holdings, Crown International, CCSC, Crown Usco and certain U.S. subsidiaries of each of Crown Usco and CCSC and Crown Holdings set forth on Schedule 1 hereto (collectively, and together with any other subsidiaries which are required by one or more Financing Documents to become U.S. Pledgors, the “U.S. Pledgors”) executed and delivered to the Existing U.S. Collateral Agent the U.S. Shared Pledge Agreement, which U.S. Shared Pledge Agreement was amended and restated on the First Amendment Effective Date, which secured all of the Obligations under the Financing Documents, and on the date hereof will execute and deliver to U.S. Collateral Agent an amendment and restatement thereof in the form attached to this Agreement as Exhibit A (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “U.S. Shared Pledge Agreement”).

WHEREAS, on the date hereof, Crown Holdings, Crown International, CCSC, Crown Usco and the U.S. Pledgors will execute and deliver to U.S. Collateral Agent the U.S. Bank Pledge Agreement, which shall secure the Obligations under Bank Indebtedness (as defined below) only (as amended, amended and restated, supplemented or otherwise modified from time to time, the “U.S. Bank Pledge Agreement” and together with the U.S. Shared Pledge Agreement, the “U.S. Pledge Agreements”) in the form attached to this Agreement as Exhibit B.

WHEREAS, on the Original Effective Date, the U.S. Pledgors executed and delivered to the Existing U.S. Collateral Agent a U.S. Security Agreement, which U.S. Security Agreement was amended and restated on the First Amendment Effective Date, and on the date hereof, the U.S. Pledgors will execute and deliver to U.S. Collateral Agent an amendment and restatement thereof in the form attached to this Agreement as Exhibit C (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “U.S. Security Agreement”).

WHEREAS, certain of the U.S. Pledgors have previously executed and delivered to the Existing U.S. Collateral Agent the first priority mortgages identified on Schedule 2 hereto, which Mortgages were amended and restated on the First Amendment Effective Date, (the “Initial Mortgages”) and on the date hereof will execute and deliver to U.S. Collateral Agent an amendment and restatement of each of the first priority mortgages identified on Schedule 2 hereto, and shall from time to time pursuant to the terms of one or more Financing Documents (as defined below) execute and deliver additional mortgages as required by such Financing Documents (the “Additional Mortgages”), in each case encumbering real property interests of the U.S. Pledgors (the Initial Mortgages and the Additional Mortgages, in each case as further amended, amended and restated, supplemented or otherwise modified from time to time, are referred to herein as the “Mortgages”).

WHEREAS, it is understood and acknowledged that only the Bank Indebtedness (as defined below) will be secured by the Additional Bank Collateral (as defined below).

WHEREAS, it is contemplated that, to the extent permitted by the Credit Agreement, Crown Holdings or any of its subsidiaries may from time to time enter into one or more Bank Related

Hedging Agreements (as defined below) with any counterparty that was a Bank Agent or a Lender or Affiliate thereof or any other Person permitted under the Credit Agreement at the time such Bank Related Hedging Agreement was entered into (individually, a “Bank Related Hedging Exchanger” and, collectively, the “Bank Related Hedging Exchangers”) and it is desired that the obligations of Crown Holdings or any of its subsidiaries under such Bank Related Hedging Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Hedging Obligations”), be secured by the U.S. Collateral (as defined below) pursuant to the U.S. Security Documents (as defined below); provided that for any Bank Related Hedging Exchanger to receive the benefit of such security, it shall execute and deliver to U.S. Collateral Agent an acknowledgment to this Agreement (in the form of Annex 1 attached hereto) agreeing to be bound by the terms hereof at any time prior to the payment in full of the First Priority Indebtedness.

WHEREAS, it is contemplated that, to the extent permitted by the Credit Agreement, Crown Holdings or any of its subsidiaries may from time to time enter into one or more Bank Related Cash Management Agreements (as defined below) with any counterparty that was a Bank Agent or a Lender or Affiliate thereof or any other person permitted under the Credit Agreement at the time such Bank Related Cash Management Agreement was entered into (individually, a “Bank Related Cash Management Exchanger” and, collectively, the “Bank Related Cash Management Exchangers”) and it is desired that the obligations of Crown Holdings or any of its subsidiaries under such Bank Related Cash Management Agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the “Bank Related Cash Management Obligations”), be secured by the U.S. Collateral pursuant to the U.S. Security Documents; provided that for any Bank Related Cash Management Exchanger to receive the benefit of such security, it shall execute and deliver to U.S. Collateral Agent an acknowledgment on or after the Original Effective Date to this Agreement (in the form Annex 2 attached hereto) agreeing to be bound by the terms hereof at any time prior to the payment in full of the First Priority Indebtedness.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement, Crown Usco and Crown Euroco may incur certain Additional First Priority Bank Indebtedness (as defined below) pursuant to the applicable Credit Documents (as defined below), which Additional First Priority Bank Indebtedness will be secured by the U.S. Collateral pursuant to the U.S. Security Documents and have the priority set forth herein.

WHEREAS, it is contemplated that, from time to time, to the extent permitted by the Credit Agreement and the First Priority Notes Indenture, any U.S. Permitted Issuer may issue certain Additional First Priority Capital Markets Indebtedness (as defined below) pursuant to the applicable Additional First Priority Capital Markets Indebtedness Documents, which Additional First Priority Capital Markets Indebtedness will be secured by the U.S. Collateral pursuant to the U.S. Security Documents and have the priority set forth herein; provided that for any holder of any Additional First Priority Capital Markets Indebtedness to receive the benefit of such security, it shall cause its Additional First Priority Capital Markets Indebtedness Representative to execute and deliver to U.S. Collateral Agent an acknowledgment to this Agreement (in the form of Annex 3 attached hereto) agreeing to be bound by the terms hereof.

WHEREAS, (a) the First Priority Notes Trustee (for its benefit and for the benefit of the respective holders of the First Priority Notes) and Bank Agents (for their benefit and for the benefit of the Lenders and other agents under the Credit Agreement), (b) in the event any Bank Related Hedging Obligations are to be secured by the U.S. Security Documents, each Bank Related Hedging Exchanger party to any Bank Related Hedging Agreement, (c) in the event any Bank Related Cash Management Obligations are to be secured by the U.S. Security Documents, each Bank Related Cash Management Exchanger party to any Bank Related Cash Management Agreement, (d) in the event any obligations in respect of Additional First Priority Bank Indebtedness are to be secured by the U.S. Security Documents, the Administrative Agent or the U.K. Administrative Agent in respect of such Additional First Priority Capital Markets Indebtedness (for its benefit and for the benefit of the Lenders of such Additional First Priority Bank Indebtedness) and (e) in the event any obligations in respect of any Additional First Priority Capital Markets Indebtedness are to be secured by the U.S. Security Documents, the Additional First Priority Capital Markets Indebtedness Representative in respect of such Additional First Priority Capital Markets Indebtedness (for its benefit and for the benefit of the holders of such Additional First Priority Capital Markets Indebtedness) desire to set forth (i) certain additional provisions regarding the appointment, duties and responsibilities of the U.S. Collateral Agent and to set forth certain other provisions concerning the obligations of the U.S. Pledgors to the U.S. Secured Parties under the agreements referred to in the foregoing recitals and (ii) their agreement as to decisions relating to the exercise of remedies under the U.S. Security Documents and certain limitations on the exercise of such remedies.

WHEREAS, pursuant to Section 10(b) of the Original Agreement, as amended by the First Amendment, the parties hereto are entering into this Agreement in order to amend and restate the Original Agreement, as amended by the First Amendment, to, among other things, add appropriate references to the Credit Agreement, the U.S. Collateral Agent, the Canadian Administrative Agent and Bank Agents.

A G R E E M E N T

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Definitions.

The following capitalized terms used herein and not otherwise defined herein shall have the definitions set forth below. Terms not defined herein shall have the meanings ascribed to them in the Credit Agreement.

“Additional Bank Collateral” means the capital stock of each U.S. subsidiary of Crown Holdings (other than CCSC) and 65% of the capital stock of each first tier non-U.S. subsidiary of any U.S. subsidiary of Crown Holdings pledged to U.S. Collateral Agent for the benefit of the Lenders under the Credit Agreement, any Bank Related Hedging Exchanger and any Bank Related Cash Management Exchanger.

“Additional First Priority Bank Indebtedness” means (i) Additional Term Loans (as defined in the Credit Agreement) incurred by Crown Usco and/or Crown Euroco and (ii) Loans (as defined in the Credit Agreement) pursuant to an Additional Facility (as defined in the Credit Agreement), incurred by Crown Usco, in each case, pursuant to the Credit Agreement, which indebtedness is secured by a first priority Lien in the manner described herein on the U.S. Collateral.

“Additional First Priority Capital Markets Indebtedness” means any unsubordinated indebtedness issued by a U.S. Permitted Issuer after the date hereof and not owed to Crown Holdings or any of its subsidiaries (other than Additional First Priority Bank Indebtedness) to the extent permitted to be incurred by the Credit Agreement and the First Priority Notes Indenture, which indebtedness is secured by a first priority Lien in the manner described herein on the U.S. Collateral.

“Additional First Priority Capital Markets Indebtedness Documents” means any indenture, debenture, note, guaranty, purchase agreement or other document executed by Crown Euroco or any other U.S. Pledgor in connection with the issuance of any such Additional First Priority Capital Markets Indebtedness.

“Additional First Priority Capital Markets Indebtedness Representative” means any trustee or similar representative of the holders of any Additional First Priority Capital Markets Indebtedness.

“Affiliate” of any person means any other person which, directly or indirectly, controls, is controlled by or is under common control with such person.

“Bank Indebtedness” means (i) the Obligations of the Obligors under the Credit Documents (including Obligations in respect of Additional First Priority Bank Indebtedness) and (ii) the Obligations of the Obligors under the Bank Related Debt Agreements.

“Bank Indebtedness Documents” means (i) the Credit Documents and (ii) the Bank Related Debt Agreements.

“Bank Related Cash Management Agreements” means agreements of Crown Holdings or any of its subsidiaries arising from treasury, depository and cash management services provided by one or more persons that is a Bank Agent or a Lender or an Affiliate thereof or any other person permitted under the Credit Agreement at the time that such Bank Related Cash Management Agreement was entered into.

“Bank Related Debt” means, collectively, the Bank Related Cash Management Obligations and the Bank Related Hedging Obligations.

“Bank Related Debt Agreements” means, collectively, the Bank Related Cash Management Agreements and the Bank Related Hedging Agreements.

“Bank Related Hedging Agreements” means, collectively, each Hedging Agreement of Crown Holdings or any of its subsidiaries entered into with any counterparty that is a Bank Agent or a Lender or an Affiliate thereof or any other Person permitted under the Credit Agreement at the time such Hedging Agreement was entered into.

“Bankruptcy Code” means Title 11, United States Code, or any similar Federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors, including, without limitation, bankruptcy or insolvency laws.

“Credit Documents” means the Credit Agreement, each guaranty of the Obligations thereunder by a U.S. Pledgor and any other document executed by Crown Holdings or any of its subsidiaries in connection with the Credit Agreement (including, without limitation, any joinder agreement entered into pursuant to Section 12.1(c) of the Credit Agreement or any other documents executed or delivered with respect to any Additional First Priority Bank Indebtedness and the U.S. Security Documents), in each case, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Debentures” means each of the following:

(i)	$200,000,000 8% Debentures due 2023 of CCSC issued under the 1993 Indenture;

(ii)	$350,000,000 7 3/8% Debentures due 2026 of CCSC issued under the 1996 Indenture; and

(iii)	$150,000,000 7 1/2% Debentures due 2096 of CCSC issued under the 1996 Indenture.

“Euro Intercreditor Agreement” means the Second Amended and Restated Euro Intercreditor and Collateral Agency Agreement dated as of the date hereof among Deutsche Bank AG New York Branch, as Euro Collateral Agent, U.K. Administrative Agent, The Bank of Nova Scotia, as Canadian administrative agent, the First Priority Notes Trustee, and the other persons that become parties thereto after the date hereof, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Event of Default” means an Event of Default as defined in the Credit Agreement.

“Existing Unsecured Debt” means each of the following Indebtedness to the extent outstanding on the date hereof after giving effect to the Transactions (as defined in the Credit Agreement):

(i)	the Debentures; and

(ii)	$300,000,000 original principal amount of 7% Notes due 2006 of Crown Cork & Seal Finance PLC issued under the 1996 Indenture, of which approximately $166,000,000 remain outstanding as of the date hereof.

“Financing Documents” means, collectively, the Credit Documents, the First Priority Notes Documents, the Bank Related Debt Agreements and the Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Agents” means, collectively, the First Priority Notes Trustee and any Additional First Priority Capital Markets Indebtedness Representative.

“First Priority Capital Markets Indebtedness” means (i) the Obligations of the Obligors under the First Priority Notes Documents and (ii) the Obligations of the Obligors in respect of Additional First Priority Capital Markets Indebtedness issued under the applicable Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Capital Markets Indebtedness Documents” means, collectively, the First Priority Notes Documents and the Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Indebtedness” means (i) the Obligations of the Obligors under the Credit Documents (including Obligations in respect of Additional Bank Indebtedness), (ii) the Obligations of the Obligors under the First Priority Notes Documents, (iii) the Obligations of the Obligors under the Bank Related Debt Agreements and (iv) the Obligations of the Obligors under any Additional First Priority Capital Markets Indebtedness Documents.

“First Priority Indebtedness Documents” means, collectively, the Bank Indebtedness Documents and the First Priority Capital Markets Indebtedness Documents.

“First Priority Notes” means the €460,000,000 in aggregate principal amount of 6 1/4% First Priority Senior Secured Notes due 2011 of Crown Euroco issued under the First Priority Notes Indenture.

“First Priority Notes Documents” means the First Priority Notes Indenture, the First Priority Notes, each guaranty of the Obligations thereunder and any other document executed by Crown Holdings or any of its subsidiaries in connection with the issuance of the First Priority Notes, in each case, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, as permitted by the Credit Agreement.

“Global Participation Agreement” means the Second Amended and Restated Global Participation and Proceeds Sharing Agreement dated as of the date hereof among Bank Agents, the Canadian Administrative Agent, the First Priority Notes Trustee, the Second Priority Notes Trustee, the Third Priority Notes Trustee, U.S. Collateral Agent on behalf of the U.S. Secured Parties and the Euro Collateral Agent (as defined in the Euro Intercreditor Agreement) on behalf of the Euro Secured Parties (as defined in the Euro Intercreditor Agreement) and the Sharing Agent named therein and the other persons that become party thereto after the date hereof, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement or similar agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such asset or any filing of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any similar notice or lien under any similar notice or recording statute of any governmental authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) any other agreement intended to create any of the foregoing.

“1993 Indenture” means the Indenture dated as of April 1, 1993 between CCSC and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee.

“1995 Indenture” means the Indenture dated as of January 15, 1995 between CCSC and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee.

“1996 Indenture” means the Indenture dated as of December 17, 1996 among CCSC, Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance, S.A. and The Bank of New York, as trustee.

“Obligations” shall mean, with respect to any of the Financing Documents, any and all obligations, liabilities and indebtedness of every kind, nature and description (whether or not constituting future advances or otherwise) from time to time owing by, or on behalf of, any Obligor or any of its subsidiaries under, or in connection with, such Financing Documents, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, evidenced by or arising under any of such Financing Documents whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of such Financing Documents, or after the commencement of any case with respect to any Obligor or any of its subsidiaries under the Bankruptcy Code (at the rate provided for in the relevant Financing Documents) (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired.

“Obligors” means each of Crown Holdings, CCSC, Crown International, Crown Usco, Crown Euroco, each Subsidiary Borrower (as defined in the Credit Agreement), each of the U.S. Pledgors and any other obligor under any Financing Documents.

“Principal Property” has the meaning given to such term under the indentures, agreements and instruments governing the Existing Unsecured Debt as such indentures, agreements and instruments are in effect on the Original Effective Date.

“Restricted Securities” shall mean any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by Crown Holdings or any Restricted Subsidiary.

“Restricted Subsidiary” means any subsidiary of Crown Holdings that would be considered a “Restricted Subsidiary” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt, as such indenture, agreement or instrument is in effect on the Original Effective Date.

“Second Priority Dollar Notes” means the $1,085,000,000 in aggregate principal amount of 9.50% Second Priority Senior Secured Notes due 2011 of Crown Euroco issued under the Second Priority Notes Indenture.

“Second Priority Euro Notes” means the €285,000,000 in original aggregate principal amount of 10.25% Second Priority Senior Secured Notes due 2011 of Crown Euroco issued under the Second Priority Notes Indenture.

“Second Priority Notes” means, collectively, the Second Priority Dollar Notes and the Second Priority Euro Notes.

“Third Priority Notes” means the $725,000,000 in original aggregate principal amount of 10.875% Third Priority Senior Secured Notes due 2013 of Crown Euroco issued under the Third Priority Notes Indenture.

“U.S. Collateral” means all collateral from time to time pledged or subject to or purported to be pledged or subject to the Lien of the U.S. Security Documents (whether or not such Lien is determined to be unperfected or subject to avoidance), including any Additional Bank Collateral.

“U.S. Permitted Issuer” means Crown International, Crown Usco, Crown Capital or any other Guarantor (as defined in the Credit Agreement) that is a U.S. Subsidiary of CCSC or any direct special purpose finance Subsidiary thereof formed solely to be the issuer of any Permitted Public Debt (as defined in the Credit Agreement); provided that such person becomes a Credit Party (as defined in the Credit Agreement) and complies with Section 7.14 of the Credit Agreement.

“U.S. Security Documents” means the U.S. Pledge Agreements, the U.S. Security Agreement, the Mortgages and each other security agreement or other instrument or document (including, without limitation, any Additional Mortgages) executed and delivered pursuant to one or more Financing Documents encumbering U.S. assets of any U.S. Pledgor (including the Additional Bank Collateral).

Section 2. Appointment as U.S. Collateral Agent.

Bank Agents, the Canadian Administrative Agent and the First Priority Notes Trustee each hereby irrevocably and unconditionally appoints, and each Bank Related Hedging Exchanger, Bank Related Cash Management Exchanger and Additional First Priority Capital Markets Indebtedness Representative (each such party, a “U.S. Secured Party”) signing an acknowledgment hereto on or after the Original Effective Date, by such signing, irrevocably and unconditionally appoints, Deutsche Bank AG New York Branch to serve as collateral agent and representative of each such U.S. Secured Party under each of the U.S. Security Documents (in such capacity, together with its successors in such capacity, the “U.S. Collateral Agent”) and irrevocably and unconditionally authorizes U.S. Collateral Agent to act as agent for the U.S. Secured Parties for the purpose of executing and delivering, on behalf of all such U.S. Secured Parties, the U.S. Security Documents and the Global Participation Agreement and any other documents or instruments related thereto or necessary or, as determined by U.S. Collateral Agent (acting on the instructions of the Requisite Obligees (as defined below)), desirable to perfect the Liens granted to U.S. Collateral Agent thereunder and, subject to the provisions of this Agreement, for the purpose of enforcing the U.S. Secured Parties’ rights in respect of the U.S. Collateral and the obligations of the U.S. Pledgors under the U.S. Security Documents, and for the purpose of, or in connection with, releasing the obligations of the U.S. Pledgors under the U.S. Security Documents in accordance with the terms of the Financing Documents.

Without limiting the generality of the foregoing, U.S. Collateral Agent is further hereby appointed as agent for each of the U.S. Secured Parties to hold the Liens on the U.S. Collateral granted pursuant to the U.S. Security Documents with, subject to Section 3, sole authority to exercise remedies under the U.S. Security Documents. U.S. Collateral Agent is hereby authorized to act as mortgagee under all Mortgages, beneficiary under all deeds of trust and as U.S. Secured Party under the applicable U.S. Security Agreement and U.S. Pledge Agreement and each other U.S. Security Document and to follow the instructions provided to it under this Agreement.

Section 3. Decisions Relating to Exercise of Remedies Vested in Requisite Obligees.

(a) U.S. Collateral Agent may take such actions under the U.S. Security Documents as it may, in its sole discretion, deem necessary or appropriate under the circumstances. Subject to Section 3(f), U.S. Collateral Agent agrees to make such demands and give such notices under the U.S. Security Documents as the Requisite Obligees may request, and to take such action to amend or modify or enforce the U.S. Security Documents and to foreclose upon, collect and dispose of the U.S. Collateral or any portion thereof as may be directed by Requisite Obligees.

For purposes of this Agreement, “Requisite Obligees” means, for purposes of directing U.S. Collateral Agent with respect to any of the foregoing actions to be taken pursuant to any of the U.S. Security Documents, Bank Agents (including on behalf of any Canadian Revolving Lenders and any Lenders of Additional First Priority Bank Indebtedness); provided that if the Obligations under the Credit Documents and Bank Related Debt have been indefeasibly paid in full in cash without any refinancing thereof through the incurrence of indebtedness having a Lien on any U.S. Collateral and the Credit Agreement and all letters of credit thereunder and the Bank Related Debt Agreements have terminated and all Lenders have been paid in full (after giving effect to the Global Participation Agreement), “Requisite Obligees” shall mean the First Priority Notes Trustee; provided, further, that for purposes of directing U.S. Collateral Agent with respect to Additional Bank Collateral, Requisite Obligees shall mean Bank Agents in all cases.

U.S. Collateral Agent shall not be required to take any action that it believes is contrary to law or to the terms of this Agreement or any of the U.S. Security Documents or which it believes would subject it or any of its officers, employees or directors to liability, and U.S. Collateral Agent shall not be required to take any action under this Agreement or any of the U.S. Security Documents, unless and until U.S. Collateral Agent shall receive additional indemnities to its satisfaction from the U.S. Secured Parties (or the holders represented thereby) against any and all losses, costs, expenses or liabilities in connection therewith.

(b) Each U.S. Secured Party executing this Agreement or an acknowledgment hereto on or after the Original Effective Date agrees that (i) U.S. Collateral Agent may act as the Requisite Obligees may request (regardless of whether any U.S. Secured Party or any holder represented thereby agrees, disagrees or abstains with respect to such request), (ii) U.S. Collateral Agent shall have no liability for acting in accordance with such request (provided such action does not, on its face, conflict with the express terms of this Agreement (or such term has been waived in accordance with the terms hereof)) and (iii) no U.S. Secured Party or any holder represented thereby shall have any liability to any other U.S. Secured Party or any holder represented thereby for any such request. U.S. Collateral Agent shall give prompt notice to all U.S. Secured Parties of actions taken pursuant to the instructions of Requisite Obligees; provided, however, that the failure to give any such notice shall not impair the right of U.S. Collateral Agent to take any such action or the validity or enforceability under this Agreement or the applicable U.S. Security Document of the action so taken or create a cause of action against U.S. Collateral Agent.

(c) Each U.S. Secured Party agrees that unless and until such U.S. Secured Party is entitled to give direction to U.S. Collateral Agent pursuant to Section 3(a) with respect to a U.S. Security Document, the only right of such U.S. Secured Party under the U.S. Security Documents is for the Obligations owing to such Secured Party to be secured by the U.S. Collateral, and to receive a share of the Proceeds of such U.S. Collateral, if any, as and when provided in the U.S. Security Documents and Section 4 and Section 5 hereof.

(d) Notwithstanding anything to the contrary set forth in any of the Financing Documents or contained herein and irrespective of:

(i) the time, order or method of creation, attachment or perfection of the respective security interests and/or Liens granted to U.S. Collateral Agent for the benefit of the U.S. Secured Parties in or on any or all of the property or assets of the Obligors and their respective subsidiaries,

(ii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any U.S. Collateral,

(iii) whether any U.S. Secured Party or any bailee or agent thereof holds possession of any or all of the property or assets of any U.S. Pledgor,

(iv) the dating, execution or delivery of any agreement, document or instrument granting any U.S. Secured Party security interests and/or Liens in or on any or all of the property or assets of any U.S. Pledgor,

(v) the giving or failure to give notice of the acquisition or expected acquisition of any purchase money or other security interest and

(vi) the rules for determining priority under the UCC or any other law or rule governing the relative priorities of secured creditors,

all security interests in any U.S. Collateral heretofore or hereafter granted or purported to be granted to secure any Obligations in respect of First Priority Indebtedness pursuant to any U.S. Security Document or otherwise secures (i) the Obligations of the Obligors under the Credit Documents (including Obligations in respect of Additional Bank Indebtedness), (ii) the Obligations of the Obligors under the First Priority Notes Documents, (iii) the Obligations of the Obligors under the Bank Related Debt Agreements and (iv) the Obligations of the Obligors under any Additional First Priority Capital Markets Indebtedness Documents on an equal and ratable, pari passu basis pursuant to the terms of this Agreement and the Global Participation Agreement.

(e) U.S. Collateral Agent may at any time request directions from the Requisite Obligees with respect to the U.S. Security Documents as to any course of action or other matter relating hereto or to any U.S. Security Document. Except as set forth in Section 3(f) below, directions given by Requisite Obligees to U.S. Collateral Agent hereunder shall be binding on all U.S. Secured Parties for all purposes.

(f) (i) Subject to the application of Proceeds (as defined below) pursuant to Section 4, (A) U.S. Collateral Agent may release the Lien of the U.S. Security Documents against any portion or all of the U.S. Collateral, to the extent approved by the Requisite Obligees, and (B) U.S. Collateral Agent shall release the Lien of the U.S. Security Documents against all of the U.S. Collateral and terminate the U.S. Security Documents after all Bank Indebtedness has been repaid in full and the Bank Indebtedness Documents have been terminated; provided, however, that no such release under clause (A) of this sentence (other than (a) a release permitted by Section 3(f)(ii) and (b) a release in connection with the foreclosure, sale or disposition of U.S. Collateral by U.S. Collateral Agent hereunder in connection with the enforcement of rights and exercise of remedies in respect of such U.S. Collateral) of U.S. Collateral that is not Additional Bank Collateral shall be effective against any First Priority Agent or any holder of First Priority Capital Markets Indebtedness if such First Priority Agent or any holder of First Priority Capital Markets Indebtedness shall have delivered a notice to U.S. Collateral Agent not later than one (1) Business Day prior to the date of release that a default or event of default shall have occurred and be continuing under such applicable First Priority Capital Markets Indebtedness Document as of the time of such proposed release, unless such First Priority Agent, consents to such release.

(ii) Subject to the application of Proceeds pursuant to Section 4, upon any (A) sale or other transfer of any U.S. Collateral, or (B) the sale or transfer of Capital Stock of any U.S. Pledgor resulting in such U.S. Pledgor ceasing to be a Subsidiary, in each case to any Person that is not a U.S. Pledgor or Affiliate (other than in the case of clause (A) only, a Receivables Subsidiary (as defined in the Credit Agreement)) and such sale or transfer is not prohibited by, in the case of U.S. Collateral that is not Additional Bank Collateral, the Financing Documents, and in the case of Additional Bank Collateral, the Credit Agreement, the Lien of the U.S. Security Documents on such U.S. Collateral, or the Lien of the U.S. Security Documents on the U.S. Collateral owned by such U.S. Pledgor, as applicable, shall be released without recourse or warranty; provided, that U.S. Collateral Agent may request, and shall be entitled to rely upon, an officer’s certificate of such U.S. Pledgor stating that such sale or transfer is not prohibited by the Financing Documents or the Credit Agreement, as applicable. In connection with such release, U.S. Collateral Agent shall execute and deliver to any U.S. Pledgor, at such U.S. Pledgor’s expense, all documents that such U.S. Pledgor shall reasonably request to evidence such termination or release; provided, further the Lien of the U.S. Security Documents shall extend to the proceeds from such sale or transfer.

(iii) Notwithstanding anything to the contrary in this Section 3(f), (x) any release of U.S. Collateral under the U.S. Security Documents shall be a release of such U.S. Collateral with respect to each U.S. Secured Party and (y) if any Lien in any U.S. Collateral (other than Additional Bank Collateral) previously released pursuant to Section 3(f)(i) is subsequently granted to any U.S. Secured Party, and such Lien does not otherwise comply with Section 4.11 of the First Priority Notes Indenture such Lien must be granted to each of the U.S. Secured Parties to the extent required under the applicable Financing Documents, subject to the relative priorities set forth in this Agreement.

(g) Each U.S. Secured Party agrees that no U.S. Secured Party shall have any right to, and agrees that it shall not, take any action whatsoever to enforce any term or provision of any U.S. Security Document or to enforce any of its rights in respect of the U.S. Collateral (whether arising under any Financing Document, operation of law, statute or otherwise), it being understood that all rights and remedies under the U.S. Security Documents shall be enforced and executed exclusively by U.S. Collateral Agent pursuant to this Agreement. Without limiting any of the foregoing, each U.S. Secured Party irrevocably and unconditionally agrees that so long as any of the Obligations in respect of the Bank Indebtedness Documents have not been indefeasibly paid in full in cash without any refinancing thereof through the incurrence of indebtedness, in any case under the Bankruptcy Code with respect to any Obligor or any of their subsidiaries, all other U.S. Secured Parties (other than Bank Agents) (i) shall not contest any request by the First Priority Agents or U.S. Collateral Agent for adequate protection or relief from the automatic stay and (ii) shall waive any rights (A) to seek relief from the automatic stay or to seek adequate protection, (B) to object to any claim by a trustee under Section 506(c) of the Bankruptcy Code to the extent that the Requisite Obligees have not objected to such claim, (C) to object to any election or failure to elect by the holders of Obligations under the First Priority Indebtedness Documents (other than the Bank Related Debt Agreements) under Section 1111(b) of the Bankruptcy Code or (D) to object to a borrowing or grant of security interest or an administrative claim by any U.S. Pledgor pursuant to Section 364 of the Bankruptcy Code.

In the event of any dissolution, winding-up, liquidation or reorganization of any Obligor or any of their subsidiaries (whether in bankruptcy, insolvency, administration or receivership proceedings, voluntary or involuntary, or upon a general assignment for the benefit of creditors or any other marshaling of the assets of any Obligor or any of their subsidiaries or any other similar remedy or otherwise) tending towards liquidation of the business and assets of such Obligor or any of its subsidiaries, if any First Priority Agent does not file a proper claim or proof of debt in the form required in such proceeding prior to thirty (30) days before the expiration of the time to file such claim or claims, then U.S. Collateral Agent shall have the right (but not the obligation) to file and is hereby authorized and empowered, and irrevocably appointed as attorney-in-fact, to file an appropriate claim for and on behalf of the holders of such indebtedness.

In addition, in connection with any plan of reorganization or other similar arrangement under any applicable law proposed by or approved by Bank Agents that is consistent with the terms of this Agreement, each First Priority Agent agrees to vote its claim to approve such plan or arrangement.

Each U.S. Secured Party agrees that (i) it will provide notices (such notices to be provided in writing and contemporaneously with any notice provided to any Obligor, to each other U.S. Secured Party and U.S. Collateral Agent with respect to the acceleration of its respective indebtedness; provided, however, that the failure to give any such notice to the other U.S. Secured Party shall not affect the effectiveness of any notice given to any Obligor or the validity of this Agreement or create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party); (ii) the U.S. Secured Parties will not contest each other’s security interest in and/or Liens granted for the benefit of any or all of the U.S. Secured Parties in or on any or all of the property or assets of any Obligor or any of its subsidiaries (including, without limitation, in respect of the Liens of Bank Agents and Lenders in the Additional Bank Collateral) or contest the validity of the documents governing their respective security interests and Liens or assert a claim inconsistent with the terms of this Agreement; and (iii) in a bankruptcy or insolvency proceeding, the Requisite Obligees may consent to the use of cash collateral in their sole discretion.

Each U.S. Secured Party waives any and all rights to (i) require U.S. Collateral Agent to marshal any property or assets of the U.S. Pledgors or to resort to any of the property or assets of the U.S. Pledgors in any particular order or manner and (ii) require U.S. Collateral Agent to enforce any guaranty or any security interest or Lien to secure the payment of any or all Obligations as a condition precedent or concurrent to taking any action against or with respect to the U.S. Collateral.

(h) It is understood and agreed that the Additional Bank Collateral shall only secure Obligations under Bank Indebtedness and is for the benefit of Bank Agents on behalf of the Lenders and any Bank Related Hedging Exchanger and any Bank Related Cash Management Exchanger. Each U.S. Secured Party (other than Bank Agents on behalf of the Lenders and agents under the Credit Agreement, any Bank Related Hedging Exchanger and any Bank Related Cash Management Exchanger) acknowledges and agrees that it has no Lien on the Additional Bank Collateral.

If any U.S. Collateral (other than any pledge of Capital Stock pursuant to the U.S. Shared Pledge Agreement) constitutes a “security”, as defined under the U.S. Securities Act of 1933, as amended (the “Securities Act”), then the amount realizable with respect to any single such security upon any exercise of remedies by the holders of First Priority Capital Markets Indebtedness shall be limited to the amount necessary such that the issuer of such security shall not be required to prepare separate audited financial statements under the applicable rules or regulations of the United States Securities and Exchange Commission; provided, however, that this sentence shall not limit the Obligations secured or amount realizable under Bank Indebtedness.

(i) Notwithstanding anything to the contrary in this Agreement or the U.S. Security Documents, if any Existing Unsecured Debt is required to be secured by Principal Property or Restricted

Securities (to the extent such Restricted Securities constitute U.S. Collateral under the U.S. Security Documents) due to the triggering of a negative pledge covenant in any indenture pursuant to which such Existing Unsecured Debt is issued, the First Priority Indebtedness shall be secured equally and ratably (except in the case of Additional Bank Collateral which shall secure only Bank Indebtedness) with such Existing Unsecured Debt with respect to the Lien of such Existing Unsecured Debt on such Principal Property or Restricted Securities to the extent such Principal Property or Restricted Securities constitute U.S. Collateral under the U.S. Security Documents for so long as such Existing Unsecured Debt is so secured.

Section 4. Application of Proceeds Subject to the Terms of the Global Participation Agreement.

(a) Any and all amounts actually received by U.S. Collateral Agent in connection with the enforcement of the U.S. Security Documents, including the proceeds of any collection, sale or other disposition of the U.S. Collateral or any portion thereof (collectively, “Proceeds”), shall be applied promptly by U.S. Collateral Agent, subject to the terms of the Global Participation Agreement, as follows:

First, to the payment of the costs and expenses of such sale, collection or other realization, including reasonable compensation to U.S. Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by U.S. Collateral Agent in connection therewith and all amounts for which U.S. Collateral Agent is entitled to indemnification hereunder, and to the payment of all costs and expenses paid or incurred by U.S. Collateral Agent in connection with the exercise of any right or remedy hereunder;

Second, to the payment of the Obligations in respect of First Priority Indebtedness (including any deposits into a collateral account for outstanding Letters of Credit under the Credit Agreement, provided that if such Letters of Credit expire without being fully drawn, then at that time, such excess amounts shall be applied as provided in this Section 4 to then outstanding Obligations in respect of First Priority Indebtedness) for the ratable benefit of the holders thereof; and

Third, only after indefeasible payment in full of all Obligations in respect of First Priority Indebtedness, and the First Priority Indebtedness Documents have terminated, to the respective U.S. Pledgor of such U.S. Collateral, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such Proceeds;

provided, that if such U.S. Collateral is Additional Bank Collateral, such Proceeds shall not be applied to the payment of Obligations in respect of the First Priority Capital Markets Indebtedness.

Until Proceeds are so applied, U.S. Collateral Agent shall hold such Proceeds in its custody in accordance with its regular procedures for handling deposited funds.

For the purposes of determining ratable amounts under this Section 4, U.S. Collateral Agent will use the Dollar Equivalent (as defined in the Credit Agreement) at the time of determination of the First Priority Indebtedness outstanding.

(b) (i) Any Proceeds from any Additional Bank Collateral received by U.S. Collateral Agent to be distributed under Section 4(a) to payment of the Obligations in respect of Bank Indebtedness shall be applied so that each U.S. Secured Party that is a Lender with respect thereto that is then secured by the Additional Bank Collateral giving rise to such Proceeds shall receive payment of the same proportionate amount of all such Obligations and (ii) any Proceeds from any U.S. Collateral (other than Additional Bank Collateral) received by U.S. Collateral Agent to be distributed under Section 4(a) to payment of the Obligations in respect of First Priority Indebtedness shall be applied so that each U.S. Secured Party with respect thereto that is secured by the U.S. Collateral (other than Additional Bank Collateral) giving rise to such Proceeds shall receive payment of the same proportionate amount of all Obligations. For purposes of determining the proportionate amounts of all Obligations in respect of First Priority Indebtedness when Proceeds are to be distributed under this Section 4, the amount of the outstanding Obligations under the First Priority Indebtedness Documents, respectively, shall be deemed to be the principal (including the face amount of outstanding Letters of Credit) and interest then due and payable under the First Priority Indebtedness plus any other fees, indemnities and costs then due and payable under the First Priority Indebtedness Documents (it being agreed that the amount of the outstanding Bank Related Hedging Obligations and Bank Related Cash Management Obligations of any Bank Related Hedging Exchanger or Bank Related Cash Management Exchanger shall be deemed to be the amount of Crown Holding’s or any of its subsidiaries’ obligations then due and payable (exclusive of expenses or similar liabilities but including any early termination payments then due) under the applicable Bank Related Hedging Agreements or Bank Related Cash Management Agreements).

(c) Payments by U.S. Collateral Agent on account of Proceeds received by U.S. Collateral Agent in respect of the Obligations under the Credit Agreement shall be made to Bank Agents for distribution by Bank Agents to the Lenders and other U.S. Secured Parties under the Credit Agreement in accordance with the Credit Agreement and as follows: (i) any payments in respect of Bank Related Hedging Obligations and Bank Related Cash Management Obligations shall be made as directed by the Bank Related Hedging Exchanger or Bank Related Cash Management Exchanger to which such Bank Related Hedging Obligations or Bank Related Cash Management Obligations are owed; and (ii) any payments in respect of loans or outstanding letters of credit shall be paid to Bank Agents for the benefit of the Lenders and other U.S. Secured Parties under the Credit Agreement. All other payments on account of Proceeds received by U.S. Collateral Agent in respect of all other Obligations in respect of First Priority Indebtedness shall be paid to the First Priority Agents on behalf of the holders of such indebtedness.

Section 5. Information.

In the event U.S. Collateral Agent proceeds to foreclose upon, collect, sell or otherwise dispose of or take any other action with respect to the U.S. Collateral, or any portion thereof, or to enforce any U.S. Security Document, or proposes to take any other action pursuant to this Agreement or requests instructions from the U.S. Secured Parties as provided herein, upon the request of U.S. Collateral Agent, each of the following U.S. Secured Parties agrees to provide promptly to U.S. Collateral Agent the following information:

(a) Bank Agents and Canadian Administrative Agent on behalf of the Lenders (and any Lender of Additional First Priority Bank Indebtedness) and agents under the Credit Agreement, by executing this Agreement, agree to promptly from time to time notify U.S. Collateral Agent of (i) the aggregate amount of principal of and interest on the Obligations and any fees or other amounts owing under the Credit Agreement and the amount of outstanding Letters of Credit under the Credit Agreement as at such date and the amount, if any, then due and payable under the Credit Agreement as U.S. Collateral Agent may specify, (ii) the current commitment of each Lender under the Credit Agreement, and (iii) any payment received by Bank Agents or the Canadian Administrative Agent to be applied to the principal of or interest on the amounts due under the Credit Agreement or any fees or other amounts owing under the Credit Agreement. Bank Agents shall certify as to such amounts and U.S. Collateral Agent shall be entitled to rely conclusively upon such certification.

(b) Each Bank Related Hedging Exchanger party to a Bank Related Hedging Agreement benefited by this Agreement, by signing an acknowledgment to this Agreement, agrees to promptly from time to time notify U.S. Collateral Agent of (i) the notional amount under such Bank Related Hedging Agreement and the amount payable by Crown Holdings or any of its subsidiaries upon early termination of such Bank Related Hedging Agreement at the date of termination as fixed by such Bank Related Hedging Agreement and (ii) any payment received by such Bank Related Hedging Exchanger to be applied to amounts due upon early termination of such Bank Related Hedging Agreement. Such Bank Related Hedging Exchanger shall certify as to such amounts and U.S. Collateral Agent shall be entitled to rely conclusively upon such certification.

(c) Each Bank Related Cash Management Exchanger party to a Bank Related Cash Management Agreement benefited by this Agreement, by signing an acknowledgment on or after the Original Effective Date to this Agreement, agrees to promptly from time to time notify U.S. Collateral Agent of (i) the notional amount under such Bank Related Cash Management Agreement and the amount payable by Crown Holdings or any of its subsidiaries upon early termination of such Bank Related Cash Management Agreement at the date of termination as fixed by such Bank Related Cash Management Agreement and (ii) any payment received by such Bank Related Cash Management Exchanger to be applied to amounts due upon early termination of such Bank Related Cash Management Agreement. Such Bank Related Cash Management Exchanger shall certify as to such amounts and U.S. Collateral Agent shall be entitled to rely conclusively upon such certification.

(d) Upon written request from U.S. Collateral Agent, the First Priority Notes Trustee, by executing this Agreement, agrees to promptly notify U.S. Collateral Agent of (i) the aggregate amount of principal and interest outstanding and other amounts owing with respect to the First Priority Notes under the First Priority Notes Documents and the amount, if any, then due and payable under such First Priority Notes and the First Priority Notes Documents, as at such date as U.S. Collateral Agent may specify and (ii) any payment received by such First Priority Notes Trustee to be applied to the principal of or interest on the amounts due with respect to the First Priority Notes and the First Priority Notes Documents. The First Priority Notes Trustee shall certify as to such amounts and U.S. Collateral Agent shall be entitled to rely conclusively upon such certification.

(e) Each Additional First Priority Capital Markets Indebtedness Representative with respect to the Additional First Priority Capital Markets Indebtedness benefited by this Agreement, by signing an acknowledgment to this Agreement, agrees to promptly from time to time notify U.S. Collateral Agent of (i) the aggregate amount of principal and interest outstanding and other amounts owing under the applicable Additional First Priority Capital Markets Indebtedness Documents and the amount, if any, then due and payable under such Additional First Priority Capital Markets Indebtedness Documents, as at such date as U.S. Collateral Agent may specify, and (ii) any payment received by such Additional First Priority Capital Markets Indebtedness Representative to be applied to the principal of or interest on the amounts due with respect to such Additional First Priority Capital Markets Indebtedness and such Additional First Priority Capital Markets Indebtedness Documents. The Additional First Priority Capital Markets Indebtedness Representative shall certify as to such amounts and U.S. Collateral Agent shall be entitled to rely conclusively upon such certification.

Section 6. Bank Related Hedging Agreements; Bank Related Cash Management Agreements; Additional First Priority Capital Markets Indebtedness Documents.

(a) Each Bank Related Hedging Exchanger and Bank Related Cash Management Exchanger may cause Bank Related Hedging Obligations and Bank Related Cash Management Obligations to be secured by the U.S. Security Documents by executing an acknowledgment on or after the Original Effective Date in the form of Annexes 2 and 3 hereto, and by delivering such executed acknowledgment to U.S. Collateral Agent, by which such Bank Related Hedging Exchanger or Bank Related Cash Management Exchanger agrees to be bound by the terms of this Agreement.

(b) Each Additional First Priority Capital Markets Indebtedness Representative, on behalf of itself and all holders of obligations under Additional First Priority Capital Markets Indebtedness, may cause such Additional First Priority Capital Markets Indebtedness to be secured by the U.S. Security Documents by causing their Additional First Priority Capital Markets Indebtedness Representative to execute an acknowledgment in the form of Annex 3 hereto, and by delivering such executed acknowledgment to U.S. Collateral Agent, by which such Additional First Priority Capital Markets Indebtedness Representative agrees, on behalf of itself and all holders of such Additional First Priority Capital Markets Indebtedness, to be bound by the terms of this Agreement.

Section 7. Disclaimers, Indemnity, Etc.

(a) By becoming a party to this Agreement, each U.S. Secured Party acknowledges that U.S. Collateral Agent shall not be the trustee of any U.S. Secured Party. U.S. Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or the U.S. Security Documents, and U.S. Collateral Agent shall not by reason of this Agreement or the U.S. Security Documents be a trustee for any U.S. Secured Party or have any other fiduciary obligation to any U.S. Secured Party (including any obligation under the Trust Indenture Act of 1939, as amended). U.S. Collateral Agent shall not be responsible to any U.S. Secured Party for any recitals, statements, representations or warranties contained in this Agreement or any Financing Document or in any certificate or other document referred to or provided for in, or received by any of them under, any of the Financing Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Financing Documents or any other document referred to or provided for therein or any Lien under the U.S. Security Documents or the perfection or priority of any such Lien or for any failure by any other party to perform any of its respective obligations under any of the Financing Documents. U.S. Collateral Agent may employ agents and sub-collateral agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither U.S. Collateral Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for actions that are finally judicially determined to have resulted from its or their own gross negligence or willful misconduct.

(b) U.S. Collateral Agent shall be entitled to request and rely upon any certification, notice or other communication (including any thereof by telex, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel (including counsel to the Obligors or any of their subsidiaries), independent accountants and other experts selected by U.S. Collateral Agent and shall in all cases be fully protected in acting or refraining from so acting upon. Without limiting any rights of U.S. Collateral Agent hereunder, U.S. Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by Requisite Obligees, and such instructions of Requisite Obligees, and any action taken or failure to act pursuant thereto, shall be binding on all of the U.S. Secured Parties.

(c) Each of Crown Holdings, CCSC, Crown International, Crown Usco, Crown Euroco and each U.S. Pledgor (collectively, the “Indemnifying Parties”) agrees, jointly and severally, to indemnify U.S. Collateral Agent for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against U.S. Collateral Agent in any way relating to or arising out of any of this Agreement, the U.S. Security Documents, the Financing Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or the enforcement of any of the terms of any thereof; provided, however, that no such Indemnifying Party shall be liable for any of the foregoing to the extent they are finally judicially determined to have resulted from the gross negligence or willful misconduct of U.S. Collateral Agent.

(d) Except for action expressly required of U.S. Collateral Agent hereunder, U.S. Collateral Agent shall, notwithstanding anything to the contrary in Section 7(c) hereof, in all cases be fully justified in failing or refusing to act hereunder or under the U.S. Security Documents unless it shall be further indemnified to its satisfaction by the U.S. Secured Parties (or the lenders or holders represented thereby) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(e) Except as expressly provided herein and in the U.S. Security Documents, U.S. Collateral Agent shall have no duty to take any affirmative steps with respect to the collection of amounts payable in respect of the U.S. Collateral. U.S. Collateral Agent shall incur no liability to any U.S. Secured Party as a result of any sale of any U.S. Collateral at any private sale.

(f) (i) U.S. Collateral Agent may resign at any time by giving at least five (5) days’ notice thereof to the U.S. Secured Parties (such resignation to take effect as hereinafter provided) and U.S. Collateral Agent may be removed as U.S. Collateral Agent at any time by Requisite Obligees. In the event of such resignation or removal of U.S. Collateral Agent, Requisite Obligees shall thereupon have the right to appoint a successor U.S. Collateral Agent. If no successor U.S. Collateral Agent shall have been so appointed by Requisite Obligees and shall have accepted such appointment within thirty (30) days after the notice of the intent of U.S. Collateral Agent to resign, then the retiring U.S. Collateral Agent may, on behalf of the other U.S. Secured Parties, appoint a successor U.S. Collateral Agent. Any successor U.S. Collateral Agent appointed pursuant to this clause (f)(i) shall be a commercial bank organized under the laws of the United States of America or any state thereof and having a combined capital and surplus of at least $500,000,000.

(ii) Upon the acceptance of any appointment as U.S. Collateral Agent hereunder by a successor U.S. Collateral Agent, such successor U.S. Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed U.S. Collateral Agent, and the retiring or removed U.S. Collateral Agent shall thereupon be discharged from its duties and obligations hereunder and under the Global Participation Agreement and the U.S. Security Documents. After any retiring or removed U.S. Collateral Agent’s resignation or removal hereunder as U.S. Collateral Agent, the provisions of this Section 7 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as U.S. Collateral Agent.

(iii) In no event shall U.S. Collateral Agent or any U.S. Secured Party be liable or responsible for any funds or investments of funds held by any U.S. Pledgor or any affiliates thereof.

(g) Each of the U.S. Secured Parties understands and acknowledges that U.S. Collateral Agent and its Affiliates may also hold indebtedness of Crown Holdings or any of its subsidiaries, be an agent under any of the Financing Documents and act in other financial advisory or underwriting capacities on behalf of Crown Holdings or any of its subsidiaries, and waives any actual or potential conflict of interest resulting therefrom.

Section 8. Deletion of Second Priority Notes Trustee and Third Priority Notes Trustee as parties hereto.

Upon execution of its acknowledgement hereto, each of the Second Priority Notes Trustee and Third Party Notes Trustee hereby acknowledges and agrees that it is no longer a party to this Agreement, is no longer entitled to any of the benefits of this Agreement, and is hereby discharged from its duties and obligations hereunder.

Section 9. Miscellaneous.

(a) All notices and other communications provided for herein shall be in writing and may be personally served, telecopied, e-mailed or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or e-mail or four Business Days after deposit in the United States mail, registered or certified, with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 9(a)) shall be as set forth under each party’s name on the signature pages (including acknowledgments) hereof.

(b) This Agreement may be modified or waived only by an instrument or instruments in writing signed by U.S. Collateral Agent with the written consent of Requisite Obligees, except that any modification or waiver (i) adversely affecting a U.S. Secured Party’s rights under Section 3(f)(i) or Section 4 hereof or (ii) that by its terms has a disproportionate (i.e., not ratable) adverse effect on any Secured Party (or opposed to all Secured Parties) shall, in each case, require the written consent of the agent or representative representing such U.S. Secured Party; provided, however, that, notwithstanding the foregoing, the written consent of the U.S. Secured Parties shall not be required with respect to amendments, modifications or waivers necessary to permit the incurrence of additional indebtedness secured by the U.S. Collateral and entitled to the benefits of the U.S. Security Documents insofar as the foregoing is not prohibited by the Financing Documents benefiting such U.S. Secured Party, including for the purposes of providing any successor or replacement credit agreement or bank facility to the Credit Agreement and for the administrative agent of such successor or replacement credit agreement or bank facility becoming a party to this Agreement, as Bank Agent(s), and including without limitation any amendments, modifications or waivers for the purpose of adding appropriate references to additional parties in, and according such parties the benefits of, any of the provisions hereof in connection with the incurrence of such indebtedness; provided, further, that any modification or waiver to this Agreement that directly and adversely affects Crown Holdings or any of its subsidiaries shall require the written consent of Crown Holdings.

(c) This Agreement shall be binding upon and inure to the benefit of U.S. Collateral Agent, each U.S. Secured Party and their respective successors and assigns.

(d) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

(e) This Agreement (as amended and restated as of the date hereof) shall become effective as to Bank Agents, the Canadian Administrative Agent, the First Priority Notes Trustee and U.S. Collateral Agent upon the execution of this Agreement by each of Bank Agents, the Canadian Administrative Agent, the First Priority Notes Trustee and U.S. Collateral Agent and the delivery of each such Person’s counterparts to U.S. Collateral Agent.

(f) If any U.S. Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, Crown Holdings and its subsidiaries agree that they shall not raise such violation as a defense to the enforcement by any other U.S. Secured Party under the Financing Documents.

(g) Each of the parties hereto authorizes U.S. Collateral Agent to execute and file on its behalf all such further documents and instruments, and authorizes U.S. Collateral Agent to perform such other acts, as may be reasonably necessary or advisable to effectuate the purposes of this Agreement.

(h) If any provision of this Agreement shall be inconsistent with, or contrary to, any provisions in any Financing Document or any other instrument delivered in connection with the transactions contemplated thereby, the applicable provision in this Agreement shall be controlling and shall supersede such inconsistent provision to the extent necessary to give full effect to all provisions contained in this Agreement. Each U.S. Secured Party acknowledges and agrees that the terms and provisions of this Agreement do not violate any term or provisions of its respective Financing Document.

(i) Each of the U.S. Secured Parties (other than Bank Agents, the Canadian Administrative Agent and Lenders with regard to the Credit Documents and any Bank Related Hedging Exchanger and any Bank Related Cash Management Exchanger) shall use its best efforts to notify the other of any amendment, modification or waiver to any of its Financing Documents, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party. Each of the U.S. Secured Parties (other than Bank Agents, the Canadian Administrative Agent and Lenders with regard to the Credit Documents and any Bank Related Hedging Exchanger and any Bank Related Cash Management Exchanger) shall, upon request of the other or others, provide copies of all such modifications, amendments and waivers and copies of all other documentation relevant to the U.S. Collateral.

(j) Each of the parties represents and warrants to all other parties hereto that the execution, delivery and performance by or on behalf of such party to this Agreement has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such party is bound, and requires no governmental or other consent that has not been obtained and is not in full force and effect.

(k) Crown Holdings, Crown International, Crown Usco, Crown Euroco, CCSC and the U.S. Pledgors shall pay to U.S. Collateral Agent upon demand the amount of any and all reasonable expenses of the U.S. Secured Parties and U.S. Collateral Agent, including, without limitation, the reasonable fees and expenses of counsel for the U.S. Secured Parties and U.S. Collateral Agent incurred from time to time in connection with the exercise or enforcement of any of their respective rights, interests or remedies under and pursuant to the U.S. Security Documents and this Agreement, and for the avoidance of doubt, in each case including such rights, interests and remedies under and pursuant to this Agreement. All such amounts shall constitute part of the Obligations under such U.S. Security Documents.

(l) U.S. Collateral Agent may demand specific performance of this Agreement. Each of the U.S. Secured Parties hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by U.S. Collateral Agent.

(m) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(m).

(n) Anything contained in this Agreement to the contrary notwithstanding, each U.S. Secured Party shall no longer be a party from and after such time as all of the Obligations owing to such U.S. Secured Party and secured by any of the U.S. Security Documents, or the instruments representing the same, shall have ceased to be outstanding by virtue of the indefeasible payment in full in cash thereof or the cancellation thereof or delivery for cancellation thereof in accordance with their terms.

(o) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that a party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(p) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court referred to in paragraph (o) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(q) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(r) For so long as the Global Participation Agreement shall be in effect, in the event of a conflict between this Agreement and the Global Participation Agreement, the terms of the Global Participation Agreement shall control.

[Signature Pages Follow]

Annex 1

The undersigned, by its execution of this Agreement on [            ] in the space provided below, HEREBY ACKNOWLEDGES AND AGREES to be bound, as a Bank Related Hedging Exchanger, by the foregoing provisions of this Agreement, as of [            ] as if it were an original party hereto. In addition, a copy of the applicable Hedging Agreement dated as of [            ] is attached to this signature page.

[BANK RELATED HEDGING EXCHANGER]

By:
Title:
Notice Address:

Annex 2

The undersigned, by its execution of this Agreement on [            ] in the space provided below, HEREBY ACKNOWLEDGES AND AGREES to be bound, as a Bank Related Cash Management Exchanger, by the foregoing provisions of this Agreement, as of [            ] as if it were an original party hereto. In addition, a copy of the applicable Bank Related Cash Management Agreement dated as of [            ] is attached to this signature page.

[BANK RELATED CASH MANAGEMENT EXCHANGER]

By:
Title:
Notice Address:

Annex 3

The undersigned, by its execution of this Agreement on [            ] in the space provided below, HEREBY ACKNOWLEDGES AND AGREES to be bound, as an Additional First Priority Capital Markets Indebtedness Representative, by the foregoing provisions of this Agreement, as of [            ] as if it were an original party hereto. In addition, a copy of the applicable Additional First Priority Capital Markets Indebtedness Documents dated as of [            ] is attached to this signature page.

[ADDITIONAL FIRST PRIORITY INDEBTEDNESS CAPITAL MARKETS REPRESENTATIVE]

By:
Title:
Notice Address:

Exhibit A

Form of Second Amended and Restated

U.S. Shared Pledge Agreement

Exhibit B

Form of

U.S. Bank Pledge Agreement

Exhibit C

Form of Second Amended and Restated

U.S. Security Agreement

Schedule 1

U.S. SUBSIDIARIES

Name	Address
Central States Can Co. of Puerto Rico, Inc.	One Crown Way, Philadelphia, PA 19154
Crown Beverage Packaging, Inc.	One Crown Way, Philadelphia, PA 19154
Crown Consultants, Inc.	One Crown Way, Philadelphia, PA 19154
Crown Cork & Seal Company (DE), LLC	919 N. Market Street., Suite 406, Wilmington, DE 19801
CROWN Cork & Seal USA, Inc.	One Crown Way, Philadelphia, PA 19154
CROWN Packaging Technology, Inc.	11535 South Central Avenue, Alsip, Illinois, 60803
CROWN Beverage Packaging Puerto Rico, Inc.	Km 12 Hm6 65th Infantry Avenue, P. O. Box 817, Carolina, Puerto Rico 00986
Crown Financial Corporation	One Crown Way, Philadelphia, PA 19154
Crown Financial Management, Inc.	One Crown Way, Philadelphia, PA 19154
Crown Holdings (PA), LLC	One Crown Way, Philadelphia, PA 19154
Foreign Manufacturers Finance Corporation	919 N. Market Street Suite 406, Wilmington, DE 19801
NWR, Inc.	One Crown Way, Philadelphia, PA 19154
CROWN Risdon USA, Inc.	1100 Buckingham Street., Watertown, CT 06795
Crown Americas Capital Corp.	One Crown Way, Philadelphia, PA 19154

Schedule 2

MORTGAGED PROPERTY

See Schedule 5.1(c) to the Credit Agreement.

Exhibit 5.1(d)(i)

FORM OF OPINION OF COUNSEL

See Attached

Exhibit 5.1(d)(ii)

FORM OF

OPINION OF NON-U.S. COUNSEL

See Attached

Exhibit 5.1(e)(i)

FORM OF

OFFICER’S CERTIFICATE

The undersigned does hereby certify on behalf of [Applicable Borrower], a _________ [corporation][limited partnership] (“Borrower”), in his capacity as officer of [the general partner of] Borrower and not in his individual capacity that:

1. This Officer’s Certificate is furnished pursuant to Section 5.1(e)(i) of the Credit Agreement, dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent (such Credit Agreement, as in effect on the date of this Officer’s Certificate, being herein called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Officer’s Certificate shall have the meanings set forth in the Credit Agreement.

2. The representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects as of the date hereof except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties were true and correct as of such specified date.

3. No Event of Default or Unmatured Event of Default has occurred and is continuing.

4. The conditions of Section 5.1 of the Credit Agreement have been fully satisfied or waived (except that no opinion is expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).

5. No Liens (except for Permitted Liens) have been placed against the Collateral or Mortgaged Property since the respective dates of the searches of financing statements filed under the [Uniform Commercial Code][the relevant province’s personal property security filing regime] and delivered pursuant to Section 5.1 of the Credit Agreement.

IN WITNESS WHEREOF, I have hereunto set my hand this __ day of November, 2005.

[APPLICABLE BORROWER]

By:
Name:
Title:

Exhibit 5.1(e)(ii)

FORM OF

[ASSISTANT] SECRETARY’S CERTIFICATE

[APPLICABLE CREDIT PARTY]

[Assistant] Secretary’s Certificate

I, ____________________, hereby certify that I am the duly elected, qualified and acting [Assistant] Secretary of [APPLICABLE CREDIT PARTY], a ___________ [corporation/limited partnership/unlimited liability company] (the “Company”), and that, as such, I am authorized to execute and deliver this Secretary’s Certificate, dated as of November 18, 2005 (this “Certificate”), on behalf of the Company. This Certificate is being delivered pursuant to Section 5.1(e)(ii) of that certain Credit Agreement, dated as of November 18, 2005 (the “Credit Agreement”), by and among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent. Capitalized terms used herein and not defined herein shall have their respective meanings set forth in the Credit Agreement.

I hereby further certify, as of the date hereof, that:

1.	Attached hereto as Exhibit A is a true and correct copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of ____________ as of the date listed thereon, together with all amendments thereto through the date hereof;

2.	Attached hereto as Exhibit B is a true and correct copy of the by-laws of the Company, together with all amendments thereto through the date hereof, and said by-laws are in full force and effect on and as of the date hereof;

3.	Attached hereto as Exhibit C is a true and correct copy of the resolutions duly adopted by the board of directors of the Company on _____________, and said resolutions have not been amended or repealed, are in full force and effect on and as of the date hereof and constitute the only action taken by the board of directors of the Company with respect to the subject matter thereof;

4.	Each of the persons named on Exhibit D is a duly elected and qualified officer of the Company with such person holding the respective office or offices set forth opposite such person’s name and the signature set forth opposite the name of each such person is his or her genuine signature. Each such person is authorized to execute and deliver, on behalf of the Company, the Loan Documents to which it is a party and any certificate or other document to be executed and delivered by the Company pursuant to the Loan Documents; and

5.	Prior to receipt by the Administrative Agent of a new certificate of the Secretary of the Company amending this Certificate to add or delete the name or names of authorized officers and submitting the signatures of the officers named in such new certificate, the Administrative Agent and the Lenders may rely on this Certificate in connection with the execution and delivery, on behalf of the Company, of the Loan Documents and other certificates or documents to be executed and delivered by the Company pursuant to the Loan Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have hereunto set my hand to this Certificate as of the date first written above.

[ ]

By:
Name:
Title:	[Assistant] Secretary

I, _______________, the undersigned, [Applicable Officer] of the Company, do hereby certify that _______________ is the duly elected and qualified [Assistant] Secretary of the Company and the signature above is his/her genuine signature.

By:
Name:
Title:	[Applicable Officer]

Exhibit D

to Secretary’s Certificate

Incumbency and Specimen Signatures for the Company

Name	Title	Specimen Signature
[Applicable Officer]

[Applicable Officer]

[Applicable Officer]

Exhibit 5.1(e)(iv)

FORM OF SOLVENCY CERTIFICATE

I, the undersigned, the chief financial officer of CROWN HOLDINGS, INC. (“Crown Holdings”), DO HEREBY CERTIFY on behalf of Crown Holdings and its Subsidiaries, CROWN AMERICAS INC. (f/k/a Crown Cork & Seal Americas, Inc.), a Pennsylvania corporation (the “U.S. Borrower”) and its Subsidiaries and CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France (the “European Borrower”) and its Subsidiaries that:

This Certificate is furnished pursuant to Section 5.1(e)(iv) of the Credit Agreement (as in effect on the date of this Certificate), dated as of November __, 2005, among the U.S. Borrower, European Borrower, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada (“Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers”) and together with the U.S. Borrower, the Canadian Borrower and the European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”) as Parent Guarantors, the financial institutions listed on Schedule 1.1(a) thereto, as such Schedule may from time to time be supplemented or amended (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”), for the Dollar Term B Lenders and Dollar Revolving Lenders from time to time party to the Credit Agreement and any other Term Lenders that advance Term Loans to U.S. Borrower or any U.S. Subsidiary, DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent for the Euro Term B Lenders and the Euro Revolving Lenders from time to time party to the Credit Agreement and any other Term Lenders that from time to time advance Term Loans to any Non-U.S. Subsidiary of CCSC (in such capacity, “U.K. Administrative Agent”) and THE BANK OF NOVA SCOTIA, as Canadian administrative agent (“Canadian Administrative Agent”) for the Canadian Revolving Lenders from time to time party to the Credit Agreement. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Immediately after giving effect to the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof,

(a) the fair value of the assets of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries and (iii) the European Borrower and its Subsidiaries, in each case, on a consolidated basis, at fair valuation, exceeds the debts and liabilities, subordinated, contingent or otherwise, of such parties,

(b) the present fair saleable value of the property of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries and (iii) the European Borrower and

its Subsidiaries, in each case, on a consolidated basis, is greater than the amount that such parties will be required to pay with respect to the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured (and specifically, no German Borrower or Non-U.S. Guarantee Party organized under the Laws of the Federal Republic of Germany is threatened with illiquidity within the meaning of 18 German Insolvency Code (Insolvenzordnung)),

(c) each of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries and (iii) the European Borrower and its Subsidiaries, in each case, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

(d) none of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries or (iii) the European Borrower and its Subsidiaries, in each case, on a consolidated basis, have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date;

(e) none of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries or (iii) the European Borrower and its Subsidiaries, in each case, on a consolidated basis, will be subject to any proceedings for its administration (with respect to the European Borrower and its Subsidiaries organized under the laws of France, redressement judiciaire), or is or will be subject to a plan for the transfer of the whole or part of its business, or is or will be subject to liquidation (with respect to the European Borrower and its Subsidiaries organized under the laws of France, liquidation judiciaire) and no claim has been made requesting implementation of such proceedings;

(f) none of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries or (iii) the European Borrower and its Subsidiaries, in each case, on a consolidated basis, is or will be subject to the administration of a court appointed mediator (conciliateur), judicial condition, compulsory manager, receiver (administrateur judiciaire), administrator, liquidator (liquidateur judiciaire) or other similar office (with respect to the European Borrower and its Subsidiaries organized under the laws of France, mandataire ad hoc), and no request has been filed and no negotiations are envisaged for the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of such Borrower;

(g) none of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries or (iii) the European Borrower and its Subsidiaries, in each case, on a consolidated basis, is or will be unable to settle its debts (contingent or otherwise) with realizable assets (with respect to the European Borrower and its Subsidiaries organized under the laws of France, en ėtat de cessation des paiements) within the meaning of article L 621-2 of the French Commercial Code or admits in writing its inability to pay its debts as they fall due; and

(h) none of the European Borrower and its Subsidiaries organized under the laws of France is or will be subject to amicable arrangement proceedings (procedure de reglement amiable), within the meaning of Article L 611-3 of the French Commercial Code; and (i) none of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries or

(iii) the European Borrower and its Subsidiaries, in each case, on a consolidated basis, has or will commence negotiations with any of its creditors with a view to the general readjustment or rescheduling of any of its indebtedness or has made a general assignment for the benefit of any of its creditors and/or has entered into any settlement agreement or amicable arrangement with any of its creditors (with respect to the European Borrower and its Subsidiaries organized under the laws of France, transactions, accord ou réglement amiable), or stops or suspends payment of all or substantially all of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of November, 2005.

CROWN HOLDINGS, INC.

By:
Name:
Title: Chief Financial Officer

Exhibit 7.2(a)

FORM OF

COMPLIANCE CERTIFICATE

To:	Each of the Term B Dollar Lenders, the Dollar Revolving Lenders, Lenders that make Additional Term Loans or Loans under an Additional Facility available to U.S. Borrower or any U.S. Credit Party and any New Term Loan Dollar Lenders and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent for such Lenders

90 Hudson Street

5th Floor

Jersey City, New Jersey 07302

Attention:

and

Each of the Term B Euro Lenders, Euro Revolving Lenders and any Lenders that make Additional Term Loans or Loans under an Additional Facility available to European Borrower or any Non-U.S. Credit Party and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K.

Administrative Agent for such Lenders

Crown Holdings, Inc.

Ladies and Gentlemen:

This Compliance Certificate is being delivered pursuant to Section 7.2(a) of the Credit Agreement dated as of November 18, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”),CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France (“European Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with U.S. Borrower and Euro Borrower, the “Borrowers”), CROWN CORK & SEAL COMPANY, INC. (“CCSC”), CROWN HOLDINGS, INC. (“Crown Holdings”) and CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”), as Parent Guarantors, the financial institutions listed on Schedule 1.1(a) thereto, as such Schedule may from time to time be supplemented or amended (the “Lenders”), THE BANK OF NOVA SCOTIA, as Canadian administrative agent for the Canadian Revolving Lenders (in such capacity, the “Canadian Administrative Agent”) and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent for the Term B Euro Lenders, Euro Revolving Lenders and any Lenders that make Additional Term Loans or Loans under an Additional Facility available to European Borrower or any Non-U.S. Credit Party, and as administrative agent for the Term B Dollar Lenders, the Dollar Revolving Lenders, Lenders that make Additional Term Loans or Loans under an Additional Facility available to U.S. Borrower or any

U.S. Credit Party and any New Term Loan Dollar Lenders (in such capacities, the “U.K. Administrative Agent” and the “Administrative Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Crown Holdings, U.S. Borrower and European Borrower hereby certify, represent and warrant that as of [            ] (the “Test Date”):1

(a) The Total Leverage Ratio was _:1.0, as computed on Attachment 1 hereto and such ratio [complies] [does not comply] with the provisions of Section 9.1 of the Credit Agreement;2

(b) The Senior Secured Leverage Ratio was _:1.0, as computed on Attachment 2 hereto and such ratio [complies] [does not comply] with the provisions of Section 9.2 of the Credit Agreement;2

(c) The Interest Coverage Ratio was _:1.0, as computed on Attachment 2 hereto and such ratio [complies] [does not comply] with the provisions of Section 9.3 of the Credit Agreement;2

(d) No Default or Event of Default has occurred and is continuing [other than as follows:].

[Signature Page Follows]

[1]	Test Date should be date of most recent financial statements delivered under Section 7.1 of the Credit Agreement.

[2]	The first Test Period shall be [ ].

IN WITNESS WHEREOF, Crown Holdings, U.S. Borrower and European Borrower have caused this Compliance Certificate to be executed and delivered by its duly Authorized Officer on this _____ day of _________________.

CROWN HOLDINGS, INC.

By:
Name:
Title: [Financial Officer]

CROWN AMERICAS LLC

By:
Name:
Title: [Financial Officer]

CROWN EUROPEAN HOLDINGS S.A.

By:
Name:
Title: [Financial Officer]

S-1

Compliance Certificate

ATTACHMENT 1

1. Total Leverage Ratio:

A.     Net Indebtedness of Crown Holdings and its Subsidiaries (exclusive of Indebtedness under any Permitted Receivables or Factoring Financing) plus any liability recorded in accordance with SFAS 133 which does not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements in accordance with GAAP (but, to the extent and only to the extent, such liability exceeds $50,000,000),

	$	__________

“Net Indebtedness” means at any date, Indebtedness on such date less Cash and Cash Equivalents of Crown Holdings and its Subsidiaries on such date determined in accordance with GAAP.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred and unpaid balance of the purchase price of assets or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 90 days from the required payment date therefor unless being contested in good faith) which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or a similar written instrument, (c) all Capitalized Lease Obligations, (d) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person, (e) notes payable and drafts accepted representing extensions of credit to such Person whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (b) above), (f) indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments, (g) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws, (h) all obligations of such Person under Hedging Agreements, (i) Guarantee Obligations of such Person and (j) Attributable Debt of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

B.     “Consolidated EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense of such Person and its Subsidiaries for such period, (ii) consolidated income tax expense of such Person and its Subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization of such Person and its Subsidiaries for such period, (iv) any non-cash deductions made in determining Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash deductions relating to translation and foreign exchange adjustments) (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) (it being understood that (x) reserves for pension or health care benefits shall not be so “added back” to Consolidated Net Income and (y) reserves for Asbestos Payments shall be “added back”), and (v) actual cash realized relating to the sale of Real Property or equipment in connection with restructuring activities, minus (b) any non-cash additions to Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash additions relating to translation and foreign exchange adjustments), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person and its Subsidiaries, any extraordinary gains (or plus extraordinary losses) for such period and any gains (or plus losses) realized in connection with any Asset Disposition of such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.

$	__________

C. TOTAL LEVERAGE RATIO: The ratio of Item 1.A to Item 1.B.	________:1.0

ATTACHMENT 2

2. Senior Secured Leverage Ratio:

A.     “Senior Secured Indebtedness” means the outstanding amount of all Indebtedness (without giving effect to clause (i) in the definition thereof) of Crown Holdings or any of its Subsidiaries secured by (or that has a benefit of) a Lien on any assets or properties of Crown Holdings or any of its Subsidiaries. Senior Secured Indebtedness shall include (i) the First Lien Notes, (ii) Loans and L/C Obligations under the Credit Agreement, (iii) the Receivables Net Investment and other amounts payable under any Permitted Receivables or Factoring Financing, (iv) the Existing Non-U.S. Facilities and (v) any liability recorded in accordance with SFAS 133 which does not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements in accordance with GAAP (but to the extent, and only to the extent, such liability exceeds $50,000,000).

	$	__________

B.     “Consolidated EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense of such Person and its Subsidiaries for such period, (ii) consolidated income tax expense of such Person and its Subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization of such Person and its Subsidiaries for such period, (iv) any non-cash deductions made in determining Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash deductions relating to translation and foreign exchange adjustments) (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) (it being understood that (x) reserves for pension or health care benefits shall not be so “added back” to Consolidated Net Income and (y) reserves for Asbestos Payments shall be “added back”), and (v) actual cash realized relating to the sale of Real Property or equipment in connection with restructuring activities, minus (b) any non-cash additions to Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash additions relating to translation and foreign exchange adjustments), minus (c) without duplication and to the extent included in determining such

         Consolidated Net Income of such Person and its Subsidiaries, any extraordinary gains (or plus extraordinary losses) for such period and any gains (or plus losses) realized in connection with any Asset Disposition of such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.

	$	__________

C. SENIOR SECURED LEVERAGE RATIO: The ratio of Item 2.A to Item 2.B.		_________:1.0

ATTACHMENT 33.		Interest Coverage Ratio:

A.     “Consolidated EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense of such Person and its Subsidiaries for such period, (ii) consolidated income tax expense of such Person and its Subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization of such Person and its Subsidiaries for such period, (iv) any non-cash deductions made in determining Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash deductions relating to translation and foreign exchange adjustments) (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) (it being understood that (x) reserves for pension or health care benefits shall not be so “added back” to Consolidated Net Income and (y) reserves for Asbestos Payments shall be “added back”), and (v) actual cash realized relating to the sale of Real Property or equipment in connection with restructuring activities, minus (b) any non-cash additions to Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash additions relating to translation and foreign exchange adjustments), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person and its Subsidiaries, any extraordinary gains (or plus extraordinary losses) for such period and any gains (or plus losses) realized in connection with any Asset Disposition of such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.

$__________

B.     “Consolidated Interest Expense[1]” means, for any Person, for any period, the sum of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) the interest component of any lease payments under Attributable Debt transactions of such Person and its Subsidiaries plus any yield, discount, interest expense or fees associated with any Permitted Receivables or Factoring Financing (other than amounts payable to any Credit Party), and (b) capitalized interest, in each case on a consolidated basis for such Person and its Subsidiaries. For purposes of the foregoing, gross interest expense shall be determined after giving effects to any net payments made by such Person and its Subsidiaries with respect to Hedging Agreements.

	$	__________

C. INTEREST COVERAGE RATIO: The ratio of Item 3A to Item 3. B.
______:1.0

[1]

Solely in calculating the Interest Coverage Ratio for Test Periods ending on or before June 30, 2006, Consolidated Interest Expense for such Test Period shall be deemed to equal actual Consolidated Interest Expense from October 1, 2005 through the last day of such Test Period, multiplied by, (i) in the case of the Test Period ending on December 31, 2005, four (4), (ii) in the case of the Test Period ending on March 31, 2006, two (2), and (iii) in the case of the Test Period ending on June 30, 2006, four-thirds (4/3).

Exhibit 12.1(c)

FORM OF

JOINDER AGREEMENT

THIS SUBSIDIARY BORROWER JOINDER AGREEMENT, dated as of the date set forth below, entered into pursuant to that certain Credit Agreement, dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CROWN AMERICAS LLC, a Pennsylvania limited liability company (“Company”), CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers (as defined in the Credit Agreement), the financial institutions party thereto, including Deutsche Bank AG New York Branch, in their capacities as lenders thereunder (collectively, the “Lenders”), THE BANK OF NOVA SCOTIA, as Canadian administrative agent, DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (“Administrative Agent”) for the Lenders. Terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, each of the undersigned Subsidiaries of the Company wish to (a) join the Credit Agreement as an Other Subsidiary Borrower, (b) be bound by all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Other Subsidiary Borrower in the Credit Agreement, and (c) perform all obligations required of it as an Other Subsidiary Borrower by the Credit Agreement.

WHEREAS, the parties to this Joinder Agreement wish to amend Schedule 1.1(b) and Schedule 1.1(d) to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 12.1 of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. Each of the undersigned Subsidiaries of the Company hereby acknowledges that it has received and reviewed a copy (in execution form) of the Credit Agreement and the other Loan Documents.

2. Upon the initial Credit Event to the undersigned Subsidiaries of the

Company in accordance with the terms and conditions of Section 5.2 of the Credit Agreement (the “Effective Date”), each undersigned Subsidiary of the Company shall (a) become an Other Subsidiary Borrower under the Credit Agreement with the same force and effect as if originally named therein as an Other Subsidiary Borrower, (b) be bound by, and hereby confirms, all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Other Subsidiary Borrower in the Credit Agreement and (c) perform all obligations required of it as an Other Subsidiary Borrower by the Credit Agreement. It shall be a condition precedent to the initial Credit Event to the undersigned Subsidiary of the Company that such Subsidiary shall deliver to Administrative Agent all documents and opinions required by Section 12.1(c)(i)(B) of the Credit Agreement.

3. Each of the undersigned Subsidiaries of the Company hereby represents and warrants that the representations and warranties with respect to it contained in, or made or deemed made by it in, Article VI of the Credit Agreement are true and correct on the date hereof.

4. Pursuant to Section 12.1 of the Credit Agreement, upon the Effective Date, Schedule 1.1(b) and Schedule 1.1(d) to the Credit Agreement shall be amended and restated to read as set forth on Schedule 1.1(b) and Schedule 1.1(d) attached hereto. The address and jurisdiction of organization or incorporation of each undersigned Other Subsidiary Borrower of the Company is set forth in Annex I to this Subsidiary Borrower Joinder Agreement.

5. The Company hereby agrees that its guarantees contained in Article XIV of the Credit Agreement shall remain in full force and effect after giving effect to this Subsidiary Borrower Joinder Agreement and reaffirms, ratifies and confirms its obligations under such Article XIV.

6. THIS SUBSIDIARY BORROWER JOINDER AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Borrower Joinder Agreement to be duly executed and delivered in New York, New York by its proper and duly authorized officer as of the date set forth below.

[NAME OF SUBSIDIARY], as an Other Subsidiary Borrower

Dated:

By:
Title:

CROWN EUROPEAN HOLDINGS S.A.

By:
Title:

Accepted and Acknowledged:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Title:

SCHEDULE 1.1(b)

Multicurrency Revolver Sublimits

SCHEDULE 1.1(d)

Other Subsidiary Borrowers/Subsidiary Guarantors

ANNEX I

Administrative Information

Exhibit 12.8(c)

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT2

Date __________, ____

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each an] “Assignor”) and [the] [each] Assignee identified in [item 2] [item 3] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee [Assignor] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the] [each such] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit and Swing Line Loans) (the “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the] [each such] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the] [each such] Assignor.

1.	Assignor:	________________________________

[2.	Assignee:	][3]

[2][3].	Credit Agreement:	Credit Agreement dated as of November [__], 2005 among CROWN AMERICAS LLC, a Pennsylvania limited liability company, CROWN EUROPEAN HOLDINGS S.A., a société anonyme organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, CROWN HOLDINGS, INC., a Pennsylvania corporation, CROWN INTERNATIONAL HOLDINGS, INC., a Delaware corporation, each of the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto, THE BANK OF NOVA SCOTIA, as Canadian administrative agent and DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent and as administrative agent.

[3.	Assigned Interest:[4]

Assignee	Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned

[Name of Assignee]		____________	_____________

[Name of Assignee]		____________	_____________

[4.	Assigned Interest:[5]

Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned

Dollar Revolving Commitments	$______________	$	______________

Euro Revolving Commitments	$______________	$	______________

Canadian Revolving Commitments	$______________	$	______________

Term B Dollar Loans	$______________	$	______________

Term B Euro Loans	$______________	$	______________

Effective Date ___________ ____, 200__

ASSIGNOR INFORMATION

Payment Instructions:	______________________
______________________
______________________
______________________
Reference:

Notice Instructions:
______________________
______________________
______________________
Reference:

ASSIGNEE INFORMATION

Payment Instructions:	______________________
______________________
______________________
______________________
Reference:

Notice Instructions:
______________________
______________________
______________________
Reference:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Name:	Name:
Title:	Title:

[Additional Signature lines as necessary]		[Additional Signature lines as necessary]

By:		By:
	Name:		Name:
	Title:		Title:

[Consented to and] Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name: Title:

ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

ANNEX I

CROWN AMERICAS LLC

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [Each] [The] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Company or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents.

1.2. Assignee. [Each] [The] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) has sent to Company if required to be delivered to Company or attached to this Assignment if required to be delivered to Administrative Agent any documentation required to be delivered by it to Company and/or Administrative Agent pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [each such] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payment. Subject to the terms of the Credit Agreement, from and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [each such] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

DISCLOSURE SCHEDULE

to the

CREDIT AGREEMENT

among

CROWN AMERICAS LLC,

as the U.S. Borrower,

CROWN EUROPEAN HOLDINGS S.A.,

as the Euro Borrower,

CROWN METAL PACKAGING CANADA LP,

as the Canadian Borrower,

THE SUBSIDIARY BORROWERS NAMED THEREIN,

CROWN HOLDINGS, INC.,

CROWN INTERNATIONAL HOLDINGS, INC.

and

CROWN CORK & SEAL COMPANY, INC.,

as Parent Guarantors,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and U.K. Administrative Agent,

THE BANK OF NOVA SCOTIA,

as Candian Administrative Agent, and

VARIOUS LENDING INSTITUTIONS

Dated as of November 18, 2005

Arranged by

DEUTSCHE BANK SECURITIES INC.,

And LEHMAN COMMERCIAL PAPER INC.

as Joint Lead Arrangers

with

DEUTSCHE BANK SECURITIES, INC.,

LEHMAN COMMERCIAL PAPER INC.

and BNP PARIBAS,

as Joint Bookrunners,

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent

and

BNP PARIBAS,

BANK OF AMERICA N.A. and

CALYON CORPORATE & INVESTMENT BANK,

as Co-Documentation Agents

Schedule 1.1(a)

Commitments

CCK Pro Rata Allocations By Tranche

					1.17
				Dollar
	US	Euro	Canadian	Term Loan	Euro Term
Bank	Revolver	Revolver	RC	B ($)	Loan B (€1
Allied Irish	5.00	6.00	0.00	0.00	0.00
Amegy Bank	15.00	0.00	0.00	0.00	0.00
Bank of America	20.75	25.25	2.00	0.00	0.00
Bank of Ireland	8.25	10.25	0.00	0.00	0.00
Bank of Nova Scotia	1.00	0.00	34.00	0.00	0.00
Barclays	11.75	14.25	0.00	0.00	0.00
BNP Paribas	21.75	26.25	0.00	0.00	0.00
BONY	11.00	0.00	0.00	0.00	0.00
Calyon	21.75	26.25	0.00	0.00	0.00
CIC	13.25	16.25	0.00	0.00	0.00
Citibank	24.00	29.25	2.00	0.00	0.00
Commerce Bank	14.75	0.00	0.00	0.00	0.00
CSFB	17.75	21.375	0.00	0.00	0.00
Deutsche Bank	32.00	29.25	2.00	165.00	286.50
Erste Bank	3.25	4.00	0.00	0.00	0.00
GE Capital	10.00	0.00	0.00	0.00	0.00
HSH Nordbank	5.00	6.00	0.00	0.00	0.00
Hypovereinsbank	11.75	14.25	0.00	0.00	0.00
Lasalle	17.75	21.375	0.00	0.00	0.00
Lehman Commercial Paper Inc.	25.00	0.00	0.00	0.00	0.00
Lehman Brothers Bankhaus AG, London Branch	0.00	30.25	0.00	0.00	0.00
Met Life	0.00	0.00	0.00	0.00	0.00
Mizuho	5.00	6.00	0.00	0.00	0.00
Natexis	6.75	8.00	0.00	0.00	0.00
Peoples Bank	11.00	0.00	0.00	0.00	0.00
Rabobank	11.75	14.25	0.00	0.00	0.00
Royal Bank of Scotland	13.25	16.25	0.00	0.00	0.00
RZB	5.00	6.00	0.00	0.00	0.00
Sovereign	25.75	0.00	0.00	0.00	0.00
Suntrust	25.00	0.00	0.00	0.00	0.00
Wachovia	15.75	19.25	0.00	0.00	0.00

	410.00	350.000	40.00	165.00	286.500

Schedule 1.1(b)

Revolver Sublimits

Subsidiary Borrower	Sublimit Amount
Crown UK Holdings Limited	$150,000,000
Crown Verpackungen Deutschland GmbH	$50,00,000

Schedule 1.1(d)

Subsidiary Borrowers

Crown UK Holdings Limited

CROWN Verpackungen Deutschland GmbH

Subsidiary Guarantors

United Kingdom

CarnaudMetalbox Overseas Ltd.

CROWN Packaging UK PLC

CROWN Aerosols UK Ltd.

Crown Cork and Seal Finance PLC

CarnaudMetalbox Engineering PLC

CROWN Speciality Packaging UK PLC

CarnaudMetalbox Group UK Ltd.

Crown UK Holdings Limited

Germany

CROWN Verschlüsse Deutschland GmbH

CROWN Nahrungsmitteldosen Deutschland GmbH

CROWN Nahrungsmitteldosen GmbH

CROWN Speciality Packaging Deutschland GmbH

Crown Cork & Seal Deutschland Holdings GmbH

Belgium

Crown Verpakking België NV

Canada

889273 Ontario Inc.

Crown Canadian Holdings ULC

CROWN Metal Packaging Canada LP

CROWN Metal Packaging Canada Inc.

3079939 Nova Scotia Company/3079939 Compagnie de la Nouvelle Ecosse

CROWN Risdon Canada Inc.

Mexico

CROWN Envases Mexico, S.A. de C.V.

Crown Mexican Holdings S. de R.L. de C.V.

Switzerland

CROWN Vogel AG

France

Societe de Participations CarnaudMetalbox SAS

CROWN Bevcan France SAS

CROWN Emballage France SAS

United States

Central States Can Co. of Puerto Rico, Inc.

CROWN Beverage Packaging Puerto Rico, Inc.

Crown Consultants, Inc.

Crown Cork & Seal Company (DE), LLC

Crown Cork & Seal Company, Inc.

Crown Financial Corporation

Crown Financial Management, Inc.

Crown Packaging Technology, Inc.

Foreign Manufacturers Finance Corporation

NWR, Inc.

Crown Beverage Packaging, Inc.

CROWN Cork & Seal USA, Inc.

CROWN Risdon USA, Inc.

Crown Americas Capital Corp.

Crown Holdings (PA), LLC

Schedule 1.1(e)

Calculation of Mandatory Costs

SCHEDULE 1.1(e)

Calculation of Mandatory Costs

1.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

2.	The Associated Costs Rate for any Lender lending from a lending office in a participating member state of the European Community relating to Economic and Monetary Union (other than the United Kingdom) that has adopted the Euro as its lawful currency will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

3.	The Associated Costs Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Sterling:

AB + C(B-D) + E x 0.01
300 per cent per annum 100 - (A + C)

(b)	in relation to a Loan in any currency other than Sterling:

Ex 0.01

per cent per annum

Where:

A.	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash deposit with the Bank of England to comply with cash ratio requirements.

B.	is the percentage rate of interest (excluding the Applicable Eurocurrency Margin and the Mandatory Cost and any additional rate of interest specified in Section 3.1(h) (Default Rate) payable for the relevant Interest Period on the Loan.

C.	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D.	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest being Special Deposits.

E.	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of change supplied by the Reference Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

4.	For the purposes of this Schedule:

(a)	Capitalized terms used herein but not defined shall have the meaning set forth in the Credit Agreement.

(b)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

5.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent, will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The result figures shall be rounded to four decimal places.

6.	If requested by the Administrative Agent, each Reference Lender shall, as soon as practicable after publications by the Financial Services Authority, supply to the

Administrative Agent, the rate of charge payable by that Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Lender as being the average of the Fee Tariffs applicable to that Reference Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Lender.

7.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the ate on which it becomes a Lender:

(a)	the jurisdiction of its Payment Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

8.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Lender pursuant to paragraph 2, 6 and 7 above is true and correct in all respects.

10.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Lender pursuant to paragraphs 2, 6 and 7 above.

11.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

12.	The Administrative Agent may from time to time, after consultation with the relevant Borrowers and Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 2.10(j)

Letters of Credit Outstanding on the Effective Date

Letter of Credit #	Date of Issue	Beneficiary	Outstanding Amount 11/18/2005
CNA-181	31-Mar-03	Travelers Casualty	$7,006,500
CNA-182	12-May-03	Societe Generale	$5,400,000
CNA-184	5-Jun-03	Pacific Employers Insurance Co	$13,955,946
CNA-185	9-Jun-03	EFS Transport Services	$60,000
CNA-186	9-Jun-03	Travelers Indemnity	$10,000,000
CAN-187	18-Jun-03	Zurich London	$7,024,236
CNA-188	23-Jun-03	NatWest Bank	$2,800,000
CAN-190	11-Jul-03	EPA	$345,000
CAN-191	22-Aug-03	Ace Insurance	$5,000,000
CAN-192	12-Sep-03	Zurich American Insurance	$250,000
CNA-193	20-Nov-03	RLI Insurance Company	$1,000,000
CNA-194	24-Nov-03	Marsh Management Services (Bermuda)	$1,066,117
CNA-195	24-Nov-03	National Union Fire Insurance + AIG Co.	$17,229,000
CNA-196	26-Nov-03	Lumbermens Mutual Casualty Co	$4,860,000
61642375	15-Jun-05	Industria Nacional de Envases SA	$800,000
69600052	16-Jun-05	Baron & Budd PC	$3,136,110

		Total Issued & Outstanding	$79,932,909

29

Schedule 5.1(a)(iv)A)

Non-U.S. Guarantee Subsidiaries

United Kingdom

Crown UK Holdings Ltd.

CROWN Aerosols UK Ltd.

CarnaudMetalbox Group UK Ltd.

CarnaudMetalbox Overseas Limited

Crown Cork & Seal Finance PLC

CROWN Packaging UK PLC

CarnaudMetalbox Engineering PLC

CROWN Speciality Packaging UK PLC

Belgium

CROWN Verpakking België NV

Canada

3079939 Nova Scotia Company/3079939 Compagnie de la Nouvelle Ecosse

889273 Ontario Inc.

Crown Canadian Holdings ULC

CROWN Metal Packaging Canada Inc.

CROWN Metal Packaging Canada LP

CROWN Risdon Canada Inc.

France

Societe de Participations CarnaudMetalbox SAS

CROWN Bevcan France SAS

CROWN Emballage France SAS

Germany

CROWN Verpackungen Deutschland GmbH

CROWN Nahrungsmitteldosen Deutschland GmbH

CROWN Verschlüsse Deutschland GmbH

CROWN Speciality Packaging Deutschland GmbH

CROWN Nahrungsmitteldosen GmbH

Crown Cork & Seal Deutschland Holdings GmbH

Mexico

CROWN Envases Mexico, S.A. de C.V.

Crown Mexican Holdings S. de R.L. de C.V.

Switzerland

CROWN Vogel AG

Schedule 5.1(a)(v)

Euro Security Documents

COUNTRIES	COMPANIES	DIRECTORS * indicates signatory for documents	Documents to be Signed	Corporate Formalities/ Timing with regard to Documents
BELGIUM	Crown Verpakking België NV	X. BLANPAIN W. APTED H. LOMAX A. RUTHERFORD J. ADRIAENSSEN E. GEELEN * PoA to John Davidson and Lakon Holloway

a.      Share Pledge Agreement with respect to the shares of Crown Verpakking België N.V.

[This document should also be signed by Crown European Holdings SA, Crown Development SAS, Crown Emballage France SAS, Citicorp Trustee Company Limited and the Euro Collateral Agent]

a. to be recorded in the shareholders’ register immediately following closing b. delivery of share certificates within [10] days following closing

b.      Share Pledge Agreement with respect to the shares of Crown Specialty Packaging België N.V.

[This document should also be signed by Crown Verpakking Nederland N.V., Crown Specialty Packaging België N.V., Citicorp Trustee Company Limited and the Euro Collateral Agent]

c. same as a. and b.

			c. Receivables Pledge Agreement between Crown Verpakking België N.V., the Euro Collateral Agent and Citicorp Trustee Company Limited	Notification to certain debtors and banks within 15 Business Days from closing

d.      Novation and Supplemental Agreement relating to a Floating Charge Agreement with the Supplemented Floating Charge Agreement attached thereto between Crown Verpakking België N.V. Euro Collateral Agent and Citibank International plc as Belgian Floating Charge Collateral Agent) (form of agreement to be determined)

d.      to be registered with the local registration officer and subsequently to be recorded with the local mortgage officer, within 10 working days following closing (provided that the Belgian courts’ visum in respect of notarized powers-of-attorney are obtained)

e.      Novation and Supplemental Agreement relating to a Mortgage Agreement with the Supplemented Mortgage Agreement attached thereto between Crown Verpakking België N.V. Euro Collateral Agent and Citicorp Trustee Company Limited as (Original) Euro Collateral Agent

e.      Notarial deed of novation to be executed following closing to be registered with the local registration officer and subsequently to be recorded with the local mortgage,

Can only take place following receipt of the Belgian courts’ visum in respect of notarized powers-of-attorney. In any case, any notarial deed can only take place the week after closing (due to the waiting period that expires only after closing)

f. Release letter with respect to September 1, 2004 Non-U.S. Guarantee Agreement entered into among Crown Verpakking België N.V? Citicorp Trustee Company Ltd and Citibank International plc

g. Non-U.S. Guarantee Agreement entered into among Crown Verpakking België N.V., the UK Administrative Agent, the Canadian Administrative Agent and the Euro Collateral Agent

h. Second Amended and Restated Euro Intercreditor and Collateral Agency Agreement

Canada	Security Documents/ Guarantee	Comments/Status	Corporate Formalities	Status
	• Guarantee under the new credit facility • share pledges to secure the new credit facility (as applicable)	Debentures to be prepared in registered and unregistered format, with the latter including bank account particulars	Directors resolutions needed for the guarantors (written resolutions to be prepared): • Crown Canadian Holdings ULC (for itself and as limited partner of Crown Metal Packaging Canada LP)

	• Debenture (Ontario) to secure the new credit facility • Debenture (Alberta) to secure the new credit facility	As a result of the earlier receivables securitization transaction, a carve out for receivables will be needed in respect of security to be delivered by Crown Metal Packaging Canada LP	• Crown Metal Packaging Canada Inc. (for itself and as general partner of Crown Metal Packaging Canada LP • 3079939 Nova Scotia Company	* Crown Canadian Holdings ULC will grant a pledge over the shares it holds in Crown UK Holdings Limited to secure the new credit facility

	• Debenture (Manitoba) to secure the new credit facility • Charge/Mortgage of Land (with appended Debenture) to secure the new credit facility	As a result of the earlier receivables securitization transaction, a carve out for receivables will be needed in respect of security to be delivered by Crown Metal Packaging Canada LP	• 889273 Ontario Inc. • Crown Risdon Canada Inc.

	• Assignment of Insurance (Crown Metal Packaging Canada LP only) to secure the new credit facility	Security must be registered against the 14 owned Canadian real properties (in Ontario, Quebec, Alberta and Manitoba)

	• Deed of Hypothec (Quebec assets only) to secure the new credit facility	Security discharges to be filed under PPSA and land registry office in respect of original credit facility, second lien notes and third lien notes

• release and discharge of existing security under Credit Agreement

France

(i) New share pledge agreements over the shares of Crown Développement SAS by Crown International Holdings (to secure the amounts due by the US Borrower pursuant to this Credit Agreement).

These share pledge agreements must be registered in the share transfer registry and the shareholders’ accounts of Crown Développement SAS.

(ii) Amended French law guarantee granted by Crown Développement SAS to Deutsche Bank AG New York Branch (to secure Crown European Holdings’obligations under this Credit Agreement and the 2004 first priority bonds).

(iii) New share pledge agreements granted by Crown Développement SAS over the shares of Crown European Holdings and Crown Cork & Seal Finance (to secure the guarantee in (ii), but only for this Credit Agreement and not the 2004 first priority bonds), to the benefit of Deutsche Bank AG New York Branch.

These share pledge agreements must be registered in the share transfer registries and the shareholders’ accounts of Crown European Holdings SA and Crown Cork & Seal Finance SA.

(iv) New US Law Guarantees given by each of (a) Société de Participations CarnaudMetalbox, (b) Crown Bevcan, and (c) Crown Emballage France to Deutsche Bank AG New York Branch with regards to the obligations of Crown European Holdings pursuant to this Credit Agreement.

(v) New share pledge agreement granted by Crown European Holdings over the shares of Société de Participations CarnaudMetalbox (to secure the obligations of Crown European Holdings under this Credit Agreement) to the benefit of Deutsche Bank AG New York Branch

This share pledge agreement was authorized by a Board of Directors’ meeting of Crown European Holdings, dated November 14, 2005.

This share pledge agreement must be registered in the share transfer registry and the shareholders’ accounts of Société de Participations CarnaudMetalbox SAS.

(vi) New delegation of dividends executed by Crown Développement SAS over Crown European Holdings and Crown Cork & Seal Finance (to secure the guarantee in (ii), but only for this Credit Agreement and not the 2004 first priority bonds) to the benefit of Deutsche Bank AG New York Branch.

(vii) New delegation of dividends agreement excuted by Crown European Holdings over Société de Participations CarnaudMetalbox to the benefit of Deutsche Bank AG New York Branch

This delegation of dividends was authorized by a Board of Directors’ meeting of Crown European Holdings, dated November 14, 2005.

(viii) Three amended pledge of receivables agreements granted by Crown European Holdings in favor of Deutsche Bank AG New York Branch over each of (a) Société de Participations CarnaudMetalbox, (b) Crown Bevcan, and (c) Crown Emballage France, to secure the 2004 first priority bonds and the obligations of Crown European Holdings under this Credit Agreement. The amendments to the pledge of receivables were authorized by a Board of Directors’ meeting of Crown European Holdings, dated November 14, 2005. The amendments to the pledge of receivables must be notified to Crown Bevcan, Crown Emballage France and Société de Participations CarnaudMetalbox by bailiff pursuant to the provisions of Article 2075 of the French Civil Code.

Germany	Security Documents/ Guarantee	Comments/Status	Corporate Formalities	Status
	Pledge over shares. Assignment of receivables. Transfer of title in inventory and equipment. Charge over real property. Pledge over accounts. Guarantee.	In case of assignment of receivables, transfer of title in inventory and equipment and charges over real property, existing rights and interests will be transferred from Citicorp Trustee Company Limited to the next collateral agent

Shareholder meetings for:

•      Crown Verpackungen Deutschland GmbH (formerly CarnaudMetalbox Deutschland GmbH)

•      Crown Nahrungsmitteldosen GmbH (formerly CarnaudMetalbox Nahrungsmitteldosen GmbH)

•      Crown Cork & Seal Deutschland Holdings GmbH (formerly Wehrstedt GmbH)

•      Crown Nahrungsmitteldosen Deutschland GmbH (formerly Züchner Verpackungen GmbH).

Provided all shareholders of the respective company agree, no notice period or specific form for shareholder meetings.

• Crown Speciality Packaging Deutschland GmbH (formerly Züchner + Gruss Metallverpackungen GmbH) • Crown Verschlüsse Deutschland GmbH (formerly Züchner Verschlüsse GmbH)

• Any other approvals by other relevant bodies.

• Up to date certified copies of the commercial register, articles of association and land register. • Powers of attorney authorising Hölters & Elsing to act on behalf of the security providers.

Mexico

1.	Crown Envases México, S.A. de C.V. Stock Pledge Agreement.

2.	Share-certificate No. 01 covering 1,539,464,668 shares issued by Crown Envases México, S. de R.L. de C.V. in favor of Crown Mexican Holdings, S. de R.L. de C.V. duly endorsed “en garantia” in favor of the Euro Collateral Agent.

3.	Share certificate No. 02 covering 1 share issued by Crown Envases México, S. de R.L. de C.V.in favor of Crown International Holdings, Inc.

4.	Secretary certification evidencing registration of pledge of shares on Crown Envases Mexico, S.A. de C.V. shareholders registry book.

5.	Crown Mexican Holdings, S. de R.L. de C.V. Equity Interest Pledge Agreement.

6.	Secretary certification evidencing registration of pledge on Crown Mexican Holdings, S. de R.L. de C.V. partners registry book.

7.	Amendment to Civil Mortgage created on real property known as “la Tabla de San Agustin” borough of Gustavo A. Madero, Mexico City, Mexico, owned by Crown Envases Mexico, S.A. de C.V.

8.	Amendment to Industrial Mortgage created on real property known as “el Salitre” Municipality of Juanacatlan, State of Jalisco (Guadalajara), Mexico, owned by Crown Envases Mexico, S.A. de C.V.

9.	Amendment to Pledge Agreement covering machinery and equipment owned by Crown Envases Mexico, S.A. de C.V.

10.	Amendment to Pledge Agreement covering receivables owned by Crown Envases Mexico, S.A. de C.V. Necessary to notify, post-closing, all customers/debtors of the change of Euro Collateral Agent.

Netherlands	Security Documents/ Guarantee	Comments/Status	Corporate Formalities	Status

* two new deeds of pledge on shares in CROWN Verpakking Nederland N.V.

Pledgors:

1) Crown European Holdings S.A. (194,497 shares); and

2) Howard Lomax (1 share)[1]

* a new deed of pledge on shares in Carnaudmetalbox Holdings B.V.

Pledgor:

Crown Packaging UK Plc.

Deeds of pledge are in the form of a notarial deed

Board resolution CROWN Verpakking Nederland N.V.

Shareholders resolution CROWN Verpakking Nederland N.V.

Supervisory board resolution CROWN Verpakking Nederland N.V.

French counsel to advise on corporate formalities relating to Crown European Holdings S.A.

Board resolution Carnaudmetalbox Holdings B.V.

Shareholders resolution Carnaudmetalbox Holdings B.V.

UK counsel to advise on corporate formalities relating to Crown Packaging UK Plc.

[1]	Post-Closing Obligation

Switzerland	Security Documents/ Guarantee	Comments/Status	Corporate Formalities	Status
	Share Pledge Agreement Transfer of Mortgage Certificates Agreement	• collateral documents amended to provide for new credit facility and 1st lien BH	Board Meetings of the following for the security package:

Assignment of Receivables Agreement

1st Lien Bond Guarantee with Swiss savings clause (under First Priority Notes Indenture)

Euro Intercreditor and Collateral Agency Agreement

Non-U.S. Guarantee Agreement with Swiss savings Clause

• Crown Vogel AG Shareholders’ Resolutions of the following for the security package: • Crown Vogel AG

Board Meetings: notice period, unless the board members agree in writing and none of them requires debate;

Shareholders Meetings: notice period unless all shareholders are present/represented and none of them opposes thereto.

United Kingdom	Security Documents/ Guarantee	Comments/Status	Corporate Formalities	Status

•    a new all assets Debenture for each of:

Carnaud Metalbox Engineering PLC

Carnaud Metalbox Group UK Ltd.

Carnaud Metalbox Overseas Ltd.

Crown Packaging UK PLC

Crown Holdings Limited

Crown Aerosols UK Ltd.

Crown Cork & Seal Finance PLC

Crown Speciality Packaging UK PLC

		new agreements to be entered into to cover new credit agreement	Board Meetings of the following for approval of new docs:

	• A Deed of Amendment in respect of the existing Debentures (to be drafted by W&S)	• charges to be registered at Companies House within 21 days then at HMLR in respect of real property charged by the debentures	• CarnaudMetalbox Engineering PLC • CarnaudMetalbox Group UK Ltd. • CarnaudMetalbox Overseas Ltd.

	• a new Security Trust Deed (To be drafted by W&S);		• Crown Packaging UK PLC • Crown UK Holdings Limited

	• A Deed of Amendment in respect of the existing Security Trust Deed (to be drafted by W&S)		• Crown Aerosols UK Ltd

	• a Supplemental Euro Intercreditor & Collateral Agency Agreement (To be drafted by CGR - NY law);		Crown Cork & Seal Finance PLC Crown Speciality Packaging UK PLC Director’s Certifcates in respect of the above companies Certificates of Solvency in respect of the above companies

Schedule 5.1(a)(vi)(B)

French Intercompany Loan Agreements

1. French Intercompany Loan Agreement between Crown European Holdings SA and Societe de Participations CarnaudMetalbox SAS in the amount of $184,250,000

2. French Intercompany Loan Agreement between Crown European Holdings SA and Crown Emballage France SAS in the amount of $511,150,000

3. French Intercompany Loan Agreement between Crown European Holdings SA and CROWN Bevcan France SAS in the amount of $156,700,000

Schedule 5.1(c)

Mortgaged Properties

Entity of Record	Location Address

RISDON	13, 15 & 17 Old Newton Road Danbury, CT 06810 Fairfield County

USA	851 E. Maple Street Winter Garden, FL 34787 Orange County

USA	400 N. Walnut Street. Crawfordsville, Indiana 47933 Montgomery County[2]

TECH	11535 South Central Avenue Alsip, Illinois 60803 Cook County

TECH	5555 W. 115th Street Alsip, Illinois 60803 Cook County

USA	1035 E. North Street Bradley, Illinois 60915 Kankakee County

USA	970 W. North Street Warrensburg, Illinois 62573 Macon County

USA	155 Sheppard Street Lawrence, MA 01843 Essex County

USA	1701 4th Street NW Faribault, MN 55021 Rice County

CBP	174 Chestnut Street Mankato, Minnesota 56001 Blue Earth County

CBP	2929 W. Bridge Street Owatonna, MN 55060 Steele County

CBP	4133 South 72nd Street Omaha, Nebraska 68127 Douglas County

USA	195 Crown Road Batesville, Mississippi 38606 Panola County

USA	Lot 9.06 Applegarth Rd. Monroe, New Jersey Middlesex County

[2]	Post-Closing Obligation

Entity of Record	Location Address

USA	Lot 10.02 Applegarth Rd. Monroe, New Jersey Middlesex County

CFC	900 West Avenue Ocean City, N.J. 08226 Cape May County

RISDON	21 Industrial Place Middletown, New York 10940 Orange County

CBP	5005 Springboro Pike Dayton, Ohio 45439 Montgomery County

USA	940 Mill Park Drive South Lancaster, Ohio 43130 Fairfield County

USA	1749 W. Fair Avenue Lancaster, Ohio 43130 Fairfield County

USA	700 16th Street, S.E. Massillon, Ohio 44646 Stark County

USA	5201 Enterprise Blvd. Toledo, Ohio 43612 Lucas County

USA	1840 Baldridge Street Connellsville, PA 15425 Fayette County

USA	1650 Broadway Hanover, PA 17331 York County

CCS-PA	One Crown Way Philadelphia, PA 19154-4599 Philadelphia County[3]

CFC	River Road Tinicum, Pennsylvania Delaware & Bucks County

USA	3100 Tremont Ave. Trevose, PA 19053-6894 Bucks County

USA	100 Evans Row Cheraw, South Carolina 29520 Chesterfield County

USA	930 Beaumont Ave. Spartanburg, S.C. 29303 Spartanburg County

USA	1900 Clack Street Abilene, Texas 79603 Taylor County

USA	2501 N. Frazier Conroe, Texas 77303 Montgomery County

[3]	Will be mortgaged post-closing if record owner agrees to mortgage.

Entity of Record	Location Address

CBP	5900 Canal Street Houston, Texas 77251 Harris County

CBP	12910 Jess Pirtle Blvd. Sugarland, Texas 77478 Fort Bend County

USA	1461 Martinsburg Pike Winchester, VA 22603 Frederick County

USA	3011 Birch Drive Weirton, West Virginia 26062 Brooke County

USA	12746 37th Avenue Chippewa Falls, WI 54729 Chippewa County

CBP	1501 St. James Street LaCrosse, Wisconsin LaCrosse County

USA	3475 N. Main Street Oshkosh, Wisconsin 54901 Winnebago County

USA	620 North 4th Street Worland, Wyoming 82401 Washakie County

Leasehold Mortgaged Properties

Entity of Record	Location	Landlord

CBP	567 S. Riverside Drive Modesto CA 95354 Stanislaus County CA (CBP) [sublease]	350 Harbor Way Assoc.

Risdon	1100 Buckingham St. Watertown CT 06795 Litchfield County CT (RISDON)	Buckingham Enterprises, Inc.

USA	3737 E. Exchange Aurora IL 60504 Dupage County, IL (Lessee: CCK)	Duke Realty

USA	5555 West 115th St. 11535 S. Central Avenue Aslip. IL 60482 Cook County, IL (Owned: Tech - leases property to USA)	CCK Tech Corporation

Risdon	24 Lexington Drive Laconia NH 03246 Belknap County NH (Lessee: RISDON)	BPS Realty LLC

CBP	1202 Fones Road Olympia WA 98501 Thurston County, WA (Lessee: CBP)	Crown Beverage Real Estate Trust

Schedule 5.1(d)

Opinions of Counsel

Local Counsel to Credit Parties

Jurisdiction	Counsel
California	HOLLAND & KNIGHT LLP Vernon C. Watters, Esq. 50 California Street Suite 2800 San Francisco, CA 94111 Ned Kuntz, Esq.

Connecticut	DECHERT LLP Dan Logan, Esq. 90 State House Square Hartford, CT 06103-3702

Florida	HOLLAND & KNIGHT LLP Christopher C. Brockman, Esq. 200 South Orange Avenue, Suite 2600 Orlando, FL 32801 Ned Kuntz, Esq. Gary Whitlock, Esq.

Illinois	HOLLAND & KNIGHT LLP Anthony L. Frink, Esq. 500 West Madison Street 40th Floor Chicago, IL 60661 Ned Kuntz, Esq.

Massachusetts	DECHERT LLP Bruce Hickey, Esq. Ten Post Office Square - South Boston, MA 02109-4603 John Phillips, Esq.

Jurisdiction	Counsel
Minnesota	DORSEY & WHITNEY LLP Robert G. Hensley, Esq. Pillsbury Center South 220 South Sixth Street Minneapolis, MN 55402 Robert Heiberg, Esq.

Mississippi	HOLCOMB DUNBAR, P.A. Thomas J. Suszek, Esq. P.O. Drawer 707 1217 Jackson Avenue Oxford, MS 38655

Nebraska	BLACKWELL SANDERS PEPER MARTIN LLP Charles D. Horner, Esq. Two Pershing Square 2300 Main Street Suite 1000 Kansas City, MO 64108 John Katelman, Esq. 13710 FNB Parkway Suite 200 Omaha, NE 68154

New Hampshire	SULLOWAY & HOLLIS, P.L.L.C. R. Carl Anderson Esq. 9 Capitol Street Concord NH 03301

New Jersey	DECHERT LLP Jay Zagoren, Esq. Cira Centre 2929 Arch Street Philadelphia, PA 19104

New York	DECHERT LLP William Lippman, Esq. 30 Rockefeller Plaza New York, NY 10112 Meryl Diamond, Esq.

Jurisdiction	Counsel
Ohio	VORYS SATER SEYMOUR AND PEASE LLP Stephen Buchenroth, Esq. 52 East Gay Street, P.O. Box 108 Columbus, OH 43216-1008 John Weimer, Esq.

Pennsylvania	DECHERT LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Gregory Gosfield, Esq. Justin Davis, Esq.

South Carolina	MOORE & VAN ALLEN PLLC H. Manning Unger, Esq. 40 Calhoun Street, Suite 300 Charleston, SC 29401 W.E. Applegate III, Esq.

Texas	THOMPSON & KNIGHT 1700 Pacific Suite 3300 Dallaz, TX 75201 Martha Harris, Esq.

Virginia	HOLLAND & KNIGHT LLP Robert E. Glenn, IV, Esq. 1600 Tysons Boulevard Suite 700 McLean, VA 22102 Ned Kuntz, Esq. Mike Ruane, Esq.

Jurisdiction	Counsel
Washington	FOSTER PEPPER & SHEFELMAN, P.L.L.C. Jack Willan, Esq. 1111 Third Avenue, 34th Floor Seattle, WA 98101

Wisconsin	O’NEIL, CANNON & HOLLMAN, S.C. James G. DeJong, Esq. Suite 1400 111 East Wisconsin Avenue Milwaukee, WI 53202 Miles Goodwin, Esq.

West Virginia	BOWLES RICE MCDAVID GRAFF & LOVE PLLC Edward D. McDevitt, Esq. 600 Quarrier Street Charleston, WV 25301

Wyoming	HOLLAND & HART LLP Robert A. Faucher, Esq. U.S. Bank Plaza 101 South Capitol Boulevard Suite 1400 Boise, ID 83701 TERESA A. BUFFINGTON, ESQ. 2515 Warren Avenue, Suite 450 Cheyenne, WY 82001

Belgium	DECHERT - Brussels Richard J. Temko Benedikte Verdegem 480 Avenue Louise, Box 13A 1050 Brussels Belgium

Germany	HOELTERS & ELSING Dr. Thilo Winkeler Dr. Martin Bouchon Freiherr-vom-Stein-Strafe 24-26 60323 Frankfurt am Main

Jurisdiction	Counsel
Netherlands	De BRAUW BLACKSTONE WESTBROEK Niek Biegman Sander Simonetti 2nd Floor, Triton Court 14 Finsbury Square London EC2A 1BR

Switzerland	HOMBURGER/Zurich Weinbergstrasse 56/58 CH-8006 Zurich, P.O. Box 338/CH-8035 Zurich Claudia Amstutz Markus Feller

United Kingdom	DECHERT - United Kingdom Brian McCall James McNeil 2 Serjeants’ Inn London EC4Y 1LT England

France	DECHERT Jean-Francois Lelouch Joseph Smallhoover 55 avenue Kléber Paris 75116

Canada	MILLER THOMSON LLP Nora F. Osbaldeston 20 Queen Street West Ste. 2500 Toronto, Ontario MSH 3S1

Mexico	Basham Ringe y Correa, S.C. Paseo de Los Tamarindos #400 A Piso 9 Col. Bosques de las Lomas 05120 Mexico D.F. Mexico Daniel Del Rio, Esq. Miguel A. Peralta, Esq.

Schedule 6.3

Immaterial Subsidiaries

II. Subsidiary	Equity (in millions)
A. CROWN Packaging Barbados Limited	$04.9
CROWN Packaging Jamaica Limited	9.1
CROWN Packaging Trinidad Limited	3.7
CROWN Beverage Cans Hanoi Limited	18.0
CROWN Packaging Argentina S.A.	(0.2)
Crown Colombiana, S.A.	10.9

Schedule 6.5(c)(i)

Indebtedness

a. Asia Pacific Division Guarantees and Indemnifications

Guarantees and Indemnification existing 31st October 2005

(including standby letters of credit) (*** =not standby LC, there were trade LC)

Entity	Hyperion code:	Given by	Date of gurantee given **	Maturity Date	In favour	Description		Given @ 31 October 2005		Details***
						(including reason for guarantee)		Local Curr	US$
CROWN Beverage Cans Hong Kong Ltd.	461	CROWN Beverage Cans Hong Kong	17/05/2004 (G/letter date)	15/01/2005	Bank of East Asia, Shenzhen	Corporate Guarantee - Revolving Loan (RMB33MM) for CROWN Huizhou	US$		4,000,000	renew facility in Nov 2005
	461	CROWN Beverage Cans Hong Kong	17/05/2004 (G/letter date)	15/01/2005	Bank of East Asia, Shanghai	Corporate Guarantee - L/C, T/R & Revolving Term Loan (US$5.2MM) for CROWN Shanghai	US$		5,200,000	renew facility in Nov 2005
	461	CROWN Beverage Cans Hong Kong	05/11/2004 (Board approval date)	15/07/2005	Bank of East Asia, Beijing	Corporate Guarantee - for CROWN Beijing Revolving Loan (US$4MM)	US$		4,000,000
CROWN Bev Can Shanghai	464	Shanghai JingQiao (Land) and CBCSh	12/01/1992	11/30/2042		$50 per day				Per Land Lease Agreement

Crown Closures Malaysia Sdn. Bhd.	453	HSBC	22/07/2005	21/7/2006	TENAGA NASIONAL BERHAD	Utilities	MYR	60,000.00	15,919
	453	HSBC	26/11/2004	25/11/2005	Royal Custom Malaysia	Custom sales tax	MYR	19,000.00	5,041
	453	HSBC	08/01/2005	07/01/2006	Royal Custom Malaysia	Custom import duty	MYR	3,117.00	827
CROWN Bev Cans (M)	489	Maybank	11-May-05	10-May-06	TENAGA NASIONAL BERHAD	Power supply	MYR	360,000	94,737
	489	Maybank	1-Jan-05	31-Dec-06	KEMENTERIAN KESIHATAN MALAYSIA	Hospital	MYR	2,500	658
	489	Maybank	23-Feb-05	22-Feb-06	GAS MALAYSIA SDN BHD	Gas supply	MYR	74,674	19,651
	489	Maybank	9-Jul-05	8-Jul-06	Royal Custom Malaysia	Customs duty-Ends	MYR	40,000	10,526
	489	Maybank	14-Sep-05	13-Sep-06	Royal Custom Malaysia	Customs duty-Ends	MYR	30,000	7,895
	489	Maybank	28-Sep-05	27-Sep-06	Royal Custom Malaysia	Customs duty-Ends	MYR	30,000	7,895
	489	Maybank	1-Oct-05	1-Oct-06	Royal Custom Malaysia	Customs duty-Ends	MYR	100,000	26,316
	489	Maybank	26-Oct-05	8-Jul-06	Royal Custom Malaysia	Customs duty-Ends/Ink	MYR	60,000	15,789
Thai Bevcan	482	UOB Radanasin	1-Oct-05	30-Sep-06	The Provincial Electricity Authority	Bank Guarantee for electricity usage charge	THB	2,866,000	69,783
CROWN Thailand	460	Standard Chartered Bank	15-Jan-05	15-Jan-06	Metropolitan Electricity Authority	Bank Guarantee for electricity usage	THB	6,550,800	159,503

CROWN Food Packaging (Thailand) Pcl.	481	Thai Military Bank	23/12/2004	23/12/2005	Metropolitian Electricity Authority	Electricity - Office	THB	500,000.00	12,261
	481	Thai Military Bank	23/12/2004	23/12/2005	Metropolitian Electricity Authority	Electricity - Factory	THB	5,000,000.00	122,610
	481	Thai Military Bank	01/10/2005	30/09/2006	The Provincial Electricity Authority	Electricity - Haadyai	THB	572,000.00	14,027
	481	Thai Military Bank	23/12/2004	23/12/2005	Samart Telecom	Rental of Communication	THB	200,000.00	4,904
CROWN AP Holdings	Altd	CROWN AP Holdings	15/06/04	31-Dec-06	Alcan Taihan Aluminium Ltd	Corporate Guarantee issue for Thai Bevcan	S$	4,913,470	2,900,000	Upon Thai Bevcan obtaining S&P rating of A-Level or 4 months from date of termination/expiry of sales agreement in Dec 2006 with CROWN AP, whichever is earlier.
	Altd	CROWN AP Holdings	7-Dec-04	15-Jan-09	TMB Bank PCL	Corporate Guarantee for CROWN AP Thailand Loan	S$	45,800,000	27,031,813	15 Jan 2009 or until all o/s obligations to TMB have been fulfilled, whichever is later
						Indemnity agst all damages, losses, costs and expenses resulting fm failure by CROWN AP Thailand failure to satisfy the Indebtedness
	Altd	CROWN AP Holdings	1-Aug-05	Upon settlement	Metal One Trade Inc	Corporate Guarantee issue for PT CROWN Closurs Indonesia	US$	503,631	297,250	Expiry upon settlement of obligations

									44,017,405

c. Asia Letters of Credit

Letter of Credits existing 31st October 2005

(including standby letters of credit) (*** =not standby LC, but trade LC)

Entity	Hyperion code:	Given by	Date of L/C given **	Maturity Date	In favour	Description	Outstanding as at October 2005		Details***
						(including reason for L/C)	Local Curr	US$
CROWN Shanghai	464	HSBC	between Jun.27.05 to Oct.11.05		Alcoa Europe Flat Rolled Products	Import LC for Aluminium		1,246,599
	464	HSBC	Jun.27.05		Novelis Korea Limited Ulsan Plant	Import LC for Aluminium		354,841
	464	HSBC	Sept.30.05		Hulett Aluminium Rolled Products	Import LC for Aluminium		47,337
	464	HSBC	between Sep.23.05 to Oct.11.05		Hydro Corporation	Import LC for Aluminium		375,995
	464	CHINA MERCHANTS BANK	between Jun.14.05 to Sept.01.05		Alcoa Europe Flat Rolled Products	Import LC for Aluminium		2,630,595
	464	CHINA MERCHANTS BANK	between Jun.22.05 to Sept.12.05		Hulett Aluminium Rolled Products	Import LC for Aluminium		300,489
	464	CHINA MERCHANTS BANK	between Jun.20.05 to Sept.02.05		Novelis Korea Limited Ulsan Plant	Import LC for Aluminium		1,687,931
	464	CHINA MERCHANTS BANK	Sept.22.05		Itochu	Import LC for Aluminium		359,056

	464	CHINA MERCHANTS BANK	between Jun.14.05 to Sept.12.05		Hydro Corporation	Import LC for Aluminium			739,494
	464	SHANGHAI PUDONG DEVELOPMENT BANK	Oct.31.05		Hydro Corporation	Import LC for Aluminium			353,650
	464	SHANGHAI PUDONG DEVELOPMENT BANK	Oct.31.05		Sumitomo Corporation	Import LC for Aluminium			149,984
	464	SHANGHAI PUDONG DEVELOPMENT BANK	between Oct.25.05 to Oct.31.05		Alcoa Europe Flat Rolled Products	Import LC for Aluminium			638,800
CROWN Food Packaging (Thailand) Pcl.	481	Standard Chartered Bank	24/08/2005	29/03/2006	Ton Yi & Daewoo	Import LC for tinplate to Ton Yi & Daewoo	THB	76,582,053.73	1,877,945
CROWN Food Packaging (Thailand) Pcl.	481	Thai Military Bank	04/02/2005	27/02/2006	Ton Yi & Daewoo	Import LC for tinplate	THB	218,632,904.36	5,361,317
CROWN Thailand	460	Standard Chartered Bank	26-Sep-05	15-Jan-06	Daewoo	Letter of Credit	THB	8,307,420	202,620
CROWN Thailand	460	Thai Military Bank	15-Aug-05	30-Jan-06	Daewoo-Ton Yi	Letter of Credit f	THB	46,709,179	1,145,647
CROWN Saigon	493				HULETT	LC for Aluminium	USD
	493	HSBC	1-Sep-05	1-Nov-05					3,246
	493	ANZ	15-Sep-05	5-Dec-05					100,484
	493	ANZ	5-Oct-05	5-Dec-05					535,392
	493	ANZ	14-Oct-05	15-Dec-05					503,169

493				ALCAN	LC for Aluminium	USD
493	HSBC	7-Oct-05	7-Nov-05				38,208
493	HSBC	13-Oct-05	22-Nov-05				23,103
493	HSBC	19-Oct-05	20-Nov-05				381,895
493				KAAL	LC for Aluminium	USD
493	ANZ	22-Sep-05	14-Nov-05				53,937
493	ANZ	28-Sep-05	15-Nov-05				106,009
493	ANZ	5-Oct-05	21-Nov-05				26,910
493	ANZ	10-Oct-05	21-Nov-05				12,687
493	ANZ	20-Oct-05	14-Dec-05				341,220
493	ANZ	21-Oct-05	29-Dec-05				484,770
493				ALCOA	LC for Aluminium	USD
493	ANZ	7/12/2005	11/9/2005		LM2031/8472		131,674	INV10425037
493	ANZ	7/26/2005	11/23/2005		LM2184/8472		265,743	INV10427376
493	ANZ	8/29/2005	12/27/2005		LM2231/8472		252,695	INV.10432167
493	ANZ	9/5/2005	1/3/2006		LM2423/8472		126,282	INV10433153
493				ALCAN	LC for Aluminium	USD
493	HSBC	7/17/2005	11/14/2005		LC050876		192,974	UL050706-318
493	HSBC	7/20/2005	11/17/2005		LC050876		91,912	UL050715-478/495
493	HSBC	7/26/2005	11/23/2005		LC050869		241,667	UL050714-458
493	HSBC	7/26/2005	11/23/2005		LC050979		226,688	UL050714-547
493	HSBC	7/26/2005	11/23/2005		LC050876		95,439	UL050718-496
493	HSBC	7/31/2005	11/28/2005		LC050979		190,720	UL050727-721/22/802/803
493	HSBC	8/7/2005	12/5/2005		LC051039		95,750	UL050804-884
493	HSBC	8/17/2005	12/15/2005		LC051039		93,694	UL050815-992
493	ANZ	8/24/2005	12/22/2005		LM2399/8472		239,160	UL050819-083
493	ANZ	8/24/2005	12/22/2005		LM2080/8472		139,133	UL050822-121
493	ANZ	8/29/2005	12/27/2005		LM2399/8472		137,724	UL050824-178/179
493	ANZ	8/31/2005	12/29/2005		LM2432/8472		236,059	UL050826-262
493	ANZ	9/5/2005	1/3/2006		LM2523/8472		138,975	UL050831-396
493	ANZ	9/14/2005	1/12/2006		LM2523/8472		233,594	UL050909-476
493	HSBC	9/14/2005	1/12/2006		LC051153		436,888	UL050909-477
493	HSBC	9/20/2005	1/18/2006		LC051196		238,431	UL050913-552
493	HSBC	10/2/2005	1/30/2006		LC051276		284,902	UL050928-874

493	HSBC	10/2/2005	1/30/2006		LC051221		143,799	UL050927-826
493	HSBC	10/5/2005	2/2/2006		LC051294		146,962	UL050930-923
493	HSBC	10/9/2005	2/6/2006		LC051348		347,479	UL0509
493	HSBC	10/19/2005	2/16/2006		LC051331		464,052	UL05012-088/089
493	HSBC	10/19/2005	2/16/2006		LC051348		171,419	UL051014-108
493	HSBC	10/26/2005	2/23/2006		LC051348		287,113	UL0509
493				HULETT	LC for Aluminium	USD
493	HSBC	7/6/2005	11/3/2005		LC050819		201,456	R026185
493	HSBC	7/11/2005	11/8/2005		LC050822		135,513	R023696->99
493	HSBC	7/11/2005	11/8/2005		LC050700		321,609	R026400,806
493	HSBC	7/21/2005	11/18/2005		LC050822		111,683	R027305,R027300
493	HSBC	8/2/2005	11/30/2005		LC050957		170,419	R027857,58
493	HSBC	8/8/2005	12/6/2005		LC050822		21,439	R028044
493	HSBC	8/8/2005	12/6/2005		LC050935		32,468	R028045
493	HSBC	8/8/2005	12/6/2005		LC050957		271,669	R028072
493	HSBC	8/8/2005	12/6/2005		LC050935		421,523	R028476,177,178
493	ANZ	9/11/2005	1/9/2006		LM2406/8472		528,170	R030361,029721,722,23
493	ANZ	9/20/2005	1/18/2006		LM2458/8472		253,801	R0
493	ANZ	10/23/2005	2/20/2006		LM2660/8472		398,815	R031488,89,90,93,94
493				KAAL	LC for Aluminium	USD
493	ANZ	7/10/2005	11/7/2005		LM2112/8472		54,617	RJ0763
493	ANZ	7/11/2005	11/8/2005		LM2143/8472		338,113	RJ0717
493	ANZ	7/17/2005	11/14/2005		LM2112/8472		46,904	RJ0910
493	ANZ	7/27/2005	11/24/2005		LM2112/8472-3		65,021	RJ1426
493	ANZ	8/1/2005	11/29/2005		LM2310/8472		46,341	RJ1865
493	ANZ	8/3/2005	12/1/2005		LM2112/8472		51,878	RJ1919
493	ANZ	8/7/2005	12/5/2005		LM2310/8472		59,508	RJ2091
493	ANZ	8/7/2005	12/5/2005		LM2310/8472		88,068	RJ2092
493	ANZ	8/7/2005	12/5/2005		LM2112/8472		13,748	RJ2093
493	ANZ	8/7/2005	12/5/2005		LM2312/8472		134,180	RJ2178
493	ANZ	8/7/2005	12/5/2005		LM2312/8472		91,704	RJ2179
493	ANZ	8/10/2005	12/8/2005		LM2080/8472		385,869	INV.008613
493	ANZ	8/14/2005	12/12/2005		LM2283/8472		375,853	RJ2272
493	ANZ	8/14/2005	12/12/2005		LM2310/8472		86,769	RJ2303

	493	ANZ	8/17/2005	12/15/2005		LM2080/8472		28,658	INV.8721
	493	ANZ	8/17/2005	12/15/2005		LM2078/8472		97,253	INV8722-
	493	HSBC	8/21/2005	12/19/2005		LC051039		45,420	RJ2677
	493	ANZ	8/29/2005	12/27/2005		LM2343/8472		56,751	INV8847
	493	ANZ	8/30/2005	12/28/2005		LM2312/8472		104,369	RJ2963
	493	ANZ	9/5/2005	1/3/2006		LM2312/8472		177,751	RJ3453
	493	ANZ	9/5/2005	1/3/2006		LM2436/8472		120,001	RJ3454
	493	ANZ	9/6/2005	1/4/2006		LM2343/8472		113,941	INV.8984,8985
	493	ANZ	9/12/2005	1/10/2006		LM2436/8472		142,459	RJ3588
	493	ANZ	9/12/2005	1/10/2006		LM2436/8472		100,116	RJ3589
	493	ANZ	9/12/2005	1/10/2006		LM2436/8472		104,231	RJ3590
	493	ANZ	9/15/2005	1/13/2006		LM2597/8472		218,254	INV.9102,9103
	493	ANZ	9/18/2005	1/16/2006		LM2438/8472		264,605	RJ3753
	493	ANZ	9/20/2005	1/18/2006		LM2597/8472		71,393	INV.9105,9104
	493	ANZ	10/2/2005	1/30/2006		LM2694/8472		465,258	RJ4235
	493	ANZ	10/17/2005	2/14/2006		LM2718/8472		119,898	RJ4794
	493	ANZ	10/17/2005	2/14/2006		LM2768/8472		200,415	RJ4795
	493	ANZ	10/17/2005	2/14/2006		LM2768/8472		175,166	RJ4796
	493	ANZ	10/17/2005	2/14/2006		LM2797/8472		61,759	RJ4857
	493	ANZ	10/17/2005	2/14/2006		LM2797/8472		125,534	RJ4956
	493	ANZ	10/23/2005	2/20/2006		LM2718/8472		237,918	RJ5053
	493	ANZ	10/23/2005	2/20/2006		LM2736/8472		311,111	RJ5126
CROWN Hanoi	454		3-Jun-05	7-Nov-05	ALCAN	ALU295	USD	275,414	LC 1958 - ALCAN OUTSTANDING
	454	ANZ	3-Jun-05	14-Nov-05	ALCAN	ALU295/290	USD	324,620	LC 1958 - ALCAN OUTSTANDING
	454	ANZ	3-Jun-05	22-Nov-05	ALCAN	ALU290/285	USD	229,815	LC 1958 - ALCAN OUTSTANDING
	454	ANZ	20-Jul-05	19-Dec-05	ALCOA	ALU295	USD	227,336	LC 2268 - ALCOA OUSTANDING
	454	ANZ	20-Jul-05	26-Dec-05	ALCOA	ALU295	USD	243,054	LC 2268 - ALCOA OUSTANDING
	454	ANZ	18-Aug-05	16-Jan-06	ALCOA	ALU295/290	USD	741,017	LC 2441 - ALCOA OUSTANDING
	454	ANZ	18-Aug-05	26-Dec-05	ALCAN	ALU285/295	USD	432,606	LC 2442 - ALCOA OUSTANDING
	454	ANZ	18-Aug-05	29-Dec-05	ALCAN	ALU285	USD	251,983	LC 2442 - ALCOA OUSTANDING
	454	ANZ	18-Aug-05	16-Jan-06	ALCAN	ALU295/290	USD	209,792	LC 2442 - ALCOA OUSTANDING

454	ANZ	17-Jun-05	12-Dec-05	ALCOA - USA	ALU295	USD	33,322	LC 57031 - ALCOA OUSTANDING
454	HSBC	24-Jun-05	28-Nov-05	ALCOA	ALU295	USD	439,579	LC 57032 - ALCOA OUSTANDING
454	HSBC	20-Jul-05	22-Nov-05	ALCAN	ALU295/285	USD	305,419	LC 57049 - ALCOA OUSTANDING
454	HSBC	20-Jul-05	7-Dec-05	ALCAN	ALU295	USD	515,950	LC 57049 - ALCOA OUSTANDING
454	HSBC	20-Jul-05	12-Dec-05	ALCAN	ALU295	USD	216,223	LC 57049 - ALCOA OUSTANDING
454	HSBC	20-Jul-05	27-Dec-05	ALCAN	ALU295	USD	210,809	LC 57049 - ALCOA OUSTANDING
454	HSBC	20-Jul-05	29-Dec-05	ALCAN	ALU295/285	USD	307,552	LC 57049 - ALCOA OUSTANDING
454	HSBC	16-Sep-05	23-Jan-06	ALCAN	ALU295/285	USD	259,790	LC 57070 - ALCOA OUSTANDING
454	HSBC	16-Sep-05	30-Jan-06	ALCAN	ALU290	USD	614,528	LC 57070 - ALCOA OUSTANDING
	HSBC
454		23-Sep-05		ALCOA	ALU290/285	USD	795,848	LC 2706 - ALCOA
454	ANZ	28-Oct-05		ALCOA	ALU290	USD	871,500	LC 2910 - ALCOA
454	ANZ	31-Oct-05		ALCOA - USA	ALU295	USD	144,960	LC 2929 - ALCOA
454	ANZ	17-Oct-05		ALCAN	ALU290/285	USD	859,802	LC 57086 - ALCAN
	HSBC

							42,294,577

d. Asia Pacific leases.

Leases outstanding as at 31 October 2005

Entity	Hyperion code :	Type of Leases	Date taken	Date mature	Tenor (No of years)	Counterparty	Description		Outstanding as at Oct 2005		Details***
							(including type of lease)		Local Curr	US$
CROWN Beverage Cans Hong Kong Ltd.	461	2	8-Aug-05	7-Aug-07	2	Sun Hung Kai Real Estate Agency Ltd.	Tenancy Agreement-office at Unit 1313-1315 on Level 13 of Tower 1 of Grand Central Plaza, Shatin Town Lot No.364	HK$	841,306	107,860
	461	2	21-Jun-05	20-Jun-07	2	Eastern Tailor Enterprises Ltd.	Tenancy Agreement-flat for Terry at Flat A3 Vista Stanley, 20 Stanley Village Road, Hong Kong and Carpark Nos. 4 & 7	HK$	1,307,833	167,671
	461	2	16-Oct-04	15-Oct-06	2	Vast Castle Ltd.	Tenancy Agreement-for Mal at House No.74 Street, Hong Lok Yuen, Tai Po,N.T.	HK$	516,000	66,154
	461	2	29-Apr-05	28-Apr-06	1	Harbour Plaza Metropolis	Licence Agreement-Hotel for Glenn at Suite no.12115, 7 Metropolis Drive, Hung Hom, Kowloon	HK$	99,000	12,692
	461	2	15-Apr-05	14-Apr-06	1	Vincentone Ltd.	Tenancy Agreement-for Martyn at House 27, 16 Street, Hong Lok Yuen,Tai Po,N.T.	HK$	240,000	30,769
	461	2	1-Jan-05	31-Dec-05	1	Swire Coca-Cola HK Ltd.	Lease for warehousing consignment stock at 10/F (14,250 sq ft) 17-19 Yuen Shun Circuit, Shatin,N.T.	HK$	159,600	20,462

	461	2	1-Apr-05	31-Mar-06	1	Eastpoint Property Management Ltd.	Tenancy Agreement-for documents storage at Subsection 1 of Section A of Tsing Yi Town Lot No.48, Nos. 4-6 Tsing Tim Street, Tsing Yi.	HK$	12,500	1,603
	461	2	11-Apr-03	11-Apr-06	3	Crown Motors Ltd.	Car Rental Agreement-for Terry Camry 2.4 Deluxe	HK$	42,397	5,435
	461	2	30-May-03	29-May-06	3	Crown Motors Ltd.	Car Rental Agreement-for Martyn (previous WCM) Corolla Verso	HK$	40,919	5,246
CROWN Bev Can Huizhou	466	2	1-Apr-04	31-Mar-08	4	Henkel	Operating Lease : Lineguard SC 1000 Smart Control System	RMB	283,850	35,000	4 Years SmartControl System Lease of US$ 14K per year
	466	2	22-Nov-02	22-Nov-05	3	Henkel	Operating Lease : Line-2 Appli-Coater	RMB	3,379	417	3 Years Appli-Coater Lease of US$ 5K per year
	466	2	23-Oct-03	22-Oct-06	3	Zhong Bao Quan	Operating Lease : Car	RMB	78,000	9,618	3 Years Car Lease of RMB 9.6K per year
	466	2	1-Aug-95	31 Jul 2045	50	Huizhou Brewing Co Ltd	Factory and office	RMB	11,586,864	1,428,713	Land use rights
CROWN Bev Cans Shanghai	464	2	1-Dec-92	30 Nov 2042	50	Shanghai Jinqiao Development Joint-Stock Co.	Land rental	RMB	66,974,402	8,284,810	paid once a year
	464	2	1-Jan-05	31-Dec-05	1	Shanghai Meilin Packaging Co.	Warehouse rental	RMB	103,974	12,862	paid every month
	464	2	1-Jan-05	31-Dec-05	1	Shanghai Coffe Factory	Warehouse rental	RMB	54,560	6,749	paid every month
	464	2	1-Jan-05	31-Dec-05	1	Hangzhou Logistics Co.	Warehouse rental	RMB	64,994	8,040	paid every month
	464	2	1-Jan-05	31-Dec-05	1	Nanjing Huixinda Trade Co.	Warehouse rental	RMB	14,880	1,841	paid every month
CROWN Bev Can Beijing	465	2	31-Dec-04	31-Dec-05	1	Harbin Dahua logistics company	Outside warehouse	RMB	7,800	964

	465	2	31-Dec-04	31-Dec-05	1	Dalian Ganjingzi District Baoyuan Warehouse	Outside warehouse	RMB	15,000	1,854
	465	2	31-Dec-04	31-Dec-05	1	Changchun Road Hinge Limited	Outside warehouse	RMB	6,600	816
	465	2	16-Jun-95	15 Jun 2025	30	Beijing Shunyi Gao Li Ying Agriculture & Comm Corp	Factory and Office	RMB	12,887,922	1,593,068	Land use rights
	465	2	31-Dec-04	31-Dec-05	1	Shenyang Logistics Co.	Outside warehouse	RMB	12,000	1,483
CROWN Food Packaging	481	2	2-Sep-05	2-Oct-06	1	Urbana Estate Co Ltd	Apt for Mr Yap	THB	1,100,000	27,466
	481	2	29-Nov-04	28-Nov-05	1	Madan Holding Co Ltd	Apt for Nigel Lee	THB	78,000	1,948
CROWN Bevcan & Closures Thai	460	2	15-Nov-04	15-Nov-05	1	Mrs Kanitta Jongjaikarn	Apt for David Bull	THB	25,000	624
CROWN Bev Cans (M)	489	2	5-Feb-03	5-Jan-08	5	Ricoh (Malaysia) Sdn Bhd	Photocopy machines	MYR	12,000	3,175	NIL
	489	2	24-Sep-87	24 Sept 2086	99	Government	Leashold land	MYR	2,684,000	710,053
	489	2	24-Sep-87	24 Sept 2017	30	Government	Leashold building	MYR	2,752,000	728,042
CROWN Tuas	486	2	Yr 1994	Yr 2024	30 years	Jurong Town Corp	Factory space leasing	S$	7,172,481	4,233,300
	486	2	Average Yr 2000	Average 1-2 years		Jurong Town Corp	For housing foreign workers	S$	62,660	36,983
	486	2	Jan-05	Dec-05		Tan Chong (forklift)	forklift trucks	S$	13,360	7,885
	486	2	Yr 2005	Yr 2009	4 years	SDL leasing	Photocopier leasing	S$	58,400	34,469
CROWN Hanoi	454	2	1-Feb-05	31-Jan-07	2	Mr.Do Thanh Hai	Rental house for Mr.Gareth	US$		25,500
	454	2	16-Oct-05	16-Apr-06	1	Minh Son Co ltd,	Rental Car for Plant Manager (Mr.Dung)	VND	45,000,000	2,837
	454	2	1-May-05	1-May-06	1	Minh Son Co ltd,	Rental Car for HR Manager (Mr.Chinh)	VND	66,000,000	4,161

	454	2	18-Apr-05	17-Apr-06	1	Ngan Ha Co ltd,	Rental Car for Finance Manager (Mr.Cuong)	VND	54,000,000	3,405
CROWN Saigon	493	2	1-Dec-03	30-Nov-06	3		Apartment for GM	US$	41,600	41,600
CROWN Indonesia	452	2	1-Jun-05	1-Jun-08	3	PT Parata Maju Asri	Factory & Office buidling	US$		350,300
CAPH	ALTD	2	15-Jan-05	14-Jan-07	2 yr	Wiseguide Inc	11 Nathan Road #18-02 Regency Park Singapore 248732	S$	112,000	66,104	MR VOSS
	ALTD	2	23-Mar-04	22-Mar-06	2 yr	Thakral Land Pte Ltd	99 Meyer Road #07-03 The Sovereign Singapore 437920	S$	24,400	14,401	JOZEF
	ALTD	2	15-May-04	14-May-06	2 yr	Metoxide Spore Pte Ltd	130 Tanjong Rhu Road #04-15 Blk 4 Pebble Bay Singapore 436918	S$	29,400	17,352	JACK JONES
	ALTD	2	4-Mar-05	3-Mar-07	2 yr	Success Development Pte Ltd	81 Cairnhill Road #11-04 Cairnhill Towers Singapore 229683	S$	96,000	56,661	LOUIS
	ALTD	2	10-Nov-05	9-Nov-07	2 yr	Su Guaning	130 Tanjong Rhu Road #02-10 Blk 4 Pebble Bay Singapore 436918	S$	120,000	70,826	GARY
	ALTD	2	1-May-03	30-Apr-06	3 yr	Mansfield Realty Ltd	10 Hoe Chiang Road #19-01/02 Keppel Towers Singapore 089315	S$	112,452	66,371	OFFICE
	ALTD	2	Yr 2004	Yr 2005	2 to 3 yr	San Tour	Car rental for 5 employees	S$	131,700	77,731	5 employees
							GRAND TOTAL			18,385,320

Type of Lease :

1	Capital lease

2	Operating Lease

e. The following guarantees:

•	Guaranty made by Crown Holdings, Inc. in favor of CenterPoint Energy Services, Inc., guaranteeing utility obligations, for an amount of $300,000, to mature on September 22, 2006.

•	Guaranty made by Crown Cork & Seal Americas, Inc. in favor of Merrill Lynch Capital, guaranteeing computer obligations.

•	Guaranty made by Crown Holdings, Inc. in favor of Coral Energy Canada, Inc., guaranteeing utility obligations, for an amount of $2,500,000.

•

Crown Cork & Seal Company, Inc. is a co-tenant under a lease at 1515 Franklin Boulevard, Libertyville, IL (an Alpha lease), dated May 22, 2002. The landlord is LaSalle Bank National Association, as Trustee.

•	Guarantee of Crown UCP Limited lease of UCP Norwich facility from Prudential Portfolio Management (sold in plastic closures group disposition).

•	Guarantee of Crown Zeller Mexico, S.A. de C.V. lease from Corporacion Inmobiliaria Vista S. de R.L. de C.V. (sold in plastic closures group disposition).

f. Please see the attached table for additional Indebtedness.

g. Items disclosed in Schedule 6.5(c)(ii) are herein incorporated by reference.

Schedule 6.5(c)(ii)

Items disclosed on Schedule 6.5(c)(i) are incorporated herein by reference.

Existing Non-U.S. Facilities

Company / Bank	Type	Amount Thousand	Curr	USD equ. Thousand	Security
Crown European Holdings SA
BNP-Paribas	Pooling-overdraft	2,000	EUR	2,398	None
Citibank	Pooling-overdraft	13,000	USD	13,000	None
TOTAL		15,000		15,398

CarnaudMetalbox Group UK Ltd
Royal Bank of Scotland	Pooling-overdraft	750	GBP	1,328	LOC

FABA GROUP
Banca Popolare dell’Emilia	Pooling overdraft	26,000	EUR	31,169	Faba Sirma guarantee
Banca Popolare dell’Emilia	Credit line	1,000	EUR	1,202	None
Centrobanca	Medium term loan	8,000	EUR	9,619	None
Banca Campania	Credit line	4,500	EUR	5,411	None
Banca Campania	Discount	1,000	EUR	1,202	Receivable bills
Banca di Roma	Overdraft	2,800	EUR	3,367	None
Banca Intesa	Credit line	1,500	EUR	1,804	None
Banca Intesa	Discount	3,250	EUR	3,908	Receivable bills
Banca Popolare di Lodi	Credit line	2,200	EUR	2,645	None
Banca Popolare di Lodi	Discount	750	EUR	902	Receivable bills
CARIME	Overdraft	300	EUR	361	None
CARIME	Discount	2,000	EUR	2,405	Receivable bills
Cariparma e Piacenza	Overdraft	650	EUR	782	None
Cariparma e Piacenza	Discount	1,250	EUR	1,503	Receivable bills
Credito Bergamasco	Overdraft	2,700	EUR	3,246	None
Credito Emiliano	Credit line	8,700	EUR	10,461	None
Credito Emiliano	Discount	2,200	EUR	2,645	Receivable bills
Instituto San Paolo	Overdraft	2,000	EUR	2,405	None
Monte Paschi Sienna	Credit line	4,840	EUR	5,820	None
Monte Paschi Sienna	Discount	1,050	EUR	1,263	Receivable bills
Unicredit Banca	Credit line	5,700	EUR	6,854	None
Unicredit Banca	Discount	2,270	EUR	2,729	Receivable bills
TOTAL		84,660		101,703

CROWN Embalages España
BBVA	Pooling overdraft	2,000	EUR	2,398	None
BBVA	Discount	5,000	EUR	5,994	Receivable bills
La Caixa	Overdraft	1,200	EUR	1,439	None
La Caixa	Discount	4,190	EUR	5,023	Receivable bills
Banco Popular	Discount	1,200	EUR	1,439	Receivable bills
TOTAL		13,590		16,293

CROWN Embalagens Portugal
Banco Comercial Portugues	Discount	1,500	EUR	1,798	Receivable bills
Banco Espirito Santo	Discount	1,500	EUR	1,798	Receivable bills
Banco Espirito Santo	Overdraft	1,500	EUR	1,798	None
TOTAL		4,500		5,394

CROWN Hellas Can Packaging
Alpha Bank	Bond loan	36,000	EUR	43,157	None
Alpha Bank	Overdraft	10,000	EUR	11,988	None
EFG Eurobank	Overdraft	15,000	EUR	17,982	None
TOTAL		61,000		73,127

CROWN Bevcan Turkiye Ambalaj
Yapi Kredi Bank	Export facility	17,600	USD	17,600	None

CROWN Magyarorszag
Raiffeisen Bank	Overdraft	2,500,000	HUF	11,963	Receivable bills

CROWN Magreb Can
UBCI	Medium term loan	28,000	TND	20,805	Mortgage on assets
UBCI	Short term loan	7,700	TND	5,722
		35,700		26,527

Jeddah Beverage Can Making Company
Saudi American Bank	Short term loan	10,000	USD	10,000	None
Saudi British Bank	Short term loan	10,000	USD	10,000	None
		20,000		20,000

CROWN Arabia Can Company
Saudi American Bank	Short term loan	10,000	USD	10,000	None
Saudi British Bank	Short term loan	10,000	USD	10,000	None
		20,000		20,000

CROWN Emirates Can Company
Lloyds Bank	Short term loan	11,000	USD	11,000	None

CROWN Middle East Can Company
Arab Bank	Short term loan	3,000	USD	3,000	None

TOTAL FACILITIES				323,333

Summary of Asia Bank Facilities

@31st October 2005

Name of Borrower	Name of Lender		Amount		Date of Facility	Expiry Date	Purpose	CCY	Utilized Amt (Local Cur)	Utilized Amt (US$)	Unused Amt (US$)	Guarantee by		Secured
CROWN Asia Pacific Holdings Ltd - Banks	DBS Bank, Singapore	S$	200,000.00		Jun-04		Overdraft facility	S$	—	—	118,043	NIL
		S$	8,500,000.00				S/T Loan, Guarantee	S$	—	—	5,016,819
	BNP Paribas	US$	5,000,000.00		Nov-04		S/T Loan, Guarantee	US$	—	—	5,000,000	NIL
CROWN Bev Can Sdn Bhd	Maybank	MYR	1,000,000.00				Overdraft	MYR		—	264,901	NIL
CROWN Food Packaging	UOB Radanasin Bank- Bangkok	THB	10,000,000.00		Apr-01		overdraft	THB		—	245,220	NIL
		THB	40,000,000.00				S/T agst P/N	THB		—	980,880
	Std Chartered Bank - Bangkok	THB	30,000,000.00	}	Nov-03		overdraft	THB		—	735,660	NIL	}
		THB	125,000,000.00				S/T agst P/N	THB		—	3,065,250
		THB	125,000,000.00				L/C, Shipping guarantee	THB
		THB	5,000,000.00				Guarantee facility	THB

		THB	125,000,000.00		Total line of credit		Global Loan	THB		—	3,065,250	Total Line of credit

	Siam Commercial Bank pcl	THB	15,000,000.00	}	Oct-01		overdraft	THB		—	367,830	NIL
		THB	75,000,000.00				S/T Loan agst P/N	THB		—	1,839,150
	Thai Military Bank	THB	20,000,000.00				overdraft	THB		—	490,440	NIL
	Bangkok Bank	THB	20,000,000.00		Jun-05		overdraft	THB		—	490,440	NIL
		THB	300,000,000.00				Short term loan	THB		—	7,356,600

CROWN Bevcan & Closures (Thailand)	UOB Radanasin Bank - Bangkok	THB	10,000,000.00		Apr-02		overdraft	THB		—	245,220		NIL
		THB	20,000,000.00				S/T agst P/N	THB		—	490,440
CROWN Bevcan & Closures (Thailand) - Crown division	Std Chartered Bank - Bangkok	THB	15,000,000.00	}	May-05		Overdraft	THB		—	367,830	}
		THB	95,000,000.00				Promissory Note	THB		—	2,329,590		NIL
		THB	115,000,000.00				L/C, TR	THB		—
		THB	5,000,000.00				Shipping guarantee	THB		—
		THB	15,000,000.00				Guarantee Facility	THB		—

		THB	115,000,000.00				Global loan facility	THB		—	2,820,030		Total line of credit

	Thai Military Bank	THB	10,000,000.00		Apr-02		Overdraft	THB		—	245,220		NIL
		THB	20,000,000.00				Promissory note	THB		—	490,440
CROWN AP Holdings (Thailand)	Thai Military Bank	THB	1,102,500,000.00		Dec-04		Tranche B Loan	THB	1,102,500,000.00	27,035,505	—		CROWN Asia Pac Holdings	shares of CROWN Bev & CROWN Food (Thailand)
CROWN Bev Cans Hanoi	ANZ	US$	1,000,000.00		May-05		Overdraft	US$	686,973.00	686,973	313,027
	HSBC	US$	1,000,000.00		May-05		Overdraft	US$		—	1,000,000
CROWN Beverage Cans Huizhou	Bank of East Asia, Shenzhen Br	RMB	33,000,000			16-Jul-05	Revolving Loan	RMB	—	—	4,081,869		CROWN Bev Cans HK
						@ Received re-newed facility in Nov 2005

CROWN Beverage Cans Shanghai	HSBC	USD	3,200,000		31-Jul-05	Import DC & Import Loan		USD	—	—	3,200,000	NIL
	Bank of East Asia, Shanghai Br	USD	5,200,000		10-May-05	L/C,TR & Revolving Term Loan		USD	—	—	5,200,000	CROWN Bev Cans HK
	China Merchants Bank	USD	2,800,000		30-Sep-05	L/C, Import Loan & Acceptance Bill		USD	—	—	2,800,000	Maling Group
	China Merchants Bank	USD	2,000,000		30-Sep-05	L/C & Import Loan		USD	—	—	2,000,000	Shanghai Foods Industrial
	China Merchants Bank	USD	1,770,000		5-Feb-06	L/C		USD	—	—	1,770,000	NIL
	Shanghai Pudong Development Bank	USD	3,000,000		17-Mar-06	L/C		USD	—	—	3,000,000	NIL
				Remark:	# Facility contact renewed in Nov 2005
					* Renewed Revolving loan US$2m in Nov 2005
					^ re-newed in Nov 2005
CROWN Beverage Cans Beijing	Bank of East Asia, Beijing Br	USD	4,000,000		1-Nov-05	Revolving Loan		USD	—	—	4,000,000	CROWN Bev Cans HK
					@ The final maturity date of the facility is not set, and will be annual reviewed by Bank of East Asia.
CROWN Beverage Cans HK	HSBC	HKD	40,000,000		30-Sep-06		Overdraft, revolving Hibor/ Sibor loan	HK$	—	—	5,159,960	Nil
							import line & foreign exchange line
	Bank of China Group Inv Ltd	USD	1,759,284		31-Mar-2007		Loan	US$	1,759,284	1,759,284	—	NIL

Columbian Credit Facilities:

•	Credit Facility with Banco de Credito for USD 2.220.000 (180 day maximum), with no guarantee.

•	Credit Facility with Bancocolumbia for USD 3.000.000 (180 day maximum), with no guarantee.

Please see the attached table for additional South American Existing Non-U.S. Facilities.

Schedule 6.5(c)(iii)

Existing Factoring Facilities

Bank	Type	Amount Thousand	Curr	USD equ. Thousand	Security
CROWN Emballage France & CROWN
Bevcan France
BNP-Paribas	Factoring	40,000	EUR	48,096	Receivables
CROWN Verpakking Belgie
Fortis Bank	Factoring	12,500	EUR	15,030	Receivables
FABA Sirma
Roma Leasing	Factoring	21,500	EUR	25,852	Reveivables
CROWN Embalages España
La Caixa	Factoring	2,400	EUR	2,886	Receivables
CROWN Food South Africa
Standard Bank of South Africa	Factoring	7,000	ZAR	1,054	Receivables
TOTAL FACILITIES				92,918

Schedule 6.11(e)

Mortgage Filing Offices

Entity of Record	Location Address	JURISDICTION
RISDON	13, 15 & 17 Old Newton Road Danbury, CT 06810 Fairfield County	Land Records of Fairfield County

USA	851 E. Maple Street Winter Garden, FL 34787 Orange County	Land Records of Orange County

USA	400 N. Walnut Street. Crawfordsville, Indiana 47933 Montgomery County[4]	Land Records of Montgomery County

TECH	11535 South Central Avenue Alsip, Illinois 60803 Cook County	Land Records of Cook County

TECH	5555 W. 115th Street Alsip, Illinois 60803 Cook County	Land Records of Cook County

USA	1035 E. North Street Bradley, Illinois 60915 Kankakee County	Land Records of Kankakee County

USA	970 W. North Street Warrensburg, Illinois 62573 Macon County	Land Records of Macon County

USA	155 Sheppard Street Lawrence, MA 01843 Essex County	Land Records of Essex County

USA	1701 4th Street NW Faribault, MN 55021 Rice County	Land Records of Rice County

CBP	174 Chestnut Street Mankato, Minnesota 56001 Blue Earth County	Land Records of Blue Earth County

CBP	2929 W. Bridge Street Owatonna, MN 55060 Steele County	Land Records of Steele County

CBP	4133 South 72nd Street Omaha, Nebraska 68127 Douglas County	Land Records of Douglas County

[4]	Post-Closing Obligation

Entity of Record	Location Address	JURISDICTION
USA	195 Crown Road Batesville, Mississippi 38606 Panola County	Land Records of Panola County

USA	Lot 9.06 Applegarth Rd. Monroe, New Jersey Middlesex County	Land Records of Middlesex County

USA	Lot 10.02 Applegarth Rd. Monroe, New Jersey Middlesex County	Land Records of Middlesex County

CFC	900 West Avenue Ocean City, N.J. 08226 Cape May County	Land Records of Cape May County

RISDON	21 Industrial Place Middletown, New York 10940 Orange County	Land Records of Orange County

CBP	5005 Springboro Pike Dayton, Ohio 45439 Montgomery County	Land Records of Montgomery County

USA	940 Mill Park Drive South Lancaster, Ohio 43130 Fairfield County	Land Records of Fairfield County

USA	1749 W. Fair Avenue Lancaster, Ohio 43130 Fairfield County	Land Records of Fairfield County

USA	700 16th Street, S.E. Massillon, Ohio 44646 Stark County	Land Records of Stark County

USA	5201 Enterprise Blvd. Toledo, Ohio 43612 Lucas County	Land Records of Lucas County

USA	1840 Baldridge Street Connellsville, PA 15425 Fayette County	Land Records of Fayette County

USA	1650 Broadway Hanover, PA 17331 York County	Land Records of 17331 York County

CCS-PA	One Crown Way Philadelphia, PA 19154-4599 Philadelphia County	Land Records of Philadelphia County

CFC	River Road Tinicum, Pennsylvania Bucks County	Land Records of Bucks County

Entity of Record	Location Address	JURISDICTION
USA	3100 Tremont Ave. Trevose, PA 19053-6894 Bucks County	Land Records of Bucks County

CC-PR	Km12 Hm6, 65th Infantry Ave. Carolina, PR 00986 Carolina County	Land Records of Carolina

USA	100 Evans Row Cheraw, South Carolina 29520 Chesterfield County	Land Records of Chesterfield County

USA	930 Beaumont Ave. Spartanburg, S.C. 29303 Spartanburg County	Land Records of Spartanburg County

USA	1900 Clack Street Abilene, Texas 79603 Taylor County	Land Records of Taylor County

USA	2501 N. Frazier Conroe, Texas 77303 Montgomery County	Land Records of Montgomery County

CBP	5900 Canal Street Houston, Texas 77251 Harris County	Land Records of Harris County

CBP	12910 Jess Pirtle Blvd. Sugarland, Texas 77478 Fort Bend County	Land Records of Fort Bend County

USA	1461 Martinsburg Pike Winchester, VA 22603 Frederick County	Land Records of Frederick County

USA	3011 Birch Drive Weirton, West Virginia 26062 Brooke County	Land Records of Brooke County

USA	12746 37th Avenue Chippewa Falls, WI 54729 Chippewa County	Land Records of Chippewa County

CBP	1501 St. James Street LaCrosse, Wisconsin LaCrosse County	Land Records of LaCrosse County

USA	3475 N. Main Street Oshkosh, Wisconsin 54901 Winnebago County	Land Records of Winnebago County

USA	620 North 4th Street Worland, Wyoming 82401 Washakie County	Land Records of Washakie County

Schedule 6.11(f)

Non-U.S. Required Security Actions

Items disclosed in Schedule 5.1(a)(v) are herein incorporated by reference.

Belgium:

	Securities to be given	Perfection Formalities

Crown Verpakking België NV	a. Receivables Pledge

	b. Floating Charge	to be registered with the local registration officer and subsequently to be recorded with the local mortgage officer

	c. Mortgage	Notarial deed to be executed and to be registered with the local registration officer and subsequently to be recorded with the local mortgage,

	d. Release of Share Pledge of September 1, 2004 with respect to the shares of Crown Specialty Packaging België N.V.	to be recorded in the shareledger of Crown Specialty Packaging België N.V.

	e. Share Pledge with respect to the shares of Crown Specialty Packaging België N.V.	to be recorded in the shareledger of Crown Specialty Packaging België N.V.

	f. Release of Share Pledge of September 1, 2004 with respect to the shares of Crown Verpakking België N.V.	to be recorded in the shareledger of Crown Verpakking NV

	g. Share Pledge with respect to the shares of Crown Verpakking België N.V.	to be recorded in the shareledger of Crown Verpakking NV

Canada

1.	Registration of security interest in personal property or notices thereof in each jurisdiction where a Credit Party has assets or in which its chief executive office is located.

2.	Registration of the charge created by debenture granted by each Credit Party against title to all real property owned or leased by such Credit Party.

3.	Delivery to the Euro Collateral Agent of share certificates representing all Capital Stock pledged by each Credit Party pursuant to a pledge agreement.

4.	Delivery to the Euro Collateral Agent of debt instruments representing all inter-corporate indebtedness pledged by each Credit Party pursuant to a pledge agreement.

Mexico

1.	Execution and delivery of Crown Envases México, S.A. de C.V. Stock Pledge Agreement. Endorsement “en garantia” and delivery to Euro Collateral Agent Share-certificate Nos. 01 and 02 issued by Crown Envases México, S. de R.L. de C.V. registration of pledge on Crown Envases Mexico, S.A. de C.V. shareholders registry book.

2.	Crown Mexican Holdings, S. de R.L. de C.V. Equity Interest Pledge Agreement. Registration of pledge on Crown Mexican Holdings, S. de R.L. de C.V. partners registry book.

3.	Execution and delivery of Amendment to Civil Mortgage created on real property known as “la Tabla de San Agustin” borough of Gustavo A. Madero, Mexico City, Mexico, owned by Crown Envases Mexico, S.A. de C.V. and resgitration with the Public Registry of Property of Mexico City.

4.	Execution and delivery of Amendment to Industrial Mortgage created on real property known as “el Salitre” Municipality of Juanacatlan, State of Jalisco (Guadalajara), Mexico, owned by Crown Envases Mexico, S.A. de C.V. and resgitration with the Public Registry of Property of Guadalajara.

5.	Execution and delivery of Amendment to Pledge Agreement covering machinery and equipment owned by Crown Envases Mexico, S.A. de C.V.

6.	Execution and delivery of Amendment to Pledge Agreement covering receivables owned by Crown Envases Mexico, S.A. de C.V. Necessary to notify, post-closing, all customers/debtors of the change of Euro Collateral Agent.

Schedule 6.14

Subsidiaries

Subsidiary	Record Owner	Organizational Number	EIN	Jurisdiction
Foreign Manufacturers Finance Corporation	CROWN AMERICAS LLC	0293127	51-0099971	DE

Central States Can Co. of Puerto Rico, Inc.	Crown Americas, LLC	552548	34-1330652	OH

Crown Beverage Packaging, Inc.	CROWN Cork & Seal USA, Inc.	0821598	13-2853410	DE

Crown Consultants, Inc.	Crown Americas, LLC	2695160	23-2846356	PA

CROWN Cork & Seal USA, Inc.	Crown Americas, LLC	2695500	23-2869494	DE

CROWN AMERICAS LLC	Crown Cork & Seal Company, Inc.	3337938	75-3099510	PA

Crown Americas Capital Corp.	CROWN AMERICAS LLC		20-3764401	DE

CROWN Packaging Technology, Inc.	Crown Americas, LLC	2696202	52-2006645	DE

Crown Financial Management, Inc.	Crown Americas, LLC	2695222	23-2869496	DE

NWR, Inc.	Crown Americas, LLC	720604	23-2162641	PA

CROWN Risdon USA, Inc.	Crown Americas, LLC	0886924	06-0511010	DE

CROWN Beverage Packaging Puerto Rico, Inc.	Crown Cork & Seal Company, Inc.	0802521	66-0261038	DE

Crown Financial Corporation	Crown Americas, LLC	84748	23-1603914	PA

Crown Cork & Seal Company (DE), LLC	CROWN Packaging Technology, Inc.	3432034	51-0412320	DE

Crown Cork & Seal Company, Inc.	Crown Holdings, Inc.	1501141	23-1526444	PA

Crown International Holdings, Inc.	Crown Cork & Seal Company, Inc.	3621249	75-3099512	DE

Crown Holdings (PA), LLC	Crown Cork & Seal Company, Inc.	3053920	75-3099507	PA

Crownway Insurance Company, Inc.	Crown Cork & Seal Company, Inc.	V-59619-0	03-0355852	VT

Crown Cork & Seal Receivables (DE) Corporation	Crown Americas, LLC	3312721	22-3776139	DE

CROWN Packaging Argentina SA	Crown Americas, LLC (90%) FMFC (10%)	CUIT #30-50093317-4		Argentina

Bangladesh Can Company Limited	CarnaudMetalbox Overseas Limited (UK) (33.33%)	OOOOOO59		Bangladesh

CROWN Verpakking België NV	91.23% owned by Crown European Holdings SA; 8.76% owned by CROWN Emballage France SAS; and .01% owned by Crown Developpement SAS	BE 0402.056.882		Belgium

CROWN Specialty Packaging België NV	99.95% owned by CROWN Verpakking Nederland NV; and .05% owned by CROWN Verpakking België NV	BE 0404.130.506		Belgium

Eurocan Dranken NV	99.97% owned by Societe de Participations CarnaudMetalbox SAS and .03% owned by Crown Developpement SAS	BE 0436.544.837		Belgium

CROWN Packaging Barbados Limited	Caribbean Capital Ltd. (British Virgin Islands)	6863		Barbados

Crown Swire Investment Company Limited	51% owned by CROWN Asia Pacific Holdings Limited (Singapore)	EC-19769		Bermuda

Jasmine Properties Limited	CROWN Asia Pacific Holdings Limited (Singapore)	121644		British Virgin Islands

Caribbean Capital Ltd.	CarnaudMetalbox Overseas Limited	E1661	British Virgin Islands

Shorelink Ltd.	Crown Americas, LLC	299227	British Virgin Islands

Crown Asia Pacific Investments (T) Limited	CROWN Asia Pacific Holdings Limited	650533	British Virgin Islands

CROWN Embalagens da Amazonia Ltda.	CROWN Embalagens S.A.	04.763.786/0001-50	Brazil

Crown Brasil Holdings Ltda.	99.9% owned by Crown Americas, LLC; and .1% Foreign Manufacturers Finance Corporation	00.504.284/0001-53	Brazil

CROWN Embalagens S.A.	50% owned by Crown Brasil Holdings Ltda.	33.174.335/0001-85	Brazil

CROWN Tampas da Amazonia S.A.	CROWN Embalagens S.A.	01.008.482/0001-99	Brazil

PET HOLDING S.A.	50% owned by Crown Cork and Seal Company, Inc.	03.129.993/0001-94	Brazil

Crown Cromo Metal S.A.	CROWN Embalagens S.A.	13.146.865/0001-02	Brazil

CROWN Tampas, S.A.	CROWN Embalagens S.A.	04.569.809/0001-90	Brazil

Petropar Embalagens, S.A.	PET HOLDING S.A.		Brazil

Continental Can Canada Inc. [corporation to be wound up or dissolved]	Crown Canadian Holdings ULC	1545469	Canada

3079939 Nova Scotia Company/3079939 Compagnie de la Nouvelle Ecosse	CROWN Metal Packaging Canada LP	3079939	Nova Scotia, Canada

889273 Ontario Inc.	CROWN Metal Packaging Canada LP	889273	ON, Canada

Crown Canadian Holdings ULC	Crown European Holdings SA	3084023	Nova Scotia, Canada
CROWN Metal Packaging Canada Inc.	Crown Canadian Holdings ULC	2034260	ON, Canada

CROWN Metal Packaging Canada LP	99% owned by Crown Canadian Holdings ULC and 1% owned by CROWN Metal Packaging Canada Inc.	131192437	ON, Canada

CROWN Risdon Canada Inc.	CROWN Risdon USA, Inc.	490111	ON, Canada

CROWN Beverage Cans Huizhou Limited	99% owned by CROWN Beverage Cans Hong Kong Limited	002869	China

CROWN Beverage Cans Shanghai Limited	60% owned by CROWN Beverage Cans Hong Kong Limited	300738	China

CROWN Beverage Cans Beijing Limited	92.66% owned by CROWN Beverage Cans Hong Kong Limited	008438	China

Foshan Continental Can Co. Ltd	50% owned by CROWN Beverage Cans Hong Kong Limited	000918	China

Foshan Crown Easy-Opening End Co. Ltd	50% owned by CROWN Beverage Cans Hong Kong Limited	001089	China

Crown Colombiana, S.A.	50% owned by Crown Cork & Seal Company, Inc.	NIT: 860-013-809-8	Colombia

Prodenvases Crown	39.7% owned by Crown Cork & Seal Company, Inc.; and 4.3% owned by Foreign Manufacturers Finance Corporation	NIT: 860-013-809-8	Colombia

Packinvest Holdings Limited	50% owned by CROWN Verpackungen Deutschland GmbH		Cyprus

CROWN Senegal	77.22% owned by Crown European Holdings SA	SN DKR M 14978	Senegal

CROWN SIEM	85.2% owned by Crown European Holdings SA		Ivory Coast

Carnaud Maroc	68.12% owned by Crown European Holdings SA	Casablana 2973	Morocco

Light Metal Products SAL	39% owned by CROWN Verpakking Nederland NV		Lebanon

CROWN Cans Ghana Limited	Crown SIEM	C-57 368	Ghana

CROWN Ghana Limited	CROWN Cans Ghana Limited	C-91 094	Ghana

CROWN Pakkaus OY	Crown European Holdings SA	434-858	Finland

Crown Developpement SAS	Crown International Holdings, Inc.	403591472/00028	France

Crown European Holdings SA	Crown Developpement SAS	775721996/00194	France

Crown Cork & Seal Finance S.A.	99.96% owned by Crown Developpement SAS; and .04% owned by Societe de Participations CarnaudMetalbox SAS	352911531/00031	France

Societe de Participations CarnaudMetalbox SAS	Crown European Holdings SA	389579012/00029	France

CarnaudMetalbox Finance SA	Societe de Participations CarnaudMetalbox SAS	389581109/00011	France

CROWN Polyflex SAS	Societe de Participations CarnaudMetalbox SAS	552077695/00021	France

CROWN Bevcan France SAS	Societe de Participations CarnaudMetalbox SAS	327205373/00027	France

Butimove SARL	Societe de Participations CarnaudMetalbox SAS	402913487/00029	France

CROWN Emballage France SAS	Societe de Participations CarnaudMetalbox SAS	954200838/00108	France

Reymond SARL	75% owned by Societe de Participations CarnaudMetalbox SAS	307287300/00023	France

EOLE SA	87.2% owned by CROWN Emballage France SAS; 9.6% by Societe de Participations CarnaudMetalbox SAS; and 3.2% by CROWN Verpakking Belgie NV	382791762/00026	France

Carnaud Cofem Terradou SA	CROWN Emballage France SAS	329094858/00027	France

PP Industries	CROWN Emballage France SAS	433890639/00027	France

CMB SAS	99.96% owned by CROWN Polyflex SAS; and .04% owned by Societe de Participations CarnaudMetalbox SAS	382439826/00027	France

Societe de Participations CarnaudMetalbox Investments SAS	Societe de Participations CarnaudMetalbox SAS	449347624/00016	France

CROWN Verpackungen Deutschland GmbH	94.33% owned by Crown Cork & Seal Deutschland Holdings GmbH; .67% owned by Crown Developpement SAS and 5% owned by CROWN Verpakking Nederland NV	Braunschweig HRB 110990	Germany

CROWN Nahrungsmitteldosen Deutschland GmbH	90% owned by CROWN Verpackungen Deutschland GmbH and 10% owned by CROWN Verschlüsse Deutschland GmbH	Braunschweig HRB 110969	Germany

CROWN Verschlüsse Deutschland GmbH	Crown Cork & Seal Deutschland Holdings GmbH	Braunschweig HRB110928	Germany

CROWN Speciality Packaging Deutschland GmbH	CROWN Verpackungen Deutschland GmbH	Dûsseldorf HRB 44963	Germany

CROWN Nahrungsmitteldosen GmbH	CROWN Nahrungsmitteldosen Deutschland GmbH	Braunschweig HRB 110927	Germany

Crown Cork & Seal Deutschland Holdings GmbH	Crown European Holdings S.A.	Braunschweig HRB 111295	Germany

CROWN Hellas Can SA	72.79% owned by Societe de Participations CarnaudMetalbox SAS and 2.39% owned by Societe de Participations CarnaudMetalbox SAS	6499/06/B/86/57	Greece

CROWN Packaging, S.A.	99.50% owned by Crown Americas, LLC and .5% owned by Foreign Manufacturers Finance Corporation	NIT: 486424-7	Guatemala

CarnaudMetalbox Closures (Hong Kong) Limited	CROWN Asia Pacific Holdings Limited	494964	Hong Kong

CROWN Beverage Cans Hong Kong Limited	55.43% owned by CROWN Asia Pacific Holdings Limited	61569	Hong Kong

Constar International PET Hungaria KFT	67.5% owned by CROWN Verpakking Nederland NV	cg. 01-09-268358	Hungary

CROWN Magyarorszag Csomagoloipari KFT	99.99% owned by CROWN Emballage France SAS; and .01% owned by Societe de Participations CarnaudMetalbox SAS	cg. 13-09-068157	Hungary

CROWN Closures Europe Equipment Kft	96.67% CROWn Italcaps S.r.l. and 3.33% CROWN Magyarorszag Csomagoloipari KFT	cg. 13-09-101190	Hungary

CROWN Packaging Jamaica Limited	CarnaudMetalbox Overseas Limited		Jamaica

PT. CROWN Closures Indonesia	CROWN Beverage Cans Singapore Pte. Ltd.	01.000.802.7-005.000	Indonesia

The Irish Crown Cork Company Limited	Crown European Holdings SA	8593	Ireland

Crown Cork & Seal (Ireland) Ltd.	98.5% owned by Crown European Holdings SA; and 1.5% owned by The Irish Crown Cork Company Limited	57758	Ireland

CROWN Packaing Ireland Ltd/	CROWN Packaging UK PLC	42519	Ireland

Faba Sirma spa (owns 4.73% of its own stock)	86.8% owned by Societe de Participations CarnaudMetalbox SAS; and 8.47% owned by CROWN Bevcan Italia S.r.l.	REA Reggio Emilia 64157	Italy

CROWN Italy Finance srl	25% owned by Crown European Holdings SA; and 75% owned by Faba Sirma spa	REA Parma 228186	Italy

CROWN Bevcan Italia S.r.l.	80.2% owned by Crown European Holdings SA and 19.8% owned by CROWN Verpakking Nederland NV	REA Parma 175555	Italy

CROWN Risdon Italia S.r.l	Faba Sirma spa	REA Como 209351	Italy

FA.BA. Sud SPA (owns 3.39% of its own stock)	96.61% owned by Faba Sirma spa	REA Salerno 130379	Italy

Baroni SRL	Faba Sirma spa	REA Pavia 00786280347	Italy

Costruzione Barattoli Metallici SPA	50% owned by FA.BA. SUD Spa	REA Salerno 137094	Italy

CROWN Italcaps S.r.l	Faba Sirma spa	REA Latina 96464	Italy

CROWN Aerosols Italia Srl	Faba Sirma spa	REA Parma 175589	Italy

CROWN Italprint SPA	CROWN Italcaps S.r.l	REA Latina 13530	Italy

CROWN Italmeccanica SPA	CROWN Italcaps S.r.l	REA Latina 17668	Italy

Standfast Reinsurance S.A.	Crown European Holdings SA	Lux B 34023	Luxembourg

CROWN Société Malgache d’Emballages Métalliques (CROWN SMEM)	99.87% owned by Crown European Holdings SA	Tamatave 2003 B 00045	Madagascar

CROWN Closures Malaysia Sdn Bhd	60% owned by CROWN Asia Pacific Holdings Limited	8603-H	Malaysia

CROWN Beverage Cans Malaysia Sdn Bhd	CROWN Asia Pacific Holdings Limited	7457-U	Malaysia

CarnaudMetalbox Packaging SDN BHD	CROWN Asia Pacific Holdings Limited	1671-X	Malaysia

CROWN Envases Mexico, S.A. de C.V.	99.99% owned by Crown Mexican Holdings S. de R.L. de C.V. and .01% owned by Crown International Holdings, Inc.	9,423 CEM9105179U3	Mexico

Crown Mexican Holdings S. de R.L. de C.V.	99.9% owned by Crown European Holdings SA and .1% owned by Societe de Participations CarnaudMetalbox SA	41,414 CMH030731GH6	Mexico

CROWN Risdon Mexico, S. de R.L. de C.V.	99.9% CROWN Risdon USA, Inc. and .1% owned by Foreign Manufacturers Finance Corporation	CRM021028917	Mexico

Constar Holding de Mexico, S.A. de C.V.	99.99% owned by Crown Cork and Seal Company, Inc. and .01% owned by Foreign Manufacturers Finance Corporation	30,941 CHM910902K94	Mexico

NAFCEL	16% owned by CROWN Netherlands Investments BV	40300-49626	Saudi Arabia

CROWN Middle East Can Co. Ltd.	50% owned by Crown Cork & Seal Company, Inc.		Jordan

CROWN Emirates Company Limited	50% owned by Crown Cork & Seal Company, Inc.	Dubai 8920	United Arab Emirates

CROWN Arabia Can Company, Ltd.	40% owned by Crown Cork & Seal Company, Inc.	20500-13673	Saudi Arabia

Jeddah Beverage Can Making Co., Ltd.	CROWN Arabia Can Company Ltd.	40300-37904	Saudi Arabia

CROWN Aerosols Nederland BV	CROWN Verpakking Nederland NV	Rotterdam 24237468	Netherlands

CROWN Verpakking Nederland NV	Crown European Holdings SA	Hoorn 36042380	Netherlands

CROWN Speciality Packaging BV	CROWN Verpakking Nederland NV	Hoorn 36014044	Netherlands

Crown Netherlands Investments BV	CROWN Bevcan Türkiye Ambalaj Sanayi Ve Ticaret	Gelderland 24295881	Netherlands

CarnaudMetalbox Holdings BV	CROWN Packaging UK PLC	Hoorn 36042385	Netherlands

Crown Fish Sp z.o.o.	CROWN Packaging Polska Sp z.o.o.	KRS 0000141340	Poland

Fob Fish Spolka z orgraniczona odpowiedzialnoscia	CROWN Packaging Polska Sp z.o.o.	KRS 0000014000	Poland

CROWN Packaging Polska Sp. z.o.o.	CROWN Packaging UK PLC	KRS 0000020882	Poland

Crown Cork & Seal de Portugal Embalagens S.A. (owns .26% of its own stock)	54.55% owned by Societe de Participations CarnaudMetalbox SAS; 45.14% owned by Crown European Holdings SA; .05% Foreign Manufacturers Finance Corporation	Alcochete 00030	Portugal

Ormis Combustiveis e Transportes de Mercadorias LDA	Crown Cork & Seal de Portugal Embalagens S.A.	Alcochete 00052	Portugal

Productos Alimentares Antonio Henrique Serrano, SA	1.15% owned by Crown Cork & Seal de Portugal Embalagens S.A.	Peniche 00712	Portugal

Montifer Fabricacao de Ferramentas, LDA	60% owned by Crown Cork & Seal de Portugal Embalagens S.A.	Montijo 01304	Portugal

Ormis Embalagens dos Acores, SA	95% owned by Crown Cork & Seal de Portugal Embalagens S.A.	Lagoa 00070	Portugal

Crown Cork Kuban	Crown Netherlands Investments BV	1032329669900	Russia

CROWN Asia Pacific Holdings Limited	91.33% owned by Crown European Holdings SA; 4.22% owned by CROWN Verpakking Nederland NV; 3.38% owned by CROWN Verpackungen Deutschland GmbH; and 1.07% owned by Alpine Crown Corks Ltd.	197501817M	Singapore

CROWN Beverage Cans Singapore Pte. Ltd.	CROWN Asia Pacific Holdings Limited	199204375D	Singapore

Zeller Plastik (S.E. Asia) PTE Ltd. (In Members’ Voluntary Liquidation)	CROWN Asia Pacific Holdings Limited	198700994M	Singapore

CarnaudMetalbox Closures Asia Pacific PTE Ltd. (In Members’ Voluntary Liquidation)	CarnaudMetalbox Holdings BV	199408762H	Singapore

CROWN Packaging Slovakia, s.r.o.	CROWN Emballage France SAS	31 448 976	Slovakia

CarnaudMetalbox Food South Africa (Pty) Limited	CarnaudMetalbox Overseas Limited	1999/001778/07	South Africa

Ormis Embalajes de Espana SA	Crown Cork & Seal de Portugal Embalagens S.A.	Pontevedra 7857	Spain

CROWN Bevcan Espana, S.L.	99.9% owned by CROWN Hellas Can SA	Madrid 86-018	Spain

CROWN Embalajes Espana SL	Societe de Participations CarnaudMetalbox SAS	Madrid 306-147	Spain

Agrupacion Industrias Especiales S.A.	15.88% owned by CROWN Embalajes Espana SL	Pontevedra 6498	Spain

Envases Metalicos Manlleu SA	99.71% owned by CROWN Embalajes Espana SL	Barcelona 135852	Spain

Expansion Quimica del Ampurdan SA	20% owned by CROWN Embalajes Espana SL	Barcelona 142554	Spain

Immorenta SA	Expansion Quimica del Ampurdan SA	Barcelona 47586	Spain

CROWN Vogel AG	CROWN Emballage France SAS	CH-280.3.910.366-6	Switzerland

ZPJK Thailand Co. Ltd.	Zeller Plastik (S.E. Asia) PTE Ltd. (In Members’ Voluntary Liquidation)	12812/2533	Thailand

Interpack Business Limited	CROWN Asia Pacific Holdings Limited	2052/2536	Thailand

CROWN Food Packaging (Thailand) Public Company Limited	99.13% owned by CROWN AP (Thailand) Company Limited	Bor Mor Jor 489	Thailand

CROWN Bevcan and Closures (Thailand) Company Limited	51% owned by CROWN AP (Thailand) Company Limited and 49% owned by CROWN Food Packaging (Thailand) Public Company Limited	Bor Or Jor Sor Por 1252	Thailand

Pet Containers (Thailand) Ltd.	CROWN Asia Pacific Holdings Limited	5103/2530	Thailand

CROWN AP (Thailand) Company Limited	CROWN Asia Pacific Holdings Limited	0117354705905	Thailand

CROWN Lithography Trinidad Limited	CarnaudMetalbox Overseas Limited	C 4047(95)	Trinidad

CROWN Packaging Trinidad Limited	91.01% owned by CarnaudMetalbox Overseas Limited and 8.99% owned by Crown Canadian Holdings ULC	C 29999(95)(A)	Trinidad

CROWN Maghreb Can Company	50% owned by CROWN Asia Pacific Holdings Limited	Tunis B 2416892004	Tunisia

CROWN Bevcan Türkiye Ambalaj Sanayi Ve Ticaret	Société de Participations CarnaudMetalbox SAS	423471-371053	Turkey

Crown UK Holdings Limited	Crown Canadian Holdings ULC	3182537	UK

CROWN Aerosols UK Limited	Crown UK Holdings Limited	300739	UK

CarnaudMetalbox Group UK Limited	Crown UK Holdings Limited	2319796	UK

CarnaudMetalbox Overseas Limited	Crown UK Holdings Limited	455814	UK

Crown Cork & Seal Finance PLC	Crown UK Holdings Limited	3232909	UK

CROWN Packaging UK PLC	CarnaudMetalbox Group UK Limited	178090	UK

CarnaudMetalbox Engineering PLC	CROWN Packaging UK PLC	472767	UK

CROWN Speciality Packaging UK plc	CROWN Packaging UK PLC	2398420	UK

Alpine Crown Corks Ltd.	Crown UK Holdings Limited	526126	UK

Metal Box Employees’ Funds Trustee Limited	CarnaudMetalbox Group UK Limited	238319	UK

Metal Box Life Funds Trustee Limited	CarnaudMetalbox Group UK Limited	1428643	UK

Metal Box Pension Trustees Limited	CarnaudMetalbox Group UK Limited	1432360	UK

Metalbox Limited	50% owned by CROWN Packaging UK PLC and 50% owned by CarnaudMetalbox Group UK Limited	2431163	UK

The John Crabtree Trust Fund	CROWN Packaging UK PLC		UK

The Thomas Dowell Trust Fund	CROWN Packaging UK PLC		UK

Thomas Ashton Limited	CROWN Packaging UK PLC	1216216	UK

Can Makers Ltd.	8.5% owned by CROWN Packaging UK PLC	1729487	UK

CMB Charities Limited	CROWN Packaging UK PLC	584211	UK

Metgate Developments Limited	99.99% owned by CROWN Packaging UK PLC and .01% owned by CarnaudMetalbox Group UK Limited	1618686	UK

Carnaud Metalbox Benevolent Fund Limited (The)	CROWN Packaging UK PLC	492051	UK

Copag Trading S.A.	CROWN AMERICAS LLC	Rif: J-00213821-1 NIT: 0002121050	Uruguay

Dominguez Continental, S.A.	40% owned by Crown Cork & Seal Company, Inc. and 56.53% owned by Dominguez & CIA Caracas, S.A.	Rif: J-00116938-5 NIT: 003465985	Venezuela

Dominguez & CIA Caracas, S.A.	10% owned by Crown Cork & Seal Company, Inc.		Venezuela

CROWN Beverage Cans Hanoi Limited	76.3% owned by Crown Swire Investment Company Limited	896/GP	Vietnam

CROWN Beverage Cans Saigon Limited	70% owned by CROWN Asia Pacific Holdings Limited	759/GPNC4	Vietnam

Schedule 8.2(c)

Existing Liens

North and South America

United States

1.	MORTGAGES: ONE CROWN WAY, PHILADELPHIA, PA:

a.	$2,000,000.00 - PIDC Financing Corporation and Crown Cork & Seal Company, Inc. to PIDC Local Development Corporation dated 10/19/1995 and recorded 10/24/1995 in Mortgage Book VCS 1769 Page 169.

Assignment of Lessor’s Interest in Leases to PIDC Local Development Corporation recorded 10/24/1 995 in Deed Book VCS 997 Page 330.

Mortgage Subordination Agreement dated 04/29/1996 and recorded 05/06/1996 in Deed Book VCS 1131 Page 458.

Mortgage Subordination Agreement dated 07/01/1996 and recorded 12/30/1996 in Deed Book JTD 187 Page 41.

b.	$4,250,000.00 - PIDC Financing Corporation to The Commonwealth of Pennsylvania Department of Commerce dated 04/29/1996 and recorded 05/06/1996 in Mortgage Book VCS 1974 Page 145.

Mortgage Subordination Agreement dated 06/26/1 996, effective 07/01/1 996 and recorded 12/30/1 996 in Deed Book JTD 187 Page 47.

c.	$2,000,000.00 - PIDC Financing Corporation to The Pennsylvania Industrial Development Authority dated 07/01/1996 and recorded 12/30/1996 in Mortgage Book JTD 356 Page 513.

Mortgage Subordination Agreement between PIDC Financing Corporation, The Commonwealth of Pennsylvania Department of Commerce, Crown Cork & Seal Company, Inc., and The Pennsylvania Industrial Development Authority dated 06/26/1996, effective 07/01/1996 and recorded 12/30/1996 in Deed Book JTD 187 Page 47.

2.	CRAWFORDSVILLE, IN

a.	Mechanics Lien in favor of Dotlich, Inc., vs. T & K Maintenance and Crown Cork and Seal, dated May 13, 1996 and recorded May 14, 1996, in Miscellaneous Record 91, page 566, in the office of the Recorder of Montgomery County, Indiana.

3.	FINANCING STATEMENTS: MASSILLON, OH

a.	Financing Statement by and between Crown Cork & Seal Company, Inc., Debtor and The Chase Manhattan Bank, as Collateral Agent, Secured Party filed for record May 23, 2001 at 9:40 AM bearing Stark County Recorder’s File No. U0097365.

4.	JUDGMENTS: MASSILLON, OH

a.	Judgment filed July 9, 2001 as case number 2001CV01831.

b.	Judgment filed January 11, 2002 as case number 2002CV00126.

5.	MORTGAGES: TINICUM, PA

a.	$6,000,000.00 Carpenter Realty Corporation to Crown Financial Corporation, dated 4/9/1991 and recorded 4/11/1991 in Land Record Book 284, page 904.

b.	Assignment of Rents and Leases as in Land Record Book 284, page 942 and Amendment thereto as in Land Record Book 360, page 1961.

c.	MODIFICATION AGREEMENT: dated 9/23/1991 and recorded 10/17/1991 in Land Record Book 360, page 1954.

d.	$500,000.00 Carpenter Realty Corporation to Crown Financial Corporation, dated 11/5/1991 and recorded 7/27/1993 in Land Record Book 715, page 607.

e.	$500,000.00 Carpenter Realty Corporation to Crown Financial Corporation, dated 11/4/1991 and recorded 7/27/1993 in Land Record Book 715, page 640.

6.	EQUIPMENT LEASES — See Schedule 5(a) to the Perfection Certificate.

7.	INVENTORY LIENS — See Schedule 5(a) to the Perfection Certificate

8.	RECEIVABLES LIENS — See Schedule 5(a) to the Perfection Certificate

9.	JUDGMENTS: One Crown Way, Philadelphia, PA

a.	City of Philadelphia – L&I (MSB, 1401 JFK Boulevard) vs. Crown Cork & Seal (12345 Roosevelt Boulevard) filed 11/15/2000 in No. CE99-12-32-00951 in the amount of $272.50

10.	The items contained in Schedule 5(a) of the 2005 Perfection Certificate.

South America

1.	Lien on Crown Columbiana S.A. assets by Bancolumbia ($4.682 million)

2.	Lien on Crown Columbiana S.A. assets by Banco Ganadero ($533 thousand)

3.	Lien on Crown Columbiana S.A. assets by Corfinsura ($4.444 million)

4.	Lien on Crown Tampas Plastics machinery ($1.402 million)

Europe

1.	Crown Cork Company France Factoring Arrangement with BNP Paribas described on Schedule 6.5(c)(iii).

2.	Crown Cork Company Belgium Factoring Arrangement with Fortis Bank described on Schedule 6.5(c)(iii).

3.	Crown Cork Iberica Factoring Arrangement with La Caixa-Logrono described on Schedule 6.5(c)(iii).

4.	CMB South Africa Factoring Arrangement with Standard Bank of South Africa described on Schedule 6.5(c)(iii).

5.	Lien in favor of the Welsh Development Agency on property of Crown Packaging UK Plc located at Millard Road, Neath, Glamorgan, UK

6.	Crown Verpakking Belgie Mortgage: lien taken against real estate located at Belcrownlaan 2/6 Deurne, Beligum by Belgian Ministry of Finance, Ontuangrountoon Mechelen on June 3, 1998 to secure allegedly unpaid taxes and related interest and accessory charges.

7.	Equipment leases in Italy with a remaining balance of $3.389 million.

8.	Equipment leases in France with a remaining balance of $1.708 million.

9.	Mortgages and pledges in France on land and buildings $10.846 million

10.	Pledge of machinery of Carnaud Maroc, Casablanca ($2.745 million)

11.	Letter of Guarantee on CMB Slovakia ($948 thousand)

12.	Receivables in France (factoring) totaling $23.822 million

13.	Receivables factoring in Italy as described on Schedule 6.5(c)(iii)

14.	Lien in favor of the French tax authorities in an amoun of € 290.175 with respect to Crown Emballage

France:

Security Existing Over UK Subsidiary Borrower, UK Guarantors & Alpine Crown Corks Limited

Company	Security	Date created	Persons entitled	Status
Crown Packaging UK plc	Legal Charge	8/20/2001	Welsh Development Agency	Outstanding
Alpine Crown Corks Limited	Legal Charge	4/20/1961	Barclays Bank Ltd	Outstanding

Asia:

Liens outstanding as at 31 October 2005

Entity	Hyperion code :	Date Lien taken	Maturity Date	Counterparty	Description of Lien	Lien against which type of assets		Outstanding as at Oct 2005		Details***
					(including reason for line)			Local Curr	US$
CROWN Tuas	486	Yr 2001	Open	Utility companies	In event of any default, deposit will be deducted	Cash	S$	285,880	169,160
			2-years from date of employment	Ministry of manpower	Employer are responsible in accounting for foreign employee during their employment in Singapore	Cash	S$	225,000	133,136	When employ new foreign employee
CROWN AP (Thailand) Co., Ltd.	502	Dec-04	15 Jan. 2009	Thai Military Bank PCL	Long Term Loan	Secured by pledge of cash received from dividend income, pledge of shares	THB	1,102,500,000	27,035,510

									27,337,806

Schedule 8.4

Existing Investments

1. All investments of Crown Holdings in its Subsidiaries and of each Subsidiary in each of its Subsidiaries existing on the Effective Date.

2. See the attached list of Joint Ventures.

3. Ownership of 10%, or 1,500,000 shares, of the common stock of Constar International Inc.

Schedule 8.5(b)(i)

Permitted Transfers

Reduction of the share premium account from Crown UK Holdings, Ltd. in an amount not to exceed US$ 150,000,000; such funds to be transferred to its parent Crown Canadian Holdings ULC.

Schedule 8.5(h)

Permitted Divestitures

Business Divestitures

Dispositions disclosed to the Agent including the following:

•	Two operating facilities in Central America.

•	Minority shares in a South American joint venture.

•	Operating facility in the Midwestern United States for a combination of cash and notes. Approximately 70% of the aggregate consideration is expected to be cash.

•	Stock and/or assets of Crown Polyflex SAS

•	Stock and/or assets of Crown Risdon Italia Srl

•	Stock and/or assets of Crown Risdon USA

•	Stock and/or assets of Crown Risdon Mexico

•	Stock and/or assets of Crown Risdon Canada

•	Stock and/or assets of Crown Packaging Argentina

•	General line plant in Canada

•	Stock and/or assets of Crown Beverage Packaging Saigon (Vietnam)

•	Stock of Constar International Inc.

Real Estate Divestures

Location

United States

13, 15 & 17 Old Newton Road, Danbury, Connecticut 06810

4133 South 72nd Street, Omaha, Nebraska 68127, Douglas County

Lot 9.06 Applegarth Rd. Monroe New Jersey Middlesex County

Lot 10.02 Applegarth Rd. Monroe, New Jersey Middlesex County

One Crown Way, Philadelphia, Pennsylvania 19154, Philadelphia County

River Road, Tinicum, Pennsylvania, Delaware & Bucks County

5900 Canal Street, Houston, TX

900 West Avenue, Ocean City, NJ

Alsip, IL: 5555 West 115th Street, 60803 (Plant), 11535 South Central Avenue, 60482 (Technical Center), South Central Avenue, 60482 (parking lot)

21 Industrial Place, Middletown, NY (Beauty)

1900 North Clack Street, Abilene, TX 79603

Canada

137 John Street, Barrie, Ontario Canada (Beauty)

Argentina

Calle 9 & 19 / Lote 8 - Fraccion IV, Parque Industrial Pilr, B1629XAA Pilar, Pcia. De Buenos Aires

Laprida 4755, Cassilla Correo 072, 1603 Villa Martelli, Pcia. De Buenos Aires

Peru

Km 14 on Federico Basadre Highway, District of Yarinacocha, Puccallpa

Costa Rica

Land at Km 11.5, Autopista General Canas, Apartado Postal 504-1000, San Jose, Costa Rica

Europe

Hulsenstrasse 38, Postfach 40703, 40721 Hilden (land and house)

Edgefield Avenue, Fawdon, Newcastle-upon-Tyne NE3 3TS (land)

Dockfield Road, Shipley, West Yorkshire BD 17 7AY (land)

Perry Wood Factory, Perry Wood Walk, Worcester WR5 1EG (land)

Lake Road, Hamworthy, Poole, Dorset, BH15 4LJ , UK (land and factory building)

Land at Moxon Way, Moor Lane Trading Estate Sherburn-in-Elmet North Yorkshire, UK owned by Corwn Packaging UK Plc

Land at Oddicroft Lane, Sutton-In-Ashfield, Nottinghamshire UK owned by Crown Packaging UK Plc

Property at Hildesheimer Strasse 65, 38114 Braunschweig Germany owned by Crown Cork & Seal Deutschland Holdings GmbH

Land at 252 Route de Revel, Toulouse 31000, France owned by Societe de Participations CarnaudMetalbox

Land and factory buildings at three existing Food plants in Spain (Valencia, Logrono & Murcia) property owned by Crown Embalajes de Espana SL

Land at Miravalles plant owned by Crown Embalajes Espana SL

Land owned in Apprilla Italy by Crown Italcaps Srl

Land in Concarneau, France owned by Crown Cork Company SA

Malayasia

41 Jalan Tampoi, 8102 Johor Bahru

Schedule 8.8

Specified Subsidiary

CROWN Hellas Can SA

Schedule 8.9(f)

Transactions with Affiliates

1. Joint Ventures (as described on, and attached to, Schedule 8.4)

2. Agreements with Constar International Inc. and its affiliates.

Schedule 8.10

Restrictive Agreements

North and South America

1. Restrictions as provided in the agreements governing the Existing Unsecured Debt and the First-Priority Debt.

2. Investments of Crownway Insurance Company which are restricted by the Vermont Insurance Commission.

Europe

1. Investments of Standfast Reinsurance S.A. are restricted by the insurance commission in Luxembourg.

Asia-Pacific

1.	Restrictions as provided in the agreement for multi-currency working capital / foreign exchange facilities between BNP Paribas and CROWN Asia Pacific Holdings Limited / CROWN Beverage Cans Singapore Pte Ltd.

2.	Restrictions as provided in the agreement for foreign exchange facilities between Standard Chartered Bank and CROWN Asia Pacific Holdings Limited / CROWN Beverage Cans Singapore Pte Ltd.

3.	Restrictions as provided in the agreement for short-term banking / foreign exchange facilities between DBS Bank Ltd and CROWN Asia Pacific Holdings Limited.

4.	Restrictions as provided in the agreement for letters of guarantee / foreign exchange facilities between DBS Bank Ltd and CROWN Beverage Cans Singapore Pte Ltd.

5.	Restrictions as provided in the agreement for letters of guarantee / foreign exchange facilities between OCBC Bank and CROWN Closures Malaysia Sdn Bhd.

6.	Restrictions as provided in the agreement for documentary credit facility between ANZ Bank, Ho Chi Minh City and CROWN Beverage Cans Saigon Limited.

7.	Restrictions as provided in the agreement for documentary credit / overdraft facilities between ANZ Bank, Ho Chi Minh City and CROWN Beverage Cans Hanoi Limited.

8.	Restrictions as provided in the agreement for credit facilities between UOB Radanasin Bank and CROWN Food Packaging (Thailand) Public Company Limited / CROWN Bevcan and Closures (Thailand) Company Limited.

9.	Restrictions as provided in the agreement for multi-purpose / foreign exchange facilities between BNP Paribas and CROWN Food Packaging (Thailand) Public Company Limited.

10.	Restrictions as provided in the agreement for documentary credit / import loan facilities between The Hong Kong and Shanghai Banking Corporation Limited, Shanghai Branch and CROWN Beverage Cans Shanghai Limited.

11.	Restrictions as provided in the Credit Facilities Agreement between Thai Military Bank Public Company Limited and CROWN AP (Thailand) Company Limited.

12.	Restrictions as provided in the Guarantee Agreement between Thai Military Bank Public Company Limited and CROWN Asia Pacific Holdings Limited.

13.	Restrictions as provided in the Letters of Undertaking to Thai Military Bank Public Company Limited from CROWN Bevcan and Closures (Thailand) Company Limited and CROWN Food Packaging (Thailand) Public Company Limited.